As filed with the Securities and Exchange Commission on July 20, 2021
No. 333-256057

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
JAWS SPITFIRE ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)
Cayman Islands*	6770	98-1556965
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1601 Washington Avenue, Suite 800
Miami Beach, FL 33139
(305) 695-5500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Matthew Walters
1601 Washington Avenue, Suite 800
Miami Beach, FL 33139
(305) 695-5500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications, including communications sent to agent for service, should be sent to:
Christian O. Nagler, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Tel: (212) 446-4800 Fax: (212) 446-4900	Steven Levine, Esq. Per B. Chilstrom, Esq. Julia Forbess, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 Tel: (650) 335-8500
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(4)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
New Velo3D Common Stock(1)	242,572,312	$10.00(5)	$2,425,723,120	$264,647(8)
New Velo3D Common Stock issuable upon exercise of warrants(2)	13,746,367	$11.50(6)	$158,083,221	$17,247(8)
Warrants to purchase New Velo3D Common Stock(3)	13,511,000	$1.65(7)	$22,293,150	$2,433(8)
Total	269,829,679			$284,327(8)(9)

(1)
The number of shares of New Velo3D Common Stock (as defined below) being registered represents (i) 34,500,000 Class A ordinary shares (as defined below) of JAWS Spitfire (as defined below) that were registered pursuant to the Registration Statement on Form S-1 (SEC File Nos. 333-250151 and 333-251085) and offered by JAWS Spitfire in its initial public offering; (ii) 8,625,000 Class B ordinary shares (as defined below) held by JAWS Spitfire’s initial shareholders; (iii) up to 192,668,711 shares of New Velo3D Common Stock estimated to be issued to the equityholders of Velo3D in connection with the Business Combination described in the proxy statement/prospectus (as defined below), based on the sum of (a) the 167,668,711 shares of New Velo3D Common Stock issuable upon the consummation of the Business Combination, without giving effect to downward adjustments, and (b) up to 25,000,000 shares of New Velo3D Common Stock that may be issued after such date for certain equity holders of New Velo3D pursuant to the earnout provisions of the Business Combination Agreement described herein; and (iv) up to 6,778,601 shares of New Velo3D Common Stock that may be issued to holders of the outstanding Velo3D Convertible Notes (as defined below) upon conversion of such notes. The Class A ordinary shares and Class B ordinary shares of JAWS Spitfire will automatically be converted by operation of law into shares of New Velo3D Common Stock as a result of the Domestication (as defined below).

(2)
Represents shares of New Velo3D Common Stock to be issued upon the exercise of (i) 8,625,000 public warrants (as defined below), (ii) 4,450,000 private placement warrants (as defined below) and (iii) up to 436,000 warrants exercisable for up to 671,367 shares of New Velo3D Common Stock that will be issued to the warrantholders of Velo3D in connection with the Business Combination described in the proxy statement/prospectus. The warrants will convert into warrants to acquire shares of New Velo3D Common Stock as a result of the Domestication.

(3)
The number of warrants to acquire shares of New Velo3D Common Stock being registered represents (i) 8,625,000 public warrants, (ii) 4,450,000 private placement warrants and (iii) up to 436,000 warrants exercisable for up to 671,367 shares of New Velo3D Common Stock that will be issued to the warrantholders of Velo3D in connection with the Business Combination described in the proxy statement/prospectus.

(4)
Pursuant to Rule 416(a) of Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of JAWS Spitfire on the New York Stock Exchange (“NYSE”) on May 7, 2021 ($10.00 per Class A ordinary share). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(6)
Represents the exercise price of the warrants.

(7)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the JAWS Spitfire public warrants on the NYSE on May 7, 2021 ($1.65 per warrant). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(8)
Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.

(9)
Previously paid.

*
Immediately prior to the consummation of the Business Combination, JAWS Spitfire intends to effect a deregistration under Part XII the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which JAWS Spitfire’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Velo3D, Inc.” upon the consummation of the Domestication. As used herein, “New Velo3D” refers to New Velo3D after giving effect to the Domestication.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION, DATED JULY 20, 2021
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF JAWS SPITFIRE ACQUISITION CORPORATION
PROSPECTUS FOR
256,318,679 SHARES OF COMMON STOCK AND 13,746,367 WARRANTS OF JAWS SPITFIRE ACQUISITION CORPORATION
(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL BE RENAMED VELO3D, INC. IN CONNECTION WITH THE DOMESTICATION DESCRIBED HEREIN)
The board of directors of JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company (“JAWS Spitfire”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement, dated March 22, 2021 (as amended on July 20, 2021, and as it may be amended and supplemented from time to time, the “Business Combination Agreement”), by and among JAWS Spitfire, Spitfire Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Velo3D, Inc., a Delaware corporation (“Velo3D”), a copy of which is attached to the proxy statement/prospectus as Annex A, including the domestication of JAWS Spitfire as a Delaware corporation (the “Domestication”). As described in this proxy statement/prospectus, JAWS Spitfire’s shareholders are being asked to consider a vote upon each of the Domestication and the Business Combination, among other items. As used in this proxy statement/prospectus, “New Velo3D” refers to JAWS Spitfire after giving effect to the consummation of the Domestication and the Business Combination.
In connection with the Domestication, on the Closing Date and prior to the Effective Time (as defined below), (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), and each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of JAWS Spitfire will be converted into one share of common stock par value $0.0001 per share of New Velo3D (collectively, the “New Velo3D Common Stock”); (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of JAWS Spitfire will automatically represent the right to purchase one share of New Velo3D Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the JAWS Spitfire warrant agreement; (iii) the governing documents of JAWS Spitfire will be amended and restated and become the certificate of incorporation and the bylaws of New Velo3D as described in this proxy statement/prospectus; and (iv) JAWS Spitfire’s name will change to “Velo3D, Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of JAWS Spitfire that has not been previously separated into the underlying Class A ordinary shares of JAWS Spitfire and the underlying warrants of JAWS Spitfire prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Velo3D Common Stock and one-fourth of one warrant representing the right to purchase one share of New Velo3D Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the JAWS Spitfire warrant agreement.
On the date of Closing, promptly following the consummation of the Domestication, Merger Sub will merge with and into Velo3D (the “Merger”), with Velo3D as the surviving company in the Merger, and after giving effect to the Merger, Velo3D will be a wholly owned subsidiary of JAWS Spitfire (the time that the Merger becomes effective being referred to as the “Effective Time”).
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) outstanding shares and options of Velo3D will be exchanged for shares of New Velo3D Common Stock or comparable options that are exercisable for shares of New Velo3D Common Stock, as applicable, based on an implied equity value of Velo3D of $1.5 billion; (ii) outstanding Velo3D Warrants not terminated pursuant to their terms will be exchanged for comparable warrants that are exercisable for shares of New Velo3D Common Stock based on the number of shares of New Velo3D Common Stock such holder would have received if it had exercised such warrant immediately prior to the effective time of the Merger; and (iii) outstanding Convertible Notes will remain outstanding and become convertible into shares of New Velo3D Common Stock in accordance with their terms. The numbers of shares of New Velo3D Common Stock subject to the comparable options into which Velo3D options are exchanged will be deemed to be granted under the proposed Velo3D, Inc. Equity Incentive Plan, reducing the number of shares otherwise available for issuance thereunder. The market value of the shares to be issued could vary significantly from the market value as of the date of this proxy statement/prospectus. It is anticipated that, upon completion of the Business Combination, (i) the Velo3D Shareholders will own, collectively, approximately 70.6% of the outstanding New Velo3D Common Stock, and (ii) JAWS Spitfire’s public shareholders will own approximately 17.3% of the outstanding New Velo3D Common Stock, in each case, assuming that none of JAWS Spitfire’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 75.3% and 11.8%, respectively, assuming that, all of JAWS Spitfire’s outstanding public shares are redeemed in connection with the Business Combination. These percentages

(i) assume that 140,985,038 shares of New Velo3D Common Stock are issued to the holders of shares of common stock of Velo3D at Closing (including the holders of Velo3D warrants that will settle and terminate pursuant to their terms prior to completion of the Business Combination) and the holders of preferred stock of Velo3D that will convert to shares of common stock of Velo3D pursuant to their terms prior to completion of the Business Combination, which would be the number of shares of New Velo3D Common Stock issued to these holders if Closing were to occur on , 2021; (ii) are based on 15,500,000 shares of New Velo3D Common Stock to be issued in the PIPE Financing; (iii) do not take into account any exercise of public warrants or private placement warrants to purchase New Velo3D Common Stock that will be outstanding immediately following Closing; (iv) do not take into account any shares of New Velo3D Common Stock underlying vested and unvested options that will be held by equityholders of Velo3D immediately following Closing; (v) do not take into account any exercise of New Velo3D Warrants (other than those that will settle and terminate pursuant to their terms prior to completion of the Business Combination) that will be outstanding immediately following Closing; and (vi) do not take into account shares of New Velo3D Common Stock underlying Convertible Notes that will be outstanding immediately following Closing. If the actual facts are different than these assumptions, the ownership percentages in New Velo3D will be different.
This prospectus covers 256,318,679 shares of New Velo3D Common Stock (including shares issuable upon exercise of the warrants described above, but excluding vested options) and 13,511,000 warrants to acquire shares of New Velo3D Common Stock to be issued in connection with the Domestication. The number of shares of New Velo3D Common Stock that this prospectus covers represents the maximum number of shares that may be issued to holders of shares and outstanding options of Velo3D in connection with the Business Combination (as more fully described in this proxy statement/prospectus), together with the shares issued or issuable to the existing shareholders and warrant holders of JAWS Spitfire in connection with the Business Combination.
In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, JAWS Spitfire entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and JAWS Spitfire has agreed to issue and sell to the PIPE Investors, an aggregate of 15,500,000 shares of New Velo3D Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $155,000,000 (the “PIPE Financing”). The shares of New Velo3D Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. JAWS Spitfire will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
JAWS Spitfire’s units, public shares and public warrants are currently listed on the NYSE under the symbols “SPFR.U,” “SPFR” and “SPFR WS,” respectively. JAWS Spitfire will apply for listing, to be effective at the time of the Business Combination, of New Velo3D Common Stock and warrants on the NYSE under the proposed symbols “VLD” and “VLD WS,” respectively. It is a condition of the consummation of the Business Combination that JAWS Spitfire receive confirmation from the NYSE that New Velo3D has been conditionally approved for listing on the NYSE, but there can be no assurance such listing condition will be met or that JAWS Spitfire will obtain such confirmation from the NYSE. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the NYSE condition set forth in the Business Combination Agreement is waived by the applicable parties.
The accompanying proxy statement/prospectus provides shareholders of JAWS Spitfire with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of JAWS Spitfire. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in its entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 31 of the accompanying proxy statement/prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated            , 2021, and
is first being mailed to JAWS Spitfire’s shareholders on or about            , 2021.

JAWS SPITFIRE ACQUISITION CORPORATION
1601 Washington Avenue, Suite 800
Miami Beach, Florida 33139
Dear JAWS Spitfire Acquisition Corporation Shareholders:
You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company (“JAWS Spitfire”), at 9:00 a.m., Eastern Time, on            , 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
As all shareholders will no doubt be aware, due to the current novel coronavirus (“COVID-19”) global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the extraordinary general meeting to also be held virtually over the Internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association.
As further described in the accompanying proxy statement/prospectus, in connection with the Domestication, on the Closing Date and prior to the Effective Time (as described below), among other things, (i) JAWS Spitfire will change its name to “Velo3D, Inc.”; (ii) each outstanding Class A ordinary share of JAWS Spitfire and each outstanding Class B ordinary share of JAWS Spitfire will become one share of New Velo3D Common Stock, and each outstanding warrant of JAWS Spitfire will become one warrant to purchase one share of New Velo3D Common Stock; and (iii) the governing documents of JAWS Spitfire will be amended and restated. As used in the accompanying proxy statement/prospectus, “New Velo3D” refers to JAWS Spitfire after giving effect to the Domestication and the Business Combination.
At the extraordinary general meeting, JAWS Spitfire shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal,” to approve and adopt the Business Combination Agreement (and the transactions contemplated thereby), dated as of March 22, 2021 (as amended on July 20, 2021, and as it may be amended and supplemented from time to time, the “Business Combination Agreement”), by and among JAWS Spitfire, Merger Sub and Velo3D, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, including the transactions contemplated thereby.
As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:
(a)
On the Closing Date, prior to the time at which the Effective Time occurs, JAWS Spitfire will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which JAWS Spitfire will change its name to “Velo3D, Inc.” (“New Velo3D”) (for further details, see “Proposal No. 2 — The Domestication Proposal”).

(b)
Merger Sub will merge with and into Velo3D (the “Merger”), with Velo3D as the surviving company in the Merger, and after giving effect to such Merger, Velo3D shall be a wholly owned subsidiary of JAWS Spitfire. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) outstanding shares and options of Velo3D will be exchanged for shares of New Velo3D Common Stock or comparable options that are exercisable for shares of New Velo3D Common Stock, as applicable, based on an implied equity value of Velo3D of $1.5 billion; (ii) outstanding Velo3D Warrants not terminated pursuant to their terms will be exchanged for comparable warrants that are exercisable for shares of New Velo3D Common Stock based on the number of shares of New Velo3D Common Stock such holder would have received if it had exercised such warrant immediately prior to the effective time of the Merger; and (iii) outstanding Convertible Notes will remain outstanding and become convertible into shares of New Velo3D Common Stock in accordance with their terms.

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, JAWS Spitfire entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and JAWS Spitfire has agreed to issue and sell to the PIPE Investors, an aggregate of 15,500,000 shares of New Velo3D Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $155,000,000 (the “PIPE Financing”). The shares of New Velo3D Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. JAWS Spitfire will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
You will also be asked to consider and vote upon (a) a proposal to approve and adopt the Proposed Governing Documents (as defined below) upon the Domestication (the “Charter Proposal”); (b) on a nonbinding advisory basis, certain material differences between JAWS Spitfire’s existing amended and restated memorandum and articles of association (the “Existing Governing Documents”) and the proposed new certificate of incorporation of New Velo3D and the proposed new bylaws of New Velo3D upon the Domestication, copies of which are attached to the accompanying proxy statement/prospectus as Annexes C and D, respectively, which are referred to herein collectively as the “Governing Documents Proposals”; (c) a proposal to approve, for purpose of complying with NYSE Listing Rule 312.03, the issuance of New Velo3D Common Stock in connection with the Business Combination and the PIPE Financing, which is referred to herein as the “NYSE Proposal”; (d) a proposal to approve and adopt the Velo3D, Inc. 2021 Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex I, which is referred to herein as the “Incentive Award Plan Proposal”; (e) a proposal to approve and adopt the Velo3D, Inc. 2021 Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex J, which is referred to herein as the “Employee Stock Purchase Plan Proposal”; and (f) a proposal to adjourn the extraordinary general meeting to a later date or dates to the extent necessary, which is referred to herein as the “Adjournment Proposal.”
The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the NYSE Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. None of the Governing Documents Proposals, which will be voted upon on a nonbinding advisory basis, or the Adjournment Proposal is conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to JAWS Spitfire shareholders or if, as of the time for which the extraordinary general meeting is scheduled, there are insufficient JAWS Spitfire ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting; (B) in order to solicit additional proxies from JAWS Spitfire shareholders in favor of one or more of the proposals at the extraordinary general meeting; or (C) if JAWS Spitfire shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by JAWS Spitfire from the trust account in connection with the Business Combination, together with the aggregate gross proceeds from the PIPE Financing, equal no less than $350,000,000 after deducting JAWS Spitfire’s unpaid expenses, liabilities, and any amounts paid to JAWS Spitfire shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied (such aggregate proceeds, the “Aggregate Transaction Proceeds,” and such condition to the consummation of the Business Combination, the “Aggregate Transaction Proceeds Condition”).
In connection with the Business Combination, certain related agreements have been, or will be, entered into on or prior to the closing of the Business Combination, including the Subscription Agreements, Transaction Support Agreements, the Sponsor Letter Agreement and the Amended and Restated Registration

Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal — Related Agreements” in the accompanying proxy statement/prospectus for more information.
Pursuant to the Existing Governing Documents, a holder of JAWS Spitfire’s public shares (a “public shareholder”) may request that JAWS Spitfire redeem all or a portion of such public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), JAWS Spitfire’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, New Velo3D will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of JAWS Spitfire’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of            , 2021, this would have amounted to approximately $     per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication, and accordingly, it is shares of New Velo3D Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of JAWS Spitfire — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
Sponsor and each of Messrs. Andrew Appelbaum and Mark Vallely, and Ms. Serena Williams (collectively, the “initial shareholders”) have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the initial shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.
The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will JAWS Spitfire redeem public shares in an amount that would cause New Velo3D’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the JAWS Spitfire shareholder redemptions.
JAWS Spitfire is providing the accompanying proxy statement/prospectus and accompanying proxy card to JAWS Spitfire’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by JAWS Spitfire’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of JAWS Spitfire’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in its entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 31 of the accompanying proxy statement/prospectus.
After careful consideration, the board of directors of JAWS Spitfire has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to JAWS Spitfire’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of JAWS Spitfire, you should keep in mind that JAWS Spitfire’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of JAWS Spitfire’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of each of the Domestication Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Each of the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the NYSE Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Governing Documents Proposals are voted upon on a nonbinding advisory basis only.
Your vote is very important.   Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. None of the Governing Documents Proposals, which will be voted upon on a nonbinding advisory basis, or the Adjournment Proposal is conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES BE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO JAWS SPITFIRE’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME,

PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT / WITHDRAWAL AT CUSTODIAN (DWAC) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of JAWS Spitfire’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
Barry S. Sternlicht
Chairman of the Board of Directors
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated            , 2021 and is first being mailed to shareholders on or about            , 2021.

JAWS SPITFIRE ACQUISITION CORPORATION
1601 Washington Avenue, Suite 800
Miami Beach, Florida 33139
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON        , 2021
TO THE SHAREHOLDERS OF JAWS SPITFIRE ACQUISITION CORPORATION:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company (“JAWS Spitfire”), will be held at 9:00 am, Eastern Time, on        , 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
As all shareholders will no doubt be aware, due to the current novel coronavirus (“COVID-19”) global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the extraordinary general meeting to also be held virtually over the Internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:
•
Proposal No. 1 — The Business Combination Proposal — RESOLVED, as an ordinary resolution, that JAWS Spitfire’s entry into the Business Combination Agreement, dated as of March 22, 2021 (as amended on July 20, 2021, and as it may be amended and supplemented from time to time, the “Business Combination Agreement”), by and among JAWS Spitfire, Merger Sub, and Velo3D, a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de registration of JAWS Spitfire as an exempted company in the Cayman Islands and the continuation and domestication of JAWS Spitfire as a corporation in the State of Delaware with the name “Velo3D, Inc.,” (a) Merger Sub will merge with and into Velo3D (the “Merger”), with Velo3D as the surviving company in the Merger, and after giving effect to such Merger, Velo3D shall be a wholly owned subsidiary of JAWS Spitfire and (b) at the Effective Time, (i) outstanding shares and options of Velo3D will be exchanged for shares of New Velo3D Common Stock or comparable options that are exercisable for shares of New Velo3D Common Stock, as applicable, based on an implied equity value of Velo3D of $1.5 billion, (ii) outstanding Velo3D Warrants not terminated pursuant to their terms will be exchanged for comparable warrants that are exercisable for shares of New Velo3D Common Stock based on the number of shares of New Velo3D Common Stock such holder would have received if it had exercised such warrant immediately prior to the effective time of the Merger and (iii) outstanding Convertible Notes will remain outstanding and become convertible into shares of New Velo3D Common Stock in accordance with their terms; certain related agreements (including the Sponsor Letter Agreement, the Subscription Agreements, the Transaction Support Agreements and the Amended and Restated Registration Rights Agreement, each in the form attached to the proxy statement/prospectus as Annex E, Annex F, Annex H and Annex G, respectively); and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.

•
Proposal No. 2 — Domestication Proposal — RESOLVED, as a special resolution, that JAWS Spitfire be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being deregistered in the Cayman Islands, JAWS Spitfire be continued and domesticated as a corporation under the laws of the state of Delaware.

•
Proposal No. 3 — Charter Proposal — RESOLVED, as a special resolution, that (i) the Memorandum and Articles of Association of JAWS Spitfire (the “Existing Governing Documents”) be amended and restated by the proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws” and, together with the Proposed

Certificate of Incorporation, the “Proposed Governing Documents”) of JAWS Spitfire (a corporation incorporated in the State of Delaware, assuming the Domestication Proposal and the filing with and acceptance by the Secretary of State of Delaware of the Certificate of Corporate Domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)); (ii) the post-Business Combination corporate name is changed from “JAWS Spitfire Acquisition Corporation” to “Velo3D, Inc.”; and (iii) the authorized share capital be increased from 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share, to 500,000,000 shares of common stock, par value $0.0001 per share, of New Velo3D and 10,000,000 shares of preferred stock, par value $0.0001 per share, of New Velo3D.
•
Governing Documents Proposals — RESOLVED, to consider and vote upon, on a nonbinding advisory basis, certain governance provisions in the Proposed Certificate of Incorporation (such proposals, collectively, the “Governing Documents Proposals”) to approve the following material differences between the Existing Governing Documents and the Proposed Governing Documents:

•
Proposal No. 4 — Governing Documents Proposal A —  an amendment to change the authorized share capital of JAWS Spitfire from (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share, and (iii) 1,000,000 preference shares, par value $0.0001 per share, to (a) 500,000,000 shares of common stock, par value $0.0001 per share, of New Velo3D and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share, of New Velo3D be approved on a nonbinding advisory basis.

•
Proposal No. 5 — Governing Documents Proposal B —  an amendment to authorize the New Velo3D Board to issue any or all shares of New Velo3D Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Velo3D Board and as may be permitted by the Delaware General Corporation Law be approved on a nonbinding advisory basis.

•
Proposal No. 6 — Governing Documents Proposal C — an amendment to authorize the removal of the ability of New Velo3D stockholders to take action by written consent in lieu of a meeting be approved on a nonbinding advisory basis.

•
Proposal No. 7 — Governing Documents Proposal D — an amendment to authorize the amendment and restatement of the Existing Governing Documents be approved in accordance with the Charter Proposal, (i) changing the post-Business Combination corporate name from “JAWS Spitfire Acquisition Corporation” to “Velo3D, Inc.” as more fully set out in the Charter Proposal (which is expected to occur upon the consummation of the Domestication), (ii) making New Velo3D’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved on a nonbinding advisory basis.

•
Proposal No. 8 — The NYSE Proposal — RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of New Velo3D Common Stock in connection with the Business Combination and the PIPE Financing be approved.

•
Proposal No. 9 — The Incentive Award Plan Proposal — RESOLVED, as an ordinary resolution, that the Velo3D, Inc. 2021 Equity Incentive Plan, a copy of which is attached to the proxy statement/ prospectus as Annex I, be adopted and approved.

•
Proposal No. 10 — The Employee Stock Purchase Plan Proposal — RESOLVED, as an ordinary resolution, that the Velo3D, Inc. 2021 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved.

•
Proposal No. 11 — The Adjournment Proposal — RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to JAWS Spitfire shareholders or if, as of the time for which the extraordinary general meeting is scheduled, there are insufficient JAWS Spitfire ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting; (B) in order to solicit additional proxies from JAWS Spitfire shareholders in favor of one or more of the proposals at the extraordinary general meeting; or (C) if JAWS Spitfire shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by JAWS Spitfire from the trust account in connection with the Business Combination, together with aggregate gross proceeds from the PIPE Financing, equal no less than $350,000,000 after deducting JAWS Spitfire’s unpaid expenses, liabilities, and any amounts paid to JAWS Spitfire shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the extraordinary general meeting be approved.
Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the NYSE Proposal, the Incentive Award Plan Proposal and the Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. None of the Governing Documents Proposals, which will be voted upon on a non-binding advisory basis, or the Adjournment Proposal is conditioned upon the approval of any other proposal.
These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of ordinary shares of JAWS Spitfire at the close of business on        , 2021 are entitled to notice of, and to vote and have their votes counted at, the extraordinary general meeting and any adjournment of the extraordinary general meeting. This proxy statement/prospectus and accompanying proxy card is being provided to JAWS Spitfire’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at, any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of JAWS Spitfire’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in its entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 31 of this proxy statement/prospectus.
After careful consideration, the board of directors of JAWS Spitfire has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to JAWS Spitfire’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of JAWS Spitfire, you should keep in mind that JAWS Spitfire’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of JAWS Spitfire’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Existing Governing Documents, a public shareholder may request of JAWS Spitfire that New Velo3D redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, JAWS Spitfire’s transfer agent, in which you (i) request that New Velo3D redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)
deliver your public shares to Continental, JAWS Spitfire’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on        , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, JAWS Spitfire’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, JAWS Spitfire’s transfer agent, New Velo3D will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of JAWS Spitfire’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of               , 2021, this would have amounted to approximately $        per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication, and accordingly, it is shares of New Velo3D Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of JAWS Spitfire — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.
The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will JAWS Spitfire redeem public shares in an amount that would cause New Velo3D’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the JAWS Spitfire shareholder redemptions.
The approval of each of the Domestication Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Each of the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the NYSE Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The Governing Documents Proposals are voted upon on a nonbinding advisory basis only. All shareholders of JAWS Spitfire are cordially invited to attend the extraordinary general meeting in person. To ensure your representation at the extraordinary general meeting, however, you are urged to mark, sign and date the enclosed proxy card and return it as soon as possible in the pre-addressed postage paid envelope provided.
Your vote is very important.   Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. None of the Governing Documents Proposals, which will be voted upon on a nonbinding advisory basis, or the Adjournment Proposal is conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing             .info@investor.morrowsodali.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of JAWS Spitfire Acquisition Corporation,
Barry S. Sternlicht
Chairman of the Board of Directors
           , 2021.
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE SHAREHOLDER PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES BE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO JAWS SPITFIRE’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES FOR REDEMPTION BY EITHER DELIVERING YOUR SHARE

CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT/WITHDRAWAL AT CUSTODIAN (DWAC) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE TENDERED SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO THE APPLICABLE SHAREHOLDER. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE THE SECTION ENTITLED “EXTRAORDINARY GENERAL MEETING OF JAWS SPITFIRE — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

Page
ADDITIONAL INFORMATION	iii
MARKET AND INDUSTRY DATA	iii
TRADEMARKS	iii
SELECTED DEFINITIONS	iii
QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF JAWS SPITFIRE	vii
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	29
RISK FACTORS	31
EXTRAORDINARY GENERAL MEETING OF JAWS SPITFIRE	80
BUSINESS COMBINATION PROPOSAL	87
DOMESTICATION PROPOSAL	118
CHARTER PROPOSAL	121
GOVERNING DOCUMENTS PROPOSALS	122
GOVERNING DOCUMENTS PROPOSAL A — ADVISORY VOTE ON THE APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	126
GOVERNING DOCUMENTS PROPOSAL B — ADVISORY VOTE ON THE APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW VELO3D AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	128
GOVERNING DOCUMENTS PROPOSAL C — ADVISORY VOTE ON THE APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	130
GOVERNING DOCUMENTS PROPOSAL D — ADVISORY VOTE ON THE APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS	131
THE NYSE PROPOSAL	134
INCENTIVE AWARD PLAN PROPOSAL	136
EMPLOYEE STOCK PURCHASE PLAN PROPOSAL	141
ADJOURNMENT PROPOSAL	145
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DOMESTICATION TO JAWS SPITFIRE SHAREHOLDERS	147
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	163
INFORMATION ABOUT JAWS SPITFIRE	182
JAWS SPITFIRE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	196
INFORMATION ABOUT VELO3D	202
VELO3D’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	214
EXECUTIVE COMPENSATION	234
MANAGEMENT OF NEW VELO3D FOLLOWING THE BUSINESS COMBINATION	239
BENEFICIAL OWNERSHIP OF SECURITIES	250
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	254
COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS	258

i

ADDITIONAL INFORMATION
You may request copies of this proxy statement/prospectus and any other publicly available information concerning JAWS Spitfire, without charge, by written request to JAWS Spitfire Acquisition Corporation, 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139, or by telephone request at (305) 695-5500; or from Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing      .com; or from the SEC through the SEC website at http://www.sec.gov.
In order for JAWS Spitfire’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of JAWS Spitfire to be held on      , 2021, you must request the information no later than five business days prior to the date of the extraordinary general meeting, by        , 2021.
MARKET AND INDUSTRY DATA
Information contained in this proxy statement/prospectus concerning the market and the industry in which Velo3D competes, including its market position, general expectations of market opportunity and market size, is based on information from various third-party sources, assumptions made by Velo3D based on such sources and Velo3D’s knowledge of the markets for its services and solutions. Any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. These third party sources include the following reports and publications (the “Market and Industry Reports”):
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Investment Casting Market Size, Share & Trends Analysis Report By Application (Aerospace & Defense, Energy Technology), By Region (North America, Europe, APAC, Central & South America, MEA), And Segment Forecasts, 2020 – 2027, October 2020

•
Market Research Future, Global Metal Forging Market, February 2021

•
Technavio, Metal Machining Market by End-user and Geography 2020 – 2024, 2020

•
ResearchAndMarkets.com, Braze Alloys – Global Market Trajectory & Analytics, April 2021

•
SmarTech Analysis, Q3 2020 Market Report

The industry in which Velo3D operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the section entitled “Risk Factors — Risks Related to Velo3D’s Business and New Velo3D following the Business Combination” and elsewhere in this proxy statement/prospectus.
TRADEMARKS
This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
SELECTED DEFINITIONS
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:
•
“Articles of Association” are to the amended and restated articles of association of JAWS Spitfire;

•
“Business Combination” are to the Domestication, the Merger and other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;

•
“Business Combination Agreement” are to that certain Business Combination Agreement, dated March 22, 2021, by and among JAWS Spitfire, Merger Sub and Velo3D, as amended on July 20, 2021, and as it may be amended and supplemented from time to time;

•
“Cayman Islands Companies Act” are to the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time;

•
“Charter Proposal” are to Proposal No. 3 to approve the Proposed Certificate of Incorporation of JAWS Spitfire.

•
“Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of JAWS Spitfire, which will automatically convert, on a one-for-one basis, into shares of New Velo3D Common Stock in connection with the Domestication;

•
“Class B ordinary shares” or “Founder Shares” are to the 8,625,000 Class B ordinary shares, par value $0.0001 per share, of JAWS Spitfire outstanding as of the date of this proxy statement/prospectus that were initially issued to our Sponsor in a private placement prior to our initial public offering and of which 50,000 shares were transferred to Messrs. Appelbaum and Vallely (25,000 shares each) in November 2020, and 25,000 shares were transferred to Ms. Williams in December 2020, and, in connection with the Domestication, will automatically convert, on a one-for-one basis, into shares of New Velo3D Common Stock;

•
“Closing” are to the closing of the Business Combination;

•
“Closing Date” are to that date that is in no event later than the third business day following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described under the section entitled “Business Combination Proposal — Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other date as JAWS Spitfire and Velo3D may agree in writing;

•
“Condition Precedent Proposals” are to the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the NYSE Proposal, the Incentive Award Plan Proposal and the Employee Stock Purchase Plan Proposal, collectively;

•
“Continental” are to Continental Stock Transfer & Trust Company;

•
“Convertible Notes” are to the Convertible Promissory Notes by and between certain holders thereof and Velo3D dated January 5, 2021;

•
“Domestication” are to the transfer by way of continuation and deregistration of JAWS Spitfire from the Cayman Islands and the continuation and domestication of JAWS Spitfire as a corporation incorporated in the State of Delaware;

•
“Effective Time” are to the time at which the Merger becomes effective;

•
“Equity Incentive Plan” are to the Velo3D, Inc. 2021 Equity Incentive Plan to be considered for adoption and approval by the shareholders pursuant to the Incentive Award Plan Proposal;

•
“ESPP” are to the New Velo3D 2021 Employee Stock Purchase Plan to be considered for adoption and approval by the shareholders pursuant to the Employee Stock Purchase Plan Proposal;

•
“extraordinary general meeting” are to the extraordinary general meeting of JAWS Spitfire at 9:00 a.m., Eastern Time, on        , 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. As part of our precautions regarding the novel coronavirus or COVID-19, we are planning for the extraordinary general meeting to also be held virtually over the Internet.

•
“Existing Governing Documents” are to the Memorandum of Association and the Articles of Association;

•
“initial public offering” are to JAWS Spitfire’s initial public offering that was consummated on December 7, 2020;

•
“initial shareholders” are to Sponsor and each of Messrs. Appelbaum and Vallely and Ms. Williams;

•
“JAWS Spitfire,” “we,” “us” or “our” are to JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company, prior to the consummation of the Business Combination;

•
“JAWS Spitfire Acquisition Proposal” means (a) any transaction or series of related transactions under which JAWS Spitfire or any of its controlled affiliates, directly or indirectly, (i) acquires or otherwise purchases any other person(s), (ii) engages in a business combination with any other person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise); or (b) any equity, debt or similar investment in JAWS Spitfire or any of its controlled affiliates;

•
“JAWS Spitfire Board” are to JAWS Spitfire board of directors;

•
“Memorandum of Association” are to the amended and restated memorandum of association of JAWS Spitfire;

•
“Merger” are to the merger of Merger Sub with and into Velo3D pursuant to the Business Combination Agreement, with Velo3D as the surviving company in the Merger, and after giving effect to such Merger, Velo3D becoming a wholly owned subsidiary of JAWS Spitfire;

•
“Merger Sub” are to Spitfire Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of JAWS Spitfire prior to the consummation of the Business Combination;

•
“New Velo3D” are to Velo3D, Inc. (f/k/a JAWS Spitfire Acquisition Corporation) upon and after the Domestication;

•
“New Velo3D Board” are to the board of directors of New Velo3D;

•
“New Velo3D Common Stock” are to the common stock, par value $0.0001 per share, of New Velo3D;

•
“NYSE” are to the New York Stock Exchange;

•
“ordinary shares” are to our Class A ordinary shares and our Class B ordinary shares;

•
“PIPE Financing” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors have collectively committed to subscribe for an aggregate of 15,500,000 shares of New Velo3D Common Stock for an aggregate purchase price of $155,000,000 to be consummated in connection with Closing;

•
“PIPE Investors” are to the investors that have signed the Subscription Agreements;

•
“private placement warrants” are to the 4,450,000 private placement warrants outstanding as of the date of this proxy statement/prospectus that were issued to our Sponsor simultaneously with the closing of the initial public offering in a private placement at a price of $2.00 per warrant. Each Private Placement Warrant is exercisable for one Class A ordinary share of JAWS Spitfire at a price of $11.50;

•
“pro forma” are to giving pro forma effect to the Business Combination, including the Merger and the PIPE Financing;

•
“Proposed Bylaws” are to the proposed bylaws of New Velo3D to be effective upon the Domestication attached to this proxy statement/prospectus as Annex D;

•
“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of New Velo3D to be effective upon the Domestication attached to this proxy statement/prospectus as Annex C;

•
“Proposed Governing Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•
“public shareholders” are to holders of public shares, whether acquired in JAWS Spitfire’s initial public offering or acquired in the secondary market;

•
“public shares” are to the currently outstanding 34,500,000 Class A ordinary shares of JAWS Spitfire, whether acquired in JAWS Spitfire’s initial public offering or acquired in the secondary market;

v

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“public warrants” are to the currently outstanding 8,625,000 redeemable warrants to purchase Class A ordinary shares of JAWS Spitfire that were issued by JAWS Spitfire in its initial public offering;

•
“redemption” are to each redemption of public shares for cash pursuant to the Existing Governing Documents;

•
“SEC” are to the Securities and Exchange Commission;

•
“Securities Act” are to the Securities Act of 1933, as amended;

•
“Sponsor” are to Spitfire Sponsor LLC, a Delaware limited liability company;

•
“Subscription Agreements” are to the subscription agreements, entered into by JAWS Spitfire and each of the PIPE Investors in connection with the PIPE Financing;

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“transfer agent” are to Continental, JAWS Spitfire’s transfer agent;

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“trust account” are to the trust account established at the consummation of JAWS Spitfire’s initial public offering that holds the proceeds of the initial public offering and is maintained by Continental, acting as trustee;

•
“units” are to the units of JAWS Spitfire, each unit representing one Class A ordinary share and one-fourth of one warrant to acquire one Class A ordinary share, that were offered and sold by JAWS Spitfire in its initial public offering and in its concurrent private placement;

•
“Velo3D” are to Velo3D, Inc., a Delaware corporation, prior to the consummation of the Business Combination;

•
“Velo3D Acquisition Proposal” are to (a) any transaction or series of related transactions under which any person(s), directly or indirectly, (i) acquires or otherwise purchases Velo3D or any of its controlled affiliates or (ii) all or a material portion of assets or businesses of Velo3D or any of its controlled affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise); or (b) any equity or similar investment in Velo3D or any of its controlled affiliates (subject to exceptions to the PIPE Financing or the issuance of the applicable class of shares of capital stock of Velo3D upon the exercise or conversion of any outstanding Velo3D equity awards);

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“Velo3D Warrants” are to outstanding warrants of Velo3D; and

•
“warrants” are to the public warrants and the private placement warrants.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF JAWS SPITFIRE
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to JAWS Spitfire’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in its entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at 9:00 a.m., Eastern Time, on      , 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
Q:
Why am I receiving this proxy statement/prospectus?

A:
JAWS Spitfire shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, in connection with the Domestication, on the Closing Date and prior to the Effective Time, (i) JAWS Spitfire will be renamed “Velo3D, Inc.”; (ii) outstanding shares and options of Velo3D will be exchanged for shares of New Velo3D Common Stock or comparable options that are exercisable for shares of New Velo3D Common Stock, as applicable, based on an implied equity value of Velo3D of $1.5 billion; (iii) outstanding Velo3D Warrants not terminated pursuant to their terms will be exchanged for comparable warrants that are exercisable for shares of New Velo3D Common Stock based on the number of shares of New Velo3D Common Stock such holder would have received if it had exercised such warrant immediately prior to the effective time of the Merger; and (iv) outstanding Convertible Notes will remain outstanding and become convertible into shares of New Velo3D Common Stock in accordance with their terms. See “Business Combination Proposal.”

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and you are encouraged to read the Business Combination Agreement in its entirety.
The approval of each of the Domestication Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders at least a two-thirds majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Each of the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the NYSE Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Governing Documents Proposals are voted upon on a nonbinding advisory basis only.
In connection with the Domestication, on the Closing Date and prior to the Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of JAWS Spitfire will convert automatically by operation of law, on a one-for-one basis, into shares of New Velo3D Common Stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of JAWS Spitfire will automatically represent the right to purchase one share of New Velo3D Common Stock at an exercise price of $11.50 per share of New Velo3D Common Stock on the terms and conditions set forth in the warrant agreement; and (iii) each issued and outstanding unit of JAWS Spitfire that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of New Velo3D Common Stock and one-fourth of one warrant to acquire one share of New Velo3D Common Stock. The Proposed Governing Documents will be appropriately adjusted to give effect to any amendments contemplated by the Proposed Governing Documents that are not adopted and approved by the JAWS Spitfire shareholders. In connection with clause (i) and (ii), each issued and outstanding unit of JAWS Spitfire that has not previous been previously separated into the underlying Class A ordinary shares of JAWS Spitfire and underlying JAWS Spitfire warrants prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Velo3D Common Stock and one-fourth of one warrant representing the right to purchase one share of New Velo3D Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the JAWS Spitfire warrant agreement. See “Domestication Proposal.”
The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the current constitutional documents of JAWS Spitfire?” below.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.
Q:
What proposals are shareholders of JAWS Spitfire being asked to vote upon?

A:
At the extraordinary general meeting, JAWS Spitfire is asking holders of its ordinary shares to consider and vote upon separate proposals, as follows:

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a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Merger, and the transactions contemplated thereby;

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a proposal to approve by special resolution the Domestication;

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a proposal to approve by way of special resolution the amendment and restatement of the Existing Governing Documents with the Proposed Governing Documents;

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a proposal to approve, on a nonbinding advisory basis, each of the Governing Documents Proposals and thereby (i) authorize changes to authorized shares of capital stock, (ii) authorize the JAWS Spitfire Board to make issuances of preferred stock, (iii) adopt Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act, and (iv) approve other changes to be made in connection with the adoption of Governing Documents. A copy of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/prospectus as Annex C and D, respectively;

•
to authorize the New Velo3D Board to issue any or all shares of New Velo3D Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Velo3D Board and as may be permitted by the DGCL;

•
to authorize the removal of the ability of New Velo3D stockholders to take action by written consent in lieu of a meeting; and

•
to authorize by way of special resolution, consequential upon the Domestication, the amendment and restatement of the Existing Governing Documents and authorize all other changes necessary or, as mutually agreed in good faith by JAWS Spitfire and Velo3D, desirable in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication;

•
a proposal to approve by ordinary resolution shares of New Velo3D Common Stock in connection with the Business Combination and the PIPE Financing in compliance with the NYSE listing requirements;

•
a proposal to approve and adopt by ordinary resolution the Equity Incentive Plan;

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a proposal to approve and adopt by ordinary resolution the ESPP; and

•
a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.
If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.
For more information, please see “Business Combination Proposal,” “Domestication Proposal,” “Governing Documents Proposals,” “The NYSE Proposal,” “Incentive Award Plan Proposal,” “Employee Stock Purchase Plan Proposal” and “Adjournment Proposal.”
JAWS Spitfire will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of JAWS Spitfire should read it carefully.
After careful consideration, the JAWS Spitfire Board has determined that the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, each of the Governing Documents Proposals, the NYSE Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are in the best interests of JAWS Spitfire and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of one or more of JAWS Spitfire’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of JAWS Spitfire and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JAWS Spitfire’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of JAWS Spitfire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
Why is JAWS Spitfire proposing the Business Combination?

A:
JAWS Spitfire is a blank check company incorporated on September 11, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although JAWS Spitfire may pursue an acquisition opportunity in any business, industry, sector or geographical location for purposes of consummating an initial business combination, JAWS Spitfire has focused on prospective targets in the consumer technology industry and related technology industries that have attractive growth-oriented characteristics and strong underlying demand drivers with either all or a substantial portion of their activities in North America and/or Europe. JAWS Spitfire is not permitted under its Existing Governing Documents to effect a business combination with a blank check company or a similar type of company with nominal operations.

JAWS Spitfire has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. JAWS Spitfire has sought to acquire companies that are growth-oriented, market-leading companies within their industries; that have a strong and competitive industry position, with demonstrated competitive advantages to maintain barriers to entry; that would benefit from the network and managerial expertise that JAWS Spitfire has that are fundamentally sound companies that are underperforming their potential; that exhibit unrecognized value; and that can benefit from being publicly traded.
Based on its due diligence investigations of Velo3D and the industry in which Velo3D operates, including the financial and other information provided by Velo3D in the course of negotiations, the JAWS Spitfire Board believes that Velo3D meets the criteria and guidelines listed above. However, there is no assurance of this. See “Business Combination Proposal — The JAWS Spitfire Board’s Reasons for the Business Combination.”

Although the JAWS Spitfire Board believes that the Business Combination with Velo3D presents a unique business combination opportunity and is in the best interests of JAWS Spitfire and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal — The JAWS Spitfire Board’s Reasons for the Business Combination” and “Risk Factors — Risks Related to JAWS Spitfire’s Business and to New Velo3D’s Business following the Business Combination.”
Q:
Did the JAWS Spitfire Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
No. The JAWS Spitfire Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. However, JAWS Spitfire’s management, the members of the JAWS Spitfire Board and the other representatives of JAWS Spitfire have substantial experience in evaluating the operating and financial merits of companies similar to Velo3D and reviewed certain financial information of Velo3D and compared it to certain publicly traded companies, selected based on the experience and the professional judgment of JAWS Spitfire’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the JAWS Spitfire Board in valuing Velo3D’s business and assuming the risk that the JAWS Spitfire Board may not have properly valued such business.

Q:
What will Velo3D’s equityholders receive in return for the Business Combination with JAWS Spitfire?

A:
On the date of Closing, promptly following the consummation of the Domestication, Merger Sub will merge with and into Velo3D, with Velo3D as the surviving company in the Merger, and after giving effect to such Merger, Velo3D shall be a wholly owned subsidiary of JAWS Spitfire. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) outstanding shares and options of Velo3D will be exchanged for shares of New Velo3D Common Stock or comparable options that are exercisable for shares of New Velo3D Common Stock, as applicable, based on an implied equity value of Velo3D of $1.5 billion; (ii) outstanding Velo3D Warrants not terminated pursuant to their terms will be exchanged for comparable warrants that are exercisable for shares of New Velo3D Common Stock based on the number of shares of New Velo3D Common Stock such holder would have received if it had exercised such warrant immediately prior to the effective time of the Merger; and (iii) outstanding Convertible Notes will remain outstanding and become convertible into shares of New Velo3D Common Stock in accordance with their terms.

Q:
How will the combined company be managed following the Business Combination?

A:
Following the Closing, it is expected that the current management of Velo3D will become the management of New Velo3D, and the New Velo3D Board will initially consist of up to twelve directors through a transition period not to last longer than six months following the consummation of the Business Combination, which will be divided into three classes (Class I, II and III) with each class consisting of four directors. Following this transition period, the New Velo3D Board will consist of nine directors. Pursuant to the Business Combination Agreement, the New Velo3D Board will consist of (i) Matthew Walters, (ii) two individuals designated by Velo3D, and (iii) six individuals designated by Velo3D in consultation with JAWS Spitfire, who will serve as independent directors. Please see the section entitled “Management of New Velo3D following the Business Combination” for further information.

Q:
What is the PIPE Financing?

A:
In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, JAWS Spitfire entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and JAWS Spitfire has agreed to issue and sell to the PIPE Investors, an aggregate of 15,500,000 shares of New Velo3D Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $155,000,000 (the “PIPE Financing”). The shares of New Velo3D Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. JAWS Spitfire will grant the PIPE

x

Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
Q:
What equity stake will current JAWS Spitfire shareholders and current equityholders of Velo3D hold in New Velo3D immediately after the consummation of the Business Combination?

A:
As of the date of this proxy statement/prospectus, there are (i) 34,500,000 Class A ordinary shares outstanding and (ii) 8,625,000 Class B ordinary shares outstanding held by JAWS Spitfire’s initial shareholders. As of the date of this proxy statement/prospectus, there is outstanding 4,450,000 private placement warrants held by Sponsor and 8,625,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Velo3D Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of JAWS Spitfire’s outstanding public shares are redeemed in connection with the Business Combination), JAWS Spitfire’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 56,200,000 ordinary shares.

The following table illustrates varying ownership levels in New Velo3D Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i)        shares of New Velo3D Common Stock are issued to the holders of shares of common stock of Velo3D at Closing (including the holders of Velo3D warrants that will settle and terminate pursuant to their terms prior to completion of the Business Combination and the holders of preferred stock of Velo3D that will convert to shares of common stock of Velo3D pursuant to their terms prior to completion of the Business Combination), which would be the number of shares of New Velo3D Common Stock issued to these holders if Closing were to occur on , 2021; (ii) 15,500,000 shares of New Velo3D Common Stock are issued in the PIPE Financing; (iii) no public warrants or private placement warrants to purchase New Velo3D Common Stock that will be outstanding immediately following Closing have been exercised; (iv) no vested and unvested options to purchase shares of New Velo3D Common Stock that will be held by equity holders of Velo3D immediately following the Closing have been exercised; (v) no Velo3D Warrants (other than those that will settle and terminate pursuant to their terms prior to completion of the Business Combination) will be exchanged for comparable warrants that are exercisable for shares of New Velo3D Common Stock; and (vi) no Convertible Notes will convert into shares of New Velo3D Common Stock. If the actual facts are different than these assumptions, the ownership percentages in New Velo3D will be different.
Pursuant to the Business Combination Agreement, the consideration to be received by the Velo3D equityholders in connection with the Business Combination will be an aggregate number of shares of New Velo3D Common Stock equal to (i) $1,500.0 million plus $3.6 million, which reflects the estimated aggregate exercise price of all vested options of Velo3D at the consummation of the Business Combination if such options were exercised in full (in each case, subject to certain downward adjustments set forth in the Business Combination Agreement), divided by (ii) $10.00.
	Share Ownership in New Velo3D
	No Redemptions Percentage of Outstanding Shares	Maximum Redemptions(1) Percentage of Outstanding Shares
JAWS Spitfire public shareholders	17.3%	11.8%
PIPE Investors	7.8%	8.3%
Sponsor and our initial shareholders(2)	4.3%	4.6%
Existing Velo3D Stockholders(3)	70.6%	75.3%

(1)
Assumes that all of JAWS Spitfire’s outstanding public shares are redeemed in connection with the Business Combination.

(2)
Includes 8,625,000 shares held by the Initial Shareholders originally acquired prior to or in connection with JAWS Spitfire’s initial public offering (including 25,000 shares held by each of Andy Appelbaum, Mark Vallely and Serena Williams).
(3)
Represents shares of common stock of Velo3D that will be converted to shares of New Velo3D Common Stock in connection with the Business Combination.

For further details, see “Business Combination Proposal — Consideration to Velo3D Equityholders in the Business Combination.”
Q:
Why is JAWS Spitfire proposing the Domestication?

A:
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the Delaware General Corporation Law (the “DGCL”) provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why transfer by way of continuation to Delaware is in the best interests of JAWS Spitfire and its shareholders, including (i) the prominence, predictability and flexibility of the DGCL; (ii) Delaware’s well-established principles of corporate governance; and (iii) the increased ability for Delaware corporations to attract and retain qualified directors; each of the foregoing is discussed in greater detail in the section entitled “Domestication Proposal — Reasons for the Domestication.”

To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.
The approval of the Domestication Proposal and the Charter Proposal is a condition to closing the Business Combination under the Business Combination Agreement. The approval of each of the Domestication Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. Broker non-votes will not count as votes cast at the extraordinary general meeting and, therefore, will not have any impact on the proposals presented at the extraordinary general meeting. Additionally, with respect to all proposals at the extraordinary general meeting except for the NYSE Proposal, the Inventive Award Plan Proposal and the Employee Stock Purchase Plan Proposal, abstentions will not count as votes cast at the extraordinary general meeting and, therefore, will have no effect on the outcome of such proposals. With respect to the NYSE Proposal, the Inventive Award Plan Proposal and the Employee Stock Purchase Plan Proposal, abstentions will count as a vote “AGAINST” those proposals in accordance with NYSE listing rules.
Q:
What amendments will be made to the current constitutional documents of JAWS Spitfire?

A:
The consummation of the Business Combination is conditional, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, JAWS Spitfire’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace JAWS Spitfire’s Existing Governing Documents, in each case, under Cayman Islands law with the Proposed Governing Documents, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Governing Documents Proposal A)	The authorized share capital under the Existing Governing Documents is 200,000,000 Class A ordinary shares of par value US$0.0001 per share, 20,000,000 Class B ordinary shares of par value US$0.0001 per share and 1,000,000 preference	The Proposed Governing Documents authorize 500,000,000 shares of New Velo3D Common Stock and 10,000,000 shares of New Velo3D Preferred Stock.

	Existing Governing Documents	Proposed Governing Documents
shares of par value US$0.0001 per share.
	See paragraph 5 of the Memorandum of Association.	See Article IV of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock without Stockholder Consent (Governing Documents Proposal B)	The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	The Proposed Governing Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the board of directors may determine.
	See paragraph 5 of the Memorandum of Association and Article 3 of the Articles of Association.	See Article IV subsection B of the Proposed Certificate of Incorporation.
Shareholder/Stockholder Written Consent in Lieu of a Meeting (Governing Documents Proposal C)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.
	See Articles I of our Articles of Association.	See Article IV subsection 2.3 and Article VIII subsection 1 of the Proposed Certificate of Incorporation.
Corporate Name (Governing Documents Proposal D)	The Existing Governing Documents provide the name of the company is “JAWS Spitfire Acquisition Corporation”	The Proposed Governing Documents will provide that the name of the corporation will be “Velo3D, Inc.”
	See paragraph 1 of our Memorandum of Association.	See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence (Governing Documents Proposal D)	The Existing Governing Documents provide that if we do not consummate a Business Combination (as defined in the Existing Governing Documents) by December 7, 2022 (24 months after the closing of JAWS Spitfire’s initial public offering), JAWS Spitfire will cease all operations except for the purposes of winding up and will redeem the shares issued in JAWS	The Proposed Governing Documents do not include any provisions relating to New Velo3D’s ongoing existence; the default under the DGCL will make New Velo3D’s existence perpetual.

	Existing Governing Documents	Proposed Governing Documents
Spitfire’s initial public offering and liquidate its trust account.
	See Article 49 subsection 49.7 of our Articles of Association.	This is the default rule under the DGCL.
Exclusive Forum (Governing Documents Proposal D)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the U.S. federal district courts as the exclusive forum for litigation arising out of the Securities Act.
See Article X of the Proposed Certificate of Incorporation and Article XI of the Proposed Bylaws.
Provisions Related to Status as Blank Check Company (Governing Documents Proposal D)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a Business Combination (as defined in the Existing Governing Documents).	The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination (as defined in the Proposed Governing Documents), as we will cease to be a blank check company at such time.
See Article 49 of our Articles of Association.

Q:
How will the Domestication affect my ordinary shares, warrants and units?

A:
In connection with the Domestication, on the Closing Date and prior to the Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of JAWS Spitfire will convert automatically by operation of law, on a one-for-one basis, into shares of New Velo3D Common Stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of JAWS Spitfire will automatically represent the right to purchase one share of New Velo3D Common Stock at an exercise price of $11.50 per share of New Velo3D Common Stock on the terms and conditions set forth in the warrant agreement; and (iii) each issued and outstanding unit of JAWS Spitfire that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of New Velo3D Common Stock and one-fourth of one warrant to acquire one share of New Velo3D Common Stock. See “Domestication Proposal.”

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) outstanding shares and options of Velo3D will be exchanged for shares of New Velo3D Common Stock or comparable options that are exercisable for shares of New Velo3D Common Stock, as applicable, based on an implied equity value of Velo3D of $1.5 billion; (ii) outstanding Velo3D Warrants not terminated pursuant to their terms will be exchanged for comparable warrants that are exercisable for shares of New Velo3D Common Stock based on the number of shares of New Velo3D Common Stock such holder would have received if it had exercised such warrant immediately prior to the effective time of the Merger; and (iii) outstanding Convertible Notes will remain outstanding and become convertible into shares of New Velo3D Common Stock in accordance with their terms.
Q:
What are the U.S. federal income tax consequences of the Domestication?

A:
As discussed more fully under the section entitled “Material U.S. Federal Income Tax Consequences of the Domestication to JAWS Spitfire Shareholders” below, the Domestication generally should constitute a reorganization within the meaning of Section 368(a)(l)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets, such as JAWS Spitfire, this result is not entirely clear. In the case of a transaction, such as the Domestication, that should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in such section) of JAWS Spitfire public shares will be subject to Section 367(b) of the Code, and as a result:
•
a U.S. Holder of JAWS Spitfire public shares whose JAWS Spitfire public shares have a fair market value of less than $50,000 on the date of the Domestication who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of JAWS Spitfire public shares entitled to vote and less than 10% of the total value of all classes of JAWS Spitfire public shares will generally not recognize any gain or loss and will generally not be required to include any part of JAWS Spitfire’s earnings in income pursuant to the Domestication;

•
a U.S. Holder of JAWS Spitfire public shares whose JAWS Spitfire public shares have a fair market value of $50,000 or more on the date of the Domestication who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of JAWS Spitfire public shares entitled to vote and less than 10% of the total value of all classes of JAWS Spitfire public shares will generally recognize gain (but not loss) on the exchange of JAWS Spitfire public shares for shares in New Velo3D (a Delaware corporation) pursuant to the Domestication. As an alternative to recognizing gain, any such U.S. Holder may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to such holder’s JAWS Spitfire public shares, provided certain other requirements are satisfied. JAWS Spitfire does not expect to have significant cumulative earnings and profits on the date of the Domestication; and

•
a U.S. Holder of JAWS Spitfire public shares who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of JAWS Spitfire public shares entitled to vote or 10% or more of the total value of all classes of JAWS Spitfire public shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its JAWS Spitfire public shares, provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. JAWS Spitfire does not expect to have significant cumulative earnings and profits on the date of the Domestication.

In the case of a transaction, such as the Domestication, that should qualify as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of JAWS Spitfire public shares or public warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its JAWS Spitfire public shares or public warrants for the common stock or warrants of the Delaware corporation pursuant to the Domestication under the “passive foreign investment company,” or PFIC, rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging public warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the common stock or warrants of the Delaware corporation received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding JAWS Spitfire public shares or public warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because JAWS Spitfire is a blank check company with no current active business, we believe that JAWS Spitfire likely is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of JAWS Spitfire public shares or public warrants to recognize gain on the exchange of such shares or warrants for common stock or warrants of the Delaware corporation pursuant to the Domestication, unless, in the case of only common stock, such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s public shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s public warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of JAWS Spitfire. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “Material U.S. Federal Income Tax Consequences of the Domestication to JAWS Spitfire Shareholders — U.S. Holders — PFIC Considerations.”
For a description of the tax consequences for shareholders exercising redemption rights in connection with the Business Combination, see the sections entitled “Material U.S. Federal Income Tax Consequences of the Domestication to JAWS Spitfire Shareholders — U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights” and “Material U.S. Federal Income Tax Consequences of the Domestication to JAWS Spitfire Shareholders — Non-U.S. Holders — Tax Consequences to Non-U.S. Holders That Elect to Exercise Redemption Rights.”
Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication to JAWS Spitfire Shareholders”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s New Velo3D Common Stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, including with respect to public warrants, see “Material U.S. Federal Income Tax Consequences of the Domestication to JAWS Spitfire Shareholders.”
Q:
Do I have redemption rights?

A:
If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The initial shareholders have agreed to waive their redemption rights with respect to all of their ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
Q:
How do I exercise my redemption rights?

A:
In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, JAWS Spitfire’s public shareholders may request that JAWS Spitfire redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)
(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, JAWS Spitfire’s transfer agent, in which you (i) request that we redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)
deliver your public shares to Continental, our transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on       , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The address of Continental, JAWS Spitfire’s transfer agent, is listed under the question “Who can help answer my questions?” below.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, our transfer agent, directly and instruct it to do so.
Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of       , 2021, this would have amounted to approximately $       per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote, irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
Any request for redemption, once made by a holder of public shares, may not be withdrawn once submitted to JAWS Spitfire unless the of JAWS Spitfire Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part).
Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s share certificate (if any) and other redemption forms have been delivered (either physically or electronically) to Continental, our transfer agent, at least two business days prior to the vote at the extraordinary general meeting.
If a holder of public shares properly makes a request for redemption and the share certificates for the public shares (if any), along with the redemption forms, are delivered as described above, then if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Domestication, and accordingly, it is shares of New Velo3D Common Stock that will be redeemed immediately after consummation of the Business Combination.
If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.
Q:
If I am a holder of units, can I exercise redemption rights with respect to my units?

A:
No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, our transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered to Continental, our transfer agent, by 5:00 p.m., Eastern Time,        , 2021 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.
Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
We expect that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) that exercises its redemption rights to receive cash from the trust account in exchange for its shares of New Velo3D Common Stock will generally be treated as selling such shares of New Velo3D Common Stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of shares of New Velo3D Common Stock that such U.S. Holder owns or is deemed to own (including through the ownership of warrants) prior to and following the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur immediately prior to the redemption by any public shareholder, U.S. Holders exercising redemption rights will take into account the potential tax consequences of Section 367(b) of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of the exercise of redemption rights, including pursuant to Section 367(b) of the Code and the PFIC rules, are discussed more fully below under “U.S. Federal Income Tax Considerations — U.S. Holders.” All holders of our public shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.
Q:
What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:
Following the closing of our initial public offering, an amount equal to $345,000,000 ($10.00 per unit) of the net proceeds from our initial public offering and the sale of the private placement warrants was placed in the trust account. As of       , 2021, funds in the trust account totaled approximately $       and were held in U.S. treasury securities. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the public shares if we are unable to complete a business combination by December 7, 2022 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

If our Business Combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with our Business Combination or used for redemptions or purchases of the public shares, we may apply the balance of the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of New Velo3D, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”
Q:
What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:
Our public shareholders are not required to vote “AGAINST” the Business Combination in order to exercise their redemption rights, although redemption is only available if the Business Combination is consummated. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders. In no event will JAWS Spitfire redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the

Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the JAWS Spitfire shareholder redemptions.
Additionally, as a result of redemptions, the trading market for the New Velo3D Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination, and we may not be able to meet the listing standards for the NYSE or another national securities exchange.
Q:
What conditions must be satisfied to complete the Business Combination?

A:
The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; (iii) JAWS Spitfire having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the JAWS Spitfire shareholder redemptions; (iv) the Aggregate Transaction Proceeds Condition being satisfied; (v) the approval by the NYSE of our initial listing application in connection with the Business Combination; (vi) the consent of the preferred shareholders of Velo3D and the conversion of Velo3D preferred shares into Velo3D common stock; and (vii) the consummation of the Domestication. For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:
When do you expect the Business Combination to be completed?

A:
It is currently expected that the Business Combination will be consummated in the second half of 2021. This date depends, among other things, on the approval of the proposals to be put to JAWS Spitfire shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to JAWS Spitfire shareholders or if, as of the time for which the extraordinary general meeting is scheduled, there are insufficient JAWS Spitfire ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting; (B) in order to solicit additional proxies from JAWS Spitfire shareholders in favor of one or more of the proposals at the extraordinary general meeting; or (C) if JAWS Spitfire shareholders redeem an amount of public shares such that the Aggregate Transaction Proceeds Condition would not be satisfied. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:
What happens if the Business Combination is not consummated?

A:
JAWS Spitfire will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If JAWS Spitfire is not able to consummate the Business Combination with Velo3D nor able to complete another business combination by December 7, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.
Q:
Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:
Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q:
What do I need to do now?

A:
We urge you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in its entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. Our shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:
How do I vote?

A:
If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, and were a holder of record of ordinary shares on       , 2021, the record date for the extraordinary general meeting, you may vote with respect to the proposals in person or virtually at the extraordinary general meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. For the avoidance of doubt, the record date does not apply to JAWS Spitfire shareholders that hold their shares in registered form and are registered as shareholders in JAWS Spitfire’s register of members. All holders of shares in registered form on the day of the extraordinary general meeting are entitled to vote at the extraordinary general meeting.

Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. Broker non-votes will not count as votes cast at the extraordinary general meeting and, therefore, will not have any impact on the proposals presented at the extraordinary general meeting. Additionally, with respect to all proposals at the extraordinary general meeting except for the NYSE Proposal, the Inventive Award Plan Proposal and the Employee Stock Purchase Plan Proposal, abstentions will not count as votes cast at the extraordinary general meeting and, therefore, will have no effect on the outcome of such proposals. With respect to the NYSE Proposal, the Inventive Award Plan Proposal and the Employee Stock Purchase Plan Proposal, abstentions will count as a vote “AGAINST” those proposals in accordance with NYSE listing rules.

Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will be held at 9:00 a.m., Eastern Time, on        , 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. As part of our precautions regarding COVID-19, we are planning for the extraordinary general meeting to also be held virtually over the Internet. Only shareholders who held ordinary shares of JAWS Spitfire at the close of business on the Record Date will be entitled to vote at the extraordinary general meeting.

Q:
What impact will the COVID-19 Pandemic have on the Business Combination?

A:
Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the coronavirus outbreak on the business of JAWS Spitfire and Velo3D, and there is no guarantee that efforts by JAWS Spitfire and Velo3D to address the adverse impacts of the coronavirus will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others. If JAWS Spitfire or Velo3D are unable to recover from a business disruption on a timely basis, the Business Combination and New Velo3D’s business, financial condition and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus outbreak and become more costly. Each of JAWS Spitfire and Velo3D may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect its financial condition and results of operations.

Q:
Who is entitled to vote at the extraordinary general meeting?

A:
We have fixed        , 2021 as the record date for the extraordinary general meeting. If you were a shareholder of JAWS Spitfire at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:
How many votes do I have?

A:
JAWS Spitfire shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 43,125,000 ordinary shares issued and outstanding, of which 34,500,000 were issued and outstanding public shares.

Q:
What constitutes a quorum?

A:
A quorum of JAWS Spitfire shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 21,562,500 ordinary shares would be required to achieve a quorum.

Q:
What vote is required to approve each proposal at the extraordinary general meeting?

A:
The following votes are required for each proposal at the extraordinary general meeting:

(i)
Business Combination Proposal: The Business Combination Proposal requires an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(ii)
Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iii)
Charter Proposal: The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iv)
Governing Documents Proposals: Each of the Governing Documents Proposals will be voted upon on a nonbinding advisory basis only.

(v)
The NYSE Proposal: The NYSE Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vi)
Incentive Award Plan Proposal: The Incentive Award Plan Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vii)
Employee Stock Purchase Plan Proposal: The Employee Stock Purchase Plan Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(viii)
Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

As of the record date, JAWS Spitfire had 43,125,000 ordinary shares issued and outstanding. JAWS Spitfire shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date.
Q:
Why is JAWS Spitfire proposing the Governing Documents Proposals?

A:
JAWS Spitfire is requesting that its shareholders vote upon, on a nonbinding advisory basis, proposals to approve certain governance provisions contained in the Proposed Certificate of Incorporation that materially affect shareholder rights. This separate vote is not required by Cayman Islands law separate and apart from the Charter Proposal, but pursuant to SEC guidance, JAWS Spitfire is required to submit these provisions to its shareholders separately for approval. However, the shareholder vote regarding this proposal is an advisory vote and is not binding on JAWS Spitfire and the JAWS Spitfire Board (separate and apart from the approval of the Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Governing Documents Proposals (separate and apart from approval of the Charter Proposal). Please see the section entitled “Governing Documents Proposals” for additional information.

Q:
What are the recommendations of the JAWS Spitfire Board?

A:
The JAWS Spitfire Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of JAWS Spitfire and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of JAWS Spitfire’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of JAWS Spitfire and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JAWS Spitfire’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of JAWS Spitfire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
How do the Sponsor and the other initial shareholders intend to vote their shares?

A:
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our initial shareholders have agreed to vote all their shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, our initial shareholders own approximately 20% of the issued and outstanding ordinary shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Velo3D and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Velo3D and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) each of the Domestication Proposal and the Charter Proposal is approved by the affirmative vote of the holders of at least a two-thirds majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting; (ii) each of the Business Combination Proposal, the NYSE Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal is approved by the affirmative vote of the holders of at least a majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting; (iii) otherwise limit the number of public shares electing to redeem; and (iv) New Velo3D’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) be at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the JAWS Spitfire shareholder redemptions.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold.
Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Q:
What happens if I sell my JAWS Spitfire ordinary shares before the extraordinary general meeting?

A:
The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. Shareholders may send a later-dated, signed proxy card to our general counsel at our address set forth below so that it is received by our general counsel prior to the vote at the extraordinary general meeting (which is scheduled to take place on        , 2021) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our general counsel, which notice must be received by our general counsel prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:
What happens if I fail to take any action with respect to the extraordinary general meeting?

A:
If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of New Velo3D. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of JAWS Spitfire. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:
Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:
JAWS Spitfire will pay the cost of soliciting proxies for the extraordinary general meeting. JAWS Spitfire has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting. JAWS Spitfire has agreed to pay Morrow a fee of $        , plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. JAWS Spitfire will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. JAWS Spitfire’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
Where can I find the voting results of the extraordinary general meeting?

A:
The preliminary voting results will be announced at the extraordinary general meeting. JAWS Spitfire will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:
Who can help answer my questions?

A:
If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Tel: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
Email:     @investor.morrowsodali.com
You also may obtain additional information about JAWS Spitfire from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, JAWS Spitfire’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on     , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, New York 10004
Attention:
Email:       @continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in its entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal — The Business Combination Agreement.”
Business Summary
Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “we,” “us,” “our” and other similar terms refer to Velo3D prior to the Business Combination and to New Velo3D and its consolidated subsidiaries after giving effect to the Business Combination.
Company Overview
Velo3D seeks to fulfill the promise of additive manufacturing, also referred to as 3D printing (“AM”), to deliver breakthroughs in performance, cost and lead time in the production of high-value metal parts.
Velo3D produces a full-stack hardware and software solution based on our proprietary powder bed fusion (“PBF”) technology, which enables support-free production. Our technology enables the production of highly complex, mission-critical parts that existing AM solutions cannot produce without the need for redesign or additional assembly. Our products give our customers who are in space, aviation, defense, energy and industrial markets the freedom to design and produce metal parts with complex internal features and geometries that had previously been considered impossible for AM. We believe our technology is years ahead of competitors.
Our technology is novel compared to other AM technologies based on its ability to deliver high-value metal parts that have complex internal channels, structures and geometries. This affords a wide breadth of design freedom for creating new metal parts, and it enables replication of existing parts without the need to redesign the part to be manufacturable with AM. Because of these features, we believe our technology and product capabilities are highly valued by our customers. Our customers are primarily original equipment manufacturers (“OEMs”) and contract manufacturers who look to AM to solve issues with traditional metal parts manufacturing technologies. Those traditional manufacturing technologies rely on processes, including casting, stamping, and forging, that typically require high volumes to drive competitive costs and have long lead times for production. Our customers look to AM solutions to produce assemblies that are lighter, stronger and more reliable than those manufactured with traditional technologies. Our customers also expect AM solutions to drive lower costs for low volume parts and substantially shorter lead times. However, many of our customers have found that legacy AM technologies failed to produce the required designs for the high-value metal parts and assemblies that our customers wanted to produce with AM. As a result, other AM solutions often require that parts be redesigned so that they can be produced and frequently incur performance losses for high-value applications. For these reasons, AM solutions of our competitors have been largely relegated to tooling and prototyping or the production of less complex, lower-value metal parts.
In contrast, our technology can deliver complex high-value metal parts with the design advantages, lower costs and faster lead times associated with AM, and generally avoids the need to redesign the parts. As a result, our customers have increasingly adopted our technology into their design and production processes. We believe our value is reflected in our sales patterns, as most customers purchase a single machine to validate our technology and purchase additional systems over time as they embed our technology in their product roadmap and manufacturing infrastructure. We consider this approach a “land and expand” strategy, oriented around a demonstration of our value proposition followed by increasing penetration with key customers.

Our customers range from small- and medium-sized enterprises to Fortune 500 companies in the space, aviation, defense, energy and industrial markets. As of March 31, 2021, December 31, 2020 and December 31, 2019, we had eight, eight and three customers, respectively, for our 3D Printer sales, and SpaceX, our largest customer, accounted for approximately, 56.0%, 40.8% and 74.9% of our revenue for the three months ended March 31, 2021 and the fiscal years ended December 31, 2020 and 2019, respectively. Including part sales and other services to customers, we had 52 customers as of March 31, 2021. Our customers include both OEMs, as well as contract manufacturers who provide service and parts on behalf of OEMs.
We offer customers a full-stack solution, which includes the following key components:
•
FlowTM print preparation software conducts sophisticated analysis of the features of the metal part and specifies a production process that enables support-free printing of the part.

•
Sapphire® metal AM printers produce the part using our proprietary PBF technology, which enables support-free production. Our technology produces metal parts by fusing many thousands of very thin layers of metal powder with precisely controlled laser beams in a sophisticated software-defined sequence (or “recipe”) defined by our Flow software.

•
AssureTM quality validation software validates the product made by Sapphire to confirm that it is made to the specifications required by the original design.

Legacy AM technologies often rely on internal supports to prevent deformation of the metal part during the 3D printing process. These supports inhibit the production of parts with complex internal geometries, which are often required in high-performance applications, because there is limited or no access to remove them after production. Velo3D’s technological advances enable our Sapphire product to print metal parts that do not require internal supports, enabling our customers to produce designs that would otherwise be infeasible to make with AM.
We sell our full-stack hardware and software AM solution through two types of transaction models: a 3D printer sale transaction and a recurring payment transaction. 3D printer sale transactions are structured as a payment of a fixed purchase price for the system. Recurring payment transactions fall into two categories: a leased 3D printer transaction and a sale and utilization fee model. Under the leased 3D printer transaction, the customer typically pays an amount for a lease that entitles the customer to a base number of hours of usage. For usage above that level, the customer typically pays an hourly usage fee. Most of our leases have a 12-month term, though in certain cases the lease term is longer. In the sale and utilization fee model, customers pay an up-front amount that is less than the full purchase price to purchase the system. This purchase price is supplemented by an hourly usage fee for each hour of system utilization over the life of the system. We intend to more fully transition our recurring payment transactions to this sale and utilization fee model in 2022 and future years. Support services are included with a 3D printer sale transaction and a recurring payment transaction.
We have seen strong demand for our next generation flagship Sapphire XC product, which we plan to begin shipping by the end of 2021. It is anticipated that this product will be able to make parts that are five times the size of parts made by our existing Sapphire product and will reduce part costs by 65% to 80%. Together, the increase in capabilities and improvement in economics for our customers are anticipated to rapidly increase the potential applications of our technology. As of May 31, 2021, our aggregate backlog of $80.7 million comprised $25.5 million of bookings and $55.2 million of reservations for Sapphire XC systems. Demand for the Sapphire XC product is a significant contributor to our expectation for meaningful sales growth from 2022 and beyond.
The Parties to the Business Combination
JAWS Spitfire
JAWS Spitfire is a blank check company incorporated on September 11, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. JAWS Spitfire has neither engaged in any operations nor generated any revenue to date. Based on JAWS Spitfire’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On December 7, 2020, JAWS Spitfire consummated an initial public offering of 34,500,000 units at an offering price of $10.00 per unit, and a private placement with Sponsor of 4,450,000 private placement warrants at an offering price of $2.00 per warrant. Each unit sold in the initial public offering consists of one Class A ordinary share and one-fourth of one redeemable warrant. Each whole public warrant entitles the holder to purchase one public share at an exercise price of $11.50 per share, subject to adjustment. Each private placement warrant is exercisable for one Class A ordinary share at a price of $11.50 per share.
Following the closing of JAWS Spitfire’s initial public offering, an amount equal to $345,000,000 of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of        , 2021 funds in the trust account totaled approximately $       and were held in U.S. treasury securities. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of JAWS Spitfire’s initial Business Combination; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if JAWS Spitfire does not complete a Business Combination by December 7, 2022; or (iii) the redemption of all of the public shares if JAWS Spitfire is unable to complete a Business Combination by December 7, 2022 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.
JAWS Spitfire’s units, public shares and public warrants are currently listed on the NYSE under the symbols “SPFR.U,” “SPFR” and “SPFR WS,” respectively.
JAWS Spitfire’s principal executive office is located at 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139, and its telephone number is (305) 695-5500.
Velo3D
Velo3D is a Delaware corporation.
Velo3D’s principal executive office is located at 511 Division Street, Campbell, CA 95008, and its telephone number is (408) 610-3915.
Merger Sub
Merger Sub is a Delaware corporation and wholly owned subsidiary of JAWS Spitfire formed for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business.
Merger Sub’s principal executive office is located at 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139, and its telephone number is (305) 695-5500.
Proposals to Be Put to the Shareholders of JAWS Spitfire at the Extraordinary General Meeting
The following is a summary of the proposals to be put to the extraordinary general meeting of JAWS Spitfire and certain transactions contemplated by the Business Combination Agreement. None of the Governing Documents Proposals, which will be voted upon on a non binding advisory basis, or the Adjournment Proposal is conditioned upon the approval of any other proposal. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.
As discussed in this proxy statement/prospectus, JAWS Spitfire is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which, among other things, on the date of Closing, promptly following the consummation of the Domestication, Merger Sub will merge with and into Velo3D, with Velo3D as the surviving company in the Merger, and after giving effect to such Merger, Velo3D shall be a wholly owned subsidiary of JAWS Spitfire. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) outstanding shares and options of Velo3D will be exchanged for shares of New Velo3D Common Stock or comparable options that are exercisable for shares of New Velo3D Common Stock, as applicable, based on an implied equity value of Velo3D of $1.5 billion; (ii) outstanding Velo3D Warrants not terminated pursuant to their terms will be exchanged for comparable warrants that are exercisable for shares of New Velo3D Common Stock based on the number of shares of New Velo3D Common Stock such holder would have received if it had exercised such warrant immediately prior to the effective time of the Merger; and (iii) outstanding Convertible Notes will remain outstanding and become convertible into shares of New Velo3D Common Stock in accordance with their terms.
After consideration of the factors identified and discussed in the section entitled “Business Combination Proposal — The JAWS Spitfire Board’s Reasons for the Business Combination,” the JAWS Spitfire Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for JAWS Spitfire’s initial public offering, including that the businesses of Velo3D had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “Business Combination Proposal.”
Consideration to Velo3D Equityholders in the Business Combination
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) outstanding shares and options of Velo3D will be exchanged for shares of New Velo3D Common Stock or comparable options that are exercisable for shares of New Velo3D Common Stock, as applicable, based on an implied equity value of Velo3D of $1.5 billion; (ii) outstanding Velo3D Warrants not terminated pursuant to their terms will be exchanged for comparable warrants that are exercisable for shares of New Velo3D Common Stock based on the number of shares of New Velo3D Common Stock such holder would have received if it had exercised such warrant immediately prior to the effective time of the Merger; and (iii) outstanding Convertible Notes will remain outstanding and become convertible into shares of New Velo3D Common Stock in accordance with their terms.
For further details, see “Business Combination Proposal — Business Combination Consideration.”
Conditions to Closing of the Business Combination
The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; (iii) JAWS Spitfire having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the JAWS Spitfire shareholder redemptions; (iv) the satisfaction of Aggregate Transaction Proceeds Condition; (v) the approval by the NYSE of our initial listing application in connection with the Business Combination; (vi) the consent of the preferred shareholders of Velo3D and the conversion of Velo3D preferred shares into Velo3D common stock; and (vii) the consummation of the Domestication. For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”
Domestication Proposal
As discussed in this proxy statement/prospectus, JAWS Spitfire will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the board of directors of JAWS Spitfire has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of JAWS Spitfire’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while JAWS Spitfire is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon Domestication, New Velo3D will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Existing

Governing Documents and the Proposed Governing Documents. The approval of each of the Domestication Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”
For further details, see “Domestication Proposal,” “Charter Proposal” and “Governing Documents Proposals.”
Charter Proposal
JAWS Spitfire will ask its shareholders to approve by way of special resolution, the amendment and restatement of the Existing Governing Documents in their entirety by with the Proposed Governing Documents, including authorization of the change in authorized share capital as indicated therein and the change of name of JAWS Spitfire to “Velo3D, Inc.” We encourage shareholders to carefully consult the information set out below under the section entitled “Charter Proposal” of this proxy statement/prospectus, and a complete copy of the Proposed Certificate of Incorporation is attached hereto as Annex C.
Governing Documents Proposals
JAWS Spitfire will ask its shareholders to approve, on a non binding advisory basis, four separate proposals in connection with the replacement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Governing Documents, under the DGCL. The JAWS Spitfire Board has unanimously approved each of the Governing Documents Proposals and believes such proposals are necessary to adequately address the needs of New Velo3D after the Business Combination. A brief summary of each of the Governing Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Governing Documents.
•
Governing Documents Proposal A — an amendment to change the authorized share capital of JAWS Spitfire from (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share, and (iii) 1,000,000 preference shares, par value $0.0001 per share, to (a) 500,000,000 shares of common stock, par value $0.0001 per share, of New Velo3D and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share, of New Velo3D.

•
Governing Documents Proposal B — an amendment to authorize the New Velo3D Board to issue any or all shares of New Velo3D Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Velo3D Board and as may be permitted by the DGCL.

•
Governing Documents Proposal C — an amendment to authorize the removal of the ability of New Velo3D stockholders to take action by written consent in lieu of a meeting.

•
Governing Documents Proposal D — an amendment to authorize the amendment and restatement of the Existing Governing Documents and authorize all other changes necessary or, as mutually agreed in good faith by JAWS Spitfire and Velo3D, desirable in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication, including (i) changing the post-Business Combination corporate name from “JAWS Spitfire Acquisition Corporation” to “Velo3D, Inc.” (which is expected to occur after the consummation of the Domestication in connection with the Business Combination), (ii) making New Velo3D’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the JAWS Spitfire Board believes is necessary to adequately address the needs of New Velo3D after the Business Combination.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully consult the information set out in the section entitled “Governing Documents Proposals” and the full text of the Proposed Governing Documents of New Velo3D, attached hereto as Annexes C and D.
The NYSE Proposal
Our shareholders are also being asked to approve, by ordinary resolution, the NYSE Proposal. Our units, public shares and public warrants are listed on NYSE, and as such, we are seeking shareholder approval for issuance of New Velo3D Common Stock in connection with the Business Combination and the PIPE Financing pursuant to NYSE Listing Rule 312.03.
For additional information, see “The NYSE Proposal.”
Incentive Award Plan Proposal
Our shareholders are also being asked to approve, by ordinary resolution, the Incentive Award Plan Proposal. Pursuant to the Equity Incentive Plan, a number of shares of New Velo3D Common Stock equal to shares of New Velo3D Common Stock that are outstanding on an as-converted and as-redeemed basis as of the date immediately following the consummation of the Business Combination will be reserved for issuance under the Incentive Award Plan. The Equity Incentive Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2022 through 2031, by 5% of the outstanding number of shares of New Velo3D Common Stock on the immediately preceding December 31, or such lesser amount as determined by the Board of New Velo3D. For additional information, see “Incentive Award Plan Proposal.” The full text of the Incentive Award Plan is attached hereto as Annex I.
Employee Stock Purchase Plan Proposal
Our shareholders are also being asked to approve, by ordinary resolution, the Employee Stock Purchase Plan Proposal. A total of        shares of New Velo3D Common Stock will be reserved for issuance under the ESPP. Based upon a price per share of $10.00, the maximum aggregate market value of the New Velo3D Common Stock that could potentially be issued under the ESPP at Closing is $       . The ESPP provides that the number of shares reserved and available for issuance under the ESPP will automatically increase each January 1, beginning on January 1, 2022 through 2031, by 1% of the outstanding number of shares of New Velo3D Common Stock on the immediately preceding December 31, or such lesser amount as determined by the New Velo3D Board. For additional information, see “Employee Stock Purchase Plan Proposal.” The full text of the ESPP is attached hereto as Annex J.
Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize JAWS Spitfire to consummate the Business Combination, the JAWS Spitfire Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates. For additional information, see “Adjournment Proposal.”
Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the NYSE Proposal, the Incentive Award Plan Proposal and the Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. None of the Governing Documents Proposals, which will be voted upon on a non binding advisory basis, or the Adjournment Proposal is conditioned upon the approval of any other proposal.
The JAWS Spitfire Board’s Reasons for the Business Combination
In evaluating the transaction with Velo3D, the JAWS Spitfire Board consulted with our management and legal counsel as well as financial and other advisors, and the JAWS Spitfire Board considered and evaluated several factors. In particular, the JAWS Spitfire Board considered, among other things, the following factors, although not weighted or in any order of significance:

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Velo3D’s track record. Founded in 2014, Velo3D is an additive manufacturing (AM) platform that serves a variety of industries building complex, high-value metal parts. Velo3D has raised $150 million to date from investors that included Bessemer Ventures, Khosla Ventures and Playground Ventures.

•
Velo3D’s business model. Velo3D makes 3D printers and the sophisticated software that drives the design of the components. Velo3D has a variety of flexible sales models to meet customer needs: (i) up-front customer payment for purchase of the system that is inclusive of initial 12-month warranty, (ii) recurring monthly customer lease payments for a base number of hours of usage with additional usage charges based on additional system hours used, and (iii) lower up-front customer payment for purchase of the system, with usage charges based on system hours used.

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Velo3D’s market. Velo3D is pursuing the $100+ billion high-value metal parts market. The JAWS Spitfire Board believes that Velo3D makes products that no one else can make in the $2 billion high-value metal AM market and that Velo3D hopes to facilitate the growth of this market to $35 billion in the next 10 years. The JAWS Spitfire Board further believes that Velo3D’s customers choose them over Velo3D’s AM competitors because metal AM has the promise to produce products 10 times as quickly and at half the cost as traditional manufacturing methods, but Velo3D’s AM competitors’ technology has been unable to achieve these results.

•
Exceptional management team. Velo3D has a highly experienced team led by CEO Benny Buller and prior public company CFO Bill McCombe.

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Differentiated additive manufacturing technology platform. The JAWS Spitfire Board believes that Velo3D has a leading full-stack AM solution producing high value-add, mission critical components for customers with a high cost of failure.

•
$100 billion+high-value metal parts market ripe for disruption. The JAWS Spitfire Board believes that Velo3D’s revolutionary Sapphire XC platform opens the aperture to deliver five times larger parts and 65% to 80% lower costs.

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Category creator. The JAWS Spitfire Board believes that Velo3D delivers parts that are out of reach for other AM suppliers and at higher performance, quicker and at lower costs than legacy producers, creating a large “Blue Ocean” in the market.

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Strong IP portfolio. Velo3D has 48 patents across systems, methods, and composition of matter. The JAWS Spitfire Board believes that Velo3D has the strongest IP portfolio in the metal AM industry.

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Strong growth and cash flow profile. Velo3D is gross margin profitable with an asset-light business model that the JAWS Spitfire Board believes can rapidly scale to meet customer demand.

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Blue-chip customers and investors. Headlined by SpaceX, a customer and strategic investor, as well as multiple Fortune 500 companies and other investors that the JAWS Spitfire Board believes are top-tier.

The JAWS Spitfire Board also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:
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Future financial performance. The risk that future financial performance of Velo3D may not meet the JAWS Spitfire Board’s expectations due to factors in Velo3D’s control or out of its control, including due to economic cycles or other macroeconomic factors.

•
COVID-19. Uncertainties regarding the potential impacts of the COVID-19 pandemic and related economic disruptions on Velo3D’s operations and demand for its services.

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Competition. Other well-funded 3D printing companies, such as Markforged and Desktop Metal, could take market share from Velo3D.

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Technology. Competitors, including Markforged, Desktop Metal and other legacy players, could acquire some of Velo3D’s market share by improving technology.

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Revenue concentration. In 2018, SpaceX was Velo3D’s only customer and still represents a large portion of its revenue.

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Key man. CEO Benny Buller has been instrumental in forming the relationships with customers as well as building out the culture and technology of Velo3D.

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Public company readiness. As a relatively new company, Velo3D will need to add some accounting, legal, and IT infrastructure that will be necessary for it to successfully transition to a public company. Velo3D’s management has expressed a commitment to adding these resources.

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Potential benefits may not be achieved. The risk that the potential benefits of the Business Combination, including Velo3D’s future value-creation strategies and identified cost savings or revenue opportunities, may not be fully achieved or may not be achieved within the expected timeframe.

•
Liquidation of JAWS Spitfire. The risks and costs to JAWS Spitfire’s business if the Business Combination is not completed, which could result in JAWS Spitfire’s inability to effect a business combination by December 7, 2022 and force JAWS Spitfire to liquidate.

•
State of the market. The risk that prior to executing a successful business combination transaction with Velo3D, the SPAC market may face increasing regulatory scrutiny or that investor demand for new de-SPAC transactions or PIPE investments may go down.

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Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits JAWS Spitfire from soliciting other business combination proposals.

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Shareholder vote. The risk that JAWS Spitfire’s shareholders may fail to provide the respective votes necessary to effect the Business Combination.

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Closing conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within JAWS Spitfire’s control.

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Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

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Fees and expenses. The fees and expenses associated with completing the Business Combination.

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Other risks. Various other risks associated with the Business Combination, the business of JAWS Spitfire, and the business of Velo3D described in the section entitled “Risk Factors.”

For a more complete description of the JAWS Spitfire Board’s reasons for approving the Business Combination and the factors and risks considered by the JAWS Spitfire Board, please see the section entitled “The Business Combination Proposal — The JAWS Spitfire Board’s Reasons for the Business Combination.”
Related Agreements
This section describes certain additional agreements entered into or to be entered into in connection with the Business Combination Agreement. For additional information, see “Business Combination Proposal — Related Agreements.”
PIPE Financing
In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, JAWS Spitfire entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and JAWS Spitfire has agreed to issue and sell to the PIPE Investors, an aggregate of 15,500,000 shares of New Velo3D Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $155,000,000 (the “PIPE Financing”). The shares of New Velo3D Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. JAWS Spitfire will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination. For additional information, see “Business Combination Proposal — Related Agreements — PIPE Financing.”

Amended and Restated Registration Rights Agreement
At the Closing, JAWS Spitfire, Velo3D, the initial shareholders and key stockholders of Velo3D will enter into an Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”), pursuant to which, among other things, the initial shareholders and key stockholders of Velo3D are granted customary shelf, demand and piggy back registration rights and the initial shareholders and key stockholders of Velo3D agree not to transfer certain securities through the date that is six months from the Closing Date, subject to certain exceptions. For additional information, see “Business Combination Proposal — Related Agreements — Registration Rights Agreement.”
Transaction Support Agreements
Concurrently with the execution of the Business Combination Agreement, JAWS Spitfire, Velo3D and certain key stockholders of Velo3D entered into transaction support agreements (the “Transaction Support Agreements”) pursuant to which each such holder has agreed to (i) duly execute and deliver to Velo3D and JAWS Spitfire the Velo3D Shareholder Written Consent or Velo3D Preferred Shareholder Written Consent, as applicable, under which it shall irrevocably and unconditionally consent to the matters, actions and proposals contemplated by Section 5.12(a) of the Business Combination Agreement, including, with respect to any and all shares of Velo3D preferred stock held by such holder, the conversion of all outstanding shares of Velo3D preferred stock into shares of Velo3D common stock as of immediately prior to the Effective Time; (ii) irrevocably appoint JAWS Spitfire or any individual designated by JAWS Spitfire as such holder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstitution) to attend on behalf of such holder any meeting of the holders with respect to the Business Combination, and to vote (or cause to be voted) the shares held by such holder or consent (or withhold consent) with respect to the Business Combination Agreement and the transactions contemplated thereby; and (iii) be bound by certain other covenants and agreements related to the Business Combination. As of May 31, 2021, of Velo3D’s outstanding classes of capital stock, 78.56% of the voting power of its common stock, 94.22% of the voting power of its Series A redeemable convertible preferred stock, 100% of the voting power of its Series B redeemable convertible preferred stock, 99.06% of the voting power of its Series C redeemable convertible preferred stock and 94.78% of the voting power of its Series D redeemable convertible preferred stock were subject to the transaction support agreements. For additional information, see “Business Combination Proposal — Related Agreements — Transaction Support Agreements.”
Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, JAWS Spitfire, the Sponsor, Andrew Appelbaum, Mark Vallely and Serena Williams and Velo3D entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which the Sponsor and each of Andrew Appelbaum, Mark Vallely, and Serena Williams has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger); (ii) waive any adjustment to the conversion ratio set forth in the governing documents of JAWS Spitfire or any other anti-dilution or similar protection with respect to the Class B ordinary shares in connection with the Business Combination Agreement; (iii) be bound by certain transfer restrictions with respect to his, her or its shares in JAWS Spitfire prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement; (iv) duly execute and deliver the Amended and Restated Registration Rights Agreement; and (v) be bound by certain other covenants and agreements related to the Business Combination. For additional information, see “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.”
Ownership of New Velo3D
As of the date of this proxy statement/prospectus, there are 43,125,000 ordinary shares issued and outstanding, which includes an aggregate of 8,625,000 Class B ordinary shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 13,075,000 warrants, comprising 4,450,000 private placement warrants held by Sponsor and 8,625,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Velo3D Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of JAWS Spitfire’s outstanding public shares are redeemed in connection with the Business Combination), JAWS Spitfire’s fully diluted share capital would be 56,200,000 ordinary shares.
The following table illustrates varying ownership levels in New Velo3D Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 140,985,038 shares of New Velo3D Common Stock are issued to the holders of shares of common stock of Velo3D at Closing (including the holders of Velo3D warrants that will settle and terminate pursuant to their terms prior to completion of the Business Combination and the holders of preferred stock of Velo3D that will convert to shares of common stock of Velo3D pursuant to their terms prior to completion of the Business Combination), which would be the number of shares of New Velo3D Common Stock issued to these holders if Closing were to occur on       , 2021; (ii) 15,500,000 shares of New Velo3D Common Stock are issued in the PIPE Financing pursuant to the Subscription Agreements; (iii) no public warrants or private placement warrants to purchase New Velo3D Common Stock that will be outstanding immediately following Closing have been exercised; (iv) no vested and unvested options to purchase shares of New Velo3D Common Stock that will be held by equityholders of Velo3D immediately following the Closing have been exercised; (v) no Velo3D Warrants (other than those that will settle and terminate pursuant to their terms prior to completion of the Business Combination) have been exchanged for comparable warrants that are exercisable for shares of New Velo3D Common Stock; and (vi) no Convertible Notes have been converted into shares of New Velo3D Common Stock. If the actual facts are different than these assumptions, the ownership percentages in New Velo3D will be different.
	Share Ownership in New Velo3D
	No Redemptions Percentage of Outstanding Shares	Maximum Redemptions(1) Percentage of Outstanding Shares
JAWS Spitfire public shareholders	17.3%	11.8%
PIPE Investors	7.8%	8.3%
Sponsor and our initial shareholders(2)	4.3%	4.6%
Existing Velo3D Stockholders(3)	70.6%	75.3%

(1)
Assumes that all of JAWS Spitfire’s outstanding public shares are redeemed in connection with the Business Combination.

(2)
Includes 8,625,000 shares held by the Initial Shareholders originally acquired prior to or in connection with JAWS Spitfire’s initial public offering (including 25,000 shares held by each of Andy Appelbaum, Mark Vallely and Serena Williams).

(3)
Represents shares of common stock of Velo3D that will be converted to shares of New Velo3D Common Stock in connection with the Business Combination.

For further details, see “Business Combination Proposal — Consideration to Velo3D Equityholders in the Business Combination.”
Date, Time and Place of Extraordinary General Meeting of JAWS Spitfire’s Shareholders
The extraordinary general meeting of JAWS Spitfire, will be held at 9:00 a.m., Eastern Time, on        , 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved. As part of our precautions regarding COVID-19, we are planning for the extraordinary general meeting to also be held virtually over the Internet.

Voting Power; Record Date
JAWS Spitfire shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on        , 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 43,125,000 ordinary shares issued and outstanding, of which 34,500,000 were issued and outstanding public shares.
Quorum and Vote of JAWS Spitfire Shareholders
A quorum of JAWS Spitfire shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 21,562,500 ordinary shares would be required to achieve a quorum.
The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.
The proposals presented at the extraordinary general meeting require the following votes:
(i)
Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(ii)
Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iii)
Charter Proposal: The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iv)
Governing Documents Proposals: Each of the Governing Documents Proposals will be voted upon on a non binding advisory basis only.

(v)
The NYSE Proposal: The NYSE Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vi)
Incentive Award Plan Proposal: The Incentive Award Plan Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vii)
Employee Stock Purchase Plan Proposal: The Employee Stock Purchase Plan Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(viii)
Adjournment Proposal: The Adjournment Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares who are present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Redemption Rights
Pursuant to the Existing Governing Documents, a public shareholder may request of JAWS Spitfire that New Velo3D redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, JAWS Spitfire’s transfer agent, in which you (i) request that New Velo3D redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)
deliver your public shares to Continental, JAWS Spitfire’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on        , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, JAWS Spitfire’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, JAWS Spitfire’s transfer agent, New Velo3D will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of        , 2021, this would have amounted to approximately $       per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication, and accordingly, it is shares of New Velo3D Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of JAWS Spitfire — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.
Holders of the warrants will not have redemption rights with respect to the warrants.
Appraisal Rights
Neither JAWS Spitfire shareholders nor JAWS Spitfire warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. JAWS Spitfire has engaged Morrow to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of JAWS Spitfire — Revoking Your Proxy.”
Interests of JAWS Spitfire Directors and Executive Officers in the Business Combination
When you consider the recommendation of the JAWS Spitfire Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including JAWS Spitfire’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of JAWS Spitfire shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
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the fact that our initial shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•
the fact that the Sponsor paid an aggregate of $25,000 for the 8,625,000 Class B ordinary shares currently owned by the initial shareholders and such securities will have a significantly higher value at the time of the Business Combination;

•
the fact that the Sponsor paid $8,900,000 for its private placement of 4,450,000 private placement warrants to purchase Class A ordinary shares and such private placement warrants will expire worthless if an initial business combination is not consummated by December 7, 2022;

•
Matthew Walters, Chief Executive Officer and a director of JAWS Spitfire, is expected to be a director of New Velo3D after the consummation of the Business Combination. As such, in the future, he may receive cash fees, stock options, stock awards or other remuneration that the New Velo3D Board determines to pay to its directors;

•
the fact that the initial shareholders and JAWS Spitfire’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if JAWS Spitfire fails to complete an initial business combination by December 7, 2022;

•
the fact that the Amended and Restated Registration Rights Agreement will be entered into by the initial shareholders;

•
the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to JAWS Spitfire in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Class A ordinary shares in connection with the consummation of the Business Combination;
•
the continued indemnification of JAWS Spitfire’s directors and officers and the continuation of JAWS Spitfire’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•
the fact that the Sponsor and JAWS Spitfire’s officers and directors will lose their entire investment in JAWS Spitfire and will not be reimbursed for any out-of-pocket expenses if an initial Business Combination is not consummated by December 7, 2022;

•
the fact that if the trust account is liquidated, including in the event JAWS Spitfire is unable to complete an initial Business Combination by December 7, 2022, the Sponsor has agreed to indemnify JAWS Spitfire to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which JAWS Spitfire has entered into an acquisition agreement or claims of any third party for services rendered or products sold to JAWS Spitfire, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•
following the completion of the Business Combination, the Sponsor, JAWS Spitfire’s officers and directors and their respective affiliates will be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and completing an initial Business Combination (which will be the Business Combination should it occur), and repayment of any other loans, if any, and on such terms as to be determined by JAWS Spitfire from time to time, made by the Sponsor or certain of JAWS Spitfire’s officers and directors to finance transaction costs in connection with an intended initial Business Combination (which will be the Business Combination should it occur). If JAWS Spitfire fails to complete a Business Combination within the required period, the Sponsor and JAWS Spitfire’s officers and directors and their respective affiliates will not have any claim against the trust account for reimbursement; and

•
pursuant to the Amended and Restated Registration Rights Agreement, the Sponsor and certain of JAWS Spitfire’s directors and officers will have customary registration rights, including demand and piggy back rights, subject to cooperation and cut back provisions with respect to the shares of New Velo3D common stock and New Velo3D warrants held by such parties.

The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Velo3D and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Velo3D and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) each of the Domestication Proposal and the Charter Proposal is approved by the affirmative vote of the holders of at least a two-thirds majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting; (ii) each of the Business Combination Proposal, the NYSE Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal is approved by the affirmative vote of the holders of at least a majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting; (iii) otherwise limit the number of public shares electing to redeem; and (iv) New Velo3D’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) be at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the JAWS Spitfire shareholder redemptions.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of JAWS Spitfire’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of JAWS Spitfire and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JAWS Spitfire’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Recommendation to Shareholders of JAWS Spitfire
The JAWS Spitfire Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of JAWS Spitfire and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the Governing Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of JAWS Spitfire’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of JAWS Spitfire and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JAWS Spitfire’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of JAWS Spitfire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Sources and Uses of Funds for the Business Combination
The following tables summarize the sources and uses for funding the Business Combination assuming a Closing Date of        , 2021, and assuming that none of JAWS Spitfire’s outstanding public shares are redeemed in connection with the Business Combination.

No Redemptions (in millions)
Sources of Funds(1)		Uses(1)
JAWS Spitfire Cash Held in Trust(2)	$345	Cash Consideration to Balance Sheet	$459
PIPE Financing	155	Transaction Fees and Expenses(3)	41
Total Sources	$500	Total Uses	$500
Maximum Redemptions (in millions)
Sources of Funds(1)		Uses(1)
JAWS Spitfire Cash Held in Trust(2)	$345	Cash Consideration to Balance Sheet	$334
PIPE Financing	155	Transaction Fees and Expenses(3)	41
		Shareholder Redemptions(4)	125
Total Sources	$500	Total Uses	$500

(1)
Totals might be affected by rounding.

(2)
As of March 31, 2021.

(3)
Represents the total estimated transaction fees and expenses incurred by JAWS Spitfire and Velo3D as part of the Business Combination.

(4)
Assumes that the maximum number of Class A ordinary shares that can be redeemed are redeemed, while still satisfying the Aggregate Transaction Proceeds Condition.

Material U.S. Federal Income Tax Consequences
As discussed more fully under the section entitled “Material U.S. Federal Income Tax Consequences of the Domestication to JAWS Spitfire Shareholders” below, the Domestication generally should constitute a reorganization within the meaning of Section 368(a)(l)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets, such as JAWS Spitfire, this result is not entirely clear. In the case of a transaction, such as the Domestication, that should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in such section) of JAWS Spitfire public shares will be subject to Section 367(b) of the Code, and as a result:
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a U.S. Holder of JAWS Spitfire public shares whose JAWS Spitfire public shares have a fair market value of less than $50,000 on the date of the Domestication who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of JAWS Spitfire public shares entitled to vote and less than 10% of the total value of all classes of JAWS Spitfire public shares will generally not recognize any gain or loss and will generally not be required to include any part of JAWS Spitfire’s earnings in income pursuant to the Domestication;

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a U.S. Holder of JAWS Spitfire public shares whose JAWS Spitfire public shares have a fair market value of $50,000 or more on the date of the Domestication who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of JAWS Spitfire public shares entitled to vote and less than 10% of the total value of all classes of JAWS Spitfire public shares will generally recognize gain (but not loss) on the exchange of JAWS Spitfire public shares for shares in New Velo3D (a Delaware corporation) pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to such holder’s JAWS Spitfire public shares, provided certain other requirements are satisfied. JAWS Spitfire does not expect to have significant cumulative earnings and profits on the date of the Domestication; and

•
a U.S. Holder of JAWS Spitfire public shares who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of JAWS Spitfire public shares entitled to vote or 10% or more of the total value of all classes of JAWS Spitfire public shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its JAWS Spitfire public shares, provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. JAWS Spitfire does not expect to have significant cumulative earnings and profits on the date of the Domestication.
In the case of a transaction, such as the Domestication, that should qualify as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of JAWS Spitfire public shares or public warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its JAWS Spitfire public shares or public warrants for the common stock or warrants of the Delaware corporation pursuant to the Domestication under the “passive foreign investment company,” or PFIC, rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging public warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the common stock or warrants of the Delaware corporation received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding JAWS Spitfire public shares or public warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because JAWS Spitfire is a blank check company with no current active business, we believe that JAWS Spitfire likely is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of JAWS Spitfire public shares or public warrants to recognize gain on the exchange of such shares or warrants for common stock or warrants of the Delaware corporation pursuant to the Domestication, unless, in the case of only common stock, such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s public shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s public warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of JAWS Spitfire. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “Material U.S. Federal Income Tax Consequences of the Domestication to JAWS Spitfire Shareholders — U.S. Holders — PFIC Considerations.”
For a description of the tax consequences for shareholders exercising redemption rights in connection with the Business Combination, see the sections entitled “Material U.S. Federal Income Tax Consequences of the Domestication to JAWS Spitfire Shareholders — U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights” and “Material U.S. Federal Income Tax Consequences of the Domestication to JAWS Spitfire Shareholders — Non-U.S. Holders — Tax Consequences to Non-U.S. Holders That Elect to Exercise Redemption Rights.”
Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication to JAWS Spitfire Shareholders”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s New Velo3D Common Stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, including with respect to public warrants, see “Material U.S. Federal Income Tax Consequences of the Domestication to JAWS Spitfire Shareholders.”
Expected Accounting Treatment
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of JAWS Spitfire as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Velo3D immediately following the Domestication will be the same as those of JAWS Spitfire immediately prior to the Domestication.
The Business Combination
The Business Combination will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America, or GAAP. Under this method of accounting, JAWS Spitfire has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Velo3D Shareholders being a relative majority of the voting power of the combined company, Velo3D’s operations prior to the acquisition being the only ongoing operations of New Velo3D, and Velo3D’s senior management being a majority of the senior management of New Velo3D. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Velo3D, with the Business Combination being treated as the equivalent of Velo3D issuing stock for the net assets of JAWS Spitfire, accompanied by a recapitalization. The net assets of JAWS Spitfire will be stated at historical costs, with no goodwill or other intangible assets recorded.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) and certain waiting period requirements have been satisfied. The JAWS Spitfire portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. JAWS Spitfire and Velo3D filed the required forms under the HSR Act with the Antitrust Division and the FTC on April 5, 2021 and requested early termination of the waiting period under the HSR Act, and received clearance on May 5, 2021.
At any time before or after consummation of the Business Combination, notwithstanding expiration or termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Velo3D’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. JAWS Spitfire cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, JAWS Spitfire cannot assure you as to its result.
At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Velo3D’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. JAWS Spitfire cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, JAWS Spitfire cannot assure you as to its result.
Neither of JAWS Spitfire nor Velo3D is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company
JAWS Spitfire is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. JAWS Spitfire has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, JAWS Spitfire, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of JAWS Spitfire’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of JAWS Spitfire’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Smaller Reporting Company
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non affiliates exceeds $700 million as of the prior June 30.
Summary of Risk Factors
Our business is subject to numerous risks. In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” The occurrence of one or more of the events or the circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Below is a summary of the principal factors that could cause our actual results to differ materially from those expressed in forward-looking statements made by us or on our behalf.
Risks Related to Velo3D’s Business and New Velo3D Following the Business Combination
Risks Related to Our Financial Position and Need for Additional Capital
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We are an early-stage company with a history of losses. We have not been profitable historically and may not achieve or maintain profitability in the future.

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Our financial projections may differ materially from actual results.

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Our limited operating history and rapid growth makes evaluating our current business and future prospects difficult and may increase the risk of your investment.

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We expect to rely on a limited number of customers for a significant portion of our near-term revenue.

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We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

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We have invested and expect to continue to invest in research and development efforts that further enhance our products. Such investments may affect our operating results and liquidity, and, if the return on these investments is lower or develops more slowly than we expect, our revenue and operating results may suffer.

Risks Related to Our Business and Industry
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We may experience significant delays in the design, production and launch of our additive manufacturing solutions, and we may be unable to successfully commercialize products on our planned timelines.

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As part of our growth strategy, we intend to continue to acquire or make investments in other businesses, patents, technologies, products or services. Our failure to do so successfully could disrupt our business and have an adverse impact on our financial condition.

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Our business activities may be disrupted due to the outbreak of the COVID-19 pandemic.

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Changes in our product mix may impact our gross margins and financial performance.

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Our business model is predicated, in part, on building a customer base that will generate a recurring stream of revenues through the use of our additive manufacturing system and service contracts. If that recurring stream of revenues does not develop as expected, or if our business model changes as the industry evolves, our operating results may be adversely affected.

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If demand for additive manufacturing products does not grow as expected, or if market adoption of additive manufacturing technology does not continue to develop, or develops more slowly than expected, our revenues may stagnate or decline, and our business may be adversely affected.

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If we fail to meet our customers’ price expectations, demand for our products and product lines could be negatively impacted and our business and results of operations could suffer.

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Declines in the prices of our products and services, or in our volume of sales, together with our relatively inflexible cost structure, may adversely affect our financial results.

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Reservations for our Sapphire XC solution may not convert to purchase orders.

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Defects in our additive manufacturing system or in enhancements to our existing additive manufacturing systems that give rise to part failures for our customers, resulting in product liability or warranty or other claims that could result in material expenses, diversion of management time and attention and damage to our reputation.

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The additive manufacturing industry in which we operate is characterized by rapid technological change, which requires us to continue to develop new products and innovations to meet constantly evolving customer demands and which could adversely affect market adoption of our products.

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The additive manufacturing industry is competitive. We expect to face increasing competition in many aspects of our business, which could cause our operating results to suffer.

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Our existing and planned global operations subject us to a variety of risks and uncertainties that could adversely affect our business and operating results. Our business is subject to risks associated with selling machines and other products in non-United States locations.

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We have identified material weaknesses in our internal control over financial reporting, and we may identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations or cause our access to the capital markets to be impaired and have a material adverse effect on our business.

Risks Related to Third Parties
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We could be subject to personal injury, property damage, product liability, warranty and other claims involving allegedly defective products that we supply.

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We may rely heavily on future collaborative and supply chain partners.

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If our suppliers become unavailable or inadequate, our customer relationships, results of operations and financial condition may be adversely affected.

Risks Related to Operations
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We operate primarily at a facility in a single location, and any disruption at this facility could adversely affect our business and operating results.

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Construction of our planned production facilities may not be completed in the expected timeframe or in a cost-effective manner. Any delays in the construction of our production facilities could severely impact our business, financial condition, results of operations and prospects.

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Maintenance, expansion and refurbishment of our facilities, the construction of new facilities and the development and implementation of new manufacturing processes involve significant risks.

Risks Related to Compliance Matters
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We are subject to U.S. and other anti-corruption laws, trade controls, economic sanctions and similar laws and regulations. Our failure to comply with these laws and regulations could subject us to civil, criminal and administrative penalties and harm our reputation.

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We are subject to environmental, health and safety laws and regulations related to our operations and the use of our additive manufacturing systems and consumable materials, which could subject us to compliance costs and/or potential liability in the event of non compliance.

Risks Related to Intellectual Property
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Our business relies on proprietary information and other intellectual property (“IP”), and our failure to protect our IP rights could harm our competitive advantages with respect to the use, manufacturing, sale or other commercialization of our processes, technologies and products, which may have an adverse effect on our results of operations and financial condition.

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Third-party lawsuits and assertions to which we are subject alleging our infringement of patents, trade secrets or other IP rights may have a significant adverse effect on our financial condition.

Risks Related to the Business Combination and JAWS Spitfire
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Our Sponsor and our executive officers and directors have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.

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Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

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Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New Velo3D, some of whom may be from JAWS Spitfire and Velo3D, and some of whom may join New Velo3D following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New Velo3D.

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The ability of JAWS Spitfire’s shareholders to exercise redemption rights with respect to JAWS Spitfire’s Public Shares may prevent JAWS Spitfire from completing the Business Combination or optimizing its capital structure.

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A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New Velo3D Common Stock to drop significantly, even if New Velo3D’s business is doing well.

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The public stockholders will experience immediate dilution as a consequence of the issuance of New Velo3D Common Stock as consideration in the Business Combination and in the PIPE Financing.

SELECTED HISTORICAL FINANCIAL INFORMATION OF VELO3D
The selected historical statements of operations data of Velo3D for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019 and the historical balance sheet data as of March 31, 2021 and December 31, 2020 and 2019 are derived from Velo3D’s audited financial statements and unaudited interim financial statements included elsewhere in this proxy statement/prospectus. Velo3D’s historical results are not necessarily indicative of the results that may be expected in the future. You should read the following selected historical financial data together with “Velo3D’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Velo3D’s financial statements and related notes included elsewhere in this proxy statement/prospectus.
	Three months ended March 31		Year ended December 31,
(in thousands)	2021	2020	2020	2019
Revenue	$1,172	$6,399	$18,975	$15,223
Cost of revenue	1,562	4,483	12,608	10,393
Gross profit (loss)	(390)	1,916	6,367	4,830
Operating expenses
Research and development	4,695	3,709	14,188	14,593
Selling and marketing	2,023	1,513	7,004	8,600
General and administrative	4,786	2,340	6,382	6,929
Total operating expenses	11,504	7,562	27,574	30,122
Loss from operations	(11,894)	(5,646)	(21,207)	(25,292)
Interest expense	(120)	(81)	(639)	(605)
Other income (expense), net	(1,534)	25	39	219
Loss before provision for income taxes	(13,548)	(5,702)	(21,807)	(25,678)
Provision for income taxes	—	—	—	—
Net loss and comprehensive loss	(13,548)	(5,702)	(21,807)	(25,678)
	As of March 31,	As of December 31,
(in thousands)	2021	2020	2019
Balance Sheet Data:
Cash and cash equivalents	$15,876	$15,517	$9,815
Total assets	37,680	32,691	21,633
Total debt	9,343	8,003	6,128
Total liabilities	34,923	16,808	20,598
Total redeemable convertible preferred stock	123,704	123,704	101,858
Total stockholders’ deficit	$(120,947)	$(107,821)	$(100,823)
Velo3D uses non-GAAP financial measures to help Velo3D make strategic decisions, establish budgets and operational goals for managing its business, analyze its financial results, and evaluate its performance. Velo3D also believes that the presentation of these non-GAAP financial measures in this proxy statement/prospectus provides an additional tool for investors to use in comparing Velo3D’s core business and results of operations over multiple periods. However, the non-GAAP financial measures presented in this proxy statement/prospectus may not be comparable to similarly titled measures reported by other companies due to differences in the way that these measures are calculated. The non-GAAP financial measures presented in this proxy statement/prospectus should not be considered as the sole measure of Velo3D’s performance and should not be considered in isolation from, or as a substitute for, comparable financial measures calculated in accordance with generally accepted accounting principles accepted in the United States (“GAAP”).
The information in the table below sets forth the non-GAAP financial measures that Velo3D uses in this proxy statement/prospectus. Because of the limitations associated with these non-GAAP financial measures,

“EBITDA” and “Adjusted EBITDA” should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. Velo3D compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of the non-GAAP financial measures below and not rely on any single financial measure to evaluate Velo3D’s business. Please see “Audited Financial Statements of Velo3D, Inc.” in this proxy statement/prospectus. The definitions for the Non-GAAP financial measures, EBITDA and Adjusted EBITDA, are described within “Velo3D’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The following table reconciles Net loss to EBITDA and Adjusted EBITDA during the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019, respectively:
	Three Months Ended March 31,				Year Ended December 31,
	2021		2020		2020		2019
	In thousands	As a percentage of revenue	In thousands	As a percentage of revenue	In thousands	As a percentage of revenue	In thousands	As a percentage of revenue
Revenue	$1,172	100.0%	$6,399	100.0%	$18,975	100.0%	$15,223	100.0%
Net loss	(13,548)	(1,156.0)%	(5,702)	(89.1)%	(21,807)	(114.9)%	(25,678)	(168.7)%
Interest expense	120	10.2%	81	1.3%	639	3.4%	605	4.0%
Tax expense	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Depreciation and amortization	251	21.4%	256	4.0%	1,240	6.5%	1,138	7.5%
EBITDA	$(13,177)	(1,124.3)%	$(5,365)	(83.8)%	$(19,928)	(105.0)%	$(23,935)	(157.2)%
Stock based compensation	315	26.9%	388	6.1%	1,455	7.7%	1,472	9.7%
Change in fair value of warrant liabilities	1,514	129.2%	(4)	(0.1)%	(3)	(0.0)%	(5)	(0.0)%
Adjusted EBITDA	$(11,348)	(968.3)%	$(4,981)	(77.8)%	$(18,476)	(97.4)%	$(22,468)	(147.6)%

SELECTED HISTORICAL FINANCIAL INFORMATION OF JAWS SPITFIRE
JAWS Spitfire is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. The selected historical financial data as of December 31, 2020, and for the period from September 11, 2020 (inception) through December 31, 2020, are derived from JAWS Spitfire’s audited financial statements included elsewhere in this proxy statement/prospectus. The selected historical interim financial data as of March 31, 2021 and for the three months ended March 31, 2021 are derived from JAWS Spitfire’s unaudited interim financial statements included elsewhere in this proxy statement/prospectus.
The information is only a summary and should be read in conjunction with JAWS Spitfire’s consolidated financial statements and related notes and “JAWS Spitfire’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. JAWS Spitfire’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.
	For the Three Months Ended March 31, 2021 (unaudited)	Period from September 11, 2020 (inception) through December 31, 2020 (audited)
		As Restated
Statement of Operations Data
Formation and operating costs	$—	$183,573
Transaction costs	1,441,314	1,583,878
Loss from operations	1,441,314	1,767,451
Net Income	$16,083,886	—
Weighted average shares outstanding of Class A redeemable ordinary shares	34,500,000	34,500,000
Basic and diluted net income per share, Class A	$0.00	$0.00
Weighted average shares outstanding of Class B non-redeemable ordinary shares	8,625,000	7,758,028
Basic and diluted net income (loss) per share, Class B	$1.86	$(0.23)
	March 31, 2021 (unaudited)	December 31, 2020 (audited)
	As Restated
Condensed Balance Sheet Data (At Period End):
Total assets	$346,797,265	$347,394,817
Total liabilities	$39,245,702	$55,927,140
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 4,244,844 and 5,853,233 shares issued and outstanding (excluding 30,255,156 and 28,646,767 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	424	585
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding at March 31, 2021 and December 31, 2020	863	863
Total shareholders’ equity (deficit)	$5,000,003	$5,000,007

SUMMARY UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 included in “Unaudited Pro Forma Condensed Combined Financial Information.”
The summary unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations, and the accompanying notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of JAWS Spitfire and Velo3D, including the accompanying notes, which are included elsewhere in this proxy statement/prospectus.
The Business Combination will be accounted for as a reverse capitalization in accordance with GAAP. Under this method of accounting, JAWS Spitfire is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Velo3D will represent a continuation of the financial statements of Velo3D, with the Business Combination being treated as the equivalent of Velo3D issuing stock for the net assets of JAWS Spitfire, accompanied by a recapitalization. The net assets of JAWS Spitfire are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Velo3D.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of JAWS Spitfire’s ordinary shares:
•
The No Redemptions scenario assumes that no JAWS Spitfire shareholders elect to redeem their Class A ordinary shares for a pro rata portion of cash in the Trust Account in connection with the Business Combination, and thus the full amount held in the Trust Account as of the Closing is available for the Business Combination.

•
The Maximum Redemptions scenario assumes that JAWS Spitfire shareholders redeem 12,468,100 Class A ordinary shares at $10.00 per share for an aggregate payment of approximately $124.7 million for a pro rata portion of cash in the Trust Account in connection with the Business Combination.

	Historical		Pro Forma
(in thousands, except per share amounts)	JAWS Spitfire	Velo3D	No Redemptions Scenario	Maximum Redemption Scenario
Statement of Operations Data – For the Three Months Ended March 31, 2021
Revenues	$—	$1,172	$1,172	$1,172
Total operating expenses	$1,441	$11,504	$13,978	$13,925
Change in fair value warrant liability	17,520	—	17,520	17,520
Net income	16,084	(13,548)	1,057	1,101
Basic and diluted net loss per share, Class A ordinary shares	$—	—	—	—
Basic and diluted net income per share, Class B ordinary shares	$1.86	—	—	—
Basic net income (loss) per share	—	$(0.69)	$0.01	$0.01
Diluted net income (loss) per share	—	$(0.69)	$0.00	$0.00

(in thousands, except per share amounts)	Historical JAWS Spitfire	Velo3D	Pro Forma No Redemptions Scenario	Maximum Redemptions Scenario
Balance Sheet Data – As of March 31, 2021
Total current assets	$1,793	29,824	500,903	$376,222
Total assets	346,798	37,680	508,759	384,078
Total current liabilities	1,544	23,164	24,264	24,264
Total debt	—	9,343	19,043	19,043
Total warrant liabilities	25,627	—	25,627	25,627
Total liabilities	39,246	34,923	206,178	199,049
Redeemable convertible preferred stock	—	123,704	—	—
Redeemable Class A ordinary shares	$302,552	—	—	—
Class A and B ordinary shares at par	1	—	—	—
Common stock at par	—	1	20	19
Total stockholders’ equity (deficit)	$5,000	(120,947)	$302,581	$185,029

COMPARATIVE PER SHARE DATA
The following table sets forth the historical comparative per share information of JAWS Spitfire and Velo3D on a stand-alone basis and the unaudited pro forma combined per share information of New Velo3D for the year ended December 31, 2020 and the three months ended March 31, 2021, after giving effect to the Business Combination, assuming no redemptions and maximum redemptions. The pro forma earnings information for the year ended December 31, 2020 and the three months ended March 31, 2021 was computed as if the Business Combination had been completed on January 1, 2020.
The information in the following table should be read in conjunction with the historical financial statements of JAWS Spitfire and Velo3D and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share that would have occurred had the companies been combined during the period presented nor the earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of JAWS Spitfire and Velo3D would have been had the companies been combined during the period presented.
The following table sets forth the:
•
historical book value per share information for JAWS Spitfire and for Velo3D is presented as of December 31, 2020 and March 31, 2021; the historical net income (loss) per share information for JAWS Spitfire is presented for the period from September 11, 2020 (inception) to December 31, 2020, and the three months ended March 31, 2021 and for Velo3D is presented for the year ended December 31, 2020 and three months ended March 31, 2021;

•
unaudited pro forma per share information of the combined company for the year ended December 31, 2020 and three months ended March 31, 2021 after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•
The No Redemptions scenario assumes that no JAWS Spitfire shareholders elect to redeem their Class A ordinary shares for a pro rata portion of cash in the Trust Account in connection with the Business Combination, and thus the full amount held in the Trust Account as of the Closing is available for the Business Combination.

•
The Maximum Redemptions scenario assumes that JAWS Spitfire shareholders redeem 12,468,100 Class A ordinary shares at $10.00 per share for an aggregate payment of approximately $124.7 million for a pro rata portion of cash in the Trust Account in connection with the Business Combination.

	Historical		Pro forma
	JAWS Spitfire	Velo3D	No Redemptions Scenario	Maximum Redemptions Scenario
Book value per share – basic and diluted, as of December 31, 2020(1)	$0.12	$(0.78)	$1.33	$0.79
Book value per share – basic, as of March 31, 2021(1)	$0.12	$(0.88)	$1.52	$0.99
Book value per share – diluted, as of March 31, 2021(1)	$0.12	$(0.88)	$1.51	$0.99
Basic and diluted net loss per share, Class A ordinary shares
For the year ended December 31, 2020	—	—	—	—
For the three months ended March 31, 2021	—	—	—	—
Basic and diluted net income (loss) per share, Class B ordinary shares(2)
For the year ended December 31, 2020	$(0.23)	—	—	—
For the three months ended March 31, 2021	$1.86	—	—	—

	Historical		Pro forma
	JAWS Spitfire	Velo3D	No Redemptions Scenario	Maximum Redemptions Scenario
Basic and diluted net loss per share,(3)
For the year ended December 31, 2020	—	$(1.13)	—	—
For the three months ended March 31, 2021	—	$(0.69)	—	—
Basic net income (loss) per share, pro forma combined
For the year ended December 31, 2020	—	—	$(0.18)	$(0.19)
For the three months ended March 31, 2021	—	—	$0.01	$0.01
Diluted net income (loss) per share, pro forma combined
For the year ended December 31, 2020	—	—	$(0.18)	$(0.19)
For the three months ended March 31, 2021	—	—	$0.00	$0.00

(1)
Book value per share = (Total shareholders’ equity / shares outstanding).

(2)
The JAWS Spitfire historical net income (loss) reflects the net loss per share for Class B common stock; no earnings were allocated to the Class A common shares under the two-class method.

(3)
No adjustments to the number of shares need to be made for potentially dilutive securities in the diluted pro forma EPS calculation due to their anti-dilutive effect.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Velo3D has been provided by Velo3D and its respective management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:
•
our ability to complete the Business Combination with Velo3D or, if we do not consummate such Business Combination, any other initial business combination;

•
satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the Hart-Scott-Rodino Act of 1976 (the “HSR Act”) relating to the Business Combination Agreement having expired or been terminated; (iii) JAWS Spitfire having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the JAWS Spitfire shareholder redemptions; (iv) the Aggregate Transaction Proceeds Condition; (v) the approval by the NYSE of our initial listing application in connection with the Business Combination; (vi) the consent of the preferred shareholders of Velo3D and the conversion of Velo3D preferred shares into Velo3D common stock and (vii) the consummation of the Domestication;

•
the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against JAWS Spitfire and Velo3D following the announcement of the Business Combination Agreement, and the transactions contemplated therein, that could give rise to the termination of the Business Combination Agreement;

•
the projected financial information, growth rate and market opportunity of New Velo3D;

•
the amount of redemption requirements made by Public Shareholders;

•
the ability to obtain and/or maintain the listing of the New Velo3D Common Stock and the warrants on the NYSE, and the potential liquidity and trading of such securities;

•
the risk that the proposed Business Combination disrupts current plans and operations of Velo3D as a result of the announcement and consummation of the proposed Business Combination;

•
the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees;

•
costs related to the proposed Business Combination;

•
changes in applicable laws or regulations;

•
the inability to develop and maintain effective internal controls;

•
our ability to raise financing in the future;

•
our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•
our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination;

•
the period over which Velo3D anticipates its existing cash and cash equivalents will be sufficient to fund its operating expenses and capital expenditure requirements;

•
the potential for Velo3D’s business development efforts to maximize the potential value of its portfolio;

•
regulatory developments in the United States and foreign countries;

•
the impact of laws and regulations;

•
Velo3D’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•
Velo3D’s financial performance;

•
the effect of COVID-19 on the foregoing, including our ability to consummate the Business Combination due to the uncertainty resulting from the recent COVID-19 pandemic; and

•
other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or Velo3D. There can be no assurance that future developments affecting us and/or Velo3D will be those that we and/or Velo3D have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Velo3D) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Neither we nor Velo3D undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

RISK FACTORS
You should carefully consider all the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the Proposals described in this proxy statement/prospectus.
The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, Velo3D’s business, financial condition and results of operations. If any of the events described below occur, New Velo3D’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of New Velo3D’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of JAWS Spitfire and Velo3D.
Risks Related to Velo3D’s Business and New Velo3D Following the Business Combination
Throughout this section, unless otherwise indicated or the context otherwise requires, references in this section to “Velo3D,” “we,” “us,” “our” and other similar terms refer to Velo3D and its subsidiaries prior to the Business Combination and to New Velo3D and its consolidated subsidiaries after giving effect to the Business Combination.
Risks Related to Our Financial Position and Need for Additional Capital
We are an early-stage company with a history of losses. We have not been profitable historically and may not achieve or maintain profitability in the future.
We experienced net losses in each year from our inception, including net losses of $21.8 million and $25.7 million for the years ended December 31, 2020 and 2019, respectively. We believe we will continue to incur operating losses and negative cash flow in the near-term as we continue to invest significantly in our business, in particular across our research and development (“R&D”) efforts and sales and marketing programs. These investments may not result in increased revenue or growth in our business.
In addition, following the Business Combination, as a public company, we will incur significant additional legal, accounting and other expenses that we did not incur as a private company. These increased expenditures may make it harder for us to achieve and maintain future profitability. Revenue growth and growth in our customer base may not be sustainable, and we may not achieve sufficient revenue to achieve or maintain profitability. While we have generated revenue in the past, we have only recently begun commercial shipments of several of our announced additive manufacturing solutions, some of which are expected to generate a substantial portion of our revenue going forward, and it is difficult for us to predict our future operating results. We may incur significant losses in the future for a number of reasons, including due to the other risks described in this proxy statement/prospectus, and we may encounter unforeseen expenses, difficulties, complications and delays and other unknown events. As a result, our losses may be larger than anticipated, we may incur significant losses for the foreseeable future, and we may not achieve profitability when expected, or at all, and even if we do, we may not be able to maintain or increase profitability. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from our investment in acquiring customers or expanding our operations, this could make it difficult for you to evaluate our current business and our future prospects and have a material adverse effect on our business, financial condition and results of operations.
Our financial projections may differ materially from actual results.
The financial projections included in this proxy statement/prospectus are based on our estimates and assumptions as of the dates indicated in this proxy statement/prospectus concerning various factors that are subject to significant risks and uncertainties, many of which are beyond our control, and therefore actual results may differ materially. These estimates and assumptions include, among others, estimates of the total addressable market for our products, assumptions regarding customer demand and performance under existing customer agreements, as well as anticipated customer agreements currently in negotiations, and assumptions regarding our ability to scale production to meet current and future demand.
These estimates and assumptions are also subject to various factors beyond our control, including, for example, changes in customer demand, increased costs in our supply chain, increased labor costs, changes in the regulatory environment, the adoption of future legislation, the impact of global health crises (including the COVID-19 pandemic and COVID-19 variants) and changes in our executive team. Notably, our financial projections reflect assumptions regarding contracts that are currently under negotiation with, as well as indications of interest from, potential customers who may withdraw at any time. Accordingly, our future financial condition and results of operations may differ materially from our projections. Our failure to achieve our projected results could harm the trading price of Velo3D’s securities and its financial position following the completion of the Business Combination. Neither Velo3D nor JAWS Spitfire have any duty to update the financial projections included in this proxy statement/prospectus.
Our limited operating history and rapid growth makes evaluating our current business and future prospects difficult and may increase the risk of your investment.
Much of our growth has occurred in recent periods. Our limited operating history may make it difficult for you to evaluate our current business and our future prospects, as we continue to grow our business. Our ability to forecast our future operating results is subject to a number of uncertainties, including our ability to plan for and model future growth. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly evolving industries as we continue to grow our business. If our assumptions regarding these uncertainties, which we use to plan our business, are incorrect or change in reaction to changes in our markets, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, our business could suffer, and the trading price of our securities may decline. In addition to our revenue model based on product sales, Velo3D is also focused on an annual recurring payment transaction model. This transition may affect our revenue levels in the near term. There are no assurances that we will be able to secure future business with customers or that such our recurring revenue model will be successful our planned timelines or at all.
It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. If actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected.
We expect to rely on a limited number of customers for a significant portion of our near-term revenue.
We currently have purchase orders with a limited number of customers, from which we expect to generate most of our revenues in the near future. Approximately 56.0%, 40.8% and 74.9% of Velo3D’s revenue was derived from sales through a single customer, SpaceX, for the three months ended March 31, 2021 and the fiscal years ended December 31, 2020 and 2019, respectively, and we anticipate that a significant portion of our revenue will continue to be derived from sales through this customer in the foreseeable future. We had only eight customers in total as of December 31, 2020 and March 31, 2021 for our 3D Printer sales. Including part sales and other services to customers, we had 42 and 52 customers as of December 31, 2020 and March 31, 2021, respectively. Our 3D printer sales occur under purchase orders that are governed by our terms and conditions of sale. The Company’s terms and conditions with SpaceX are consistent with all other customers and permit the customer to terminate the Company’s services at any time (subject to notice and certain other provisions). Accordingly, the sudden loss of SpaceX or one or more of our other significant customers, the renegotiation of a significant customer contract, a substantial reduction in their orders, their failure to exercise customer options, their unwillingness to extend contractual deadlines if we are unable to meet production requirements, their inability to perform under their contracts or a significant deterioration in their financial condition could harm our business, results of operations and financial condition. If we fail to perform under the terms of these agreements, the customers could seek to terminate these agreements and/or pursue damages against us, including liquidated damages in certain instances, which could harm our business.
Because we rely on a limited number of customers for a significant portion of our revenues, we depend on the creditworthiness of these customers. If the financial condition of our customers declines, our credit risk could increase. Should one or more of our significant customers declare bankruptcy, be declared insolvent or otherwise be restricted by state or federal laws or regulation from continuing in some or all of their operations, this could adversely affect our ongoing revenues, the collectability of our accounts receivable and our net income.
We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.
We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges and opportunities, including the need to develop new features or enhance our products, expand our manufacturing capacity, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds if our existing sources of cash and any funds generated from operations do not provide us with sufficient capital. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A common stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges and opportunities could be significantly impaired, and our business may be adversely affected.
We have invested and expect to continue to invest in research and development efforts that further enhance our products. Such investments may affect our operating results and liquidity, and, if the return on these investments is lower or develops more slowly than we expect, our revenue and operating results may suffer.
We have invested and expect to continue to invest in research and development efforts that further enhance our products. These investments may involve significant time, risks and uncertainties, including the risk that the expenses associated with these investments may affect our margins, operating results and liquidity and that such investments may not generate sufficient revenues to offset liabilities assumed and expenses associated with these new investments. The AM industry changes rapidly as a result of technological and product developments, which may render our solutions less effective. We believe that we must continue to invest a significant amount of time and resources in our products to maintain and improve our competitive position. If we do not achieve the benefits anticipated from these investments, if the achievement of these benefits is delayed, our business, operating results and prospects may be materially adversely affected.
Risks Related to Our Business and Industry
We may experience significant delays in the design, production and launch of our additive manufacturing solutions, and we may be unable to successfully commercialize products on our planned timelines.
There are significant technological and logistical challenges associated with producing, marketing, selling and delivering additive manufacturing systems such as ours that make high-value component parts for customers, and we may not be able to resolve all of the difficulties that may arise in a timely or cost-effective manner, or at all. While we believe that we understand the engineering and process characteristics necessary to successfully design and produce additive manufacturing systems to make high-value metal parts for our customers, our assumptions may prove to be incorrect, and we may be unable to consistently produce additive manufacturing products in an economical manner in commercial quantities.
Certain additive manufacturing solutions are still under development. There are often delays in the design, testing, manufacture and commercial release of new products, and any delay in the launch of our products could materially damage our brand, business, growth prospects, financial condition and operating results. Even if we successfully complete the design, testing and manufacture for one or all of our products under development, we may fail to develop a commercially successful product on the timeline we expect for a number of reasons, including:
•
misalignment between the products and customer needs;

•
lack of innovation of the product;

•
failure of the product to perform in accordance with the customer’s industry standards;

•
ineffective distribution and marketing;

•
delay in obtaining any required regulatory approvals;

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unexpected production costs; or

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release of competitive products.

Our success in the market for the products we develop will depend largely on our ability to prove our products’ capabilities in a timely manner. Upon demonstration, our customers may not believe that our products and/or technology have the capabilities they were designed to have or that we believe they have. Furthermore, even if we do successfully demonstrate our products’ capabilities, potential customers may be more comfortable doing business with another larger and more established company or may take longer than expected to make the decision to order our products. Significant revenue from new product investments may not be achieved for a number of years, if at all. If the timing of our launch of new products and/or of our customers’ acceptance of such products is different than our assumptions, our revenue and results of operations may be adversely affected.
Additionally, we are in the process of establishing a recurring payment offering for customers, which may present similar challenges to those outlined above with respect to the design, production and launch of new additive manufacturing solutions. In particular, we may fail to develop a commercially successful offering if we are unable to meet customer needs or industry standards, if we fail to meet customer price expectations or if our marketing and distribution strategy proves ineffective. If we are unable to establish such an offering, sales of our additive manufacturing solutions and our overall operating results could suffer.
As part of our growth strategy, we intend to continue to acquire or make investments in other businesses, patents, technologies, products or services. Our failure to do so successfully could disrupt our business and have an adverse impact on our financial condition.
As part of our business strategy, we have entered into, and expect to enter into, agreements to acquire or invest in other companies. To the extent we seek to grow our business through acquisitions, we may not be able to successfully identify attractive acquisition opportunities or consummate any such acquisitions if we cannot reach an agreement on commercially favorable terms, if we lack sufficient resources to finance the transaction on our own and cannot obtain financing at a reasonable cost or if regulatory authorities prevent such transaction from being consummated. In addition, competition for acquisitions in the markets in which we operate during recent years has increased, and may continue to increase, which may result in an increase in the costs of acquisitions or cause us to refrain from making certain acquisitions. We may not be able to complete future acquisitions on favorable terms, if at all.
If we do complete future acquisitions, we cannot assure you that they will ultimately strengthen our competitive position or that they will be viewed positively by customers, financial markets or investors. Furthermore, future acquisitions could pose numerous additional risks to our operations, including:
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diversion of management’s attention from their day-to-day responsibilities;

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unanticipated costs or liabilities associated with the acquisition;

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increases in our expenses;

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problems integrating the purchased business, products or technologies;

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challenges in achieving strategic objectives, cost savings and other anticipated benefits;

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inability to maintain relationships with key customers, suppliers, vendors and other third parties on which the purchased business relies;

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the difficulty of incorporating acquired technology and rights into our platform and of maintaining quality and security standards consistent with our brand;

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difficulty in maintaining controls, procedures and policies during the transition and integration;

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challenges in integrating the new workforce and the potential loss of key employees, particularly those of the acquired business; and

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use of substantial portions of our available cash or the incurrence of debt to consummate the acquisition.

If we proceed with a particular acquisition, we may have to use cash, issue new equity securities with dilutive effects on existing shareholders, incur indebtedness, assume contingent liabilities or amortize assets or expenses in a manner that might have a material adverse effect on our financial condition and results of operations. Acquisitions will also require us to record certain acquisition-related costs and other items as current period expenses, which would have the effect of reducing our reported earnings in the period in which an acquisition is consummated. In addition, we could also face unknown liabilities or write-offs due to our acquisitions, which could result in a significant charge to our earnings in the period in which they occur. We will also be required to record goodwill or other long-lived asset impairment charges (if any) in the periods in which they occur, which could result in a significant charge to our earnings in any such period.
Achieving the expected returns and synergies from future acquisitions will depend, in part, upon our ability to integrate the products and services, technology, administrative functions and personnel of these businesses into our product lines in an efficient and effective manner. We cannot assure you that we will be able to do so, that our acquired businesses will perform at levels and on the timelines anticipated by our management or that we will be able to obtain these synergies. In addition, acquired technologies and IP may be rendered obsolete or uneconomical by our own or our competitors’ technological advances. Management resources may also be diverted from operating our existing businesses to certain acquisition integration challenges. If we are unable to successfully integrate acquired businesses, our anticipated revenues and profits may be lower. Our profit margins may also be lower, or diluted, following the acquisition of companies whose profit margins are less than those of our existing businesses.
Our business activities may be disrupted due to the outbreak of the COVID-19 pandemic.
We face various risks and uncertainties related to the global outbreak of COVID-19. In recent months, the continued spread of COVID-19, including variant strains of the virus, has led to disruption and volatility in the global economy and capital markets, which has increased the cost of capital and adversely impacted access to capital. Government-enforced travel bans and business closures around the world have significantly impacted our ability to sell, install and service our additive manufacturing systems at customers around the world. It has, and may continue to, disrupt our third-party contract manufacturers and supply chain, and our ability to perform the final assembly and testing of our systems. We may expect some delays in installation of our products at customers’ facilities, which could lead to postponed customer acceptance of the transactions. Furthermore, if significant portions of our workforce are unable to work effectively, including because of illness, quarantines, government actions, facility closures, remote working or other restrictions in connection with the COVID-19 pandemic, our operations will likely be adversely impacted.
It is not currently possible to reliably project the direct impact of COVID-19 on our operating revenues and expenses. If the COVID-19 pandemic continues for a prolonged duration, we or our customers may be unable to perform fully on our contracts, which will likely result in increases in costs and reduction in revenue. These cost increases may not be fully recoverable or adequately covered by insurance. The long-term effects of COVID-19 to the global economy and to us are difficult to assess or predict and may include a decline in the market prices of our products, risks to employee health and safety, risks for the deployment of our products and services and reduced sales in impacted geographic locations. Any prolonged restrictive measures put in place in order to control COVID-19 or other adverse public health developments in any of our targeted markets may have a material and adverse effect on our business operations and results of operations.
To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, including but not limited to those relating to cyber-attacks and security vulnerabilities, interruptions or delays due to third parties or our ability to raise additional capital or generate sufficient cash flows necessary to fulfill our obligations under our existing indebtedness or to expand our operations.

Changes in our product mix may impact our gross margins and financial performance.
Our financial performance may be affected by the mix of transaction models under which we sell during a given period. Different transaction models have different margins in the period in which the transaction occurs and in subsequent periods. Therefore our gross margins may fluctuate based on the mix of sale and recurring payment transactions in a given period. If our product mix shifts too far into lower gross margin transactions in a given period and we are not able to sufficiently reduce the engineering, production and other costs associated with those transactions or substantially increase the sales of our higher gross margin transactions, our profitability could be reduced. Additionally, the introduction of new products or services may further heighten quarterly fluctuations in gross profit and gross profit margins due to manufacturing ramp-up and start-up costs. We may experience significant quarterly fluctuations in gross profit margins or operating income or loss due to the impact of the mix of products, channels or geographic areas in which we sell our products from period to period.
Our business model is predicated, in part, on building a customer base that will generate a recurring stream of revenues through the use of our additive manufacturing system and service contracts. If that recurring stream of revenues does not develop as expected, or if our business model changes as the industry evolves, our operating results may be adversely affected.
Our business model is dependent, in part, on our ability to maintain and increase sales of our additive manufacturing products and service contracts as they generate recurring revenues. Existing and future customers of our systems may not purchase our products or related service contracts at the same rate at which customers currently purchase those products and services.
If demand for additive manufacturing products does not grow as expected, or if market adoption of additive manufacturing technology does not continue to develop, or develops more slowly than expected, our revenues may stagnate or decline, and our business may be adversely affected.
The industrial manufacturing market, which today is dominated by conventional manufacturing processes that do not involve 3D printing technology, is undergoing a shift towards additive manufacturing. We may not be able to develop effective strategies to raise awareness among potential customers of the benefits of additive manufacturing technologies or our products may not address the specific needs or provide the level of functionality required by potential customers to encourage the continuation of this shift towards additive manufacturing. If additive manufacturing technology does not continue to gain broader market acceptance as an alternative to conventional manufacturing processes, particularly with regard to high value parts, or if the marketplace adopts additive manufacturing technologies that differ from our technologies, we may not be able to increase or sustain the level of sales of our products, and our operating results would be adversely affected as a result.
If we fail to meet our customers’ price expectations, demand for our products and product lines could be negatively impacted and our business and results of operations could suffer.
Demand for our product lines is sensitive to price. We believe our competitive pricing has been an important factor in our results to date. Therefore, changes in our pricing strategies can have a significant impact on our business and ability to generate revenue. Many factors, including our production and personnel costs and our competitors’ pricing and marketing strategies, can significantly impact our pricing strategies. If we fail to meet our customers’ price expectations in any given period, demand for our products and product lines could be negatively impacted and our business and results of operations could suffer.
We use, and plan to continue using, different pricing models for different products. For example, we plan to use a recurring payment pricing model for certain customers. This pricing model is still relatively new to some of our customers and may not be attractive to them, especially in regions where the model is less common. If customers resist this or any other new pricing models we introduce, our revenue may be adversely affected, and we may need to restructure the way in which we charge customers for our products. To date, while we have accepted pre-orders for our Sapphire XC solution. annual subscription pricing, we have not recognized material revenue from these orders, or associated with our recurring payment model in general.

Declines in the prices of our products and services, or in our volume of sales, together with our relatively inflexible cost structure, may adversely affect our financial results.
Our business is subject to price competition. Such price competition may adversely affect our results of operation, especially during periods of decreased demand. Decreased demand also adversely impacts the volume of our additive manufacturing systems sales. If our business is not able to offset price reductions resulting from these pressures, or decreased volume of sales due to contractions in the market, by improved operating efficiencies and reduced expenditures, then our operating results will be adversely affected.
Certain of our operating costs are fixed and cannot readily be reduced, which diminishes the positive impact of our restructuring programs on our operating results. To the extent the demand for our products slows, or the additive manufacturing market contracts, we may be faced with excess manufacturing capacity and related costs that cannot readily be reduced, which will adversely impact our financial condition and results of operations.
Reservations for our Sapphire XC solution may not convert to purchase orders.
Our Sapphire XC solution is in the late stages of development, and commercial shipments are not scheduled to begin until the end of 2021 and may occur later or not at all. We have accepted reservations for the Sapphire XC, which are accompanied by a financial deposit. Given the anticipated lead times between reservations and the date of delivery of the Sapphire XC, there is a risk that customers who place reservations may ultimately decide not to convert such reservations into purchase orders and take delivery of their reserved Sapphire XC due to potential changes in customer preferences, competitive developments or other factors. As a result, no assurance can be made that reservations will result in the purchase of our Sapphire XC, and any such failure to convert these reservations could harm our business, prospects, financial condition and operating results.
Defects in our additive manufacturing system or in enhancements to our existing additive manufacturing systems that give rise to part failures for our customers, resulting in product liability or warranty or other claims that could result in material expenses, diversion of management time and attention and damage to our reputation.
Our additive manufacturing solutions are complex and may contain undetected defects or errors when first introduced or as enhancements are released that, despite testing, are not discovered until after an additive manufacturing system has been used. This could result in delayed market acceptance of those additive manufacturing systems or claims from customers or others, which may result in litigation, increased end user warranty, support and repair or replacement costs, damage to our reputation and business, or significant costs and diversion of support and engineering personnel to correct the defect or error. We may from time to time become subject to warranty or product liability claims related to product quality issues that could lead us to incur significant expenses.
We attempt to include provisions in our agreements and purchase orders with customers that are designed to limit our exposure to potential liability for damages arising from defects or errors in our products. However, it is possible that these limitations may not be effective as a result of unfavorable judicial decisions or laws enacted in the future.
The sale and support of our products entails the risk of product liability claims. Any product liability claim brought against us, regardless of our merit, could result in material expense, diversion of management time and attention, damage to our business and reputation and brand, and cause us to fail to retain existing customers or to fail to attract new customers.
The additive manufacturing industry in which we operate is characterized by rapid technological change, which requires us to continue to develop new products and innovations to meet constantly evolving customer demands and which could adversely affect market adoption of our products.
Our revenues are derived from the sale of additive manufacturing systems, parts and services. We have encountered and will continue to encounter challenges experienced by growing companies in a market subject to rapid innovation and technological change. While we intend to invest substantial resources to remain on the forefront of technological development, continuing advances in additive manufacturing technology, changes in customer requirements and preferences and the emergence of new standards, regulations and certifications could adversely affect adoption of our products either generally or for particular applications. Our ability to compete in the additive manufacturing market depends, in large part, on our success in developing and introducing new additive manufacturing systems and technology, in improving our existing products and technology and qualifying new materials which our systems can support. We believe that we must continuously enhance and expand the functionality and features of our products and technologies in order to remain competitive. However, we may not be able to:
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develop cost effective new products and technologies that address the increasingly complex needs of prospective customers;

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enhance our existing products and technologies;

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respond to technological advances and emerging industry standards and certifications on a cost-effective and timely basis;

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adequately protect our IP as we develop new products and technologies;

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identify the appropriate technology or product to which to devote our resources; or

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ensure the availability of cash resources to fund R&D.

Even if we successfully introduce new additive manufacturing products and technologies and enhance our existing products and technologies, it is possible that these will eventually supplant our existing products or that our competitors will develop new products and technologies that will replace our own. As a result, any of our products may be rendered obsolete or uneconomical by our or our competitors’ technological advances, leading to a loss in market share, decline in revenue and adverse effects to our business and prospects.
The additive manufacturing industry is competitive. We expect to face increasing competition in many aspects of our business, which could cause our operating results to suffer.
The additive manufacturing industry in which we operate is fragmented and competitive. We compete for customers with a wide variety of producers of additive manufacturing and/or 3D printing equipment that creates 3D objects and end-use parts, as well as with providers of materials and services for this equipment. Some of our existing and potential competitors are researching, designing, developing and marketing other types of products and services that may render our existing or future products obsolete, uneconomical or less competitive. Existing and potential competitors may also have substantially greater financial, technical, marketing and sales, manufacturing, distribution and other resources than we do, including name recognition, as well as experience and expertise in IP rights and operating within certain international markets, any of which may enable them to compete effectively against us. For example, a number of companies that have substantial resources have announced that they are beginning production of 3D printing systems, which will further enhance the competition we face. We may lose market share to, or fail to gain market share from, producers of products that can be substituted for our products, which may have an adverse effect on our results of operations and financial condition
Future competition may arise from the development of allied or related techniques for equipment, materials and services that are not encompassed by our patents, from the issuance of patents to other companies that may inhibit our ability to develop certain products and from improvements to existing technologies.
We intend to continue to follow a strategy of continuing product development and distribution network expansion to enhance our competitive position to the extent practicable. However, we cannot assure you that we will be able to maintain our current position or continue to compete successfully against current and future sources of competition. If we do not keep pace with technological change and introduce new products and technologies, demand for our products may decline, and our operating results may suffer.
Because the additive manufacturing market is rapidly evolving, forecasts of market growth in this proxy statement/prospectus may not be accurate.
Market opportunity estimates and growth forecasts included in this proxy statement/prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts and estimates in this proxy statement/prospectus relating to the expected size and growth of the markets for additive manufacturing technology and other markets in which we participate may prove to be inaccurate. Even if these markets experience the forecasted growth described in this proxy statement/prospectus, we may not grow our business at similar rates, or at all. Our future growth is subject to many factors, including market adoption of our products, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this proxy statement/
prospectus, including our estimates that the size of the serviceable available high value metal additive manufacturing market is expected to be approximately $35 billion in 2030, should not be taken as indicative of our future growth. In addition, these forecasts do not consider the impact of the current global COVID-19 pandemic, and we cannot assure you that these forecasts will not be materially and adversely affected as a result.
Our existing and planned global operations subject us to a variety of risks and uncertainties that could adversely affect our business and operating results. Our business is subject to risks associated with selling machines and other products in non-United States locations.
Our products and services are distributed in more than 25 countries around the world. Accordingly, Velo3D faces significant operational risks from doing business internationally. For current and potential international customers whose contracts are denominated in U.S. dollars, the relative change in local currency values creates relative fluctuations in our product pricing. These changes in international end-user costs may result in lost orders and reduce the competitiveness of Velo3D’s products in certain foreign markets. As Velo3D realizes its strategy to expand internationally, its exposure to currency risks may increase.
Other risks and uncertainties we face from our global operations include:
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limited protection for the enforcement of contract and IP rights in certain countries where we may sell our products or work with suppliers or other third parties;

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potentially longer sales and payment cycles and potentially greater difficulties in collecting accounts receivable;

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costs and difficulties of customizing products for foreign countries;

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challenges in providing solutions across a significant distance, in different languages and among different cultures;

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laws and business practices favoring local competition;

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being subject to a wide variety of complex foreign laws, treaties and regulations and adjusting to any unexpected changes in such laws, treaties and regulations;

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compliance with U.S. laws affecting activities of U.S. companies abroad, including the U.S. Foreign Corrupt Practices Act (“FCPA”), and compliance with anti-corruption laws in other countries, such as the UK Bribery Act (“Bribery Act”);

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tariffs, trade barriers and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets;

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operating in countries with a higher incidence of corruption and fraudulent business practices;

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changes in regulatory requirements, including export controls, tariffs and embargoes, other trade restrictions, competition, corporate practices and data privacy concerns;

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potential adverse tax consequences arising from global operations;

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rapid changes in government, economic and political policies and conditions; and

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political or civil unrest or instability, terrorism or epidemics and other similar outbreaks or events.

In addition, additive manufacturing has been identified by the U.S. government as an emerging technology and is currently being further evaluated for national security impacts. We expect additional regulatory changes to be implemented that will result in increased and/or new export controls related to 3D printing technologies, components, and related materials and software. These changes, if implemented, may result in our being required to obtain additional approvals and/or licenses to sell 3D printers in the global market.
Our failure to effectively manage the risks and uncertainties associated with our global operations could limit the future growth of our business and adversely affect our business and operating results.
We are dependent on management and key personnel, and our business would suffer if we fail to retain our key personnel and attract additional highly skilled employees.
Our success depends on the specialized skills of our management team and key operating personnel. This may present particular challenges as we operate in a highly specialized industry sector, which may make replacement of our management team and key operating personnel difficult. A loss of our managers or key employees, or their failure to satisfactorily perform their responsibilities, could have an adverse effect on our business, financial condition, results of operations and prospects.
Our future success will depend on our ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization, particularly R&D, recycling technology, operations and sales. Trained and experienced personnel are in high demand and may be in short supply. Many of the companies that we compete with for experienced employees have greater resources than us and may be able to offer more attractive terms of employment. In addition, we invest significant time and expense in training employees, which increases their value to competitors that may seek to recruit them. We may not be able to attract, develop and maintain the skilled workforce necessary to operate our business, and labor expenses may increase as a result of a shortage in the supply of qualified personnel, which will negatively impact our business, financial condition, results of operations and prospects. Each member of senior management as well as our key employees may terminate employment without notice and without cause or good reason. The members of our senior management are not subject to non-competition agreements. Accordingly, the adverse effect resulting from the loss of certain members of senior management could be compounded by our inability to prevent them from competing with us.
If we fail to grow our business as anticipated, our net sales, gross margin and operating margin will be adversely affected. If we grow as anticipated but fail to manage our growth and expand our operations accordingly, our business may be harmed and our results of operation may suffer.
Over the past year, we have experienced rapid growth, and we are attempting to continue to grow our business substantially. To this end, we have made, and expect to continue to make, significant investments in our business, including investments in our infrastructure, technology, marketing and sales efforts. These investments include planning for facilities expansion, increased staffing and market expansion into global territories. If our business does not generate the level of revenue required to support our investment, our net sales and profitability will be adversely affected.
We may not manage our growth effectively. Our ability to effectively manage our anticipated growth and expansion of our operations will also require us to enhance our operational, financial and management controls and infrastructure, human resources policies and reporting systems. This expansion will place a significant strain on our management, operational and financial resources. To manage the growth of our operations and personnel, we must establish appropriate and scalable operational and financial systems, procedures and controls and establish and maintain a qualified finance, administrative and operations staff. We may be unable to hire, train, retain and manage the necessary personnel or to identify, manage and exploit potential strategic relationships and market opportunities, which will negatively impact our business, financial condition, results of operations and prospects.
In the future, some of our arrangements for additive manufacturing solutions may contain customer-specific provisions that may impact the period in which we recognize the related revenues under GAAP.
Some customers that purchase additive manufacturing solutions from us may require specific, customized factors relating to their intended use of the solution or the installation of the product in the customers’ facilities. These specific, customized factors are occasionally required by the customers to be included in our commercial agreements relating to the purchases. As a result, our responsiveness to our customers’ specific requirements has the potential to impact the period in which we recognize the revenue relating to that additive manufacturing system sale.
Similarly, some of our customers must build or prepare facilities to install a subset of our additive manufacturing solutions, and the completion of such projects can be unpredictable, which can impact the period in which we recognize the revenue relating to that additive manufacturing solution sale.
We rely on our information technology systems to manage numerous aspects of our business and a disruption of these systems could adversely affect our business.
We rely on our information technology systems to manage numerous aspects of our business, including to efficiently purchase products from our suppliers, provide procurement and logistic services, ship products to our customers, manage our accounting and financial functions, including our internal controls, and maintain our R&D data. Our information technology systems are an essential component of our business and any disruption could significantly limit our ability to manage and operate our business efficiently. A failure of our information technology systems to perform properly could disrupt our supply chain, product development and customer experience, which may lead to increased overhead costs and decreased sales and have an adverse effect on our reputation and our financial condition. In addition, during the COVID-19 pandemic, a substantial portion of our employees have conducted work remotely, making us more dependent on potentially vulnerable communications systems and making us more vulnerable to cyberattacks.
Although we take steps and incur significant costs to secure our information technology systems, including our computer systems, intranet and internet sites, email and other telecommunications and data networks, our security measures may not be effective and our systems may be vulnerable to damage or interruption. The failure of any such systems or the failure of such systems to scale as Velo3D’s business grows could adversely affect its results of operations. Disruption to our information technology systems could result from power outages, computer and telecommunications failures, computer viruses, cyber-attack or other security breaches, catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes, acts of war, terrorism and usage errors by our employees.
Our reputation and financial condition could be adversely affected if, as a result of a significant cyber-event or otherwise:
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our operations are disrupted or shut down;

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our or our customers’ or employees’ confidential, proprietary information is stolen or disclosed;

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we incur costs or are required to pay fines in connection with stolen customer, employee or other confidential information;

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we must dedicate significant resources to system repairs or increase cyber security protection; or

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we otherwise incur significant litigation or other costs.

If our computer systems are damaged or cease to function properly, or, if we do not replace or upgrade certain systems, we may incur substantial costs to repair or replace them and may experience an interruption of our normal business activities or loss of critical data. Any such disruption could adversely affect our reputation and financial condition.
We also rely on information technology systems maintained by third parties, including third-party cloud computing services and the computer systems of our suppliers for both our internal operations and our customer-facing infrastructure related to our additive manufacturing solutions. These systems are also vulnerable to the types of interruption and damage described above but we have less ability to take measures to protect against such disruptions or to resolve them if they were to occur. Information technology problems faced by third parties on which we rely could adversely impact our business and financial condition as well as negatively impact our brand reputation.
Our current levels of insurance may not be adequate for our potential liabilities.
We maintain insurance to cover our potential exposure for most claims and losses, including potential product and non-product related claims, lawsuits and administrative proceedings seeking damages or other remedies arising out of our commercial operations. However, our insurance coverage is subject to various exclusions, self-retentions and deductibles. We may be faced with types of liabilities that are not covered under our insurance policies, such as environmental contamination or terrorist attacks, or that exceed our policy limits. Even a partially uninsured claim of significant size, if successful, could have an adverse effect on our financial condition.
In addition, we may not be able to continue to obtain insurance coverage on commercially reasonable terms, or at all, and our existing policies may be cancelled or otherwise terminated by the insurer. Maintaining adequate insurance and successfully accessing insurance coverage that may be due for a claim can require a significant amount of our management’s time, and we may be forced to spend a substantial amount of money in that process.
Changes in tax laws or tax rulings could materially affect our financial position, results of operations, and cash flows.
The tax regimes we are subject to or operate under, including income and non-income taxes, are unsettled and may be subject to significant change. Changes in tax laws, regulations, or rulings, or changes in interpretations of existing laws and regulations, could materially affect our financial position and results of operations. For example, the 2017 Tax Cuts and Jobs Act (the “Tax Act”) made broad and complex changes to the U.S. tax code, including changes to U.S. federal tax rates, additional limitations on the deductibility of interest, both positive and negative changes to the utilization of future net operating loss (“NOL”) carryforwards, allowing for the expensing of certain capital expenditures, and putting into effect the migration from a “worldwide” system of taxation to a more territorial system. Future guidance from the IRS with respect to the Tax Act may affect us, and certain aspects of the Tax Act could be repealed or modified in future legislation. The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) has already modified certain provisions of the Tax Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act or any newly enacted federal tax legislation. The issuance of additional regulatory or accounting guidance related to the Tax Act could materially affect our tax obligations and effective tax rate in the period issued. As we continue to expand internationally, we will be subject to other jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. The amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could have an adverse impact on our liquidity and results of operations. In addition, the authorities in several jurisdictions could review our tax returns and impose additional tax, interest and penalties, which could have an impact on us and on our results of operations. In addition, many countries in Europe and a number of other countries and organizations, have recently proposed or recommended changes to existing tax laws or have enacted new laws that could significantly increase our tax obligations in the countries where we do or intend to do business or require us to change the manner in which we operate our business.
As we expand the scale of our international business activities, these types of changes to the taxation of our activities could increase our worldwide effective tax rate, increase the amount of taxes imposed on our business, and harm our financial position. Such changes also may apply retroactively to our historical operations and result in taxes greater than the amounts estimated and recorded in our financial statements.
We identified material weaknesses in our internal control over financial reporting and we may identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations or cause our access to the capital markets to be impaired and have a material adverse effect on our business.
Following the Business Combination, our management will have significant requirements for financial reporting and internal control over financial reporting as a public company. The process of designing and implementing effective internal control over financial reporting is a continuous effort that will require us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain internal control over financial reporting that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal control over financial reporting, it could cause us to fail to meet our reporting obligations on a timely basis or result in material misstatements or omissions in our consolidated financial statements, which could harm our operating results. In addition, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified in our internal control over financial reporting. Assessing and maintaining internal control over financial reporting may divert management’s attention from other matters that are important to our business. Our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting on an annual basis. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. If we are not able to complete our initial assessment of our internal control over financial reporting in a timely manner, our independent registered public accounting firm may not be able to attest to the effectiveness of our internal control over financial reporting.
Matters impacting our internal control over financial reporting may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of applicable NYSE listing rules, which may result in a breach of the covenants under existing or future financing arrangements. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if we and our independent registered public accounting firm continue to report material weaknesses in our internal control over financial reporting. This could materially adversely affect us and lead to a decline in the market price of our securities.
In connection with the preparation of our financial statements, material weaknesses in our internal control over financial reporting were identified as of December 31, 2020. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. These material weaknesses are as follows:
We did not design and maintain an effective control environment commensurate with our financial reporting requirements. Specifically, we did not maintain a sufficient complement of personnel with an appropriate degree of internal controls and accounting knowledge, experience, and training commensurate with our accounting and financial reporting requirements. Additionally, the lack of a sufficient complement of personnel resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of our financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in its finance and accounting functions. This material weakness contributed to the following additional material weaknesses:
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We did not design and maintain effective controls over the segregation of duties related to journal entries and account reconciliations. Specifically, certain personnel have the ability to both (i) create and post journal entries within Velo3D’s general ledger system and (ii) prepare and review account reconciliations.

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We did not design and maintain effective controls over the accounting for debt and equity instruments, specifically, the recording of redeemable convertible preferred stock arrangements. Additionally, we did not design and maintain effective controls over the completeness and presentation of accrued inventory purchases.

These material weaknesses resulted in audit adjustments to inventory, other current assets, accrued expenses and other current liabilities, redeemable convertible preferred stock, additional paid-in capital and accumulated deficit, which were recorded prior to the issuance of the financial statements as of and for the years ended December 31, 2019 and 2020. Additionally, these material weaknesses could result in a misstatement of substantially all of our accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
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We did not design and maintain effective controls over certain information technology (“IT”) general controls for information systems that are relevant to the preparation of our consolidated financial statements. Specifically, we did not design and maintain effective:

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user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate Velo3D personnel; and

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program change management controls to ensure that information technology program and data changes affecting certain financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately.

These IT deficiencies did not result in a misstatement to the financial statements, however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected. Accordingly, management has determined these deficiencies in the aggregate constitute a material weakness.
Although we intend to take measures to remediate these material weaknesses, there can be no assurance that the material weaknesses will be remediated on a timely basis or at all, or that additional material weaknesses will not be identified in the future. If we are unable to remediate the material weaknesses, following the Business Combination, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the rules and forms of the SEC, could be adversely affected which, in turn, may adversely affect our reputation and business and the market price of our securities.
Some members of Velo3D’s management have limited experience in operating a public company.
Some of Velo3D’s executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage the transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Our limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies. The development and implementation of the standards and controls and the hiring of experienced personnel necessary to achieve the level of accounting standards required of a public company may require costs greater than expected.
Changes in financial accounting standards or practices as well as interpretations thereof may cause adverse, unexpected financial reporting fluctuations and affect our results of operations.
The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Financial Accounting Standards Board (the “FASB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. Recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls. In addition, many companies’ accounting policies and treatment are being subjected to heightened scrutiny by regulators and the public. Further, accounting rules and regulations as well as their interpretations are continually changing in ways that could materially impact our financial statements.
We cannot predict the impact of future changes to accounting principles or interpretations thereof or our accounting policies on our financial statements going forward, which could have a significant effect on our reported financial results and could affect the reporting of transactions completed before the announcement of the change.
Risks Related to Third Parties
We could be subject to personal injury, property damage, product liability, warranty and other claims involving allegedly defective products that we supply.
The products we supply are sometimes used in potentially hazardous or critical applications, such as the assembled parts of an aircraft, that could result in death, personal injury, property damage, loss of production, punitive damages and consequential damages. While we have not experienced any such claims to date, actual or claimed defects in the products we supply could result in our being named as a defendant in lawsuits asserting potentially large claims.
We attempt to include legal provisions in our agreements and purchase orders with customers that are designed to limit our exposure to potential liability for damages arising from defects or errors in our products. However, it is possible that these limitations may not be effective as a result of unfavorable judicial decisions or laws enacted in the future. Any such lawsuit, regardless of merit, could result in material expense, diversion of management time and efforts and damage to our reputation, and could cause us to fail to retain or attract customers, which could adversely affect our results of operations.
We depend on independent contractors and third parties to provide key services in our product development and operations, and any disruption of their services, or an increase in cost of these services, could negatively impact our financial condition and results of operations.
We depend on subcontractors to provide cost effective and efficient services in supply chain functions, including sourcing certain subcomponents and assemblies, and in product development activities.
Our operations and operating results may be negatively impacted if we experience problems with our subcontractors that impact the delivery of product to our customers. These problems may include: delays in software or hardware development timelines, prolonged inability to obtain components with competitive performance and cost attributes; inability to achieve adequate yields or timely delivery; inability to meet customer timelines or demands, disruption or defects in assembly, test or shipping services; or delays in stabilizing manufacturing processes or ramping up volume for new products. If our third-party supply chain providers were to reduce or discontinue services for us or their operations are disrupted as a result of a fire, earthquake, act of terrorism, political unrest, governmental uncertainty, war, disease, or other natural disaster or catastrophic event, weak economic conditions or any other reason, our financial condition and results of operations could be adversely affected.
We may rely heavily on future collaborative and supply chain partners.
We have entered into, and may enter into, strategic collaborations and partnerships to develop and commercialize our current and future R&D programs with other companies to accomplish one or more of the following:
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obtain capital, equipment and facilities;

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obtain expertise in relevant markets;

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obtain access to components;

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obtain sales and marketing services or support; and/or

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obtain support services and other downstream supply chain support.

We may not be successful in establishing or maintaining suitable collaborations and partnerships, and we may not be able to negotiate collaboration or partnership agreements having terms satisfactory to us, or at all. Failure to make or maintain these arrangements or a delay or failure in a collaborative partner’s performance under any such arrangements could harm our business and financial condition.
If our suppliers become unavailable or inadequate, our customer relationships, results of operations and financial condition may be adversely affected.
We acquire certain of our materials, which are critical to the ongoing operation and future growth of our business, from several third parties. We face risks from financial difficulties or other uncertainties experienced by our suppliers, distributors or other third parties on which we rely. We do not have long-term agreements with any of these suppliers that obligate them to continue to sell components, subsystems, systems or products to us. Our reliance on these suppliers involves significant risks and uncertainties, including whether the suppliers will provide an adequate supply of required components, subsystems or systems of sufficient quality will increase prices for the components, subsystems or systems and will perform their obligations on a timely basis. In addition, certain suppliers have long lead times, which we cannot control. If third parties are unable to supply us with required materials or components or otherwise assist us in operating our business, our business could be harmed. In addition, compliance with the SEC’s conflict minerals regulations may increase our costs and adversely impact the supply-chain for our products.
While most manufacturing equipment and materials for our products are available from multiple suppliers, certain of those items are only available from limited sources. Should any of these suppliers become unavailable or inadequate, or impose terms unacceptable to us, such as increased pricing terms, we could be required to spend a significant amount of time and expense to develop alternate sources of supply, and we may not be successful in doing so on terms acceptable to us, or at all. As a result, the loss of a limited source supplier could adversely affect our relationship with our customers, as well as our results of operations and financial condition.
Our facility as well as our suppliers’ and our customers’ facilities are vulnerable to disruption due to natural or other disasters, strikes and other events beyond our control.
A major earthquake, fire, tsunami, hurricane, cyclone or other disaster, such as a pandemic, major flood, seasonal storms, nuclear event or terrorist attack affecting our facility or the area in which it is located, or affecting those of our suppliers or customers, could significantly disrupt our or their operations and delay or prevent product shipment or installation during the time required to repair, rebuild or replace our or their damaged manufacturing facilities. These delays could be lengthy and costly. If any of our suppliers’ or customers’ facilities are negatively impacted by such a disaster, production, shipment and installation of our 3D printing machines could be delayed, which can impact the period in which we recognize the revenue related to that 3D printing machine sale. Additionally, customers may delay purchases of our products until operations return to normal. Even if we are able to respond quickly to a disaster, the continued effects of the disaster could create uncertainty in our business operations. In addition, concerns about terrorism, the effects of a terrorist attack, political turmoil, labor strikes, war or the outbreak of epidemic diseases (including the outbreak of COVID-19) could have a negative effect on our operations and sales.
Risks Related to Operations
We operate primarily at a facility in a single location, and any disruption at this facility could adversely affect our business and operating results.
Our principal offices are located in Campbell, California. Substantially all of our R&D activities, customer and technical support, and management and administrative operations are conducted at this location. Our final assembly and testing operations are conducted at a second facility in Campbell, California. In addition, substantially all of our inventory of component supplies and finished goods is held at this location. We take precautions to safeguard our facilities, including acquiring insurance, employing back-up generators, adopting health and safety protocols and utilizing off-site storage of computer data. However, vandalism, terrorism or a natural or other disaster, such as an earthquake, fire or flood, could damage or destroy our manufacturing equipment or our inventory of component supplies or finished goods, cause substantial delays in our operations, result in the loss of key information and cause us to incur additional expenses. Recent prolonged power outages due to California wildfires may cause substantial delays in our operations. Our insurance may not cover our losses in any particular case. In addition, regardless of the level of insurance coverage, damage to our facility may have a material adverse effect on our business, financial condition and operating results.
Construction of our planned production facilities may not be completed in the expected timeframe or in a cost-effective manner. Any delays in the construction of our production facilities could severely impact our business, financial condition, results of operations and prospects.
Our proposed future production facilities will be in the developmental stage for several years until commercial production and volume commitments are expected to begin to be satisfied during the first half of 2022. As of June 2021, we have selected a site for our planned expansion facility, as well as a site for a research and development lab. However, if we are unable to construct these production facilities within the planned timeframes, in a cost-effective manner or at all due to a variety of factors, including, but not limited to, a failure to acquire or lease land on which to build our production facilities, a stoppage of construction as a result of the COVID-19 pandemic, unexpected construction problems, permitting and other regulatory issues, severe weather, labor disputes and issues with subcontractors or vendors, our business, financial condition, results of operations and prospects could be severely impacted.
The construction and commission of any new project is dependent on a number of contingencies some of which are beyond our control. There is a risk that significant unanticipated costs or delays could arise due to, among other things, errors or omissions, unanticipated or concealed project site conditions, including subsurface conditions and changes to such conditions, unforeseen technical issues or increases in plant and equipment costs, insufficiency of water supply and other utility infrastructure, or inadequate contractual arrangements. Should these or other significant unanticipated costs arise, this could have a material adverse impact on our business, financial performance and operations. No assurance can be given that construction will be completed on time or at all, or as to whether we will have sufficient funds available to complete construction.
Maintenance, expansion and refurbishment of our facilities, the construction of new facilities and the development and implementation of new manufacturing processes involve significant risks.
Our existing facility and any of our future facilities may require regular or periodic maintenance, upgrading, expansion, refurbishment or improvement. Any unexpected operational or mechanical failure, including failure associated with breakdowns and forced outages, could reduce our facilities’ production capacity below expected levels, which would reduce our production capabilities and ultimately our revenues. Unanticipated capital expenditures associated with maintaining, upgrading, expanding, repairing, refurbishing or improving our facilities may also reduce our profitability. Our facilities also may be subject to unanticipated damage as a result of natural disasters, terrorist attacks or other events.
If we make any major modifications to our facilities, such modifications likely would result in substantial additional capital expenditures and could prolong the time necessary to bring the facility online. We also may choose to refurbish or upgrade our facilities based on our assessment that such activity will provide adequate financial returns. However, such activities require time for development and capital expenditures before commencement of commercial operations, and key assumptions underpinning a decision to make such an investment may prove incorrect, including assumptions regarding construction costs and timing, which could harm our business, financial condition, results of operations and cash flows.
Finally, we may not be successful or efficient in developing or implementing new production processes. Innovation in production processes involves significant expense and carries inherent risks, including difficulties in designing and developing new process technologies, development and production timing delays, and product defects. Disruptions in the production process can also result from errors, defects in materials, delays in obtaining or revising operating permits and licenses, returns of product from customers, interruption in our supply of materials or resources, and disruptions at our facilities due to accidents, maintenance issues, or unsafe working conditions, all of which could affect the timing of production ramps. Production issues can lead to increased costs and may affect our ability to meet product demand, which could adversely impact our business and results from operations
Risks Related to Compliance Matters
We are subject to U.S. and other anti-corruption laws, trade controls, economic sanctions and similar laws and regulations. Our failure to comply with these laws and regulations could subject us to civil, criminal and administrative penalties and harm our reputation.
Doing business on a worldwide basis requires us to comply with the laws and regulations of the U.S. government and various foreign jurisdictions. These laws and regulations place restrictions on our operations, trade practices, partners and investments.
In particular, our operations are subject to U.S. and foreign anti-corruption and trade control laws and regulations, such as the FCPA and the Bribery Act, export controls and economic sanctions programs, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the State Department’s Directorate of Defense Trade Controls (“DDTC”) and the Bureau of Industry and

Security (“BIS”) of the Department of Commerce. As a result of doing business in foreign countries and with foreign customers, we are exposed to a heightened risk of violating anti-corruption and trade control laws and sanctions regulations.
As part of our business, we may deal with state-owned business enterprises, the employees of which are considered foreign officials for purposes of the FCPA’s prohibition on providing anything of value to foreign officials for the purposes of obtaining or retaining business or securing any improper business advantage. In addition, the provisions of the Bribery Act extend beyond bribery of foreign public officials and also apply to transactions with individuals that a government does not employ. Some of the international locations in which we operate lack a developed legal system and have higher than normal levels of corruption. Our continued expansion outside the U.S., primarily in Europe, South-East Asia and Oceania, and our development of new partnerships worldwide, could increase the risk of FCPA, OFAC or Bribery Act violations in the future.
As an exporter, we must comply with various laws and regulations relating to the export of products and technology from the U.S. and other countries having jurisdiction over our operations. In the United States, these laws include the International Traffic in Arms Regulations (“ITAR”) administered by the DDTC, the Export Administration Regulations (“EAR”) administered by the BIS and trade sanctions against embargoed countries and destinations administered by OFAC. The EAR governs products, parts, technology and software which present military or weapons proliferation concerns, so-called “dual use” items, and ITAR governs military items listed on the United States Munitions List. Prior to shipping certain items, we must obtain an export license or verify that license exemptions are available. Any failures to comply with these laws and regulations could result in fines, adverse publicity and restrictions on our ability to export our products, and repeat failures could carry more significant penalties.
Violations of anti-corruption and trade control laws and sanctions regulations are punishable by civil penalties, including fines, denial of export privileges, injunctions, asset seizures, debarment from government contracts and revocations or restrictions of licenses, as well as criminal fines and imprisonment and could harm our reputation, create negative shareholder sentiment and affect our share value. We have established policies and procedures designed to assist our compliance with applicable U.S. and international anti-corruption and trade control laws and regulations, including the FCPA, the Bribery Act and trade controls and sanctions programs administered by OFAC, the DDTC and BIS, and have trained our employees to comply with these laws and regulations. However, there can be no assurance that all of our employees, consultants, agents or other associated persons will not take actions in violation of our policies and these laws and regulations. Additionally, there can be no assurance that our policies and procedures will effectively prevent us from violating these regulations in every transaction in which we may engage or provide a defense to any alleged violation. In particular, we may be held liable for the actions that our joint venture partners take inside or outside of the United States, even though our partners may not be subject to these laws. Such a violation, even if our policies prohibit it, could have an adverse effect on our reputation, business, financial condition and results of operations. In addition, various state and municipal governments, universities and other investors maintain prohibitions or restrictions on investments in companies that do business with sanctioned countries, persons and entities, which could adversely affect our reputation, business, financial condition and results of operations.
We are subject to environmental, health and safety laws and regulations related to our operations and the use of our additive manufacturing systems and consumable materials, which could subject us to compliance costs and/or potential liability in the event of non-compliance.
We are subject to various environmental laws and regulations governing our operations, including, but not limited to, emissions into the air and water and the use, handling, disposal and remediation of hazardous substances. A certain risk of environmental liability is inherent in our production activities. These laws and regulations govern, among other things, the generation, use, storage, registration, handling and disposal of chemicals and waste materials, the presence of specified substances in electrical products, the emission and discharge of hazardous materials into the ground, air or water, the cleanup of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals and other waste materials and the health and safety of our employees. Under these laws, regulations and requirements, we also could be subject to liability for improper disposal of chemicals and waste materials, including those resulting from the use of our systems and accompanying materials by end-users. Accidents or other incidents that occur at our facility or involve our personnel or operations could result in claims for damages against us. Compliance with extensive environmental, health and safety laws could require material expenditures, changes in our operations or site remediation. In addition, we use hazardous materials in our business, and we must comply with environmental laws and regulations associated therewith. Any claims relating to improper handling, storage or disposal of these materials or noncompliance with applicable laws and regulations could be time consuming and costly and could adversely affect its business and results of operations.
In the event we are found to be financially responsible, as a result of environmental or other laws or by court order, for environmental damages alleged to have been caused by us or occurring on our premises, we could be required to pay substantial monetary damages or undertake expensive remedial obligations. If our operations fail to comply with such laws or regulations, we may be subject to fines and other civil, administrative or criminal sanctions, including the revocation of permits and licenses necessary to continue our business activities. In addition, we may be required to pay damages or civil judgments in respect of third-party claims, including those relating to personal injury (including exposure to hazardous substances that we generate, use, store, handle, transport, manufacture or dispose of), property damage or contribution claims. Some environmental laws allow for strict, joint and several liabilities for remediation costs, regardless of fault. We may be identified as a potentially responsible party under such laws. The amount of any costs, including fines or damages payments that we might incur under such circumstances could substantially exceed any insurance we have to cover such losses. Any of these events, alone or in combination, could have a material adverse effect on our business, financial condition and results of operations and could adversely affect our reputation.
The export of our products internationally from our production facility subjects us to environmental laws and regulations concerning the import and export of chemicals and hazardous substances such as the United States Toxic Substances Control Act and the Registration, Evaluation, Authorization and Restriction of Chemical Substances. These laws and regulations require the testing and registration of some chemicals that we ship along with, or that form a part of, our systems and other products. If we fail to comply with these or similar laws and regulations, we may be required to make significant expenditures to reformulate the chemicals that we use in our products and materials or incur costs to register such chemicals to gain and/or regain compliance. Additionally, we could be subject to significant fines or other civil and criminal penalties should we not achieve such compliance.
The cost of complying with current and future environmental, health and safety laws applicable to our operations, or the liabilities arising from past releases of, or exposure to, hazardous substances, may result in future expenditures. Any of these developments, alone or in combination, could have an adverse effect on our business, financial condition and results of operations.
Aspects of our business are subject to privacy, data use and data security regulations, which could increase our costs.
We collect personally identifiable information from our employees, prospects, and our customers. Privacy and security laws and regulations may limit the use and disclosure of certain information and require us to adopt certain cybersecurity and data handling practices that may affect our ability to effectively market our services to current, past or prospective customers. We must comply with privacy laws in the United States, Europe and elsewhere, including the General Data Protection Regulations (“GDPR”) in the European Union (“EU”), which became effective May 25, 2018, and the California Consumer Privacy Act of 2018, which was enacted on June 28, 2018 and became effective on January 1, 2020. Further, in connection with its withdrawal from the EU, the United Kingdom has implemented the GDPR as of January 1, 2021 (as it existed on December 31, 2020 but subject to certain UK-specific amendments). These laws create new individual privacy rights and impose increased obligations, including disclosure obligations, on companies handling personal data. In many jurisdictions, consumers must be notified in the event of a data security breach, and such notification requirements continue to increase in scope and cost. Privacy and security laws and regulations may limit the use and disclosure of certain information and require us to adopt certain cybersecurity and data handling practices that may affect our ability to effectively market our services to current, past or prospective customers. While we have invested in, and intend to continue to invest in, resources to comply with these standards, we may not be successful in doing so, and any such failure could have an adverse effect on our business, results of operations and reputation.
As privacy, data use and data security laws are interpreted and applied, compliance costs may increase, particularly in the context of ensuring that adequate data protection and data transfer mechanisms are in place. In recent years, there has been increasing regulatory enforcement and litigation activity in this area in the United States and in various other countries in which we operate.
Risks Related to Intellectual Property
Our business relies on proprietary information and other IP, and our failure to protect our IP rights could harm our competitive advantages with respect to the use, manufacturing, sale or other commercialization of our processes, technologies and products, which may have an adverse effect on our results of operations and financial condition.
We may be required to make significant capital investments into the R&D of proprietary information and other IP as we develop, improve and scale our processes, technologies and products, and failure to fund and make these investments, or underperformance of the technology funded by these investments, could severely impact our business, financial condition, results of operations and prospects. From time to time, we collaborate with partners on certain R&D activities and the success of such R&D activities is aided by the cooperation of such partners.
In addition, our failure to adequately protect our IP rights could result in the reduction or loss of our competitive advantage. We may be unable to prevent third parties from using our proprietary information and other IP without our authorization or from independently developing proprietary information and other IP that is similar to ours, particularly in those countries where the laws do not protect our proprietary rights to the same degree as in the U.S. or those countries where we do not have IP rights protection. The use of our proprietary information and other IP by others could reduce or eliminate competitive advantages that we have developed, potentially causing us to lose sales or actual or potential customers, or otherwise harm our business. If it becomes necessary for us to litigate to protect these rights, any proceedings could be burdensome and costly, could result in counterclaims challenging our IP (including validity or enforceability) or accusing us of infringement, and we may not prevail.
Our patent applications and issued patents may be practiced by third parties without our knowledge. Our competitors may also attempt to design around our patents or copy or otherwise obtain and use our proprietary information and other IP. Moreover, our competitors may already hold or have applied for patents in the U.S. or abroad that, if enforced, could possibly prevail over our patent rights or otherwise limit our ability to manufacture, sell or otherwise commercialize one or more of our products in the U.S. or abroad. With respect to our pending patent applications, we may not be successful in securing issued patents, or the claims of such patents may be narrowed, any of which may limit our ability to protect inventions that these applications were intended to cover, which could harm our ability to prevent others from exploiting our technologies and commercializing products similar to our products. In addition, the expiration of a patent can result in increased competition with consequent erosion of profit margins.
Our confidentiality agreements could be breached or may not provide meaningful protection for our trade secrets or proprietary manufacturing expertise. Adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and manufacturing expertise. Violations by others of our confidentiality agreements and the loss of employees who have specialized knowledge and expertise could harm our competitive position resulting from the exclusive nature of such knowledge and expertise and cause our sales and operating results to decline as a result of increased competition. In addition, others may obtain knowledge of our trade secrets through independent development or other access by legal means.
The applicable governmental authorities may not approve our pending service mark and trademark applications. A failure to obtain trademark registrations in the U.S. and in other countries could limit our ability to obtain and retain our trademarks in those jurisdictions. Moreover, third parties may seek to oppose our applications or otherwise challenge the resulting registrations. In the event that our trademarks are not approved or are successfully challenged by third parties, we could be forced to rebrand our products, which could result in loss of brand recognition and could require us to devote significant resources to rebranding and advertising and marketing new brands.
The failure of our patents, trademarks, trade secrets or confidentiality agreements to protect our proprietary information and other IP, including our processes, apparatuses, technology, trade secrets, trade names and proprietary manufacturing expertise, methods and compounds, could have a material adverse effect on our business and results of operations.
Third-party lawsuits and assertions to which we are subject alleging our infringement of patents, trade secrets or other IP rights may have a significant adverse effect on our financial condition.
Third parties may own issued patents and pending patent applications that exist in fields relevant to additive manufacturing. Some of these third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims related to additive manufacturing. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our additive technologies may infringe. In addition, third parties may obtain patents in the future and claim that our technologies infringe upon these patents. Any third-party lawsuits or other assertion to which we are subject alleging our infringement of patents, trade secrets or other IP rights may have a significant adverse effect on our financial condition.
We may incur substantial costs enforcing and defending our IP rights.
We may incur substantial expense and costs in protecting, enforcing and defending our IP rights against third parties. IP disputes may be costly and can be disruptive to our business operations by diverting attention and energies of management and key technical personnel and by increasing our costs of doing business. Third-party IP claims asserted against us could subject us to significant liabilities, require us to enter into royalty and licensing arrangements on unfavorable terms, prevent us from assembling or licensing certain of our products, subject us to injunctions restricting our sale of products, cause severe disruptions to our operations or the marketplaces in which we compete or require us to satisfy indemnification commitments with our customers, including contractual provisions under various license arrangements. In addition, we may incur significant costs in acquiring the necessary third-party IP rights for use in our products. Any of these could have an adverse effect on our business and financial condition.
If we are unable to adequately protect or enforce our IP rights, such information may be used by others to compete against us.
We have devoted substantial resources to the development of our technology and related IP rights. Our success and future revenue growth will depend, in part, on our ability to protect our IP. We rely on a combination of registered and unregistered IP and protect our rights using patents, licenses, trademarks, trade secrets, confidentiality and assignment of invention agreements and other methods.
Despite our efforts to protect our proprietary rights, it is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose our technologies, inventions, processes or improvements. We cannot assure you that any of our existing or future patents or other IP rights will not be challenged, invalidated or circumvented, or will otherwise provide us with meaningful protection. Our pending patent applications may not be granted, and we may not be able to obtain foreign patents or pending applications corresponding to our U.S. patents. Even if foreign patents are granted, effective enforcement in foreign countries may not be available.
Our trade secrets, know-how and other unregistered proprietary rights are a key aspect of our IP portfolio. While we take reasonable steps to protect our trade secrets and confidential information and enter into confidentiality and invention assignment agreements intended to protect such rights, such agreements can be difficult and costly to enforce or may not provide adequate remedies if violated, and we may not have entered into such agreements with all relevant parties. Such agreements may be breached, and trade secrets or confidential information may be willfully or unintentionally disclosed, including by employees who may leave our company and join our competitors, or our competitors or other parties may learn of the information in some other way. The disclosure to, or independent development by, a competitor of any of our trade secrets, know-how or other technology not protected by a patent or other IP system could materially reduce or eliminate any competitive advantage that we may have over such competitor.
If our patents and other IP do not adequately protect our technology, our competitors may be able to offer products similar to ours. Our competitors may also be able to develop similar technology independently or design around our patents and other IP. Any of the foregoing events would lead to increased competition and reduce our revenue or gross margin, which would adversely affect our operating results.
If we attempt enforcement of our IP rights, we may be, and have been in the past, subject or party to claims, negotiations or complex, protracted litigation. IP disputes and litigation, regardless of merit, can be costly and disruptive to our business operations by diverting attention and energies of management and key technical personnel and by increasing our costs of doing business. Any of the foregoing could adversely affect our business and financial condition.
As part of any settlement or other compromise to avoid complex, protracted litigation, we may agree not to pursue future claims against a third party, including related to alleged infringement of our IP rights. Part of any settlement or other compromise with another party may resolve a potentially costly dispute but may also have future repercussions on our ability to defend and protect our IP rights, which in turn could adversely affect our business.
Our additive manufacturing software contains third-party open-source software components, and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to sell our products.
Our additive manufacturing software contains components that are licensed under so-called “open source,” “free” or other similar licenses. Open source software is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. We currently combine our proprietary software with open source software, but not in a manner that we believe requires the release of the source code of our proprietary software to the public. We do not plan to integrate our proprietary software with open source software in ways that would require the release of the source code of our proprietary software to the public; however, our use and distribution of open source software may entail greater risks than use of third-party commercial software. Open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. In addition, if we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release to the public or remove the source code of our proprietary software. We may also face claims alleging noncompliance with open source license terms or infringement or misappropriation of proprietary software. These claims could result in litigation, require us to purchase a costly license or remove the software. In addition, if the license terms for open source software that we use change, we may be forced to re-engineer our solutions, incur additional costs or discontinue the sale of our offerings if re-engineering could not be accomplished on a timely basis. Although we monitor our use of open source software to avoid subjecting our offerings to unintended conditions, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our offerings. We cannot guarantee that we have incorporated open source software in our software in a manner that will not subject us to liability or in a manner that is consistent with our current policies and procedures.
Risks Related to the Business Combination and JAWS Spitfire
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “JAWS Spitfire,” “we,” “us” or “our” refers to JAWS Spitfire prior to the Business Combination and to New Velo3D following the Business Combination.
Our Sponsor and our executive officers and directors have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Sponsor and our executive officers and directors, pursuant to the Sponsor Letter

Agreement, have agreed, among other things, to vote all of their public shares and Class B ordinary shares in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Merger). As of the date of this proxy statement/prospectus, our initial shareholders own approximately 20% of the issued and outstanding ordinary shares.
Neither the JAWS Spitfire Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.
Neither the JAWS Spitfire Board nor any committee thereof is required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from another independent firm that the price that JAWS Spitfire is paying for Velo3D is fair to JAWS Spitfire from a financial point of view. Neither the JAWS Spitfire Board nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the JAWS Spitfire Board and management conducted due diligence on Velo3D and researched the industry in which Velo3D operates. The JAWS Spitfire Board reviewed, among other things, financial due diligence materials prepared by professional advisors, including quality of earnings reports and tax due diligence reports, financial and market data information on selected comparable companies, the implied purchase price multiple of Velo3D and the financial terms set forth in the Business Combination Agreement, and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the JAWS Spitfire Board and management in valuing Velo3D, and the JAWS Spitfire Board and management may not have properly valued Velo3D’s business. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination. See “Business Combination Proposal — The JAWS Spitfire Board’s Reasons for the Business Combination.”
The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination.
In December 2019, a coronavirus (COVID-19) outbreak was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since being initially reported in China, the coronavirus has spread throughout the world and has resulted in unprecedented restrictions and limitations on operations of many businesses, educational institutions and governmental entities, including in the United States and Canada. Given the ongoing and dynamic nature of the COVID-19 crisis, it is difficult to predict the impact on the business of JAWS Spitfire, Velo3D and New Velo3D, and there is no guarantee that efforts by JAWS Spitfire, Velo3D and New Velo3D to address the adverse impact of COVID-19 will be effective. If JAWS Spitfire or Velo3D are unable to recover from a business disruption on a timely basis, the Business Combination and New Velo3D’s business and financial conditions and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus pandemic, and become more costly. Each of JAWS Spitfire and Velo3D may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.
Since the initial shareholders, including JAWS Spitfire’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Velo3D is appropriate as our initial Business Combination. Such interests include that Sponsor, as well as our executive officers and directors, will lose their entire investment in us if our Business Combination is not completed.
When you consider the recommendation of the JAWS Spitfire Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including JAWS Spitfire’s directors and executive officers, have interests in such proposal that are different from, or in addition to (which may conflict with), those of JAWS Spitfire shareholders and warrant holders generally.
These interests include, among other things, the interests listed below:
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the fact that our initial shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

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the fact that the Sponsor paid an aggregate of $25,000 for the 8,625,000 Class B ordinary shares currently owned by the initial shareholders and such securities will have a significantly higher value at the time of the Business Combination;

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the fact that the Sponsor paid $8,900,000 for its private placement of 4,450,000 private placement warrants to purchase Class A ordinary shares and such private placement warrants will expire worthless if an initial business combination is not consummated by December 7, 2022;

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the fact that Matthew Walters, Chief Executive Officer and a director of JAWS Spitfire, is expected to be a director of New Velo3D after the consummation of the Business Combination. As such, in the future, he may receive cash fees, stock options, stock awards or other remuneration that the New Velo3D Board determines to pay to its directors;

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the fact that the initial shareholders and JAWS Spitfire’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if JAWS Spitfire fails to complete an initial business combination by December 7, 2022;

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the fact that the Amended and Restated Registration Rights Agreement will be entered into by the initial shareholders;

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the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to JAWS Spitfire in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Class A ordinary shares in connection with the consummation of the Business Combination;

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the continued indemnification of JAWS Spitfire’s directors and officers and the continuation of JAWS Spitfire’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

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the fact that the Sponsor and JAWS Spitfire’s officers and directors will lose their entire investment in JAWS Spitfire and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 7, 2022;

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the fact that if the trust account is liquidated, including in the event JAWS Spitfire is unable to complete an initial business combination by December 7, 2022, the Sponsor has agreed to indemnify JAWS Spitfire to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which JAWS Spitfire has entered into an acquisition agreement or claims of any third party for services rendered or products sold to JAWS Spitfire, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

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the fact that. following the completion of the Business Combination, the Sponsor, JAWS Spitfire’s officers and directors and their respective affiliates will be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and completing an initial business combination (which will be the Business Combination should it occur), and repayment of any other loans, if any, and on such terms as to be determined by JAWS Spitfire from time to time, made by the Sponsor or certain of JAWS Spitfire’s officers and directors to finance transaction costs in connection with an intended initial business combination (which will be the Business Combination should it occur). If JAWS Spitfire fails to complete a business combination within the required period, the Sponsor and JAWS Spitfire’s officers and directors and their respective affiliates will not have any claim against the trust account for reimbursement; and

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the fact that, pursuant to the Amended and Restated Registration Rights Agreement, the Sponsor and certain of JAWS Spitfire’s directors and officers will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Velo3D common stock and New Velo3D warrants held by such parties.

See “Business Combination Proposal — Interests of JAWS Spitfire’s Directors and Executive Officers in the Business Combination” for additional information on interests of JAWS Spitfire’s directors and executive officers.

The personal and financial interests of the initial shareholders as well as JAWS Spitfire’s directors and executive officers may have influenced their motivation in identifying and selecting Velo3D as business combination targets, completing a business combination with Velo3D and influencing the operation of the business following the Business Combination. In considering the recommendations of the JAWS Spitfire Board to vote for the proposals, its shareholders should consider these interests.
The exercise of JAWS Spitfire’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in JAWS Spitfire’s shareholders’ best interest.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require JAWS Spitfire to agree to amend the Business Combination Agreement, to consent to certain actions taken by Velo3D or to waive rights that JAWS Spitfire is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Velo3D’s business, a request by Velo3D to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Velo3D’s business and would entitle JAWS Spitfire to terminate the Business Combination Agreement. In any of such circumstances, it would be at JAWS Spitfire’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for JAWS Spitfire and its shareholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, JAWS Spitfire does not believe there will be any changes or waivers that JAWS Spitfire’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, JAWS Spitfire intends to circulate a new or amended proxy statement/prospectus and resolicit JAWS Spitfire’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.
Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to Velo3D has identified all material issues or risks associated with Velo3D, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New Velo3D. Accordingly, any shareholders of JAWS Spitfire who choose to remain New Velo3D stockholders following the Business Combination could suffer a reduction in the value of their investment. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully pursue claims under applicable state law or federal securities law.
Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.
Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court

for the Southern District of New York and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants will be deemed to have notice of and to have consented to the forum provisions in our warrant agreement.
If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder will be deemed to have consented to (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”) and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New Velo3D, some of whom may be from JAWS Spitfire and Velo3D, and some of whom may join New Velo3D following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New Velo3D.
Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. Although some of JAWS Spitfire’s key personnel may remain with the target business in senior management or advisory positions following our Business Combination, we expect New Velo3D’s current management to remain in place. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.
The ability of our public shareholders to exercise redemption rights with respect to a large number of our shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.
Since the Business Combination Agreement requires us to meet the Aggregate Transaction Proceeds Condition at Closing, there is increased probability that the Business Combination would be unsuccessful. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the trust account until we liquidate the trust account. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time our shares may trade at a discount to the pro rata amount per share in the trust account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with our redemption until we liquidate or you are able to sell your shares in the open market.
The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New Velo3D’s actual financial position or results of operations would have been.
The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Velo3D being considered the accounting acquirer in the Business Combination, the debt obligations and the cash and cash equivalents of Velo3D at the Closing and the number of public shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final reverse recapitalization accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”
During the pendency of the Business Combination, JAWS Spitfire will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.
Certain covenants in the Business Combination Agreement impede the ability of JAWS Spitfire to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, JAWS Spitfire may be at a disadvantage to its competitors during that period. In addition, while the Business Combination Agreement is in effect, neither JAWS Spitfire nor Velo3D may solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination with any third party, even though any such alternative acquisition could be more favorable to JAWS Spitfire’s shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.
If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.
Even if the Business Combination Agreement is approved by the shareholders of JAWS Spitfire, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section entitled “Business Combination Proposal — Conditions to Closing of the Business Combination.” JAWS Spitfire and Velo3D may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause JAWS Spitfire and Velo3D to each lose some or all of the intended benefits of the Business Combination.
Because JAWS Spitfire is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.
Because JAWS Spitfire is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. Federal courts may be limited prior to the Domestication. JAWS Spitfire is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon JAWS Spitfire’s directors or executive officers, or enforce judgments obtained in the United States courts against JAWS Spitfire’s directors or officers.
Until the Domestication is effected, JAWS Spitfire’s corporate affairs are governed by the Amended and Restated Memorandum and Articles of Association, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to JAWS Spitfire under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of JAWS Spitfire’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.
The courts of the Cayman Islands are unlikely (i) to recognize or enforce against JAWS Spitfire judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state and (ii) in original actions brought in the Cayman Islands, to impose liabilities against JAWS Spitfire predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
The Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the JAWS Spitfire Board or controlling shareholders than they would as public shareholders of a United States company.
The ability of JAWS Spitfire’s shareholders to exercise redemption rights with respect to JAWS Spitfire’s Public Shares may prevent JAWS Spitfire from completing the Business Combination or optimizing its capital structure.
JAWS Spitfire does not know how many shareholders will ultimately exercise their redemption Rights in connection with the Business Combination. As such, the Business Combination is structured based on JAWS Spitfire’s expectations (and those of the other parties to the Business Combination Agreement) as to the number of shares that will be submitted for redemption. In addition, if a larger number of shares are submitted for redemption than JAWS Spitfire initially expected, JAWS Spitfire may need to seek to arrange for additional third party financing to be able to satisfy the Aggregate Transaction Proceeds Condition (or such lower amount designated by Velo3D if Velo3D waives the condition).
If too many Public Shareholders elect to redeem their shares and additional third-party financing is not available to JAWS Spitfire, JAWS Spitfire may not be able to complete the Business Combination. Even if such third-party financing is available, JAWS Spitfire’s ability to obtain such financing is subject to restrictions set forth in the Business Combination Agreement. For information regarding the parameters of such restrictions, please see the sections of this proxy statement/prospectus entitled “Business Combination Proposal — Conditions to Closing of the Business Combination.”
Furthermore, raising such additional financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. For information on the consequences if the Business Combination is not completed or must be restructured, please see the section of this proxy statement/
prospectus entitled “Risk Factors — Risks Related to the Business Combination and JAWS Spitfire.”

Sponsor, as well as Velo3D, our directors, executive officers, advisors and their affiliates, may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Class A ordinary shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Velo3D and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Velo3D and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that: (i) each of the Domestication Proposal and the Charter Proposal is approved by the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting; (ii) each of the Business Combination Proposal, the NYSE Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal is approved by the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting; (iii) otherwise limit the number of public shares electing to redeem; and (iv) New Velo3D’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the JAWS Spitfire shareholder redemptions.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.
In addition, if such purchases are made, the public “float” of our public shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange including the NYSE.
If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering).
Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our Business Combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. In order to protect the amounts held in the trust account, Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that Sponsor would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.
Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us that is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public shareholders $10.00 per share (which was the offering price in our initial public offering).
We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.
We agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our executive officers and directors agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account and to not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares).
Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the trust account or (ii) we consummate the Business Combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our executive officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.
If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:
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restrictions on the nature of our investments; and

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restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination.

In addition, we may have imposed upon us burdensome requirements, including:
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registration as an investment company;

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adoption of a specific form of corporate structure; and

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reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.
We do not believe that our principal activities and the Business Combination will subject us to the Investment Company Act. To this end, the proceeds held in the trust account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. An investment in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. The trust account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial Business Combination (which shall be the Business Combination should it occur); (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the amended and restated memorandum and articles of association to modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination (which shall be the Business Combination should it occur); or (iii) absent an initial business combination (which shall be the Business Combination should it occur) within 24 months from the closing of the initial public offering, our return of the funds held in the trust account to our public shareholders as part of our redemption of the public shares. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete a business combination. If we are unable to complete the Business Combination, our public shareholders may only receive their pro rata portion of the funds in the trust account that are available for distribution to public shareholders, and our warrants will expire worthless.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to consummate the Business Combination, and results of operations.
We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to consummate the Business Combination, and results of operations.
Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.
You may only be able to exercise your public warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer Class A common stock from such exercise than if you were to exercise such warrants for cash.
The warrant agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the Class A common stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the warrant agreement; (ii) if we have so elected and the Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the warrant exercise price by surrendering all of the warrants for that number of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A common stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of Class A common stock from such exercise than if you were to exercise such warrants for cash.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A ordinary shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by nonaffiliates exceeds $250 million as of the prior June 30 or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.
We have identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We identified a material weakness in our internal control over financial reporting related to the accounting for a significant and unusual transaction related to the warrants we issued in connection with our initial public offering in December 2020. This material weakness resulted in a material misstatement of our warrant liabilities, transactions costs, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit and related financial disclosures for the period ended December 31, 2020.
To respond to this material weakness, we have devoted, and plan to continue to devote, significant effort and resources to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance these processes to better evaluate our research and understanding of the nuances of the complex accounting standards that apply to our financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.
Any failure to maintain such internal control could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our ordinary shares are listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form S-3, which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares to effect an acquisition. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.
We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.
Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.
On April 12, 2021 the SEC released a public statement highlighting the potential accounting implications of certain terms of warrants issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”). The terms described in the Public Statement are common in SPACs and are similar to the terms contained in the warrant agreement governing our warrants. In response to the Public Statement, we reevaluated the accounting treatment of our public warrants and private placement warrants and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings. As a result, included on our balance sheet as of March 31, 2021 and December 31, 2020 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. ASC Topic 815, provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.
The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. Velo3D is not a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and New Velo3D management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New Velo3D after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New Velo3D Common Stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.
The price of New Velo3D Common Stock and New Velo3D’s warrants may be volatile.
Upon consummation of the Business Combination, the price of New Velo3D Common Stock and New Velo3D’s warrants may fluctuate due to a variety of factors, including:
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changes in the industries in which New Velo3D and its customers operate;

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variations in its operating performance and the performance of its competitors in general;

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material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

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actual or anticipated fluctuations in New Velo3D’s quarterly or annual operating results;

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publication of research reports by securities analysts about New Velo3D or its competitors or its industry;

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the public’s reaction to New Velo3D’s press releases, its other public announcements and its filings with the SEC;

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New Velo3D’s failure or the failure of its competitors to meet analysts’ projections or guidance that New Velo3D or its competitors may give to the market;

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additions and departures of key personnel;

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changes in laws and regulations affecting its business;

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commencement of, or involvement in, litigation involving New Velo3D;

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changes in New Velo3D’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of New Velo3D Common Stock available for public sale; and

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general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of New Velo3D Common Stock and New Velo3D’s warrants regardless of the operating performance of New Velo3D.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New Velo3D Common Stock to drop significantly, even if New Velo3D’s business is doing well.
Sales of a substantial number of shares of New Velo3D Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Velo3D Common Stock.
It is anticipated that, upon completion of the Business Combination, (i) the Velo3D Shareholders will own, collectively, approximately 70.6% of the outstanding New Velo3D Common Stock, (ii) JAWS Spitfire’s public shareholders will own approximately 17.3% of the outstanding New Velo3D Common Stock and (iii) the PIPE Investors will own approximately 7.8% of the outstanding New Velo3D Common Stock, assuming that none of JAWS Spitfire’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 75.3%, 11.8% and 8.3%, respectively, assuming that all of JAWS Spitfire’s outstanding public shares are redeemed in connection with the Business Combination. These percentages: (i) assume that 140,985,038 shares of New Velo3D Common Stock are issued to the holders of shares of common stock of Velo3D at Closing (including the holders of Velo3D warrants that will settle and terminate pursuant to their terms prior to completion of the Business Combination and the holders of preferred stock of Velo3D that will convert to shares of common stock of Velo3D pursuant to their terms prior to completion of the Business Combination), which would be the number of shares of New Velo3D Common Stock issued to these holders if Closing were to occur on            , 2021; (ii) are based on 15,500,000 shares of New Velo3D Common Stock to be issued in the PIPE Financing; (iii) do not take into account any exercise of public warrants or private placement warrants to purchase New Velo3D Common Stock that will be outstanding immediately following Closing; (iv) do not take into account any shares of New Velo3D Common Stock underlying vested and unvested options that will be held by equityholders of Velo3D immediately following Closing; (v) do not take into account any exercise of Velo3D Warrants (other than those that will settle and terminate pursuant to their terms prior to completion of the Business Combination) that will be outstanding immediately following Closing and (vi) do not take into account shares of New Velo3D Common Stock underlying Convertible Notes that will be outstanding immediately following Closing. If the actual facts are different than these assumptions, the ownership percentages in New Velo3D will be different.
We intend to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New Velo3D Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
The public stockholders will experience immediate dilution as a consequence of the issuance of New Velo3D Common Stock as consideration in the Business Combination and in the PIPE Financing.
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time: (i) outstanding shares and options of Velo3D will be exchanged for shares of New Velo3D Common Stock or comparable options that are exercisable for shares of New Velo3D Common Stock, as applicable, based on an implied equity value of Velo3D of $1.5 billion; (ii) outstanding Velo3D Warrants not terminated pursuant to their terms will be exchanged for comparable warrants that are exercisable for shares of New Velo3D Common Stock based on the number of shares of New Velo3D Common Stock such holder would have received if it had exercised such warrant immediately prior to the effective time of the Merger; and (iii) outstanding Convertible Notes will remain outstanding and become convertible into shares of New Velo3D Common Stock in accordance with their terms.
The issuance of additional common stock will significantly dilute the equity interests of existing holders of JAWS Spitfire securities, and may adversely affect prevailing market prices for the New Velo3D Common Stock and/or the New Velo3D warrants.
Warrants will become exercisable for New Velo3D Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
If the Business Combination is completed, outstanding warrants to purchase an aggregate of 13,075,000 shares of New Velo3D Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of our initial public offering. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New Velo3D Common Stock will be issued, which will result in dilution to the holders of New Velo3D Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New Velo3D Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

The provisions of the amended and restated memorandum and articles of association that relate to our pre-business combination activity (and corresponding provisions of the agreement governing the release of funds from our trust account) may be amended with the approval of holders of not less than two-thirds of our ordinary shares who attend and vote at a general meeting of the company (or 65% of our ordinary shares with respect to amendments to the trust agreement governing the release of funds from our trust account), which is a lower amendment threshold than that of some other special purpose acquisition companies. It may be easier for us, therefore, to amend the amended and restated memorandum and articles of association to facilitate the completion of the Business Combination that some of our shareholders may not support.
The amended and restated memorandum and articles of association provide that any of its provisions related to pre-business combination activity (including the requirement to deposit proceeds of the initial public offering and the private placement of warrants into the trust account and not release such amounts except in specified circumstances, and to provide Redemption Rights to Public Shareholders as described herein) may be amended if approved by special resolution, meaning holders of not less than two-thirds of our ordinary shares who attend and vote at a general meeting of the company, and corresponding provisions of the trust agreement governing the release of funds from our trust account may be amended if approved by holders of 65% of our ordinary shares. JAWS Spitfire’s directors and executive officers, who collectively beneficially owned 20% of our issued and outstanding ordinary shares, will participate in any vote to amend the amended and restated memorandum and articles of association and/or trust agreement and will have the discretion to vote in any manner they choose. As a result, we may be able to amend the provisions of the amended and restated memorandum and articles of association which govern our pre-business combination behavior more easily than some other special purpose acquisition companies, and this may increase our ability to complete the Business Combination with which you do not agree. Our shareholders may pursue remedies against us for any breach of the amended and restated memorandum and articles of association.
The Sponsor, executive officers and directors agreed, pursuant to agreements with us, that they will not propose any amendment to the amended and restated memorandum and articles of association to modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with the Business Combination or to redeem 100% of our public shares if we do not complete the Business Combination within 24 months from the closing of the initial public offering, unless we provide our Public Shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of taxes paid or payable), divided by the number of then outstanding public shares. Our shareholders are not parties to, or third-party beneficiaries of, these agreements and, as a result, will not have the ability to pursue remedies against the Sponsor, executive officers or directors for any breach of these agreements. As a result, in the event of a breach, our shareholders would need to pursue a shareholder derivative action, subject to applicable law.
We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 65% of the then outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of Class A ordinary shares purchasable upon exercise of a warrant could be decreased, all without your approval.
Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of Class A ordinary shares or Class A common stock, as applicable, purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the New Velo3D Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.
In addition, we may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption for a number of Class A ordinary shares determined based on the redemption date and the fair market value of our Class A ordinary shares.
The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.365 Class A ordinary shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants. None of the private placement warrants will be redeemable by us, subject to certain circumstances, so long as they are held by our sponsor or its permitted transferees.
The NYSE may not list New Velo3D’s securities on its exchange, which could limit investors’ ability to make transactions in New Velo3D’s securities and subject New Velo3D to additional trading restrictions.
An active trading market for New Velo3D’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of our securities on the NYSE, we will be required to demonstrate compliance with the NYSE’s listing requirements. We will apply to have New Velo3D’s securities listed on the NYSE upon consummation of the Business Combination. We cannot assure you that we will be able to meet all listing requirements. Even if New Velo3D’s securities are listed on the NYSE, New Velo3D may be unable to maintain the listing of its securities in the future.
If New Velo3D fails to meet the listing requirements and the NYSE does not list its securities on its exchange, Velo3D would not be required to consummate the Business Combination. In the event that Velo3D elected to waive this condition, and the Business Combination was consummated without New Velo3D’s securities being listed on the NYSE or on another national securities exchange, New Velo3D could face significant material adverse consequences, including:
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a limited availability of market quotations for New Velo3D’s securities;

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reduced liquidity for New Velo3D’s securities;

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a determination that New Velo3D Common Stock is a “penny stock” which will require brokers trading in New Velo3D Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Velo3D’s securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.”

If New Velo3D’s securities were not listed on the NYSE, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.
Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.
Securities research analysts may establish and publish their own periodic projections for New Velo3D following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected.
We are subject to and New Velo3D will be subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both JAWS Spitfire’s costs and the risk of non-compliance and will increase both New Velo3D’s costs and the risk of non-compliance.
We are and New Velo3D will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and New Velo3D’s efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention from seeking a business combination target.
Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to New Velo3D’s disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.
Risks Related to the Consummation of the Domestication
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to JAWS Spitfire prior to the Business Combination and to New Velo3D following the Business Combination.
The Domestication may result in adverse tax consequences for holders of JAWS Spitfire public shares and public warrants, including holders exercising redemption rights.
As discussed more fully under the section entitled “Material U.S. Federal Income Tax Consequences of the Domestication to JAWS Spitfire Shareholders” below, the Domestication generally should constitute a reorganization within the meaning of Section 368(a)(l)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as JAWS Spitfire, this result is not entirely clear. In the case of a transaction, such as the Domestication, that should qualify as a reorganization under Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in such section) of JAWS Spitfire public shares will be subject to Section 367(b) of the Code and, as a result:
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a U.S. Holder of JAWS Spitfire public shares whose JAWS Spitfire public shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of JAWS Spitfire public shares entitled to vote and less than 10% of the total value of all classes of JAWS Spitfire public shares, will generally not recognize any gain or loss and will generally not be required to include any part of JAWS Spitfire’s earnings in income pursuant to the Domestication;

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a U.S. Holder of JAWS Spitfire public shares whose JAWS Spitfire public shares have a fair market value of $50,000 or more on the date of the Domestication, but who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of JAWS Spitfire public shares entitled to vote and less than 10% of the total value of all classes of JAWS Spitfire public shares will generally recognize gain (but not loss) on the exchange of JAWS Spitfire public shares for shares in New Velo3D (a Delaware corporation) pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amounts” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their JAWS Spitfire public shares, provided certain other requirements are satisfied. JAWS Spitfire does not expect to have significant cumulative earnings and profits on the date of the Domestication; and

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a U.S. Holder of JAWS Spitfire public shares who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of JAWS Spitfire public shares entitled to vote or 10% or more of the total value of all classes of JAWS Spitfire public shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its JAWS Spitfire public shares, provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. JAWS Spitfire does not expect to have significant cumulative earnings and profits on the date of the Domestication.

In the case of a transaction, such as the Domestication, that should qualify as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of JAWS Spitfire public shares or public warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its JAWS Spitfire public shares or public warrants for the common stock or warrants of the Delaware corporation pursuant to the Domestication under the “passive foreign investment company,” or PFIC, rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging public warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the common stock or warrants of the Delaware corporation received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding JAWS Spitfire public shares or public warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because JAWS Spitfire is a blank check company with no current active business, we believe that JAWS Spitfire likely is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of JAWS Spitfire public shares or public warrants to recognize gain on the exchange of such shares or warrants for common stock or warrants of the Delaware corporation pursuant to the Domestication, unless, in the case of only common stock, such U.S. holder has made certain tax elections with respect to such U.S. Holder’s public shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s public warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of JAWS Spitfire. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “Material U.S. Federal Income Tax Consequences of the Domestication to JAWS Spitfire Shareholders — U.S. Holders — PFIC Considerations.”
For a description of the tax consequences for shareholders exercising redemption rights in connection with the Business Combination, see the sections entitled “Material U.S. Federal Income Tax Consequences of the Domestication to JAWS Spitfire Shareholders — U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights” and “Material U.S. Federal Income Tax Consequences of the Domestication to JAWS Spitfire Shareholders — Non-U.S. Holders — Tax Consequences to Non-U.S. Holders That Elect to Exercise Redemption Rights.”
Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication to JAWS Spitfire Shareholders”) to become subject to U.S.

federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s New Velo3D Common Stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, including with respect to public warrants, see “Material U.S. Federal Income Tax Consequences of the Domestication to JAWS Shareholders.” We may have been a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. investors.
Because JAWS Spitfire is a blank check company with no current active operating business, we believe that it is likely that JAWS Spitfire is classified as a passive foreign investment company, or “PFIC,” for U.S. federal income tax purposes. If we have been a PFIC for any taxable year (or portion thereof) that is included in the holding period of a beneficial owner of JAWS Spitfire public shares or public warrants who or that is a “U.S. Holder” as that term is defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Domestication to JAWS Spitfire Shareholders,” such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements, including as a result of the Domestication. Our PFIC status for any taxable year will not be determinable until after the end of each taxable year. If we determine we are a PFIC for any taxable year, upon written request, JAWS Spitfire will endeavor to provide to a U.S. Holder such information as the IRS may require, including a “PFIC Annual Information Statement,” in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information, and such election would be unavailable with respect to public warrants in all cases.
The PFIC rules are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisors regarding the application and effect of the PFIC rules, including as a result of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax consequences of the Domestication, see the discussion in the section entitled “Material U.S. Federal Income Tax Consequences of the Domestication to JAWS Spitfire Shareholders.”
Changes in tax laws or regulations that are applied adversely to us or our customers could materially adversely affect our business, financial condition, results of operations and prospects.
Changes in corporate tax rates , the realization of net deferred tax assets relating to our U.S. operations, the taxation of foreign earnings, and the deductibility of expenses under future tax reform legislation could have a material impact on the value of our deferred tax assets, could result in significant one-time charges in the current or future taxable years, and could increase our future U.S. tax expense, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.
Certain U.S. state tax authorities may assert that we have a state nexus and seek to impose state and local income taxes which could harm our results of operations.
There is a risk that certain state tax authorities where we do not currently file a state income tax return could assert that we are liable for state and local income taxes based upon income or gross receipts allocable to such states. States are becoming increasingly aggressive in asserting a nexus for state income tax purposes. If a state tax authority successfully asserts that our activities give rise to a nexus, we could be subject to state and local taxation, including penalties and interest attributable to prior periods. Such tax assessments, penalties and interest may adversely impact our results of operations.
Upon consummation of the Business Combination, the rights of holders of New Velo3D Common Stock arising under the DGCL as well as Proposed Governing Documents will differ from and may be less favorable to the rights of holders of Class A ordinary shares arising under Cayman Islands law as well as our current memorandum and articles of association.
Upon consummation of the Business Combination, the rights of holders of New Velo3D Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and Cayman Islands law and, therefore, some rights of holders of New Velo3D Common Stock could differ from the rights that holders of Class A ordinary shares currently possess. For instance, while class actions generally are not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that New Velo3D becomes involved in costly litigation, which could have a material adverse effect on New Velo3D.
In addition, there are differences between the Proposed Governing Documents of New Velo3D and the current constitutional documents of JAWS Spitfire. For a more detailed description of the rights of holders of New Velo3D Common Stock and how they may differ from the rights of holders of Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Velo3D are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus, and we urge you to read them.
Delaware law and New Velo3D’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Governing Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New Velo3D Board and therefore depress the trading price of New Velo3D Common Stock. These provisions also could make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New Velo3D board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Governing Documents include provisions regarding:
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the ability of the New Velo3D Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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the limitation of the liability of, and the indemnification of, New Velo3D’s directors and officers;

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a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders after such date and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

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the requirement that a special meeting of stockholders may be called only by a majority of the entire New Velo3D Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

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controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

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the ability of the New Velo3D Board to amend the bylaws, which may allow the New Velo3D Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to the New Velo3D Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New Velo3D Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Velo3D.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New Velo3D Board or management.

New Velo3D’s Proposed Certificate of Incorporation will designate a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between New Velo3D and its stockholders, which could limit New Velo3D’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Velo3D or its directors, officers, stockholders, employees or agents.
The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Business Combination, provides that, unless New Velo3D consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of New Velo3D, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Velo3D to New Velo3D or New Velo3D’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Proposed Certificate of Incorporation or Proposed Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or Proposed Bylaws or (v) any action asserting a claim against New Velo3D governed by the internal affairs doctrine. The forgoing provisions will not apply to any claims arising under the Exchange Act or the Securities Act and, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.
This choice of forum provision in our Proposed Certificate of Incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Velo3D or any of New Velo3D’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New Velo3D may incur additional costs associated with resolving such action in other jurisdictions, which could harm New Velo3D’s business, results of operations and financial condition.
Following the completion of the Business Combination, certain significant New Velo3D stockholders whose interests may differ from those of public stockholders following the Business Combination will have the ability to significantly influence New Velo3D’s business and management.
Pursuant to the Business Combination Agreement, the members of our board of directors immediately following the Closing Date will be Matthew Walters, two individuals identified by Velo3D and six individuals identified by New Velo3D, in consultation with JAWS Spitfire. Accordingly, Velo3D will be able to significantly influence the approval of actions requiring board of director approval through their voting power. Such stockholders will retain significant influence with respect to New Velo3D’s management, business plans and policies, including the appointment and removal of its officers. In particular, Velo3D could influence whether acquisitions, dispositions and other change of control transactions are approved.
The Certificate of Incorporation will not limit the ability of the Sponsor or its affiliates to compete with New Velo3D.
The Sponsor and its affiliates engage in a broad spectrum of activities, including investments in the additive manufacturing industry. In the ordinary course of their business activities, the Sponsor and its affiliates may engage in activities where their interests conflict with New Velo3D’s interests or those of its stockholders. The Certificate of Incorporation will provide that none of the Sponsor, any of its affiliates or any director who is not employed by New Velo3D (including any non-employee director who serves as one of its officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which New Velo3D operates. The Sponsor and its affiliates also may pursue, in their capacities other than as directors of New Velo3D, acquisition opportunities that may be complementary to New Velo3D’s business, and, as a result, those acquisition opportunities may not be available to New Velo3D. In addition, the Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

JAWS Spitfire’s executive officers and directors and/or their affiliates may enter into agreements concerning JAWS Spitfire’s securities prior to the extraordinary general meeting, which may have the effect of increasing the likelihood of completion of the Business Combination or decreasing the value of the public shares.
At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding JAWS Spitfire or its securities, JAWS Spitfire’s executive officers and directors and/or their affiliates may enter into a written plan to purchase JAWS Spitfire’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding JAWS Spitfire or its securities, JAWS Spitfire’s officers and directors and/or their respective affiliates may (i) purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal or the other Condition Precedent Proposals, (ii) execute agreements to purchase such shares from institutional and other investors in the future and/or (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire public shares or vote their public shares in favor of the Business Combination Proposal or the other Condition Precedent Proposals. Such an agreement may include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that JAWS Spitfire’s officers and directors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling public shareholders would be required to revoke their prior elections to redeem their shares. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer of shares or warrants owned by the Sponsor for nominal value to such investors or holders.
The purpose of such share purchases and other transactions by JAWS Spitfire’s officers and directors and/or their respective affiliates would be to increase the likelihood of satisfaction of the requirements that (x) the holders of the requisite number of JAWS Spitfire Shares present and voting at the extraordinary general meeting vote in favor of the Business Combination Proposal and the other Condition Precedent Proposals and/or (y) JAWS Spitfire will (without regard to any assets or liabilities of the Target Companies) have at least $5,000,001 in net tangible assets immediately prior to the Closing, after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the JAWS Spitfire shareholder redemptions, when it appears that such requirements would otherwise not be met.
Entering into any such arrangements may have a depressive effect on the JAWS Spitfire Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the extraordinary general meeting.
As of the date of this proxy statement/prospectus, except as noted above, JAWS Spitfire’s directors and executive officers and their affiliates have not entered into any such agreements. JAWS Spitfire will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the Redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
New Velo3D’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause New Velo3D to incur significant expense, hinder execution of business and growth strategy and impact its stock price.
In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of New Velo3D’s Class A common stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from New Velo3D’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to New Velo3D’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, New Velo3D may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.
Risks Related to the Redemption
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to JAWS Spitfire prior to the Business Combination and to New Velo3D following the Business Combination.
Public Shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.
A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i)(a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (ii) submits a written request to Continental, JAWS Spitfire’s transfer agent, in which it (a) requests that New Velo3D redeem all or a portion of its public shares for cash and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address; and (iii) delivers its public shares to Continental, JAWS Spitfire’s transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental, JAWS Spitfire’s transfer agent, will need to act to facilitate this request. It is JAWS Spitfire’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because JAWS Spitfire does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, JAWS Spitfire’s transfer agent, New Velo3D will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of JAWS Spitfire — Redemption Rights” for additional information on how to exercise your redemption rights.
If a public shareholder fails to receive notice of JAWS Spitfire’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
If, despite JAWS Spitfire’s compliance with the proxy rules, a public shareholder fails to receive JAWS Spitfire’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that JAWS Spitfire is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of JAWS Spitfire — Redemption Rights” for additional information on how to exercise your redemption rights.

If the Aggregate Transaction Proceeds Condition is waived, JAWS Spitfire does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of JAWS Spitfire’s shareholders do not agree.
The Existing Governing Documents do not provide a specified maximum redemption threshold, except that JAWS Spitfire will not redeem public shares in an amount that would cause JAWS Spitfire’s net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the JAWS Spitfire shareholder redemptions (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).
As a result, JAWS Spitfire may be able to complete the Business Combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by JAWS Spitfire or the persons described above have been entered into with any such investor or holder. JAWS Spitfire will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.
A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act) will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, JAWS Spitfire will require each public shareholder seeking to exercise redemption rights to certify to JAWS Spitfire whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to JAWS Spitfire at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which JAWS Spitfire makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over JAWS Spitfire’s ability to consummate the Business Combination and you could suffer a material loss on your investment in JAWS Spitfire if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if JAWS Spitfire consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. JAWS Spitfire cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge JAWS Spitfire’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.
However, JAWS Spitfire’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.
There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.
JAWS Spitfire can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in JAWS Spitfire share price and may result in a lower value realized now than a shareholder of JAWS Spitfire might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.
The securities in which we invest the funds held in the trust account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.
The proceeds held in the trust account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that we are unable to complete our initial business combination or make certain amendments to our amended and restated memorandum and articles of association, our public shareholders are entitled to receive their pro rata share of the proceeds held in the trust account, plus any interest income, net of income taxes paid or payable (less, in the case we are unable to complete our initial business combination, $100,000 of interest to pay dissolution expenses). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.
Risks if the Adjournment Proposal Is Not Approved
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the JAWS Spitfire Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
The JAWS Spitfire Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the JAWS Spitfire Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Risks if the Domestication and the Business Combination Are Not Consummated
References in this section to “we,” “us” and “our” refer to JAWS Spitfire.
If we are not able to complete the Business Combination with Velo3D nor able to complete another business combination by December 7, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
If we are not able to complete the Business Combination with Velo3D nor able to complete another business combination by December 7, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.
Our public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of our public shares if we do not complete our initial business combination by December 7, 2022 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares; and (iii) the redemption of our public shares if we have not consummated an initial business by December 7, 2022, subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by December 7, 2022, with respect to such public shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.
If we do not consummate an initial business combination by December 7, 2022, our public shareholders may be forced to wait until after December 7, 2022 before redemption from the trust account.
If we are unable to consummate our initial business combination by December 7, 2022 (as such date may be extended pursuant to our Existing Governing Documents), we will distribute the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with Cayman Islands law. In that case, investors may be forced to wait beyond December 7, 2022 (as such date may be extended pursuant to our Existing Governing Documents), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we do not complete our initial business combination and do not amend our Existing Governing Documents. Our Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than 10 business days thereafter, subject to applicable Cayman Islands law.

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through December 7, 2022, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.
As of March 31, 2021, we had cash of approximately $1,265,715 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of March 31, 2021, we had total current liabilities of approximately $1,543,702. The funds available to us outside of the trust account may not be sufficient to allow us to operate until December 7, 2022, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.
If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

EXTRAORDINARY GENERAL MEETING OF JAWS SPITFIRE
General
JAWS Spitfire is furnishing this proxy statement/prospectus to JAWS Spitfire’s shareholders as part of the solicitation of proxies by the JAWS Spitfire Board for use at the extraordinary general meeting of JAWS Spitfire to be held on            , 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to JAWS Spitfire’s shareholders on or about            , 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides JAWS Spitfire’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.
Date, Time and Place
The extraordinary general meeting will be held at 9:00 a.m., Eastern Time, on            , 2021 at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50 Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. As part of our precautions regarding COVID-19, we are planning for the extraordinary general meeting to also be held virtually over the Internet.
Purpose of the JAWS Spitfire Extraordinary General Meeting
At the extraordinary general meeting, JAWS Spitfire is asking holders of ordinary shares to consider and vote upon:
•
a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Merger, and the transactions contemplated thereby;

•
a proposal to approve by special resolution the Domestication;

•
a proposal to approve by way of special resolution the amendment and restatement of the Existing Governing Documents with the Proposed Governing Documents;

•
a proposal to approve, on a non-binding advisory basis, each of the Governing Documents Proposals and thereby (i) authorize change to authorized share capital, (ii) authorize the JAWS Spitfire Board to make issuances of preferred stock, (iii) adopt Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act and (iv) approve other changes to be made in connection with the adoption of Governing Documents. A copy of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/prospectus as Annex C and Annex D, respectively;

•
to authorize the New Velo3D Board to issue any or all shares of New Velo3D Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Velo3D Board and as may be permitted by the DGCL;

•
to authorize the removal of the ability of New Velo3D stockholders to take action by written consent in lieu of a meeting; and

•
to authorize by way of special resolution, consequential upon the Domestication, the amendment and restatement of the Existing Governing Documents and authorize all other changes in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication, including (i) changing the post-Business Combination corporate name from “JAWS Spitfire Acquisition Corporation” to “Velo3D, Inc.” (which is expected to occur upon the effectiveness of the Domestication), (ii) making New Velo3D’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the JAWS Spitfire Board believes is necessary to adequately address the needs of New Velo3D after the Business Combination;

•
a proposal to approve by ordinary resolution shares of New Velo3D Common Stock issued in connection with the Business Combination and the PIPE Financing pursuant to NYSE Listing Rule 312.03;

•
a proposal to approve and adopt by ordinary resolution the Equity Incentive Plan;

•
a proposal to approve and adopt by ordinary resolution the SEPP; and

•
a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the NYSE Proposal, the Incentive Award Plan Proposal and the Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. None of the Governing Documents Proposals, which will be voted upon on a non-binding advisory basis, or the Adjournment Proposal is conditioned upon the approval of any other proposal.
Recommendation of the JAWS Spitfire Board
The JAWS Spitfire Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of JAWS Spitfire and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of JAWS Spitfire’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of JAWS Spitfire and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JAWS Spitfire’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of JAWS Spitfire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Record Date; Who Is Entitled to Vote
JAWS Spitfire shareholders holding shares in “street name” will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on            , 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 43,125,000 ordinary shares issued and outstanding, of which 34,500,000 were issued and outstanding public shares.
Quorum
A quorum of JAWS Spitfire shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 21,562,500 ordinary shares would be required to achieve a quorum.
Abstentions and Broker Non-Votes
Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. Broker non-votes will not count as votes cast at the extraordinary general meeting and, therefore,

will not have any impact on the proposals presented at the extraordinary general meeting. Additionally, with respect to all proposals at the extraordinary general meeting except for the NYSE Proposal, the Inventive Award Plan Proposal and the Employee Stock Purchase Plan Proposal, abstentions will not count as votes cast at the extraordinary general meeting and, therefore, will have no effect on the outcome of such proposals. With respect to the NYSE Proposal, the Inventive Award Plan Proposal and the Employee Stock Purchase Plan Proposal, abstentions will count as a vote “AGAINST” those proposals in accordance with NYSE listing rules.
Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The NYSE Proposal is being proposed as an ordinary resolution being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The Incentive Award Plan Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The Employee Stock Purchase Plan Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the hodlers of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the NYSE Proposal, the Incentive Award Plan Proposal and the Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. None of the Governing Documents Proposals, which will be voted upon on a non-binding advisory basis, or the Adjournment Proposal is conditioned upon the approval of any other proposal.
Voting Your Shares
Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your ordinary shares at the extraordinary general meeting:
•
You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the JAWS Spitfire Board “FOR” the Business

Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.
•
You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way JAWS Spitfire can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy
If you are a JAWS Spitfire shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•
you may send another proxy card with a later date;

•
you may notify JAWS Spitfire’s general counsel in writing before the extraordinary general meeting that you have revoked your proxy; or

•
you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing          .
Redemption Rights
In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, a public shareholder may request of JAWS Spitfire that New Velo3D redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, JAWS Spitfire’s transfer agent, in which you (i) request that New Velo3D redeem all or a portion of your public shares for cash and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)
deliver your public shares to Continental, JAWS Spitfire’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, JAWS Spitfire’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, JAWS Spitfire’s transfer agent, New Velo3D will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of            , 2021, this would have amounted to approximately $     per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New Velo3D Common Stock that will be redeemed immediately after consummation of the Business Combination.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of New Velo3D Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of public shares, may not be withdrawn once submitted to JAWS Spitfire unless the Board of Directors of JAWS Spitfire determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).
Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s share certificate (if any) and other redemption forms have been delivered (either physically or electronically) to Continental, our agent, at least two business days prior to the vote at the extraordinary general meeting.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.
Holders of the warrants will not have redemption rights with respect to the warrants.
The closing price of public shares on            , 2021 was $     . For illustrative purposes, as of            , 2021, funds in the trust account plus accrued interest thereon totaled approximately $        or $       per issued and outstanding public share.
Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. JAWS Spitfire cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights
Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation Costs
JAWS Spitfire is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. JAWS Spitfire and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. JAWS Spitfire will bear the cost of the solicitation.
JAWS Spitfire has hired Morrow to assist in the proxy solicitation process. JAWS Spitfire will pay that firm a fee of $        plus disbursements. Such fee will be paid with non-trust account funds.
JAWS Spitfire will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. JAWS Spitfire will reimburse them for their reasonable expenses.
JAWS Spitfire Initial Shareholders’ Agreements
As of the date of this proxy statement/prospectus, there are 43,125,000 ordinary shares issued and outstanding, which includes an aggregate of 8,625,000 Class B ordinary shares held by the initial shareholders, including the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 13,075,000 warrants, comprised of 4,450,000 private placement warrants held by Sponsor and the 8,625,000 public warrants.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Velo3D and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Velo3D and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) each of the Domestication Proposal and the Charter Proposal is approved by the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, (ii) each of the Business Combination Proposal, the NYSE Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal is approved by the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Velo3D’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the JAWS Spitfire shareholder redemptions.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BUSINESS COMBINATION PROPOSAL
Overview
We are asking our shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). JAWS Spitfire shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “— The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The Business Combination Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about JAWS Spitfire, the Sponsor, Velo3D or any other matter.
On March 22, 2021 (and as amended on July 20, 2021), JAWS Spitfire, Merger Sub and Velo3D entered into the Business Combination Agreement, which provides for, among other things, the following transactions:
(a)
On the Closing Date, prior to the time at which the Effective Time occurs, JAWS Spitfire will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, upon which JAWS Spitfire will change its name to “Velo3D, Inc.”

(b)
The parties to the Business Combination Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into Velo3D, with Velo3D as the surviving company in the Merger and, after giving effect to such merger, Velo3D shall be a wholly-owned subsidiary of JAWS Spitfire.

(c)
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) outstanding shares and options of Velo3D will be exchanged for shares of New Velo3D Common Stock or comparable options that are exercisable for shares of New Velo3D Common Stock, as applicable, based on an implied Velo3D equity value of $1,500,000,000, (ii) outstanding warrants of Velo3D not terminated pursuant to their terms will be exchanged for comparable warrants that are exercisable for shares of New Velo3D Common Stock based on the number of shares of New Velo3D Common Stock such holder would have received if it had exercised such warrant immediately prior to the effective time of the Merger, and (iii) outstanding convertible notes of Velo3D will remain outstanding and become convertible into shares of New Velo3D Common Stock in accordance with their terms.
(d)
In addition, pre-closing equityholders of Velo3D will be entitled to an earn-out, pursuant to which they will receive (i) 5.0% of the total number of shares outstanding at the Closing (calculated on a fully-diluted basis) if the shares of New Velo3D Common Stock trade at or above $12.50 for 20 or more trading days in any 30-trading-day period, and (ii) an additional 5.0% of the total number of shares outstanding at the Closing (calculated on a fully diluted basis) if the shares of New Velo3D Common stock trade at or above $15.00 for 20 or more trading days in any 30-trading-day period. The earn-out is subject to a five-year sunset and early trigger upon certain change of control events.

In connection with the foregoing and substantially concurrent with the execution of the Business Combination Agreement, JAWS Spitfire entered into Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and JAWS Spitfire has agreed to issue and sell to the PIPE Investors, an aggregate of 15,500,000 shares of New Velo3D Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $155,000,000, which we refer to as the “PIPE Financing.”
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Subscription Agreements, the Transaction Support Agreements, the Sponsor Letter Agreement and the Amended and Restated Registration Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “— Related Agreements” for more information.
Effect of the Domestication on Existing JAWS Spitfire Equity in the Business Combination
The Domestication will result in, among other things, the following, each of which will occur prior to the Effective Time on the Closing Date:
•
each issued and outstanding Class A ordinary share of JAWS Spitfire will convert automatically by operation of law, on a one-for-one basis, into shares of New Velo3D Common Stock;

•
each issued and outstanding Class B ordinary share of JAWS Spitfire will convert automatically by operation of law, on a one-for-one basis, into shares of New Velo3D Common Stock;

•
each issued and outstanding whole warrant to purchase Class A ordinary shares of JAWS Spitfire will represent the right to purchase one share of New Velo3D Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the JAWS Spitfire warrant agreement;

•
the governing documents of JAWS Spitfire will be amended and restated and become the certificate of incorporation and the bylaws as described in this proxy statement/prospectus and JAWS Spitfire’s name will change to “Velo3D, Inc.”; and

•
in connection with the first three bullets above, each issued and outstanding unit of JAWS Spitfire that has not been previously separated into the underlying Class A ordinary shares of JAWS Spitfire and underlying JAWS Spitfire warrants upon the request of the holder thereof prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Velo3D Common Stock and one-fourth of one warrant representing the right to purchase one share of New Velo3D Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the JAWS Spitfire warrant agreement.

Consideration to Velo3D Equityholders in the Business Combination
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) outstanding shares and options of Velo3D will be exchanged for shares of New

Velo3D Common Stock or comparable options that are exercisable for shares of New Velo3D Common Stock, as applicable, based on an implied Velo3D equity value of $1,500,000,000, (ii) outstanding warrants of Velo3D not terminated pursuant to their terms will be exchanged for comparable warrants that are exercisable for shares of New Velo3D Common Stock based on the number of shares of New Velo3D Common Stock such holder would have received if it had exercised such warrant immediately prior to the effective time of the Merger and (iii) outstanding convertible notes of Velo3D will remain outstanding and become convertible into shares of New Velo3D Common Stock in accordance with their terms.
In addition, pre-closing equityholders of Velo3D will be entitled to an earn-out, pursuant to which they will receive (i) 5.0% of the total number of shares outstanding at the Closing (calculated on a fully diluted basis) if the shares of New Velo3D Common Stock trade at or above $12.50 for 20 or more trading days in any 30-trading-day period, and (ii) an additional 5.0% of the total number of shares outstanding at the Closing (calculated on a fully-diluted basis) if the shares of New Velo3D Common stock trade at or above $15.00 for 20 or more trading days in any 30-trading-day period. The earn-out is subject to a five-year sunset and early trigger upon certain change of control events.
Aggregate New Velo3D Proceeds
The Aggregate Transaction Proceeds will be held on New Velo3D’s balance sheet and used for the long-term growth of New Velo3D.
Closing and Effective Time of the Business Combination
The Closing of the transactions contemplated by the Business Combination Agreement is required to take place electronically by exchange of the closing deliverables on the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “— Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date or time as JAWS Spitfire and Velo3D may agree in writing.
Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:
•
the applicable waiting period under the HSR Act relating to the Business Combination having been expired or been terminated;

•
no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination being in effect;

•
this registration statement/proxy statement becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement/proxy statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•
the approval of the Business Combination Agreement, the ancillary documents to the Business Combination Agreement to which Velo3D is or will be a party and the transactions contemplated by each of the foregoing agreements (including the Merger) being obtained by the requisite number of common shareholders and preferred shareholders of Velo3D in accordance with the DGCL, and Velo3D’s governing documents;

•
all shares of Velo3D preferred stock issued and outstanding prior to Closing having been converted to shares of Velo3D common stock such that, immediately prior to the Effective Time, no shares of Velo3D preferred stock shall be outstanding;

•
the approval of each Condition Precedent Proposal by the affirmative vote of the holders of the requisite number of ordinary shares of JAWS Spitfire being obtained in accordance with JAWS Spitfire’s Governing Documents and applicable law; and

•
after giving effect to the transactions contemplated by the Business Combination Agreement (including the PIPE Financing), JAWS Spitfire having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time of the Merger.

Other Conditions to the Obligations of the JAWS Spitfire Parties
The obligations of the JAWS Spitfire Parties to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by JAWS Spitfire (on behalf of itself and the other JAWS Spitfire Parties) of the following further conditions:
•
the representations and warranties of Velo3D regarding organization and qualification of Velo3D, certain representations and warranties regarding the capitalization of Velo3D and the representations and warranties of Velo3D regarding the authority of Velo3D to, among other things, consummate the transactions contemplated by the Business Combination Agreement, and brokers fees being true and correct (without giving effect to any limitation of “materiality” or “Velo3D Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

•
certain other representations and warranties regarding the capitalization of Velo3D being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•
the other representations and warranties of Velo3D being true and correct (without giving effect to any limitation as to “materiality” or “Velo3D Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Velo3D Material Adverse Effect;

•
Velo3D having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement prior to the Closing;

•
since the date of the Business Combination Agreement, no Velo3D Material Adverse Effect will have occurred and be continuing;

•
JAWS Spitfire must have received the Amended and Restated Registration Rights Agreement duly executed by each of the Other RRA Parties (as defined in the Business Combination Agreement);

•
JAWS Spitfire must have received the Transaction Support Agreements from each Supporting Company Shareholder (as defined in the Business Combination Agreement); and

•
JAWS Spitfire must have received a certificate executed by an authorized officer of Velo3D confirming that the conditions set forth in the first five bullet points in this section have been satisfied.

•
The parties expect to waive the conditions set forth in Section 5.15(a) and 5.15(b) of the Business Combination Agreement in order to permit the New Velo3D Board to consist initially of twelve directors through a transition period not to last longer than six months following the consummation of the Business Combination, as described in “Management of New Velo3D Following the Business Combination.” Following this transition period, the New Velo3D Board will consist of nine directors.

Other Conditions to the Obligations of Velo3D
The obligations of Velo3D to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Velo3D of the following further conditions:
•
the representations and warranties regarding organization and qualification of the JAWS Spitfire Parties, the authority of JAWS Spitfire to execute and deliver the Business Combination Agreement,

and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, certain representations and warranties regarding the capitalization of the JAWS Spitfire Parties, and brokers fees being true and correct, in all material respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);
•
certain other representations and warranties regarding the capitalization of JAWS Spitfire being true and correct in all respects, (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•
the other representations and warranties of the JAWS Spitfire Parties being true and correct (without giving effect to any limitation of “materiality” or “JAWS Spitfire Material Adverse Effect” (as defined in the Business Combination Agreement) or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an JAWS Spitfire Material Adverse Effect;

•
the JAWS Spitfire Parties having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement;

•
JAWS Spitfire’s initial listing application with the NYSE in connection with the transactions contemplated by the Business Combination Agreement being approved and, immediately following the Effective Time, JAWS Spitfire satisfying any applicable initial and continuing listing requirements of the NYSE, and JAWS Spitfire not having received any notice of non-compliance in connection therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the shares of New Velo3D Common Stock (including the shares of New Velo3D Common Stock to be issued in connection with the Merger and the Domestication), being approved for listing on the NYSE;

•
the Aggregate Transaction Proceeds being equal to or greater than $350,000,000;

•
the Domestication having been consummated on the Closing Date prior to the Effective Time;

•
the New Velo3D Board consisting of the number of directors, and comprising the individuals and classes, determined pursuant to Section 5.15(a) and 5.15(b) of the Business Combination Agreement;

•
Velo3D must have received the Amended and Restated Registration Rights Agreement duly executed by JAWS Spitfire, the Sponsor and the Other Class B Shareholders (as defined in the Business Combination Agreement); and

•
Velo3D must have received a certificate executed by an authorized officer of JAWS Spitfire confirming that the conditions set forth in the first four bullet points of this section have been satisfied.

Representations and Warranties
Under the Business Combination Agreement, Velo3D made customary representations and warranties to JAWS Spitfire relating to, among other things: organization and qualification; capitalization; authority; financial statements, undisclosed liabilities, consents and requisite governmental approvals; permits; material contracts; absence of changes; litigation; compliance with applicable law; employee plans; environmental matters; IP; labor matters; insurance; tax matters; brokers; real and personal property; transactions with affiliates; data privacy and security; compliance with international trade and anti-corruption laws; information supplied; and investigation.
Under the Business Combination Agreement, the JAWS Spitfire Parties made customary representations and warranties to Velo3D relating to, among other things: organization and qualification; authority; consents and requisite governmental approvals; brokers; information supplied; capitalization; SEC Filings; the trust account; transactions with affiliates; litigation; compliance with applicable law; business activities, contracts and liabilities; internal controls, listing and financial statements; absence of undisclosed liabilities; compliance with international trade and anti-corruption laws; taxes; employees and benefit plans; subscription agreements; takeover statutes and charter provisions; and investigation.

Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of Velo3D and JAWS Spitfire are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Velo3D and JAWS Spitfire are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Business Combination Agreement, a “Velo3D Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of Velo3D or (b) the ability of Velo3D to consummate the transactions contemplated by the Business Combination Agreement in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Velo3D Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement to the extent resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism; (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries; (iv) changes or proposed changes in any applicable laws (including Pandemic Measures); (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which Velo3D operates; (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of Velo3D with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto; provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 7.2(a) of the Business Combination Agreement to the extent it relates to such representations and warranties; (vii) any failure by Velo3D to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)); or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Velo3D Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on Velo3D relative to other participants operating in the industries or markets in which Velo3D operates.
Under the Business Combination Agreement, certain representations and warranties of the JAWS Spitfire Parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, an “JAWS Spitfire Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the JAWS Spitfire Parties, taken as a whole, or (b) the ability of the JAWS Spitfire Parties to consummate the transactions contemplated by the Business Combination Agreement in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a JAWS Spitfire Material Adverse

Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement to the extent resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable laws (including Pandemic Measures), (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the JAWS Spitfire Parties operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of the JAWS Spitfire Parties with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, or other third parties related thereto; provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 7.3(a) of the Business Combination Agreement to the extent it relates to such representations and warranties, (vii) any failure by the JAWS Spitfire Parties to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a JAWS Spitfire Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the JAWS Spitfire Parties, taken as a whole, relative to other “SPACs” operating in the industries in which the JAWS Spitfire Parties operate.
Covenants of the Parties
Covenants of Velo3D
Velo3D made certain covenants under the Business Combination Agreement, including, among others, the following:
•
Subject to certain exceptions or as consented to in writing by JAWS Spitfire (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, Velo3D will operate the business of Velo3D in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of Velo3D.

•
Subject to certain exceptions, prior to the Closing, Velo3D will not do any of the following without JAWS Spitfire’s consent (such consent not to be unreasonably withheld, conditioned or delayed except in the case of the first, second, third, fourth, 11th, 13th and 17th sub-bullets below):

•
declare, set aside, make or pay any dividends or distribution or payment in respect of, or repurchase any outstanding, any equity securities of Velo3D;

•
merge, consolidate, combine or amalgamate with any person or purchase or otherwise acquire any business entity or organization;

•
adopt any amendments, supplements, restatements or modifications to any Velo3D governing documents;

•
dispose or subject to a lien any equity interests of Velo3D or issue any options or other rights obligating Velo3D to issue any equity interests;

•
incur, create or assume any indebtedness other than indebtedness in the ordinary course (including revolving credit drawings, capital leases, deferred purchase price obligations and trade payables);

•
cancel or forgive any Indebtedness in excess of $500,000 owed to Velo3D;

•
make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, subject to certain exceptions;

•
subject to certain exceptions, adopt or materially amend any benefit plan or increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual, independent contractor or service provider; take any action to accelerate any payment or benefit payable to any such person; grant severance pay to, or adopt, enter into or amend any severance agreement with any such person; hire or terminate (other than for “cause”) any such person whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $300,000; waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any such person; or negotiate or enter into any collective bargaining agreement or recognize or certify any labor union, labor organization, works council, or employee representative as the bargaining representative for any employee;

•
other than in the ordinary course of business consistent with past practice, make, change or revoke any material tax election other than any such extension or waiver obtained in the ordinary course of business or take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the Merger or the Domestication from qualifying for the parties’ intended tax treatment;

•
enter into any settlements in excess of a certain threshold or that impose any material non-monetary obligations on Velo3D;

•
authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

•
make any material changes to the methods of accounting of Velo3D, or other changes that are made in accordance with GAAP;

•
enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•
other than in the ordinary course of business, amend, modify or terminate any material affiliate contracts or material contracts providing for any “change of control” payment;

•
enter into, amend, modify or waive any material benefit or right under any related party transaction of Velo3D; and

•
transfer or otherwise disposed of any IP rights, except for non-exclusive licenses granted to customers in the ordinary course of business or intentionally disclose any material trade secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of such trade secrets).

•
Velo3D shall use commercially reasonable efforts to terminate certain related party transactions set forth on the Velo3D disclosure schedules effective as of the Closing.

•
As promptly as reasonably practicable (and in any event within two business days) following the time at which this registration statement of which this proxy statement/prospectus forms a part, is declared effective under the Securities Act, Velo3D is required to obtain and deliver to JAWS Spitfire a true and correct copy of a written consent approving the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby (including, with respect to the holders described in clause (ii) herein, the conversion of all outstanding shares of Velo3D preferred stock into shares of Velo3D common stock as of immediately prior to the Effective Time), duly executed by (i) the holders of shares of Velo3D common stock required to approve and adopt such matters (the “Velo3D Shareholder Written Consent”) and (ii) the holders of shares of Velo3D preferred stock required to approve and adopt such matters (the “Velo3D Preferred Shareholder Written Consent”). Velo3D, through its board of directors, will recommend to the Velo3D Shareholders, the approval and adoption of the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby.
•
Subject to certain exceptions, prior to the Closing, Velo3D will purchase a “tail” policy providing liability insurance coverage for Velo3D directors and officers with respect to matters occurring on or prior to the Closing.

Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, Velo3D shall not, and shall cause its representatives not to: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer with respect to a Velo3D Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Velo3D Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a Velo3D Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of Velo3D (or any affiliate or successor of Velo3D); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.
Covenants of JAWS Spitfire
JAWS Spitfire made certain covenants under the Business Combination Agreement, including, among others, the following:
•
Subject to certain exceptions (including in connection with the Domestication or the PIPE Financing) or as consented to in writing by Velo3D, prior to the Closing, JAWS Spitfire will, and will cause its subsidiaries to, not do any of the following:

•
adopt any amendments, supplements, restatements or modifications to the JAWS Spitfire trust agreement, warrant agreement or the governing documents of JAWS Spitfire or any of its subsidiaries;

•
declare, set aside, make or pay any dividends or distribution or payment in respect of, or repurchase any outstanding, any equity securities of JAWS Spitfire or any subsidiary;

•
split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

•
incur, create or assume any indebtedness or other liability;

•
make any loans or advances to, or capital contributions in, any other person, other than to, or in, JAWS Spitfire or any of its subsidiaries;

•
issue any equity securities of JAWS Spitfire or any of its subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to equity securities of the foregoing of JAWS Spitfire or any of its subsidiaries;

•
enter into, or permit any of the assets owned or used by JAWS Spitfire or any of its subsidiaries to become bound by, any contract, other than as expressly required in connection with, or in the ordinary course related to, the transactions contemplated under the Business Combination Agreement;

•
enter into, renew, modify or revise any JAWS Spitfire related party transaction;

•
except in the ordinary course of business consistent with past practice, make, change or revoke any material election concerning Taxes or take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the Merger or the Domestication from qualifying for the parties’ intended tax treatment;
•
enter into any settlement or conciliation that by its terms will impose any material obligations on New Velo3D or any of its affiliates after the Closing;

•
engage in any activities or business, other than activities or business (i) in connection with or incident or related to such person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, the Business Combination Agreement, any ancillary document thereto, the performance of covenants or agreements thereunder or the consummation of the transactions contemplated thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

•
authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution; and

•
enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement.

•
As promptly as reasonably practicable following the effectiveness of this registration statement of which this proxy statement/prospectus forms a part, JAWS Spitfire will duly give notice of and duly convene and hold the extraordinary general meeting to approve the Condition Precedent Proposals.

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Subject to certain exceptions, JAWS Spitfire shall use its reasonable best efforts to cause, (i) JAWS Spitfire’s initial listing application with the NYSE to have been approved, (ii) JAWS Spitfire to satisfy all applicable initial and continuing listing requirements of the NYSE and remain listed as a public company on the NYSE from the date of the Business Combination Agreement through the Closing, and (iii) the New Velo3D Common Stock issuable in accordance with the Business Combination Agreement, including the Domestication, the Merger and the PIPE Financing, to be approved for listing on the NYSE. Through the Closing, JAWS Spitfire will timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws.

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Prior to the effectiveness of the of this registration statement of which this proxy statement/ prospectus forms a part, the JAWS Spitfire Board will approve and adopt the Equity Incentive Plan and with any changes or modifications thereto as Velo3D and JAWS Spitfire may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Velo3D or JAWS Spitfire, as applicable).

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Prior to the effectiveness of the of this registration statement of which this proxy statement/prospectus forms a part, the JAWS Spitfire Board will approve and adopt the ESPP and with any changes or modifications thereto as Velo3D and JAWS Spitfire may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Velo3D or JAWS Spitfire, as applicable).

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Prior to the Effective Time, JAWS Spitfire will take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the New Velo3D Common Stock that occurs or is deemed to occur by reason of or pursuant to the transactions contemplated under the Business Combination Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to JAWS Spitfire to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

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Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, JAWS Spitfire shall not and shall cause its representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an JAWS Spitfire Acquisition Proposal; (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, an JAWS Spitfire Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding an JAWS Spitfire Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.
Mutual Covenants of the Parties
The parties made certain covenants under the Business Combination Agreement, including, among others, the following:
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using reasonable best efforts to consummate the Business Combination;

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notify the other party in writing promptly after learning of any shareholder demands or other shareholder proceedings relating to the Business Combination Agreement, any ancillary document or any matters relating thereto and reasonably cooperate with one another in connection therewith;

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keeping certain information confidential in accordance with the existing non-disclosure agreements;

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making relevant public announcements;

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using reasonable best efforts to cause the each of the Domestication and the Merger to constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the IRS Code or otherwise use commercially reasonable efforts to restructure the Merger to so qualify; and

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cooperate in connection with certain tax matters and filings.

In addition, JAWS Spitfire and Velo3D agreed that JAWS Spitfire and Velo3D will prepare and mutually agree upon and JAWS Spitfire will file with the SEC, this registration statement/proxy statement on Form S-4 relating to the Business Combination.
Board of Directors
Following the Closing, it is expected that the current management of Velo3D will become the management of New Velo3D, and the New Velo3D Board will initially consist of up to twelve directors through a transition period not to last longer than six months following the consummation of the Business Combination, which will be divided into three classes (Class I, II and III) with each class consisting of four directors. Following this transition period, the New Velo3D Board will consist of nine directors. Pursuant to the Business Combination Agreement, the New Velo3D Board will consist of Matthew Walters, two individuals designated by Velo3D and six directors designated by Velo3D, in consultation with JAWS Spitfire, who will serve as independent directors.
Survival of Representations, Warranties and Covenants
The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for the covenants and agreements relevant to the Closing, agreements or covenants which by their terms contemplate performance after the Effective Time, and the representations and warranties of Velo3D and JAWS Spitfire regarding investigation and exclusivity of representations and warranties.
Termination
The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:
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by the mutual written consent of JAWS Spitfire and Velo3D;

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by JAWS Spitfire, subject to certain exceptions, if any of the representations or warranties made by Velo3D are not true and correct or if Velo3D fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of JAWS Spitfire, as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof and (ii) October 22, 2021 (the “Termination Date”);
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by Velo3D, subject to certain exceptions, if any of the representations or warranties made by the JAWS Spitfire Parties are not true and correct or if any JAWS Spitfire Party fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of Velo3D, as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof and (ii) the Termination Date;

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by either JAWS Spitfire or Velo3D, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement;

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by either JAWS Spitfire or Velo3D, if any governmental entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action shall have become final and nonappealable;

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if the approval of the Condition Precedent Proposals are not obtained at the extraordinary general meeting (including any adjournment thereof);

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by Velo3D, if the JAWS Spitfire Board (or committee thereof) or JAWS Spitfire shall have withdrawn or modified, or proposed publicly or by formal action of the JAWS Spitfire Board (or committee thereof) or JAWS Spitfire to withdraw or modify, in a manner adverse to Velo3D, any recommendation by the JAWS Spitfire Board or JAWS Spitfire with respect to the Condition Precedent Proposals and the other Transaction Proposals (as defined in the Business Combination Agreement); and

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by JAWS Spitfire, if Velo3D does not deliver, or cause to be delivered to JAWS Spitfire, the Velo3D Shareholder Written Consent or the Velo3D Preferred Shareholder Written Consent when required under the Business Combination Agreement.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of a Willful Breach (as defined in the Business Combination Agreement) of any covenant or agreement under the Business Combination Agreement or Fraud (as defined in the Business Combination Agreement).
Expenses
The fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that (i) if the Business Combination Agreement is terminated in accordance with its terms, Velo3D shall pay, or cause to be paid, all unpaid Velo3D expenses and JAWS Spitfire shall pay, or cause to be paid, all unpaid JAWS Spitfire expenses and (ii) if the Closing occurs, then New Velo3D shall pay, or cause to be paid, all unpaid Velo3D Expenses and all unpaid JAWS Spitfire expenses.
Governing Law
The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Act also applies to the Domestication).

Amendments
The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (i) JAWS Spitfire and Velo3D prior to the Closing and (ii) New Velo3D and the Sponsor after the Closing.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The Subscription Agreements, the form of Amended and Restated Registration Rights Agreement, the Transaction Support Agreements and the Sponsor Letter Agreement are attached hereto as Annex F, Annex G, Annex H and Annex I, respectively. The Lock-Up Agreement with Mr. Buller will be included as an exhibit to the registration statement to which this prospectus forms a part. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.
Subscription Agreements
In connection with the foregoing and substantially concurrent with the execution of the Business Combination Agreement, JAWS Spitfire entered into Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and JAWS Spitfire has agreed to issue and sell to the PIPE Investors, an aggregate of 15,500,000 shares of New Velo3D Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $155,000,000, which we refer to as the “PIPE Financing.” The shares of New Velo3D Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. JAWS Spitfire will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
Amended and Rested Registration Rights Agreement
At the Closing, Velo3D, JAWS Spitfire and certain holders of New Velo3D Common Stock (including Sponsor and each of the independent directors of JAWS Spitfire) will enter into the Amended and Restated Registration Rights Agreement, a copy of which is attached as Annex G to this proxy statement/prospectus, which will terminate and replace the Original Registration Rights Agreement and pursuant to which, among other things, such holders of New Velo3D Common Stock will be granted certain registration rights with respect to their respective shares of New Velo3D Common Stock.
In particular, the Amended and Restated Registration Rights Agreement will provide for the following:
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Demand registration rights.   At any time after the RRA Lock-Up Period (as defined below), New Velo3D will be required, upon the written request of certain holders of registrable securities, to file a registration statement and use commercially reasonable efforts to effect the registration of all or part of their registrable securities, including, under certain circumstances, the offering of such registrable securities in the form of an underwritten offering. New Velo3D is not obligated to effect (i) more than two demand registrations or (ii) any demand registration if an effective registration statement on Form S-3 or its successor form, or, if New Velo3D is ineligible to use Form S-3, a registration statement on Form S-1, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the holders of all of the registrable securities then held by such holders that are not covered by an effective resale registration statement (a “Resale Shelf Registration Statement”) already on file with the SEC.

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Shelf registration rights.   No later than 30 days following the Closing Date, New Velo3D shall file a Resale Shelf Registration Statement registering all of the registrable securities held by certain equityholders of New Velo3D (including Sponsor and each of the independent directors of JAWS Spitfire) that are not covered by an effective registration statement. New Velo3D shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing.

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Piggy-back registration rights.   At any time after the Closing Date, if New Velo3D proposes to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions, the holders of registrable securities are entitled to include their registrable securities in such registration statement.

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Expenses and indemnification.   All fees, costs and expenses of underwritten registrations will be borne by New Velo3D and underwriting discounts and selling commissions will be borne by the holders of the shares being registered. The Amended and Restated Registration Rights Agreement will contain customary cross-indemnification provisions, under which New Velo3D is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the applicable registration statement attributable to New Velo3D, and holders of registrable securities are obligated to indemnify New Velo3D for material misstatements or omissions attributable to them.

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Registrable securities.   Securities of New Velo3D shall cease to be registrable securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been otherwise transferred, new certificates or book-entry positions for them not bearing a legend restricting further transfer shall have been delivered by New Velo3D and subsequent public distribution of them shall not require registration under the Securities Act, (iii) such securities shall have ceased to be outstanding, (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction and (v) with respect to a holder of registrable securities, when all such securities held by such holder could be sold without restriction on volume or manner of sale in any three-month period without registration under Rule 144 promulgated under the Securities Act (or any successor rule).

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Lock-up.   The holders of registrable securities each agree, without the prior written consent of the New Velo3D Board, not to transfer certain securities during the period commencing on the Closing and ending on six-month anniversary thereof (the “RRA Lock-Up Period”) subject to certain customary exceptions; provided that the New Velo3D Board may determine to end the RRA Lock-Up Period at any earlier date with respect to any registrable securities so long as such early termination applies to any registrable securities held by each holder thereof on a pro rata basis in proportion to the registrable securities then held by each such holder.

Transaction Support Agreements
Concurrently with the execution of the Business Combination Agreement, JAWS Spitfire, Velo3D and certain key stockholders of Velo3D entered into transaction support agreements (the “Transaction Support Agreements”) pursuant to which each such holder has agreed to (i) duly execute and deliver to Velo3D and JAWS Spitfire the Velo3D Shareholder Written Consent or Velo3D Preferred Shareholder Written Consent, as applicable, under which it shall irrevocably and unconditionally consent to the matters, actions and proposals contemplated by Section 5.12(a) of the Business Combination Agreement, including, with respect to any and all shares of Velo3D preferred stock held by such holder, the conversion of all outstanding shares of Velo3D preferred stock into shares of Velo3D common stock as of immediately prior to the Effective Time, (ii) irrevocably appoint JAWS Spitfire or any individual designated by JAWS Spitfire as such holder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstitution) to attend on behalf of such holder any meeting of the holders with respect to the Business Combination, and to vote (or cause to be voted) the shares held by such holder or consent (or withhold consent) with respect to the Business Combination Agreement and the transactions contemplated thereby and (iii) be bound by certain other covenants and agreements related to the Business Combination. As of May 31, 2021, of Velo3D’s outstanding classes of capital stock, 78.56% of its voting power of common stock, 94.22% of its voting power of Series A redeemable convertible preferred stock, 100% of its voting power of Series B redeemable convertible preferred stock, 99.06% of its voting power of Series C redeemable convertible preferred stock and 94.78% of its voting power of Series D redeemable convertible preferred stock are subject to the transaction support agreements.
Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, JAWS Spitfire, the Sponsor, Andrew Appelbaum, Mark Vallely and Serena Williams and Velo3D entered into the Sponsor Letter

Agreement, pursuant to which the Sponsor and each of Andrew Appelbaum, Mark Vallely and Serena Williams has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the governing documents of JAWS Spitfire or any other anti-dilution or similar protection with respect to the Class B ordinary shares in connection with the Business Combination Agreement, (iii) be bound by certain transfer restrictions with respect to his, her or its shares in JAWS Spitfire prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement, (iv) duly execute and deliver the Amended and Restated Registration Rights Agreement and (v) be bound by certain other covenants and agreements related to the Business Combination.
Lock-Up Agreement with Mr. Buller
On May 10, 2021, Benny Buller and JAWS Spitfire entered into a lock-up letter agreement (the “Lock-Up Agreement”) in respect of (i) any Shares of New Velo3D Common Stock issued to Mr. Buller pursuant to the Merger or otherwise pursuant to the Business Combination Agreement, (ii) any rollover stock options (“Options”) or restricted share units (“RSUs” and, together with Options, “Equity Awards”) exchanged with or issued to Mr. Buller pursuant to the Business Combination Agreement and (iii) any Shares of New Velo3D Common Stock issued upon exercise or vesting of any Equity Awards (the “Lock-Up Securities”). Pursuant to the Lock-Up Agreement, Mr. Buller has agreed, without the prior written consent of the New Velo3D Board, not to transfer any Lock-Up Securities during the period commencing on the Closing and ending on the one-year anniversary thereof.
The restrictions described in the immediately preceding paragraph will not apply to:
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the transfer by Mr. Buller of Lock-Up Securities (i) as a bona fide gift or gifts, (ii) to an immediate family member or any trust for the direct or indirect benefit of Mr. Buller or one or more members of the immediate family of Mr. Buller, (iii) to any corporation, partnership or limited liability company, all of the shareholders, partners or members of which consist of Mr. Buller and/or one or more members of Mr. Buller’s immediate family or (iv) by testate succession or intestate succession; provided that the exceptions provided in clauses (i) through (iv) will apply only if the transferee has agreed in writing to be bound by the same terms described in the Lock-Up Agreement that are applicable to Mr. Buller, to the extent and for the duration that such terms remain in effect at the time of the transfer;

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the establishment of any contract, instruction or plan (a “Plan”) that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act; provided that no sales of the Lock-Up Securities will be made pursuant to such a Plan prior to the expiration of the lock-up period;

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the issuance or receipt of Lock-Up Securities upon the “net” or cashless exercise of Options, provided that the restrictions will apply to any of the Lock-Up Securities issued upon such exercise; or

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the transfer of Lock-Up Securities to New JAWS for the surrender or forfeiture of Shares of New Velo3D Common Stock to satisfy tax withholding obligations upon exercise or vesting of Equity Awards.

Background to the Business Combination
JAWS Spitfire is a blank check company incorporated on September 11, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses with the intention of focusing its search for a target business in a variety of industries other than real estate, lodging, oil and gas and energy infrastructure. The terms of the Business Combination Agreement are the result of extensive arms-length negotiations between JAWS Spitfire and Velo3D and their respective representatives. The following is a brief description of the background of these negotiations and summarizes the key meetings and events that led to the signing of the Business Combination Agreement. The following chronology does not purport to catalogue every conversation among the parties to the Business Combination Agreement or their representatives.

On December 7, 2020, JAWS Spitfire consummated its IPO of 34,500,000 units, including 4,500,000 units as a result of the full exercise of the underwriters’ over-allotment option. Each unit consists of one Class A ordinary share, $0.0001 par value per share, and one-fourth of one public warrant. Each whole public warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $345,000,000 (before underwriting discounts and commissions and offering expenses). Simultaneously with the consummation of the IPO and the sale of the units, JAWS Spitfire consummated a private placement of 4,450,000 private placement warrants at a price of $2.00 per private placement warrant, issued to the Sponsor, generating gross proceeds of $8,900,000. $345,000,000 of the net proceeds from the IPO and the private placement with the Sponsor was deposited in the Trust Account established for the benefit of JAWS Spitfire’s public shareholders.
Prior to the consummation of its IPO, neither JAWS Spitfire, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a potential business combination with JAWS Spitfire. After the IPO, JAWS Spitfire engaged in preliminary conversations regarding a potential business combination with approximately 40 potential targets and/or their advisors. Of those potential targets, JAWS Spitfire entered into confidentiality agreements with approximately 18 companies and conducted due diligence and/or engaged in more detailed discussions with approximately 13 companies.
On February 3, 2021, representatives of BofA Securities, Inc. (“BofA”), which Velo3D had engaged to evaluate a potential business combination transaction with prospective SPAC counterparties, contacted Matthew Walters, the Chief Executive Officer of JAWS Spitfire, and Barry Sternlicht, the Chairman of JAWS Spitfire, about exploring a potential business combination between JAWS Spitfire and Velo3D and to provide background and information about Velo3D and its industry.
Between February 3, 2021 and the execution of the Letter of Intent (as defined below) on February 16, 2021, JAWS Spitfire had discussions with approximately 7 industry experts regarding a potential business combination with Velo3D and to better understand these experts’ views of Velo3D’s business model and the additive manufacturing industry generally. JAWS Spitfire also conducted due diligence, through analyst reports and other materials, on the entire additive manufacturing space and its performance in the public markets.
On February 8, 2021, representatives of Bessemer Venture Partners, an existing investor of Velo3D, met via videoconference with Mr. Walters about exploring a potential business combination between JAWS Spitfire and Velo3D and to provide additional background information about Velo3D.
On February 9, 2021, the management teams of JAWS Spitfire and Velo3D met via videoconference, during which Velo3D shared presentation materials with JAWS Spitfire with detailed company information on Velo3D that included financial information and metrics about Velo3D and an overview of Velo3D’s business and the markets in which it operates.
On February 10, 2021, Benny Buller, the Chief Executive Officer of Velo3D, met via videoconference with Mr. Walters and Mr. Sternlicht to further discuss Velo3D’s business and financial information and the potential terms of a business combination between JAWS Spitfire and Velo3D.
On February 11, 2021, JAWS Spitfire and Velo3D executed a mutual confidentiality agreement, and subsequently Velo3D provided representatives of JAWS Spitfire with access to a data room and began to share additional information regarding its business with JAWS Spitfire.
Also on February 11, 2021, the management teams of JAWS Spitfire and Velo3D met via videoconference to further discuss Velo3D’s financial information and potential future growth.
Later on February 11, 2021, JAWS Spitfire corresponded with Velo3D stating its intention to present Velo3D with a letter of intent regarding a potential business combination.
Later on February 11, 2021, JAWS Spitfire sent Velo3D a draft letter of intent regarding a potential business combination between JAWS Spitfire and Velo3D, which reflected an implied pre-transaction enterprise valuation of $1.5 billion with a concurrent PIPE investment of at least $155 million. The February 11 proposal also stated that all contributed capital (including PIPE proceeds) would be held on

Velo3D’s balance sheet and used for long term growth (after payment of transaction expenses). The February 11 proposal set out a framework with respect to post-closing governance of the combined public company, including a staggered board with two of the initial directors designated by Velo3D, one of the initial directors designated by JAWS Spitfire and six independent directors designated by Velo3D in consultation with JAWS Spitfire, and also included a mutual 60-day exclusivity provision.
On February 12, 2021, Velo3D delivered a revised draft of the letter of intent to JAWS Spitfire reflecting, among other proposed changes, revisions to the transaction structure and valuation, including (i) an implied pre-transaction equity valuation of $1.5 billion, (ii) an earn-out mechanism whereby Velo3D’s current shareholders would receive shares representing an additional 5.0% of the total number of shares outstanding at the closing of the transaction (on a fully-diluted basis) if the common stock of the surviving company trades at $12.50 or more for at least 20 trading days in any 30-day trading period, and another 5.0% if the common stock of the surviving company trades at $15.00 or more for at least 20 trading days in any 30-day trading period, and (iii) a condition to closing pursuant to which the funds in the Trust Account (after giving effect to redemptions and before giving effect to the payment of JAWS Spitfire and Velo3D transaction expenses), together with the proceeds of the PIPE, must equal or exceed $400 million (the “aggregate transaction proceeds condition”) and (iv) a requirement that the PIPE investment include at least two large third-party institutional investors meeting certain criteria (“fundamental investors”) and at least five other third-party institutional investors. Velo3D’s revised draft of the letter of intent also provided for a lock-up on common stock held by the executive officers, directors and holders of five percent or more of the outstanding common stock of New Velo3D for a period of 180 days (and which may be released earlier, on a pro rata basis among all holders, including the Sponsor, if and to the extent determined by the Board of Directors of New Velo3D).
On February 12, 2021, Mr. Buller and Bill McCombe, the Chief Financial Officer of Velo3D, met with Mr. Walters via videoconference to discuss Velo3D’s mark-up of JAWS Spitfire’s February 12 proposal.
On February 13, 2021, in response to Velo3D’s mark-up of JAWS Spitfire’s February 12 proposal, JAWS Spitfire sent a revised draft of the letter of intent to Velo3D reflecting a reduction in the number of fundamental investors in the PIPE investment from two to one and the number of third-party institutional investors from five to four. The February 13 proposal was otherwise substantially the same as Velo3D’s mark-up of the February 12 proposal.
While meetings regarding a business combination with Velo3D were ongoing and prior to the execution of the Letter of Intent (as defined below), JAWS Spitfire continued discussions and due diligence on approximately three other potential business combinations, each of which the JAWS Spitfire Board ultimately determined did not fit the stringent criteria it uses to pursue transaction opportunities.
On February 15, 2021, the JAWS Spitfire Board met via videoconference to discuss Velo3D and the industry in which it operates, financial profile and growth potential, JAWS Spitfire’s intention to sign the letter of intent, and the potential business combination.
On February 16, 2021, the parties executed the letter of intent (the “Letter of Intent”), which included the pro forma ownership of Velo3D (indicating that Velo3D’s existing shareholders would own approximately 71.9% of New Velo3D Class A common stock, PIPE investors would own approximately 7.4% of New Velo3D Class A common stock, the Sponsor would own approximately 4.1% of New Velo3D Class A common stock, and other continuing JAWS Spitfire shareholders would own approximately 16.5% of New Velo3D Class A common stock, in each case on a fully-diluted basis assuming exchange of all Velo3D capital stock held by the Velo3D’s existing shareholders), and was otherwise consistent with the February 13 proposal.
In connection with the entry into the Letter of Intent, Velo3D agreed not to continue or engage in any discussions or negotiations, or enter into any agreements, with respect to a competing transaction (including other M&A transactions), subject to certain exceptions, until April 16, 2021. JAWS Spitfire also agreed in the Letter of Intent not to engage in any discussions or negotiations, or enter into any agreements, with respect to a competing transaction (including other M&A transactions), subject to certain exceptions, until April 16, 2021.
On February 16, 2021, following the execution of the Letter of Intent, JAWS Spitfire, Velo3D, JAWS Spitfire’s legal advisor Kirkland & Ellis LLP (“K&E”) and Velo3D’s legal advisor Fenwick & West LLP

(“Fenwick”) participated in a call to discuss the process for legal due diligence. JAWS Spitfire and its advisors then continued their due diligence review of Velo3D, including business, legal, accounting, tax and IT systems due diligence.
On February 22, 2021, Mr. Buller flew to Miami, Florida for an in-person, all day meeting with Mr. Walters and a member of JAWS Spitfire’s investment team to further discuss Velo3D’s business model, financial information and other financial and business diligence matters, the PIPE investment marketing process, and general timing and process for the proposed Business Combination.
On March 5, 2021, JAWS Spitfire engaged Credit Suisse Securities (USA) LLC (“Credit Suisse”) to act as lead placement agent and BofA to act as co-placement agent for the PIPE investment (in such capacity, the “PIPE Placement Agents”) based on each of Credit Suisse’s and BofA’s knowledge and experience with similar PIPE investments. The PIPE Placement Agents subsequently initiated conversations with prospective investors as part of the PIPE investment process.
In early March 2021, K&E, Fenwick and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), counsel to the PIPE Placement Agents, exchanged drafts of the form of subscription agreement to be used in the PIPE investment, including the terms of the closing process, the conditions to closing, the representations and warranties of JAWS Spitfire and the subscriber, the registration rights to be granted to the subscriber and provisions related to the termination of the subscription agreements.
On March 5, 2021, Credit Suisse initiated contact with prospective investors regarding the PIPE transaction with respect to a $155 million PIPE investment and between March 11, 2021 and March 22, 2021, K&E and Fenwick negotiated the terms of the Subscription Agreements with the prospective investors, and responded to follow up questions and comments related thereto, particularly with respect to closing conditionality.
On March 8, 2021, K&E delivered an initial draft of the Business Combination Agreement to Fenwick.
Between March 8, 2021 and March 22, 2021, K&E and Fenwick exchanged drafts of the Business Combination Agreement and drafts of the ancillary documents, including an Amended and Restated Certificate of Incorporation of New Velo3D, Amended and Restated Bylaws of New Velo3D, an Equity Incentive Plan of New Velo3D, an Employee Stock Purchase Plan of New Velo3D, and an Amended and Restated Registration Rights Agreement. The various drafts exchanged reflected the parties’ negotiations on, among other things, the consideration and earn-out structure, interim operating covenants, allocation of tax risk and responsibility, post-closing governance matters, scope of registration rights and other matters.
On March 21, 2021, following a discussion between Mr. Walters and Mr. Buller, the parties agreed to lower the aggregate transaction proceeds condition in the Business Combination Agreement from $400 million to $350 million.
On March 22, 2021, JAWS Spitfire and Credit Suisse executed an engagement letter related to Credit Suisse’s engagement as capital markets and financial advisor to JAWS Spitfire in connection with the proposed Business Combination with Velo3D.
On March 22, 2021, the JAWS Spitfire Board met, together with representatives of K&E and Maples & Calder, JAWS Spitfire’s Cayman counsel, to review the terms of the proposed Business Combination with Velo3D and the proposed final definitive documentation. The JAWS Spitfire Board also reviewed proposed resolutions which would be adopted by the JAWS Spitfire Board in order to approve the entry into the Business Combination Agreement and related transactions. During the meeting, JAWS Spitfire’s management provided the JAWS Spitfire Board with a comprehensive overview of Velo3D’s business, strategy, and future operating plans and prospects, the results and findings of JAWS Spitfire’s due diligence process, financial analyses and comparable transactions and the markets in which Velo3D operates. The JAWS Spitfire Board unanimously determined that it was in the best interests of JAWS Spitfire to proceed with executing a transaction on the terms discussed and based on the documents reviewed, and authorized JAWS Spitfire’s officers to finalize the transaction.
On March 22, 2021, the parties executed the Business Combination Agreement and the PIPE investors indicated their final subscription amounts and executed subscription agreements with respect to the PIPE investment, which provided for binding subscriptions to purchase an aggregate of 15,500,000 shares of Class A common stock at $10.00 per share.
On March 23, 2021, a press release was issued announcing the Business Combination. Shortly thereafter, JAWS Spitfire filed a current report on Form 8-K attaching the press release, the investor presentation previously provided to the PIPE investors and current JAWS Spitfire shareholders, the Business Combination Agreement and certain ancillary transaction documents.
On July 20, 2021, the parties amended the Business Combination Agreement to make certain clarifying changes to defined terms that relate to how the Per Share Consideration and the Earnout Shares are allocated among the pre-closing company equityholders.
The JAWS Spitfire Board’s Reasons for the Business Combination
In evaluating the transaction with Velo3D, the JAWS Spitfire Board consulted with JAWS Spitfire’s management and legal counsel as well as other advisors. The JAWS Spitfire Board considered and evaluated several factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the JAWS Spitfire Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The JAWS Spitfire Board viewed its decision as being based on all the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
Before reaching its decision, the JAWS Spitfire Board discussed the material results of the due diligence process conducted by JAWS Spitfire’s management, in conjunction with JAWS Spitfire’s third-party advisors, which included:
•
extensive meetings and calls with Velo3D’s management team regarding Velo3D’s operations and projections, including interviews of top executives;

•
research on the additive manufacturing industry, including historical and projected growth trends and calls with industry experts;

•
financial and valuation analyses, including the financial projections provided by Velo3D discussed in “— Certain Velo3D Projected Financial Information” beginning on page 107;

•
research on the public trading values of companies that JAWS Spitfire’s management considered comparable as well as transaction precedents;

•
site visits and tours of a number of Velo3D’s facilities;

•
engagement of KPMG to assist with financial, accounting, tax, IT and public-market readiness due diligence; and

•
engagement of K&E to assist with legal due diligence.

The JAWS Spitfire Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement, and the transactions contemplated thereby, including the following material factors and viewpoints of the JAWS Spitfire Board:
•
Velo3D’s track record. Founded in 2014, Velo3D is an additive manufacturing (AM) platform that serves a variety of industries building complex, high-value metal parts. Velo3D has raised $150 million to date from investors that included Bessemer Ventures, Khosla Ventures and Playground Ventures.

•
Velo3D’s business model. Velo3D makes 3D printers and the sophisticated software that drives the design of the components. Velo3D has a variety of flexible sales models to meet customer needs (i) upfront customer payment for purchase of the system which is inclusive of initial 12-month warranty, (ii) recurring monthly customer lease payments for a base number of hours of usage with additional usage charges based on additional system hours used and (iii) lower upfront customer payment for purchase of the system, with usage charges based on system hours used.
•
Velo3D’s market. Velo3D is pursuing the $100+ billion high-value metal parts market. The JAWS Spitfire Board believed that Velo3D makes products that no one else can make in the $2 billion high-value metal AM market and that Velo3D hopes to facilitate the growth of this market to $35 billion in the next ten years. The JAWS Spitfire Board further believed that Velo3D’s customers choose them over Velo3D’s AM competitors because metal AM has the promise to produce products 10x as quickly and at half the costs as traditional manufacturing methods but Velo3D’s AM competitors’ technology has been unable to achieve these results.

•
Exceptional management team. Highly experienced team led by CEO Benny Buller and prior public company CFO Bill McCombe.

•
Differentiated additive manufacturing technology platform. The JAWS Spitfire Board believed that Velo3D has a leading full-stack AM solution producing high value-add, mission critical components for customers with a high cost of failure.

•
$100 billion±high-value metal parts market ripe for disruption. The JAWS Spitfire Board believed that Velo3D’s revolutionary Sapphire XC platform opens the aperture to deliver 5x larger parts and 65% to 80% lower costs.

•
Category creator. The JAWS Spitfire Board believed that Velo3D delivers parts that are out of reach for other AM suppliers and at higher performance, quicker and at lower costs than legacy producers, creating a large “Blue Ocean” in the market.

•
Strong IP portfolio. Velo3D has 48 patents across systems, methods, and composition of matter. The JAWS Spitfire Board believed that Velo3D has the strongest IP portfolio in the metal AM industry.

•
Strong growth and cash flow profile. Velo3D is gross margin profitable with an asset-light business model that the JAWS Spitfire Board believed can rapidly scale to meet customer demand.

•
Blue-chip customers and investors. Headlined by SpaceX, a customer and strategic investor, as well as multiple Fortune 500 companies and other investors that the JAWS Spitfire Board believed were top-tier.

The JAWS Spitfire Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
•
Future financial performance. The risk that future financial performance of Velo3D may not meet the JAWS Spitfire Board’s expectations due to factors in Velo3D’s control or out of its control, including due to economic cycles or other macroeconomic factors.

•
COVID-19. Uncertainties regarding the potential impacts of the COVID-19 pandemic and related economic disruptions on Velo3D’s operations and demand for its services.

•
Competition. Other well-funded 3D printing companies such as Markforged and Desktop Metal could take market share from Velo3D.

•
Technology. Competitors including Markforged, Desktop Metal and other legacy players could acquire some of Velo3D’s market share by improving technology.

•
Revenue concentration. In 2018, SpaceX was Velo3D’s only customer and still represents a large portion of its revenue.

•
Key man. CEO Benny Buller has been instrumental in forming the relationships with customers as well as building out the culture and technology of Velo3D.

•
Losses. Although the Company has a strong growth and cash flow profile, it also has a history of net losses.

•
Public company readiness. As a relatively new company, Velo3D will need to add some accounting, legal, and IT infrastructure that will be necessary for it to successfully transition to a public company. Velo3D’s management has expressed a commitment to adding these resources.

•
Potential benefits may not be achieved. The risk that the potential benefits of the Business Combination, including Velo3D’s future value-creation strategies and identified cost savings or revenue opportunities, may not be fully achieved, or may not be achieved within the expected timeframe.

•
Liquidation of JAWS Spitfire. The risks and costs to JAWS Spitfire’s business if the Business Combination is not completed, which could result in JAWS Spitfire’s inability to effect a business combination by December 7, 2022 and force JAWS Spitfire to liquidate.

•
State of the market. The risk that prior to executing a successful business combination transaction with Velo3D, the SPAC market may face increasing regulatory scrutiny or that investor demand for new de-SPAC transactions or PIPE investments may go down.

•
Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits JAWS Spitfire from soliciting other business combination proposals.

•
Shareholder vote. The risk that JAWS Spitfire’s shareholders may fail to provide the respective votes necessary to effect the Business Combination.

•
Closing conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within JAWS Spitfire’s control.

•
Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•
Fees and expenses. The fees and expenses associated with completing the Business Combination.

•
Other risks. Various other risks associated with the Business Combination, the business of JAWS Spitfire and the business of Velo3D described in the section entitled “Risk Factors.”

In addition to considering the factors described above, the JAWS Spitfire Board also considered that:
•
Interests of Certain Persons. Some officers and directors of JAWS Spitfire may have interests in the Business Combination that are in addition to, and that may be different from, the interests of JAWS Spitfire’s stockholders (see “— Interests of JAWS Spitfire’s Directors and Officers and Others in the Business Combination”). JAWS Spitfire’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the JAWS Spitfire Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The JAWS Spitfire Board concluded that the potential benefits that it expects JAWS Spitfire and its stockholders to achieve as a result of the Business Combination outweigh the risks associated with the Business Combination. Accordingly, the JAWS Spitfire Board unanimously determined that the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of JAWS Spitfire and its shareholders.
Certain Velo3D Projected Financial Information
Velo3D does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, management of Velo3D provided its internally derived forecasts, prepared in the first quarter of 2021, for each of the years in the six-year period ending December 31, 2026 to JAWS Spitfire for use as a component of its overall evaluation of Velo3D (the “projections”). The projections are included in this proxy statement/prospectus because they were provided to the board of directors of JAWS Spitfire for its evaluation of the Business Combination. The projections were not prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections were prepared solely for internal use, and were not intended for third-party use, including by investors or stockholders. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may differ materially from actual results.

In the view of Velo3D’s management, the projections were prepared on a reasonable basis reflecting Velo3D management’s currently available estimates and judgments. However, the projections reflect numerous assumptions, including general business, economic, market, regulatory and financial conditions, competitive uncertainties, and operational assumptions, all of which are difficult to predict and many of which are beyond Velo3D’s control, such as the risks and uncertainties contained in the sections titled “Risk Factors,” “Velo3D Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” The projections also assume the consummation of the Business Combination. The projections for revenue, growth (%), annual recurring revenue (ARR), costs of goods sold, gross profit, gross margin (%), operating expenses, EBITDA and EBITDA margin (%) provided to JAWS Spitfire’s board of directors are forward-looking statements that are based on growth assumptions, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Velo3D’s control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. While all projections are necessarily speculative, notably, statements regarding Velo3D’s six-year business plan and yearly forecasts, and summary financial projections are, without limitation, subject to material assumptions regarding Velo3D’s estimates of the total addressable market for Velo3D’s products, assumptions regarding customer retention, demand and performance under existing customer agreements, as well as anticipated customer agreements currently in negotiations, and assumptions regarding Velo3D’s ability to scale production to meet increased demand. Velo3D cautions that its assumptions may not materialize and that market developments and economic conditions may render such assumptions, although believed reasonable at the time they were made, subject to greater uncertainty.
The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that Velo3D, its board of directors or their respective affiliates, advisors or other representatives considered or currently consider the projections to be a reliable prediction of actual future events, and reliance should not be placed on the projections to make a decision regarding the transaction.
EXCEPT AS OTHERWISE REQUIRED BY APPLICABLE SECURITIES LAWS, VELO3D DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROJECTIONS. THE PROJECTIONS DO NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE PROJECTIONS WERE PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO RELY ON THE PROJECTIONS SET FORTH BELOW. NONE OF VELO3D, JAWS SPITFIRE NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY VELO3D STOCKHOLDER, JAWS SPITFIRE STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.
Velo3D has not made any representations or warranties regarding the accuracy, reliability, appropriateness or completeness of the projections to anyone, including JAWS Spitfire. None of Velo3D’s board of directors, officers, management or any other representative of Velo3D has made or makes any representation to any person regarding Velo3D’s ultimate performance compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events if any or all of the assumptions underlying the projections are shown to be in error. Accordingly, the projections should not be looked upon as “guidance” of any sort. Velo3D does not intend to refer back to the projections in its future periodic reports filed under the Exchange Act.
The prospective financial information included in this document has been prepared by, and is the responsibility of, Velo3D’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this document relates to Velo3D’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.

The key elements of the projections provided to JAWS Spitfire are summarized below (in millions of dollars, except percentages).
	Forecast Year Ended December 31,
(in millions, except percentages)	2021E	2022E	2023E	2024E	2025E	2026E
	(unaudited)
Total revenue	$26	$89	$162	$296	$546	$937
Growth (%)(1)	41	237	82	83	85	72
ARR(2)	5	29	66	123	213	360
Cost of revenue	14	59	86	152	264	447
Gross profit	12	30	76	144	282	490
Gross margin (%)	46	34	47	49	52	52
Operating expenses	39	61	80	106	140	184
EBITDA(3)	(24)	(27)	1	44	151	318
EBITDA margin (%)(3)	(91)	(30)	1	15	28	34

(1)
Growth represents the percentage change in revenue, as compared to the prior year.

(2)
ARR represents revenue from (i) Recurring Payment transactions, structured as operating leases, and (ii) sale and utilization fee transactions. For more information regarding Velo3D’s revenues, see “Velo3D‘s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(3)
EBITDA and EBITDA margin are non-GAAP financial measures. EBITDA is defined as net loss excluding interest expense, tax expense, and depreciation and amortization, and EBITDA margin is defined as EBITDA as a percentage of revenue. EBITDA and EBITDA margin should not be considered as an alternative to net loss, net loss margin or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of Velo3D’s liquidity. The most directly comparable GAAP measure to EBITDA is net loss and the most directly comparable GAAP measure to EBITDA margin is net loss margin. Velo3D management did not provide a reconciliation of the projected EBITDA estimates to projected net loss estimates, or the projected EBITDA margin estimates to projected net loss margin estimates, because it was not possible to estimate, without unreasonable efforts, the impact of interest, taxes and depreciation and amortization on projected net loss and projected net loss margin, which could have been material.

The projections were prepared using a number of assumptions, including the following assumptions that Velo3D management believed to be material:
•
projected revenue is based on a variety of operational assumptions, including: continued growth in the market for high value metal parts; continued adoption of 3D metal printing by manufacturers of high value metal parts and resulting continued growth in the demand for 3D metal printing systems; the continuation of Velo3D’s technology leadership position in 3D metal printing; the commercialization timing for new additive manufacturing systems under development; growth in the number of additive manufacturing systems produced and sold; the mix of sale, lease and recurring payment transactions; the average selling price per system for sale transactions, the lease payment terms for lease transactions and the upfront payments and hourly utilization fees for recurring payment transactions; and system utilization of our growing installed customer base and resulting utilization fees and service contracts;

•
projected gross profit is driven by: the mix of additive manufacturing systems produced and sold compared to recurring payment transactions; the average selling price per system for sale transactions, the lease payment terms for lease transactions and the upfront payments and hourly utilization fees for recurring payment transactions; the mix of direct and distributor sales; and continued reductions in the cost of producing Velo3D’s additive manufacturing systems, service contracts and costs associated with manufacturing overhead, service, warranty and logistics;

•
cost of revenue and operating expenses include depreciation for our assembly facilities expansion and capital expenditures in lab equipment and leasehold improvements; and

•
other key assumptions impacting profitability projections include headcount, sales, marketing, customer support, and engineering and R&D costs, but exclude the costs associated with public company operations and related compliance.

In making the foregoing assumptions, which imply a revenue compound annual growth rate of 104% between 2021 and 2026, Velo3D management relied on a number of factors, including:
•
Velo3D’s experience in the additive manufacturing industry;

•
the rate of growth of the high value metal parts market;

•
third-party forecasts for metal additive manufacturing industry growth;

•
the expected recurring purchasing patterns of Velo3D’s customers;

•
the number of new customers expected to be acquired in each year;

•
the expected mix of sale, lease and recurring payment transactions;

•
Velo3D’s best estimates of the timing for new additive manufacturing system releases and the overall product development process; and

•
Velo3D’s ability to scale its sales, marketing, customer support and manufacturing operations.

Summary of JAWS Spitfire Financial Analysis
The following is a summary of the material financial analyses prepared by JAWS Spitfire and reviewed by the JAWS Spitfire Board in connection with the valuation of Velo3D. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by JAWS Spitfire nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by the JAWS Spitfire Board. JAWS Spitfire may have deemed various assumptions more or less probable than other assumptions. Some of the summaries of the financial analyses set forth below include information presented in tabular format. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying JAWS Spitfire’s financial analyses and the JAWS Spitfire Board’s recommendation.
In performing its analyses, JAWS Spitfire management made numerous material assumptions with respect to, among other things, customer retention and growth, technology development, market size, commercial efforts, industry performance, general business and economic conditions and numerous other matters, many of which are beyond the control of JAWS Spitfire, Velo3D or any other parties to the Business Combination. None of Velo3D, JAWS Spitfire or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Velo3D do not purport to be appraisals or reflect the prices at which Velo3D shares may actually be valued or trade in the open market after the consummation of the Business Combination. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. The following quantitative information, to the extent that it is based on market data, is not necessarily indicative of current market conditions.
Comparable Company Analysis
In connection with the valuation of Velo3D, JAWS Spitfire reviewed certain financial information of certain publicly traded companies, selected based on the experience and the professional judgment of JAWS Spitfire management. In connection with its analysis, JAWS Spitfire reviewed certain financial information of Velo3D, such as its current balance sheet and income statements, expected cash needs, financing history and equity capitalization.
JAWS Spitfire considered certain financial and operating data for (i) certain additive manufacturing companies (the “AM Comparables”), (ii) certain tech-enabled companies (the “TE Comparables”) and

(iii) certain legacy additive manufacturing companies (the “Legacy Comparables” and, together with the AM Comparables and TE Comparables, the “Comparables”). The selected companies, among others, were:
AM Comparables:
•
Desktop Metal

•
Markforged

•
Materialise

•
Protolabs

TE Comparables:
•
Ametek

•
Berkshire Grey

•
Cognex

•
Rockwell Automation

•
Renishaw

Legacy Comparables:
•
3D Systems

•
Stratasys

None of the selected companies has characteristics identical to Velo3D. Companies were selected because they have a combination of comparable growth profiles and gross margins, overlapping end markets, or similarly focused products. Desktop Metal, Markforged, Materialise and Protolabs are relevant because they are peers in the additive manufacturing space with accelerated growth profiles and high gross margins. Ametek, Berkshire Grey, Cognex, Rockwell Automation and Renishaw are relevant because they are high value add manufacturers with overlapping end markets, but are more traditional, established companies with lower growth expectation. Finally, 3D Systems and Stratasys are relevant due to their primary focus on polymers, but they utilize legacy technologies which are now mostly off-patent. JAWS Spitfire management considered Desktop Metal, which recently consummated its business combination in 2020, to be the most directly comparable company. An analysis of selected companies is not purely quantitative; rather it involves complex consideration and judgements concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed. JAWS Spitfire believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the AM Comparables, the TE Comparables and the Legacy Comparables. Accordingly, JAWS Spitfire also made qualitative judgments, based on the experience and professional judgment of its directors and officers, concerning differences between the operational, business and/or financial characteristics of Velo3D and the selected companies to provide a context in which to consider the results of the quantitative analysis.
JAWS Spitfire reviewed the following operational and valuation benchmarks of each of the AM Comparables, the TE Comparables and the Legacy Comparables, which JAWS Spitfire management deemed relevant based on its professional judgment and expertise:

Operational Benchmarking
Company	Calendar Year (CY) 2020 – 2022 Revenue Compound Annual Growth Rate (CAGR)	CY 2021 Gross Margin	CY 2021 EBITDA Margin
AM Comparables
Desktop Metal	87%(1)	54%(2)	28%(2)
Protolabs	10%	49%	22%
Markforged	68%(1)	62%(2)	24%(2)
Materialise	14%	59%	14%
TE Comparables
Rockwell Automation	7%	41%	21%
Ametek	6%	36%	30%
Cognex	16%	76%	34%
Renishaw	9%	46%	26%
Berkshire Grey	99%(1)	48%(2)	25%(2)
Legacy Comparables
Stratasys	5%	43%	12%
3D Systems	8%	50%	6%

Source:   Company filings and FactSet. Velo3D projections based on Velo3D’s estimates.
(1)
Based on estimated 2021-2025 data.

(2)
Based on estimated 2025 data.

Valuation Benchmarking
Company	Enterprise Value (EV) / CY 2021 Revenue	EV / CY 2021 EBITDA
AM Comparables
Desktop Metal	3.9x(1) (2.0x at De-SPAC)	13.6x(1) (6.8x at De-SPAC)
Protolabs	6.7x	31.2x
Markforged	2.7x(1) (2.4x at De-SPAC)	11.1x(1) (9.7x at De-SPAC)
Materialise	7.1x	50.1x
TE Comparables
Rockwell Automation	4.6x	21.4x
Ametek	6.2x	20.8x
Cognex	13.4x	39.3x
Renishaw	7.1x	27.1x
Berkshire Grey	2.6x(1) (2.4x at De-SPAC)	10.3x(1) (9.6x at De-SPAC)
Legacy Comparables
Stratasys	4.9x	42.2x
3D Systems	2.0x	34.9x

Source:   Company filings and FactSet. Velo3D projections based on Velo3D’s estimates.
(1)
Based on estimated 2025 data.

Comparable Analysis
JAWS Spitfire also reviewed the mean and median value of each operational and valuation benchmark for the AM Comparables, TE Comparables, Legacy Comparables and the overall comparable set (excluding Legacy Comparables), and compared the results to the benchmark values of Velo3D, determined in accordance with the valuation analysis described above:
		AM Comparables		TE Comparables		Legacy Comparables		Overall
	Velo3D	Mean	Median	Mean	Median	Mean	Median	Mean(1)	Median(1)
Operational Benchmarking
CY 2020 – 2022 Revenue CAGR	113%(2)	45%	41%	27%	9%	6%	6%	35%	14%
CY2021 Gross Margin	52%(3)	56%	57%	49%	46%	46%	46%	52%	49%
CY2021 EBITDA Margin	28%(3)	22%	23%	27%	26%	9%	9%	25%	25%
Valuation Benchmarking
EV / CY 2021 Revenue	3.0x(3)	5.1x	5.3x	6.8x	6.2x	3.4x	3.4x	6.0x	6.2x
EV / CY 2021 EBITDA	10.7x(3)	26.5x	22.4x	23.8x	21.4x	38.6x	38.6x	25.0x	21.4x

Source:   Company filings and FactSet. Velo3D projections based on Velo3D’s estimates.
(1)
Excludes Legacy Comparables and Velo3D.

(2)
Based on estimated 2021 – 2025 data.

(3)
Based on estimated 2025 data.

Satisfaction of 80% Test
It is a requirement under the Existing Governing Documents that any business acquired by JAWS Spitfire have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Velo3D generally used to approve the transaction, the Velo3D board of directors determined that this requirement was met. The board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of JAWS Spitfire and its shareholders and appropriately reflected Velo3D’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as Velo3D’s historical growth rate and its potential for future growth in revenue and profits. The JAWS Spitfire Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Velo3D met this requirement.
Interests of JAWS Spitfire’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of the JAWS Spitfire Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including JAWS Spitfire’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of JAWS Spitfire shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
•
the fact that our initial shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•
the fact that the Sponsor paid an aggregate of $25,000 for the 8,625,000 Class B ordinary shares currently owned by the initial shareholders and such securities will have a significantly higher value at the time of the Business Combination;

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the fact that the Sponsor paid $8,900,000 for its private placement of 4,450,000 private placement warrants to purchase Class A ordinary shares and such private placement warrants will expire worthless if an initial business combination is not consummated by December 7, 2022;

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the fact that Matthew Walters, Chief Executive Officer and a director of JAWS Spitfire, is expected to be a director of New Velo3D after the consummation of the Business Combination. As such, in the future, he may receive cash fees, stock options, stock awards or other remuneration that the New Velo3D Board determines to pay to its directors;

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the fact that the initial shareholders and JAWS Spitfire’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if JAWS Spitfire fails to complete an initial business combination by December 7, 2022;

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the fact that the Amended and Restated Registration Rights Agreement will be entered into by the initial shareholders;

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the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to JAWS Spitfire in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Class A ordinary shares in connection with the consummation of the Business Combination;

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the continued indemnification of JAWS Spitfire’s directors and officers and the continuation of JAWS Spitfire’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

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the fact that the Sponsor and JAWS Spitfire’s officers and directors will lose their entire investment in JAWS Spitfire and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 7, 2022;

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the fact that if the trust account is liquidated, including in the event JAWS Spitfire is unable to complete an initial business combination by December 7, 2022, the Sponsor has agreed to indemnify JAWS Spitfire to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which JAWS Spitfire has entered into an acquisition agreement or claims of any third party for services rendered or products sold to JAWS Spitfire, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

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the fact that following the completion of the Business Combination, the Sponsor, JAWS Spitfire’s officers and directors and their respective affiliates will be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and completing an initial business combination (which will be the Business Combination should it occur), and repayment of any other loans, if any, and on such terms as to be determined by JAWS Spitfire from time to time, made by the Sponsor or certain of JAWS Spitfire’s officers and directors to finance transaction costs in connection with an intended initial business combination (which will be the Business Combination should it occur). If JAWS Spitfire fails to complete a business combination within the required period, the Sponsor and JAWS Spitfire’s officers and directors and their respective affiliates will not have any claim against the trust account for reimbursement; and

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the fact that pursuant to the Amended and Restated Registration Rights Agreement, the Sponsor and certain of JAWS Spitfire’s directors and officers will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Velo3D common stock and New Velo3D warrants held by such parties.

The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, JAWS Spitfire’s initial shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Related Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Velo3D and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Velo3D and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) each of the Domestication Proposal and the Charter Proposal is approved by the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, (ii) each of the Business Combination Proposal, the NYSE Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal is approved by the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, (iii) the number of public shares electing to redeem is otherwise limited and (iv) New Velo3D’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the JAWS Spitfire shareholder redemptions.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Expected Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, JAWS Spitfire has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Velo3D Shareholders comprising a relative majority of the voting power of the combined company, Velo3D’s operations prior to the acquisition comprising the only ongoing operations of New Velo3D, and Velo3D’s senior management comprising a majority of the senior management of New Velo3D. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Velo3D with the Business Combination being treated as the equivalent of Velo3D issuing stock for the net assets of JAWS Spitfire, accompanied by a recapitalization. The net assets of JAWS Spitfire will be stated at historical costs, with no goodwill or other intangible assets recorded.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Velo3D portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. JAWS Spitfire and Velo3D filed the required forms under the HSR Act with the Antitrust Division and the FTC on April 5, 2021 and requested early termination of the waiting period under the HSR Act, and received clearance on May 5, 2021.
At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Velo3D’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. JAWS Spitfire cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, JAWS Spitfire cannot assure you as to its result.
None of JAWS Spitfire or Velo3D are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of issued ordinary shares that are present in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that JAWS Spitfire’s entry into the Business Combination Agreement, dated as of March 22, 2021 (as amended on July 20, 2021, and as it may be amended and supplemented from time to time, the “Business Combination Agreement”), by and among JAWS Spitfire, Spitfire Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Velo3D, Inc., a Delaware corporation (“Velo3D”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of JAWS Spitfire as an exempted company in the Cayman Islands and the continuation and domestication of JAWS Spitfire as a corporation in the State of Delaware with the name “Velo3D, Inc.,” (a) Merger Sub will merge with and into Velo3D (the “Merger”), with Velo3D as the surviving company in the Merger and, after giving effect to such Merger, Velo3D shall be a wholly owned subsidiary of JAWS Spitfire and (b) at the Effective Time, (i) outstanding shares and options of Velo3D will be exchanged for shares of New Velo3D Common Stock or comparable options that are exercisable for shares of New Velo3D Common Stock, as applicable, based on an implied equity value of Velo3D of $1.5 billion, (ii) outstanding Velo3D Warrants not terminated pursuant to their terms will be exchanged for comparable warrants that are exercisable for shares of New Velo3D Common Stock based on the number of shares of New Velo3D Common Stock such holder would have received if it had exercised such warrant immediately prior to the effective time of the Merger and (iii) outstanding Convertible Notes will remain outstanding and become convertible into shares of New Velo3D Common Stock in accordance with their terms, on the terms and subject to the conditions set forth in the Business Combination Agreement; certain related agreements (including the Sponsor Letter Agreement, the Subscription Agreements, the Transaction Support Agreements, and the Amended and Restated Registration Rights Agreement, each in the form attached to the proxy statement/prospectus as Annex E, Annex F, Annex H and Annex G, respectively); and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.”

Recommendation of the JAWS Spitfire Board
THE JAWS SPITFIRE BOARD UNANIMOUSLY RECOMMENDS THAT THE JAWS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of one or more of JAWS Spitfire’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of JAWS Spitfire and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JAWS Spitfire’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “— Interests of JAWS Spitfire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, JAWS Spitfire is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.
As a condition to closing the Business Combination, the board of directors of JAWS Spitfire has unanimously approved, and JAWS Spitfire shareholders are being asked to consider and vote upon a proposal to approve (the “Domestication Proposal”), a change of JAWS Spitfire’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, JAWS Spitfire will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which JAWS Spitfire will be domesticated and continue as a Delaware corporation.
In connection with the Domestication, on the Closing Date and prior to the Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of JAWS Spitfire will convert automatically by operation of law, on a one-for-one basis, into shares of New Velo3D Common Stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of JAWS Spitfire will automatically represent the right to purchase one share of New Velo3D Common Stock at an exercise price of $11.50 per share of New Velo3D Common Stock on the terms and conditions set forth in the warrant agreement; and (iii) each issued and outstanding unit of JAWS Spitfire that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of New Velo3D Common Stock and one-fourth of one warrant to acquire one share of New Velo3D Common Stock.
The Domestication Proposal, if approved, will approve a change of JAWS Spitfire’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while JAWS Spitfire is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, New Velo3D will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then JAWS Spitfire will also ask its shareholders to approve the Governing Documents Proposals (discussed below), which, if approved, will replace the Existing Governing Documents with a new certificate of incorporation and bylaws of New Velo3D under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Governing Documents Proposals,” the Existing Governing Documents of JAWS Spitfire, attached hereto as Annex B and the Proposed Governing Documents of New Velo3D, attached hereto as Annex C and Annex D.
Reasons for the Domestication
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of JAWS Spitfire and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
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Prominence, Predictability, and Flexibility of Delaware Law.   For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.
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Well-Established Principles of Corporate Governance.   There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Velo3D, its board of directors and its management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Velo3D’s stockholders from possible abuses by directors and officers.

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Increased Ability to Attract and Retain Qualified Directors.   Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Velo3D’s incorporation in Delaware may make New Velo3D more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New Velo3D to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of JAWS Spitfire as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Velo3D immediately following the Domestication will be the same as those of JAWS Spitfire immediately prior to the Domestication.
Vote Required for Approval
The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Resolution
The full text of the resolution to be passed is as follows:
RESOLVED, as a special resolution, that JAWS Spitfire be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being deregistered in the Cayman Islands, JAWS Spitfire be continued and domesticated as a corporation under the laws of the state of Delaware.
Recommendation of the JAWS Spitfire Board
THE JAWS SPITFIRE BOARD UNANIMOUSLY RECOMMENDS THAT JAWS SPITFIRE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of JAWS Spitfire’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of JAWS Spitfire and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JAWS Spitfire’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of JAWS Spitfire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

CHARTER PROPOSAL
Overview
As discussed in this proxy statement/prospectus, JAWS Spitfire is asking its shareholders to approve the Charter Proposal. Under the Business Combination Agreement, the approval of the Charter Proposal is also a condition to the consummation of the Business Combination.
Reasons for the Charter Proposal
JAWS Spitfire shareholders are also being asked to adopt the Proposed Certificate of Incorporation in the form attached hereto as Annex C, and the Proposed Bylaws, which is included in the form attached here to as Annex D, which, in the judgment of the JAWS Spitfire Board, is necessary to adequately address the needs of JAWS Spitfire following the Domestication and the consummation of the Business Combination.
For a summary of the key differences between the Amended and Restated Memorandum and Articles of Association of JAWS Spitfire under Cayman Islands law and the Proposed Governing Documents under the DGCL, please see “Governing Documents Proposals.” The summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is included as Annex C to this proxy statement/prospectus, and the Proposed Bylaws, a copy of which is included as Annex D to this proxy statement/prospectus.
Vote Required for Approval
The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
If any of the Domestication Proposal, the Charter Proposal, the Business Combination Proposal, the Incentive Award Plan Proposal or the NYSE Proposal fails to receive the required shareholder approval, the Business Combination will not be completed.
Resolution
The full text of the resolution to be passed is as follows:
RESOLVED, as a special resolution, that (i) the Existing Governing Documents be amended and restated by the Proposed Governing Documents of the Company (a corporation incorporated in the State of Delaware, assuming the Domestication Proposal and the filing with and acceptance by the Secretary of State of Delaware of the Certificate of Corporate Domestication in accordance with Section 388 of the DGCL); (ii) the Company change its name from “JAWS Spitfire Acquisition Corporation” to “Velo3D, Inc.”; and (iii) the authorized share capital be increased from 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to 500,000,000 shares of common stock, par value $0.0001 per share, of New Velo3D and 10,000,000 shares of preferred stock, par value $0.0001 per share, of New Velo3D.
Recommendation of the JAWS Spitfire Board
THE JAWS SPITFIRE BOARD UNANIMOUSLY RECOMMENDS THAT THE JAWS SPITFIRE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.
The existence of financial and personal interests of one or more of JAWS Spitfire’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of JAWS Spitfire and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JAWS Spitfire’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “— Interests of JAWS Spitfire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSALS
As discussed in this proxy statement/prospectus, JAWS Spitfire is asking its shareholders to consider and vote upon, on a nonbinding advisory basis, four separate proposals (collectively, the “Governing Documents Proposals”) in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents. The Governing Documents Proposals are not conditioned on the approval of any other proposal.
In the judgment of the JAWS Spitfire Board, these provisions are necessary to adequately address the needs of JAWS Spitfire and its stockholders following the consummation of the Business Combination and the Domestication. Accordingly, regardless of the outcome of the nonbinding advisory vote on these proposals, JAWS Spitfire intends that the Proposed Certificate of Incorporation in the form set forth on Annex C take effect at consummation of the Business Combination and Domestication, assuming adoption of the Charter Proposal.
The Proposed Governing Documents differ materially from the Existing Governing Documents. The following table sets forth a summary of the principal changes proposed to be made between our Amended and Restated Memorandum and Articles of Association and the Proposed Certificate of Incorporation and Proposed Bylaws for New Velo3D. This summary is qualified by reference to the complete text of the Existing Governing Documents of JAWS Spitfire, attached to this proxy statement/prospectus as Annex B; the complete text of the proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C; and the complete text of the proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read each of the Proposed Governing Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Governing Documents are governed by the Cayman Islands law and the Proposed Governing Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the section entitled “The Domestication Proposal” and “Charter Proposal.”
If each of the following Governing Documents Proposals and the Condition Precedent Proposals are approved and the Business Combination is to be consummated, JAWS Spitfire will replace the Existing Governing Documents, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of New Velo3D, in each case, under the DGCL.
	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Governing Documents Proposal A)	The authorized share capital under the Existing Governing Documents is 200,000,000 Class A ordinary shares of par value US$0.0001 per share, 20,000,000 Class B ordinary shares of par value US$0.0001 per share and 1,000,000 preference shares of par value US$0.0001 per share.	The Proposed Governing Documents authorize 500,000,000 shares of New Velo3D Common Stock and 10,000,000 shares of New Velo3D Preferred Stock.
	See paragraph 5 of the Memorandum of Association.	See Article IV of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock without Stockholder Consent (Governing Documents Proposal B)	The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing	The Proposed Governing Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or

	Existing Governing Documents	Proposed Governing Documents
	Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	other special rights and such qualifications, limitations or restrictions thereof, as the board of directors may determine.
	See paragraph 5 of the Memorandum of Association and Article 3 of the Articles of Association.	See Article IV subsection B of the Proposed Certificate of Incorporation.
Shareholder/Stockholder Written Consent in Lieu of a Meeting (Governing Documents Proposal C)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.
	See Articles I of our Articles of Association.	See Article IV subsection 2.3 and Article VIII subsection 1 of the Proposed Certificate of Incorporation.
Corporate Name (Governing Documents Proposal D)	The Existing Governing Documents provide the name of the company is “JAWS Spitfire Acquisition Corporation”	The Proposed Governing Documents will provide that the name of the corporation will be “Velo3D, Inc.”
	See paragraph 1 of our Memorandum of Association.	See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence (Governing Documents Proposal D)	The Existing Governing Documents provide that if we do not consummate a Business Combination (as defined in the Existing Governing Documents) by December 7, 2022 (24 months after the closing of JAWS Spitfire’s initial public offering), JAWS Spitfire will cease all operations except for the purposes of winding up and will redeem the shares issued in JAWS Spitfire’s initial public offering and liquidate its trust account.	The Proposed Governing Documents do not include any provisions relating to New Velo3D’s ongoing existence; the default under the DGCL will make New Velo3D’s existence perpetual.
	See Article 49 subsection 49.7 of our Articles of Association.	This is the default rule under the DGCL.

	Existing Governing Documents	Proposed Governing Documents
Exclusive Forum (Governing Documents Proposal D)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the U.S. federal district courts as the exclusive forum for litigation arising out of the Securities Act.
See Article X of the Proposed Certificate of Incorporation and Article XI of the Proposed Bylaws.
Provisions Related to Status as Blank Check Company (Governing Documents Proposal D)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a Business Combination (as defined in the Existing Governing Documents).	The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination (as defined in the Proposed Governing Documents), as we will cease to be a blank check company at such time.
See Article 49 of our Articles of Association.
Resolution to Be Voted Upon
The full text of the resolution to be passed in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents is as follows:
RESOLVED, as a nonbinding advisory resolution, that the proposed Certificate of Incorporation and proposed Bylaws (copies of which are attached to the proxy statement/prospectus in respect of the extraordinary general meeting as Annex C and Annex D, respectively), will be approved and adopted with such principal changes as described in Governing Documents Proposals A-D.
Vote Required for Approval
The approval of the Governing Documents proposals will be on an advisory basis in a nonbinding vote and require the affirmative vote of the holders of a majority of the ordinary shares who are present in person or represented by proxy and entitled to vote these on and who vote at the extraordinary general meeting. Accordingly, a JAWS Spitfire shareholders’ failure to vote by proxy or to vote in person, as well as an abstention from voting and a broker non-vote, with regard to the Governing Documents Proposals will have no effect on the Governing Documents Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governing Documents Proposal.
As discussed above, a vote to approve the Governing Documents Proposals is an advisory vote and, therefore, is not binding on JAWS Spitfire or its Board. Accordingly, regardless of the outcome of the nonbinding advisory vote, JAWS Spitfire intends that each of the Proposed Certificate of Incorporation and Proposed Bylaws of New Velo3D, in the form set forth on Annex C and Annex D of the proxy statement and prospectus, respectively, and containing the provisions noted above, take effect at consummation of the Business Combination and Domestication, assuming adoption of the Charter Proposal.
If any of the Domestication Proposal, the Charter Proposal, the Business Combination Proposal, the Equity Incentive Plan Proposal or the NYSE Proposal fails to receive the required shareholder approval, the

Business Combination will not be completed. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Recommendation of the JAWS Spitfire Board with Respect to the Governing Documents Proposals
THE JAWS SPITFIRE BOARD UNANIMOUSLY RECOMMENDS THAT THE JAWS SPITFIRE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSALS.

GOVERNING DOCUMENTS PROPOSAL A — ADVISORY VOTE ON THE APPROVAL OF
AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL,
AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS
Overview
Governing Documents Proposal A — an advisory vote on the amendment to approve the change in the authorized share capital of JAWS Spitfire from (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share, and (iii) 1,000,000 preference shares, par value $0.0001 per share, to (a) 500,000,000 shares of common stock, par value $0.0001 per share, of New Velo3D and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share, of New Velo3D.
As of the date of this proxy statement/prospectus, there are 43,125,000 ordinary shares issued and outstanding, which includes an aggregate of 8,625,000 Class B ordinary shares held by the initial shareholders, including Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 13,075,000 warrants, comprising 4,450,000 private placement warrants held by Sponsor and the 8,625,000 public warrants.
In connection with the Domestication, on the Closing Date and prior to the Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of JAWS Spitfire will convert automatically by operation of law, on a one-for-one basis, into shares of New Velo3D Common Stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of JAWS Spitfire will automatically represent the right to purchase one share of New Velo3D Common Stock at an exercise price of $11.50 per share of New Velo3D Common Stock on the terms and conditions set forth in the warrant agreement; and (iii) each issued and outstanding unit of JAWS Spitfire that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of New Velo3D Common Stock and one-fourth of one warrant to acquire one share of New Velo3D Common Stock.
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) outstanding shares and options of Velo3D will be exchanged for shares of New Velo3D Common Stock or comparable options that are exercisable for shares of New Velo3D Common Stock, as applicable, based on an implied equity value of Velo3D of $1.5 billion; (ii) outstanding Velo3D Warrants not terminated pursuant to their terms will be exchanged for comparable warrants that are exercisable for shares of New Velo3D Common Stock based on the number of shares of New Velo3D Common Stock such holder would have received if it had exercised such warrant immediately prior to the effective time of the Merger; and (iii) outstanding Convertible Notes will remain outstanding and become convertible into shares of New Velo3D Common Stock in accordance with their terms. For further details, see “Consideration to Velo3D Equityholders in the Business Combination.”
In order to ensure that New Velo3D has sufficient authorized capital for future issuances, our board of directors has approved, subject to stockholder approval, that the Proposed Governing Documents of New Velo3D change in the authorized share capital from (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share, and (iii) 1,000,000 preference shares, par value $0.0001 per share, to (a) 500,000,000 shares of common stock, par value $0.0001 per share, of New Velo3D and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share, of New Velo3D.
This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Velo3D, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
The principal purpose of this proposal is to provide for an authorized capital structure of New Velo3D that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).
Recommendation of the JAWS Spitfire Board
THE JAWS SPITFIRE BOARD UNANIMOUSLY RECOMMENDS THAT JAWS SPITFIRE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL A.
The existence of financial and personal interests of one or more of JAWS Spitfire’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of JAWS Spitfire and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JAWS Spitfire’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of JAWS Spitfire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL B — ADVISORY VOTE ON THE APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW VELO3D AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS
Overview
Governing Documents Proposal B — an advisory vote on the amendment to authorize the New Velo3D Board to issue any or all shares of New Velo3D Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Velo3D Board and as may be permitted by the DGCL.
Our shareholders are also being asked to approve, on a nonbinding advisory basis, Governing Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Velo3D after the Business Combination.
If Governing Documents Proposal A is approved, the number of authorized shares of preferred stock of New Velo3D will be 10,000,000 shares. Approval of this Governing Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.
This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Velo3D, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of New Velo3D and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Velo3D. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of New Velo3D, such preferred stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the New Velo3D Board to issue the authorized preferred stock on its own volition will enable New Velo3D to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New Velo3D currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.
Recommendation of the JAWS Spitfire Board
THE JAWS SPITFIRE BOARD UNANIMOUSLY RECOMMENDS THAT JAWS SPITFIRE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL B.

The existence of financial and personal interests of one or more of JAWS Spitfire’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of JAWS Spitfire and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JAWS Spitfire’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of JAWS Spitfire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL C — ADVISORY VOTE ON THE APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT,
AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS
Overview
Governing Documents Proposal C — an advisory vote on the amendment to authorize the removal of the ability of New Velo3D stockholders to take action by written consent in lieu of a meeting.
Our shareholders are also being asked to approve, on a nonbinding advisory basis, Governing Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Velo3D after the Business Combination.
The Proposed Governing Documents stipulate that any action required or permitted to be taken by the stockholders of New Velo3D must be effected at a duly called annual or special meeting of stockholders of New Velo3D, and may not be effected by any consent in writing by such stockholder.
This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Velo3D, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
Under the Proposed Governing Documents, New Velo3D’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend New Velo3D’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Velo3D. Further, our board of directors believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business.
In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which JAWS Spitfire is aware to obtain control of New Velo3D, and JAWS Spitfire and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the board of directors does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Velo3D. Inclusion of these provisions in the Proposed Governing Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.
Recommendation of the JAWS Spitfire Board
THE JAWS SPITFIRE BOARD UNANIMOUSLY RECOMMENDS THAT JAWS SPITFIRE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL C.
The existence of financial and personal interests of one or more of JAWS Spitfire’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of JAWS Spitfire and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JAWS Spitfire’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of JAWS Spitfire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL D — ADVISORY VOTE ON THE APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS
Overview
Governing Documents Proposal D — an advisory vote on the amendment to authorize the amendment and restatement of the Existing Governing Documents and to authorize all other changes in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “JAWS Spitfire Acquisition Corporation” to “Velo3D, Inc.” (which is expected to occur after the consummation of the Domestication in connection with the Business Combination); (ii) making New Velo3D’s corporate existence perpetual; (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act; and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the JAWS Spitfire Board believes is necessary to adequately address the needs of New Velo3D after the Business Combination.
Our shareholders are also being asked to approve, on a nonbinding advisory basis, Governing Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Velo3D after the Business Combination.
The Proposed Governing Documents will be further amended in connection with the Business Combination to provide that the name of the corporation will be “Velo3D, Inc.” In addition, the Proposed Governing Documents will make New Velo3D’s corporate existence perpetual.
The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Domestication, provides that, unless New Velo3D consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Velo3D; (ii) any action asserting a claim of breach of a fiduciary duty (including any fiduciary duty) owed by any current or former director, officer, stockholder or employee of New Velo3D to New Velo3D or New Velo3D’s stockholders; (iii) any action asserting a claim against New Velo3D or any current or former director, officer, stockholder or employee of New Velo3D arising out of or relating to any provision of the General Corporation Law of Delaware, the Proposed Certificate of Incorporation or Proposed Bylaws (each, as in effect from time to time); or (iv) any action asserting a claim against New Velo3D or any current or former director, officer, stockholder or employee of New Velo3D governed by the internal affairs doctrine of the State of Delaware. The forgoing shall not apply to any claims under the Exchange Act or the Securities Act. In addition, unless New Velo3D gives an Alternate Forum Consent, the federal district courts of the United States shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.
In general, Section 203 of the DGCL prevents a public company incorporated in Delaware from engaging in a “Business Combination” with any “interested stockholder” for three years following the time that the person became an interested stockholder, unless, among other exceptions, the interested stockholder attained such status with the approval of the board of directors. A Business Combination includes, among other things, a merger or consolidation involving the interested stockholder and the sale of more than 10% of the company’s assets. In general, an interested stockholder is any stockholder that, together with its affiliates, beneficially owns 15% or more of the company’s stock. A public company incorporated in Delaware is automatically subject to Section 203, unless it opts out in its original corporate charter or pursuant to a subsequent charter or bylaw amendment approved by stockholders.
The Proposed Certificate of Incorporation will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of our operations should we not complete a Business Combination by a specified date, and other such blank check-specific provisions as are present in the Existing Governing Documents) because following the consummation of the Business Combination, New Velo3D will not be a blank check company.
Approval of each of the Governing Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the consummation of the Domestication, in the wholesale replacement of JAWS Spitfire’s Existing Governing Documents with New Velo3D’s Proposed Governing Documents. While certain material changes between the Existing Governing Documents and the Proposed Governing Documents have been unbundled into distinct Governing Documents Proposals or otherwise identified in this Governing Documents Proposal D, there are other differences between the Existing Governing Documents and the Proposed Governing Documents (arising from, among other things, differences between Cayman Islands law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Governing Documents Proposal D. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Governing Documents of New Velo3D, attached hereto as Annex C and Annex D, as well as the information set under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.
Reasons for the Amendments
Corporate Name
Our board of directors believes that changing the post-Business Combination corporate name from “JAWS Spitfire Acquisition Corporation” to “Velo3D, Inc.” is desirable to reflect the Business Combination with Velo3D and to clearly identify New Velo3D as the publicly traded entity.
Perpetual Existence
Our board of directors believes that making New Velo3D’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for New Velo3D following the Business Combination.
Exclusive Forum
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Velo3D in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that the after the Domestication, New Velo3D will be incorporated in Delaware. Delaware law generally applies to such matters, and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.
In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Adopting the federal district courts of the United States as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless we consent in writing to an alternative forum, is intended to allow for the consolidation of multi-jurisdiction litigation, avoid state court forum shopping, provide efficiencies in managing the procedural aspects of securities litigation and reduce the risk that the outcome of cases in multiple jurisdictions could be inconsistent.
Provisions Related to Status as Blank Check Company
The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Certificate of Incorporation does not include the requirement to dissolve New Velo3D and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and our board of directors believes it is the most appropriate period for New Velo3D following the Business Combination. In addition, certain other provisions in our current certificate require that proceeds from the JAWS Spitfire’s initial public offering be held in the trust account until a business combination or liquidation of JAWS Spitfire has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate of Incorporation.
Recommendation of the JAWS Spitfire Board
THE JAWS SPITFIRE BOARD UNANIMOUSLY RECOMMENDS THAT JAWS SPITFIRE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL D.
The existence of financial and personal interests of one or more of JAWS Spitfire’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of JAWS Spitfire and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JAWS Spitfire’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of JAWS Spitfire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

THE NYSE PROPOSAL
Overview
The NYSE Proposal — to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of New Velo3D Common Stock in connection with the Business Combination and the PIPE Financing (such proposal, the “NYSE Proposal”).
Reasons for the Approval for Purposes of NYSE Listing Rule 312.03
Under NYSE Listing Rule 312.03, a company is required to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. In the Business Combination and PIPE Investment, JAWS Spitfire currently expects to issue an estimated       shares of New Velo3D common stock (including shares of New Velo3D common stock to be issued upon the exchange or conversion of securities to be outstanding upon consummation of the Business Combination). Additionally, pursuant to NYSE Listing Rule 312.03, when a NYSE-listed company proposes to issue securities in connection with the Business Combination of the stock or assets of another company, stockholder approval is required if a substantial stockholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock could result in an increase in outstanding shares of common stock or voting power of 5% or more. NYSE Listing Rule 312.03(e) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a NYSE-listed company. Because Sponsor currently owns greater than 5% of JAWS Spitfire’s ordinary shares, the Sponsor is considered a substantial shareholder of JAWS Spitfire under NYSE Listing Rule 312.03(e).
In the event that this proposal is not approved by JAWS Spitfire shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by JAWS Spitfire shareholders, but the Business Combination Agreement is not consummated New Velo3D will not issue such shares of New Velo3D Common Stock.
Vote Required for Approval
The NYSE Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. Broker non-votes will not count as votes cast at the extraordinary general meeting and, therefore, will not have any impact on the proposals presented at the extraordinary general meeting. However, with respect to the NYSE Proposal, abstentions will count as a vote “AGAINST” those proposals in accordance with NYSE listing rules.
The NYSE Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Resolution
The full text of the resolution to be passed is as follows:
RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of New Velo3D Common Stock in connection with the Business Combination and the PIPE Financing be approved.
Recommendation of the JAWS Spitfire Board
THE JAWS SPITFIRE BOARD UNANIMOUSLY RECOMMENDS THAT JAWS SPITFIRE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

The existence of financial and personal interests of one or more of JAWS Spitfire’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of JAWS Spitfire and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JAWS Spitfire’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of JAWS Spitfire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

INCENTIVE AWARD PLAN PROPOSAL
Overview
The Incentive Award Plan Proposal — to consider and vote upon a proposal to approve and adopt by ordinary resolution the Velo3D, Inc. 2021 Equity Incentive Plan, which is referred to herein as the “Equity Incentive Plan,” a copy of which is attached to this proxy statement/prospectus as Annex I (such proposal, the “Incentive Award Plan Proposal”).
A total number of shares of New Velo3D Common Stock equal to the Initial Limit (as defined below) will be reserved for issuance under the Equity Incentive Plan. On            , 2021, the closing price on the NYSE per Class A ordinary share, each of which shall be converted to one share of New Velo3D Common Stock, was $    . The JAWS Spitfire Board approved the Equity Incentive Plan on March 22, 2021, subject to approval by JAWS Spitfire’s shareholders. If the Equity Incentive Plan is approved by our shareholders, then the Equity Incentive Plan will be effective upon the consummation of the Business Combination.
The following is a summary of the material features of the Equity Incentive Plan. This summary is qualified in its entirety by the full text of the Equity Incentive Plan, a copy of which is included as Annex I to this proxy statement/prospectus.
Summary of the Velo3D, Inc. 2021 Equity Incentive Plan
The Equity Incentive Plan was adopted by the JAWS Spitfire Board prior to the Closing, subject to stockholder approval, and will become effective upon the Closing. The Equity Incentive Plan allows New Velo3D to make equity and equity-based incentive awards to officers, employees, directors and consultants. The JAWS Spitfire Board anticipates that providing such persons with a direct stake in New Velo3D will assure a closer alignment of the interests of such individuals with those of New Velo3D and its stockholders, thereby stimulating their efforts on New Velo3D’s behalf and strengthening their desire to remain with New Velo3D.
JAWS Spitfire has initially reserved a number of shares of New Velo3D Common Stock for the issuance of awards under the Equity Incentive Plan, which is equal to (i) the number of shares required to grant the Rollover Options, plus (ii) the number of shares required to grant the maximum number of Unvested Earnout RSUs, assuming that the Triggering Event occurs at the Closing, plus (iii) 10% of the total number of outstanding shares of New Velo3D Common Stock as of the Closing (the “Initial Limit”). JAWS Spitfire anticipates that the Initial Limit will equal approximately     shares of New Velo Common Stock, based on information available as of March 31, 2021 and assuming no redemptions. The Equity Incentive Plan provides that the number of shares reserved and available for issuance under the Equity Incentive Plan will automatically increase each January 1, beginning on January 1, 2022 through 2031, by 5% of the outstanding number of shares of New Velo3D Common Stock on the immediately preceding December 31, or such lesser amount as determined by the New Velo3D Board (the “Annual Increase”). This limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar change in New Velo3D’s capitalization. The maximum aggregate number of shares of New Velo3D Common Stock that may be issued upon exercise of incentive stock options under the Equity Incentive Plan shall not exceed the Initial Limit cumulatively increased on January 1, 2021 and on each January 1 thereafter by the lesser of the Annual Increase      or      shares of New Velo3D Common Stock. Based upon a price per share of $10.00, the maximum aggregate market value of the New Velo3D Common Stock that could potentially be issued under the Equity Incentive Plan at Closing is $    .
The Equity Incentive Plan contains a limitation whereby the value of all awards under the Equity Incentive Plan and all other cash compensation paid by New Velo3D to any non-employee director may not exceed $750,000 in any calendar year (or $1,000,000 for the first calendar year a non-employee director is initially appointed to the New Velo3D Board).
The Equity Incentive Plan will be administered by the compensation committee of the New Velo3D Board, the New Velo3D Board or such other similar committee pursuant to the terms of the Equity Incentive Plan. The administrator, which initially will be the compensation committee of the New Velo3D Board, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Equity Incentive Plan. The administrator may delegate to a committee consisting of one or more officers the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines. Persons eligible to participate in the Equity Incentive Plan will be those full or part-time officers, employees, non-employee directors and consultants as selected from time to time by the administrator in its discretion. As of the date of this proxy statement/prospectus, approximately       individuals will be eligible to participate in the Equity Incentive Plan, which includes approximately       officers, approximately       employees who are not officers and       non-employee directors.
The Equity Incentive Plan permits the granting of both options to purchase New Velo3D Common Stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the Equity Incentive Plan will be nonqualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of New Velo3D. Nonqualified options may be granted to any persons eligible to awards under the Equity Incentive Plan. The option exercise price of each option will be determined by the administrator but may not be less than 100% of the fair market value of the New Velo3D Common Stock on the date of grant or, in the case of an incentive stock option granted to a 10% stockholder, 110% of such share’s fair market value. The term of each option will be fixed by our administrator and may not exceed 10 years from the date of grant. The administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options. Subject to the terms of the applicable award certificate, the consideration received or to be received for the grant or extension of an option may include cash, stock or other property, as determined by the administrator.
Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the administrator or by delivery (or attestation to the ownership) of shares of New Velo3D Common Stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the administrator may permit nonqualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.
The administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of New Velo3D Common Stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price may not be less than 100% of the fair market value of New Velo3D Common Stock on the date of grant. The term of each stock appreciation right will be fixed by the administrator and may not exceed 10 years from the date of grant. The administrator will determine at what time or times each stock appreciation right may be exercised.
The administrator may award restricted shares of New Velo3D Common Stock to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The administrator may also grant shares of New Velo3D Common Stock that are free from any restrictions under the Equity Incentive Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would have been paid if the recipient had held a specified number of shares of New Velo3D Common Stock.
The administrator may grant cash bonuses under the Equity Incentive Plan to participants, subject to the achievement of certain performance goals.
The Equity Incentive Plan provides that upon the effectiveness of a “sale event,” as defined in the Equity Incentive Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under the Equity Incentive Plan. To the extent that awards granted under the Equity Incentive Plan are not assumed or continued or substituted by the successor entity, upon the effective time of the sale event, such awards under the Equity Incentive Plan shall terminate. In such case, except as may be otherwise provided in the relevant award agreement, all options and stock appreciation rights with time-based vesting, conditions of restrictions that are not exercisable immediately prior to the effective time of the sale event will become fully exercisable as of the effective time of the sale event, all other awards with time-based vesting conditions or restrictions will become fully vested and nonforfeitable as of the effective time of the sale event and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in the discretion of the administrator or as specified in the relevant award certificate. In the event of such termination, individuals holding options and stock appreciation rights will, for each such award, either (a) receive a payment in cash or in kind in an amount equal to the per‑share cash consideration payable to stockholders in the sale event less the applicable exercise price or (b) be permitted to exercise such options and stock appreciation rights (to the extent exercisable) within a specified period of time prior to the sale event. Participants in the Equity Incentive Plan are responsible for the payment of any federal, state or local taxes that New Velo3D is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the administrator, participants may elect to have the minimum tax withholding obligations satisfied by authorizing New Velo3D to withhold shares of New Velo3D Common Stock to be issued pursuant to the exercise or vesting of such award.
The administrator may amend or discontinue the Equity Incentive Plan and the administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the Equity Incentive Plan require the approval of New Velo3D’s stockholders.
No awards may be granted under the Equity Incentive Plan after the date that is 10 years from the date immediately preceding the Closing. No awards under the Equity Incentive Plan have been made prior to the date hereof.
Form S-8
Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the New Velo3D Common Stock issuable under the Equity Incentive Plan.
Certain United States Federal Income Tax Aspects
The following is a summary of the principal United States federal income tax consequences of certain transactions under the Equity Incentive Plan. It does not describe all federal tax consequences under the Equity Incentive Plan, nor does it describe foreign, state or local tax consequences.
Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of New Velo3D Common Stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss; and (ii) New Velo3D will not be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If shares of New Velo3D Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of New Velo3D Common Stock at exercise (or, if less, the amount realized on a sale of such shares of New Velo3D Common Stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of New Velo3D Common Stock.
If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a nonqualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
Nonqualified Options.   No income is generally realized by the optionee at the time a nonqualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of New Velo3D Common Stock on the date of exercise, and we receive a tax deduction for the same amount; and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of New Velo3D Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the nonqualified option is paid by tendering shares of New Velo3D Common Stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
Other Awards.   New Velo3D generally will be entitled to a tax deduction in connection with other awards under the Equity Incentive Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes nonforfeitable, unless the award provides for deferred settlement.
Parachute Payments.   The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be nondeductible to New Velo3D, in whole or in part, and may subject the recipient to a non deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
New Equity Incentive Plan Benefits
No awards have been previously granted under the Equity Incentive Plan, and no awards have been granted that are contingent on stockholder approval of the Equity Incentive Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the Equity Incentive Plan are subject to the discretion of the administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.
Vote Required for Approval
The Incentive Award Plan Proposal is being proposaed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. Broker non-votes will not count as votes cast at the extraordinary general meeting and, therefore, will not have any impact on the proposals presented at the extraordinary general meeting. However, with respect to the Inventive Award Plan Proposal, abstentions will count as a vote “AGAINST” those proposals in accordance with NYSE listing rules.
The Incentive Award Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Velo3D, Inc. 2021 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex I, be adopted and approved.
Recommendation of the JAWS Spitfire Board
THE JAWS SPITFIRE BOARD UNANIMOUSLY RECOMMENDS THAT JAWS SPITFIRE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE AWARD PLAN PROPOSAL.
The existence of financial and personal interests of one or more of JAWS Spitfire’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of JAWS Spitfire and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JAWS Spitfire’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of JAWS Spitfire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

EMPLOYEE STOCK PURCHASE PLAN PROPOSAL
Overview
The Employee Stock Purchase Plan Proposal — to consider and vote upon a proposal to approve and adopt by ordinary resolution the Velo3D, Inc. 2021 Employee Stock Purchase Plan, which is referred to herein as the “ESPP,” a copy of which is attached to this proxy statement/prospectus as Annex J (such proposal, the “Employee Stock Purchase Plan Proposal”).
On            , the JAWS Spitfire Board adopted, subject to the approval of our shareholders, the ESPP. We believe that the adoption of the ESPP will benefit us by providing employees with an opportunity to acquire shares of New Velo3D Common Stock and will enable us to attract, retain and motivate valued employees.
A total number of shares of New Velo3D Common Stock equal to the Initial Share Reserve (as defined below) will be reserved for issuance under the ESPP. As of            , 2021, the closing price on NYSE of a Class A ordinary share, each of which shall be converted to one share of New Velo3D Common Stock, was $    . Based upon a price per share of $10.00, the maximum aggregate market value of the New Velo3D Common Stock that could potentially be issued under the ESPP at Closing is $    .
Summary of the Material Provisions of the ESPP
JAWS Spitfire intends to adopt the ESPP, which will become effective as of the day immediately prior to the Closing Date, in order to enable eligible employees to purchase shares of New Velo3D common stock at a discount with accumulated payroll deductions. The ESPP is intended to qualify under Section 423 of the Code; however, the ESPP authorizes the grant of options under certain circumstances that are not intended to meet the Section 423 requirements.
The following is a description of the material terms of the ESPP. The summary below does not contain a complete description of all provisions of the ESPP and is qualified in its entirety by reference to the ESPP, a copy of which will be included as an exhibit to the registration statement to which this prospectus forms a part.
Share Reserve.   We intend to initially reserve a number of shares of our common stock for sale under the ESPP that is equal to 2% of the total number of outstanding share of our common stock as of the Closing (the “Initial Share Reserve”). We anticipate that the Initial Share Reserve will equal approximately     shares of our common stock, based on information available as of March 31, 2021 and assuming no redemptions. The aggregate number of shares reserved for sale under the ESPP will increase automatically on January 1 of each fiscal year following the fiscal year that contains the first Offering Date (as defined in the ESPP) by (a) the number of shares equal to the lesser of 1% of the total number of shares of all classes of our common stock issued and outstanding on each December 31 immediately prior to the date of increase or (b) a lower number of shares, as may be determined by our board of directors or compensation committee in any particular year. The aggregate number of shares issued over the term of the ESPP, subject to adjustment due to stocksplits, recapitalizations or similar events, may not exceed a number of shares that is equal to 20 times the Initial Share Reserve (the “Aggregate Limit”). We anticipate that the Aggregate Limit will equal approximately     shares of our common stock, based on information available as of March 31, 2021 and assuming no redemptions.
Administration.   Our compensation committee will administer the ESPP subject to the terms and conditions of the ESPP. Among other things, the compensation committee will have the authority to determine eligibility for participation in the ESPP, designate separate offerings under the ESPP, and construe, interpret and apply the terms of the ESPP.
Eligibility.   Employees eligible to participate in any offering pursuant to the ESPP generally include any employee who is employed by us at the beginning of the offering period. As of the date of this proxy statement/prospectus, there are approximately       employees who will be eligible to participate in the ESPP following the Closing. While our employees generally are eligible to participate in the ESPP, our compensation committee may, in its discretion, elect to exclude employees who do not meet eligibility criteria chosen by the compensation committee. In addition, employees who are 5% shareholders, or would become 5% shareholders as a result of their participation in the ESPP, are ineligible to participate in the ESPP. We may impose additional restrictions on eligibility within the limits permitted by the Code.
Offering Periods; Enrollment.   Under the ESPP, eligible employees will be offered the option to purchase shares of our common stock at a discount over a series of offering periods. Each offering period may itself consist of one or more purchase periods. No offering period may be longer than 27 months, and each offering period will be determined by our compensation committee. When the first offering period commences, our employees who meet the eligibility requirements for participation in that offering period will be eligible to enroll. For subsequent offering periods, new participants will be required to enroll in a timely manner. Once an employee is enrolled, participation will be automatic in subsequent offering periods. An employee’s participation automatically ends upon a termination of employment for any reason.
Offerings; Payroll Deductions; Limitations.   Under the ESPP, eligible employees will be offered the option to purchase shares of our common stock at a discount over a series of offering periods by accumulating funds through payroll deductions of between 1% and 15% of their compensation, which refers to base salary or regular hourly wages, provided that the compensation committee has the discretion to amend the definition of “compensation.” The purchase price for shares of our common stock purchased under the ESPP will be 85% of the lesser of the fair market value of our common stock on (i) the first trading day of the applicable offering period and (ii) the date of purchase. However, no participant may purchase more than      shares on any one purchase date. Our compensation committee, in its discretion, may set a lower maximum number of shares which may be purchased. In addition, no participant will have the right to purchase our shares in an amount, when aggregated with purchase rights under all our employee stock purchase plans that are also in effect in the same calendar year, that has a fair market value of more than $25,000, determined as of the first day of the applicable offering period, for each calendar year in which that right is outstanding.
Adjustments upon Recapitalization.   If the number of outstanding shares of our common stock is changed by stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, or similar change in our capital structure without consideration, then our compensation committee will proportionately adjust the number and class of common stock that is available under the ESPP, the purchase price and number of shares any participant has elected to purchase and the maximum number of shares that may be purchased by participants.
Corporate Transaction.   If we experience a “corporate transaction” (which includes a merger, consolidation or sale of substantially all of New Velo3D’s assets), then any offering period for each outstanding right to purchase common stock will be shortened by setting a new purchase date and will end on the new purchase date. The new purchase date shall occur on or prior to the consummation of the corporate transaction, as determined by the committee, and the ESPP shall terminate on the consummation of the corporate transaction.
Transferability.   No participant may assign, transfer, pledge, or otherwise dispose of payroll deductions credited to his or her account, or any rights with regard to an election to purchase shares pursuant to the ESPP, other than by will or the laws of descent or distribution.
Amendment; Termination.   The compensation committee may amend, suspend, or terminate the ESPP at any time without shareholder consent, except as required by law. The ESPP becomes effective on the day immediately prior to the Closing Date and will continue until the earliest to occur of (i) termination of the ESPP by the board of directors, (ii) issuance of all of the shares reserved for issuance under the ESPP, or (iii) the tenth anniversary of the effective date of the ESPP.
Summary of U.S. Federal Income Tax Consequences
The following is only a summary of the effect of the United States federal income tax laws and regulations upon an employee and us with respect to an employee’s participation in the ESPP. This summary does not purport to be a complete description of all federal tax implications of participation in the ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.

A participant in the ESPP generally recognizes no taxable income either as a result of participation in the ESPP or upon exercise of an option to purchase shares of New Velo3D Common Stock under the terms of the ESPP.
If a participant disposes of shares purchased upon exercise of an option granted under the ESPP within two years from the first day of the applicable offering period or within one year from the exercise date, which we refer to as a “disqualifying disposition,” the participant will generally realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will generally be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less.
If the participant disposes of shares purchased upon exercise of an option granted under the ESPP at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant will realize ordinary income in the year of disposition equal to the lesser of (1) the excess of the fair market value of the shares at the time the option was granted over the amount paid and (2) the excess of the amount actually received for the New Velo3D Common Stock over the amount paid. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, there will be no ordinary income, and any loss recognized will be a long-term capital loss.
We are generally entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, we are not allowed a deduction.
New Plan Benefits
Since participation in the ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the ESPP in the future are not determinable. No awards have been granted that are contingent on shareholder approval of the ESPP.
Vote Required for Approval
The Employee Stock Purchase Plan Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. Broker non-votes will not count as votes cast at the extraordinary general meeting and, therefore, will not have any impact on the proposals presented at the extraordinary general meeting. However, with respect to the Employee Stock Purchase Plan Proposal, abstentions will count as a vote “AGAINST” those proposals in accordance with NYSE listing rules.
The Incentive Award Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Resolution
The full text of the resolution to be passed is as follows:
RESOLVED, as an ordinary resolution, that the Velo3D, Inc. 2021 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved.
Recommendation of the JAWS Spitfire Board
THE JAWS SPITFIRE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of JAWS Spitfire’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of JAWS Spitfire and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JAWS Spitfire’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of JAWS Spitfire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL
The Adjournment Proposal allows the JAWS Spitfire Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to JAWS Spitfire shareholders or if, as of the time for which the extraordinary general meeting is scheduled, there are insufficient JAWS Spitfire ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting; (ii) in order to solicit additional proxies from JAWS Spitfire shareholders in favor of one or more of the proposals at the extraordinary general meeting; or (iii) if JAWS Spitfire shareholders redeem an amount of public shares such that the Aggregate Transaction Proceeds Condition would not be satisfied. See “Business Combination Proposal — Interests of JAWS Spitfire’s Directors and Executive Officers in the Business Combination.”
Consequences If the Adjournment Proposal Is Not Approved
If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the JAWS Spitfire Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Adjournment Proposal is not conditioned on any other proposal.
Resolution
The full text of the resolution to be passed is as follows:
RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to JAWS Spitfire shareholders or if, as of the time for which the extraordinary general meeting is scheduled, there are insufficient JAWS Spitfire ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting; (B) in order to solicit additional proxies from JAWS Spitfire shareholders in favor of one or more of the proposals at the extraordinary general meeting; or (C) if JAWS Spitfire shareholders redeem an amount of public shares such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by JAWS Spitfire from the trust account in connection with the Business Combination, together with aggregate gross proceeds from the PIPE Financing, equal no less than $350,000,000 after deducting JAWS Spitfire’s unpaid expenses, liabilities, and any amounts paid to JAWS Spitfire shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the extraordinary general meeting be approved.
Recommendation of the JAWS Spitfire Board
THE JAWS SPITFIRE BOARD UNANIMOUSLY RECOMMENDS THAT JAWS SPITFIRE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of JAWS Spitfire’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of JAWS Spitfire and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JAWS Spitfire’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of JAWS Spitfire’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE
DOMESTICATION TO JAWS SPITFIRE SHAREHOLDERS
The following discussion sets forth the material U.S. federal income tax consequences of the Domestication to the U.S. Holders (as defined below) of JAWS Spitfire public shares and public warrants. The following discussion also summarizes (i) the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of JAWS Spitfire public shares that elect to have their JAWS Spitfire public shares redeemed for cash if the Business Combination is completed and (ii) the material U.S. federal income tax consequences for Non-U.S. Holders of owning and disposing of New Velo3D’s Common Stock or New Velo3D Warrants after the Domestication. The information set forth in this section is based on the Code, its legislative history, final, temporary and proposed treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein.
For purposes of this discussion, because any unit of JAWS Spitfire consisting of one Class A ordinary share and one-fourth of a public warrant is separable at the option of the holder, JAWS Spitfire is treating any Class A ordinary share and one-fourth of a public warrant held by a U.S. Holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of a unit of JAWS Spitfire in connection with the consummation of the Business Combination generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. U.S. Holders of JAWS Spitfire public shares and public warrants are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Business Combination (including any redemption) with respect to any Class A ordinary shares and public warrants held through a unit of JAWS Spitfire (including alternative characterizations of a unit of JAWS Spitfire).
For purposes of this summary, a “U.S. Holder” means a beneficial owner of JAWS Spitfire public shares or public warrants that is for U.S. federal income tax purposes:
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an individual citizen or resident of the United States;

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a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of JAWS Spitfire public shares or public warrants that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. Holder.
This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances or status. In particular, this discussion considers only holders that hold JAWS Spitfire public shares or public warrants as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special treatment under U.S. federal income tax law, including:
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financial institutions or financial services entities;

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broker-dealers;

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persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

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tax-exempt entities;

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governments or agencies or instrumentalities thereof;

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insurance companies;

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regulated investment companies;

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real estate investment trusts;

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certain expatriates or former long-term residents of the United States;

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persons that acquired JAWS Spitfire public shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

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persons that hold JAWS Spitfire public shares or public warrants as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

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persons whose functional currency is not the U.S. dollar;

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controlled foreign corporations;

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passive foreign investment companies;

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persons required to accelerate the recognition of any item of gross income with respect to JAWS Spitfire public shares or public warrants as a result of such income being recognized on an applicable financial statement;

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persons who actually or constructively own 5 % or more of the shares of JAWS Spitfire by vote or value (except as specifically provided below);

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foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

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the Sponsor or its affiliates.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of JAWS Spitfire public shares or public warrants. Additionally, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold JAWS Spitfire public shares or public warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of JAWS Spitfire public shares or public warrants, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and such partnership. Holders of JAWS Spitfire public shares or public warrants are urged to consult with their tax advisors regarding the specific tax consequences to such holders. This discussion also assumes that any distribution made (or deemed made) on JAWS Spitfire public shares or public warrants and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of JAWS Spitfire public shares or public warrants will be in U.S. dollars. We have not sought, and do not intend to seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consequences described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF JAWS SPITFIRE SHARES AND PUBLIC WARRANTS MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE BENEFICIAL OWNERS OF JAWS SPITFIRE SHARES AND PUBLIC WARRANTS TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, EXERCISING REDEMPTION RIGHTS, AND OWNING AND DISPOSING OF THE COMPANY’S COMMON STOCK AND

WARRANTS AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.
U.S. Holders
Tax Consequences of the Domestication to U.S. Holders of JAWS Spitfire Public Shares
The discussion under this heading “— Tax Consequences of the Domestication to U.S. Holders of JAWS Spitfire Public Shares” constitutes the opinion of Kirkland & Ellis LLP, United States tax counsel to JAWS Spitfire, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of JAWS Spitfire Public Shares and Public Warrants as a result of the Domestication, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of JAWS Spitfire.
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware.
The Domestication generally should constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets, such as JAWS Spitfire, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.
In the case of a transaction, such as the Domestication, that should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, except as otherwise provided in this discussion, including with respect to the PFIC rules and Section 367 of the Code, a U.S. Holder of JAWS Spitfire public shares would not generally be expected to recognize gain or loss upon the exchange of its JAWS Spitfire public shares solely for New Velo3D Common Stock or the exchange of its public warrants solely for New Velo3D Warrants pursuant to the Domestication. The Domestication would generally be expected to be treated for U.S. federal income tax purposes as if JAWS Spitfire (i) transferred all of its assets and liabilities to New Velo3D in exchange for all of the outstanding common stock and warrants of New Velo3D; and then (ii) distributed the common stock and warrants of New Velo3D to the shareholders and warrant holders of JAWS Spitfire in liquidation of JAWS Spitfire. The taxable year of JAWS Spitfire will be deemed to end on the date of the Domestication.
In the case of a transaction, such as the Domestication, that should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, subject to the PFIC rules discussed below, (i) a U.S. Holder’s tax basis in a share of common stock or a warrant of New Velo3D received in connection with the Domestication should generally be the same as its tax basis in the JAWS Spitfire public share and public warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a New Velo3D share or warrant received by a U.S. Holder in the Domestication should generally include such U.S. Holder’s holding period for the JAWS Spitfire Public Share or Public Warrant surrendered in exchange therefor.
If the Domestication fails to qualify as a reorganization under Section 368 of the Code, a U.S. Holder of JAWS Spitfire public shares generally would recognize gain or loss with respect to its JAWS Spitfire public shares in an amount equal to the difference, if any, between the fair market value of the corresponding New Velo3D Common Stock received in the Domestication and the U.S. Holder’s adjusted tax basis in its JAWS Spitfire public shares surrendered. The U.S. Holder’s basis in the New Velo3D Common Stock would be equal to the fair market value of that stock on the date of the Domestication and such U.S. Holder’s holding period for New Velo3D Common Stock would begin on the day following the date of the Domestication. Shareholders who hold different blocks of JAWS Spitfire public shares (generally, shares of JAWS Spitfire purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of JAWS Spitfire public shares.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to JAWS Spitfire public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their JAWS Spitfire public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.
Tax Consequences for U.S. Holders of Public Warrants
Subject to the considerations described below relating to a U.S. Holder’s ownership of warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to the PFIC rules, a U.S. Holder of public warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued New Velo3D Warrants in the Domestication. A U.S. Holder’s tax basis in a public warrant received in the Domestication should generally be the same as its tax basis in the public warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below). A U.S. Holder’s holding period for a public warrant received in the Domestication should generally include such U.S. Holder’s holding period for the public warrant surrendered in exchange therefor.
PFIC Considerations
Assuming the Domestication qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, the Domestication may still be a taxable event to U.S. Holders of JAWS Spitfire public shares or public warrants under the “passive foreign investment company,” or PFIC, provisions of the Code, to the extent that Section 1291(f) of the Code applies, as described below. Because JAWS Spitfire is a blank check company with no current active operating business, based upon the composition of its income and assets, and upon a review of its financial statements, JAWS Spitfire believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2020, and will likely be considered a PFIC for its current taxable year, which will end as a result of the Domestication.
Effect of PFIC Rules on the Domestication
Assuming the Domestication qualifies as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Code, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC must recognize gain, notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, those regulations would generally require taxable gain recognition by a Non-Electing Shareholder, as described below, with respect to its exchange of JAWS Spitfire shares for New Velo3D Common Stock and public warrants for New Velo3D Warrants in the Domestication if JAWS Spitfire were classified as a PFIC at any time during such U.S. Holder’s holding period therefor. Any such gain would generally be treated as an “excess distribution” made in the year of the Domestication and be subject to the special tax and interest charge rules discussed below under “Definition and General Taxation of a PFIC.” The proposed Treasury Regulations under Section 1291(f) of the Code should not apply to a U.S. Holder with respect to its JAWS Spitfire public shares if such U.S. Holder made a timely and effective QEF election, QEF election with a purging election, or MTM election, as each such election is described below, with respect to such shares. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

Definition and General Taxation of a PFIC
A non-U.S. corporation will be a PFIC if either (a) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it owns or is considered to own at least 25% of the shares by value, is passive income or (b) at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it owns or is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually.
Pursuant to a “start-up exception,” a corporation will not be a PFIC for the first taxable year the corporation has gross income if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. JAWS Spitfire will not be eligible for the “start-up exception.” Therefore, JAWS Spitfire has likely been a PFIC since its inception.
If JAWS Spitfire is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of JAWS Spitfire public shares or public warrants and, solely with respect to the JAWS Spitfire public shares, the U.S. Holder did not make either (a) a timely “qualified election fund” (“QEF”) election for JAWS Spitfire’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) JAWS Spitfire public shares, (b) a QEF election along with a “purging election,” or (c) a “mark-to-market” (“MTM”) election, all of which are discussed further below, such U.S. Holder generally is expected to be subject to special rules with respect to any gain recognized by the U.S. Holder on the sale or other disposition of its JAWS Spitfire public shares and any “excess distribution” made to the U.S. Holder. Excess distributions are generally any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the JAWS Spitfire public shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the JAWS Spitfire public shares.
Under these rules, the U.S. Holder’s gain or excess distribution is expected to be allocated ratably over the U.S. Holder’s holding period for the JAWS Spitfire public shares or public warrants. The amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of JAWS Spitfire’s first taxable year in which it qualified as a PFIC, is expected to be taxed as ordinary income. The amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period is expected to be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder. The interest charge generally applicable to underpayments of tax is expected to be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of the U.S. Holder. Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under “— Effects of Section 367(b) to U.S. Holders of JAWS Spitfire Public Shares”) generally is expected to be treated as gain subject to these rules.
In general, if JAWS Spitfire is determined to be a PFIC, a U.S. Holder may avoid the tax consequences described above with respect to its JAWS Spitfire public shares (but not public warrants) by making a timely QEF election (or a QEF election along with a purging election), or an MTM election, all as described below.
Impact of PFIC Rules on Certain U.S. Holders
The impact of the PFIC rules on a U.S. Holder of JAWS Spitfire public shares will depend on whether the U.S. Holder has made a timely and effective election to treat JAWS Spitfire as a qualified electing fund, or QEF, under Section 1295 of the Code, for JAWS Spitfire’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) JAWS Spitfire public shares, the U.S. Holder made a QEF election along with a “purging election,” or if the U.S. Holder made an MTM election, all as discussed below. A U.S. Holder of a PFIC that made either a timely and effective QEF election, a QEF election along with a purging election, or an MTM election is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that is not an Electing Shareholder is hereinafter referred to as a “Non-Electing Shareholder.”
The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.
A U.S. Holder’s ability to make a QEF election with respect to its JAWS Spitfire public shares is contingent upon, among other things, the provision by JAWS Spitfire of certain information that would enable the U.S. Holder to make and maintain a QEF election. Upon written request, JAWS Spitfire will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there can be no assurance that JAWS Spitfire will timely provide such information that is required to make and maintain the QEF election. A U.S. Holder is not able to make a QEF election with respect to public warrants. An Electing Shareholder making a valid and timely QEF election generally is not expected to be subject to the adverse PFIC rules discussed above with respect to their JAWS Spitfire public shares. As a result, such a U.S. Holder generally is not expected to recognize gain or loss as a result of the Domestication except to the extent described under “— Effects of Section 367(b) to U.S. Holders of JAWS Spitfire Public Shares” and subject to the discussion above under “— Tax Consequences of the Domestication to U.S. Holders of JAWS Spitfire Public Shares,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of JAWS Spitfire, whether or not such amounts are actually distributed.
As indicated above, if a U.S. Holder of JAWS Spitfire public shares has not made a timely and effective QEF election with respect to JAWS Spitfire’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) JAWS Spitfire public shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its JAWS Spitfire public shares for their fair market value on the “qualification date.” The qualification date is the first day of JAWS Spitfire’s tax year in which JAWS qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held JAWS Spitfire public shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder is expected to increase the adjusted tax basis in its JAWS Spitfire public shares by the amount of the gain recognized and also is expected to have a new holding period in the JAWS Spitfire public shares for purposes of the PFIC rules.
Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make an MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) JAWS Spitfire public shares and for which JAWS Spitfire is determined to be a PFIC, such holder is not expected to be subject to the PFIC rules described above in respect to its JAWS Spitfire public shares. Instead, the U.S. Holder is expected to include as ordinary income each year the excess, if any, of the fair market value of its JAWS Spitfire public shares at the end of its taxable year over the adjusted basis in its JAWS Spitfire public shares. The U.S. Holder is also expected to be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its JAWS Spitfire public shares over the fair market value of its JAWS Spitfire public shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its JAWS Spitfire public shares is expected to be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the JAWS Spitfire public shares will be treated as ordinary income. Shareholders who hold different blocks of JAWS Spitfire public shares (generally, shares of JAWS Spitfire purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.

The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NYSE, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. No assurance can be given that the JAWS Spitfire public shares are considered to be regularly traded for purposes of the MTM election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders are generally not expected to be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the MTM election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules are expected to apply to certain dispositions of, distributions on and other amounts taxable with respect to JAWS Spitfire public shares. An MTM election is not available with respect to public warrants. U.S. Holders are urged to consult their tax advisers regarding the availability and tax consequences of an MTM election in respect to JAWS Spitfire public shares under their particular circumstances.
The rules dealing with PFICs and with the timely QEF election, the QEF election with a purging election, and the MTM election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of JAWS Spitfire public shares is urged to consult its tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.
Effects of Section 367 to U.S. Holders of JAWS Spitfire Public Shares
In addition to the PFIC rules discussed above, Section 367 of the Code applies to certain nonrecognition transactions involving foreign corporations, including a domestication of a foreign corporation in a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Section 367 of the Code imposes U.S. federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders of JAWS Spitfire public shares on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to JAWS Spitfire public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication.
A.
U.S. Holders Who Own More Than 10% of the Voting Power or Value of JAWS Spitfire

A U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of JAWS Spitfire public shares entitled to vote or 10% or more of the total value of all classes of JAWS Spitfire public shares (a “10% U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to the JAWS Spitfire public shares it directly owns within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of warrants will be taken into account in determining whether such U.S. Holder owns 10% or more of the total combined voting power of all classes of JAWS Spitfire public shares or 10% or more of the total value of all classes of JAWS Spitfire public shares. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of JAWS Spitfire public shares entitled to vote or 10% or more of the total value of all classes of JAWS Spitfire public shares and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its JAWS Spitfire public shares is the net positive earnings and profits of JAWS Spitfire attributable to its shares (as determined under Treasury Regulation Section 1.367(b)-2) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
JAWS Spitfire does not expect to have significant cumulative net earnings and profits on the date of the Domestication. If JAWS Spitfire does not have positive cumulative net earnings and profits through the date of the Domestication, then a 10% U.S. Shareholder is not expected to be required to include in gross income an “all earnings and profits amount” with respect to its JAWS Spitfire public shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of JAWS Spitfire’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulation Section 1.367(b)-2 as a result of the Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Such U.S. Holders that are corporate shareholders should consult their own tax advisors as to the applicability of the Section 245 of the Code in their particular circumstances.
B.
U.S. Holders Whose JAWS Spitfire Public Shares Have a Fair Market Value of $50,000 or More Who Own Less Than 10% of the Voting Power of JAWS Spitfire and Less Than 10% of the Total Value of JAWS Spitfire

A U.S. Holder whose JAWS Spitfire public shares have a fair market value of $50,000 or more on the date of Domestication who beneficially owns (directly, indirectly or constructively) less than 10% of the total combined voting power of all classes of JAWS Spitfire public shares entitled to vote and less than 10% of the total value of all classes of JAWS Spitfire public shares will recognize gain (but not loss) with respect to the Domestication unless such U.S. Holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below.
Unless such a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to New Velo3D Common Stock received in the Domestication in an amount equal to the excess of the fair market value of New Velo3D Common Stock received over the U.S. Holder’s adjusted tax basis in the JAWS Spitfire public shares deemed surrendered in in the Domestication. Shareholders who hold different blocks of JAWS Spitfire public shares (generally, shares of JAWS Spitfire purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.
As an alternative to recognizing any gain as described in the preceding paragraph, such a U.S. Holder may elect to include in income as a deemed dividend the “all earnings and profits amount” attributable to its JAWS Spitfire public shares under Section 367(b) of the Code. There are, however, a number of specific conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)
a statement that the Domestication is a Section 367(b) exchange;

(ii)
a complete description of the Domestication;

(iii)
a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)
a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)
a statement that the U.S. Holder is making the election and that includes (A) a copy of the information that the U.S. Holder received from JAWS Spitfire establishing and substantiating the “all earnings and profits amount” with respect to the U.S. Holder’s JAWS Spitfire public shares, and (B) a representation that the U.S. Holder has notified JAWS Spitfire (or New Velo3D) that the U.S. Holder is making the election; and

(vi)
certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations thereunder.

In addition, the election must be attached by an electing U.S. Holder to such holder’s timely filed U.S. federal income tax return for the taxable year in which the Domestication occurs, and the U.S. Holder must send notice of making the election to JAWS Spitfire or New Velo3D no later than the date such tax return is filed. In connection with this election, JAWS Spitfire may in its discretion provide each U.S. Holder eligible to make such an election with information regarding JAWS Spitfire’s earnings and profits upon written request.
JAWS Spitfire does not expect to have significant cumulative earnings and profits through the date of the Domestication. If that proves to be the case, U.S. Holders who make this election are generally not expected to have an income inclusion under Section 367(b) of the Code provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that JAWS Spitfire has positive cumulative earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its JAWS Spitfire public shares, and thus could be required to include that amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Domestication.
U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.
C.
U.S. Holders Whose JAWS Spitfire Public Shares Have a Fair Market Value of Less Than $50,000 Who Own Less Than 10% of the Voting Power of JAWS Spitfire and Less Than 10% of the Total Value of JAWS Spitfire.

A U.S. Holder whose JAWS Spitfire public shares have a fair market value of less than $50,000 on the date of Domestication who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of JAWS Spitfire public shares entitled to vote and less than 10% of the total value of all classes of JAWS Spitfire public shares is not expected to be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication and generally is not expected to be required to include any part of the “all earnings and profits amount” in income.
Tax Consequences for U.S. Holders of Public Warrants
Subject to the considerations described above relating to a U.S. Holder’s ownership of warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described above relating to the PFIC rules, a U.S. Holder of public warrants is not expected to be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued New Velo3D Warrants in the Domestication.
All U.S. Holders of JAWS Spitfire public shares are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.
Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights
This section is addressed to U.S. Holders of JAWS Spitfire public shares (which will be exchanged for New Velo3D Common Stock in the Domestication) that elect to exercise redemption rights to receive cash in exchange for JAWS Spitfire public shares and is subject in its entirety to the discussion of the Domestication, the “passive foreign investment company,” or PFIC, rules and Section 367 of the Code as discussed above under the section entitled “— Material U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of JAWS Spitfire Shares — U.S. Holders.” For purposes of this discussion, a “Converting U.S. Holder” is a U.S. Holder that elects to exercise redemption rights in respect of all or a portion of its JAWS Spitfire public shares.
The U.S. federal income tax consequences to a U.S. Holder of JAWS Spitfire public shares (which will be exchanged for New Velo3D Common Stock in the Domestication) that exercises redemption rights to receive cash in exchange for all or a portion of its JAWS Spitfire public shares will depend on whether the redemption qualifies as a sale of New Velo3D Common Stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the Converting U.S. Holder. If the redemption qualifies as a sale of such redeemed U.S. Holder’s New Velo3D Common Stock, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in redeemed New Velo3D Common Stock. A U.S. Holder’s adjusted tax basis in its JAWS Spitfire public shares will generally be equal to the cost of such JAWS Spitfire public shares. This gain or loss should generally be long-term capital gain or loss if the holding period of such JAWS Spitfire public shares is more than one year at the time of the redemption. However, it is possible that because of the redemption rights associated with the JAWS Spitfire public shares, the holding period of such shares may not be considered to begin until the date of such redemption (and thus it is possible that long-term capital gain or loss treatment may not apply). The deductibility of capital losses is subject to limitations. Shareholders who hold different blocks of JAWS Spitfire public shares (generally, shares of JAWS Spitfire purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.
The redemption of New Velo3D Common Stock generally will qualify as a sale of redeemed New Velo3D Common Stock if such redemption (i) is “substantially disproportionate,” (ii) results in a “complete termination” of such U.S. Holder’s interest in New Velo3D, or (iii) is “not essentially equivalent to a dividend” with respect to the Converting U.S. Holder. For purposes of such tests with respect to a Converting U.S. Holder, that Converting U.S. Holder may be deemed to own not only shares actually owned, but also constructively owned, which in some cases may include shares such holder may acquire pursuant to options (generally including New Velo3D Warrants received in respect of public warrants in the Domestication) and shares owned by certain family members, certain estates and trusts of which the Converting U.S. Holder is a beneficiary and certain corporations and partnerships.
Generally, the redemption will be “substantially disproportionate” with respect to the Converting U.S. Holder if (i) the Converting U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding voting shares (including all classes that carry voting rights) of New Velo3D is reduced immediately after the redemption to less than 80% of the Converting U.S. Holder’s percentage interest (including constructive ownership) in such shares immediately before the redemption; (ii) the Converting U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding New Velo3D Common Stock (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the Converting U.S. Holder owns (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of shares of New Velo3D entitled to vote. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the New Velo3D Common Stock actually and constructively owned by such U.S. Holder are redeemed or (ii) all of the New Velo3D Common Stock actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the New Velo3D Common Stock owned by certain family members and such U.S. Holder does not constructively own any other New Velo3D Common Stock and otherwise complies with specific conditions. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to a Converting U.S. Shareholder will depend upon the particular circumstances of that U.S. Holder. However, the redemption generally must result in a meaningful reduction in the Converting U.S. Holder’s actual or constructive percentage ownership of New Velo3D. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. If the shareholder’s relative interest in the corporation is a small minority interest and the shareholder exercises no control over corporate affairs, taking into account the effect of redemptions by other shareholders, and its percentage ownership (including constructive ownership) is reduced as a result of the redemption, such U.S. Holder may be regarded as having a meaningful reduction in its interest pursuant to a published ruling in which the IRS indicated that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder is urged to consult with its tax advisors as to the tax consequences to it of any redemption of its New Velo3D Common Stock.
If none of the tests described above applies and subject to the PFIC rules discussed above, the consideration paid to the Converting U.S. Holder will generally be treated as dividend income for U.S. federal income tax purposes to the extent of New Velo3D’s current or accumulated earnings and profits. Any distribution in excess of such earnings and profits will reduce the Converting U.S. Holder’s basis in the New Velo3D Common Stock (but not below zero) and any remaining excess will be treated as capital gain realized on the sale or other disposition of New Velo3D Common Stock. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New Velo3D Common Stock will generally be added to the U.S. Holder’s adjusted tax basis in its remaining New Velo3D Common Stock or, if it has none, to the U.S. Holder’s adjusted tax basis in its New Velo3D Warrants or possibly in other New Velo3D Common Stock constructively owned by such U.S. Holder. Shareholders who hold different blocks of JAWS Spitfire public shares (generally, shares of JAWS Spitfire or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication (discussed further above).
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR NEW VELO3D COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
Distributions on JAWS Spitfire Public Shares
A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to JAWS Spitfire public shares, to the extent the distribution is paid out of JAWS Spitfire’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its JAWS Spitfire public shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the JAWS Spitfire public shares and will be treated as described under “— Sale, Exchange or Other Disposition of JAWS Spitfire Public Shares and Public Warrants” below.
Dividends that JAWS Spitfire pays to a U.S. Holder that is a taxable corporation generally are expected to qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that JAWS Spitfire pays to a noncorporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to JAWS Spitfire public shares may have suspended the running of the applicable holding period for these purposes.
Sale, Exchange or Other Disposition of JAWS Spitfire Public Shares and Public Warrants
Upon a sale or other taxable disposition of JAWS Spitfire public shares or public warrants, which, in general, would include a redemption of JAWS Spitfire public shares or public warrants that is treated as a sale of such securities as described above and below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the JAWS Spitfire public shares or public warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights described herein with respect to the JAWS Spitfire public shares may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by noncorporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its JAWS Spitfire public shares or public warrants so disposed of. See “— Tax Consequences of the Domestication to U.S. Holders of JAWS Spitfire Public Shares” above for discussion of a U.S. Holder’s adjusted tax basis in its JAWS Spitfire public shares and/or public warrants following the Domestication. See “— Exercise, Lapse or Redemption of JAWS Spitfire Public Warrants” below for a discussion regarding a U.S. Holder’s tax basis in JAWS Spitfire public shares acquired pursuant to the exercise of a JAWS Spitfire public warrant.
Exercise, Lapse or Redemption of JAWS Spitfire Public Warrants
Except as discussed below with respect to the cashless exercise of a JAWS Spitfire public warrant, a U.S. Holder generally will not recognize taxable gain or loss as a result of the acquisition of JAWS Spitfire public shares upon exercise of a JAWS Spitfire public warrant for cash. The U.S. Holder’s tax basis in the JAWS Spitfire public share received upon exercise of the JAWS Spitfire public warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the JAWS Spitfire public warrant, and the exercise price of such JAWS Spitfire public warrant. It is unclear whether a U.S. Holder’s holding period for the JAWS Spitfire public shares received upon exercise of the JAWS Spitfire public warrant will commence on the date of exercise of the JAWS Spitfire public warrant or the day following the date of exercise of the JAWS Spitfire public warrant; in either case, the holding period will not include the period during which the U.S. Holder held the JAWS Spitfire public warrant. If a JAWS Spitfire public warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the JAWS Spitfire public warrant. See “— Tax Consequences for U.S. Holders of Public Warrants” above for a discussion of a U.S. Holder’s adjusted tax basis in its JAWS Spitfire public warrants following the Domestication.
The tax consequences of a cashless exercise of a JAWS Spitfire public warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the JAWS Spitfire public shares received generally should equal the U.S. Holder’s tax basis in the JAWS Spitfire public warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the JAWS Spitfire public shares would be treated as commencing on the date of exercise of the JAWS Spitfire public warrant or the day following the date of exercise of the JAWS Spitfire public warrant. If the cashless exercise were treated as a recapitalization, the holding period of the JAWS Spitfire public shares received would include the holding period of the JAWS Spitfire public warrants.
It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of JAWS Spitfire public warrants having a value equal to the exercise price for the total number of JAWS Spitfire public warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the JAWS Spitfire public warrants deemed surrendered and the U.S. Holder’s tax basis in the JAWS Spitfire public warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the JAWS Spitfire public shares received would equal the sum of the U.S. Holder’s tax basis in the JAWS Spitfire public warrants exercised, and the exercise price of such JAWS Spitfire public warrants. It is unclear whether a U.S. Holder’s holding period for the JAWS Spitfire public shares would commence on the date of exercise of the JAWS Spitfire public warrant or the day following the date of exercise of the JAWS Spitfire public warrant; in either case, the holding period will not include the period during which the U.S. Holder held the JAWS Spitfire public warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the JAWS Spitfire public shares received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
The U.S. federal income tax consequences of an exercise of a JAWS Spitfire public warrant occurring after JAWS Spitfire’s giving notice of an intention to redeem the JAWS Spitfire public warrants described in the section entitled “Description of New Velo3D’s Securities — Warrants” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if JAWS Spitfire redeemed such JAWS Spitfire public warrant for JAWS Spitfire public shares or as an exercise of the JAWS Spitfire public warrant. If the cashless exercise of JAWS Spitfire public warrants for JAWS Spitfire public shares is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s tax basis in the JAWS Spitfire public shares received should equal the U.S. Holder’s tax basis in the JAWS Spitfire public warrants, and the holding period of the JAWS Spitfire public shares should include the holding period of the JAWS Spitfire public warrants. Alternatively, if the cashless exercise of a JAWS Spitfire public warrant is treated as such, the U.S. federal income tax consequences generally should be as described above in the second and third paragraphs under the heading “— Exercise, Lapse or Redemption of JAWS Spitfire Public Warrants.” In the case of an exercise of a JAWS

Spitfire public warrant for cash, the U.S. federal income tax treatment generally should be as described above in the first paragraph under the heading “— Exercise, Lapse or Redemption of JAWS Spitfire Public Warrants.” Due to the lack of clarity under current law regarding the treatment described in this paragraph, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of a JAWS Spitfire public warrant occurring after JAWS Spitfire’s giving notice of an intention to redeem the JAWS Spitfire public warrant as described above.
If JAWS Spitfire redeems JAWS Spitfire public warrants for cash or if JAWS Spitfire purchases JAWS Spitfire public warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange or Other Disposition of JAWS Spitfire Public Shares and Public Warrants.”
Possible Constructive Distributions
The terms of each JAWS Spitfire public warrant provide for an adjustment to the exercise price of the JAWS Spitfire public warrant or an increase in the JAWS Spitfire public shares issuable on exercise in certain circumstances discussed in “Description of New Velo3D’s Securities — Warrants.” An adjustment that has the effect of preventing dilution generally is not taxable. The U.S. Holders of the JAWS Spitfire public warrants would, however, be treated as receiving a constructive distribution from JAWS Spitfire if, for example, the adjustment increases the U.S. Holder’s proportionate interest in JAWS Spitfire’s assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of JAWS Spitfire public shares that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. Holders of JAWS Spitfire public shares that is taxable to them as described under “— Distributions on JAWS Spitfire Public Shares” above. For example, U.S. Holders of JAWS Spitfire public warrants would generally be treated as receiving a constructive distribution from JAWS Spitfire where the exercise price of the JAWS Spitfire public warrants is reduced in connection with the payment of certain dividends as described in “Description of New Velo3D’s Securities — Warrants.” Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holders of the JAWS Spitfire public warrant received a cash distribution from JAWS Spitfire equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to JAWS Spitfire public warrants are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences of any such constructive distribution with respect to a JAWS Spitfire public warrant.
Non-U.S. Holders
Tax Consequences for Non-U.S. Holders of Owning and Disposing of New Velo3D’s Common Stock
Distributions on New Velo3D Common Stock
Distributions of cash or property to a Non-U.S. Holder in respect of New Velo3D Common Stock received in the Domestication will generally constitute dividends for U.S. federal income tax purposes to the extent paid from New Velo3D’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds New Velo3D’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in New Velo3D Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Sale, Exchange or Other Disposition of JAWS Spitfire Public Shares and Public Warrants.”
Dividends paid to a Non-U.S. Holder of New Velo3D Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS Form W-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A Non-U.S. Holder of New Velo3D Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the New Velo3D Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.
A Non-U.S. Holder of New Velo3D Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.
Sale, Exchange or Other Disposition of JAWS Spitfire Public Shares and Public Warrants
A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of JAWS Spitfire public shares or public warrants unless:
(i)
such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)
the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders and, if the Non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply; or

(iii)
JAWS Spitfire is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period and either (A) the JAWS Spitfire public shares are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period, more than 5% of outstanding JAWS Spitfire public shares.

If paragraph (iii) above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale exchange or other disposition of JAWS Spitfire public shares or public warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such JAWS Spitfire public shares or public warrants from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. JAWS Spitfire will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect JAWS Spitfire to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether JAWS Spitfire will be a U.S. real property holding corporation with respect to a Non-U.S. Holder following the Business Combination or at any future time.
Tax Consequences to Non-U.S. Holders That Elect to Exercise Redemption Rights
This section is addressed to Non-U.S. Holders of JAWS Spitfire public shares that elect to exercise redemption rights to receive cash in exchange for all or a portion of their JAWS Spitfire public shares. For purposes of this discussion, a “Converting Non-U.S. Holder” is a Non-U.S. Holder that elects to exercise redemption rights in respect of all or a portion of its JAWS Spitfire public shares.
Because the Domestication will occur immediately prior to the redemption of Non-U.S. Holders that exercise redemption rights with respect to JAWS Spitfire public shares, the U.S. federal income tax consequences to a Converting Non-U.S. Holder will depend on whether the redemption qualifies as a sale of the JAWS Spitfire shares redeemed, as described above under “— U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights.” If such a redemption qualifies as a sale of New Velo3D Common Stock, the U.S. federal income tax consequences to the Converting Non-U.S. Holder generally will be as described above under “— Gain on Disposition of New Velo3D Common Stock.” If such a redemption does not qualify as a sale of New Velo3D Common Stock, the Converting Non-U.S. Holder generally will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “— Distributions on New Velo3D Common Stock.”
Converting Non-U.S. Holders of JAWS Spitfire public shares considering exercising their redemption rights are urged to consult their own tax advisors as to whether the redemption of their shares will be treated as a sale or as a distribution under the Code.
Exercise, Lapse or Redemption of JAWS Spitfire Public Warrants
The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a JAWS Spitfire public warrant, or the lapse of a JAWS Spitfire public warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under “— U.S. Holders — Exercise, Lapse or Redemption of JAWS Spitfire Public Warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “— Sale, Exchange or Other Disposition of JAWS Spitfire Public Shares and Public Warrants.” If JAWS Spitfire redeems JAWS Spitfire public warrants for cash or if it purchases JAWS Spitfire public warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition by the Non-U.S. Holder, the consequences of which would be similar to those described above under “— Sale, Exchange or Other Disposition of JAWS Spitfire Public Shares and Public Warrants.”
Possible Constructive Distributions
The terms of each JAWS Spitfire public warrant provide for an adjustment to the exercise price of the JAWS Spitfire public warrant or an increase in the JAWS Spitfire public shares issuable on exercise in certain circumstances discussed in “Description of New Velo3D’s Securities — Warrants.” As described above under “— U.S. Holders — Possible Constructive Distributions,” certain adjustments with respect to the JAWS Spitfire public warrants can give rise to a constructive distribution. Any constructive distribution received by a Non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. Holder received a cash distribution from JAWS Spitfire equal to the fair market value of such increased interest. If withholding applies to any constructive distribution received by a Non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the Non-U.S. Holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to JAWS Spitfire public warrants are complex, and Non-U.S. Holders are urged to consult their tax advisors on the tax consequences of any such constructive distribution with respect to a JAWS Spitfire public warrant.
Information Reporting and Backup Withholding
New Velo3D generally must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.
A Non-U.S. Holder generally will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a sale of New Velo3D Common Stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption.
Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including New Velo3D Common Stock and New Velo3D Warrants) that are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments; or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which New Velo3D Common Stock and New Velo3D Warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, New Velo3D Common Stock and New Velo3D Warrants held by an investor that is a nonfinancial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of New Velo3D Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including New Velo3D Common Stock and New Velo3D Warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders are urged to consult their tax advisors regarding the possible implications of FATCA on their investment in New Velo3D Common Stock and New Velo3D Warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meanings as terms defined and included elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, all references in this section to “New Velo3D” refer to JAWS Spitfire and its wholly owned subsidiaries after giving effect to the Business Combination.
The unaudited pro forma condensed combined financial statements of New Velo3D have been prepared in accordance with Article 11 of Regulation S-X, as amended, and presents the combination of the historical financial information of JAWS Spitfire and Velo3D adjusted to give effect to the consummation of the Domestication and the Merger contemplated by the Business Combination Agreement, the consummation of the PIPE Financing contemplated by the Subscription Agreements and the other related events contemplated by the Business Combination Agreement. The unaudited pro forma condensed combined financial information of New Velo3D also gives effect to other financing events consummated by Velo3D that are not yet reflected in the historical financial information of Velo3D and are considered material transactions separate from the transactions contemplated by the Business Combination Agreement. We collectively refer to these transactions below as the “Transactions.”
The unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical unaudited balance sheet of JAWS Spitfire as of March 31, 2021 with the historical unaudited balance sheet of Velo3D as of March 31, 2021 on a pro forma basis as if the Transactions and the other events, summarized below had been consummated on March 31, 2021.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical audited statement of operations of JAWS Spitfire from September 11, 2020 (inception) to December 31, 2020 with the historical audited statement of operations of Velo3D for the year ended December 31, 2020 on a pro forma basis as if the Transactions and the other related events, summarized below had been consummated on January 1, 2020, the beginning of the earliest period presented.
The unaudited pro forma condensed combined statement of operations for three months ended March 31, 2021 combines the historical unaudited statement of operations of JAWS Spitfire for the three months ended March 31, 2021 with the historical unaudited statement of operations of Velo3D for three months ended March 31, 2021, on a pro forma basis as if the Transactions and the other related events, summarized below had been consummated on January 1, 2020, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:
•
the historical audited financial statements of JAWS Spitfire as of December 31, 2020 and for the period from September 11, 2020 (inception) to December 31, 2020;

•
the historical unaudited financial statements of JAWS Spitfire as of and for the three months ended March 31, 2021;

•
the historical audited financial statements of Velo3D as of and for the year ended December 31, 2020;

•
the historical unaudited financial statements of Velo3D as of and for the three months ended March 31, 2021; and

•
other information relating to JAWS Spitfire and Velo3D included in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth under the section entitled “Proposal No. 1 — The Business Combination Proposal.” The unaudited pro forma condensed combined financial information should also be read together with the sections entitled “JAWS Spitfire’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Velo3D’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination Agreement
Pursuant to the Business Combination Agreement, Merger Sub will merge with and into Velo3D, with Velo3D surviving the Merger. Velo3D will be renamed “Velo3D Corporation” and become a wholly owned subsidiary of JAWS Spitfire, and JAWS Spitfire will be renamed “Velo3D, Inc.” Upon the consummation of the Transactions, all holders of issued and outstanding shares of Velo3D common stock will receive the Per Share Consideration, which is defined in the Business Combination Agreement as a number of shares of New Velo3D Common Stock equal to the quotient determined by dividing (a) the quotient of (i) the Adjusted Equity Value (as defined in the Business Combination Agreement) divided by (ii) the Pre-Closing Aggregate Share Amount (as defined in the Business Combination Agreement). For the purposes of these pro forma financial statements, the Per Share Consideration is assumed to be $8.41 per share based on the quotient determined by dividing (a) the Adjusted Equity Value of $1,500 million stipulated in the Business Combination Agreement plus $3.6 million from the assumed proceeds from exercise of outstanding warrants and vested stock options by (b) the Pre-Closing Aggregate Share Amount of (as defined in the Business Combination Agreement as the sum of the following shares of Velo3D common stock: 19,821,872 shares outstanding, 147,876,672 shares issued upon assumed conversion of preferred stock, 696,342 shares from assumed conversion of warrants, 3,679,087 shares of common stock from assumed conversion of vested stock options and 6,784,339 shares from the assumed conversion of the convertible note payable). Using data as of May 31, 2021, we have assumed that shares of Velo3D common stock will be exchanged for shares of New Velo3D Common Stock at an exchange ratio of 0.8407 to 1 at the Closing (calculated as $8.41 divided by $10,00), which we refer to as the “Exchange Ratio.” In addition, we have also assumed the following:
Velo3D
Events related to Velo3D are summarized below:
•
the conversion of 117,734,383 issued and outstanding shares of Velo3D preferred stock into 147,876,672 shares of Velo3D common stock at the then-effective conversion rate as calculated pursuant to Velo3D’s restated certificate of incorporation, resulting when combined with the 19,821,872 issued and outstanding shares of Velo3D common stock in a total of 167,698,544 shares of Velo3D common stock outstanding;

•
the exchange of 167,698,544 issued and outstanding shares of Velo3D common stock for 140,985,038 shares of New Velo3D Common Stock, adjusted using the Exchange Ratio;

•
the exchange of 25,838,173 granted and outstanding Velo3D options into 21,722,286 New Velo3D options exercisable for shares of New Velo3D Common Stock with the same terms and vesting conditions except for the number of shares exercisable and the exercise price, each adjusted using the Exchange Ratio, based on the amount of outstanding Velo3D options on May 31, 2021; and

•
the conversion of Velo3D warrants to New Velo3D warrants to acquire 585,418 shares of New Velo3D Common Stock with the same terms except that warrants to acquire preferred stock will be converted into warrants to acquire New Velo3D Common Stock, and except for the number of shares and exercise price, adjusted using the Exchange Ratio.

JAWS Spitfire
Events related to JAWS Spitfire are summarized below:
•
the issued and outstanding Class A ordinary shares of JAWS Spitfire will convert automatically, on a one-for-one basis, into 34,500,000 shares of New Velo3D Common Stock; the issued and outstanding Class B ordinary shares of JAWS Spitfire will convert automatically by operation of law, on a one-for-one basis, into 8,625,000 shares of New Velo3D Common Stock;

•
the issued and outstanding warrants will represent the right to purchase New Velo3D Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the JAWS Spitfire warrant agreement; and

•
the conversion of the 4,450,000 private placement warrants and 8,625,000 public warrants exercisable into Class A ordinary shares of JAWS Spitfire into an equal number of New Velo3D warrants for New Velo3D Common Stock with the same terms.

Other Related Events in Connection with the Transactions
Other related events that are contemplated to occur in connection with the Transactions are summarized below:
•
the filing and effectiveness of our Proposed Certificate of Incorporation and the effectiveness of our Proposed Bylaws, each of which will occur immediately prior to the Effective Time and the closing of the PIPE Financing;

•
the sale and issuance of 15,500,000 shares of New Velo3D Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $155.0 million pursuant to the Subscription Agreements; and

•
The Earnout Pre-Closing Velo3D Securityholders (as defined in the Business Combination Agreement as holders of Velo3D shares, Velo3D warrants, Velo3D convertible notes and Velo3D options immediately prior to the closing date) (“Eligible Velo3D Equityholders”) will be entitled to an earnout, pursuant to which they will receive (i) 5.0% of the total number of shares of New Velo3D Common Stock outstanding at the closing of the Business Combination (the “Closing”) if the shares of New Velo3D Common Stock trade at or above $12.50 for 20 or more trading days in any 30 trading-day period, and (ii) an additional 5.0% of the total number of shares of New Velo3D Common Stock outstanding at the Closing if the shares of New Velo3D Common Stock trade at or above $15.00 for 20 or more trading days in any 30 trading-day period (the “Triggering Events”). The earnout is subject to a five-year earnout period and early trigger upon certain change of control events.

During the earnout period, New Velo3D may issue to Earnout Pre-Closing Company Securityholders up to 24,069,638 shares of additional New Velo3D Common Stock (“Earnout Shares”), which amount is based on two tranches of 5% each (as described above), or 12,034,819 shares per tranche, assuming the No Redemptions scenario. The additional Earnout Shares reduce to 22,822,828 shares, or 11,411,414 shares per tranche, under the Maximum Redemptions scenario.
The issuance of the Earnout Shares would dilute all New Velo3D Common Stock outstanding at the time the Triggering Events are met. Under the No Redemptions and the Maximum Redemptions scenarios, each Triggering Event would represent approximately 5.7% and 5.4%, and 5.7% and 5.4%, respectively, of shares outstanding after giving effect to the issuance of the Earnout Shares (excluding the dilutive effect of warrants, convertible debt, and stock options). The aforementioned dilution percentages are for illustrative purposes only, as the Earnout Shares are contingently issuable and not reflected in the pro forma financial information as outstanding shares. For more information regarding the two redemption scenarios, see the discussion that follows under “Basis of Pro Forma Presentation.”
Other Financing Events Included in Pro Forma Presentation
Other financing events consummated by Velo3D that are not yet reflected in the historical financial information of Velo3D and are considered material transactions separate from transactions contemplated in the Business Combination Agreement are summarized below:
Pro forma adjustment for the year ended December 31, 2020:
•
the issuance by Velo3D of a $5.0 million convertible promissory note related interest expense which occurred in January 2021 as if it occurred on January 1, 2020 for the unaudited pro forma condensed combined statement of operations;

Pro forma adjustment as of March 31, 2021 and for the year ended December 31, 2020 and the three months ended March 31, 2021, respectively:
•
the borrowing of new debt in May 2021 by Velo3D for $15.0 million and repayment of the outstanding balances for both the term loan for $4.1 million, and the property and equipment loan of $0.5 million, with proceeds from the borrowing (with deferred financing cost of $0.7 million). The new debt was preliminarily evaluated as a debt extinguishment.

Expected Accounting Treatment of the Transactions
We expect the Transactions to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, JAWS Spitfire is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Velo3D will represent a continuation of the financial statements of Velo3D, with the Transactions being treated as the equivalent of Velo3D issuing stock for the net assets of JAWS Spitfire, accompanied by a recapitalization. The net assets of JAWS Spitfire will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Velo3D in future reports of New Velo3D.
Velo3D has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the No Redemptions and Maximum Redemptions scenarios:
•
Velo3D’s stockholders will have majority of the voting power of New Velo3D;

•
the board of directors of New Velo3D will initially have twelve members through a transition period not to last longer than six months following the consummation of the Business Combination, and Velo3D will have the ability to nominate the majority of the initial members of the board of directors;

•
Velo3D’s senior management will be the senior management of the New Velo3D and be responsible for day-to-day operations;

•
New Velo3D will assume the Velo3D name; and

•
the intended strategy and operations of New Velo3D will continue Velo3D’s current strategy and operations to develop the next generation of AM printers.

Accounting for the Earnout Shares
The accounting treatment of the Earnout Shares and the Earnout Shares underlying stock options are being evaluated to assess if the arrangements qualify as equity-classified instruments or liability-classified instruments, including evaluating if the Triggering Events include events or adjustments that are not considered indexed to the fair value of the New Velo3D Common Stock. We expect to finalize our assessment of the accounting treatment prior to the Closing. Our current assessment is described below.
Shares Issued to Equityholders
As the Business Combination is accounted for as a reverse recapitalization (noted above), the issuance of the Earnout Shares to Velo3D’s equityholders, on a pro rata ownership basis, would be accounted for as an equity transaction (as a deemed dividend) if the contingency is met. Prior to the contingency achievement, the Earnout Shares will be classified as a liability under the ASC Topic 815, Derivatives and Hedging, (“Topic 815”). Topic 815 provides guidance that changes in the fair value of the Earnout Share liability in future periods will be recognized in the statement of operations.
The accounting for the Earnout Shares was also evaluated under ASC Topic 480, Distinguishing Liabilities from Equity, to determine if the arrangement should be classified as a liability. As part of that analysis, it was determined that the Earnout Shares are freestanding and not liability classified. It was next evaluated whether the Earnout Shares represented a derivative instrument pursuant to Topic 815. Paragraph ASC 815-10-15-74(a) states that a reporting entity shall not consider contracts that are both (a) indexed to an entity’s own stock and (b) classified in stockholders equity in its statement of financial position to be derivative instruments. In order to conclude that the Earnout Shares meet this scope exception and whether they should be accounted for as equity under ASC 815-40, it was evaluated whether the Earnout Shares meet both of these requirements. The Business Combination Agreement contains a change in control provision that could impact the settlement of the Earnout Shares and therefore results in the Earnout Shares being classified as a liability pursuant to Topic 815. The fair value of the Earnout Shares has been recorded in the unaudited pro forma combined balance sheet. See Note 4 for further information.
Shares Issued to Holders of Employee Stock Options
The grant of Earnout Shares underlying stock options to employees is considered a compensatory award and accounted for under ASC 718, Share-Based Compensation. Under this guidance, the award is measured at fair value at the grant (or issue) date and expense is recognized over the time-based vesting period (the Triggering Event is a market condition and does not impact expense recognition).
As discussed above, the Earnout Shares for employees underlying the stock option are equity-classified so periodic expense is based on the fair value of the award as vesting occurs with a charge and a credit to additional paid-in-capital (“APIC”).
Accounting for the JAWS Spitfire Warrants
In response to the Public Statement, we reevaluated the accounting treatment of our public warrants and private placement warrants and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings. As a result, included on our balance sheet as of March 31, 2021 and December 31, 2020 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of New Velo3D upon consummation of the Transactions. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Transactions occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Transactions and the other related events contemplated by the Business Combination Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New Velo3D following the completion of the Transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. JAWS Spitfire and Velo3D have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined financial information contained herein assumes that the JAWS Spitfire shareholders approve the Business Combination. Pursuant to the Articles of Association, JAWS Spitfire’s public shareholders may elect to redeem their public shares for cash even if they approve the Transactions. JAWS Spitfire cannot predict how many of its public shareholders will exercise their right to redeem their public shares of JAWS Spitfire’s Class A ordinary shares for cash. The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios after giving effect to the Transactions, as follows:
•
Assuming No Redemptions — this scenario assumes that no public shareholders of JAWS Spitfire exercise their redemption rights with respect to their public shares of JAWS Spitfire’s Class A ordinary shares for a pro rata share of the funds in the trust account.

•
Assuming Maximum Redemptions — this scenario assumes that 12,468,100 public shares of JAWS Spitfire’s Class A ordinary shares are redeemed for an aggregate payment of $124.7 million, which amount is derived from the number of shares that could be redeemed in connection with the Transactions at an assumed redemption price of $10.00 per share, based on funds held in the trust account as of March 31, 2021 and still satisfy the minimum available cash amount of at least $350.0 million required to consummate the Transactions, after giving effect to the payment to settle the estimated transaction costs incurred in connection with the Transactions and unpaid liabilities.

The following summarizes the unaudited pro forma New Velo3D Common Stock issued and outstanding immediately after the Transactions, presented under the two redemption scenarios:
	Share Ownership in New Velo3D
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)(1)
Velo3D Stockholders(2)(3)(4)(5)	140,985,038	70.6%	140,985,038	75.3%
JAWS Spitfire public shareholders	34,500,000	17.3%	22,031,900	11.8%
JAWS Spitfire Sponsor(6)	8,625,000	4.3%	8,625,000	4.6%
Third-Party PIPE Investors	15,500,000	7.8%	15,500,000	8.3%
	199,610,038	100.0%	187,141,938	100.0%

(1)
Assumes Maximum Redemptions of 12,468,100 public shares of JAWS Spitfire’s Class A ordinary shares in connection with the Transactions.

(2)
Includes an estimated 16,664,351 shares of New Velo3D Common Stock expected to be exchanged for Velo3D common stock and 124,320,687 shares of New Velo3D Common Stock expected to be exchanged for Velo3D preferred stock.

(3)
Excludes 585,418 shares of New Velo3D Common Stock underlying New Velo3D warrants after the conversion, 5,703,629 shares of New Velo3D Common Stock underlying New Velo3D convertible note after the adjustment, and 3,093,028 shares of New Velo3D Common Stock underlying New Velo3D exercisable options after the exchange.

(4)
Excludes 24,069,638 and 22,822,828 in total Earnout Shares under the No Redemptions and Maximum Redemptions scenarios, respectively, as they are contingently issuable based upon Triggering Events that have not been achieved as of the Closing.

(5)
Excludes 8,625,000 shares underlying New Velo3D warrants that were exchanged for JAWS Spitfire public warrants; the warrants are exercisable to purchase one share of New Velo3D Common Stock at a price of $11.50 per share.

(6)
Excludes 4,450,000 shares underlying the private placement warrants beneficially held by the Sponsor.

The two alternative levels of redemptions assumed in the unaudited pro forma combined balance sheet and statement of operations are based on the assumption that there are no adjustments for the exercise of the outstanding public warrants issued in connection with the JAWS Spitfire IPO, as such securities are not exercisable until the later of 30 days after the Closing of the Transactions or 12 months from the closing of the JAWS Spitfire IPO.
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different, and those changes could be material.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2021
(In thousands, assuming no redemption)
	March 31, 2021				March 31, 2021				Assuming No Redemption As of March 31, 2021
				Total				Total			Combined
	Jaws Spitfire Historical	Jaws Spitfire Pro Forma Adjustments		Jaws Spitfire Pro Forma	Velo3D Historical	Velo3D Pro Forma Adjustments		Velo3D Pro Forma	Merger Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$1,266	$345,005	(A)	$487,652	$15,876	$(4,600)	(E)	$26,276	$(15,800)	(M)	$486,428
		155,000	(B)			15,000	(E)		(11,700)	(N)
		(13,619)	(C)
Accounts receivable, net	—	—		—	6,046	—		6,046	—		6,046
Inventory	—	—		—	6,935	—		6,935	—		6,935
Contract assets	—	—		—	484	—		484	—		484
Prepaid expenses and other	527	—		527	483	—		483	—		1,010
Total current assets	1,793	486,386		488,179	29,824	10,400		40,224	(27,500)		500,903
Cash held in trust account	345,005	(345,005)	(A)		—	—		—	—		—
Property and equipment, net	—	—		—	914	—		914	—		914
Assets leased to customers	—	—		—	6,030	—		6,030	—		6,030
Other assets	—	—		—	912	12,361	(D)	13,273	(12,361)	(M)	912
Total assets	$346,798	$141,381		$488,179	$37,680	$22,761		$60,441	$(39,861)		$508,759
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$—	$—		$—	$4,120	$15,800	(D)	$19,920	$(15,800)	(M)	$4,120
Accrued expenses and others	1,214	(1,214)	(C)	—	3,491	—		3,491			3,491
Long term debt – current portion	—	—		—	4,696	(3,200)	(E)	5,796			5,796
						4,300	(E)
Contract liabilities	—	—		—	10,857	—		10,857			10,857
Accrued offering costs	330	(330)	(C)	—	—	—		—			—
Promissory note – related party	—	—		—	—	—		—			—
Total current liabilities	1,544	(1,544)		—	23,164	16,900		40,064	(15,800)		24,264
Long-term liabilities:
Deferred underwriting fee	12,075	(12,075)	(C)	—	—	—		—	—		—
Long-term debt – less current portion	—	—		—	4,647	(1,400)	(E)	13,247	—		13,247
						10,000	(E)
Convertible notes payable	—	—		—	5,000	—		5,000			5,000
Warrant liabilities	25,627	—		25,627	—	—		—	—		25,627
Other long-term liabilities	—	—		—	2,112	(1,696)	(F)	416	—		416
Earnout liability	—	—		—	—	—		—	137,624	(G)	137,624
Total liabilities	39,246	(13,619)		25,627	34,923	23,804		58,727	121,824		206,178
Commitments and contingencies
Redeemable convertible preferred stock	—			—	123,704	(123,704)	(J)	—	—		—
Redeemable Class A ordinary shares	302,552	(302,552)	(H)	—	—			—	—		—
Stockholders’ deficit:
Class A and B ordinary shares	1	(1)	(I)	—	—	—		—	—		—
Common stock at par	—	2	(B)	6	1	1	(J)	2	12	(L)	20
		3	(H)
		1	(I)
Additional paid-in capital	(9,318)	154,998	(B)	448,229	15,376	1,696	(F)	140,775	14,317	(K)	441,624
		302,549	(H)			123,703	(J)		(137,624)	(G)
									(12)	(L)
									(12,361)	(M)
									(11,700)	(N)

Accumulated deficit	14,317	—		14,317	(136,324)	(3,439)	(D)	(139,063)	(14,317)	(K)	(139,063)
						700	(E)
Total stockholders’ deficit	5,000	457,552		462,552	(120,947)	122,661		1,714	(161,685)		302,581
Total liabilities and stockholders’ deficit	$346,798	$141,381		$488,179	$37,680	$22,761		$60,441	$(39,861)		$508,759

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2021
(In thousands, assuming maximum redemption)
	March 31, 2021				March 31, 2021				Assuming Maximum Redemption As of March 31, 2021
				Total				Total			Combined
	Jaws Spitfire Historical	Jaws Spitfire Pro Forma Adjustments		Jaws Spitfire Pro Forma	Velo3D Historical	Velo3D Pro Forma Adjustments		Velo3D Pro Forma	Merger Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$1,266	$345,005	(A)	$362,971	$15,876	$(4,600)	(E)	$26,276	$(15,800)	(M)	$361,747
		155,000	(B)			15,000	(E)		(11,700)	(N)
		(13,619)	(C)
		(124,681)	(O)
Accounts receivable, net	—	—		—	6,046	—		6,046	—		6,046
Inventory	—	—		—	6,935	—		6,935	—		6,935
Contract assets	—	—		—	484	—		484	—		484
Prepaid expenses and other	527	—		527	483	—		483	—		1,010
Total current assets	1,793	361,705		363,498	29,824	10,400		40,224	(27,500)		376,222
Cash held in trust account	345,005	(345,005)	(A)	—	—			—	—		—
Property and equipment, net	—	—		—	914	—		914	—		914
Assets leased to customers	—	—		—	6,030	—		6,030	—		6,030
Other assets	—	—		—	912	11,810	(D)	12,722	(11,810)	(M)	912
Total assets	$346,798	$16,700		$363,498	$37,680	$22,210		$59,890	$(39,310)		$384,078
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$—	$—		$—	$4,120	$15,800	(D)	$19,920	$(15,800)	(M)	$4,120
Accrued expenses and others	1,214	(1,214)	(C)	—	3,491	—		3,491			3,491
Long term debt – current portion	—	—		—	4,696	(3,200)	(E)	5,796			5,796
						4,300	(E)
Contract liabilities	—	—		—	10,857	—		10,857			10,857
Accrued offering costs	330	(330)	(C)	—	—	—		—	—		—
Promissory note – related party	—	—		—	—	—		—			—
Total current liabilities	1,544	(1,544)		—	23,164	16,900		40,064	(15,800)		24,264
Long-term liabilities:
Deferred underwriting fee	12,075	(12,075)	(C)	—	—	—		—	—		—
Long-term debt – less current portion	—	—		—	4,647	(1,400)	(E)	13,247	—		13,247
						10,000	(E)
Convertible notes payable	—	—		—	5,000	—		5,000			5,000
Warrant liabilities	25,627	—		25,627	—	—		—	—		25,627
Other long-term liabilities	—	—		—	2,112	(1,696)	(F)	416	—		416
Earnout liability	—	—		—	—	—		—	130,495	(P)	130,495
Total liabilities	39,246	(13,619)		25,627	34,923	23,804		58,727	114,695		199,049
Commitments and contingencies
Redeemable convertible preferred stock	—			—	123,704	(123,704)	(J)	—	—		—
Redeemable Class A ordinary shares	302,552	(302,552)	(O)	—	—			—	—		—
Stockholders’ deficit:
Class A and B ordinary shares	1	(1)	(I)	—	—	—		—	—		—
Common stock at par	—	2	(B)	5	1	1	(J)	2	12	(L)	19
		1	(I)

Additional paid-in capital	(9,318)	154,998	(B)	323,549	15,376	1,696	(F)	140,775	14,317	(K)	324,624
		177,869	(O)			123,703	(J)		(12)	(L)
									(11,810)	(M)
									(11,700)	(N)
									(130,495)	(P)

Accumulated deficit	14,317	—		14,317	(136,324)	(3,990)	(D)	(139,614)	(14,317)	(K)	(139,614)
					—	700	(E)
Total stockholders’ deficit	5,000	332,871		337,871	(120,947)	122,110		1,163	(154,005)		185,029
Total liabilities and stockholders’ deficit	$346,798	$16,700		$363,498	$37,680	$22,210		$59,890	$(39,310)		$384,078

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2020
(In thousands, except share and per share data, assuming no redemption)
	Year Ended December 31, 2020			Year Ended December 31, 2020				Assuming No Redemption Scenario
			Total				Total			Combined
	Jaws Spitfire Historical	Jaws Spitfire Pro Forma Adjustments	Jaws Spitfire Pro Forma	Velo3D Historical	Velo3D Pro Forma Adjustments		Velo3D Pro Forma	Merger Pro Forma Adjustments		Pro Forma Combined Assuming No Redemptions
Revenue	$—	$—	$—	$18,975	$—		$18,975	$—		$18,975
Cost of revenue	—	—	—	12,608	—		12,608	362	(AA)	12,970
Gross profit (loss)	—	—	—	6,367	—		6,367	(362)		6,005
Operating expenses
Research and development expenses	—	—	—	14,188	—		14,188	1,992	(AA)	16,180
Selling and marketing expenses	—	—	—	7,004	—		7,004	1,811	(AA)	8,815
General and administrative expenses	1,768	—	1,768	6,382	—		6,382	3,078	(AA)	14,667
					—			3,439	(BB)
Total costs and expenses	1,768	—	1,768	27,574	—		27,574	10,320		39,662
Loss from operations	(1,768)	—	(1,768)	(21,207)	—		(21,207)	(10,682)		(33,657)
Interest expense	—	—	—	(639)	(50)	(CC)	(1,120)	—		(1,120)
					244	(DD)
					(675)	(DD)
Change in fair value warrant liability	—	—	—	—	—		—	—		—
Debt extinguishment loss					(230)	(EE)	(230)	—		(230)
Other (expense) income, net	—	—	—	39	—		39	—		39
Income (Loss) before income taxes	(1,768)	—	(1,768)	(21,807)	(711)		(22,518)	(10,682)		(34,968)
Provision for income taxes	—	—	—	—	—		—	—		—
Net loss	$(1,768)	$—	$(1,768)	$(21,807)	$(711)		$(22,518)	$(10,682)		$(34,968)
Weighted average common shares outstanding of New Velo3D, basic and diluted
New Velo3D common stock – Velo3D										141,037,301
New Velo3D common stock – Jaws Spitfire										58,625,000
Total										199,662,301
Net loss per common share, basic and diluted										$(0.18)
Weighted average common shares outstanding of Velo3D, basic and diluted				19,232,455
Basic and diluted net loss per share				$(1.13)
Weighted average shares outstanding of JAWS Spitfire Class A redeemable ordinary shares	34,500,000
Basic and diluted net income per share, Class A	$—
Weighted average shares outstanding of JAWS Spitfire Class B non-redeemable ordinary shares	7,758,028
Basic and diluted net loss per share, Class B	$(0.23)

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2020
(In thousands, except share and per share data, assuming maximum redemption)
	Year Ended December 31, 2020			Year Ended December 31, 2020				Assuming Maximum Redemption Scenario
			Total				Total			Combined
	Jaws Spitfire Historical	Jaws Spitfire Pro Forma Adjustments	Jaws Spitfire Pro Forma	Velo3D Historical	Velo3D Pro Forma Adjustments		Velo3D Pro Forma	Merger Pro Forma Adjustments		Pro Forma Combined Assuming No Redemptions
Revenue	$—	$—	$—	$18,975	$—		$18,975	$—		$18,975
Cost of revenue	—	—	—	12,608	—		12,608	343	(FF)	12,951
Gross profit	—	—	—	6,367	—		6,367	(343)		6,024
Operating expenses
Research and development expenses	—	—	—	14,188	—		14,188	1,889	(FF)	16,077
Selling and marketing expenses	—	—	—	7,004	—		7,004	1,717	(FF)	8,721
General and administrative expenses	1,768	—	1,768	6,382	—		6,382	2,919	(FF)	15,059
					—			3,990	(GG)
Total costs and expenses	1,768	—	1,768	27,574	—		27,574	10,515		39,857
Loss from operations	(1,768)	—	(1,768)	(21,207)	—		(21,207)	(10,858)		(33,833)
Interest expense	—	—	—	(639)	(50)	(HH)	(1,120)	—		(1,120)
					244	(II)
					(675)	(II)
Change in fair value warrant liability	—	—	—	—	—		—	—		—
Debt extinguishment loss					(230)	(JJ)	(230)	—		(230)
Other (expense) income, net	—	—	—	39	—		39	—		39
Income (Loss) before income taxes	(1,768)	—	(1,768)	(21,807)	(711)		(22,518)	(10,858)		(35,144)
Provision for income taxes	—	—	—	—	—		—	—		—
Net loss	$(1,768)	$—	$(1,768)	$(21,807)	$(711)		$(22,518)	$(10,858)		$(35,144)
Weighted average common shares outstanding of New Velo3D, basic and diluted
New Velo3D common stock – Velo3D										141,037,301
New Velo3D common stock – Jaws Spitfire										45,593,000
Total										186,630,301
Net loss per common share, basic and diluted										$(0.19)
Weighted average common shares outstanding of Velo3D, basic and diluted				19,232,455
Basic and diluted net loss per share				$(1.13)
Weighted average shares outstanding of JAWS Spitfire Class A redeemable ordinary shares	34,500,000
Basic and diluted net income per share, Class A	$—
Weighted average shares outstanding of JAWS Spitfire Class B non-redeemable ordinary shares	7,758,028
Basic and diluted net loss per share, Class B	$(0.23)

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2021
(In thousands, except share and per share data. assuming no redemption)
	Three Months Ended March 31, 2021			Three Months Ended March 31, 2021				Assuming No Redemption Scenario
			Total				Total			Combined
	Jaws Spitfire Historical	Jaws Spitfire Pro Forma Adjustments	Jaws Spitfire Pro Forma	Velo3D Historical	Velo3D Pro Forma Adjustments		Velo3D Pro Forma	Merger Pro Forma Adjustments		Pro Forma Combined Assuming No Redemptions
Revenue	$—	$—	$—	$1,172	$—		$1,172	$—		$1,172
Cost of revenue	—	—	—	1,562	—		1,562	55	(KK)	1,617
Gross profit (loss)	—	—	—	(390)	—		(390)	(55)		(445)
Operating expenses
Research and development expenses	—	—	—	4,695	—		4,695	299	(KK)	4,994
Selling and marketing expenses	—	—	—	2,023	—		2,023	272	(KK)	2,295
General and administrative expenses	1,441	—	1,441	4,786	—		4,786	462	(KK)	6,689
Total costs and expenses	1,441	—	1,441	11,504	—		11,504	1,033		13,978
Loss from operations	(1,441)	—	(1,441)	(11,894)	—		(11,894)	(1,088)		(14,423)
Interest expense	—	—	—	(120)	59	(LL)	(230)	—		(230)
					(169)	(LL)
Change in fair value warrant liability	17,520	—	17,520	—	—		—	—		17,520
Other (expense) income, net	5	—	5	(1,534)	—		(1,534)	—		(1,529)
Income (Loss) before income taxes	16,084	—	16,084	(13,548)	(110)		(13,658)	(1,088)		1,338
Provision for income taxes	—	—	—	—	—		—	(281)	(MM)	(281)
Net income (loss)	$16,084	$—	$16,084	$(13,548)	$(110)		$(13,658)	$(1,369)		$1,057
Weighted average number of shares outstanding of New Velo3D, basic										199,610,038
Net income per common share, basic										$0.01
Weighted average number of shares outstanding of New Velo3D, diluted										200,091,299
Net income per common share, diluted										$0.00
Weighted average common shares outstanding of Velo3D, basic and diluted				19,656,762
Basic and diluted net loss per share				$(0.69)
Weighted average shares outstanding of JAWS Spitfire Class A redeemable ordinary shares	34,500,000
Basic and diluted net income per share, Class A	$—
Weighted average shares outstanding of JAWS Spitfire Class B non-redeemable ordinary shares	8,625,000
Basic and diluted net income per share, Class B	$1.86

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2021
(In thousands, except share and per share data. assuming maximum redemption)
	Three Months Ended March 31, 2021			Three Months Ended March 31, 2021				Assuming Maximum Redemption Scenario
			Total				Total			Combined
	Jaws Spitfire Historical	Jaws Spitfire Pro Forma Adjustments	Jaws Spitfire Pro Forma	Velo3D Historical	Velo3D Pro Forma Adjustments		Velo3D Pro Forma	Merger Pro Forma Adjustments		Pro Forma Combined Assuming No Redemptions
Revenue	$—	$—	$—	$1,172	$—		$1,172	$—		$1,172
Cost of revenue	—	—	—	1,562	—		1,562	52	(NN)	1,614
Gross profit (loss)	—	—	—	(390)	—		(390)	(52)		(442)
Operating expenses
Research and development expenses	—	—	—	4,695	—		4,695	284	(NN)	4,979
Selling and marketing expenses	—	—	—	2,023	—		2,023	258	(NN)	2,281
General and administrative expenses	1,441	—	1,441	4,786	—		4,786	438	(NN)	6,665
Total costs and expenses	1,441	—	1,441	11,504	—		11,504	980		13,925
Loss from operations	(1,441)	—	(1,441)	(11,894)	—		(11,894)	(1,032)		(14,367)
Interest expense	—	—	—	(120)	59	(OO)	(230)	—		(230)
					(169)	(OO)
Change in fair value warrant liability	17,520	—	17,520	—	—		—	—		17,520
Other (expense) income, net	5	—	5	(1,534)	—		(1,534)	—		(1,529)
Income (Loss) before income taxes	16,084	—	16,084	(13,548)	(110)		(13,658)	(1,032)		1,394
Provision for income taxes	—	—	—	—	—		—	(293)	(PP)	(293)
Net income (loss)	$16,084	$—	$16,084	$(13,548)	$(110)		$(13,658)	$(1,325)		$1,101
Weighted average number of shares outstanding of New Velo3D, basic										187,141,938
Net income per common share, basic										$0.01
Weighted average number of shares outstanding of New Velo3D, diluted										187,623,199
Net income per common share, diluted										$0.00
Weighted average common shares outstanding of Velo3D, basic and diluted				19,656,762
Basic and diluted net loss per share				$(0.69)
Weighted average shares outstanding of JAWS Spitfire Class A redeemable ordinary shares	34,500,000
Basic and diluted net income per share, Class A	$—
Weighted average shares outstanding of JAWS Spitfire Class B non-redeemable ordinary shares	8,625,000
Basic and diluted net income per share, Class B	$1.86

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION
1. Basis of Presentation
The Transactions will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, JAWS Spitfire will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Velo3D issuing stock for the net assets of JAWS Spitfire, accompanied by a recapitalization. The net assets of JAWS Spitfire will be stated at historical cost, with no goodwill or other intangible assets recorded.
The unaudited pro forma condensed combined balance sheet as of March 31, 2021, assumes that the Transactions occurred on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020, and for the three months ended March 31, 2021 gives pro forma effect to the Transactions as if the Transactions had been completed on January 1, 2020, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:
•
JAWS Spitfire’s historical audited financial statements as of December 31, 2020, and for the period from September 11, 2020 (inception) through December 31, 2020, and the related notes;

•
JAWS Spitfire’s historical unaudited financial statements as of and for the three months ended March 31, 2021, and the related notes;

•
Velo3D’s historical audited financial statements as of December 31, 2020, and for the year ended December 31, 2020 and the related notes;

•
Velo3D’s historical unaudited financial statements as of and for the three months ended March 31, 2021, and the related notes; and

•
other information relating to JAWS Spitfire and Velo3D included in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth under the section entitled “Proposal No. 1 — The Business Combination Proposal.”

The unaudited pro forma condensed combined financial information should also be read together with the sections entitled “JAWS Spitfire’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Velo3D’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions.
The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that JAWS Spitfire believes are reasonable under the circumstances. One-time direct and incremental transaction costs related to the new equity anticipated to be incurred prior to, or concurrent with, the Transactions are reflected in the unaudited pro forma consolidated balance sheet as a direct reduction to New Velo3D’s additional paid-in capital (“APIC”) and are assumed to be cash settled. One-time direct and incremental transactional costs related to the issuance of liability classified awards in connection with the Merger are expensed through general and administrative expenses.

The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. JAWS Spitfire believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of JAWS Spitfire and Velo3D.
2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions.
The Maximum Redemptions scenario takes into consideration the effects of adjustments to the unaudited pro forma condensed combined financial information presented under the No Redemptions scenario plus additional adjustments necessary to present the unaudited pro forma condensed combined financial information under the Maximum Redemptions scenario.
The unaudited pro forma combined condensed financial statements assume that the income tax consequences of the Transactions do not result in any pro forma adjustments due to the cumulative net loss position of the combined entity and do not necessarily reflect the amounts that would have resulted had New Velo3D filed consolidated income tax returns during the periods presented for the year ended 2020.
The unaudited pro forma combined condensed financial statements assumes a federal tax rate of 21.0% and do not necessarily reflect the amounts that would have resulted had New Velo3D filed consolidated income tax returns during the period presented for the three months ended March 31, 2021.
The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of JAWS Spitfire’s shares outstanding, assuming the Transactions occurred on January 1, 2020.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021, are as follows:
(A)
Reflects the liquidation and reclassification of $345.0 million of investments held in the trust account to cash and cash equivalents that becomes available for general use by New Velo3D.

(B)
Reflects the gross proceeds of $155.0 million from the issuance and sale of 15,500,000 shares of New Velo3D Common Stock at $10.00 per share pursuant to the Subscription Agreements in connection with the PIPE Financing. Refer to Adjustment (M) and (N) for the treatment of the associated direct and incremental transaction costs.

(C)
Reflects the cash disbursement of $13.6 million to settle the deferred underwriters’ fees of $12.1 million due upon the Closing, which were originally incurred by JAWS Spitfire during its IPO, and unpaid JAWS Spitfire liabilities totaling $1.5 million of accrued expenses and other, and accrued offering costs.

(D)
Represents estimated direct and incremental transaction costs incurred by Velo3D related to the Transactions of $15.8 million for advisory, banking, printing, legal and accounting, of which $12.4 million and $11.8 million, respectively, have been charged as deferred issuance costs, and $3.4 million and $3.9 million, respectively, under the no redemption and maximum redemption scenarios, have been charged directly to general and administrative expense for the year ended December 31, 2020. The cash payment is reflected in Adjustment (M).
(E)
Represents the borrowing and repayment of the outstanding Long-term debt — current portion of $3.2 million and Long-term debt — less current portion of $1.4 million, and the new debt of $15.0 million ($5.0 million current portion and $10.0 million long-term portion) by Velo3D in May 2021. Deferred financing cost of $0.7 million are included with the Long-term debt — current portion.

(F)
Represents the elimination of the of the preferred stock warrant liability due to the conversion of the Velo3D preferred stock warrants and common stock warrants into warrants to acquire shares of New Velo3D Common Stock. The warrant fair value adjustments and eliminations to the unaudited pro forma condensed combined statements of operations were not material.

(G)
Reflects the preliminary estimated fair value of $137.6 million of the Earnout Shares contingently issuable to the Eligible Velo3D Equityholders as of the Closing. The Eligible Velo3D Equityholders have been allowed to participate in the rights to contingently receive a pro rata portion of the Earnout Shares issuable upon achievement of the Triggering Events. The preliminary fair values were determined using the most reliable information available. The actual fair values could change materially once the final valuation is determined at the Closing. There are no future service requirements related to the Triggering Events for these Earnout Shares. The earnout awards are considered deemed dividends or compensation received in connection with the closing of the Merger. Refer to Note 4 for more information.

The Earnout Shares liability is calculated by multiplying the estimated fair value of the Earnout Shares of $6.56 by the total number of Earnout Shares estimated to be issued upon closing of 24,069,638 in the No Redemptions scenario and 22,822,828 in the Maximum Redemptions scenario. Pursuant to the Business Combination Agreement, the number of Earnout Shares is calculated based on the “aggregate number of shares of New Velo3D Common Stock (calculated on a fully diluted basis, including all shares of New Velo3D Common Stock issuable upon the exercise of outstanding stock options and warrants) issued and outstanding as of immediately following the Effective Time.” This aggregate number of New Velo3D Common Stock will be different in the No Redemptions and Maximum Redemptions scenarios, as the redemption is assumed to occur immediately prior to the Effective Time. Thus, the number of Earnout Shares will be different in each scenario, and as a result, the Earnout Share liability will be different as well.
(H)
Reflects the conversion of the $302.5 million carrying value of 30,255,156 JAWS Spitfire Class A ordinary shares subject to possible redemption (assuming no redemptions) into shares of New Velo3D Common Stock on a one-to-one basis upon the Domestication, including adjustment of par value and APIC.

(I)
Reflects the conversion of 12,869,844 shares of JAWS Spitfire Class A (4,244,844) and Class B (8,625,000) ordinary shares into shares of New Velo3D Common Stock on a one-to-one basis upon the Domestication, including adjustment of par value.

(J)
Reflects the conversion of 117,734,383 shares of Velo3D redeemable convertible preferred stock with a carrying value of $123.7 million into 147,876,672 shares of Velo3D common stock immediately prior to the Effective Time, including adjustment of par value and APIC. The New Velo3D Common Stock par value is reflected in Adjustment (L).

(K)
Reflects the elimination of JAWS Spitfire’s historical retained earnings (accumulated deficit) of $14.3 million with a corresponding adjustment to New Velo3D APIC in connection with the reverse recapitalization at the Closing.

(L)
Represents the exchange of 140,985,038 newly issued shares of New Velo3D Common Stock to holders of 167,698,544 Velo3D common stock (comprising of 147,876,672 shares from the conversion of Velo3D preferred stock in Adjustment (J) and 19,821,872 shares of Velo3D common stock) at an exchange ratio of 0.8407 to 1 at the Closing pursuant to the Business Combination Agreement to effect the reverse recapitalization, including adjustment of par value and APIC.

(M)
Represents the payment of estimated direct and incremental transaction costs incurred by Velo3D of $15.8 million for advisory, banking, printing, legal and accounting, referred to above at adjustment (D), of which $12.4 million has been charged directly against APIC as securities issuance costs and $3.4 million has been charged directly to general and administrative expense for the year ended December 31, 2020. The adjustment in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020 is reflected in Adjustment (BB) for the maximum redemption and Adjustment (GG) for the no redemption scenario.

(N)
Represents estimated direct and incremental transaction costs incurred by JAWS Spitfire related to the Transactions of $11.7 million for advisory, banking, printing, legal and accounting in connection with the PIPE Financing which has been charged directly against APIC as securities issuance costs.

(O)
Reflects the conversion of the $177.8 million carrying value of 17,787,056 JAWS Spitfire Class A ordinary shares into shares of New Velo3D Common Stock on a one-to-one basis upon the Domestication, including adjustment of par value and APIC and represents the cash disbursed of $124.7 million under the Maximum Redemptions scenario to redeem 12,468,100 shares of JAWS Spitfire Class A ordinary shares in connection with the Transactions at an assumed redemption price of $10.00 per share based on funds held in the trust account as of March 31, 2021.

(P)
Reflects the preliminary Earnout liability of $130.5 discussed in Adjustment (G) to reflect the Earnout Shares contingently issuable to the Eligible Velo3D Equityholders as of the Closing under the Maximum Redemptions scenario in Adjustment (O) above.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations as if the Transactions had been consummated on January 1, 2020, the beginning of the earliest period presented, for the year ended December 31, 2020 are as follows:
No Redemption Scenario
(AA)
Reflects the estimated incremental stock-based compensation measured as of the Closing Date for the portion of the Earnout Shares, assuming no redemptions, issuable to holders of employee stock options who have a continuing employment requirement, and assuming no forfeitures. The earnout awards are considered compensation received in connection with the closing of the Merger. For further details, refer to Note 4.

(BB)
Represents estimated direct and incremental transaction costs incurred by Velo3D related to the Transactions of $3.4 million for advisory, banking, printing, legal and accounting, of which has been charged directly to general and administrative expense for the year ended December 31, 2020.

(CC)
Adjusts for interest expense related to the $5.0 million convertible notes payable, as if the notes had been issued as of January 1, 2020 and outstanding for the entire year. The convertible notes have a variable interest rate of Prime plus 1.0% per annum.

(DD)
Adjusts for interest expense related to the $15.0 million debt borrowed in May 2021 and subsequent repayment of outstanding debt balances for both the term loan and the property and equipment loan, as if both had occurred as of January 1, 2020 and outstanding for the entire year. The May 2021 debt has a variable interest rate of Prime plus 1.25% per annum. The interest rate effect of a 1/8% change in interest rates per SEC Regulation S-X, Article 11 is not material.

(EE)
Represents the estimated debt extinguishment loss related to the original debt issuance costs for the new borrowings in May 2021. Refer to Adjustment (E) for further discussion.

Maximum Redemption Scenario
(FF)
Reflects the estimated incremental stock-based compensation measured as of the Closing Date for the portion of the Earnout Shares, assuming maximum redemptions, issuable to holders of employee stock options who have a continuing employment requirement, and assuming no forfeitures. The earnout awards are considered compensation received in connection with the closing of the Merger. For further details, refer to Note 4.
(GG)
Represents estimated direct and incremental transaction costs incurred by Velo3D related to the Transactions of $4.0 million for advisory, banking, printing, legal and accounting, of which has been charged directly to general and administrative expense for the year ended December 31, 2020.

(HH)
Adjusts for interest expense related to the $5.0 million convertible note payable, as if the note had been issued as of January 1, 2020 and outstanding for the entire year. The convertible note has a variable interest rate of Prime plus 1.0% per annum.

(II)
Adjusts for interest expense related to the $15.0 million debt borrowed in May 2021 and subsequent repayment of outstanding debt balances for both the term loan and the property and equipment loan, as if both had occurred as of January 1, 2020 and outstanding for the entire year. The May 2021 debt has a variable interest rate of Prime plus 1.25% per annum. The interest rate effect of a 1/8% change in interest rates per SEC Regulation S-X, Article 11 is not material.

(JJ)
Represents the estimated debt extinguishment loss related to the original debt issuance costs for the new borrowings in May 2021. Refer to Adjustment (E) for further discussion.

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations as if the Transactions had been consummated on January 1, 2020, the beginning of the earliest period presented, for the three months ended March 31, 2021 are as follows:
No Redemption Scenario
(KK)
Reflects the estimated incremental stock-based compensation measured as of the Closing Date for the portion of the Earnout Shares, assuming no redemptions, issuable to holders of employee stock options who have a continuing employment requirement, and assuming no forfeitures. The earnout awards are considered compensation received in connection with the closing of the Merger. For further details, refer to Note 4.

(LL)
Adjusts for interest expense related to the $15.0 million debt borrowed in May 2021 and subsequent repayment of outstanding debt balances for both the term loan and the property and equipment loan, as if both had occurred as of January 1, 2020 and outstanding for the entire year. The May 2021 debt has a variable interest rate of Prime plus 1.25% per annum. The interest rate effect of a 1/8% change in interest rates per SEC Regulation S-X, Article 11 is not material.

(MM)
Reflects for income taxes assuming a federal tax rate of 21.0% and does not necessarily reflect the amounts that would have resulted had New Velo3D filed consolidated income tax returns during the period presented for the three months ended March 31, 2021.

Maximum Redemption Scenario
(NN)
Reflects the estimated incremental stock-based compensation measured as of the Closing Date for the portion of the Earnout Shares, assuming maximum redemptions, issuable to holders of employee stock options who have a continuing employment requirement, and assuming no forfeitures. The earnout awards are considered compensation received in connection with the closing of the Merger. For further details, refer to Note 4.

(OO)
Adjusts for interest expense related to the $15.0 million debt borrowed in May 2021 and subsequent repayment of outstanding debt balances for both the term loan and the property and equipment loan, as if both had occurred as of January 1, 2020 and outstanding for the entire year. The May 2021 debt has a variable interest rate of Prime plus 1.25% per annum. The interest rate effect of a 1/8% change in interest rates per SEC Regulation S-X, Article 11 is not material.
(PP)
Reflects for income taxes assuming a federal tax rate of 21.0% and does not necessarily reflect the amounts that would have resulted had New Velo3D filed consolidated income tax returns during the period presented for the three months ended March 31, 2021.

3. Net Income (Loss) per Share
Represents net income (loss) per share calculated using the basic and diluted weighted average shares of common stock outstanding of New Velo3D as a result of the pro forma adjustments. As the Transactions are being reflected as if they had occurred on January 1, 2020, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire periods presented. Under the Maximum Redemptions scenario, the Class A ordinary shares assumed to be redeemed by JAWS Spitfire public shareholders are eliminated as of January 1, 2020.
The unaudited pro forma condensed combined financial information for the computation of net income (loss) per share has been prepared assuming two alternative levels of redemption for the three months ended March 31, 2021 and for the year ended December 31, 2020:
	Three Months Ended March 31, 2021		Year Ended December 31, 2020
(In thousands, except share and per share data)	Assuming No Redemption Scenario	Assuming Maximum Redemption Scenario	Assuming No Redemption Scenario	Assuming Maximum Redemption Scenario
Numerator:
Net income (loss)	$1,057	$1,101	$(34,968)	$(35,144)
Denominator:
Velo3D Stockholders	140,985,038	140,985,038	141,037,301	141,037,301
JAWS Spitfire public shareholders	34,500,000	22,031,900	34,500,000	21,468,000
JAWS Spitfire Sponsor	8,625,000	8,625,000	8,625,000	8,625,000
Third Party PIPE Investors	15,500,000	15,500,000	15,500,000	15,500,000
Weighted average shares outstanding – basic	199,610,038	187,141,938	199,662,301	186,630,301
Net income (loss) per share – basic	$0.01	$0.01	$(0.18)	$(0.19)
Numerator:
Net income (loss)	$1,057	$1,101	$(34,968)	$(35,144)
Velo change in fair value of warrant liability	1,541	1,541	—	—
Net loss – diluted	$(484)	$(440)	$(34,968)	$(35,144)
Denominator:
Weighted average shares outstanding – basic	199,610,038	187,141,938	199,662,301	186,630,301
Warrants – Velo3D	481,261	481,261	—	—
Weighted average shares outstanding – diluted	200,091,299	187,623,199	199,662,301	186,630,301
Net income (loss) per share – diluted	$0.00	$0.00	$(0.18)	$(0.19)
Following the Closing for the three months ended March 31, 2021, respectively, under both the No Redemptions and Maximum Redemptions scenarios, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods and scenarios presented because including them would have had an anti-dilutive effect: (1) warrants exercisable for 13,075,000 shares of New Velo3D Common Stock (JAWS Spitfire warrants are exercisable at $11.50 per share), (2) convertible promissory note into 5,703,629 shares of New Velo3D Common Stock, and (3) 21,722,286 shares of New Velo3D Common Stock subject to vested and unvested employee stock options. The Earnout Shares are contingently issuable based upon Triggering Events that have not yet been achieved as of the Closing.
Following the Closing for the year ended December 31, 2020, respectively, under both the No Redemptions and Maximum Redemptions scenarios, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods and scenarios presented because including them would have had an anti-dilutive effect: (1) warrants exercisable for 13,639,731 shares of New Velo3D Common Stock, (2) convertible promissory note into 5,701,932shares of New Velo3D Common Stock, and (3) 21,801,307 shares of New Velo3D Common Stock subject to vested and unvested employee stock options. The Earnout Shares are contingently issuable based upon Triggering Events that have not yet been achieved as of the Closing.
4. New Velo3D Earnout Shares
The Earnout Shares to Eligible Velo3D Equityholders are expected to be accounted for as liability-classified instruments that are earned upon achieving the Triggering Event(s), which includes events that are not indexed to the common stock of New Velo3D. The Earnout Shares issuable to holders of employee stock options are expected to be accounted as stock-based compensation expense as they are subject to forfeiture based on the satisfaction of certain employment conditions.
The preliminary estimated fair value of the Earnout Shares liability to Eligible Velo3D Equityholders was $137.6 million and was recorded as Earnout liability and charged to APIC as a “deemed dividend” as of the Closing Date in the unaudited pro forma condensed combined balance sheet as of March 31, 2021. The preliminary estimated fair value of the Earnout Shares issuable to holders of employee stock options under the No Redemptions scenario and Maximum Redemptions scenario was $20.3 million and $19.2 million, respectively, assuming the continuing employment requirement was met, and assuming no forfeitures. The amount recorded as stock-based compensation expense in the unaudited pro forma condensed combined statements of operations was $7.3 million and $6.8 million, respectively, for the year ended December 31, 2020, and $1.1 million and $1.0 million, respectively, for the three months ended March 31, 2021. The portion of the estimated fair value of the Earnout Shares associated with unvested stock options will be recognized as an expense as the future continuing employment requirement is met.
The preliminary estimated fair values of the Earnout Shares were determined by using a Monte Carlo simulation valuation model using a distribution of potential outcomes on a monthly basis over the five-year Earnout Period determined using the most reliable information available. The preliminary fair values of the Earnout Shares are subject to change as additional information becomes available and additional analyses are performed. Such changes could be material once the final valuation is determined at the closing of the Transactions. Assumptions used in the preliminary valuation, which are subject to change at the Closing, were as follows:
•
Current stock price — The current stock price was set at the deemed value of $10.00 per share for New Velo3D Common Stock.

•
Expected volatility — The volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards.

•
Risk-free interest rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected five year term of the earnout period.

•
Expected term — The expected term is the five years of the Earnout Period.

•
Expected dividend yield — The expected dividend yield is zero, as we have never declared or paid cash dividends and have no current plans to do so during the expected term.

INFORMATION ABOUT JAWS SPITFIRE
We are a blank check company incorporated on September 11, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business and entered into the Business Combination Agreement on March 22, 2021, which we subsequently amended on July 20, 2021. We intend to finance the Business Combination through the issuance of New Velo3D Common Stock. Our Sponsor, Spitfire Sponsor LLC, is an affiliate of JAWS Estates Capital, the family office of Barry S. Sternlicht.
On December 7, 2020, we consummated an initial public offering of 34,500,000 units at an offering price of $10.00 per unit and a private placement with our Sponsor of 4,450,000 private placement warrants at an offering price of $2.00 per warrant. Each unit or warrant sold in the initial public offering and private placement consists of one Class A ordinary share and one-fourth of one redeemable warrant.
Following the closing of our initial public offering, an amount equal to $345,000,000 of the net proceeds from its initial public offering, and the sale of the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. At March 31, 2021, we had investments held in the trust account of $345,004,700. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of our initial business combination; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if JAWS Spitfire does not complete a business combination by December 7, 2022; or (iii) the redemption of all of the public shares if JAWS Spitfire is unable to complete a business combination by December 7, 2022 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.
JAWS Spitfire’s units, public shares and public warrants are currently listed on the NYSE under the symbols “SPFR.U,” “SPFR” and “SPFR WS,” respectively.
Financial Position
As of March 31, 2021, we had in the trust account $345,004,700 available to consummate an initial business combination after payment of the estimated expenses of our initial public offering and $12,075,000 of deferred underwriting fees. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using JAWS Spitfire’s cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.
Effecting Our Business Combination
Fair Market Value of Target Business
The NYSE Listing Rules require that our business combination be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors determined that this test was met in connection with the proposed Business Combination.
Lack of Business Diversification
For an indefinite period of time after the completion of our Business Combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our Business Combination with only a single entity, our lack of diversification may:
•
subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•
cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of the Business Combination
We are providing our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein. The amount in the trust account was approximately $10.00 per public share. The per share amount we will distribute to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that we will pay to the underwriters of our initial public offering. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. There will be no redemption rights upon the completion of our Business Combination with respect to our warrants. Further, we will not proceed with redeeming our public shares, even if a public shareholder has properly elected to redeem its shares, if the Business Combination does not close. The redemptions referred to herein shall take effect as repurchases under the Existing Governing Documents.
Limitations on Redemption Rights
Notwithstanding the foregoing, the Existing Governing Documents provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules).
Redemption of Public Shares and Liquidation If No Business Combination
We have until December 7, 2022 (unless such date is extended in accordance with the Existing Governing Documents) to complete a business combination. If we are unable to consummate an initial business combination by December 7, 2022, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination by December 7, 2022. The Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than 10 business days thereafter, subject to applicable Cayman Islands law.
Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any founder shares (“Class B ordinary shares”) or private placement shares they hold if we fail to consummate an initial business combination by December 7, 2022 (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination by December 7, 2022).
Our Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by December 7, 2022 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any executive officer, director or director nominee, or any other person.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $1,265,715 held outside the trust account (as of March 31, 2021) plus up to $100,000 of funds from the trust account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.
If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement units, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of our initial public offering will not execute agreements with us waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, our

Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the trust account, nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Our Sponsor may not be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.
We will seek to reduce the possibility that our Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. At March 31, 2021, we had access to up to $1,265,715 from the proceeds held outside the trust account with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors; however, such liability will not be greater than the amount of funds from our trust account received by any such shareholder.
If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per public share to our public shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.”
As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
See “Risk Factors — Risks Related to the Business Combination and JAWS Spitfire — If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”
Employees
We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our Business Combination. We do not intend to have any full-time employees prior to the completion of our Business Combination.
Directors and Executive Officers
Our officers and directors are as follows:
Name	Age	Position
Barry S. Sternlicht	59	Chairman of the Board of Directors
Matthew Walters	34	Chief Executive Officer and Director
Michael Racich	48	Chief Financial Officer
Andy Appelbaum	54	Director
Mark Vallely	63	Director
Serena J. Williams	39	Director
Barry S. Sternlicht is the Chairman of the board of directors of JAWS Spitfire and is a well-known entrepreneur and operator with an extensive deal-making history. He founded Starwood Capital in 1991, serving as Chairman and Chief Executive Officer. Starwood Capital is a private alternative investment firm focused on global real estate, hotel management, oil and gas and energy infrastructure with over $60 billion of assets under management as of March 31, 2020. Through the Starwood Capital platform, Mr. Sternlicht has created several multibillion dollar public market companies, ranging from traditional real estate to branded hospitality. Throughout Mr. Sternlicht’s career, he has focused on capitalizing on emerging consumer trends, either directly via core operating assets or indirectly through Starwood Capital’s real estate portfolio. He has also executed several marquee public market transactions to enhance the scale of his core platform—including the creation and expansion of Starwood Property Trust (NYSE: STWD), the consolidation of Starwood Hotels & Resorts Worldwide (formerly NYSE: HOT), the spin-off and growth of Invitation Homes (NYSE: INVH) and the formation of Equity Residential (NYSE: EQR). Similarly, he has been involved in numerous private market consumer businesses as an early investor.
Mr. Sternlicht serves as the Chairman and Chief Executive Officer of STWD, a leading diversified real estate finance company with over $3 billion in market capitalization and one of the first mortgage REITs launched post-crisis. Since STWD’s inception in 2009, Mr. Sternlicht guided through a steady evolution with over $61 billion in deployed capital, evolving from a pure-play commercial lender to a diversified commercial REIT with residential lending, commercial mortgage servicing, property ownership and infrastructure lending. Mr. Sternlicht also has deep operating expertise, serving as the Chairman of HOT from January 1995 through May 2005 and as the Chief Executive Officer from January 1995 through September 2004, a period in which the share price appreciated at a compound annual growth rate of 16%. Over his tenure as Chief Executive Officer, he grew the total market capitalization of HOT to approximately $10 billion. As Chief Executive Officer, Mr. Sternlicht executed several key acquisitions, including Westin Hotels, Patriot American and ITT Corp., and led the development of the W Hotel concept.
Outside of his public market experience, Mr. Sternlicht has made a variety of investments in the consumer sector. Most notably, he has acquired or founded a number of independent hotel chains, including Baccarat Hotels, 1 Hotels and Treehouse Hotels, which are operated by SH Hotels & Resorts, a hotel brand management company and an affiliate of Starwood Capital. In addition to these investments, Mr. Sternlicht has invested in various consumer-facing companies, including ThirdLove, a women’s clothing brand; Lyft, a ride share application; 2ndMD, which offers medical second opinions with virtual online consultations, Bonobos, an e-commerce-driven apparel company; Palantir, which specializes in big data analytics; and Lyric, a hospitality platform for business travelers.

Mr. Sternlicht’s other public market experience includes:
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serving as Chairman of JAWS Acquisition Corp. (NYSE: JWS), a special purpose acquisition company, which successfully conducted its IPO in May 2020;

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serving as a Director of INVH, the largest publicly traded investor, owner and operator of single-family homes in the U.S. INVH was formed via the spin-off of Starwood Waypoint Residential Trust from STWD in 2014 and the subsequent mergers with Colony American Homes and Invitation Homes;

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serving as a Director of The Estée Lauder Companies, a multinational manufacturer and marketer of prestige skincare, makeup, fragrance and hair care products, since 2004;

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serving as a Director of A.S. Roma, the professional Italian football club based in Rome, since 2014;

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serving as the Chairman of the Board of Baccarat, S.A., a French manufacturer of fine crystal glassware located in Baccarat, France, from 2005 to 2018;

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serving as Chairman of TRI Pointe Group (NYSE: TPH), a leading builder of new homes, from the IPO until 2017, including through its $2.8 billion merger with Weyerhaeuser Company in 2014;

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serving as a Director for Restoration Hardware (NYSE: RH), a luxury brand in home furnishings, from IPO in 2012 through 2014;

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serving as Chairman of iStar (NYSE: STAR; formerly Starwood Financial), the manager and largest owner of Safehold (NYSE: SAFE), which specializes in ground leases. Mr. Sternlicht served as Chairman until 2001 subsequently serving as a Director until 2003;

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serving as a Director of Equity Residential (NYSE: EQR) from 1993 through 1998 after contributing a portfolio of apartment buildings in return for a 20% stake;

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serving as Chairman Nominee of JAWS Hurricane Acquisition Corp., a special purpose acquisition company;

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serving as Chairman Nominee of JAWS Juggernaut Acquisition Corp., a special purpose acquisition company;

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serving as Chairman Nominee of JAWS Wildcat Acquisition Corp., a special purpose acquisition company; and

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serving as Chairman of JAWS Mustang Acquisition Corp. (NYSE: JWSM), a special purpose acquisition company, which successfully completed its IPO in February 2021.

Matthew Walters is the Chief Executive Officer and a director of JAWS Spitfire. Mr. Walters is also a Managing Director at JAWS Estates Capital LLC, a public and private direct investing focused single family office, where since 2015 he has directed the private investment strategy with a particular emphasis on the consumer and technology sectors. JAWS Estates Capital LLC representative investments include Artsy, Away Luggage, Color Genomics, Delos Living, Didi, Domino’s China, Flaschenpost, Flipkart, Hyperloop, Illumio, Lyft, Oscar Health, Oyo Rooms, Parachute Home, Qualia, Sarcos Robotics, Sweetgreen, Third Love and Wish. Prior to joining JAWS Estates Capital LLC, Mr. Walters spent his entire career at L Catterton, the largest, most global consumer-focused private equity firm, where he worked on sourcing and investment strategy for both the buyout-and growth-oriented funds. Mr. Walters sits on the board of Sempre Life and is a board observer at Bluestone Lane and Parachute Home. Mr. Walters also acts as Chief Executive Officer and Director of JAWS Hurricane Acquisition Corp. and JAWS Wildcat Acquisition Corp., and Chief Operating Officer of JAWS Mustang Acquisition Corp. Mr. Walters received a BA from the University of Virginia and an MS in finance from Fairfield University.
Michael Racich is the Chief Financial Officer of JAWS Spitfire. Since 2010, Mr. Racich has also served as the Chief Financial officer of JAWS Estates Capital LLC. Previously, Mr. Racich was a director at Frydland Stevens LLC from 2007 to 2014 and also worked for JAWS Estates Capital LLC from 2005 to 2007. While at Frydland Stevens LLC, Mr. Racich advised JAWS Estates Capital LLC on tax-related issues and was responsible for preparing JAWS Estates Capital LLC’s tax filings. Mr. Racich serves as the Chief Financial Officer at JAWS Hurricane Acquisition Corp., JAWS Juggernaut Acquisition Corp., JAWS Wildcat

Acquisition Corp., and JAWS Mustang Acquisition Corp. Mr. Racich graduated from Villanova University in 1994 with a BS in accountancy.
Andy Appelbaum has been serving on the board of directors of JAWS Spitfire since December 2020. He is the Managing Partner of RiverPark Ventures, a venture capital firm focusing on high-growth, early-stage businesses. RiverPark Ventures is part of the RiverPark family of funds, a multi-strategy portfolio management firm. Mr. Appelbaum also serves on the board of directors at JAWS Hurricane Acquisition Corp. and JAWS Wildcat Acquisition Corp. Mr. Appelbaum is a career entrepreneur with a focus on creating marketplaces and disrupting inefficient supply chains. The companies he has co-founded have spanned a broad diversity of industries, including technology, energy, food services, e-commerce, media and real estate. Mr. Appelbaum is the co-founder of Seamless (formerly Seamless Web), Cleaner Options, mdenergy, Blue Ribbon Partners and Domino Media Group. Prior to founding RiverPark Ventures, he was an active angel investor. Mr. Appelbaum received a BA in philosophy and political science, summa cum laude from SUNY Binghamton in 1988 and a JD from New York University School of Law in 1991. From 1991 through 1992, he was an associate with the New York office of Latham & Watkins, specializing in corporate transactions and restructuring. Mr. Appelbaum serves on the board of directors and executive committee of the JCC of Manhattan and is a member of New York Angels.
Mark Vallely has been serving on the board of directors of JAWS Spitfire since December 2020. Mr. Vallely is a private investor who has found success both as a founder and as an investor. Mr. Vallely started in the commodity paper business, having founded Clayton Forms Paper and Clayton Impressions before subsequently acquiring Eliezer (formerly J.S. Eliezer & Associates), a print management company, and A.T. Clayton & Co., Inc., a magazine and catalog company. Mr. Vallely brought all four companies together under Intragrated Resources Holdings, Inc., and they were subsequently acquired by Marubeni Corporation in 2007. Mr. Vallely continued to serve as a Chief Executive Officer of Intragrated Resources Holdings, Inc. until 2013. Since 2013, Mr. Vallely has managed his personal investments. Mr. Vallely earned his BS in Economics from Hamilton College in 1979. Mr. Vallely is an active member of YPO and is involved in many conservation and municipal causes. He is an active Director of the National Fish & Wildlife Foundation and serves on their executive committee.
Serena J. Williams has been serving on the board of directors of JAWS Spitfire since December 2020. Ms. Williams has served on the board of directors of SVMK Inc. since May 2017. Ms. Williams began her career as a professional tennis player in 1995 and has won 23 career Grand Slam singles titles. Ms. Williams is also an activist, marketer, brand builder, and dedicated philanthropist. In 2008, Ms. Williams established the Serena Williams Fund, through which she focused on creating equity in education. To that end, Ms. Williams partnered with other corporations and organizations to build schools in Kenya and Jamaica, donate classroom resources and provide college scholarships. In 2016, Ms. Williams joined forces with her sister, Venus, to establish The Williams Sisters Fund to fund joint philanthropic projects, beginning with the Yetunde Price Resource Center in Compton, California, which ensures individuals affected by violence and trauma have access to the resources they need to help them heal physically, emotionally, and spiritually. Ms. Williams has also served as a Goodwill Ambassador with UNICEF since 2011.
Number and Terms of Office of Officers and Directors
Our board of directors is divided into three classes, with only one class of directors being elected in each year, with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with the NYSE corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on the NYSE. The term of office of the first class of directors, consisting of Andy Appelbaum, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Mark Vallely, will expire at our second annual meeting of shareholders. The term of office of the third class of directors, consisting of Barry S. Sternlicht and Matthew Walters, will expire at our third annual meeting of shareholders.
Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our Class B ordinary shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Class B ordinary shares may remove a member of the board of directors for any reason.

Pursuant to an agreement to be entered into prior to the closing of our initial public offering, our Sponsor, upon and following consummation of an initial business combination, will be entitled to nominate three individuals for election to our board of directors, as long as the Sponsor holds any securities covered by the Registration Rights agreement.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in the Existing Governing Documents as it deems appropriate. The Existing Governing Documents provide that our officers may consist of one or more chairman of the board, chief executive officer, chief financial officer, chief business officer, president, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.
Committees of the Board of Directors
Our board of directors has three standing committees: an audit committee, a nominating committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors. Subject to the phase-in rules and a limited exception, the rules of the NYSE require that the compensation and nominating committee of a listed company be composed solely of independent directors.
Audit Committee
We established an audit committee of the board of directors. Andy Appelbaum, Mark Vallely and Serena Williams serve as members of our audit committee. Our board of directors has determined that each of Andy Appelbaum, Mark Vallely and Serena Williams is independent. Mark Vallely serves as the chairman of the audit committee. Each member of the audit committee is financially literate, and our board of directors has determined that each of Andy Appelbaum and Mark Vallely qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
The audit committee is responsible for:
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meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

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monitoring the independence of the independent registered public accounting firm;

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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

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inquiring and discussing with management our compliance with applicable laws and regulations;

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pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

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appointing or replacing the independent registered public accounting firm;

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determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports that raise material issues regarding our financial statements or accounting policies;

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monitoring compliance on a quarterly basis with the terms of our initial public offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our initial public offering; and

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reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.
Nominating Committee
We established a nominating committee of our board of directors. The members of our nominating committee are Andy Appelbaum, Mark Vallely and Serena Williams, and Andy Appelbaum serves as chairman of the nominating committee. Our board of directors has determined that each of Andy Appelbaum, Mark Vallely and Serena Williams is independent.
The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.
Compensation Committee
We established a compensation committee of our board of directors. The members of our compensation committee are Andy Appelbaum and Mark Vallely, and Andy Appelbaum serves as chairman of the compensation committee.
Our board of directors has determined that each of Andy Appelbaum and Mark Vallely is independent. We adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

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reviewing and approving the compensation of all of our other Section 16 executive officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.
Code of Ethics
We adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than 10% of our ordinary shares to file reports of ownership and changes in ownership with the SEC. Based solely upon a review of such forms, we believe that during the year ended December 31, 2020 there were no delinquent filers with the following exception: Ms. Williams failed to file a Form 3 within 10 days after she was appointed as a director and instead such form was filed on March 16, 2021, and Spitfire Sponsor LLC and Mr. Sternlicht each failed to file a Form 4 within the second business day following the date of a transfer of Class B ordinary shares and instead such form was filed on March 16, 2021.
Conflicts of Interest
Under Cayman Islands law, all of our directors owe three types of duties to us:
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duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

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duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

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directors should not improperly fetter the exercise of future discretion;

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duty to exercise powers fairly between difference sections of shareholders;

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duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

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duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care that is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.
As set out above, directors have a duty not to put themselves in a position of conflict, and this includes a duty not to engage in self-dealing or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Existing Governing Documents or alternatively by shareholder approval at general meetings.
Certain of our Founders, officers and directors presently have, and any of them in the future may have, additional fiduciary or contractual obligations to other entities. As a result, if any of our Founders, officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, then, subject to their fiduciary duties under Cayman Islands law, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, before we can pursue such opportunity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.
Potential investors should also be aware of the following other potential conflicts of interest:
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Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs. Also, Mr. Sternlicht, as chairman, shall not have day-to-day control of our affairs and shall not be involved in day-to-day operations.

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Our Sponsor subscribed for Class B ordinary shares prior to the date of our initial public closing and purchase private placements warrants in a transaction that will close simultaneously with the closing of our initial public offering.

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Our Sponsor and our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Class B ordinary shares, private placement shares and any public shares purchased during or after our initial public offering in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our public shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by December 7, 2022 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares. With certain limited exceptions, the private placement units, the private placement shares, the private placement warrants and the Class A ordinary shares underlying such warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and director nominees will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

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Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.
Accordingly, as a result of multiple business affiliations, JAWS Spitfire’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. If any of the above executive officers or directors become aware of a business combination opportunity that is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to JAWS Spitfire if such entity rejects the opportunity, subject to their fiduciary duties under Cayman Islands law. JAWS Spitfire does not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect JAWS Spitfire’s ability to complete a business combination.
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Governing Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account , and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.
Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Executive Officer Compensation and Director Compensation and Other Interests
None of our executive officers or directors has received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on the NYSE through the earlier of consummation of our initial business combination and our liquidation, we have paid and will pay $10,000 per month to an affiliate of our Sponsor for office space, secretarial and administrative services provided to us. In addition, our Sponsor, executive officers and directors, or any of their respective affiliates have been and will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that are made to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination are made using funds held outside the Trust Account. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.
After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from New Velo3D. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by New Velo3D to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.
Director Independence
The NYSE listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The JAWS Spitfire Board has determined that Andy Appelbaum, Mark Vallely and Serena Williams are “independent directors” as defined in the NYSE listing standards and applicable SEC rules.
Legal Proceedings
To the knowledge of our management, there is no litigation currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

Properties
We currently maintain our executive offices at 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139. The cost for our use of this space is included in the $10,000 per month fee we pay to our Sponsor for office space, administrative and support services. Upon consummation of the Business Combination, the principal executive offices of New Velo3D will be located at 511 Division Street, Campbell, California 95008.
Competition
If we succeed in effecting the Business Combination with Velo3D, there will be, in all likelihood, significant competition from their competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively.
Periodic Reporting and Audited Financial Statements
JAWS Spitfire has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, JAWS Spitfire’s annual reports contain financial statements audited and reported on by JAWS Spitfire’s independent registered public accounting firm.
We are required to evaluate our internal control procedures as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because a target business with which we seek to complete our initial Business Combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.
We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Islands Companies Act. As an exempted company, we applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Law (2018 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law that is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or that is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by nonaffiliates exceeds $700 million as of the prior June 30, and (ii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the prior three-year period.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by nonaffiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by nonaffiliates exceeds $700 million as of the prior June 30.

JAWS SPITFIRE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “Company,” “JAWS Spitfire,” “we,” “us” or “our” refer to JAWS Spitfire prior to the consummation of the Business Combination. The following discussion and analysis of JAWS Spitfire’s financial condition and results of operations should be read in conjunction with JAWS Spitfire’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.
Overview
We are a blank check company incorporated on September 11, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company, and as such, we are subject to all of the risks associated with emerging growth companies.
JAWS Spitfire’s Sponsor is Spitfire Sponsor LLC, a Cayman Islands exempted limited company. The registration statement for the initial public offering was declared effective on December 2, 2020. On December 7, 2020, JAWS Spitfire consummated its Initial Public Offering of 34,500,000 units, including 4,500,000 additional units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per unit, generating gross proceeds of $345 million, and incurring offering costs of approximately $7,051,250, inclusive of approximately $6.9 million in deferred underwriting commissions, net of $450,000.
Simultaneously with the closing of the initial public offering, JAWS Spitfire consummated the private placement (the “private placement”) of 4,450,000 warrants at a price of $2.00 per private placement warrant to the Sponsor, generating gross proceeds of approximately $8.9 million.
Upon the closing of initial public offering and the Private Placement, $345 million ($10.00 per Unit) of the net proceeds of the initial public offering, and certain of the proceeds of the private placement was placed in the trust account and was invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in money market fund meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us, until the earlier of (i) the completion of a business combination and (ii) the distribution of the trust account as described below.
JAWS Spitfire’s management has broad discretion with respect to the specific application of the net proceeds of the initial public offering and the sale of private placement warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination.
If JAWS Spitfire is unable to complete an initial business combination within 24 months from the closing of the initial public offering, or December 7, 2022 (the “Combination Period”), JAWS Spitfire will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to JAWS Spitfire to pay for JAWS Spitfire’s income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of JAWS Spitfire’s remaining shareholders and JAWS Spitfire board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to JAWS Spitfire’s warrants, which will expire worthless if JAWS Spitfire fails to consummate an initial business combination within the Combination Period.

Proposed Business Combination
On March 22, 2021 (and as amended on July 20, 2021), JAWS Spitfire entered into the Business Combination Agreement. In connection with the Business Combination, JAWS Spitfire also entered into the Subscription Agreements and the Transaction Support Agreements, as further described in “Business Combination Proposal — Related Agreements.”
At the closing of the Velo3D Business Combination, the initial shareholders and certain other individuals will enter into the Amended and Restated Registration Rights Agreement with JAWS Spitfire.
Results of Operations and Known Trends or Future Events
JAWS Spitfire’s entire activity since inception up to March 31, 2021 was in preparation for an initial public offering , and since its initial public offering, its activity has been limited to the search for a prospective initial business combination. JAWS Spitfire will not generate any operating revenues until after completion of an initial business combination. JAWS Spitfire expects to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the three months ended March 31, 2021, JAWS Spitfire had net income of $16,083,886, which consisted of general and administrative expenses of $1,441,314 and a decrease in the fair value of warrant liabilities of $17,520,500.
For the period from September 11, 2020 (inception) through December 31, 2020, JAWS Spitfire had a net loss of $1,767,451, which consisted of general and administrative expenses of $183,573 and transaction costs allocated to warrant liabilities of $1,583,878.
As a result of the restatement described in Note 2 of the notes to the JAWS Spitfire financial statements included herein, we classify the warrants issued in connection with our initial public offering and private placement as liabilities at their fair value and adjust the warrant instruments to fair value at each reporting period. These liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. We have also expensed a portion of transaction costs that directly related to the initial public offering and private placement and were previously recorded net of proceeds received within shareholders’ equity. A portion of the transaction costs related to the warrants were expensed using a relative fair value approach.
Liquidity and Capital Resources
As of March 31, 2021 and December 31, 2020, JAWS Spitfire had investments held in the trust account of $345,004,700 and $345,000,000, respectively.
JAWS Spitfire’s liquidity needs to date have been satisfied through a contribution of $25,000 from the Sponsor to cover for certain offering costs in exchange for the issuance of the founder shares, the loan proceeds of $267,768 from the Sponsor pursuant to a promissory note, and the proceeds from the consummation of the private placement not held in the trust account. JAWS Spitfire fully repaid the promissory note on December 7, 2020. In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of JAWS Spitfire’s officers and directors may, but are not obligated to, provide us the Working Capital Loans (as defined below). As of March 31, 2021 and December 31, 2020, there were no amounts outstanding under any Working Capital Loan.
Based on the foregoing, JAWS Spitfire’s management believes that JAWS Spitfire will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of JAWS Spitfire’s officers and directors to meet its needs through the earlier of the consummation of a business combination or one year from this filing. Over this time period, JAWS Spitfire will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the business combination.

JAWS Spitfire’s management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on JAWS Spitfire’s financial position, results of JAWS Spitfire’s operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Controls and Procedures
We are not currently required to maintain an effective system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act. We will be required to comply with the internal control requirements of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2021. Only in the event that we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company would we be required to comply with the independent registered public accounting firm attestation requirement on internal control over financial reporting.
Further, for as long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirement.
We intend to assess the internal controls of our target business or businesses prior to the completion of the Business Combination and, if necessary, to implement and test additional controls as we may determine are necessary in order to state that we maintain an effective system of internal controls. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding the adequacy of internal controls. Many small- and mid-sized target businesses we may consider for our initial business combination may have internal controls that need improvement in areas such as:
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staffing for financial, accounting and external reporting areas, including segregation of duties;

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reconciliation of accounts;

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proper recording of expenses and liabilities in the period to which they relate;

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evidence of internal review and approval of accounting transactions;

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documentation of processes, assumptions and conclusions underlying significant estimates; and

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documentation of accounting policies and procedures.

Because it will take time, management involvement and perhaps outside resources to determine what internal control improvements are necessary for us to meet regulatory requirements and market expectations for our operation of a target business, we may incur significant expenses in meeting our public reporting responsibilities, particularly in the areas of designing, enhancing, or remediating internal and disclosure controls. Doing so effectively may also take longer than we expect, thus increasing our exposure to financial fraud or erroneous financing reporting. Once our management’s report on internal controls is complete, we will retain our independent auditors to audit and render an opinion on such report when required by Section 404 of the Sarbanes-Oxley Act. The independent auditors may identify additional issues concerning a target business’s internal controls while performing their audit of internal control over financial reporting.
Contractual Obligations
Administrative Support Agreement
Commencing on the effective date of the registration statement on Form S-1 related to the initial public offering through the earlier of consummation of the Business Combination and JAWS Spitfire’s liquidation, JAWS Spitfire will reimburse the Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month. JAWS Spitfire incurred approximately $30,000 and $10,000, respectively, in general and administrative expenses in the accompanying unaudited condensed statements of operations for the three months ended March 31, 2021 and the period from September 11, 2020 (inception) through December 31, 2020.

Registration Rights
The holders of Class B ordinary shares, private placement warrants, Class A ordinary shares underlying the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that JAWS Spitfire register such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to JAWS Spitfire’s completion of its Business Combination. However, the registration rights agreement provides that JAWS Spitfire will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Class B ordinary shares, in accordance with the letter agreement JAWS Spitfire’s initial shareholders entered into, and (ii) in the case of the private placement warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of its Business Combination. JAWS Spitfire will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
JAWS Spitfire granted the underwriters in the initial public offering a 45-day option from the final prospectus relating to the initial public offering to purchase up to 4,500,000 additional units to cover over-allotments, if any, at the initial public offering price less the underwriting discounts and commissions. On December 3, 2020, the underwriters in the initial public offering fully exercised their over-allotment option.
The underwriters in the initial public offering were entitled to an underwriting discount of $0.20 per unit, or approximately $6.9 million in the aggregate, paid upon the closing of the initial public offering. In addition, $0.35 per unit, or approximately $12,075,000 in the aggregate will be payable to the underwriters in the initial public offering for deferred underwriting commissions. The deferred fee will become payable to the underwriters in the initial public offering from the amounts held in the trust account solely in the event that JAWS Spitfire completes an initial business combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies
Class A Ordinary Shares Subject to Possible Redemption
JAWS Spitfire accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within JAWS Spitfire’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. JAWS Spitfire’s Class A ordinary shares feature certain redemption rights that are considered to be outside of JAWS Spitfire’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, 30,255,156 and 28,646,767 Class A ordinary shares subject to possible redemption, respectively, are presented as temporary equity, outside of the shareholders’ equity section of JAWS Spitfire’s balance sheet.
Net Income (Loss) per Ordinary Shares
Net income (loss) per share is computed by dividing net loss by the weighted-average number of ordinary shares outstanding during the periods. JAWS Spitfire has not considered the effect of the warrants underlying the units sold in the initial public offering (including the consummation of the over-allotment) and the private placement warrants to purchase an aggregate of 4,450,000 Class A ordinary shares in the calculation of diluted income per share, because their inclusion would be anti-dilutive under the treasury stock method.

JAWS Spitfire’s unaudited condensed statements of operations include a presentation of income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A ordinary shares for the three months ended March 31, 2021 is calculated by dividing the interest income earned on the Trust Account by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per share, basic and diluted for Class A ordinary shares for year ended December 31, 2020 and for the period from September 11, 2020 (inception) through December 31, 2020 is calculated by dividing the loss on marketable securities, dividends and interest held in trust account for each period by the weighted-average number of Class A ordinary shares outstanding for the periods.
Derivative Warrant Liabilities
We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period.
We issued 8,625,000 public warrants to investors in our initial public offering and issued 4,450,000 private placement warrants. All of our outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Company’s valuation of the warrant liabilities utilized a Binomial Lattice in a risk-neutral framework (a special case of the Income Approach). The fair value of the warrants utilized Level 3 inputs, as it is based on the significant inputs not observable in the market as of March 31, 2021 and December 31, 2020.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.
Quantitative and Qualitative Disclosures about Market Risk
We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item. As of March 31, 2021, we were not subject to any market or interest rate risk. The net proceeds of the initial public offering and the sale of the private placement warrants held in the trust account will be invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.
We have not engaged in any hedging activities since our inception, and we do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.
Off-Balance-Sheet Arrangements; Commitments and Contractual Obligations; Quarterly Results
As of March 31, 2021, we did not have any off-balance-sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.
JOBS Act
The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. JAWS Spitfire qualifies as an “emerging growth company” and under the JOBS Act is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. JAWS Spitfire is electing to delay the adoption of new or revised accounting standards, and as a result, JAWS Spitfire may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, JAWS Spitfire is in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” JAWS Spitfire chooses to rely on such exemptions JAWS Spitfire may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the initial public offering or until JAWS Spitfire is no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT VELO3D
Business Summary
Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “Velo3D,” “we,” “us,” “our” and other similar terms refer to Velo3D prior to the Business Combination and to New Velo3D and its consolidated subsidiaries after giving effect to the Business Combination.
Company Overview
Velo3D seeks to fulfill the promise of AM, to deliver breakthroughs in performance, cost and lead time in the production of high-value metal parts.
Velo3D produces a full-stack hardware and software solution based on our proprietary PBF technology, which enables support-free production. Our technology enables the production of highly complex, mission-critical parts that existing AM solutions cannot produce without the need for redesign or additional assembly. Our products give our customers who are in space, aviation, defense, energy and industrial markets the freedom to design and produce metal parts with complex internal features and geometries that had previously been considered impossible for AM. We believe our technology is years ahead of competitors.
Our technology is novel compared to other AM technologies based on its ability to deliver high-value metal parts that have complex internal channels, structures and geometries. This affords a wide breadth of design freedom for creating new metal parts and it enables replication of existing parts without the need to redesign the part to be manufacturable with AM. Because of these features, we believe our technology and product capabilities are highly valued by our customers. Our customers are primarily OEMs and contract manufacturers who look to AM to solve issues with traditional metal parts manufacturing technologies. Those traditional manufacturing technologies rely on processes, including casting, stamping and forging, that typically require high volumes to drive competitive costs and have long lead times for production. Our customers look to AM solutions to produce assemblies that are lighter, stronger and more reliable than those manufactured with traditional technologies. Our customers also expect AM solutions to drive lower costs for low-volume parts and substantially shorter lead times. However, many of our customers have found that legacy AM technologies failed to produce the required designs for the high-value metal parts and assemblies that our customers wanted to produce with AM. As a result, other AM solutions often require that parts be redesigned so that they can be produced and frequently incur performance losses for high-value applications. For these reasons, AM solutions of our competitors have been largely relegated to tooling and prototyping or the production of less complex, lower-value metal parts.
In contrast, our technology can deliver complex high value metal parts with the design advantages, lower costs and faster lead times associated with AM, and generally avoids the need to redesign the parts. As a result, our customers have increasingly adopted our technology into their design and production processes. We believe our value is reflected in our sales patterns, as most customers purchase a single machine to validate our technology and purchase additional systems over time as they embed our technology in their product roadmap and manufacturing infrastructure. We consider this approach a “land and expand” strategy, oriented around a demonstration of our value proposition followed by increasing penetration with key customers.
We offer customers a full-stack solution, which includes the following key components:
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FlowTM print preparation software conducts sophisticated analysis of the features of the metal part and specifies a production process that enables support-free printing of the part.

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Sapphire® metal AM printers produce the part using our proprietary PBF technology, which enables support-free designs. Our technology produces metal parts by fusing many thousands of very thin layers of metal powder with a precisely controlled laser beam in a sophisticated software defined sequence (or “recipe”) defined by our Flow software.

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AssureTM quality validation software validates the product made by Sapphire to confirm that it is made to the specifications required by the original design.

Legacy AM technologies often rely on internal supports to prevent deformation of the metal part during the 3D printing process. These supports inhibit the production of parts with complex internal geometries, which are often required in high-performance applications, because there is limited or no access to remove them after production. Velo3D’s technological advances enable our Sapphire product to print metal parts that do not require internal supports, which enables our customers to produce designs that would otherwise be infeasible to make with AM.
We sell our full-stack hardware and software AM solutions through two types of transaction models: a 3D printer sale transaction and a recurring payment transaction. 3D printer sale transactions are structured as a payment of a fixed purchase price for the system. Recurring payment transactions fall into two categories: a leased 3D printer transaction and a sale and utilization fee model. Under the leased 3D printer transaction, the customer typically pays an amount for a lease which entitles the customer to a base number of hours of usage. For usage above that level, the customer typically pays an hourly usage fee. Most of our leases have a 12-month term, though in certain cases the lease term is longer. In the sale and utilization fee model, customers pay an upfront amount that is less than the full purchase price to purchase the system. This purchase price is supplemented by an hourly usage fee for each hour of system utilization over the life of the system. We intend to more fully transition our recurring payment transactions to this sale and utilization fee model in 2022 and future years. The variable payments are recognized when the event determining the amount of variable consideration to be paid occurs. As of July 20, 2021, there has been no variable consideration recognized to date. Support services are included with a 3D printer sale transaction and a recurring payment transaction.
We have seen strong demand for our next-generation flagship Sapphire XC product, which we plan to begin shipping by the end of 2021. It is anticipated that this product will be able to make parts that are five times the size of parts made by our existing Sapphire product and will reduce part costs by 65% to 80%. Together, the increase in capabilities and improvement in economics for our customers is anticipated to rapidly increase the potential applications of our technology. As of May 31, 2021, our aggregate backlog of $80.7 million, comprised of $25.5 million bookings and $55.2 million reservations for Sapphire XC systems. Demand for the Sapphire XC product is a significant contributor to our expectation for meaningful sales growth from 2022 and beyond.
Industry Background
We estimate the global high-value metal parts market to be approximately $100 billion as of 2019, $2 billion of which is currently served by AM solutions, including Velo3D. Our estimates are based on our management’s knowledge and experience with respect to the main traditional and AM technologies that comprise the global market for high value metal parts, together with information obtained from Market and Industry Reports and publicly available information regarding these technologies. We believe this market will grow to $180 billion by 2030 and that AM technologies will account for approximately $35 billion of the total market. According to SmarTech Analysis, metal AM hardware sales are expected to grow at a 33% CAGR from 2021 to 2026. We believe that our differentiated technology will position us to serve an uncontested segment of the AM solutions market that we estimate will be valued at approximately $20 billion by 2030.
Metal AM competes directly with the traditional methods of producing complex metal parts, which generally fall under two categories: metal fabrication, and casting and molding. In metal fabrication, parts are created by cutting, bending and assembling processes. Stamping, brazing, welding, milling and computer numerical control (“CNC”) machining are some of the most common methods of metal fabrication. CNC is a subtractive manufacturing process where a machine removes material from a solid substance to form a precise figure. CNC machines are used for various metal products, particularly highly complex parts. CNC processes often have a high degree of waste, increasing the cost per part.
Casting and molding techniques require a complex process to create a part prototype and subsequent mold. This mold is filled with molten metal. Once cooled, the part is removed and finished by removing any excess materials or supports, and surface layer finishing. In some cases, the part is heat treated to increase its density.

Significant upfront investments are required for tooling, creating molds, dies, jigs and fixtures for metal fabrication, and casting and molding. Long design and qualification lead times are required for these traditional processes. Because of this, large minimum volume requirements are required in order to achieve cost efficiencies. Changes to designs and reconfigurations can require all manufacturing processes to be redone completely. Significant time and manufacturing process investment are required to create a final production part, which must go through a lengthy qualification and validation process before being ready to be fully released to the market.
The market conundrum of legacy commodity additive manufacturing technologies for high-value metal parts
Historically, metal parts made by AM have been largely focused on prototyping and tooling, with limited final part production in the high-value metal parts segment due to limitations of commodity metal binder jetting (“BJT”) and PBF technologies.
BJT uses inkjet print nozzles to deposit a liquid bonding agent onto a powder bed of building materials. Metal parts produced by BJT require a second sintering step in a furnace to produce a usable part. Significant metal shrinkage with BJT occurs, limiting part size and features and reducing the accuracy of the finished product relative to the desired specifications of the design. BJT also results in significantly greater metal porosity than cannot be tolerated in many high-value metal part applications. As a result, BJT technology is typically unable to serve the high-value metal AM market and is instead limited primarily to lower-value AM applications, as well as prototyping.
Velo3D’s systems use PBF, in which lasers create thermal energy to selectively fuse precise areas in a bed of metal powder. PBF technology has been in existence for more than 20 years and accounted for approximately 80% of the metal AM market in 2020, according to SmarTech. The application of PBF technology is expected to grow at a 32% CAGR from 2021 to 2026. We believe our customers prefer PBF because of material availability and the relative ease of innovation using AM technology. However, competitors’ PBF processes require support structures (i.e., additional printed material) to anchor parts and prevent deformation during the production process due to the thermal gradients caused by the deposition of layers of molten metal powder on solidified metal. The large thermal gradients generate thermal stresses and warping if support structures are not used. After printing, these support structures must be removed through a traditional subtractive metal fabrication method. If these support structures cannot be accessed and removed due to the structure of the part, such parts are not useable. Alternatively, parts may be redesigned to avoid these support structures, which can increase costs and result in degradation in performance.
Velo3D has overcome this limitation of legacy AM technologies by dramatically reducing the need for supports in its Sapphire systems, allowing its customers a wide breadth of design freedom. Our focus is currently on solutions for businesses in the space, aviation, defense, energy and industrial markets, which have enormous catalogues of specialized parts and together account for 87% of the high-value metal parts market, according to SmarTech. SmarTech expects meaningful, 32% growth in demand from 2021 to 2026 for the aerospace and energy end markets in particular. Additionally, legacy AM solutions are challenged to produce the high-value parts in these industries that control the flow of high-temperature or high-pressure fluids and gases. These parts often contain complex internal structures, chambers and intricate fluid channels. Examples of some of these parts include, but are not limited to, rocket engines, turbo machinery, fluid impellers and pumps, heat exchangers and gas turbine combustors and fuel delivery systems. Production of these parts using traditional manufacturing techniques generally involves long lead times relative to AM solutions due to the long production runs required to achieve economies of scale in processes, such as investment casting or forging. For complex metal part assemblies, costs will generally be higher than AM solutions due to the requirement to manufacture precision interfaces between component parts and assembly costs, both of which are completely avoided with AM solutions.
Benefits to manufacturers from additive manufacturing
Direct product manufacturing using AM delivers numerous benefits to businesses as a result of supply chain efficiencies, end-to-end sourcing control of critical manufacturing inputs and the acceleration of design cycle from concept to production.

We believe our technology can deliver the following benefits to customers in the high-value metal parts market to a degree that is beyond the reach of other AM solutions:
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Cost-efficient design freedom.   AM capabilities offered by Velo3D allow engineers to design high-value metal parts with a performance and functionality-first mindset. Previously, engineering designs had been constrained by the limited manufacturing capability of legacy AM solutions. Additionally, for parts that can be manufactured with traditional metal manufacturing technologies, complexity of part design would result in higher production costs to a degree that does not apply to AM.

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Inventory reduction.   The ability to make metal parts on demand reduces the need to store additional inventory in different locations in the supply chain, potentially reducing businesses’ working capital requirements and inventory turns, and increasing potential cash flow. Velo3D’s technology may provide a shortcut for businesses to qualify, validate and implement parts that were traditionally a challenge sourcing without long lead times. This is referred to as “digital inventory.”

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Part consolidation.   By consolidating hundreds or even thousands of metal parts into a single complex printed assembly, businesses can realize savings on required labor input and save time by reducing the steps required for final part production. This can result in the reduction or elimination of post-processing, further reducing costs.

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Sustainability considerations.   Significant waste material reduction is achievable with AM compared to subtractive manufacturing methods. This also reduces transportation requirements of raw materials. AM has the potential to allow higher performance designs, while simultaneously reducing part weight and increasing the energy efficiency in the designs of the systems that parts go into, the combination of which can create tremendous value to our customers in the space, aviation, defense, energy and industrial markets.

Strategy for Growth
The key elements for our growth strategy include the following:
Focus on uncontested segments of the market
We focus our sales efforts on customers with a need for parts which our proprietary PBF technology can produce but which cannot be produced by competitors’ AM technology. These include high-performance metal parts with complex internal geometries, including critical components within jet engines, fuel delivery systems and heat exchangers. These parts are fundamentally out of reach for other AM suppliers serving the high-value metal parts segment because their production process requires internal supports for complex internal geometries, which cannot be removed. Likewise, the processes required by traditional metal manufacturing processes (for example, welding of multiple parts into the desired assembly) often result in parts with lower performance, higher cost and/or longer lead times than the parts which our solution can produce. We generally do not compete in the segment of the AM market composed of applications which can be served by the multiple existing competitors in metal AM. Our primary focus is on those applications where demand for our solution is expected to be the strongest, thus supporting our long-term margins.
Increase penetration with customers as part of a “land and expand” strategy
We adopt a two-step approach to customer relationships, whereby we first aim to validate our technology with customers before working to more fully integrate our technology into customers’ designs and/or production processes. Upon building a strong customer relationship, our sales personnel and engineers collaborate with their customer counterparts to identify how our technology can add the greatest value to the customer’s ultimate product. We have found that this helps customers to best understand the potential for the wide breadth of design freedom that our products can deliver, which often leads to customers fully integrating our technology into their processes and making multiple follow-on purchases. This results in economies of scale, as fewer sales and engineering personnel are able to serve a larger number of machines that are concentrated with a smaller number of customers. In addition, by integrating our technology into customer designs, we effectively expand the uncontested market which we believe we are optimally suited to serve.

Accelerate global acquisition of new customers
We plan to increase the number of customer relationships we have globally in the coming years both organically and through distribution partnerships. In recent years, we have demonstrated that our technology can bring tremendous value across a number of use cases in the space, aviation and defense, energy and industrial segments. We plan to leverage the success from these deployments into sales to a number of new customers by ramping our sales force in the coming years to allow for the continued execution of our “land and expand” strategy. Since 2019, we have also established relationships with distribution partners in the Asia-Pacific region (Taiyo Nippon Sanso, Avaco and DKSH), Europe (CRP) and in the U.S. (GoEngineer) and sales agents in the Middle East and Africa to provide greater leverage to our sales team and enable expansion into new markets. We will continuously evaluate other potential distribution partnerships to further increase our footprint. Going forward, we may consider acquisitions of other AM solution providers to acquire new customer relationships.
Adopt multiple revenue models to fit customer preferences
We plan to adopt sales models that align with our customers’ financial preferences to increase total units sold and optimize our margin profile. Our target customers include several OEMs with vertically integrated operations, as well as a larger number of contract manufacturers who are part of diverse supply chains. Our 3D printer sale transactions include a higher up-front price for our system and a lower annual service fee, and are typically preferred by the vertically integrated OEMs, who often seek to minimize total cash outlays. We also have recurring payment transactions, including a sale and utilization fee model, where customers pay an up-front amount that is less than the full purchase price to purchase the system. This purchase price is supplemented by an hourly usage fee for each hour of system utilization over the life of the system. We intend to more fully transition our recurring payment transactions to this sale and utilization fee model in 2022 and future years. The sale and utilization fee model is typically preferred by contract manufacturers, because the payment structure is better matched to their revenue stream. We believe these customers offer significant opportunities in particular, as SmarTech expects that demand for high-value metal parts from contract manufacturers will grow by 32% from 2021 to 2026. We expect that there will be a significant customer preference for the sale and utilization fee model, which will result initially in lower margins as we deploy units to customers at a lower up-front cost but higher margins as we increasingly benefit from utilization fees from installed equipment. Our current estimate is that the sale and utilization fee model will deliver substantially higher life of system profits as compared to our 3D printer sale transactions.
Rapidly scale to meet customer demand
We plan to scale our business quickly to meet the significant increase in demand that we have seen from our customers by increasing the number of sales representatives and engineers to serve those customers, as well as our production capacity. Our manufacturing operations are limited to the final assembly and test of the system. Components and sub-assemblies are sourced from suppliers. As a result, we have the ability to scale our manufacturing operations with relatively limited capital investment because we only require additional assembly and warehouse space to increase our manufacturing capacity. Further, because our business model is capital efficient, we are able to adapt to shifts in customer demand and calibrate our growth plans to ensure that we maintain the appropriate production capacity at all times.
Extend competitive advantage with new products and continued R&D
We plan to accelerate our R&D efforts in the future to further extend our technological advantage relative to our competitors. We have spent approximately $150 million over the past six years in R&D. The latest iteration of our product is our Sapphire XC system, which we plan to launch by the end of 2021. This product will represent a step-function improvement in part size capability and productivity relative to our existing product offerings. Compared to Sapphire, Sapphire XC will be able to produce parts that are 400% larger in volume and reduce the cost of parts produced on the system by approximately 65% to 80%. We believe this will increase considerably the range of applications where Velo3D’s manufacturing technology will be competitive with traditional metal manufacturing techniques, thereby substantially expanding our addressable market.

Our Competitive Strengths
Disruptive AM platform with the unique ability to produce complex designs without internal supports
In contrast to other PBF technologies, our proprietary PBF technology is capable of producing metal parts with complex internal geometries. Manufacturers of high-performance products have looked to AM to improve performance, reduce costs and shorten lead times relative to traditional metal parts manufacturers; however, other AM solutions have been historically limited because they must use internal supports to enable production of the part. Our technology delivers on the promise of AM, allowing customers a wide breadth of freedom to design products with optimal performance characteristics. In addition to greater design freedom, our technology allows customers to consolidate assemblies of multiple metal parts into a single part that delivers a stronger, lighter, better performing part at a lower cost than possible through traditional metal manufacturing techniques. Finally, our solutions enable the production of high-value, low-volume spare parts on demand, which may result in meaningful reductions to requirements for inventory. These factors create an uncontested segment in the market with customers we are ideally positioned to serve.
Existing relationships with blue chip customers across our target end markets
We have built relationships with blue chip customers across all of our target industries, including space (e.g., SpaceX, Lockheed Martin), aviation and defense (e.g., Raytheon, Honeywell), energy (e.g., Siemens, Mitsubishi) and other industrial applications (e.g., Honda, Lam Research). Except for SpaceX, these are indirect customers of Velo3D who specify our 3D printers for the manufacture of components by contract manufacturers that use our 3D printers and, while these customers provide no direct revenue to the Company, they drive part of the volume for our contract manufacturers and therefore, indirectly, our 3D printer demand. We have built these relationships by demonstrating the value that our differentiated technology can achieve and integrating our solutions into their operations, resulting in repeat sales to multiple customers within a short span of time. Our success in partnering with existing customers has also validated our differentiated technology for other potential customers. We believe that our successes with these efforts provide meaningful proof of concept and will enable our strategy of rapid customer acquisition in the coming years.
Full-stack, turnkey solution that can be easily integrated into customer operations
Our full-stack solution can be integrated into customer operations with relative ease, facilitating adoption with new customers, as well as the installation of additional systems. The turnkey nature of our products effectively enables our “land and expand” strategy. We typically dedicate one engineer for several weeks around the time of the installation to educate customers as to how to best use our systems and to identify how our technology can most effectively add value to customer processes. After this point, our customers become largely self-supported, requiring only occasional support from our sales and engineering staff. This enables us to effectively reallocate our engineers and salesforce to continue to engage with new potential customers, supporting our efforts to scale our operations rapidly.
Deep moat of intellectual property protections
We have a strong, multi-layer portfolio of intellectual property (“IP”), which reinforces our competitive advantage. According to SmarTech, as of 2019, we have the strongest IP portfolio in metal additive manufacturing (AM): “Velo3D and . . . have impressive patent portfolios. Some of the most impressive patent portfolios are held by smaller firms. Velo3D is currently the top assignee of patents for 3D printing metals,” SmarTech Analysis Announces New Report on 3D-Printed Metals Patents, Smartchechanalysis.com, July 22, 2019. As of March 31, 2021, our IP portfolio includes 48 patents that have been granted across systems, methods and compositions of matter. This portfolio enables us to prevent third-party market participants from selling our patented systems, using our patented production methods, or trading in parts that have been made using our processes. Accordingly, we expect our strong IP portfolio will enable us to protect our technological lead in the metal AM industry.
Capital efficient business model
We have an asset-light business model, which will allow us to scale our operations to meet expected customer demand. Our own manufacturing operations are primarily limited to final assembly, testing and shipment. Further, we believe our units are higher value and lower volume relative to other AM solutions providers, which reduces the burden on our supply chain as we expand. Our final assembly process does not require expensive clean rooms but instead occurs within an assembly facility. We believe that this will enable us to rapidly scale our business model to meet customer demand, without the risks associated with other manufacturing models that require heavy capital expenditures to increase production capacity.
Experienced management team
Our management team has decades of relevant experience across their respective industries, including materials engineering, technological development, operations, sales, business development and corporate finance. Our management team is led by our Chief Executive Officer, Benny Buller, who had a highly successful career as an engineer in the Israeli intelligence community before taking leadership positions in cutting-edge American technology firms, including First Solar and Applied Materials. Our Chief Financial Officer, Bill McCombe, has extensive experience as a senior financial officer in public and private technology hardware companies and as a senior investment banker overseeing strategic transactions. Further, we have recently added experienced independent board members to support our management team, including Stefan Krause, who was previously the CFO at BMW.
Near Term Commercial Goals
Our results of operations are driven by a number of factors and also subject to certain risks and challenges. In pursuing our strategy, we have established the following commercial goals, which we expect, if successful, will drive our 2021 and 2022 revenues:
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We intend to grow our new customers based on shipments from five in 2020 to 15 in 2021 and 24 in 2022, resulting in 23 and 47 total customers based on shipments in 2021 and 2022, respectively;

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We intend to increase the number of our shipments to our existing customers from four in 2020 to seven in 2021 and between 24 and 38 in 2022, resulting in 24 and between 48 and 62 total shipments to existing and new customers in 2021 and 2022, respectively;

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We intend to grow the number of 3D Printers operating at our customers at the end of each respective year from 23 in 2020 to 47 in 2021 and between 95 and 109 in 2022; and

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We intend to increase the size of our commercial team, including our sales, technical sales and marketing personnel, to 39 by the end of 2021.

Our near term commercial goals are forward-looking statements that are subject to considerable risks and uncertainties, many of which are not within our control. Our ability to achieve these goals is highly dependent on a number of variables, including our ability to acquire new customers and maintain our existing customers, the continued adoption of our products, products in development and services, and our ability to hire, retain and train new employees. Our inability to achieve one or more of these goals may adversely affect our results of operations. See the sections of this proxy statement/prospectus entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Our Product Platforms
Since our founding in 2014, we have focused development on our primary solution, marketed as Sapphire. Sapphire is a full stack solution and comes with the Flow design software and Assure quality control software. By the end of 2021, we plan to launch our new Sapphire XC product, which will enable production of larger parts at a lower cost.
Our software is fully integrated into the design, production and quality control platform with our Sapphire and Sapphire XC systems. All our data flows are fully encrypted to ensure protection of our customers’ sensitive information.
We maintain control of our software systems for products sold under both our 3D printer sale transactions and recurring payment transactions.

Flow
Flow software powers the whole family of Sapphire AM printers. Our systems rely on the same manufacturing process for all of our printer solutions. Flow is a highly advanced and proprietary software platform, which scans part designs for unique geometrical features. It uses advanced computational algorithms to prescribe specific manufacturing “recipes” and processes specific to the Sapphire production systems to ensure that the part is produced with the required specifications.
Sapphire and Sapphire XC
The Sapphire printer system is our first generation production machine. As of June 25, 2021, 33 machines have been shipped and are currently in the field. Sapphire uses PBF technology and supports a build module of 315 millimeter diameter by 400 millimeter tall, and volume of up to 31 liters.
Sapphire XC is our newest generation of printer and is expected to start shipping by the end of 2021. XC stands for “extra capacity” and has a larger build module of 600 millimeter diameter by 550 millimeter tall, and volume of up to 155 liters. Sapphire XC is based on the same fundamental design of our original Sapphire printers. The Sapphire XC printer system is designed with the intent that all recipes and parts designed for the original Sapphire printers are fully compatible with the Sapphire XC printer systems, as the new system is designed to carry over processes and metrologies. Sapphire XC will offer up to five times faster production rate and is anticipated to reduce part production costs by 65% to 80%.
Our machines have the ability to make parts with thousands of composite structures, including titanium, nickel-alloys, nickel super alloys, steel and steel alloys. Any metal that is cold-weldable is able to be used as a base layer in our machines. We currently have recipes for nine alloys and add recipes for additional metal alloys based on customer demand.
Assure
Assure is an advanced quality control system software platform that includes closed loop process metrologies to ensure repeatable, consistent part quality. The platform works with complex sensors, which allow prompt control modulation of the Sapphire laser systems to calibrate production outcomes within tolerances.
Customers
Our customers range from small- and medium-sized enterprises to Fortune 500 companies in the space, aviation, defense, energy and industrial markets. As of March 31, 2021, December 31, 2020 and December 31, 2019, we had eight, eight and three customers, respectively, and SpaceX, our largest customer, accounted for 56.0%, 40.8% and 74.9% of our revenue for the three months ended March 31, 2021 and the fiscal years ended December 31, 2020 and 2019, respectively. Including part sales and other services to customers, we had 52 customers as of March 31, 2021. Our customers include both OEMs, as well as contract manufacturers who provide service and parts on behalf of OEMs. Our 3D printer sales occur under purchase orders that are governed by our terms and conditions of sale. The Company’s terms and conditions with SpaceX are consistent with all other customers and permit the customers to terminate the Company’s services at any time (subject to notice and certain other provisions).
We only sell to production customers. Our machines are not resalable and software licenses are not transferable.
Research and Development
The high-value metal parts and AM segments are undergoing technological advancements across hardware, software and materials. Velo3D continues to dedicate meaningful resources into our ongoing R&D programs to extend our technological leadership. Specifically, our R&D team is focused on continuing advances in technology that include, but are not limited to:
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development of the Sapphire XC system;

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improvement of reliability and productivity of the Sapphire and Sapphire 1MZ systems;

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expansion of functionality of Flow software;

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additional quality control features in Assure; and

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addition of recipes for new metal alloys.

We invest a significant amount of our resources in R&D because we believe that superior technology is a key to maintaining a leading market position. In the years ended December 31, 2020 and 2019, our net R&D expenses were approximately $14.2 million and $14.6 million, respectively.
Sales and Marketing
We sell our AM solutions directly, as well as through a network of multiple distribution partners. Together, these relationships span much of the world, including the United States, the EU, Japan, Korea and Southeast Asia. We engage in a “land and expand” strategy, whereby we seek to make an initial sale to customers for technology validation before increasing penetration through sales of additional units.
Our marketing strategy is oriented around building deep and lasting relationships with leading global manufacturers. We seek to compete by maximizing the value we create for our customers. To that end, our engineers engage with customers to identify the specific parts and processes where our solutions can add the most immediate value. At the time of the installation, our engineers will typically engage with customers for several weeks to educate them on the system, after which point customers are typically able to operate the system without our direct engagement.
Our sales team remains engaged with customers after initial validation of our technology with a goal of integrating our technology into other customer processes. Thus far, this strategy has proven successful, as 71% of our current customers have made purchases of additional units within 24 months of an initial purchase. As of March 31, 2021, our sales team consisted of seven employees.
In recent years, we have successfully demonstrated the utility of our technology across multiple target markets, including the highest performance application in the space, aviation and defense, energy and industrial end markets. We believe these successful deployments have seeded the market and will enable increased acquisition of new customers in those segments.
We believe the potential applications of our technology will meaningfully increase due to the increased capabilities of our Sapphire XC product. Sapphire XC is able to make larger parts, as well as lower cost parts. As of May 31, 2021, our aggregate backlog of $80.7 million, comprised of $25.5 million bookings and $55.2 million reservations for Sapphire XC systems. As we roll out the new platform, we believe that the increased capability will spur demand from new customers that are able to apply our technology to new use cases.

We rely on our own sales team, as well as multiple distribution partners, including Taiyo Nippon Sanso (Japan), Avaco (South Korea), DKSH (Asia-Pacific), CRP (EU, Middle East and Africa) and GoEngineer (North America). These relationships have helped to extend our reach into overseas markets and essentially function as extensions of our sales team. We have entered into partnership agreements with each of our distribution partners, which grant the distribution partner the right to market our products in a specified territory on either an exclusive or nonexclusive basis, depending on the distribution partner; however, all sales contracts for our products are entered into between us and our customers. Certain of these distribution partners also provide maintenance services to customers in their specified territories. Going forward, we plan to expand our direct sales force and will consider establishing additional distribution partnerships as we continue to implement our strategy with new customers.
We are currently planning to build sales offices in the EU, that will include teams of sales, application engineering and field service engineering personnel, similar to the U.S. office.
Manufacturing and Suppliers
We design, assemble, test and ship all of our products and rely on outside manufacturers for component manufacturing. Production of our systems requires approximately 15 weeks. We employ several third-party contract manufacturers to supply our core hardware products. Following receipt of these components, we employ a series of process tests in advance of a factory acceptance test. We have internal teams focused on technology development, engineering and manufacturing. The teams coordinate the design, construction, assembly and shipment of our products.
We currently rely on numerous external suppliers, which we believe have ample capacity to increase supply of our critical components. For the majority of these suppliers, we believe we can readily source components from competing suppliers on short notice. As our business grows, we may consider a strategy of sourcing components from multiple suppliers to ensure surety of supply.
We manage our inventory based on sales and production forecasts and anticipated lead times for sourcing components and assembly.
Intellectual Property
Our leadership in the high-value metal parts AM segment depends largely on our differentiated technology, which we seek to protect through a multi-layered IP approach. Our IP protection enables us to prevent organizations and individuals from selling or using our patented systems, practicing our patented methods, or trading in parts covered by our composition of matter patents or that have been produced using our patented processes.
We attempt to protect our IP rights, both in the United States and abroad, through a combination of patents, trademarks, copyrights and trade secrets, as well as nondisclosure and invention assignment agreements with our consultants and employees and nondisclosure agreements with our vendors and business partners.
We pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding IP.
Our patent profile is a broad portfolio across our systems, methods of production and composition of metal. Metal parts produced using our system technology have a signature that is readily recognizable and traceable. According to SmarTech, as of 2019, we have the strongest IP portfolio in metal AM: “Velo3D and . . . have impressive patent portfolios. Some of the most impressive patent portfolios are held by smaller firms. Velo3D is currently the top assignee of patents for 3D printing metals,” SmarTech Analysis Announces New Report on 3D-Printed Metals Patents, Smartchechanalysis.com, July 22, 2019.
As of March 31, 2021, we own 40 issued United States patents, eight issued foreign patents and have 35 public pending patent applications (of which one is allowed). Our currently issued patents will expire at different times in the future, with the earliest expiring in 2035 and the latest expiring in 2039. Our currently pending applications will generally remain in effect for 20 years from the date of filing of the initial applications. In addition, we have four issued United States trademarks and no pending United States trademark applications.
Human Capital Resources
We have a strong team of employees who contribute to our success. As of May 31, 2021, we had 122 full-time employees, the majority of them based at our headquarters. We rely on consultants and outside contractors in roles and responsibilities that include engineering, operations and finance.
To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing. None of our employees are subject to a collective bargaining agreement or are represented by a labor union.
Our board of directors oversees matters relating to managing our human capital resources. Our human capital resources objectives include identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. We believe we offer competitive compensation and benefits packages, the principal purposes of which are to attract, retain and motivate our employees.
Competition
We compete with other suppliers of 3D printers, materials and software, as well as with suppliers of traditional metal manufacturing solutions. We compete with these suppliers for customers, as well as channel partners for certain of our products. We also compete with businesses and service bureaus that use such equipment to produce models, prototypes, molds and end-use parts. Development of new technologies or techniques not encompassed by the patents that we own may result in additional future competition.
Our competitors operate both globally and regionally, and many of them have well-recognized brands and product lines. Additionally, certain of our competitors are well established and may have greater financial resources than us.
We believe principal competitive factors include technology capabilities, materials, process and application know-how, total cost of operation of solution, product reliability and the ability to provide a full range of products and services to meet customer needs. We believe that our future success depends on our ability to provide high-quality solutions, introduce new products and services to meet evolving customer needs and market opportunities, and extend our technologies to new applications. Accordingly, our ongoing R&D programs are intended to enable us to continue technology advancement and develop innovative new solutions for the marketplace.
Facilities
Our corporate headquarters is located in Campbell, CA. We conduct final assembly and test of our machines in an approximately 9,100-square-foot facility that is located near our headquarters in Campbell, CA under a lease that expires in January 2023. We believe that our current facilities are adequate for our current needs. In addition, in June 2021, we signed a letter of intent for an approximately 80,000-square-foot facility in Campbell, CA to begin production of our Sapphire XC systems. The lease has a term of 65 months and is expected to commence on July 1, 2021. Construction and tooling to outfit the building is expected to commence in late 2021. We also signed in June 2021 a letter of intent for an over 5,000-square foot research and development lab in Campbell, CA with the lease commencing on July 1, 2021. We believe we will be able to obtain additional space on commercially reasonable terms if needed.
Government Regulations
We are subject to various laws, regulations and permitting requirements of U.S. federal, state and local and foreign authorities. These include:
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regulations promulgated by environmental and health agencies, as described below under “— Environmental Matters”;

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the U.S. Occupational Safety and Health Administration;

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the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and the anti-corruption laws of other countries;

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laws pertaining to the hiring, treatment, safety and discharge of employees; and

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import and trade restrictions and export control regulations, including the U.S. International Traffic in Arms Regulations and the U.S. Export Administration Regulations.

We believe that we are in material compliance with all such laws, regulations and permitting requirements.
Environmental Matters
We are subject to various environmental, health and safety laws, regulations and permitting requirements, including those governing the emission and discharge of hazardous materials into ground, air or water; noise emissions; the generation, storage, use, management and disposal of hazardous and other waste; the import, export and registration of chemicals; the cleanup of contaminated sites; and the health and safety of our employees. Based on information currently available to us, we do not expect environmental costs and contingencies to have a material adverse effect on our operations. The operation of our facility, however, entails risks in these areas. Significant expenditures could be required in the future to comply with environmental or health and safety laws, regulations or other requirements. Certain of these compliance requirements are imposed by our customers, who at times require us to be registered with U.S. health or safety regulatory agencies, whether on the federal or state level.
Under environmental laws and regulations, we are required to obtain environmental permits from governmental authorities for certain operations.
In the European marketplace, among others, electrical and electronic equipment is required to comply with the Directive on Waste Electrical and Electronic Equipment of the EU, which aims to prevent waste by encouraging reuse and recycling, and the EU Directive on Restriction of Use of Certain Hazardous Substances, which restricts the use of various hazardous substances in electrical and electronic products. Our products and certain components of such products “put on the market” in the EU (whether or not manufactured in the EU) are subject to these directives. Additionally, we are required to comply with certain laws, regulations and directives governing chemicals, including the U.S. Toxic Substances Control Act, Registration, Evaluation, Authorisation and Restriction of Chemicals (“REACH”), the Restriction of Hazardous Substances Directive (“RoHS”) and Classification, Labelling and Packaging Regulation (“CLP”) in the EU. These and similar laws and regulations require, among others, the registration, evaluation, authorization and labeling of certain chemicals that we use and ship.
Legal Proceedings
From time to time, we may be involved in various disputes and litigation matters that arise in the ordinary course of business. We are currently not a party to any material legal proceedings.

VELO3D’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information which Velo3D’s management believes is relevant to an assessment and understanding of Velo3D’s results of operations and financial condition. The discussion should be read in conjunction with Velo3D’s historical audited annual financial statements as of and for the years ended December 31, 2020 and 2019 and unaudited interim financial statements as of and for the three months ended March 31, 2021 and 2020, and the accompanying notes thereto included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the unaudited pro forma condensed combined financial information in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion contains forward-looking statements based upon Velo3D’s current expectations, estimates and projections, and involves numerous risks and uncertainties. Actual results may differ materially from those contained in any forward-looking statements due to, among other considerations, the matters discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, references in this section to “Velo3D,” “we,” “us,” “our,” “the Company” and other similar terms are intended to mean the business and operations of Velo3D, Inc. prior to the consummation of the Business Combination, which will be the business of New Velo3D following the consummation of the Business Combination.
Overview
Velo3D seeks to fulfill the promise of additive manufacturing, also referred to as 3D printing (“AM”), to deliver breakthroughs in performance, cost and lead time in the production of high-value metal parts.
Velo3D produces a full-stack hardware and software solution based on our proprietary powder bed fusion (“PBF”) technology, which enables support-free production. Our technology enables the production of highly complex, mission-critical parts that existing AM solutions cannot produce without the need for redesign or additional assembly. Our products give our customers who are in space, aviation, defense, energy, and industrial markets the freedom to design and produce metal parts with complex internal features and geometries that had previously been considered impossible for AM. We believe our technology is years ahead of competitors.
Our technology is novel compared to other AM technologies based on its ability to deliver high-value metal parts that have complex internal channels, structures and geometries. This affords a wide breadth of design freedom for creating new metal parts and it enables replication of existing parts without the need to redesign the part to be manufacturable with AM. Because of these features, we believe our technology and product capabilities are highly valued by our customers. Our customers are primarily original equipment manufacturers (“OEMs”) and contract manufacturers who look to AM to solve issues with traditional metal parts manufacturing technologies. Those traditional manufacturing technologies rely on processes, including casting, stamping and forging, that typically require high volumes to drive competitive costs and have long lead times for production. Our customers look to AM solutions to produce assemblies that are lighter, stronger and more reliable than those manufactured with traditional technologies. Our customers also expect AM solutions to drive lower costs for low-volume parts and substantially shorter lead times. However, many of our customers have found that legacy AM technologies failed to produce the required designs for the high-value metal parts and assemblies that our customers wanted to produce with AM. As a result, other AM solutions often require that parts be redesigned so that they can be produced and frequently incur performance losses for high-value applications. For these reasons, AM solutions of our competitors have been largely relegated to tooling and prototyping or the production of less complex, lower-value metal parts.
In contrast, our technology can deliver complex high-value metal parts with the design advantages, lower costs and faster lead times associated with AM, and generally avoids the need to redesign the parts. As a result, our customers have increasingly adopted our technology into their design and production processes. We believe our value is reflected in our sales patterns, as most customers purchase a single machine to validate our technology and purchase additional systems over time as they embed our technology in their product roadmap and manufacturing infrastructure. We consider this approach a “land and expand” strategy, oriented around a demonstration of our value proposition followed by increasing penetration with key customers.

Recent Developments
Merger
In March 2021, the Company entered into the Business Combination Agreement with JAWS Spitfire. The Business Combination Agreement provides that the obligations of Velo3D to consummate the Merger are conditioned on, among other things, that as of the closing of the Merger, the amount of cash available in JAWS Spitfire’s trust account, after deducting the amount required to satisfy JAWS Spitfire’s obligations if any JAWS Spitfire shareholders exercise their rights to redeem their public shares in connection with the Merger, plus the amount actually received by JAWS Spitfire in the PIPE Financing at or prior to the closing date, and after payment of transaction costs, is at least equal to $350.0 million. This condition is for the sole benefit of the Company. The Merger is subject to the approval by an affirmative vote of a majority of the JAWS Spitfire shareholders and by an affirmative vote of the holders of at least a majority of the preferred stock of Velo3D, voting together as a single class.
Key Factors Affecting Operating Results
We believe that our performance and future success depend on many factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors.”
Commercial Launch of the Sapphire XCTM System
Our Sapphire XCTM system (“Sapphire XC”) is in the late stages of development and scheduled to begin commercial shipments in late fiscal year 2021. We expect the new Sapphire XC to have capacity to make parts that are 400% larger and reduce production costs per part by approximately 65% to 80% when compared to the existing Sapphire system. Prior to commercialization, we must complete final testing and manufacturing ramp-up at our in-house assembly location in Campbell, CA, and complete our assembly facilities expansion. In April 2021, the Company entered into a letter of intent with a landlord to lease an 80,000+ square foot facility and plans to invest $4.0 million to $6.0 million in lab equipment and leasehold improvements to begin production of the Company’s Sapphire XCTM systems. The facility is located in California and construction and tooling to outfit the building is estimated to commence late 2021. The lease for this new facility has a term of 65 months and targeted to commence on July 1, 2021 with a contractual obligation of $9.3 million in Base Rent. Any delays in successful completion of these steps may impact our ability to generate revenue from these products.
As of June 2021, we have received customer deposits for 12 firm orders and a further 23 reservations with deposits for manufacturing slots for the Sapphire XC system. As we bring our products to market, we pay particular attention to forecasts by industry analysts and the adoption curve of new technologies. If we fail to anticipate or respond to market adoption of AM, it could result in decreased revenue.
Adoption of Additive Manufacturing with New and Existing Customers
We work closely with our customers to understand their product roadmaps and strategies. Our customers continuously develop new complex metal parts and explore solutions where production is either outsourced to contract manufacturers or performed in-house. The selection process for AM solutions is lengthy, typically 12 to 24 months, and may require us to incur costs in pursuing opportunities with no assurance that our solutions will be selected, which are included in selling and marketing expenses and research and development expenses. As a result, the loss of any key customers to adopt our solutions or any significant delay in commercialization of our products could impact our business and future revenue.
Customer Concentration
Our operating results for the foreseeable future will continue to depend on sales to our largest customer. For the years ended December 31, 2020 and 2019, sales to our largest customer, SpaceX, accounted for 40.8% and 74.8% of our revenue, respectively. For the three months ended March 31, 2021 and 2020, sales to our largest customer, SpaceX, accounted for 56.0% and 52.1% of our revenue, respectively. While our objective is to diversify our customer base, we believe that we could continue to be susceptible to risks associated with customer concentration. See “Risk Factors — Risks Related to Velo3D’s Business and the Company Following the Business Combination — Risks Related to Our Financial Position and Need for Additional Capital — We expect to rely on a limited number of customers for a significant portion of our near-term revenue.”
Continued Investment and Innovation
Since our founding, we have been a customer-focused company working to develop innovative solutions to address customers’ needs. We believe this process has contributed significantly to our development of the most advanced metal AM systems in the world. We focus on our customers to identify the most impactful areas for research and development as we seek to further improve the capabilities of our AM solutions. We believe that continued investments in our products are important to our future growth and, as a result, we expect our research and development expenses to continue to increase, which may adversely affect our near-term profitability. In June 2021, the Company entered into a letter of intent with a landlord to lease 5000+ square foot facility for research and development. The lease for this new facility, located in California, has a term of 36 months and targeted to commence on July 1, 2021 with a contractual obligation of $0.5 million in Base Rent.
Components of Results of Operations
Revenue
Our revenue is primarily derived from our AM full-stack solution product, which includes the FlowTM print preparation software, Sapphire® metal AM printer using our support-free PBF technology and AssureTM quality validation software (collectively referred to as the “3D Printer”). Contracts for 3D Printers also include post-sale customer support services (“Support Services”), except for our distributor partners, which are qualified to perform support services.
We sell our AM full-stack solution product through two types of transaction models: a 3D Printer sale transaction and a recurring payment transaction (“Recurring Payment”). We define our Recurring Payment transactions as operating leases. 3D Printer sale transactions are structured as a payment of a fixed purchase price for the system. The timeframe from order to completion of the site acceptance test occurs normally over three to six months. As we scale our production, we expect to reduce this timeframe. Contract consideration allocated to the 3D Printer is recognized upon transfer of control to the customer.
The initial sale of 3D Printers and Support Services are included in one contract and are invoiced together. Contract consideration is allocated between the two performance obligations based on relative fair value. This allocation involves judgement and is periodically updated as new relevant information becomes available.
The Recurring Payment transactions, which are structured as operating leases, were a small percentage of revenue during 2020 and 2019. For the three months ended March 31, 2021, the Recurring Payment transactions increased as we have more leased 3D Printers with customers. There were no recurring payment transactions for the three months ended March 31, 2020. Under this model, the customer typically pays a base rent and variable payments based on usage in excess of a defined threshold. Most of our leases have a 12-month term, though in certain cases the lease term is longer.
Support Services are included with most 3D Printer sale transactions and Recurring Payment transactions. Support services consist of field service engineering, phone and email support, preventative maintenance, and limited on and off-site consulting support. A subsequent Support Service contract is available for renewal after the initial contract period based on the then-fair value of the service, which is paid for separately. Support Service revenue is recognized over the contract period beginning with customer performance test acceptance.
Other revenue included under 3D Printer sales includes parts and consumables, such as filters, powder or build plates, that are sold to customers and recognized when the customer takes title to the product. Other revenue was not material for the years ended December 31, 2020 and 2019, and for the three months ended March 31, 2021 and 2020.

Cost of Revenue
Our cost of revenue includes the “Cost of 3D Printer,” “Cost of Recurring Payment” and “Cost of Support Services.”
Cost of 3D Printer includes the manufacturing cost of our components and subassemblies purchased from vendors for the assembly, as well as raw materials and assemblies, shipping costs and other directly associated costs. Cost of 3D Printer also includes allocated overhead costs from headcount-related costs, such as salaries, stock-based compensation, depreciation of manufacturing related equipment and facilities, and information technology costs.
Cost of Recurring Payment includes depreciation of the leased equipment over the useful life of five years less the residual value, and an allocated portion of Cost of Support Services.
Cost of Support Services includes the cost of spare or replacement parts for preventive maintenance, installation costs, headcount-related costs such as salaries, stock-based compensation, depreciation of manufacturing related equipment and facilities, and information technology costs. The headcount-related costs are directly associated with the engineers dedicated to remote and on-site support, training, travel costs and other services costs.
Gross Profit and Gross Margin
Our gross profit is revenue less cost of revenue and our gross margin is gross profit as a percentage of revenue. The gross profit and gross margin for our products are varied and are expected to continue to vary from period to period due to the mix of products sold through either a 3D Printer sale transaction or a Recurring Payment transaction, new product introductions and efforts to optimize our operational costs. Other factors affecting our gross profit include changes to our material costs, assembly costs that are themselves dependent upon improvements to yield, and any increase in assembly overhead to support a greater number of 3D Printers sold and markets served.
Research and Development Expenses
Our research and development expenses represent costs incurred to support activities that advance the development of innovative AM technologies, new product platforms and consumables, as well as activities that enhance the capabilities of our existing product platforms. Our research and development expenses consist primarily of salaries and related personnel costs for individuals working in our research and development departments, including stock-based compensation, prototypes, design expenses, information technology costs and software license amortization, consulting and contractor costs, and an allocated portion of overhead costs, including depreciation of property and equipment used in research and development activities.
Selling and Marketing Expenses
Sales and marketing expenses consist primarily of salaries and related personnel costs for individuals working in our sales and marketing departments, including stock-based compensation, costs related to trade shows and events, advertising, marketing promotions, travel costs and an allocated portion of overhead costs, including information technology costs and costs for customer validation.
General and Administrative Expenses
General and administrative expenses consist primarily of salaries and related personnel costs for individuals associated with our executive, administrative, finance, legal, information technology and human resources functions, including stock-based compensation, professional fees for legal, audit and compliance, accounting and consulting services, general corporate costs, facilities, rent, information technology costs, insurance, bad debt expenses and an allocated portion of overhead costs, including equipment and depreciation and other general and administrative expenses.
Interest Expense
Interest expense primarily consists of interest incurred under our outstanding debt and finance leases.

Other Income, Net
Other income, net includes interest earned on our bank sweep account, gains and losses on redeemable convertible preferred stock warrants, gains and losses on disposals of fixed assets and other miscellaneous income/expenses.
Income Taxes
Provision for income taxes consists of an estimate of federal and state and income taxes based on enacted federal and state tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law. Due to the level of historical losses, we maintain a full valuation allowance against U.S. federal and state deferred tax assets as we have concluded it is more likely than not that these deferred tax assets will not be realized. We do not believe that there is objectively verifiable evidence that the improvement in our results of operations is sustainable to support the release of the remaining valuation allowance. As of December 31, 2020, there was no foreign income taxes or liabilities.
Results of Operations
Comparison of the Three Months Ended March 31, 2021 and 2020
The following table summarizes our historical results of operation for the periods presented:
	Three months ended March 31,
	2021		2020		Change	%
	(In thousands, except for percentages)
Revenue	$1,172	100.0%	$6,399	100.0%	$(5,227)	(81.7)%
Cost of revenue	1,562	133.3%	4,483	70.1%	(2,921)	(65.2)%
Gross profit (loss)	(390)	(33.3)%	1,916	29.9%	(2,306)	(120.4)%
Operating expenses
Research and development	4,695	400.6%	3,709	58.0%	986	26.6%
Selling and marketing	2,023	172.6%	1,513	23.6%	510	33.7%
General and administrative	4,786	408.4%	2,340	36.6%	2,446	104.5%
Total operation expenses	11,504	981.6%	7,562	118.2%	3,942	52.1%
Loss from operations	(11,894)	(1,014.9)%	(5,646)	(88.3)%	(6,248)	110.7%
Interest expense	(120)	(10.2)%	(81)	(1.3)%	(39)	48.1%
Other income (expense), net	(1,534)	(130.9)%	25	0.4%	(1,559)	-6,236.0%
Loss before provision for income taxes	(13,548)	(1,156.0)%	(5,702)	(89.1)%	(7,846)	137.6%
Provision for income taxes	—	—	—	—	—	—
Net loss and comprehensive loss	$(13,548)	(1,156.0)%	$(5,702)	(89.1)%	$(7,846)	137.6%
Revenue
Total revenue for the three months ended March 31, 2021 and 2020 was $1.2 million and $6.4 million, respectively, a decrease of $5.2 million, or 81.7%. The following table presents the revenue disaggregated by products and service type, as well as the percentage of total revenue.
	Three months ended March 31,
	2021		2020
	(In thousands, except for percentages)
3D Printer sales	$234	20.0%	$6,064	94.8%
Recurring payment	263	22.4%	—	0.0%
Support services	675	57.6%	335	5.2%
Total Revenue	$1,172	100.0%	$6,399	100.0%

Total revenue decreased quarter over quarter as there were four 3D Printer sales in the three months ended March 31, 2020 and no 3D Printers sales in the three months ended March 31, 2021. The 3D Printer sales included parts and consumables revenue. Despite no 3D Printer sales during the first quarter of 2021, we did close 18 of the 23 reservations for manufacturing slots for the Sapphire XC systems in the three months ended March 31, 2021. In addition, for the three months ended March 31, 2021, the Company shipped four 3D Printer systems under the Recurring Payment transaction model (operating leases). There were no Recurring Payment transactions for the three months ended March 31, 2020.
The Recurring Payment, structured as an operating lease, is earned upon completion of the site acceptance test and amortized straight-line over the lease term, and was $0.3 million and $0.0 million, respectively, for the three months ended March 31, 2021 and 2020. The increase was primarily attributed to three 3D Printer systems in service generating Recurring Payment revenue as of March 31, 2021 compared to no systems in service as of March 31, 2020.
Our Support Service revenue, which is deferred at the shipment date and amortized over the service contract period, was $0.7 million and $0.3 million, respectively, for the three months ended March 31, 2021 and 2020. The increase was primarily attributed to 21 3D Printer systems in service as of March 31, 2021 compared to nine 3D Printers in service as of March 31, 2020.
In 2021, the Company began to transition to a sale and utilization fee model. The Company intends to transition its Recurring Payment transactions to this sale and utilization fee model in 2022 and future years.
We expect the demand for the Sapphire XC to increase our revenue in the future. As of June 2021, we have received 12 firm orders and a further 23 reservations with deposits for manufacturing slots. Our focus for revenue remains on expanding our selling and marketing efforts and developing our existing customer network to increase demand.
Cost of Revenue
Total cost of revenue for the three months ended March 31, 2021 and 2020 was $1.6 million and $4.5 million, respectively, a decrease of $2.9 million, or 65.2%. The following table presents the Cost of Revenue disaggregated by product and service type, as well as the percentage of total revenue.
	Three months ended March 31,
	2021		2020
	(In thousands, except for percentages)
Cost of Revenue
Cost of 3D Printer	$583	37.4%	$4,116	91.8%
Cost of Recurring Payment	187	11.9%	—	0.0%
Cost of Support Services	792	50.7%	367	8.2%
Total Cost of Revenue	$1,562	100.0%	$4,483	100.0%
Cost of 3D Printer was $0.6 million and $4.1 million, respectively, for the three months ended March 31, 2021 and 2020. The decrease was due to no 3D Printers sold in the three months ended March 31, 2021 compared to the four 3D Printers sold in three months ended March 31, 2020. The Cost of 3D Printer for the first quarter of 2021 were primarily related to parts sold and manufacturing costs that are expensed in the period.
Cost of Recurring Payment was $0.2 million for the three months ended March 31, 2021 was due to the depreciation of the equipment on lease and allocable Cost of Support Services. For the three months ended March 31, 2020, there were no 3D Printers on lease.
Cost of Support Services was $0.8 million and $0.4 million, respectively, for the three months ended March 31, 2021 and 2020. The increase was primarily attributable to the costs for preventative maintenance and field service engineering labor hour costs due to more 3D Printers in service for the first quarter of 2021 compared to the first quarter of 2020. The first quarter of 2021 included an additional $0.3 million in maintenance costs for upgrading systems to enhance performance reliability compared to the first quarter of 2020.

Cost of revenue as a percentage of revenue was 133.3% and 70.1%, respectively, for the three months ended March 31, 2021 and 2020, an increase of 65.2%. This was due to an additional $0.3 million in maintenance costs for upgrading systems to enhance performance reliability compared to the first quarter of 2020. Since there were no 3D Printer sales in the first quarter of 2021, the cost of revenue as a percentage of revenue was distorted compared to the first quarter of 2020. In addition, labor and overhead costs associated with the operations and assembly continue to improve with process efficiencies that we gain with more experience.
Gross Profit and Gross Margin
Total gross (loss) profit for the three months ended March 31, 2021 and 2020 was $(0.4) million and $1.9 million, respectively, a decrease of $2.3 million, or 120.4%. The decrease in gross profit was attributable to no sales in the first quarter of 2021 compared to four 3D Printers sold in the first quarter of 2020. As a percentage of revenue, the gross margin was (33.3%) and 29.9%, respectively, for the three months ended March 31, 2021 and 2020, a decrease of 120.4% due to no sales of 3D Printers in the first quarter of 2021.
Changes in mix of transaction types may have a short-term impact on gross margin as the gross margin in the initial year of a Recurring Payment transaction is lower than for a sale transaction. We also expect a temporary negative impact to our gross profit and gross margin due to increased Service Support cost with the commercialization of the Sapphire XC which is typical for early-stage products. Additionally, our gross profit and gross margin are, or may be, influenced by a number of factors, including:
•
Market conditions that may impact our pricing; and

•
Cost of our Support Services and product support may be influenced by product mix changes, including new production introductions, and other factors.

Research and Development Expenses
Research and development expenses for the three months ended March 31, 2021 and 2020 were $4.7 million and $3.7 million, respectively, an increase of $1.0 million, or 26.6%. The research and development expenses have increased quarter over quarter on an absolute dollar basis due to the development of the Sapphire XC system. The increases for the first quarter of 2021 compared to 2020 were related to product development expenses for new parts ($0.8 million) and components design and engineering validation ($0.2 million) in the Sapphire XC large format AM system.
We expect research and development costs to increase over time as we continue to invest in enhancing and advancing our portfolio of AM solutions. In the near term, we expect an increase to be driven by research and development expenses for the product development of the Sapphire XC system which is anticipated for delivery in late 2021.
Selling and Marketing Expenses
Selling and marketing expenses for the three months ended March 31, 2021 and 2020 were $2.0 million and $1.5 million, respectively, an increase by $0.5 million, or 33.7%. The increase in selling and marketing expenses for the first quarter of 2021 was attributable to increased headcount of $0.4 million, and increased marketing initiatives and branding expenses of $0.3 million. The increases were offset by reduced third-party marketing consultant services of $0.1 million and reduced trade show spending of 0.1 million, related to the COVID-19 pandemic which prevented the selling and marketing team from travelling and reduced tradeshow expense activity during the first quarter of 2021 compared to the first quarter of 2020.
We expect selling and marketing expenses to increase over time as we expand our headcount, initiate new marketing campaigns and launch new product platforms. We expect to enter into new distributor agreements to expand markets and may need to incur incremental fees or sales commissions.
We expect the selling and marketing activities ultimately to return to pre-COVID levels as our selling and marketing teams return to travel, attend tradeshows, launch new initiatives, increase advertising campaigns and generate market awareness.

General and Administrative
General and administrative expenses for the three months ended March 31, 2021 and 2020 were $4.8 million and $2.3 million, respectively, an increase by $2.5 million, or 104.5%. The increase in the first quarter of 2021 in general and administrative expenses was attributable to Merger related expenses of $1.9 million for advisory, legal and accounting fees. Additionally, there was a $0.6 million increase quarter over quarter in salaries and employee-related benefits.
We expect general and administrative expenses to increase as a result of our expected increase in scale of our operations and the increased costs of operating as a public company. We expect increased expenses for general and director and officer insurance, investor relations, and other administrative and professional services. In addition, we expect to incur additional costs as we hire additional personnel and enhance our infrastructure to support the anticipated growth of the business.
Interest Expense
Interest expense for the three months ended March 31, 2021 and 2020 was $0.1 million for both periods, respectively. There was no significant change to our outstanding debt quarter over quarter.
Other (Expense) Income, Net
Other (expense) income, net for the three months ended March 31, 2021 and 2020 was ($1.5) million and less than $0.1 million, respectively, a decrease by $1.5 million, or 6,258.4%. The decrease was due to the change in the fair value of the preferred stock warrant liability of $1.5 million based on the valuation as of March 31, 2021. Please see Note 14 in the accompanying unaudited interim Financial Statements for additional detail.
Income Taxes
No provision for federal and state income taxes was recorded because we incurred losses for the three months ended March 31, 2021 and 2020 and maintained a full valuation allowance on the deferred tax assets as of March 31, 2021 and 2020.
We will continue to review on a quarterly basis our conclusions about the appropriate amount of the valuation allowance. If we were to generate profits in 2021 and beyond, the U.S. valuation allowance position could be reversed in the foreseeable future. We expect a benefit to be recorded in the period the valuation allowance reversal is recorded and a higher effective tax rate in periods following the valuation allowance reversal.
Comparison of the Years Ended December 31, 2020 and 2019
The following table summarizes our historical results of operation for the periods presented:
	Year ended December 31,
	2020		2019		Change	%
	(In thousands, except for percentages)
Revenue	$18,975	100.0%	$15,223	100.0%	$3,752	24.6%
Cost of revenue	12,608	66.4%	10,393	68.3%	2,215	21.3%
Gross Profit	6,367	33.6%	4,830	31.7%	1,537	31.8%
Operating expenses
Research and development	14,188	74.8%	14,593	95.9%	(405)	(2.8)%
Selling and marketing	7,004	36.9%	8,600	56.5%	(1,596)	(18.6)%
General and administrative	6,382	33.6%	6,929	45.5%	(547)	(7.9)%
Total operation expenses	27,574	145.3%	30,122	197.9%	(2,548)	(8.5)%
Loss from operations	(21,207)	(111.8)%	(25,292)	(166.1)%	4,085	(16.2)%

	Year ended December 31,
	2020		2019		Change	%
	(In thousands, except for percentages)
Interest expense	(639)	(3.4)%	(605)	(4.0)%	(34)	5.6%
Other income, net	39	0.2%	219	1.4%	(180)	(82.2)%
Loss before income taxes	(21,807)	(114.9)%	(25,678)	(168.7)%	3,871	(15.1)%
Provision for income taxes	—	—	—	—	—	—
Net loss	$(21,807)	(114.9)%	$(25,678)	(168.7)%	$3,871	(15.1)%
Revenue
Total revenue for the years ended December 31, 2020 and 2019 was $19.0 million and $15.2 million, respectively, an increase of $3.8 million, or 24.6%. The following table presents the revenue disaggregated by products and service type, as well as the percentage of total revenue.
	Year ended December 31,
	2020		2019
	(In thousands, except for percentages)
3D Printer sales	$16,965	89.4%	$14,589	95.8%
Recurring payment	350	1.9%	—	0.0%
Support services	1,660	8.7%	634	4.2%
Total Revenue	$18,975	100.0%	$15,223	100.0%
We were successful in increasing our 3D Printer sales year over year, despite the impact of the COVID-19 pandemic which has delayed customer demand and added longer sales cycles for the AM industry. We sold 11 3D Printers for $17.0 million and nine 3D Printers for $14.6 million, respectively, for the years ended December 31, 2020 and 2019. The increase in printer sales year over year was due to increased new customer adoption of Velo3D’s AM technology. The first shipment of our 3D Printer occurred in late 2018, with 2019 representing the first full year of commercialization.
The Recurring Payment was $0.4 million and $0.0 million, respectively, for the years ended December 31, 2020 and 2019. The increase was primarily attributed to four 3D Printers on lease in 2020 compared to zero in 2019.
Our Support Service revenue was $1.7 million and $0.6 million, respectively, for the years ended December 31, 2020 and 2019. The increase was primarily attributed to more 3D Printers in service in 2020 compared to 2019.
Cost of Revenue
Total cost of revenue for the years ended December 31, 2020 and 2019 was $12.6 million and $10.4 million, respectively, an increase of $2.2 million, or 21.3%. The following table presents the Cost of Revenue disaggregated by product and service type, as well as the percentage of total revenue.
	Year ended December 31,
	2020		2019
	(In thousands, except for percentages)
Cost of Revenue
Cost of 3D Printer	$10,605	84.1%	$9,643	92.8%
Cost of Recurring Payment	105	0.8%	—	0.0%
Cost of Support Services	1,898	15.1%	750	7.2%
Total Cost of Revenue	$12,608	100.0%	$10,393	100.0%

Cost of 3D Printer was $10.6 million and $9.6 million, respectively, for the years ended December 31, 2020 and 2019. The increase was due to an increase in 3D Printers sold in the fiscal year 2020 compared to the fiscal year 2019.
Cost of Recurring Payment was $0.1 million for the year ended December 31, 2020 due to the depreciation of the equipment on lease and allocable Cost of Support Services. In 2019, there were no 3D Printers on lease.
Cost of Support Services was $1.9 million and $0.8 million, respectively, for the years ended December 31, 2020 and 2019. The increase was primarily attributable to the costs for preventative maintenance and field service engineering labor hour costs due to more 3D Printers in service for the fiscal year 2020 compared to the fiscal year 2019.
Cost of revenue as a percentage of revenue was 66.4% and 68.3%, respectively, for the years ended December 31, 2020 and 2019, a decrease of 1.9%. This was due to improvement in our costs of purchasing parts and subassemblies, as our larger volume orders provided more competitive pricing from suppliers. Production costs also improved due to the transition in early 2020 to in-house assembly from a contract manufacturing model utilized in prior years. We estimated savings of 15% to 30% per assembled unit.
Gross Profit and Gross Margin
Total gross profit for the years ended December 31, 2020 and 2019 was $6.4 million and $4.8 million, respectively, an increase of $1.5 million, or 31.8%. The increase in gross profit was attributable to higher sales volume in 2020 (11 3D Printers sold) over 2019 (nine 3D Printers sold). As a percentage of revenue, the gross margin was 33.6% and 31.7%, respectively, for the years ended December 31, 2020 and 2019, an increase of 1.9% due to improvements in our cost of revenue due to the factors noted above.
Research and Development Expenses
Research and development expenses for the years ended December 31, 2020 and 2019 were $14.2 million and $14.6 million, respectively, a decrease of $0.4 million, or 2.8%. The research and development expenses remained relatively consistent year over year on an absolute dollar basis. Certain development expenses for engineering validation and testing of parts and components decreased by $0.5 million with the maturation of our Sapphire 3D Printer development, and other expenses decreased by $0.3 million. These decreases were offset by product development expenses for new parts and components design and engineering validation in the Sapphire XC large format AM system, which increased by $0.4 million.
Selling and Marketing Expenses
Selling and marketing expenses for the years ended December 31, 2020 and 2019 were $7.0 million and $8.6 million, respectively, a decrease by $1.6 million, or 18.6%. The decrease in selling was attributable to a restructuring of the selling and marketing department headcount of $0.7 million, reduced travel and tradeshow expenses of $0.5 million and reduced third-party marketing consultant services of $0.4 million. In particular, the COVID-19 pandemic prevented the selling and marketing team from travelling and reduced tradeshow expense activity during fiscal year 2020 compared to fiscal year 2019.
General and Administrative
General and administrative expenses for the years ended December 31, 2020 and 2019 were $6.4 million and $6.9 million, respectively, a decrease by $0.5 million, or 7.9%. The decrease in general and administrative expenses was attributable to restructuring of department headcount in the first half of 2020 compared to the comparable period in 2019 resulting in $1.1 million decrease in salaries and employee-related benefits. The decrease in headcount expenses were offset by increased spending in legal fees for patents and general corporate legal expenses of $0.6 million in fiscal year 2020 compared to fiscal year 2019.
Interest Expense
Interest expense for the years ended December 31, 2020 and 2019 was $0.6 million for both periods, respectively. There was no significant change to our outstanding debt year over year.

Other Income, Net
Other income, net for the years ended December 31, 2020 and 2019 was less than $0.1 million and $0.2 million, respectively, a decrease by $0.1 million, or 82.2%. The decrease in other income, net relates to the decreased interest earned from our bank sweep accounts.
Income Taxes
No provision for federal and state income taxes was recorded because we incurred losses for the years ended December 31, 2020 and 2019 and maintained a full valuation allowance on the deferred tax assets as of December 31, 2020 and 2019.
Non-GAAP Financial Information
We use non-GAAP financial measures to help us make strategic decisions, establish budgets and operational goals for managing our business, analyze our financial results and evaluate our performance. We also believe that the presentation of these non-GAAP financial measures in this proxy statement/prospectus provides an additional tool for investors to use in comparing our core business and results of operations over multiple periods. However, the non-GAAP financial measures presented in this proxy statement/prospectus may not be comparable to similarly titled measures reported by other companies due to differences in the way that these measures are calculated. The non-GAAP financial measures presented in this proxy statement/prospectus should not be considered as the sole measure of our performance and should not be considered in isolation from, or as a substitute for, comparable financial measures calculated in accordance with generally accepted accounting principles accepted in the United States (“GAAP”).
The information in the table below sets forth the non-GAAP financial measures that we use in this proxy statement/prospectus. Because of the limitations associated with these non-GAAP financial measures, “EBITDA” and “Adjusted EBITDA” should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of the non-GAAP financial measures below and not rely on any single financial measure to evaluate our business.
The following table reconciles Net loss to EBITDA and Adjusted EBITDA during the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019, respectively:
	Three Months Ended March 31,				Year Ended December 31,
	2021		2020		2020		2019
	In thousands	As a percentage of revenue	In thousands	As a percentage of revenue	In thousands	As a percentage of revenue	In thousands	As a percentage of revenue
Revenue	$1,172	100.0%	$6,399	100.0%	$18,975	100.0%	$15,223	100.0%
Net loss	(13,548)	(1,156.0)%	(5,702)	(89.1)%	(21,807)	(114.9)%	(25,678)	(168.7)%
Interest expense	120	10.2%	81	1.3%	639	3.4%	605	4.0%
Tax expense	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Depreciation and amortization	251	21.4%	256	4.0%	1,240	6.5%	1,138	7.5%
EBITDA	$(13,177)	(1,124.3)%	$(5,365)	(83.8)%	$(19,928)	(105.0)%	$(23,935)	(157.2)%
Stock based compensation	315	26.9%	388	6.1%	1,455	7.7%	1,472	9.7%
Change in fair value of warrant liabilities	1,514	129.2%	(4)	(0.1)%	(3)	(0.0)%	(5)	(0.0)%
Adjusted EBITDA	$(11,348)	(968.3)%	$(4,981)	(77.8)%	$(18,476)	(97.4)%	$(22,468)	(147.6)%

EBITDA.   We define “EBITDA” as our net loss excluding interest expense, tax expense, and depreciation and amortization. We have presented EBITDA because we believe that the exclusion of these charges allows for a more relevant comparison of our results of operations to other companies in our industry.
Adjusted EBITDA.   We define “Adjusted EBITDA” as EBITDA (as defined above) excluding stock-based compensation expense (pre-tax effect) and the change in fair value of warrant liabilities. We have presented Adjusted EBITDA because we believe it is an important measure used by industry analysts and investors to compare our performance against that of our peer group and it provides a useful measure for period-to-period comparisons of our core operating performance.
Liquidity and Capital Resources
Our business requires substantial amounts of cash for operating activities, including salaries and wages paid to our employees, component and subassembly purchases, general and administrative expenses, and others. As of May 31, 2021, we had raised net proceeds of $150.0 million from the issuance of redeemable convertible preferred stock, and convertible notes. We have incurred net losses of $21.8 million and $25.7 million during the years ended December 31, 2020 and 2019, respectively, and incurred net losses of $13.5 million and $5.7 million for the three months ended March 31, 2021 and 2020. As of December 31, 2020 and March 31, 2021, we had $15.5 million and $15.9 million in cash and cash equivalents and an accumulated deficit of $122.8 million and $137.0 million, respectively.
Our plan is to seek additional funding through the completion of the Merger with JAWS Spitfire, per the terms of the Business Combination Agreement entered into on March 22, 2021 (and as amended on July 20, 2021). At this time, we are focused on completing the Merger with JAWS Spitfire, which is subject to approval of the shareholders and stockholders of both companies, and other customary closing conditions, and are limited in our efforts to raise additional capital from secondary sources. If we are unable to complete the Merger with JAWS Spitfire, we would have to pursue an alternative course of action to seek additional capital through other debt and equity financings.
If we are unable to raise sufficient additional capital, through future debt or equity financings or through strategic and collaborative ventures with third parties, we will not have sufficient cash flows and liquidity to fund our planned business for the next 12 months. There can be no assurances that we will be able complete the Merger or that, in the event that the Merger does not take place, that we will be able to secure alternate forms of financing at terms that are acceptable to our management or at all. In that event, we might be forced to limit many of our business plans and consider other means of creating value for our stockholders. Based on the factors described above, and after considering management’s plans, there is substantial doubt about our ability to continue as a going concern within one year from the date the accompanying unaudited interim financial statements of Velo3Dincluded elsewhere in this proxy statement/prospectus were issued. The accompanying financial statements have been prepared assuming we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.
Our purchase commitments per our standard terms and conditions with our suppliers and vendors are cancellable in whole or in part with or without cause prior to delivery. If we terminate an order, we will have no liability beyond payment of any balances owing for goods and services delivered previously.
Term Loan, and Property and Equipment Loan
As of December 31, 2020 and March 31, 2021, we had $6.0 million and $5.2 million due to our primary lender and banking institution, respectively. The outstanding balances, as of March 31, 2021, consisted of two loans composed of a $5.2 million term loan with a variable interest rate of Prime plus 0.25% and a term of two years maturing in December 2022, and a $0.8 million property and equipment loan with a variable interest rate of Prime plus 1.00% and a term of three years maturing in December 2023. In April 2021, the Company entered into a letter of intent with a lender for a $53.5 million debt financing proposal. The third amended and restated loan and security agreement was signed on May 14, 2021. On May 17, 2021, Company borrowed $15.0 million on the facility with variable interest rate of Prime plus 1.25% and repaid the outstanding balances for both the term loan for $4.1 million, and the property and equipment loan of $0.5 million, with proceeds from the borrowing. The deferred financing cost for services and legal was $0.7 million.
Equipment Loans Secured by Leased Equipment
As of December 31, 2020 and March 31, 2021, we had $2.1 million and $4.3 million due related to equipment loans secured by leased equipment. The outstanding balance, as of March 31, 2021, for one facility was for $3.1 million with a variable interest rate of the greater of Prime rate plus 0.0%, or 3.25%. The outstanding balance, as of March 31, 2021, for the second facility was for $1.2 million with a fixed interest rate of 6%. All facilities had terms of three years.
Facilities Expansion
In anticipation of increased production, primarily related to the Sapphire XC, the Company signed a letter of intent for an 80,000-square-foot facility and plans to invest $4.0 million to $6.0 million in lab equipment and leasehold improvements. The lease for this new facility has a term of 65 months and targeted to commence on July 1, 2021 with a contractual obligation of $9.3 million in Base Rent.
Cash Flow Summary
The following table summarizes our cash flows for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019:
	Three months ended March 31,			Year ended December 31,
	2021	2020	Change	2020	2019	Change
	(In thousands)			(In thousands)
Net cash used by operating activities	$(2,642)	$(6,722)	$4,080	$(26,446)	$(16,422)	$(10,024)
Net cash used by investing activities	$(3,446)	$(395)	$(3,051)	$(3,429)	$(345)	$(3,084)
Net cash provided by financing activities	$6,447	$(155)	$6,602	$35,577	$18,887	$16,690
Operating Activities
Net cash used in operating activities for the year ended December 31, 2020 was $26.4 million, consisting primarily of net loss of $21.8 million and an increase in net operating assets of $7.3 million, primarily due to increases in inventories for parts and work in progress of $2.7 million, increases contract assets of $2.5 million, increases in contract liabilities for committed orders of $2.4 million, and decreases in net operating assets of $0.3 million, offset by noncash charges of $2.7 million. The noncash charges primarily consisted of depreciation and stock-based compensation expense.
Net cash used in operating activities for the year ended December 31, 2019 was $16.4 million, consisting primarily of net loss of $25.7 million, offset by a decrease in net operating assets of $6.7 million, primarily due to increases in contract liabilities of $6.9 million and other decreases in net operating assets of $0.2 million and noncash charges of $2.6 million. The noncash charges primarily consisted of depreciation and stock-based compensation expense.
Net cash used in operating activities for the three months ended March 31, 2021 was $2.6 million, consisting primarily of net loss of $13.5 million and an increase in net operating assets of $10.3 million, primarily due to decreases in contract liabilities to $6.2 million, decreases in accounts payable to $2.9 million, increases in contract assets for committed orders to 2.5 million, increases in other long-term liabilities primarily related to warrant liabilities of $1.8 million, increases in other net operating assets of $ 1.7 million, and decreases in accounts receivable of $4.8 million, offset by noncash charges of $0.6 million. The noncash charges primarily consisted of depreciation and stock-based compensation expense.

Net cash used in operating activities for the three months ended March 31, 2020 was $6.7 million, consisting primarily of net loss of $5.7 million, and a decrease in net operating assets of $1.6 million, primarily due to decreases in contract liabilities of $2.0 million, decreases in other net operating assets of $0.9 million, and increases in accounts payable of $2.9 million, and offset by noncash charges of $0.6 million. The noncash charges primarily consisted of depreciation and stock-based compensation expense.
We expect our cash used in operating activities to increase as we increase inventory levels associated with the launch of the new Sapphire XC system in the near future.
Investing Activities
Net cash used in investing activities during the year ended December 31, 2020 was $3.4 million, consisting of property and equipment purchases of $0.4 million and production of equipment for the equipment on lease, net of $3.0 million. Net cash used in investing activities during the year ended December 31, 2019 was $0.3 million, consisting of property and equipment purchases.
Net cash used in investing activities during the three months ended March 31, 2021 was $3.4 million, consisting of property and equipment purchases of $0.1 million and production of equipment for the equipment on lease, net of $3.3 million. Net cash used in investing activities during the three months ended March 31, 2020 was $0.4 million, consisting of property and equipment purchases.
We expect our capital expenditures to increase as we expand existing operations and current development programs for commercialization of the new Sapphire XC system. We may revise our capital expenditures budget to reflect cash provided by the Business Combination in order to meet strategic objectives, including potentially acquiring companies or technologies in the AM industry.
Financing Activities
Net cash provided by financing activities during the year ended December 31, 2020 was $35.6 million, consisting of financing activities resulting primarily from our Series D Preferred Stock offering in April 2020 of $28.2 million, proceeds from the issuance of convertible notes of $5.4 million, proceeds from the issuance of debt of $2.3 million and proceeds from the issuance of common stock upon exercise of stock options of $0.1 million, offset by repayment of debt of $0.4 million.
Net cash provided by financing activities during the year ended December 31, 2019 was $18.9 million, consisting of financing activities resulted primarily from our Series C Preferred Stock offering in April 2019 of $17.8 million, proceeds from the issuance of convertible notes of $1.5 million and proceeds from the issuance of common stock upon exercise of stock options of $0.2 million, offset by repayment of debt of $0.6 million.
Net cash provided by financing activities during the three months ended March 31, 2021 was $6.4 million, consisting of financing activities resulting primarily from the proceeds from the issuance of convertible notes of $5.0 million, proceeds from the issuance of debt of $2.4 million, and proceeds from the issuance of common stock upon exercise of stock options of $0.1 million, offset by repayment of debt of $1.0 million and the issuance of warrants to purchase common stock in connection with financing of $0.1 million
Net cash used by financing activities during the three months ended March 31, 2020 was $0.2 million, consisting of repayment of debt of $0.2 million.
We expect to provide cash by financing activities by consummating the Business Combination, issuing new equity or incurring new debt to continue operations. Our future cash requirements and the adequacy of available funds will depend on many factors, including those set forth in the section of this proxy statement/prospectus titled “Risk Factors.”
Off-Balance Sheet Arrangements
As of December 31, 2020 and March 31, 2021, we did not have any off-balance sheet arrangements.

Contractual Obligations
The table below summarizes our contractual obligations as of March 31, 2021:
	Payments Due by Period
	Less than 1 year	1 – 3 years	3 – 5 years	Total
	(In thousands)
Operating leases	$380	$261	$—	$641
Debt principal, interest and fees	3,741	5,854	—	9,585
Purchase commitments	—	—	—	—
Total contractual cash obligations	$4,121	$6,115	$—	$10,236
In April 2021, the Company entered into a letter of intent with a landlord to lease an 80,000+ square foot facility and plans to invest $4.0 million to $6.0 million in lab equipment and leasehold improvements to begin production of the Company’s Sapphire XCTM systems. The facility is located in California and construction and tooling to outfit the building is estimated to commence late 2021. The lease for this new facility has a term of 65 months and targeted to commence on July 1, 2021 with a contractual obligation of $9.3 million in Base Rent.
In June 2021, the Company entered into a letter of intent with a landlord to lease 5000+ square foot facility for research and development. The lease for this new facility, located in California, has a term of 36 months and targeted to commence on July 1, 2021 with a contractual obligation of $0.5 million in Base Rent.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates.
Interest Rate Fluctuation Risk
Our cash and cash equivalents consist of cash and money market funds in government securities. The primary objective of our investment activities is to preserve principal while maximizing income without significantly increasing risk. Because our cash and cash equivalents have a relatively short maturity, our portfolio’s fair value is relatively insensitive to interest rate changes. We do not believe that an increase or decrease in interest rates of 100 basis points would have a material effect on our operating results or financial condition. In future periods, we will continue to evaluate our investment policy in order to ensure that we continue to meet our overall objectives.
Our borrowings under notes payable and finance lease obligations are generally at variable interest rates. We do not hedge our exposure to changes in interest rates. As of December 31, 2020 and March 31, 2021, we had $6.7 million and $9.5 million in variable rate debt outstanding, respectively. A 10% change in interest rates would not have a material impact on annualized interest expense.
Critical Accounting Policies and Significant Estimates
Our discussion and analysis of financial condition and results of operations are based upon our audited annual financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. By their nature, these judgments are subject to an inherent degree of uncertainty. We periodically evaluate the judgments and estimates used for our critical accounting policies to ensure that such judgments and estimates are reasonable under the circumstances. These judgments and estimates are based on our historical experience, current trends and information available from other sources, as appropriate. Actual results could differ from these estimates, and such differences may be material to our financial statements.

While our significant accounting policies are described in more detail in Note 2 to our audited annual financial statements included elsewhere in this proxy statement/prospectus, we believe that the following accounting policies discussed below are critical to understanding our historical and future performance as these policies involve a greater degree of judgment and complexity.
Revenue Recognition
On January 1, 2019, the Company adopted ASC 606, “Revenue from Contracts with Customers,” utilizing the full retrospective method. The Company primarily derives its revenue from 3D Printer sales, Recurring Payment and Support Services. We determine revenue recognition through the following five-step model for recognizing revenue: (1) identification of the contract with a customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, we satisfy a performance obligation.
A typical contract with customers for the 3D Printer and bundled software includes the Support Services. The Company provides a transaction price for all deliverables, including the 3D Printer and bundled software, and for the Support Services. Typically, the Company has one distinct obligation to transfer the 3D Printers and bundled software, and another distinct obligation to provide the Support Services.
The transaction price is allocated to the separate performance obligations on a relative stand-alone selling price (“SSP”) basis. The Company determines SSP based on observable stand-alone selling price when it is available, as well as other factors, including the price charged to its customers, its discounting practices, and its overall pricing objectives, including risk-adjusted gross profit margin for products and services, while maximizing observable inputs. In situations where pricing is highly variable, or a product is never sold on a stand-alone basis, the Company estimates the SSP using the residual approach. Significant judgment is used to identify and account for each of the two performance obligations.
3D Printer Sales
The Company bills its customers beginning at the time of acceptance of the purchase order (which represents a deposit), with the second billing at the time of shipment and final billing upon site acceptance test completion. The timeframe from order to completion of the site acceptance test occurs normally over three to six months. Revenue for the 3D Printer is recognized at a point in time, which occurs upon transfer of control to the customer at shipment. Site installation, testing and customer training are incidental to customer acceptance.
The Company has elected not to recognize shipping to customers as a separate performance obligation. Revenue from shipping billed to customers was $0.1 million for each of the years ended December 31, 2020 and 2019, and for each of the three months ended March 31, 2021 and 2020, respectively.
Recurring Payment
The Company has entered into operating leases (“Recurring Payment”) for customers who do not purchase the 3D Printers (“equipment”). On January 1, 2019, the Company adopted ASC 842, “Leases,” and determined that arrangements providing for recurring payments from customers qualify as leases. The contracts explicitly specify the equipment which is a production system with defined components and services, including the printer itself, services and accessories. The asset is physically distinct, the supplier does not have substitution rights and the customer holds the right to direct the use of and obtain substantially all of the economic benefits from the use of the identified asset. As of March 31, 2021, lease terms are 12 months with the expectation that customers will not purchase the equipment at the end of the lease. The arrangements provide for a base rent and usually provide for variable payments based on usage in excess of a defined threshold. Support Services are included during the lease term.
Equipment under lease contracts is reclassified from inventory at its basis and depreciated over five years to a salvage value. Income from the lessee is recorded as revenue using the straight-line method over the term of the lease. Support services are a non-lease component. The practical expedient has been elected to include rents and this non-lease component as one revenue stream recognized over the lease term on a straight-line basis. Costs associated with this component are classified as cost of revenue and recognized as incurred.
Costs for warranties for parts and services for equipment under lease are accrued separately at lease commencement, and amortized to cost of revenue over the lease term to the extent the costs are probable and can be reasonably estimated since the related revenue is being recognized over the lease term. Warranty accruals were not material as of December 31, 2020 and 2019, and as of March 31, 2021 and 2020.
Equipment leased to customers are considered long-lived assets and are tested for impairment as described above under the heading, “Impairment of Long-lived Assets.”
Support Services
Support Services are field service engineering, phone and email support, preventative maintenance and limited on and off-site consulting support. A subsequent Support Service contract is available for renewal after the initial period based on the then fair value of the service.
Support Service revenue are recognized over the contract period beginning with customer performance test acceptance.
Stock-Based Compensation
Stock-based compensation cost for awards is measured as of the grant date based on its fair value, and the amount is expensed ratably over the service period which is typically the vesting period. We have elected to account for forfeitures when they occur, and any compensation expense previously recognized on unvested shares will be reversed.
We estimate the fair value of option-based awards subject to only a service condition on the date of grant using the Black-Scholes valuation model. The Black-Scholes model requires the use of highly subjective and complex assumptions, including the option’s expected term, price volatility of the underlying stock, risk-free interest rate, and the expected dividend yield of the underlying common stock, as well as an estimate of the fair value of the common stock underlying the award.
Because there is no public market for our common stock to use as the input into the Black-Scholes model for fair value, the board of directors with input from management determines the fair value at the grant date by considering a number of objective, subjective and highly complex factors, including independent third-party valuations of our common stock, operating and financial performance, the lack of liquidity of capital stock and general and industry-specific economic outlook, among other factors.
For the years ended December 31, 2020 and 2019, the Company used the Backsolve, or Option Pricing Method (the “OPM”), which is the preferred method when recent securities transactions are considered a relevant input in determining the valuation of a company because it takes into account the economic rights of the recently issued security in relation to the rights of other equity securities within the capital structure. For the years ended December 31, 2020 and 2019, the OPM treats the Company Series C redeemable convertible preferred stock and Series D redeemable convertible preferred stock, respectively, as call options that gives its owner the right, but not the obligation, to buy the underlying enterprise value at a predetermined or “exercise” price. In the model, the exercise price is based on a comparison with the enterprise value rather than, as in the case of a standard call option, a comparison with a per-share stock price. Thus, the Company common securities are considered to be a call option with a claim on the enterprise at an exercise price equal to the liquidation preference of the preferred stock. The OPM uses the Black-Scholes model to value the call option and considers the various terms of the stockholder agreements upon liquidation of the enterprise, including the level of seniority among the securities, dividend policy, conversion ratios, and cash allocations. In addition, the method implicitly considers the effect of liquidation preferences as of the future liquidation date, not as of the Valuation Date. Key inputs include metrics for applicable volatility from the guideline public companies, capital structure, and a discount for lack of marketability (“DLOM”). The DLOM is meant to account for the lack of marketability of a stock that was not publicly traded. The DLOM applied as of December 31, 2020 was 28.5%.

Other inputs into the Black-Scholes model (in addition to the fair value of the underlying common stock) are the expected stock price volatility for the common stock estimated by taking the average historic price volatility for industry peers consisting of several public companies in our industry which are of similar size, complexity and stage of development, the risk-free interest rate for the expected term of the option based on the U.S. Treasury implied yield at the date of grant, and the expected term of the grant. We have elected to use the “simplified method” to determine the expected term which is the midpoint between the vesting date and the end of the contractual term because we have no history upon which to base an assumption about the term. We believe the simplified method approximates a term if it were to be based on expected life.
Application of these approaches involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.
We will continue to use various models for option pricing following the consummation of the Merger Agreement.
Income Taxes
We utilize the asset and liability method in accounting for income taxes. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. These differences are measured using the enacted statutory tax rates that are expected to apply to taxable income for the years in which differences are expected to reverse. We recognize the effect on deferred income taxes of a change in tax rates in the period that includes the enactment date. We record a valuation allowance to reduce our deferred tax assets to the net amount that we believe is more likely than not to be realized. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income, and ongoing tax planning strategies in assessing the need for a valuation allowance.
We make estimates, assumptions and judgments to determine our provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income, and ongoing tax planning strategies in assessing the need for a valuation allowance. We assess the likelihood that our deferred tax assets will be recovered from future taxable income, and to the extent it believes that recovery is not likely, it establishes a valuation allowance.
We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, including resolutions of any related appeals or litigation processes based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits, which, as of the date of this proxy statement/prospectus have not been material, are recognized within provision for income taxes.
Recent Accounting Pronouncements
See Note 2 of our audited annual financial statements included elsewhere in this proxy statement/prospectus for more information regarding recently issued accounting pronouncements.
Internal Control over Financial Reporting
In connection with the preparation of our financial statements, material weaknesses in our internal control over financial reporting were identified as of December 31, 2020. These material weaknesses had not been remediated as of March 31, 2021. See the subsection titled “Risk Factors — We identified material weaknesses in our internal control over financial reporting and we may identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations or cause our access to the capital markets to be impaired and have a material adverse effect on our business.”
We intend to take measures to remediate these material weaknesses, including the following: hiring additional accounting and IT personnel to bolster our reporting, technical accounting and IT capabilities; providing ongoing training for our personnel on accounting, financial reporting and internal control over financial reporting; engaging a third-party to assist in designing and implementing controls, including controls related to segregation of duties and IT general controls; designing and implementing controls to formalize roles and review responsibilities to align with our team’s skills and experience and designing and implementing controls over segregation of duties; designing and implementing controls over the preparation and review of journal entries and account reconciliations, controls over accounting for redeemable convertible preferred stock arrangements, and controls over accrued inventory purchases; and designing and implementing IT general controls, including controls over the review and update of user access rights and privileges and program change management controls.
We have begun to hire additional accounting and IT personnel, including the hiring of a Vice President of Finance in December 2020 and a SEC Reporting Manager in April 2021, a General Ledger Senior Accountant in May 2021 and a Financial Planning and Analysis Senior Analyst in May 2021, all with relevant public company experience. We are in the process of engaging an IT consulting firm to address the IT general controls that impact financial reporting. The material weaknesses will not be considered remediated until our management completes the design and implementation of the measures described above and our controls operate for a sufficient period of time and our management has concluded, through testing, that these controls are effective.
We are working to remediate the material weaknesses as efficiently and effectively as possible and expect full remediation no later than the financial reporting period ended December 31, 2022. At this time, we cannot provide an estimate of costs expected to be incurred in connection with implementing this remediation plan; however, these remediation measures will be time consuming, will result in us incurring significant costs, and will place significant demands on our financial and operational resources.
Implications of Being an Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. JAWS Spitfire is an “emerging growth company” as defined in Section 2(A) of the Securities Act and has elected to take advantage of the benefits of this extended transition period.
JAWS Spitfire will elect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and nonpublic business entities until the earlier of the date JAWS Spitfire (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. Following the Business Combination, this may make it difficult or impossible to compare New Velo3D’s financial results with the financial results of another public company that is either not an emerging growth company or an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 2 of the accompanying audited and unaudited financial statements of Velo3D included elsewhere in this proxy statement/prospectus for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ended December 31, 2020 and 2019 and for the three months ended March 31, 2021 and 2020.
New Velo3D will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2025, (b) the last date of New Velo3D’s fiscal year in which New Velo3D has total annual gross revenue of at least $1.07 billion, (c) the last date of New Velo3D’s fiscal year in which New Velo3D is deemed to be a “large accelerated filer” under the rules of the SEC or (d) the date on which New Velo3D has issued more than $1.0 billion in nonconvertible debt securities during the previous three years.
Implications of Being a Smaller Reporting Company
JAWS Spitfire is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements.
New Velo3D may continue to be a smaller reporting company even after New Velo3D is no longer an emerging growth company. New Velo3D will remain a smaller reporting company and may take advantage of certain scaled disclosures available to smaller reporting companies until the last day of the fiscal year in which (a) the market value of our voting and nonvoting common stock held by non-affiliates equals or exceeds $250.0 million measured on the last business day of that year’s second fiscal quarter and (b) our annual revenue equals or exceeds $100.0 million during the most recently completed fiscal year or our voting and nonvoting common stock held by non-affiliates equals or exceeds $700.0 million measured on the last business day of that year’s second fiscal quarter.

EXECUTIVE COMPENSATION
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “Velo3D,” “we,” “us” or “our” refers to Velo3D and its consolidated subsidiaries prior to the consummation of the Business Combination and to New Velo3D and its consolidated subsidiaries following the Business Combination.
Executive Compensation Overview
The Equity Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt by ordinary resolution the Velo3D, Inc. 2021 Equity Incentive Plan, which is referred to herein as the “Equity Incentive Plan,” a copy of which is attached to this proxy statement/prospectus as Annex I (such proposal, the “Equity Incentive Plan Proposal”).
A total of        shares of New Velo3D Common Stock will be reserved for issuance under the Equity Incentive Plan. On                  , 2021, the closing price on NYSE of a Class A ordinary share, each of which shall be converted to one share of New Velo3D Common Stock, was $        . The JAWS Spitfire Board approved the Equity Incentive Plan on            , subject to approval by JAWS Spitfire’s shareholders. If the Equity Incentive Plan is approved by our shareholders, then the Equity Incentive Plan will be effective upon the consummation of the Business Combination.
The following is a summary of the material features of the Equity Incentive Plan. This summary is qualified in its entirety by the full text of the Equity Incentive Plan, a copy of which is included as Annex I to this proxy statement/prospectus.
Summary of the Velo3D, Inc. 2021 Equity Incentive Plan
JAWS Spitfire intends to adopt the Equity Incentive Plan, which will become effective as of the day immediately prior to the Closing Date, subject to approval of the Equity Incentive Plan by JAWS Spitfire’s shareholders. The Equity Incentive Plan authorizes the award of stock options, restricted stock units (“RSUs”), restricted stock awards, stock bonus awards, stock appreciation rights (“SARs”), performance awards, and cash awards. We intend to initially reserve         shares of common stock, which will include (i) shares reserved for issuance for the Rollover Options, (ii) shares reserved for issuance for the Unvested Earn-out RSUs (as defined in the Business Combination Agreement), and (iii) up to 10% of New Velo3D’s outstanding common stock after giving effect to the Merger (as defined in the Business Combination Agreement), for issuance of awards granted under the Equity Incentive Plan. The number of shares reserved for issuance under the Equity Incentive Plan will increase automatically on January 1 of each year from 2022 through 2031 by the number of shares equal to the lesser of 5% of the total number of outstanding shares of all classes of our common stock as of the immediately preceding December 31, or a number as may be determined by our board of directors. In addition, the following shares of our common stock will be available for grant and issuance under our Equity Incentive Plan:
•
shares subject to issuance upon exercise of an option or SAR granted under the Equity Incentive Plan but which cease to be subject to the option or SAR for any reason other than exercise of the option or SAR;

•
shares subject to outstanding awards under the Equity Incentive Plan that are forfeited or repurchased by us at the original issue price;

•
shares subject to awards under the Equity Incentive Plan that otherwise terminate without such shares being issued; and

•
shares subject to awards under the Equity Incentive Plan that are surrendered pursuant to an exchange program.

The following is a description of the material terms of the Equity Incentive Plan. The summary below does not contain a complete description of all provisions of the Equity Incentive Plan and is qualified in its entirety by reference to the Equity Incentive Plan, a copy of which will be included as an exhibit to the registration statement to which this proxy statement/prospectus forms a part.

Administration.   The Equity Incentive Plan will be administered by our compensation committee or by our board of directors acting in place of our compensation committee. Subject to the terms and conditions of the Equity Incentive Plan, the compensation committee will have the authority to, among other things, select the persons to whom awards may be granted, determine the terms of such awards, construe and interpret our Equity Incentive Plan, and prescribe, amend, and rescind the rules and regulations relating to the Equity Incentive Plan or any award granted thereunder. The Equity Incentive Plan provides that our board of directors or compensation committee may delegate its authority, including the authority to grant awards to one or more officers to the extent permitted by applicable law, provided that the terms of awards granted to non-employee directors may only be determined by our board of directors.
Eligibility.   The Equity Incentive Plan provides for the grant of awards to our employees, directors, and consultants. No nonemployee director may receive awards under the Equity Incentive Plan that, when combined with cash compensation received for service as a nonemployee director, exceed $       in value (measured as of the date of grant) in any calendar year. As of the date of this proxy statement/prospectus, following the Closing, approximately             individuals will be eligible to participate in the Equity Incentive Plan, which includes approximately         officers, employees who are not officers, nonemployee directors, and consultants.
Options.   The Equity Incentive Plan provides for the grant of both incentive stock options intended to qualify under Section 422 of the Code and non-statutory stock options to purchase shares of our common stock at a stated exercise price. Incentive stock options may only be granted to our employees, including our officers and directors who are also employees. The exercise price of incentive stock options granted under the Equity Incentive Plan must be at least equal to the fair market value of our common stock on the date of grant. Incentive stock options granted to an individual who holds, directly or by attribution, more than 10% of the total combined voting power of all classes of our capital stock must have an exercise price of at least 110% the fair market value of our common stock on the date of grant. Subject to stock splits, dividends, recapitalizations or similar events, no more than        shares may be issued pursuant to the exercise of incentive stock options granted under the Equity Incentive Plan.
Options may vest based on service or achievement of performance conditions. Our compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable, with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of options granted under the Equity Incentive Plan is 10 years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who holds, directly or by attribution, more than 10% of the total combined voting power of all classes of our capital stock is five years from the date of grant.
Restricted Stock Awards.   An award of restricted stock is an offer by us to sell shares of our common stock subject to restrictions that may lapse based on the satisfaction of service or achievement of performance conditions. The price, if any, of an award of restricted stock will be determined by the compensation committee. Unless otherwise determined by the compensation committee, holders of restricted stock will be entitled to vote and to receive any dividends or stock distributions paid pursuant to any unvested shares of restricted stock. If any such dividends or distributions are paid in shares of common stock, the shares will be subject to the same restrictions on transferability and forfeiture as the shares of restricted stock with respect to which they were paid.
Stock Appreciation Rights.   A SAR provides for a payment, in cash or shares of our common stock (up to a specified maximum of shares, if determined by our compensation committee), to the holder based upon the difference between the fair market value of our common stock on the date of exercise and a pre-determined exercise price, multiplied by the number of shares with respect to which the SAR is being exercised. The exercise price of a SAR must be at least the fair market value of a share of our common stock on the date of grant. SARs may vest based on service or achievement of performance conditions, and may not have a term that is longer than 10 years from the date of grant.
Restricted Stock Units.   RSUs represent the right to receive shares of our common stock at a specified date in the future, and may be subject to vesting based on service or achievement of performance conditions. Payment of earned RSUs may be made as soon as practicable after the date determined at the time of grant or on a deferred basis in the discretion of the committee (provided that the terms of any such deferral satisfy the requirements of Section 409A of the Code, to the extent applicable), and may be settled in cash, shares of our common stock or a combination of both. No RSU may have a term that is longer than 10 years from the date of grant.
Performance Awards.   Performance awards granted to pursuant to the Equity Incentive Plan may be in the form of a cash bonus, an award of performance shares or an award of performance units denominated in shares of our common stock. Such awards may be settled in cash, property or by issuance of shares of our common stock subject to the satisfaction or achievement of specified performance conditions.
Stock Bonus Awards.   A stock bonus award provides for payment in the form of cash, shares of our common stock or a combination thereof, based on the fair market value of shares subject to such award as determined by our compensation committee. The awards may be subject to vesting restrictions based on continued service or performance conditions.
Cash Awards.   A cash award is an award that is denominated in, or payable to an eligible participant solely in, cash.
Dividend Equivalent Rights.   Dividend equivalent rights may be granted at the discretion of our compensation committee and represent the right to receive the value of dividends, if any, paid by us in respect of the number of shares of our common stock underlying an award. Dividend equivalent rights will be subject to the same vesting or performance conditions as the underlying award and will be paid only at such time as the underlying award has become fully vested. Dividend equivalent rights may be settled in cash, shares of our common stock or other property, or a combination of thereof as determined by the compensation committee.
Corporate Transaction.   In the event of a “corporate transaction” (which includes a merger, consolidation or sale of substantially all of New Velo3D’s assets), the Equity Incentive Plan provides that outstanding awards will be treated in the manner set forth in the agreement evidencing the corporate transaction, and may (i) be assumed, converted, replaced, or substituted with substantially equivalent awards of any successor corporation or affiliate, (ii) become vested or exercisable, in full or in part, (iii) be settled in cash, cash equivalents, or securities of any successor entity followed by the cancellation of such awards, or (iv) be cancelled for no consideration. In the event any successor corporation refuses to assume, convert, replace, or substitute awards, then immediately prior to such corporate transaction, the compensation committee will notify participants that such participants’ awards will, if exercisable, be exercisable for a period of time (as determined by the compensation committee in its sole discretion), and that all awards shall terminate upon the expiration of such period. Awards need not all be treated in the same manner in a corporate transaction. Notwithstanding the foregoing, the vesting of all awards granted to our nonemployee directors will accelerate, and such awards will become exercisable (to the extent applicable) in full prior to the consummation of a corporate transaction.
Adjustment.   In the event of a change in the number of outstanding shares of our common stock without consideration by reason of a stock dividend, extraordinary dividend or distribution, recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off or similar change in our capital structure, appropriate proportional adjustments will be made to (i) the number and class of shares reserved for issuance under the Equity Incentive Plan and the incentive stock option limit; (ii) the exercise prices of and number and class of shares subject to options and SARs; (iii) number and class of shares subject to outstanding awards; and (iv) any applicable maximum award limits pursuant to the Equity Incentive Plan.
Clawback; Transferability.   All awards will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by our board of directors or required by law to the extent set forth in such policy or applicable law. Except in limited circumstances, awards granted under the Equity Incentive Plan may generally not be transferred in any manner prior to vesting other than by will or by the laws of descent and distribution.
Amendment and Termination; Exchange Program.   Our board of directors may amend the Equity Incentive Plan at any time, subject to shareholder approval as may be required. The Equity Incentive Plan will terminate 10 years from the date the JAWS Spitfire Board adopted the Equity Incentive Plan, unless it is terminated earlier by our board of directors. No termination or amendment of the Equity Incentive Plan may adversely affect any then-outstanding award without the consent of the affected participant, except as is necessary to comply with applicable laws. Subject to the foregoing, the compensation committee may at any time increase or decrease the exercise price applicable to outstanding options or SARs or pay cash or issue new awards in exchange for the surrender and cancellation of any, or all, outstanding awards.
Summary of U.S. Federal Income Tax Consequences
The following is a summary of the principal United States federal income tax consequences of certain transactions under the Equity Incentive Plan. It does not describe all federal tax consequences under the Equity Incentive Plan, nor does it describe foreign, state or local tax consequences.
Incentive Stock Options.   No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of New Velo3D Common Stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) New Velo3D will not be entitled to any deduction for federal income tax purposes, provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If shares of New Velo3D Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally, (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of New Velo3D Common Stock at exercise (or, if less, the amount realized on a sale of such shares of New Velo3D Common Stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of New Velo3D Common Stock.
If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
Non-Qualified Options.   No income is generally realized by the optionee at the time a non-qualified option is granted. Generally, (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of New Velo3D Common Stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of New Velo3D Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of New Velo3D Common Stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
Other Awards.   New Velo3D generally will be entitled to a tax deduction in connection with other awards under the Equity Incentive Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for deferred settlement.
Parachute Payments.   The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to New Velo3D, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

New Plan Benefits
No awards under the Equity Incentive Plan have been made prior to the date hereof and no awards have been granted under the Equity Incentive Plan subject to stockholder approval of the Equity Incentive Plan. A new plan benefits table for the Equity Incentive Plan and the benefits or amounts that would have been received by or allocated to certain participants for the last completed fiscal year under the Equity Incentive Plan if the Equity Incentive Plan was then in effect, as described in the federal proxy rules, is not provided because all awards made under the Equity Incentive Plan will be made at the board’s or the compensation committee’s discretion, as applicable. Therefore, the benefits and amounts that would be received or allocated under the Equity Incentive Plan are not determinable at this time.

MANAGEMENT OF NEW VELO3D FOLLOWING THE BUSINESS COMBINATION
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus (i) to “Velo3D,” “Company,” “we,” “us” or “our” refers to Velo3D and its consolidated subsidiaries prior to the consummation of the Business Combination and to New Velo3D and its consolidated subsidiaries following the Business Combination and (ii) to the “Company Board” are to New Velo3D’s board of directors following the Business Combination.
Executive Officers and Directors After the Business Combination
Effective immediately after the consummation of the Business Combination, the business and affairs of the Company will be managed by or under the direction of the Company Board. The Company’s management team is expected to be composed of the management team of Velo3D. The following table lists the names, ages as of December 31, 2020, and positions of the individuals who are expected to serve as directors and executive officers of the Company upon consummation of the Business Combination:
Name	Age	Position
Executive Officers:
Benyamin Buller	51	Founder, Chief Executive Officer and Director
William McCombe	63	Chief Financial Officer and Director
Renette Youssef	45	Chief Marketing Officer
Directors:
Carl Bass	63	Chairman and Director
Ricardo Angel	50	Director
Jory Bell	52	Director
David Cowan	55	Director
Michael Idelchik	68	Director
Stefan Krause	58	Director
Ellen Smith	62	Director
Sven Strohband	47	Director
Gabrielle Toledano	53	Director
Matthew Walters	34	Director
Executive Officers
Benny Buller is Velo3D’s founder and has served as Velo3D’s Chief Executive Officer and a member of Velo3D’s board of directors since June 2014. From April 2012 to June 2014, Mr. Buller was an investor at Khosla Ventures, a venture capital firm. Earlier in his career, Mr. Buller worked at Applied Materials, a semiconductor company, Solyndra, Inc., an energy company, and First Solar, a solar company, where he founded the device physics team. Mr. Buller holds a B.Sc. in Physics and a M.Sc. in Applied Physics from Jerusalem University. He also holds an M.Sc. in Science from the Technion, Israel Institute of Technology. We believe Mr. Buller is qualified to serve on the Company Board because of the historical knowledge, technical and operational expertise and continuity that he will bring to the Company Board as the Company’s Chief Executive Officer.
William McCombe has served as Velo3D’s Chief Financial Officer since August 2020. Mr. McCombe was previously the Chief Financial Officer at HZO, a company specializing in nanocoatings for electronics, from November 2018 to August 2020. Before that, he served as Executive Vice President and Chief Financial Officer at Maxar Technologies, a space technology company, from October 2017 to February 2018, Senior Vice President and Chief Financial Officer, Maxar Holdings from July 2016 to October 2017 and as Senior Vice President, Finance and Legal at Space Systems Loral (SSL), a division of Maxar Technologies, from 2014 until July 2016. He also previously worked as a Managing Director in investment banking at Bank of America, and before that at Morgan Stanley. Mr. McCombe has a LL.B. (Honours) in law and BComm in

commerce from the University of Melbourne and an M.B.A. from Columbia University. We believe Mr. McCombe is qualified to serve on the Company Board because of his significant leadership and management experience as a senior finance executive of specialized technology companies and his understanding of Velo3D’s business.
Renette Youssef has served as Velo3D’s Chief Marketing Officer since October 2020. Before that, Ms. Youssef was a Principal at the Four Marketing, a marketing firm servicing tech start-ups, from May 2017 to October 2020. Ms. Youssef served as Consulting Vice President of Marketing at Lingo Live, an enterprise training company, from 2018 to 2020, during which time she also served as a Board Advisor to Workit Health, a digital health company. Her experiences also include her time at Clever Inc., an ed-tech platform, where she was Vice President of Marketing from September 2015 to May 2017, and at CrowdFlower Inc., an artificial intelligence company, prior to it becoming Figure Eight, where she was Vice President of Marketing and Growth. Ms. Youssef holds a B.A. in Marketing and Communications from the University of Western Sydney.
Directors
Nonemployee Directors
Carl Bass has served as Velo3D’s chairman of the board of directors since July 2018. He is a board member for public technology companies and has held multiple executive roles in the technology industry. Mr. Bass has served as the lead independent director of Zendesk Inc., a customer service software company, since 2016, where he is the chair of its compensation committee, and as a director at Box, Inc., a cloud software company, since May 2020. Mr. Bass also serves on the board of directors of other technology companies, including Arris Composites, Built Robotics, Bright Machines, Formlabs, nTopology and Planet Labs. Previously, Mr. Bass served as the president and chief executive officer at Autodesk, Inc., a software company, from 2006 to February 2017. Mr. Bass spent 24 years at Autodesk, where he held other executive positions, including chief technology officer and chief operating officer. Prior to Autodesk, Mr. Bass co-founded Ithaca Software and Buzzsaw.com (both acquired by Autodesk). In the last five years, Mr. Bass served on the board of directors of Autodesk and Hewlett-Packard, a provider of software and technology. He also served on the board of E2open, Inc., a software company, from July 2011 until March 2015 when it was acquired by Insight Venture Partners. Mr. Bass serves on the board of trustees of the California College of the Arts and on the advisory boards of Cornell Computing and Information Science, UC Berkeley School of Information and UC Berkeley College of Engineering. Mr. Bass has a B.A. in mathematics from Cornell University. We believe Mr. Bass will be a valuable member of the Company Board due to his executive experience in the technology sector and public company board experience at technology companies.
Ricardo Angel has served as a member of Velo3D’s board of directors since November 2020. Since January 2019, Mr. Angel has served as Chief Executive Officer and Managing Partner at Piva Capital, a venture capital firm. Prior to that, Mr. Angel spent 12 years at General Electric, where he acted as Senior Vice President of GE Energy Financial Services — Venture Capital Group from 2007 to 2013 and as Managing Director of GE Ventures from 2013 to 2019. He also previously served as Principal at Chevron Technology Ventures from 2002 to 2007. Mr. Angel holds a B.S., M.S. and Ph.D. in Engineering from University of Illinois Urbana-Champaign and an M.B.A. in Strategy and Management and Finance from Northwestern University Kellogg School of Management. We believe Mr. Angel is qualified to serve on the Company Board because of his significant management experience and background in the venture capital industry, including investments in the energy and technology market.
Jory Bell has served as a member of Velo3D’s board of directors since October 2016. Mr. Bell currently serves as General Partner of Playground Global, a venture capital firm, where he joined as Vice President in 2015. Mr. Bell also serves as a member on a number of boards, including those of 1910 Genetics, Manifold Bio, Strand Therapeutics and Relativity Space. Mr. Bell has received an S.B. in each of Literature, Art & Design and Earth, Atmosphere and Planetary Sciences from Massachusetts Institute of Technology. We believe Mr. Bell’s extensive investing experience and background in advanced manufacturing and aerospace industries make him a qualified board member.
David Cowan has served as a member of Velo3D’s board of directors since October 2016. Since August 1996, Mr. Cowan has served as a Partner of Bessemer Venture Partners, a venture capital investment firm. Mr. Cowan is also a director of several private companies and has been a director of over 80 technology companies. Mr. Cowan holds an A.B. in Computer Science and Mathematics and an M.B.A. from Harvard University. We believe Mr. Cowan’s qualifications to serve on the Company Board include his experience as a director of technology companies and his background in the venture capital industry, including investments in network technology, infrastructure SaaS, aerospace and cyber-security.
Michael Idelchick has served as a member of Velo3D’s board of directors since July 2021. Mr. Idelchick spent 38 years at General Electric (“GE”), a multinational energy conglomerate, across several business units, culminating in his role as Vice President of Advanced Technology of GE Global Research, the research and development division of GE, for which he served for over a decade until 2017. Mr. Idelchik also serves as a member on a number of boards, including those of Singapore’s National Research Foundation, Columbia Engineering and Ellis Medicine. Mr. Idelchik received his B.S. in Mechanical Engineering from Columbia University and a Master’s degree in Mechanical and Electrical Engineering from Massachusetts Institute of Technology. We believe that Mr. Idelchik’s knowledge of the global technology supply chain and industry success qualifies him to serve on the Company Board.
Stefan Krause has served as a member of Velo3D’s board of directors since February 2021. He was the founder and Chief Executive Officer and Chairman of Canoo, an electric car company, from December 2017 to May 2020. He has served on two DAX Company Management Boards from May 2002 until December 2015. He served as Chief Financial Officer of Deutsche Bank AG and had held positions of increasing seniority at BMW AG, an automotive company, that began in 1987, where he eventually served as the company’s Chief Financial Officer. Mr. Krause has served on may boards of public companies in Europe and the U.S. Mr. Krause holds an M.B.A. in Business Administration and Management from the Julius Maximilians University of Würzburg. We believe that Mr. Krause is qualified to serve on the Company Board because of his extensive strategic leadership experience, his significant public company experience and expertise in finance and accounting.
Ellen Smith has served as a member of Velo3D’s board of directors since July 2021. Ms. Smith has served as the Senior Managing Director of FTI Consulting, a global business advisory firm, since May 2013, and has more than 30 years of operational experience. Prior to joining FTI Consulting, Ms. Smith was the Chief Operations Officer and Executive Vice President at National Grid, a multinational electricity and gas utility company. Ms. Smith served on the board of Sunrun Inc. from November 2019 to June 2021 and Vivint Solar, Inc. (now a wholly owned subsidiary of Sunrun Inc.) from March 2019 to November 2019. Ms. Smith has served as a trustee of Union College since 2010. Ms. Smith holds a B.S. in Mechanical Engineering and M.S.E. in Power Systems from Union College. We believe that Ms. Smith qualified to serve on the Company Board because of her extensive industry experience in energy, power and products.
Sven Strohband has served as a member of Velo3D’s board of directors since May 2015. From November 2012 to May 2018, Dr. Strohband served as the Chief Technology Officer of Khosla Ventures, a venture capital firm, and he has been a managing director of Khosla Ventures since May 2018. He has worked on numerous technologies, ranging from autonomous robots, automotive LED front lighting, user interface and display technologies and RFID systems. Prior to joining Khosla Ventures, Dr. Strohband spent six years at Mohr Davidow Ventures, a venture capital firm, where he started as an associate and became the Chief Technology Officer of the firm. Previously, Dr. Strohband was a project manager for the Electronics Research Lab of Volkswagen in Silicon Valley and the lead engineer and project lead for the Stanford racing team’s autonomous car, “Stanley,” which became the foundation for the Google self-driving car project and also won the 2005 DARPA Grand Challenge. Dr. Strohband has served as a director of Berkshire Grey since March 2018. Dr. Strohband holds a B.S. in mechanical engineering from Purdue University and a Ph.D. in mechanics and computation from Stanford University. We believe that Dr. Strohband is qualified to serve on the Company Board because of his significant experience investing in, and serving on the boards of directors of, other specialized technology companies.
Gabrielle Toledano has served as a member of Velo3D’s board of directors since July 2021. Since January 2020, Ms. Toledano has served as Chief Operating Officer at Keystone Strategy LLC, a strategy and economics consulting firm. From January 2021 to March 2021, Ms. Toledano served as Chief Talent Officer of ServiceNow Inc., a software company. From May 2017 to October 2018, Ms. Toledano served as the Chief People Officer of Tesla Inc., a manufacturer of electric vehicles and energy storage products. From February 2006 to May 2017, Ms. Toledano served as Chief Talent Officer and Advisor at Electronic

Arts Inc., a video game company. Ms. Toledano has served as a director of Better.com since April 2021 and Bose Corporation since June 2020. Prior to her current boards, Ms. Toledano served on the boards of Glu from December 2017 to April 2021 and Jive Software, Inc. from November 2015 to June 2017. Ms. Toledano holds a B.A. in Modern Thought and Literature and an M.A. in Education from Stanford University. We believe that Ms. Toledano is qualified to serve on the board because of her strong background in technology management and her broad experience as a director of technology companies.
Matthew Walters is the Chief Executive Officer and a director of JAWS Spitfire. Mr. Walters is also a Managing Director at JAWS Estates Capital LLC, a public and private direct investing focused single family office, where since 2015 he has directed the private investment strategy with a particular emphasis on the consumer and technology sectors. JAWS Estates Capital LLC representative investments include Artsy, Away Luggage, Color Genomics, Delos Living, Didi, Domino’s China, Flaschenpost, Flipkart, Hyperloop, Illumio, Lyft, Oscar Health, Oyo Rooms, Parachute Home, Qualia, Sarcos Robotics, Sweetgreen, Third Love and Wish. Prior to joining JAWS Estates Capital LLC, Mr. Walters spent his entire career at L Catterton, the largest, most global consumer-focused private equity firm, where he worked on sourcing and investment strategy for both the buyout and growth-oriented funds. Mr. Walters sits on the board of Sempre Life and is a board observer at Bluestone Lane and Parachute Home. Mr. Walters also acts as Chief Executive Officer and Director of JAWS Hurricane Acquisition Corp. and JAWS Wildcat Acquisition Corp., and Chief Operating Officer of JAWS Mustang Acquisition Corp. Mr. Walters received a B.A. from the University of Virginia and an M.S. in Finance from Fairfield University. We believe Mr. Walters’ significant investment experience make him well qualified to serve as a member of the Company Board.
Election of Executive Officers
The Company’s executive officers are appointed by, and serve at the discretion of, the Company Board.
Family Relationships
There are no family relationships among any of the Company’s executive officers or directors.
Board Composition
Company’s business and affairs will be organized under the direction of the Company Board. We anticipate that the Company Board will temporarily consist of twelve members upon the consummation of the Business Combination. In connection with the recent appointments of Mr. Idelchick, Ms. Smith and Ms. Toledano to Velo3D’s board, Mr. Angel, Mr. Bell and Mr. Strohband have informed the Company that they intend to remain on the Company Board from the consummation of the Business Combination through a transition period not to last longer than six months following the consummation of the Business Combination, at which time these directors are expected to resign from the Company Board. Upon their resignation, the size of the Company Board will decrease to nine directors. Mr. Bass will serve as Chairman of the Company Board. The primary responsibility of the Company Board will be to provide oversight, strategic guidance, counseling and direction to the Company’s management team. The Company Board will meet on a regular basis and additionally as required.
Classified Board of Directors
In accordance with the terms of the Proposed Certificate of Incorporation, which will be effective upon the consummation of the Business Combination, the Company Board will be divided into three classes of directors that will serve staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The Company Board will be divided among the three classes as follows:
•
the Class I directors, which we anticipate will be Mr. Angel, Mr. Bell, Mr. Cowan and Mr. Strohband and their terms will expire at the first annual meeting of stockholders to be held after the consummation of the Business Combination;

•
the Class II directors, which we anticipate will be Mr. Bass, Mr. Idelchik, Mr. Krause and Ms. Smith, and their terms will expire at the second annual meeting of stockholders to be held after the consummation of the Business Combination; and

•
the Class III directors, which we anticipate will be Mr. Buller, Mr. McCombe, Ms. Toledano and Mr. Walters, and their terms will expire at the third annual meeting of stockholders to be held after the consummation of the Business Combination.

Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. The Proposed Governing Documents, which will be effective upon the consummation of the Business Combination, will authorize only the Company Board to fill vacancies on the Company Board. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of 1/3 of the directors. This classification of the Company Board may have the effect of delaying or preventing changes in control of Company.
Director Independence
Upon the consummation of the Business Combination, the Company Board is expected to determine that each of the directors except for Mr. Buller and Mr. McCombe on the Company Board will qualify as independent directors under the NYSE rules, and SEC rules and regulations. Under the rules of NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Under the rules of NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Company Board will review and discuss information provided by the directors and the Company with regard to each director’s business and personal activities and relationships as they may relate to the Company and its management, including the beneficial ownership of capital stock by each nonemployee director and the transactions involving them as described in the section entitled “Certain Relationships and Related-Party Transactions.”
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee, (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. The Company intends to satisfy the audit committee independence requirements of Rule 10A-3 as of the consummation of the Business Combination. Additionally, compensation committee members must not have a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.
Committees of the Board of Directors
Effective upon the consummation of the Business Combination, the Company Board will have three standing committees — an audit committee, a compensation committee and a nominating and governance committee (as defined below). Following the consummation of the Business Combination, copies of the charters for each committee will be available on the Company’s website.
Audit Committee
The Company’s audit committee will consist of Mr. Krause, Mr. Angel and Mr. Walters, with Mr. Krause serving as the chair.
The Company Board is expected to determine that each of the members of the audit committee meet the independence requirements under NYSE and SEC rules and is financially literate, and that Mr. Krause qualifies as an audit committee financial expert within the meaning of the SEC regulations and meets the financial sophistication requirements of the NYSE listing rules. In making this determination, the Company

Board will consider Ms. Skidmore’s formal education and previous experience in financial roles. Both the Company’s independent registered public accounting firm and management periodically will meet privately with the Company’s audit committee.
The functions of this committee are expected to include, among other things:
•
selecting a firm to serve as our independent registered public accounting firm to audit our financial statements;

•
ensuring the independence of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•
establishing procedures for employees to anonymously submit concerns about accounting, audit or other matters;

•
considering the adequacy of our internal controls;

•
reviewing related-party transactions that are material or otherwise implicate disclosure requirements; and

•
approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. The Company will comply with future requirements to the extent they become applicable to the Company.
Compensation Committee
The Company’s compensation committee will consist of Ms. Toledano, Mr. Angel, and Mr. Bass, with Ms. Toledano serving as the chair. The Company Board is expected to determine that each of the members of the Company’s compensation committee meets the independence requirements under NYSE and SEC rules. Each member of this committee will also be a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act.
The functions of the compensation committee are expected to include:
•
reviewing and approving, or recommending that the Company Board approve, the compensation, including the terms of any compensatory agreements, of our Chief Executive Officer and our other executive officers;

•
reviewing and recommending to the Company Board the compensation of its directors;

•
administering our stock and equity incentive plans;

•
reviewing and approving, or making recommendations to the Company Board with respect to, incentive compensation and equity plans;

•
establishing the Company’s overall compensation philosophy; and

•
such other functions as are required to comply with NYSE listing rules.

The composition and function of the compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. The Company will comply with future requirements to the extent they become applicable to the Company.
Nominating and Governance Committee
The Company’s nominating and governance committee (“nominating and governance committee”) will consist of Mr. Bell, Mr. Cowan and Mr. Walthers, with Mr. Bell serving as the chair. The Company Board is expected to determine that each of the members of the Company’s nominating and governance committee meet the independence requirements under NYSE and SEC rules.

The functions of the nominating and governance committee are expected to include:
•
identifying and recommending candidates for membership on the Company Board;

•
recommending directors to serve on board committees;

•
oversight of the company’s environmental, social and governance initiatives;

•
reviewing and recommending to the Company Board any changes to our corporate governance principles;

•
reviewing proposed waivers of the code of conduct for directors and executive officers;

•
overseeing the process of evaluating the performance of the Company Board; and

•
advising the Company Board on corporate governance matters.

The composition and function of the nominating and governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. The Company will comply with future requirements to the extent they become applicable to the Company.
Compensation Committee Interlocks and Insider Participation
None of the intended members of the Company’s compensation committee is currently, or has been at any time, one of the Company’s officers or employees. Mr. Buller and Mr. McCombe each served as an executive officer of Velo3D but have not served on the compensation committee. No other intended executive officer of the Company has served as a member of Velo3D’s board of directors, or as a member of the compensation or similar committee of any entity that has one or more executive officers who served on the Company Board or compensation committee during 2020.
Code of Business Conduct and Ethics
In connection with the completion of the Business Combination, the Company Board is expected to adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior officers. The full text of this code of business conduct and ethics will be posted on the investor relations page of the Company’s website. The reference to the Company’s website address in this filing does not include or incorporate by reference the information on that website into this proxy statement/prospectus. The Company intends to disclose future amendments to certain provisions of this code of business conduct and ethics, or waivers of these provisions, on its website or in public filings to the extent required by applicable rules.
Non-Employee Director Compensation
The following table sets forth information concerning the compensation paid to certain of Velo3D’s nonemployee directors for the year ended December 31, 2020.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All other compensation ($)	Total ($)
Carl Bass(2)	—	—	$26,604	—	$26,604
Ricardo Angel	—	—	—	—	—
Jory Bell	—	—	—	—	—
David Cowan	—	—	—	—	—
Michael Idelchik.	—	—	—	—	—
Stefan Krause	—	—	—	—	—
Ellen Smith.	—	—	—	—	—
Sven Strohband	—	—	—	—	—
Gabrielle Toledano	—	—	—	—	—
Matthew Walters	—	—	—	—	—

(1)
Amounts reflect the full grant date fair value of awards of stock or options granted during 2020 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual.

(2)
As of December 31, 2020, Mr. Bass held 205,000 stock options that vest as to 1/48th monthly commencing on the vesting commencement date of May 29, 2018 and 326,000 stock options that vest as to 1/48th monthly commencing on the vesting commencement date of June 11, 2020. None of our other nonemployee directors held stock options as of December 31, 2020.

Prior to the Business Combination, we did not have a formal policy to provide any cash or equity compensation to our nonemployee directors for their service on our board of directors or committees thereof. In connection with the Business Combination, our board of directors expects to approve annual nonemployee director compensation, which will take effect following the completion of the Business Combination.
Executive Compensation Prior to the Business Combination
The following tables and accompanying narrative set forth information about the 2020 compensation provided to Velo3D’s principal executive officer and the two most highly compensated executive officers (other than Velo3D’s principal executive officer) who were serving as executive officers as of December 31, 2020. These executive officers were Benny Buller, Velo3D’s Chief Executive Officer, William McCombe, Velo3D’s Chief Financial Officer, and Renette Youssef, Velo3D’s Chief Marketing Officer, and we refer to them in this section as our “named executive officers.”
2020 Summary Compensation Table
The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, or paid to our named executive officers for 2020.
Name and Principal Position	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Benny Buller Chief Executive Officer	$275,000	—	$481,156	$100,000	$8,550	$864,706
William McCombe(4) Chief Financial Officer	$104,600	$20,000(5)	$228,743	—	$3,320	$356,663
Renette Youssef(6) Chief Marketing Officer	$56,900	—	$114,339	—	$1,450	$172,689

(1)
Amounts represent the aggregate grant date fair value of the stock options awarded to the named executive officer during 2020 in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 9 of the notes to Velo3D’s financial statements included in this proxy statement/prospectus. Such grant date fair market value does not take into account any estimated forfeitures related to service-vesting conditions.

(2)
The amounts reported in the column represent incentive cash bonuses earned pursuant to our Key Employee Incentive Plan in 2020. For additional information, see the section titled “— Non-Equity Incentive Plan Compensation.”

(3)
The amounts reported in this column represent our matching contributions made on behalf of our named executive officers under our 401(k) plan and cell phone allowances.

(4)
Mr. McCombe commenced employment with us in August 2020 and his base salary is pro-rated as of that date. His annual base salary is $300,000.

(5)
The amount reported represents a relocation allowance granted in connection with Mr. McCombe’s employment.

(6)
Ms. Youssef commenced employment with us in October 2020 and her base salary is pro-rated as of that date. Her annual base salary is $250,000.

Emerging Growth Company Status
As an emerging growth company we will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Equity Compensation
Velo3D previously granted, and the Company will from time to time grant, equity awards to its named executive officers, which are generally subject to vesting based on each named executive officer’s continued service. Each of our named executive officers currently holds outstanding options to purchase shares of Velo3D’s common stock that were granted under our 2014 Plan, as set forth in the table below titled “2020 Outstanding Equity Awards at Fiscal Year-End.” The outstanding options generally vest over a three- or four-year period, with 25% of each award vesting on the first anniversary of the grant date and the remaining 75% vesting either 1/36 or 1/48 each month thereafter. See “Executive Compensation” for further discussion on the treatment of outstanding options.
Non-Equity Incentive Plan Compensation
The Company Board believes that a meaningful portion of the target total cash compensation for our employees, including our executive officers, should be in the form of an annual cash incentive opportunity under our non-equity incentive plan, which is intended to motivate our employees to achieve the annual financial and operational performance objectives set by the Company Board that are consistent with and support our annual operating plan. Participants in the 2020 non-equity incentive plan (the “2020 Key Employee Incentive Plan”) were eligible to receive a bonus payment based upon the attainment of one or more corporate performance goals that were selected and approved by the Company Board and which related to financial and operational metrics that were important to us. The corporate performance component of the 2020 Key Employee Incentive Plan was to be funded based on our actual results for the year as evaluated against these performance goals.
In December 2019, the Velo3D Board approved corporate performance goals in each of the following categories for purposes of the 2020 Key Employee Incentive Plan:
(i)
Certain bookings metrics (weighted 70%);

(ii)
Number of printers shipped (weighted 30%); and

(iii)
Average printer build cost (weighted 10%);

Each corporate performance goal was evaluated and selected according to the Velo3D Board’s assessment of its relative importance to the execution of our annual business plan. The threshold payment was 50% of the bonus opportunity, the target was 100% of bonus opportunity and the maximum was 150% of bonus opportunity. Achievement between two metrics was calculated by linear interpolation using the value achieved for such category.
Potential Payments upon Termination or Change of Control
Two of our named executive officers’ offer letters and equity award agreements provide for the payments and benefits described below upon certain terminations of employment.
William McCombe
Mr. McCombe’s offer letter, dated July 13, 2020, as amended on October 26, 2020, provides that if Mr. McCombe’s employment with the Company is terminated by us without “cause” (as defined in the offer letter) and Mr. McCombe executes a general release of claims in the form prescribed by the Company, Mr. McCombe will be eligible to receive nine months of Mr. McCombe’s then-current base salary, payable in equal installments on the Company’s regular payroll dates.
Additionally, if Mr. McCombe’s employment with the Company is terminated by us without “cause” (as defined in the 2014 Plan) or Mr. McCombe resigns for “good reason” (as defined in his offer letter) within 12 months after an “acquisition” (as defined in the 2014 Plan), 100% of the total unvested shares subject to Mr. McCombe’s option award will vest immediately following such termination or resignation, provided that Mr. McCombe executes a general release of claims in the form prescribed by the Company. Such vesting acceleration terms are also set forth in Mr. McCombe’s Stock Option Agreement, dated September 24, 2020.
Mr. McCombe’s offer letter also provides for (i) a base salary increase to $350,000 and (ii) a milestone bonus between $175,000 and $350,000 (items (i) and (ii) together, the “Milestone Benefits”) upon a sale of the Company to new investors for at least $20,000,000. If Mr. McCombe does not earn his Milestone Benefits in connection with a separate funding event prior to Closing, then he will be eligible to receive the Milestone Benefits at Closing in connection with the Business Combination.
Renette Youssef
For Ms. Youssef’s options, if Ms. Youssef’s continuous service with the Company is terminated by us without “cause” (as defined in the 2014 Plan) or Ms. Youssef resigns for “good reason” (as defined in the board approval) upon or within 12 months after an “acquisition” (as defined in the 2014 Plan), 100% of the total unvested shares subject to the option award will vest immediately following such termination or resignation, provided that Ms. Youssef executes a general release of claims in the form prescribed by the Company.
2020 Outstanding Equity Awards at Fiscal Year-End
The following table presents, for each of our named executive officers, information regarding outstanding stock options as of December 31, 2020:
		Option Awards
		Number of Securities Underlying Unexercised Options
Name	Grant Date	Exercisable (#)(1)	Unexercisable (#)(1)	Exercise Price ($)	Expiration Date
Benny Buller	05/13/2019(2)	416,666	83,334	0.80	05/16/2027
	06/11/2020(3)	—	5,872,300	0.15	06/10/2030
William McCombe	09/24/2020(4)	—	2,804,936	0.15	09/23/2030
Renette Youssef	12/15/2020(5)	—	1,402,000	0.15	12/14/2030

(1)
All of the outstanding equity awards were granted under the 2014 Plan, unless otherwise indicated.

(2)
The stock option vests at a rate of 1/36th of the shares of Velo3D’s common stock underlying the stock option each month following the June 10, 2018 vesting commencement date.

(3)
The stock option vests at a rate of 25% of the shares of Velo3D’s common stock underlying the stock option on June 11, 2021 and 1/48th of the shares of Velo3D’s common stock underlying the stock option monthly thereafter.

(4)
The stock option vests at a rate of 25% of the shares of Velo3D’s common stock underlying the stock option on August 20, 2021 and 1/48th of the shares of Velo3D’s common stock underlying the stock option monthly thereafter. The stock options are subject to vesting acceleration in the event of a termination in connection with a change of control.

(5)
The stock option vests at a rate of 25% of the shares of Velo3D’s common stock underlying the stock option on October 5, 2021 and 1/48th of the shares of Velo3D’s common stock underlying the stock option monthly thereafter.

Executive Compensation
Following the consummation of the Business Combination, the Company intends to develop an executive compensation program that is designed to align compensation with the Company’s business objectives and the creation of stockholder value, while enabling the Company to attract, motivate and retain individuals who contribute to our long-term success. The executive compensation program may include an executive compensation plan for which the Company would seek stockholder approval following the Business Combination. Decisions regarding the executive compensation program will be made by the Company Board’s compensation committee.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of JAWS Spitfire ordinary shares as of the record date and of New Velo3D Common Stock immediately following consummation of the Business Combination by:
•
each person known by JAWS Spitfire to be the beneficial owner of more than 5% of JAWS Spitfire’s outstanding ordinary shares on the record date;

•
each person known by JAWS Spitfire who may become the beneficial owner of more than 5% of New Velo3D’s outstanding Common Stock immediately following the Business Combination;

•
each of JAWS Spitfire’s current executive officers and directors;

•
each person who will become an executive officer or a director of New Velo3D upon consummation of the Business Combination;

•
all of JAWS Spitfire’s current executive officers and directors as a group; and

•
all of New Velo3D’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of            , 2021. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of            , 2021 or subject to restricted stock units that vest within 60 days of            , 2021 are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote   , and subject to community property laws where applicable, based on the information provided to JAWS Spitfire, JAWS Spitfire believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
	Prior to Business Combination(2)		After Business Combination
			Assuming No Redemptions(3)		Assuming Maximum Redemptions(4)
Name and Address of Beneficial Owners(1)	Number of Shares	%	Number of Shares	%	Number of Shares	%
Spitfire Sponsor LLC	8,550,000	19.8%	8,550,000	4.3%	8,550,000	4.6%
Barry S. Sternlicht(5)	8,550,000	19.8%	8,550,000	4.3%	8,550,000	4.6%
Matthew Walters	—	—	—	—	—	—
Michael Racich	—	—	—	—	—	—
Andy Appelbaum	25,000	*	25,000	*	25,000	*
Mark Vallely	25,000	*	25,000	*	25,000	*
Serena Williams	25,000	*	25,000	*	25,000	*
All directors and officers prior to the Business Combination (six persons)	8,625,000	20.0%	8,625,000	4.3%	8,625,000	4.6%
Director and officers after the Business Combination:
Benyamin Buller(6)	—	—	5,452,907	2.7%	5,452,907	2.9%
William McCombe	—	—	—	—	—	—
Renette Youssef	—	—	—	—	—	—

	Prior to Business Combination(2)		After Business Combination
			Assuming No Redemptions(3)		Assuming Maximum Redemptions(4)
Name and Address of Beneficial Owners(1)	Number of Shares	%	Number of Shares	%	Number of Shares	%
Carl Bass(7)	—	—	235,152	*	235,152	*
Ricardo Angel	—	—	—	—	—	—
Jory Bell	—	—	—	—	—	—
David Cowan	—	—	—	—	—	—
Michael Idelchik	—	—	—	—	—	—
Stefan Krause	—	—	—	—	—	—
Ellen Smith	—	—	—	—	—	—
Sven Strohband	—	—	—	—	—	—
Gabrielle Toledano	—	—	—	—	—	—
Matthew Walters	—	—	—	—	—	—
All directors and officers after the Business Combination as a group (10 persons)	—	—	5,688,059	2.8%	5,688,059	3.0%
Five Percent Holders:
Empyrean Capital Overseas Master Fund, Ltd.(8)	1,806,388	4.2%	1,806,388	0.9%	1,806,388	1.0%
Marcho Partners LLP(9)	2,601,680	6.0%	2,601,680	1.3%	2,601,680	1.4%
Third Point LLC(10)	2,150,000	5.0%	2,150,000	1.1%	2,150,000	1.1%
Citadel Advisors LLC(11)	2,299,139	5.3%	2,299,139	1.2%	2,299,139	1.2%
Maverick Capital, Ltd.(12)	3,000,000	7.0%	3,000,000	1.5%	3,000,000	1.6%
Khosla Ventures V, L.P.(13)	—	—	29,471,660	14.8%	29,471,660	15.7%
Playground Ventures, L.P.(14)	—	—	26,621,608	13.3%	26,621,608	14.2%
PIV Fund I, L.P.(15)	—	—	22,487,914	11.3%	22,487,914	12.0%
Bessemer Venture Partners IX L.P.(16)	—	—	20,667,028	10.4%	20,667,028	11.0%
Bessemer Venture Partners IX Institutional L.P.(16)	—	—	16,557,445	8.3%	16,557,445	8.8%

*
Less than 1%

(1)
Unless otherwise noted, the business address of each of the directors and officers prior to the Business Combination is 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139.

(2)
Prior to the Business Combination, the percentage of beneficial ownership of JAWS Spitfire on the record date is calculated based on (i) 34,500,000 Class A ordinary shares and (ii) 8,625,000 Class B ordinary shares, in each case, outstanding as of such date.

(3)
The expected beneficial ownership of New Velo3D immediately upon consummation of the Business Combination, assuming no holders of public shares exercise their redemption rights in connection therewith and the Closing occurs on   , 2021, is based on 199,610,038 shares of New Velo3D Common Stock outstanding as of such date, and consists of (i) 34,500,000 Class A ordinary shares that will convert into a like number of shares of New Velo3D Common Stock, (ii) 8,625,000 Class B ordinary shares that will convert into a like number of shares of New Velo3D Common Stock, (iii) 140,985,038 shares of New Velo3D Common Stock that will be issued to the holders of shares of common stock and preferred stock of Velo3D, and (iv) 15,500,000 shares of New Velo3D Common Stock that will be issued in the PIPE Financing.

(4)
The expected beneficial ownership of New Velo3D immediately upon consummation of the Business Combination, assuming all holders of JAWS Spitfire’s public shares exercise their redemption rights in

connection therewith and the Closing occurs on            , 2021, is based on 187,141,938 shares of New Velo3D Common Stock outstanding as of such date, and consists of (i) 22,031,900 Class A ordinary shares that will convert into a like number of shares of New Velo3D Common Stock, (ii) 8,625,000 Class B ordinary shares that will convert into a like number of shares of New Velo3D Common Stock, (iii) 140,985,038 shares of New Velo3D Common Stock that will be issued to the holders of shares of common stock and preferred stock of Velo3D, and (iv) 15,500,000 shares of New Velo3D Common Stock that will be issued in the PIPE Financing.
(5)
The Sponsor is the record holder of the securities reported herein. Barry S. Sternlicht controls the Sponsor, and as such has voting and investment discretion with respect to the securities held by the Sponsor and may be deemed to have beneficial ownership of the securities held directly by the Sponsor.

(6)
Represents (i) 6,000,000 shares of Class A ordinary shares and (ii) 486,111 options that are currently exercisable or exercisable within 60 days of            , 2021.

(7)
Represents 279,708 options that are currently exercisable or exercisable within 60 days of            , 2021.

(8)
Represents the Class A ordinary shares held by Empyrean Capital Overseas Master Fund, Ltd. (“ECOMF”), according to the Schedule 13G filed jointly on January 11, 2021 by ECOMF, Empyrean Capital Partners, LP (“ECP”) and Amos Meron (the “ECOMF 13G”). The ECOMF 13G states that (i) ECOMF, a Cayman Islands exempted company, beneficially owns 1,806,388 Class A ordinary shares; (ii) ECP, a Delaware limited partnership, beneficially owns 1,806,388 Class A ordinary shares; and (iii) Mr. Meron, who serves as the managing member of Empyrean Capital, LLC, the general partner of ECP, beneficially owns 1,806,388 Class A ordinary shares. The business address of each is c/o Empyrean Capital Partners, LP, 10250 Constellation Boulevard, Suite 2950, Los Angeles, California 90067.

(9)
Represents the Class A ordinary shares beneficially owned by Marcho Partners LLP (“Marcho UK”) and Carl Anderson, according to the Schedule 13G filed jointly on February 12, 2021 by Marcho UK and Carl Anderson (the “Marcho UK 13G”). The Marcho UK 13G states that (i) Marcho UK, beneficially owns 2,601,680 Class A ordinary shares; and (ii) Mr. Anderson, Chief Investment Officer of Marcho UK, beneficially owns 2,601,680 Class A ordinary shares. The business address of each is Berkeley Square House, Berkeley Square, Mayfair, London W1J 6BE, United Kingdom.

(10)
Represents the Class A ordinary shares beneficially owned by Third Point LLC (“Third Point”) and Daniel S. Loeb, according to the Schedule 13G filed jointly on February 12, 2021 by Third Point and Mr. Loeb (the “Third Point 13G”). The Third Point 13G states that (i) Third Point, a Delaware limited liability company, which serves as investment manager or adviser to a variety of hedge funds and managed accounts (all such funds and accounts, collectively, the “Third Point Funds”), with respect to the Class A ordinary shares directly owned by the Third Point Funds; and (ii) Mr. Loeb, who is the Chief Executive Officer of Third Point and controls its business activities, with respect to Class A ordinary shares indirectly beneficially owned by Mr. Loeb by virtue of such position. The business address of each is 55 Hudson Yards, New York, New York 10001.

(11)
Represents the Class A ordinary shares held by Citadel Advisors LLC (“Citadel Advisors”) based solely on the Schedule 13G filed jointly on April 2, 2021 by Citadel Advisors, Citadel Advisors Holdings LP (“CAH”), Citadel GP LLC (“CGP”), Citadel Securities LLC (“Citadel Securities”), CALC IV LP (“CALC4”), Citadel Securities GP LLC (“CSGP”) and Mr. Kenneth Griffin (the “Citadel 13G”). The Citadel 13G indicates that (i) Citadel Advisors is the beneficial owner of 2,280,738 Class A ordinary shares; (ii) CAH, a Delaware partnership, is the sole member of Citadel Advisors and therefore has beneficial ownership of the Class A ordinary shares directly owned by Citadel Advisors; (iii) CGP, a Delaware limited liability company, is the general partner of CAH and therefore has beneficial ownership of the Class A ordinary shares directly owned by Citadel Advisors; (iv) Citadel Securities, a Delaware limited liability company, is the beneficial owner of 18,401 Class A ordinary shares; (v) CALC4, a Delaware partnership, is the non member manager of Citadel Securities and therefore has beneficial ownership of the Class A ordinary shares directly owned by Citadel Securities; (vi) CSGP, a Delaware limited liability company, is the general partner of CALC4 and therefore has beneficial ownership of the shares of Class A ordinary shares directly owned by Citadel Securities; and (vii) Mr. Kenneth Griffin is the President and Chief Executive Officer of CGP and owns a controlling interest in CGP and CSGP, and therefore may be a beneficial owner of 2,299,139 shares of Class A ordinary shares. The business address of each is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.
(12)
Represents the Class A ordinary shares beneficially owned by Maverick Capital, Ltd. (“Maverick Capital”), Maverick Capital Management, LLC (“Maverick Capital Management”), Lee S. Ainslie III and Andrew H. Warford, according to the Schedule 13G filed jointly on February 16, 2021 by Maverick Capital, Maverick Capital Management, Mr. Ainslie and Mr. Warford (the “Maverick 13G”). The Maverick 13G states that (i) Maverick Capital, a Texas limited partnership, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of the Class A Ordinary Shares which are the subject of this filing through the investment discretion it exercises over its clients’ accounts; (ii) Maverick Capital Management, a Texas limited liability company, is the General Partner of Maverick Capital; (iii) Mr. Ainslie is the manager of Maverick Capital Management; and (iv) Mr. Warford serves as the Chairman of the Stock Committee of Maverick Capital. The business address of (i) Maverick Capital and Maverick Capital Management is 1900 N. Pearl Street, 20th Floor, Dallas, Texas 75201, and (ii) Mr. Ainslie and Mr. Warford is 767 Fifth Avenue, 11th Floor, New York, New York 10153.

(13)
Represents the 22,683 Class A ordinary shares held by Khosla Ventures Seed B (CF), L.P., the 346,788 Class A ordinary shares held by Khosla Ventures Seed B, L.P., and the 29,487,831 Class A ordinary shares held by Khosla Ventures V, L.P. The general partner of Khosla Ventures Seed B, L.P. (“Seed B”) and Khosla Ventures Seed B (CF), L.P. (“Seed B CF”) is Khosla Ventures Seed Associates B, LLC (“KVSA B”). The general partner of Khosla Ventures V, L.P. (“KV V”) is Khosla Ventures Associates V, LLC (“KVA V”). Vinod Khosla is the managing member of VK Services, LLC (“VK Services”), which is the manager of KVSA B and KVA V. Each of KVSA B, KVA V, VK Services and Vinod Khosla may be deemed to possess voting and investment control over such securities held by Seed B, Seed B CF and KV V, and each of KVSA B, KVA V, VK Services and Vinod Khosla may be deemed to have indirect beneficial ownership of such securities held by Seed B, Seed B CF and KV V. Each Reporting Person disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein.

(14)
Playground Ventures, L.P. is managed by Playground Global, LLC. Playground Ventures GP, LLC is the general partner of Playground Global, LLC.

(15)
PIV Fund I, L.P. is managed by PIV GP, LLC its general partner (“PIV GP”). PIV GP is a Cayman Islands Limited Liability Company. PIV GP has a management agreement with PIVA Capital, Inc., a Delaware corporation.

(16)
Shares of the Company are owned by Bessemer Venture Partners IX L.P., or Bessemer IX and Bessemer Venture Partners IX Institutional L.P., or Bessemer Institutional, and together with Bessemer IX the Bessemer Entities. Deer IX & Co. L.P., or Deer IX L.P., is the general partner of Bessemer IX and Bessemer Institutional. Deer IX & Co. Ltd., or Deer IX Ltd., is the general partner of Deer IX L.P. Robert P. Goodman, David Cowan, Jeremy Levine, Byron Deeter, Robert M. Stavis and Adam Fisher are the directors of Deer IX Ltd. and hold the voting and dispositive power for Bessemer IX and Bessemer Institutional. Investment and voting decisions with respect to the shares held by Bessemer IX and Bessemer Institutional are made by the directors of Deer IX Ltd. acting as an investment committee. Mr. Cowan disclaims beneficial ownership of the shares of the Company held by the Bessemer Entities except to the extent of his pecuniary interest, if any, in such shares. The address for the Bessemer Entities is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, New York 10538.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain Relationships and Related Person Transactions — JAWS Spitfire
Class B Ordinary Shares
On September 14, 2020, the Sponsor paid $25,000 to cover certain offering costs of JAWS Spitfire in consideration of 7,187,500 Class B ordinary shares. On December 2, 2020, JAWS Spitfire effected a share dividend resulting in the initial shareholders holding an aggregate of 8,625,000 Class B ordinary shares. In November 2020, the Sponsor transferred 25,000 Class B ordinary shares to Andy Appelbaum and Mark Vallely, and 25,000 Class B ordinary shares were transferred to Ms. Williams in December 2020. Of the 8,625,000 Class B ordinary shares outstanding as of March 31, 2021, the Sponsor owned an aggregate of 8,550,000 Class B ordinary shares and Andy Appelbaum, Mark Vallely and Serena Williams owned an aggregate of 75,000 Class B ordinary shares.
Under the Existing Governing Documents, the Class B ordinary shares will automatically convert into Class A ordinary shares upon the consummation of a business combination, or earlier at the option of the holder, on a one-for-one basis. However, if additional Class A ordinary shares or any other equity-linked securities are issued or deemed issued in connection with the initial business combination, the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued or deemed issued, or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by JAWS Spitfire in connection with or in relation to the consummation of the initial business combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial business combination and any private placement warrants issued to the Sponsor upon conversion of Working Capital Loans, provided that such conversion of Class B ordinary shares will never occur on a less than one-for-one basis.
The holders of the Class B ordinary shares agreed not to transfer, assign or sell any of their Class B ordinary shares until the earlier to occur of (i) one year after the completion of the initial business combination or (ii) the date on which JAWS Spitfire completes a liquidation, merger, share exchange or other similar transaction after the initial business combination that results in all of JAWS Spitfire’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property (except to certain permitted transferees). Any permitted transferees will be subject to the same restrictions and other agreements of the initial shareholders with respect to any Class B ordinary shares. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, the Class B ordinary shares will be released from the lock-up restrictions.
Private Placement Warrants
Simultaneously with the closing of the initial public offering, JAWS Spitfire consummated the private placement of 4,450,000 private placement warrants at a price of $2.00 per warrant to the Sponsor, generating gross proceeds of $8.9 million. Each private placement warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the private placement warrants were added to the proceeds from the initial public offering to be held in the trust account. If JAWS Spitfire does not complete a business combination within 24 months from the closing of the initial public offering, the private placement warrants will expire worthless. The private placement warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
Related Party Loans
The Sponsor had agreed to loan JAWS Spitfire up to $300,000 (the “Note”) to be used for the payment of costs related to the initial public offering. The Note was non interest bearing, unsecured and was due on the earlier of December 31, 2020 and the closing of the initial public offering. JAWS Spitfire had borrowed $267,768 under the Note, which was fully repaid upon the closing of the IPO on December 7, 2020.
In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of JAWS Spitfire’s officers and directors may, but are not obligated to, loan JAWS Spitfire funds as may be required (the “Working Capital Loans”). If JAWS Spitfire completes a business combination, it would repay the Working Capital Loans out of the proceeds of the trust account released to JAWS Spitfire. In the event that a business combination does not close, JAWS Spitfire may use a portion of proceeds held outside the trust account to repay the Working Capital Loans, but no proceeds held in the trust account would be used to repay the Working Capital Loans. Up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-business combination entity at a price of $2.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants. Except as set forth above, to date, the terms of the Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.
Administrative Services Agreement
JAWS Spitfire agreed, commencing on the effective date of the initial public offering through the earlier of JAWS Spitfire’s consummation of a business combination and its liquidation, to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, and secretarial and administrative services. For the three months ended March 31, 2021 and the period ended September 11, 2020 through December 31, 2020, JAWS Spitfire incurred and paid $30,000 and $10,000, respectively, in fees for these services.
JAWS Spitfire Registration Rights Agreement
Pursuant to a registration rights agreement entered into on December 2, 2020 (the “Original Registration Rights Agreement”), the holders of the Class B ordinary shares, private placement warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that JAWS Spitfire register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination. However, the Original Registration Rights Agreement provides that JAWS Spitfire will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. JAWS Spitfire will bear the expenses incurred in connection with the filing of any such registration statements.
In connection with the Business Combination, the Original Registration Rights Agreement will terminate upon the execution of the Amended and Restated Registration Rights Agreement. (See the section entitled “Business Combination Proposal — Related Agreements — Amended and Restated Registration Rights Agreement”).
Certain Relationships and Related Person Transactions — Velo3D
Series D Convertible Preferred Stock Financing
From April 2020 through June 2020, Velo3D sold an aggregate of 94,222,735 shares of its Series D convertible preferred stock at a purchase price of approximately $0.37534 per share for an aggregate purchase price of approximately $35.4 million.

The following table summarizes the Series D convertible preferred stock purchased by related persons and their affiliated entities:
Name of Stockholder	Shares of Series D Convertible Preferred Stock	Cash Purchase Price ($)	Cancellation of Indebtedness ($)	Total Purchase Price ($)
Entities affiliated with Bessemer Venture Partners(1)	20,779,365	$7,799,326.86	—	$7,799,326.86
Entities affiliated with Khosla Ventures(2)	15,985,506	$5,999,999.83	—	$5,999,999.83
PIV Fund I, L.P.(3)	26,748,870	$4,585,262.66	$5,454,658.20	$10,039,920.87
Playground Ventures, L.P.(4)	12,467,615	$4,679,594.62	—	$4,679,594.86

(1)
Consists of shares purchased by Bessemer Venture Partners IX L.P. and Bessemer Ventures Partners IX Institutional L.P., which collectively hold more than 5% of Velo3D’s outstanding capital stock. David Cowan, a member of the Velo3D board of directors, is a partner at Bessemer Venture Partners.

(2)
Consists of shares purchased by Khosla Ventures V, LP, which together with its affiliates holds more than 5% of our outstanding capital stock. Sven Strohband, a member of the Velo3D board of directors, is a managing director of Khosla Ventures.

(3)
PIV Fund I, L.P. holds more than 5% of our outstanding capital stock. Ricardo Angel, a member of the Velo3D board of directors, is the chief executive officer and managing director of Piva Capital.

(4)
Playground Ventures, L.P. holds more than 5% of our outstanding capital stock. Jory Bell, a member of the Velo3D board of directors, is general partner of Playground Global.

In connection with the Series D convertible preferred stock financing, Velo3D also issued a convertible promissory note to PIV Fund I, L.P. for the principal amount of $5.4 million. This note was converted into shares of our Series D convertible preferred stock upon the receipt of regulatory approvals related to the Series D convertible preferred stock financing.
Series C Convertible Preferred Stock Financing
From February 2018 through April 2019, Velo3D sold an aggregate of 8,399,058 shares of its Series C convertible preferred stock at a purchase price of approximately $5.52438 per share for an aggregate purchase price of approximately $46.4 million. In certain cases, investors also received additional shares of Velo3D Common Stock in connection with their investment.
The following table summarizes the Series C convertible preferred stock purchased by related persons and their affiliated entities:
Name of Stockholder	Shares of Series C Convertible Preferred Stock	Shares of Common Stock	Total Purchase Price ($)
Entities affiliated with Bessemer Venture Partners(1)	3,088,222	4,964,375	$17,060,511.85
Entities affiliated with Khosla Ventures(2)	2,063,503	—	$12,999,998.65
Playground Ventures, L.P.(3)	3,168,534	4,005,855	$17,504,185.86

(1)
Consists of shares purchased by Bessemer Venture Partners IX L.P. and Bessemer Ventures Partners IX Institutional L.P., which collectively hold more than 5% of Velo3D’s outstanding capital stock. David Cowan, a member of the Velo3D board of directors, is a partner at Bessemer Venture Partners.

(2)
Consists of shares purchased by Khosla Ventures V, LP, which together with its affiliates holds more than 5% of our outstanding capital stock. Sven Strohband, a member of the Velo3D board of directors, is a managing director of Khosla Ventures.

(3)
Playground Ventures, L.P. holds more than 5% of our outstanding capital stock. Jory Bell, a member of the Velo3D board of directors, is general partner of Playground Global.

Convertible Debt Transaction
On May 7, 2021, certain of our affiliates entered into a secondary transaction with an existing stockholder, pursuant to which Bessemer Venture Partners, Khosla Ventures, PIVA and Playground Global purchased an outstanding convertible note for the principal amount of $5,000,000. The note is unsecured, subordinated to our senior indebtedness, including the Second Amended and Restated Loan and Security Agreement between us and Silicon Valley Bank, dated as of December 17, 2020, bears interest at the one-year LIBOR rate in effect as of the original issuance date plus 1% per annum and is payable in full 24 months from the original issuance date.
Investors’ Rights Agreement
Velo3D is party to the Amended and Restated Investors’ Rights Agreement, dated April 13, 2020 (the “IRA”), with certain holders of its convertible preferred stock, including entities with which certain of our directors are affiliated and holders of more than 5% Velo3D’s outstanding capital stock. Pursuant to the IRA, these stockholders are entitled to certain information rights, rights to participate in certain additional issuances of Velo3D’s capital stock and rights with respect to the registration of their shares. This agreement will terminate in connection with the closing of the Merger.
Voting Agreement
Velo3D is party to the Amended and Restated Voting Agreement, dated April 13, 2020, with certain holders of its convertible preferred stock, including entities with which certain of our directors are affiliated and holders of more than 5% Velo3D’s outstanding capital stock, pursuant to which such parties have agreed to vote their shares of Velo3D capital stock on certain matters, including with respect to the election of directors, and have agreed to certain drag-along provisions. This agreement will terminate in connection with the closing of the Merger.
Right of First Refusal and Co-Sale Agreement
Velo3D is party to the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated April 13, 2020, with certain holders of its convertible preferred stock, including entities with which certain of our directors are affiliated and holders of more than 5% Velo3D’s outstanding capital stock, pursuant to which such parties have rights of first refusal and co-sale with respect to certain proposed stock transfers. This agreement will terminate in connection with the closing of the Merger.
Employment Arrangements with Immediate Family Members of Our Executive Officers and Directors
Ronit Buller, wife of Mr. Buller, Velo3D’s Founder, Chief Executive Officer and Director, was employed by Velo3D from March 2015 to August 2019. As Intellectual Property Counsel, Ms. Buller was responsible for implementing the intellectual property and patent strategy of the company. During the years ended December 31, 2018 and December 31, 2019, Ms. Buller had total cash compensation of $193,708.76 and $85,905.56, respectively. On March 29, 2018, Ms. Buller was granted 15,225 option awards at an exercise price of $2.01 per share, which were subsequently repriced at an exercise price of $0.80 per share in connection with a repricing program implemented by Velo3D with respect to all outstanding stock options. Such options were cancelled in connection with her prior termination of employment.
The compensation levels of Ms. Buller was based on reference to internal pay equity when compared to the compensation paid to employees in similar positions that were not related to our executive officers and directors. She was also eligible for equity awards on the same general terms and conditions as applicable to other employees in similar positions who were not related to our executive officers and directors.
Indemnification Agreements
Velo3D has entered into indemnification agreements, and New Velo3D plans on entering into new indemnification agreements, with each of their respective directors and executive officers. The indemnification agreements and our restated bylaws will require New Velo3D to indemnify our directors to the fullest extent not prohibited by DGCL. Subject to very limited exceptions, our Proposed Bylaws will also require us to advance expenses incurred by our directors and officers. For additional information regarding these agreements, see the section titled “Executive Compensation — Limitations on Liability and Indemnification Matters.”

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
JAWS Spitfire is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act, Cayman Islands law generally and the Existing Governing Documents govern the rights of its shareholders. The Cayman Islands Companies Act and Cayman Islands law generally differ in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a stockholder of New Velo3D, your rights will differ in some regards as compared to when you were a shareholder of JAWS Spitfire.
Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of JAWS Spitfire and New Velo3D according to applicable law and/or the organizational documents of JAWS Spitfire and New Velo3D. You also should review the Proposed Certificate of Incorporation and the Proposed Bylaws of New Velo3D attached hereto as Annex C and Annex D to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to JAWS Spitfire and New Velo3D.
	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations	Mergers generally require approval of a majority of all outstanding shares. Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval. Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.	Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent. All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers. Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder. A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.
Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under Cayman Islands law and the Existing Governing Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).
Appraisal Rights	Generally a stockholder of a publicly traded corporation does	Minority shareholders that dissent from a Cayman Islands statutory

	Delaware	Cayman Islands
	not have appraisal rights in connection with a merger.	merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Governing Documents Proposal D).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole. In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.
Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.
Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF NEW VELO3D SECURITIES
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “Velo3D,” “we,” “us” or “our” refers to Velo3D and its consolidated subsidiaries prior to the consummation of the Business Combination and to New Velo3D and its consolidated subsidiaries following the Business Combination.
The following summary of certain provisions of New Velo3D securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.
Authorized Capitalization
General
The total amount of our authorized share capital consists of 500,000,000 shares of New Velo3D Common Stock and 10,000,000 shares of New Velo3D Preferred Stock. We expect to have approximately         shares of New Velo3D Common Stock outstanding immediately after the consummation of the Business Combination, assuming that        of JAWS Spitfire’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, and        shares of New Velo3D Common Stock outstanding immediately after the consummation of the Business Combination, assuming holders of JAWS Spitfire public shares have exercised redemption rights with respect to all shares.
The following summary describes all material provisions of our capital stock. We urge you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively).
New Velo3D Common Stock
Voting rights.   Each holder of New Velo3D Common Stock will be entitled to one (1) vote for each share of New Velo3D Common Stock held of record by such holder on all matters voted upon by our stockholders; provided, however, that, except as otherwise required in the Proposed Certificate of Incorporation or by applicable law, the holders of New Velo3D Common Stock will not be entitled to vote on any amendment to our Proposed Certificate of Incorporation that relates solely to the terms of one or more outstanding series of New Velo3D Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Proposed Certificate of Incorporation (including any certificate of designation relating to any series of New Velo3D Preferred Stock) or pursuant to the DGCL.
Dividend rights.   Subject to any other provisions of the Proposed Certificate of Incorporation, as it may be amended from time to time, holders of shares of New Velo3D Common Stock will be entitled to receive ratably, in proportion to the number of shares of New Velo3D Common Stock held by them, such dividends and other distributions in cash, stock or property of New Velo3D when, as and if declared thereon by the New Velo3D Board from time to time out of assets or funds of New Velo3D legally available therefor.
Rights upon liquidation.   Subject to the rights of holders of New Velo3D Preferred Stock, if any, in the event of any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of New Velo3D Preferred Stock ranking senior to the shares of New Velo3D Common Stock upon such dissolution, liquidation or winding-up, if any, New Velo3D’s remaining net assets will be distributed to the holders of shares of New Velo3D Common Stock and the holders of shares of any other class or series ranking equally with the shares of New Velo3D Common Stock upon such dissolution, liquidation or winding-up, equally on a per-share basis.
Other rights.   No holder of shares of New Velo3D Common Stock will be entitled to preemptive or subscription rights contained in the Proposed Certificate of Incorporation or in the Proposed Bylaws. There are no redemption or sinking fund provisions applicable to New Velo3D Common Stock. The rights, preferences and privileges of holders of New Velo3D Common Stock will be subject to those of the holders of any shares of New Velo3D Preferred Stock that New Velo3D may issue in the future.
Preferred Stock
The New Velo3D Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of New Velo3D Preferred Stock could have the effect of decreasing the trading price of New Velo3D Common Stock, restricting dividends on the capital stock of New Velo3D, diluting the voting power of the New Velo3D Common Stock, impairing the liquidation rights of the capital stock of New Velo3D, or delaying or preventing a change in control of New Velo3D.
Election of Directors and Vacancies
Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances and the terms and conditions of the Amended and Restated Registration Rights Agreement, the number of directors of the New Velo3D Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the New Velo3D Board, but shall initially consist of twelve (12) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of four (4) directors, Class II consisting of four (4) directors and Class III consisting of four (4) directors through a transition period not to last longer than six months following the consummation of the Business Combination. Following this transition period, the New Velo3D Board will consist of nine directors.
Under the Proposed Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the New Velo3D Board.
Except as the DGCL or the Amended and Restated Registration Rights Agreement may otherwise require and subject to the rights, if any, of the holders of any series of New Velo3D Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the New Velo3D Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.
Subject to the rights, if any, of any series of New Velo3D Preferred Stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of not less than 2/3 of the outstanding voting stock (as defined below) of New Velo3D then entitled to vote at an election of directors. Any such director proposed to be removed from office is entitled to advance written notice as described in the Proposed Certificate of Incorporation.
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by New Velo3D, subject, nevertheless, to the provisions of the DGCL, the Proposed Certificate of Incorporation and to any Proposed Bylaws adopted and in effect from time to time; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.
Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of New Velo3D Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the New Velo3D Preferred Stock.
For more information on the Amended and Restated Registration Rights Agreement, see the section entitled “Business Combination Proposal — Related Agreements — Amended and Restated Registration Rights Agreement.”
Quorum
The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Proposed Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws
The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized But Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply if and so long as the New Velo3D Common Stock (or units or warrants) remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of New Velo3D Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the New Velo3D Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New Velo3D by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of New Velo3D Common Stock at prices higher than prevailing market prices.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of New Velo3D Preferred Stock, special meetings of the stockholders of New Velo3D, for any purpose or purposes, may be called only by the Chairperson of the Velo3D Board, the Chief Executive Officer, the Lead Independent Director (as defined in the Proposed Bylaws), the President, or the Velo3D Board acting pursuant to a resolution adopted by a majority of the Velo3D Board and may not be called by the stockholders or any other person or persons. Such special meeting shall have, for the purposes of the Proposed Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than 60 days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.
The Proposed Bylaws also provide that unless otherwise restricted by the Proposed Certificate of Incorporation or the Proposed Bylaws, any action required or permitted to be taken at any meeting of the New Velo3D Board or of any committee thereof may be taken without a meeting, if all members of the New Velo3D Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the New Velo3D Board or committee.
In addition, the Proposed Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting. These provisions might discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the New Velo3D. Furthermore, the DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Proposed Certificate of Incorporation and the Proposed Bylaws do not provide for cumulative voting.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.
Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
The Proposed Certificate of Incorporation will provide that the provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in voting power of all the then-outstanding shares of New Velo3D Common Stock entitled to vote thereon; provided, however, that if at least 66-2/3% of the entire Velo3D Board have approved such amendment or repeal of any provision of the Proposed Certificate of Incorporation, then such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting as a single class.
The Proposed Bylaws may be amended or repealed (A) by the affirmative vote of a majority of the entire New Velo3D Board then in office (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the New Velo3D Board) or (B) without the approval of the New Velo3D Board, by the affirmative vote of the holders of 66-2/3% of the outstanding voting stock of New Velo3D entitled to vote on such amendment or repeal, voting as a single class, provided that if 66-2/3% of the entire New Velo3D Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, then such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting as a single class.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “Business Combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:
(1)
the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

(2)
the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

(3)
the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Generally, a “Business Combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various Business Combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the Business Combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Limitations on Liability and Indemnification of Officers and Directors
The Proposed Certificate of Incorporation limits the liability of the directors of New Velo3D to the fullest extent permitted by the DGCL, and the Proposed Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of New Velo3D or any of its subsidiaries or was serving at New Velo3D’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement.
Exclusive Jurisdiction of Certain Actions
The Proposed Certificate of Incorporation requires, to the fullest extent permitted by law, unless New Velo3D consents in writing to the selection of an alternative forum, that derivative actions brought in the name of New Velo3D, actions against directors, officers and employees for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws, actions to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws and actions asserting a claim against New Velo3D governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits New Velo3D by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
In addition, the Proposed Bylaws require that, unless New Velo3D consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

Warrants
New Velo3D Public Warrants
Each New Velo3D whole warrant entitles the registered holder to purchase one share of New Velo3D Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of JAWS Spitfire’s initial public offering and 30 days after the completion of the Business Combination, provided in each case that New Velo3D has an effective registration statement under the Securities Act covering the New Velo3D Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of New Velo3D Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units, and only whole warrants will trade. Accordingly, unless you hold at least four units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of New Velo3D Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the New Velo3D Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a share of New Velo3D Common Stock upon exercise of a warrant unless the share of New Velo3D Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of New Velo3D Common Stock underlying such unit.
We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement covering the shares of New Velo3D Common Stock issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of New Velo3D Common Stock until the warrants expire or are redeemed, as specified in the warrant agreement, provided that if our shares of New Velo3D Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement. If a registration statement covering the shares of New Velo3D Common Stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of New Velo3D Warrants When the Price Per Share of New Velo3D Common Stock Equals or Exceeds $18.00
Once the warrants become exercisable, we may call the warrants for redemption:

•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the New Velo3D Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given to the warrant holder.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of New Velo3D Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of New Velo3D Warrants When the Price Per Share of New Velo3D Common Stock Equals or Exceeds $10.00
Commencing 90 days after the warrants become exercisable, we may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our shares of New Velo3D Common Stock, except as otherwise described below;

•
if, and only if, the closing price of the shares of New Velo3D equals or exceeds $10.00 per public share (as adjusted for share subdivisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day before we send the notice of redemption to the warrant holders;

•
if, and only if, the private placement warrants are also concurrently called for redemption on the same terms as the outstanding public warrants, as described above; and

•
if, and only if, there is an effective registration statement covering the issuance of Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of New Velo3D Common Stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the New Velo3D Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume weighted average price of the shares of New Velo3D Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of New Velo3D Common Stock issuable upon exercise of a warrant is adjusted as set forth below in the first three paragraphs discussing anti-dilution adjustments. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.
Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Ordinary Shares
	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.365
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.365
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.365
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.365
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.365
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.365
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.365
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.365
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.365
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.365
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.365
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.365
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.365
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.365
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.365
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New Velo3D Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume weighted average price of the shares of New Velo3D Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New Velo3D Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the shares of New Velo3D Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of New Velo3D Common Stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.365 shares of New Velo3D Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of New Velo3D Common Stock.
This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of New Velo3D Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of New Velo3D Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price of our shares of New Velo3D Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares of New Velo3D Common Stock for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when the shares of New Velo3D Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of New Velo3D Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of New Velo3D Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of New Velo3D Common Stock if and when such shares were trading at a price higher than the exercise price of $11.50.
No fractional shares of New Velo3D Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of New Velo3D Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of New Velo3D Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of New Velo3D Common Stock, New Velo3D (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
If we call the warrants for redemption when the price per share of New Velo3D Common Stock equals or exceeds $18.00, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis” beginning on the third trading day prior to the date on which notice of the redemption is given to the holders of warrants. In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of New Velo3D Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of New Velo3D Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.365. The “fair market value” will mean the average closing price of the shares of New Velo3D Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New Velo3D Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial Business Combination. If we call our warrants for redemption and our management team does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of New Velo3D Common Stock issued and outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments.   If the number of outstanding shares of New Velo3D Common Stock is increased by a capitalization or share dividend payable in shares of New Velo3D Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of New Velo3D Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase shares of New Velo3D Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of New Velo3D Common Stock equal to the product of (i) the number of shares of New Velo3D Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New Velo3D Common Stock) and (ii) one minus the quotient of (x) the price per shares of New Velo3D Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for shares of New Velo3D Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion, and (ii) “historical fair market value” means the volume weighted average price of shares of New Velo3D Common Stock as reported during the 10-trading day period ending on the trading day prior to the first date on which the shares of New Velo3D Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of New Velo3D Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of New Velo3D Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of New Velo3D Common Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (c) to satisfy the redemption rights of the holders of shares of New Velo3D Common Stock in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Velo3D Common Stock in respect of such event.
If the number of outstanding shares of New Velo3D Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of share of New Velo3D Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of New Velo3D Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New Velo3D Common Stock.
Whenever the number of shares of New Velo3D Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction, (x) the numerator of which will be the number of shares of New Velo3D Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New Velo3D Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of New Velo3D Common Stock (other than those described above or that solely affects the par value of such shares of New Velo3D Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New Velo3D Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New Velo3D Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New Velo3D Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of New Velo3D Common Stock in such a transaction is payable in the form of shares of New Velo3D Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and New Velo3D. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in JAWS Spitfire’s prospectus for its initial public offering but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrant holders do not have the rights or privileges of holders of shares of New Velo3D Common Stock and any voting rights until they exercise their warrants and receive shares of New Velo3D Common Stock.
No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of New Velo3D Common Stock to be issued to the warrant holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants (including the shares of New Velo3D Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination, except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants, and they will not be redeemable by us, except as described above when the price per share of New Velo3D Common Stock equals or exceeds $10.00, so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.
Except as described above regarding redemption procedures and cashless exercise in respect of the public warrants, if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New Velo3D Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Velo3D Common Stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value. The “historical fair market value” will mean the average reported closing price of the shares of New Velo3D Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the holders of warrants.
Transfer Agent and Warrant Agent
The transfer agent for New Velo3D Common Stock and warrant agent for the New Velo3D public warrants and private placement warrants will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW VELO3D COMMON STOCK
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Velo3D Common Stock for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been an affiliate of New Velo3D at the time of, or at any time during the three months preceding, a sale and (ii) New Velo3D is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as New Velo3D was required to file reports) preceding the sale.
Persons who have beneficially owned restricted New Velo3D Common Stock shares for at least six months but who are affiliates of New Velo3D at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that do not exceed the greater of:
•
1% of the total number of New Velo3D Common Stock then outstanding; or

•
the average weekly reported trading volume of the New Velo3D Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Velo3D under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Velo3D.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial shareholders will be able to sell their Class B ordinary shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our Business Combination.
We anticipate that following the consummation of the Business Combination, New Velo3D will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.
STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
New Velo3D’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New Velo3D’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the New Velo3D Board, (ii) otherwise properly brought before such meeting by or at the direction of the New Velo3D Board, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting who has complied with the notice procedures specified in New Velo3D’s Proposed Bylaws. To be timely for New Velo3D’s annual meeting of stockholders, New Velo3D’s secretary must receive the written notice at New Velo3D’s principal executive offices:
•
not later than the 90th day; and

•
not earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year (as would be the case for New Velo3D’s 2021 annual meeting) or New Velo3D holds its annual meeting of stockholders more than 30 days before or 70 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received no later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The Chairperson of the New Velo3D Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.
Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2021 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before New Velo3D begins to print and send out its proxy materials for such 2021 annual meeting (and New Velo3D will publicly disclose such date when it is known).
Stockholder Director Nominees
New Velo3D’s Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by New Velo3D’s Proposed Bylaws. In addition, the stockholder must give timely notice to New Velo3D’s secretary in accordance with New Velo3D’s Proposed Bylaws, which, in general, require that the notice be received by New Velo3D’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.
SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the JAWS Spitfire Board, any committee chairperson or the non management directors as a group by writing to the board or committee chairperson in care of JAWS Spitfire Acquisition Corporation, 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139. Following the Business Combination, such communications should be sent in care of New Velo3D, Investor Relations, info@velo3d.com, 511 Division St., Campbell, California 95008, (408) 610-3915. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non management directors.
LEGAL MATTERS
Kirkland & Ellis LLP, New York, NY, has passed upon the validity of the securities of New Velo3D offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.
EXPERTS
The financial statements of JAWS Spitfire Acquisition Corporation as of December 31, 2020 and for the period from September 11, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Velo3D, Inc. as of December 31, 2020 and 2019 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Velo3D, Inc.’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, JAWS Spitfire and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of JAWS Spitfire’s annual report to shareholders and JAWS Spitfire’s proxy statement/prospectus. Upon written or oral request, JAWS Spitfire will deliver a separate copy of the annual report to shareholders and/or proxy statement/prospectus to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that JAWS Spitfire delivers single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that JAWS Spitfire delivers single copies of such documents in the future. Shareholders may notify JAWS Spitfire of their requests by calling or writing JAWS Spitfire at its principal executive offices at 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139 or (212) 284-2300.
ENFORCEABILITY OF CIVIL LIABILITY
JAWS Spitfire is a Cayman Islands exempted company. If JAWS Spitfire does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon JAWS Spitfire. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against JAWS Spitfire in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, JAWS Spitfire may be served with process in the United States with respect to actions against JAWS Spitfire arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of JAWS Spitfire’s securities by serving JAWS Spitfire’s U.S. agent irrevocably appointed for that purpose.
TRANSFER AGENT AND REGISTRAR
The transfer agent for JAWS Spitfire’s securities is Continental Stock Transfer & Trust Company.
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
JAWS Spitfire has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
JAWS Spitfire files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on JAWS Spitfire at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.
Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
All information contained in this proxy statement/prospectus relating to JAWS Spitfire has been supplied by JAWS Spitfire, and all such information relating to Velo3D has been supplied by Velo3D. Information provided by one another does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Tel: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail:       .info@investor.morrowsodali.com
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than            , 2021.
All information contained in this proxy statement/prospectus relating to JAWS Spitfire has been supplied by JAWS Spitfire and all such information relating to Velo3D has been supplied by the Velo3D shareholders. Information provided by JAWS Spitfire or Velo3D does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS
Page
JAWS Spitfire Acquisition Corporation
Unaudited Financial Statements
Condensed Balance Sheets as of March 31, 2021 (unaudited) and December 31, 2020	F-2
Unaudited Statement of Operations for the Three Months Ended March 31, 2021	F-3
Unaudited Condensed Statement of Changes in Shareholders’ Equity for the Three Months Ended March 31, 2021	F-4
Unaudited Condensed Statement of Cash Flows for the Three Months Ended March 31, 2021	F-5
Notes to Unaudited Condensed Financial Statements	F-6
Audited Financial Statements, restated on May 12, 2021
Report of Independent Registered Public Accounting Firm	F-21
Balance Sheet as of December 31, 2020	F-22
Statement of Operations for the period from September 11, 2020 (inception) through December 31, 2020	F-23
Statement of Changes in Shareholders’ Equity for the period from September 11, 2020 (inception) through December 31, 2020	F-24
Statement of Cash Flows for the period from September 11, 2020 (inception) through December 31, 2020	F-25
Notes to Financial Statements	F-26
Velo3D, Inc.
Unaudited Financial Statements
Unaudited Condensed Balance Sheets as of March 31, 2021 and December 31, 2020	F-42
Unaudited Condensed Statements of Operations and Comprehensive Loss for the Three Months Ended March 31, 2021 and 2020	F-43
Unaudited Condensed Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Three Months Ended March 31, 2021 and 2020	F-44
Unaudited Condensed Statements of Cash Flows for the Three Months Ended March 31, 2021 and 2020	F-45
Notes to Unaudited Condensed Financial Statements	F-46
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-65
Balance Sheets as of December 31, 2020 and 2019	F-66
Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2020 and 2019	F-67
Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Years Ended December 31, 2020 and 2019	F-68
Statements of Cash Flows for the Years Ended December 31, 2020 and 2019	F-69
Notes to Financial Statements	F-70

JAWS SPITFIRE ACQUISITION CORPORATION
CONDENSED BALANCE SHEETS
	March 31, 2021	December 31, 2020
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$1,265,715	$1,667,600
Prepaid expenses	526,850	727,217
Total Current Assets	1,792,565	2,394,817
Marketable securities held in Trust Account	345,004,700	345,000,000
TOTAL ASSETS	$346,797,265	$347,394,817
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$1,213,702	$96,590
Accrued offering costs	330,000	340,282
Promissory note – related party	—	267,768
Total Current Liabilities	1,543,702	704,640
Warrant liabilities	25,627,000	43,147,500
Deferred underwriting fee payable	12,075,000	12,075,000
Total Liabilities	39,245,702	55,927,140
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 30,255,156 and 28,646,767 shares at $10.00 per share as of March 31, 2021 and December 31, 2020, respectively	302,551,560	286,467,670
Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 4,244,844 and 5,853,233 shares issued and outstanding (excluding 30,255,156 and 28,646,767 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	424	585
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding at March 31, 2021 and December 31, 2020	863	863
Additional paid-in capital	(9,317,719)	6,766,010
Accumulated deficit	14,316,435	(1,767,451)
Total Shareholders’ Equity	5,000,003	5,000,007
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$346,797,265	$347,394,817
The accompanying notes are an integral part of these unaudited condensed financial statements.

JAWS SPITFIRE ACQUISITION CORPORATION
CONDENSED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2021
(Unaudited)
Formation and operating costs	$1,441,314
Loss from operations	(1,441,314)
Other income:
Change in fair value of warrant liabilities	17,520,500
Interest earned on marketable securities held in Trust Account	4,700
Net Income	$16,083,886
Weighted average shares outstanding of Class A redeemable ordinary shares	34,500,000
Basic and diluted net income per share, Class A	$0.00
Weighted average shares outstanding of Class B non-redeemable ordinary shares	8,625,000
Basic and diluted net income per share, Class B	$1.86
The accompanying notes are an integral part of these unaudited condensed financial statements.

JAWS SPITFIRE ACQUISITION CORPORATION
CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
THREE MONTHS ENDED MARCH 31, 2021
(Unaudited)
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	5,853,233	$585	8,625,000	$863	$6,766,010	$(1,767,451)	$5,000,007
Change in value of Class A ordinary shares subject to possible redemption	(1,608,389)	(161)	—	—	(16,083,729)	—	(16,083,890)
Net income	—	—	—	—	—	16,083,886	16,083,886
Balance – March 31, 2021	4,244,844	$424	8,625,000	$863	$(9,317,719)	$14,316,435	$5,000,003
The accompanying notes are an integral part of these unaudited condensed financial statements.

JAWS SPITFIRE ACQUISITION CORPORATION
CONDENSED STATEMENT OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2021
(Unaudited)
Cash Flows from Operating Activities:
Net income	$16,083,886
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrant liability	(17,520,500)
Interest earned on marketable securities held in Trust Account	(4,700)
Changes in operating assets and liabilities:
Prepaid expenses	200,367
Accrued expenses	1,117,112
Accrued offering costs	(10,282)
Net cash used in operating activities	(134,117)
Cash Flows from Financing Activities:
Repayment of promissory note – related party	(267,768)
Net cash provided by financing activities	(267,768)
Net Change in Cash	(401,885)
Cash – Beginning of period	1,667,600
Cash – End of period	$1,265,715
Non-Cash Investing and Financing Activities:
Initial classification of Class A ordinary shares subject to possible redemption	$286,646,240
Change in value of Class A ordinary shares subject to possible redemption	$15,905,320
The accompanying notes are an integral part of these unaudited condensed financial statements.

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Jaws Spitfire Acquisition Corporation (formerly known as Spitfire Acquisition Corporation) (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on September 11, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses or entities (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of March 31, 2021, the Company had not commenced any operations. All activity for the period from September 11, 2020 (inception) through March 31, 2021 relates to the Company’s formation and the proposed initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
As of March 31, 2021, the Company had cash of $1,265,715 held outside of the Trust Account. The Company incurred net income for the three months ended March 31, 2021 of $16,083,886 and cash used in operating activities of $134,117. The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating the business through the consummation of a Business Combination. However, if the Company’s estimate of future costs are less than the actual amount necessary, the Company may have insufficient funds available to operate prior to the Business Combination. Moreover, the Company may need to obtain additional financing either to complete the initial Business Combination or because it becomes obligated to redeem a significant number of public shares upon consummation of the Business Combination, in which case the Company may issue additional securities or incur debt in connection with the Business Combination.
The registration statement for the Company’s Initial Public Offering was declared effective on December 2, 2020. On December 7, 2020, the Company consummated the Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 4,500,000 Units, at $10.00 per Unit, generating gross proceeds of $345,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,450,000 warrants (the “Private Placement Warrants”) at a price of $2.00 per Private Placement Warrant in a private placement to Spitfire Sponsor LLC (the “Sponsor”), generating gross proceeds of $8,900,000, which is described in Note 4.
Transaction costs amounted to $19,126,250, consisting of $6,900,000 of underwriting fees, $12,075,000 of deferred underwriting fees and $151,250 of other offering costs, net of $450,000 reimbursed from the underwriters.
Following the closing of the Initial Public Offering on December 7, 2020, an amount of $345,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus related to the Initial Public Offering. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934,

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to provide holders of Class A ordinary shares the right to have their shares redeemed in connection with its initial Business Combination or to redeem 100% of the Company’s public shares if we do not complete our initial Business Combination by December 7, 2022 or (ii) with respect to any other provision relating to shareholders’ rights, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.
The Company will have until December 7, 2022 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s most recent amended Annual Report on Form 10-K/A for the year ended December 31, 2020 as filed with the SEC on May 12, 2021. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the period ending December 31, 2021 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Investments Held in Trust Account
The Company’s portfolio of investments held in the Trust Account is comprised of investments in money market funds that invest in U.S. government securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest earned on Interest earned on marketable securities held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2021, there are 30,255,156
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of March 31, 2021 and December 31, 2020.
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs were allocated on a relative fair value basis between shareholders’ equity and expense. The portion of offering costs allocated to the public warrants has been charged to expense in the prior year.

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Warrant Liabilities
As disclosed in Note 3, pursuant to the Initial Public Offering, the Company sold 34,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-fourth of one redeemable warrant (“Public Warrant”), equating to 8,625,000 Public Warrants issued. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). Simultaneously with the closing of its initial public offering, the Company consummated the sale of 4,450,000 warrants (“Private Placement Warrant”) at a price of $2.00 per warrant in a private placement to Jaws Sponsor LLC. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8).
The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. The Private Placement Warrants are identical to the Public Warrants, except that so long as the Private Placement Warrants are held by the Sponsor or any of its Permitted Transferees, the Private Placement Warrants: (i) may be exercised for cash or on a “cashless basis”, (ii) may not be transferred, assigned or sold until 30 days after the completion by the Company of an initial Business Combination, (iii) shall not be redeemable by the Company when the class A ordinary shares equal or exceeds $18.00, and (iv) shall only be redeemable by the Company when the class A ordinary shares are less than $18.00 per share, subject to certain adjustments (see Note 8).
The Company evaluated the Public and Private Placement Warrants and concluded that they do not meet the criteria to be classified as shareholders’ equity in accordance with ASC 815-40 “Derivatives and Hedging — Contracts in Entity’s Own Equity”. Specifically, the warrant agreement allows for the exercise of the Public and Private Placement Warrants to be settled in cash upon a tender offer where the maker of the offer owns beneficially more than 50% of the Class A shares following the tender offer. This provision precludes the warrants from being classified as shareholders’ equity as not all of the Company’s shareholders need to participate in such a tender offer to trigger the potential cash settlement. As the Public and Private Placement Warrants also meet the definition of a derivative under ASC 815, upon completion of the Initial Public Offering, the Company recorded these warrants as liabilities on its balance sheet, with subsequent changes in their respective fair values recognized in the statement of operations at each reporting date.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2021 and December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Income Per Ordinary Share
Net income per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted income per share does not consider the effect

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 13,075,000 shares of Class A ordinary shares in the aggregate.
The Company’s statements of operations includes a presentation of income per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net income per share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net income, adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.
The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):
Three Months Ended March 31, 2021
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest earned on marketable securities held in Trust Account	$4,700
Net Earnings	$4,700
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	34,500,000
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	$0.00
Non-Redeemable Class B Ordinary Shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Income	$16,083,886
Redeemable Net Earnings	(4,700)
Non-Redeemable Net Income	$16,079,186
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	8,625,000
Loss/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$1.86

Note:   As of March 31, 2021, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the shareholders.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Fair Value of Financial Instruments
The fair value of the Company’s warrant liabilities does not approximate their carrying amount, and as such, the warrant liabilities are recorded at fair value on the Company’s balance sheet. The fair value of the Company’s assets and other liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature.
Recently Adopted Accounting Standards
In August 2020, the FASB issued Accounting Standard Update (the “ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our unaudited condensed financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 34,500,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,450,000 Private Placement Warrants, at a price of $2.00 per Private Placement Warrant, for an aggregate purchase price of $8,900,000, in a private placement that will occur simultaneously with the closing of the Initial Public Offering. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
On September 14, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 7,187,500 Class B ordinary shares (the “Founder Shares”). On December 2, 2020, the Company effected a share dividend, resulting in 8,625,000 Founder Shares outstanding. All share and per-share amounts have been retroactively restated to reflect the share dividend. The Founder Shares

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
include an aggregate of up to 1,125,000 shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Founder Shares will equal, on an as-converted basis, 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On December 7, 2020, the underwriters fully exercised the over-allotment option, thus these shares were no longer subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Private Placement
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased 4,450,000 Private Placement Warrants at a price of $2.00 per Private Placement Warrant, for an aggregate purchase price of $8,900,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants and all underlying securities will expire worthless.
Administrative Services Agreement
The Company entered into an agreement, commencing on December 7, 2020, through the earlier of the consummation of a Business Combination and the Company’s liquidation, to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services. For the three months ended March 31, 2021, the Company incurred and paid $30,000 in fees for these services.
Promissory Note — Related Party
On September 14, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2020 or (ii) the completion of the Initial Public Offering. As of March 31, 2021 and December 31, 2020 there were $0 and $267,768 under the Promissory Note, respectively, which was repaid in full during the three months ended March 31, 2021.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $2.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of March 31, 2021 and December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 global pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration and Shareholders Rights
Pursuant to a registration and shareholders rights agreement entered into on December 2, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were paid a cash underwriting discount of $0.20 per Public Share, or approximately $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. Additionally, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $12,075,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Business Combination Agreement
On March 22, 2021 (the “Effective Date”), the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, JAWS Spitfire Merger Sub, LLC, a Delaware limited liability company (“JAWS Merger Sub”), and Velo3D, Inc. (“Velo3D”).
The Business Combination Agreement provides for, among other things, the consummation of the following transactions (collectively, the “Business Combination”) (i) the Company will become a Delaware corporation (the “Domestication”) and, in connection with the Domestication, (A) the Company’s name will be changed to “Velo3D, Inc.,” (B) each outstanding Class A ordinary share of the Company and each

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
outstanding Class b ordinary share of the Company will become one share of common stock of the Company (the “JAWS Common Stock”), and (C) each outstanding warrant of the Company will become one warrant to purchase one share of JAWS Common Stock, and (ii) following the Domestication, JAWS Merger Sub will merge with and into Velo3D, with Velo3D as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of the Company.
The Business Combination will be consummated subject to the deliverables and provisions as further described in the Business Combination Agreement.
NOTE 7 — SHAREHOLDER’S EQUITY
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2021 and December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 4,244,844 and 5,853,233 Class A ordinary shares issued and outstanding, excluding 30,255,156 and 28,646,767 Class A ordinary shares subject to possible redemption, respectively.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 8,625,000 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except that, prior to our initial Business Combination, only holders of our Class B ordinary shares will be entitled to vote on the appointment of directors, and except as required by law.
The Class B ordinary shares will automatically convert into our Class A ordinary shares at the time of a Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
NOTE 8 — WARRANT LIABILITIES
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable for cash or on a cashless basis and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemptions of warrants when the price per Class A ordinary share equals or exceeds $18.00.   Once the warrants become exercisable, the Company may call the warrants for redemption (except as described with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.   Once the warrants become exercisable, the Company may redeem the outstanding warrants:

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares;

•
if, and only if, the closing price of our Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the closing price of the Class A ordinary shares for any 20 trading days within a 30-day trading period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is has not completed a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price and the “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00” described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
In the event that a tender or exchange offer is made to and accepted by holder of more than 50% of the outstanding shares of a single class of common stock, all holders of the warrants would be entitled to receive cash for their warrants whereas only certain of the holders of the underlying shares of common stock would be entitled to cash. If the maker of the offer owns beneficially more than 50% of the issued and outstanding Class A shares following the offer, then the warrant holders may receive the highest amount of

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
cash/securities/assets than each holder would have been entitled to as a shareholder if the holder exercised the warrant prior to the offer.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above under “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00,”so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9 — FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following is a description of the valuation methodology used for assets and liabilities measured at fair value:
US Treasury Securities:   The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.
At March 31, 2021 and December 31, 2020, assets held in the Trust Account were comprised of $345,004,700 and $345,000,000 in mutual funds which trade in U.S. Treasury securities. During the period ended March 31, 2021, the Company did not withdraw any interest income from the Trust Account.
Warrant Liabilities:   The Company classifies its Public and Private Placement Warrants as liabilities in accordance with ASC Topic 815 “Derivatives and Hedging — Contracts in Entity’s Own Equity”. The Company’s valuation of the warrant liabilities utilized a Binomial Lattice in a risk-neutral framework (a special case of the Income Approach). The fair value of the Public Warrants utilized Level 1 inputs as they are traded on an active market. The fair value of the Private Placement Warrants utilized Level 3 inputs as it is based on the significant inputs not observable in the market as of March 31, 2021.

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
As of both March 31, 2021 and December 31, 2020 there were 8,625,000 Public Warrants and 4,450,000 Private Placement Warrants outstanding. The fair value of warrant liabilities at March 31, 2021 is as follows:
	Fair Value Measurements as of March 31, 2021 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrants	$16,905,000	$—	$—	$16,905,000
Private Placement Warrants	$—	$—	$8,722,000	$8,722,000
	Fair Value Measurements as of December 31, 2020 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrant liabilities	$—	$—	$28,462,500	$28,462,500
Private Placement Warrant Liabilities	$—	$—	$14,685,000	$14,685,000
The following table provides quantitative information regarding the Level 3 inputs used for the fair value measurements:
	As of March 31, 2021	As of December 31, 2020
Exercise Price	$11.50	$11.50
Stock Price	$10.25	$10.00
Term (years)	5.17	5.0
Volatility	26.6%	82.9%
Risk free interest rate	0.96%	0.42%
Dividend yield	0.0%	0.0%
Public and private warrant price	$1.96	$3.30
Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in January 2021, when the Public Warrants were separately listed and traded.
The following table provides a roll-forward of the fair value of the Company’s Public and Private Placement Warrant liabilities, for which the fair value was determined using Level 1 and 3 inputs, respectively:
Warrant Liabilities
Fair value at December 31, 2020	$43,147,500
Change in fair value of warrant liabilities	(17,520,500)
Fair value at March 31, 2021	$25,627,000
The change in fair value of $17,520,500 was recorded during the three months ended March 31, 2021 and is included in the change in fair value of warrant liabilities caption within the accompanying statement of operations.
NOTE 10 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the unaudited condensed balance sheet date up to the date unaudited condensed financial statements were available to be issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
JAWS Spitfire Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of JAWS Spitfire Acquisition Corporation (the “Company”), as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from September 11, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from September 11, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Restatement of Financial Statements
As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
May 12, 2021

JAWS SPITFIRE ACQUISITION CORPORATION
BALANCE SHEET
DECEMBER 31, 2020
As Restated
ASSETS
Current assets
Cash	$1,667,600
Prepaid expenses	727,217
Total Current Assets	2,394,817
Cash held in Trust Account	345,000,000
TOTAL ASSETS	$347,394,817
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$96,590
Accrued offering costs	340,282
Promissory note- related party	267,768
Total Current Liabilities	704,640
Warrant liabilities	43,147,500
Deferred underwriting fee payable	12,075,000
Total Liabilities	55,927,140
Commitments and Contingencies
Ordinary shares subject to possible redemption, 28,646,767 shares at $10.00 per share	286,467,670
Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 5,853,233 shares issued and outstanding (excluding 28,646,767 shares subject to possible redemption)	585
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding	863
Additional paid-in capital	6,766,010
Accumulated deficit	(1,767,451)
Total Shareholders’ Equity	5,000,007
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$347,394,817
The accompanying notes are an integral part of these financial statements.

JAWS SPITFIRE ACQUISITION CORPORATION
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM SEPTEMBER 11, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
As Restated
Formation and operating costs	$183,573
Transaction costs allocated to warrant liabilities	1,583,878
Loss from operations	1,767,451
Weighted average shares outstanding of Class A redeemable ordinary shares	34,500,000
Basic and diluted net income per share, Class A	$0.00
Weighted average shares outstanding of Class B non-redeemable ordinary shares	7,758,028
Basic and diluted net loss per share, Class B	$(0.23)
The accompanying notes are an integral part of these financial statements.

JAWS SPITFIRE ACQUISITION CORPORATION
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM SEPTEMBER 11, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – September 11, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	8,625,000	863	24,137	—	25,000
Sale of Class A shares in initial public offering, less fair value of public warrants, net of offering costs	34,500,000	3,450	—	—	298,991,678	—	298,995,128
Excess of fair value of private placement warrants over cash received	—	—	—	—	(5,785,000)	—	(5,785,000)
Class A ordinary shares subject to possible redemption	(28,646,767)	(2,865)	—	—	(286,464,805)	—	(286,467,670)
Net loss	—	—	—	—	—	(1,767,451)	(1,767,451)
Balance – December 31, 2020	5,853,233	$585	8,625,000	$863	$6,766,010	$(1,767,451)	$5,000,007
The accompanying notes are an integral part of these financial statements.

JAWS SPITFIRE ACQUISITION CORPORATION
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM SEPTEMBER 11, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
As Restated
Cash Flows from Operating Activities:
Net loss	$(1,767,451)
Adjustments to reconcile net loss to net cash used in operating activities:
Payment of formation costs through issuance of Class B ordinary shares	5,000
Transaction costs	1,583,878
Changes in operating assets and liabilities:
Prepaid expenses	(700,417)
Accrued expenses	96,590
Net cash used in operating activities	(782,400)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(345,000,000)
Net cash used in investing activities	(345,000,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	338,550,000
Proceeds from sale of Private Placement Warrants	8,900,000
Net cash provided by financing activities	347,450,000
Net Change in Cash	1,667,600
Cash – Beginning	—
Cash – Ending	$1,667,600
Non-Cash Investing and Financing Activities:
Initial classification of Class A ordinary shares subject to possible redemption	$286,646,240
Change in value of Class A ordinary shares subject to possible redemption	$(178,570)
Deferred underwriting fee payable	$12,075,000
Initial classification of warrant liabilities	$43,147,500
Offering costs paid by Sponsor in exchange for the issuance of Class B ordinary shares	$20,000
Payment of offering costs through promissory note – related party	$240,968
Payment of prepaid expenses through promissory note – related party	$26,800
Offering costs included in accrued offering costs	$340,282
The accompanying notes are an integral part of these financial statements.

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
JAWS Spitfire Acquisition Corporation (formerly known as Spitfire Acquisition Corporation) (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on September 11, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses or entities (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from September 11, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
As of December 31, 2020, the Company had cash of $1,667,600 held outside of the Trust Account. The Company incurred a net loss for the period from September 11, 2020 to December 31, 2020 of $1,767,451 and cash used in operating activities of $782,400. The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating the business through the consummation of a Business Combination. However, if the Company’s estimate of future costs are less than the actual amount necessary, the Company may have insufficient funds available to operate prior to the Business Combination. Moreover, the Company may need to obtain additional financing either to complete the initial Business Combination or because it becomes obligated to redeem a significant number of public shares upon consummation of the Business Combination, in which case the Company may issue additional securities or incur debt in connection with the Business Combination.
The registration statement for the Company’s Initial Public Offering was declared effective on December 2, 2020. On December 7, 2020, the Company consummated the Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 4,500,000 Units, at $10.00 per Unit, generating gross proceeds of $345,000,000 which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,450,000 warrants (the “Private Placement Warrants”) at a price of $2.00 per Private Placement Warrant in a private placement to Spitfire Sponsor LLC (the “Sponsor”), generating gross proceeds of $8,900,000, which is described in Note 5.
Offering costs amounted to $19,126,250, consisting of $6,900,000 of underwriting fees, $12,075,000 of deferred underwriting fees and $151,250 of other offering costs, net of $450,000 reimbursed from the underwriters.
Following the closing of the Initial Public Offering on December 7, 2020, an amount of $345,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus related to the Initial Public Offering. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to provide holders of Class A ordinary shares the right to have their shares redeemed in connection with its initial Business Combination or to redeem 100% of the Company’s public shares if we do not complete our initial Business Combination by December 7, 2022 or (ii) with respect to any other provision relating to shareholders’ rights, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.
The Company will have until December 7, 2022 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm),

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2 — RESTATEMENT
On April 12, 2021 the Securities and Exchange Commission (the “SEC”) released a public statement highlighting the potential accounting implications of certain terms of warrants issued by Special Purpose Acquisition Companies (“SPACs”). The Audit Committee of the Board of Directors of the Company, in consultation with management of the Company concluded that the Company’s previously issued financial statements and related disclosures as of December 31, 2020 and for the period from September 11, 2020 to December 31, 2020 should no longer be relied upon.
Upon reviewing the SEC’s public statement and evaluating the terms of its warrant agreements, the Company determined that it had improperly classified its Public Warrants and Private Placement Warrants as shareholders’ equity. In accordance with ASC 815-40 “Derivatives and Hedging — Contracts in Entity’s Own Equity”, the Company has concluded that its Public Warrants and Private Placement Warrants should be classified as a liability at fair value on its balance sheet, with subsequent changes in their respective fair values recognized in the statement of operations at each reporting date. In accordance with ASC 825-10 “Financial Instruments”, the Company has concluded that a portion of the transaction costs which directly related to the Initial Public Offering and Private Placement, which were previously charged to shareholders’ equity, should be allocated to the warrants based on their relative fair value against total proceeds and recognized as transaction costs in the statement of operations. Further discussion on the related terms and analysis resulting in this conclusion can be found in Note 3.
The Company is restating the financial statements and related disclosures as of December 31, 2020, and for the period from September 11, 2020 to December 31, 2020, to correct misstatements associated with the Company’s classification of its Public Warrants and Private Placement Warrants on its balance sheet, in accordance with ASC Topic 250, “Accounting Changes and Error Corrections”.
Description of Restatement Tables
See below for a reconciliation from the previously reported to the restated amounts as of December 31, 2020, and for the period from September 11, 2020 to December 31, 2020. The previously reported amounts were derived from the Company’s Annual Report on Form 10-K as of December 31, 2020, and for the period from September 11, 2020 to December 31, 2020 filed on March 30, 2021. These amounts are labeled as “As Previously Reported” in the table below. The amounts labeled “Adjustment” represent the effects of this Restatement due to the change in classification of the Public Warrants and Private Placement Warrants from shareholders’ equity to liability on the balance sheet.
The correction of this misstatement in the statement of operations related to the expensing of allocated transaction costs resulted in an expense to the company’s statement of operations of $1,583,878 for the period from September 11, 2020 to December 31, 2020. There was no impact to net cash used in operating, investing, and financing activities for the the period from September 11, 2020 to December 31, 2020 as a result of this Restatement.
The following presents a reconciliation of the balance sheet, statement of cash flows, and statement of operations from the prior period as previously reported to the restated amounts as of December 31, 2020.

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
The statement of shareholders’ equity for the period from September 11, 2020 to December 31, 2020 has been restated respectively, for the restatement impact to net income (loss) and ordinary shares subject to possible redemption:
	As Previously Reported		Adjustments	As Restated
Balance sheet as of December 7, 2020
Warrant liabilities	$		$43,147,500	$43,147,500
Total liabilities		12,683,050	43,147,500	55,830,550
Ordinary shares subject to possible redemption		329,793,740	(43,147,500)	286,466,240
Class A ordinary shares		152	432	584
Accumulated deficit		(5,000)	(1,583,878)	(1,588,878)
Additional paid-in-capital		5,003,995	1,583,447	6,587,441
Total Shareholder’s Equity		5,000,010	—	5,000,010
Balance sheet as of December 31, 2020
Warrant liabilities	$		$43,147,500	$43,147,500
Total liabilities		12,779,640	43,147,500	55,927,140
Ordinary shares subject to possible redemption		329,615,170	(43,147,500)	286,467,670
Class A ordinary shares		154	431	585
Accumulated deficit		(183,573)	(1,583,878)	(1,767,451)
Additional paid-in-capital		5,182,563	1,583,447	6,766,010
Total Shareholder’s Equity		5,000,007	—	5,000,007
Net loss from September 11, 2020 to December 31, 2020
Transaction costs allocated to warrant liabilities		$—	$1,583,878	$1,583,878
Net loss		(183,573)	(1,583,878)	(1,767,451)
Basic and diluted net loss per share, Class B		(0.02)	(0.21)	(0.23)
Cash flow from September 11, 2020 to December 31, 2020
Transaction costs allocated to warrant liabilities		$—	$1,583,878	$1,583,878
Net loss		(183,573)	(1,583,878)	(1,767,451)
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Investments Held in Trust Account
The Company’s portfolio of investments held in the Trust Account is comprised of investments in money market funds that invest in U.S. government securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest earned on Investments Held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020, there are 28,646,767 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs were allocated on a relative fair value basis between shareholders’ equity and expense. The portion of offering costs allocated to the public warrants has been charged to expense. The portion of offering costs allocated to the public shares has been charged to shareholders’ equity. On December 31, 2020, offering costs totaled $19,126,250 consisting of $6,900,000 of underwriting fees (including an aggregate amount of $450,000 reimbursed by the underwriters for application towards our offering expenses), $12,075,000 of deferred underwriting fees and $601,250 of other offering costs, of which $1,583,878 was charged to expense and $17,542,372 was charged to shareholders’ equity.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Loss Per Ordinary Share
Net income (loss) per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 13,075,000 shares of Class A ordinary shares in the aggregate.
The Company’s statements of operations includes a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per ordinary share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):
For the Period from September 11, 2020 (inception) Through December 31, 2020
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$—
Net Earnings	$—
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	34,500,000
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	$0.00
Non-Redeemable Class B Ordinary Shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(1,767,451)
Non-Redeemable Net Loss	$—
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	7,758,028
Loss/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$(0.23)
Note: As of December 31, 2020, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the shareholders.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Warrant Liabilities
As disclosed in Note 4, pursuant to the Initial Public Offering, the Company sold 34,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-fourth of one redeemable warrant (“Public Warrant”), equating to 8,625,000 Public Warrants issued. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 9). Simultaneously with the closing of its initial public offering, the Company consummated the sale of 4,450,000 warrants (“Private Placement Warrant”) at a price of $2.00 per warrant in a private placement to Jaws Sponsor LLC. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 9).
The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. The Private Placement Warrants are identical to the Public Warrants, except that so long as the Private Placement Warrants are held by the Sponsor or any of its Permitted Transferees, the Private Placement Warrants: (i) may be exercised for cash or on a “cashless basis”, (ii) may not be transferred,

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
assigned or sold until 30 days after the completion by the Company of an initial Business Combination, (iii) shall not be redeemable by the Company when the class A ordinary shares equal or exceeds $18.00, and (iv) shall only be redeemable by the Company when the class A ordinary shares are less than $18.00 per share, subject to certain adjustments (see Note 9).
The Company evaluated the Public and Private Placement Warrants and concluded that they do not meet the criteria to be classified as shareholders’ equity in accordance with ASC 815-40 “Derivatives and Hedging — Contracts in Entity’s Own Equity”. Specifically, the warrant agreement allows for the exercise of the Public and Private Placement Warrants to be settled in cash upon a tender offer where the maker of the offer owns beneficially more than 50% of the Class A shares following the tender offer. This provision precludes the warrants from being classified as shareholders’ equity as not all of the Company’s shareholders need to participate in such a tender offer to trigger the potential cash settlement. As the Public and Private Placement Warrants also meet the definition of a derivative under ASC 815, upon completion of the Initial Public Offering, the Company recorded these warrants as liabilities on its balance sheet, with subsequent changes in their respective fair values recognized in the statement of operations at each reporting date. In accordance with ASC 825-10 “Financial Instruments”, the Company has concluded that a portion of the transaction costs which directly related to the Initial Public Offering and Private Placement, which were previously charged to shareholders’ equity, would be allocated to the warrants based on their relative fair value against total proceeds, and recognized as transaction costs in the statement of operations.
Fair Value of Financial Instruments
The fair value of the Company’s warrant liabilities does not approximate their carrying amount, and as such, the warrant liabilities are recorded at fair value on the Company’s balance sheet. The fair value of the Company’s assets and other liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 4 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 34,500,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 9).
NOTE 5 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,450,000 Private Placement Warrants, at a price of $2.00 per Private Placement Warrant, for an aggregate purchase price of $8,900,000, in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 9). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 6 — RELATED PARTY TRANSACTIONS
Founder Shares
On September 14, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 7,187,500 Class B ordinary shares (the “Founder Shares”). On December 2, 2020, the Company effected a share dividend, resulting in 8,625,000 Founder Shares outstanding. All share and per-share amounts have been retroactively restated to reflect the share dividend. The Founder Shares include an aggregate of up to 1,125,000 shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Founder Shares will equal, on an as-converted basis, 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On December 7, 2020, the underwriters fully exercised the over-allotment option, thus these shares were no longer subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement, commencing on December 7, 2020, through the earlier of the consummation of a Business Combination and the Company’s liquidation, to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services. For the period ended September 11, 2020, through December 31, 2020, the Company incurred and paid $10,000, in fees for these services.
Promissory Note — Related Party
On September 14, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2020 or (ii) the completion of the Initial Public Offering. As of December 31, 2020, the Company borrowed an aggregate of $267,768 under the Promissory Note, which is currently due on demand.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
a price of $2.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.
NOTE 7 — COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, the results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration and Shareholder Rights
Pursuant to a registration and shareholders rights agreement entered into on December 2, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were paid a cash underwriting discount of $0.20 per Public Share, or approximately $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. Additionally, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $12,075,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 8 — SHAREHOLDERS’ EQUITY
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 5,853,233 Class A ordinary shares issued and outstanding, excluding 28,646,767 Class A ordinary shares subject to possible redemption.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 8,625,000 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except that, prior to our initial Business Combination,

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
only holders of our Class B ordinary shares will be entitled to vote on the appointment of directors, and except as required by law.
The Class B ordinary shares will automatically convert into our Class A ordinary shares at the time of a Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
NOTE 9 — WARRANT LIABILITIES
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable for cash or on a cashless basis and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Redemptions of warrants when the price per Class A ordinary share equals or exceeds $18.00.   Once the warrants become exercisable, the Company may call the warrants for redemption (except as described with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.   Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares;

•
if, and only if, the closing price of our Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the closing price of the Class A ordinary shares for any 20 trading days within a 30-day trading period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is has not completed a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price and the “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00” described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
In the event that a tender or exchange offer is made to and accepted by holder of more than 50% of the outstanding shares of a single class of common stock, all holders of the warrants would be entitled to receive cash for their warrants whereas only certain of the holders of the underlying shares of common stock would be entitled to cash. If the maker of the offer owns beneficially more than 50% of the issued and outstanding Class A shares following the offer, then the warrant holders may receive the highest amount of cash/securities/assets than each holder would have been entitled to as a shareholder if the holder exercised the warrant prior to the offer.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above under “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00,” so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 10.   FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following is a description of the valuation methodology used for assets and liabilities measured at fair value:
US Treasury Securities:   The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.
At December 31, 2020, assets held in the Trust Account were comprised of $345,000,000 in mutual funds which trade in U.S. Treasury securities. During the period ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account.
Warrant Liabilities:   The Company classifies its Public and Private Placement Warrants as liabilities in accordance with ASC Topic 815 “Derivatives and Hedging — Contracts in Entity’s Own Equity”. The Company’s valuation of the warrant liabilities utilized a Binomial Lattice in a risk-neutral framework (a special case of the Income Approach). The fair value of the warrants utilized Level 3 inputs as it is based on the significant inputs not observable in the market as of December 31, 2020.
The fair value of warrant liabilities at December 31, 2020 is as follows:
	Fair Value Measurements at December 31, 2020 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrant liabilities	$—	$—	$28,462,500	$28,462,500
Private Placement Warrant Liabilities	$—	$—	$14,685,000	$14,685,000
The following table provides quantitative information regarding the Level 3 inputs used for the fair value measurements:
	As of December 7, 2020 (Initial Measurement)	As of December 31, 2020
Exercise price	$11.50	$11.50
Stock price	$10.00	$10.00
Term (years)	5.0	5.0
Volatility	82.8%	82.9%
Risk free interest rate	0.46%	0.42%
Dividend yield	0.0%	0.0%
Public and private warrant price	$3.30	$3.30
The following table provides a roll-forward of the fair value of the Company’s warrant liability, for which fair value was determined using Level 3 inputs:
Warrant liabilities
Fair value at December 7, 2020	$43,147,500
Change in fair value	—
Fair value at December 31, 2020	$43,147,500

JAWS SPITFIRE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Transfers between levels within the fair value hierarchy are recognized at the end of the reporting period. There were no transfers to/from Level 1, 2 and 3 for the period from September 11, 2020 (inception) through December 31, 2020.
NOTE 11 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company identified one subsequent event that requires adjustment or disclosure in the financial statements.
On March 22, 2021 (the “Effective Date”), the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, JAWS Spitfire Merger Sub, LLC, a Delaware limited liability company (“JAWS Merger Sub”), and Velo3D, Inc. (“Velo3D”).
The Business Combination Agreement provides for, among other things, the consummation of the following transactions (collectively, the “Business Combination”) (i) the Company will become a Delaware corporation (the “Domestication”) and, in connection with the Domestication, (A) the Company’s name will be changed to “Velo3D, Inc.,” (B) each outstanding Class A ordinary share of the Company and each outstanding Class b ordinary share of the Company will become one share of common stock of the Company (the “JAWS Common Stock”), and (C) each outstanding warrant of the Company will become one warrant to purchase one share of JAWS Common Stock, and (ii) following the Domestication, JAWS Merger Sub will merge with and into Velo3D, with Velo3D as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of the Company.
The Business Combination will be consummated subject to the deliverables and provisions as further described in the Business Combination Agreement.

Velo3D, Inc.
Condensed Balance Sheets
March 31, 2021 and December 31, 2020 (Unaudited)
	March 31,	December 31,
	2021	2020
	(in thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	$15,876	$15,517
Accounts receivable, net	6,046	1,232
Inventories	6,935	7,309
Contract assets	484	3,033
Prepaid expenses and other current assets	483	807
Total current assets	29,824	27,898
Property and equipment, net	914	1,006
Equipment on lease, net	6,030	2,855
Other assets	912	932
Total assets	$37,680	$32,691
Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$4,120	$1,226
Accrued expenses and other current liabilities	3,491	2,512
Debt – current portion	4,696	3,687
Contract liabilities	10,857	4,702
Total current liabilities	23,164	12,127
Long-term debt – less current portion	4,647	4,316
Convertible notes payable	5,000	—
Other noncurrent liabilities	2,112	365
Total liabilities	34,923	16,808
Commitments and contingencies (Note 16)
Redeemable convertible preferred stock, $0.00001 par value, 125,419,265 shares authorized as of March 31, 2021 and December 31, 2020; 117,734,383 shares issued and outstanding as of March 31, 2021 and December 31, 2020; liquidation preference of $133,762 as of March 31, 2021 and December 31, 2020, respectively	123,704	123,704
Stockholders’ deficit:
Common stock, $0.00001 par value – 216,000,000 shares authorized at March 31, 2021 and December 31, 2020, 19,686,205 and 19,637,872 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	15,376	14,954
Accumulated deficit	(136,324)	(122,776)
Total stockholders’ deficit	(120,947)	(107,821)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$37,680	$32,691
The accompanying notes are an integral part of these condensed financial statements.

Velo3D, Inc.
Condensed Statements of Operations and Comprehensive Loss
Three Months Ended March 31, 2021 and 2020 (Unaudited)
	Three months ended March 31,
	2021	2020
	(in thousands, except share and per share data)
Revenue	$1,172	$6,399
Cost of revenue	1,562	4,483
Gross profit (loss)	(390)	1,916
Operating expenses
Research and development	4,695	3,709
Selling and marketing	2,023	1,513
General and administrative	4,786	2,340
Total operating expenses	11,504	7,562
Loss from operations	(11,894)	(5,646)
Interest expense	(120)	(81)
Other income (expense), net	(1,534)	25
Loss before provision for income taxes	(13,548)	(5,702)
Provision for income taxes	—	—
Net loss and comprehensive loss	$(13,548)	$(5,702)
Net loss per share attributable to common stockholders, basic and diluted	$(0.69)	$(0.32)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	19,656,762	18,068,448
The accompanying notes are an integral part of these condensed financial statements.

Velo3D, Inc.
Condensed Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Three Months Ended March 31, 2021 and 2020 (Unaudited)
(in thousands, except share data)	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ (Deficit)
	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	27,967,896	$101,858	18,064,695	$1	$13,196	$(114,020)	$(100,823)
Issuance of common stock upon exercise of stock options	—	—	7,187	—	6	—	6
Stock-based compensation	—	—		—	388	—	388
Net loss			—	—	—	(5,702)	(5,702)
Balance as of March 31, 2020	27,967,896	$101,858	18,071,882	$1	$13,590	$(119,722)	$(106,131)
Balance as of December 31, 2020	117,734,383	$123,704	19,637,872	$1	$14,954	$(122,776)	$(107,821)
Issuance of common stock upon exercise of stock options	—	—	48,333	—	39	—	39
Issuance of common stock warrants in connection with financing	—	—		—	68	—	68
Stock-based compensation	—	—		—	315	—	315
Net loss			—	—	—	(13,548)	(13,548)
Balance as of March 31, 2021	117,734,383	$123,704	19,686,205	$1	$15,376	$(136,324)	$(120,947)
The accompanying notes are an integral part of these condensed financial statements.

Velo3D, Inc.
Condensed Statements of Cash Flows
Three Months Ended March 31, 2021 and 2020 (Unaudited)
	Three months ended March 31,
	2021	2020
	(In thousands)
Cash flows from operating activities
Net loss	$(13,548)	$(5,702)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	363	256
Stock-based compensation	315	388
Changes in assets and liabilities
Accounts receivable	(4,814)	(107)
Inventories	374	(810)
Contract assets	2,549	(885)
Prepaid expenses and other assets	344	500
Accounts payable	2,894	2,916
Accrued expenses and other liabilities	2,726	(1,266)
Contract liabilities	6,155	(2,012)
Net cash used in operating activities	(2,642)	(6,722)
Cash flows from investing activities
Purchase of property and equipment	(120)	(395)
Production of equipment for lease to customers	(3,326)	—
Net cash used in investing activities	(3,446)	(395)
Cash flows from financing activities
Proceeds from loan issuances	2,400	—
Repayment of loan	(992)	(161)
Proceeds from convertible notes	5,000	—
Issuance of common stock upon exercise of stock options	39	6
Net cash provided by (used in) financing activities	6,447	(155)
Net change in cash and cash equivalents	359	(7,272)
Cash and cash equivalents at beginning of period	15,517	9,815
Cash and cash equivalents at end of period	$15,876	$2,543
Supplemental disclosure of non-cash information
Unpaid liabilities related to property and equipment	$—	$260
Issuance of common stock warrants in connection with financing	$68	$—
The accompanying notes are an integral part of these condensed financial statements.

Velo3D, Inc.
Notes to Condensed Financial Statements
(Unaudited)
1. Description of Business and Basis of Presentation
Velo3D, Inc. (the “Company”) produces metal additive three dimensional printers (“3D Printers”) which enable the production of components for space rockets, jet engines, fuel delivery systems and other high value metal parts, which it sells or leases to customers for use in their businesses. The Company also provides support services (“Support Services”) for an incremental fee. The Company was founded in June 2014 as a Delaware corporation headquartered in Campbell, California. The first commercially developed 3D Printer was delivered in the fourth quarter of 2018.
Basis of Presentation
The condensed financial statements include the accounts of the Company and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the requirements of the U.S. Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by U.S. GAAP can be condensed or omitted. These condensed financial statements have been prepared on the same basis as its annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for the fair statement of the Company’s financial information. These interim results are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2021, or for any other interim period or for any other future year. The condensed balance sheet as of December 31, 2020 has been derived from the audited financial statements of the Company. These condensed financial statements should be read in conjunction with the Company’s audited financial statements and the notes.
Merger Agreement
In March 2021, the Company entered into a merger agreement with JAWS Spitfire Acquisition Corp. As a result of the proposed Merger, JAWS Spitfire will domesticate as a corporation incorporated under the laws of the state of Delaware and the Company will survive the Merger as a wholly-owned subsidiary of JAWS Spitfire. The Company will be renamed “Velo3D Corporation” and JAWS Spitfire will be renamed to Velo3D, Inc. (“New Velo3D”). The Company’s board of directors unanimously approved the entry into the Merger.
Upon the closing of the Merger, all outstanding shares of the Company’s common stock, after giving effect to the conversion of the Company’s issued and outstanding preferred stock into the Company’s common stock, will be cancelled and exchanged into the right to receive shares of New Velo3D common stock at a deemed value of $10.00 per share after giving effect to the exchange ratio. Additionally, all of the Company’s outstanding stock warrants, and stock options, for shares of the Company’s common stock will be cancelled and exchanged into equivalent outstanding stock warrants, and stock options with similar terms for shares of New Velo3D common stock at a deemed value of $10.00 per share after giving effect to the exchange ratio. The exchange ratio will be determined prior to the closing of the Merger and represents a fully-diluted pre-transaction equity value of the Company of $1,500.0 million.
All holders of the Company’s issued and outstanding common stock, outstanding vested and unexercised stock options, and outstanding vested as of the closing of the Merger will also be eligible to receive up to 22.1 million additional shares of New Velo3D common stock, (assuming the expected capital structure as of May 31, 2021) comprised of two separate tranches of 12.0 million shares per tranche, upon the earliest occurrence of the specified earnout triggering events for each tranche prior to the fifth anniversary of the closing of the Merger, including the (i) date on which the volume-weighted average trading sale price of one share of New Velo3D common stock quoted on Nasdaq is greater than or equal to $12.50 and $15.00, respectively per tranche, for any 20 trading days within any 30 consecutive trading day period, (ii) a change in control of New Velo3D pursuant to which holders of New Velo3D common stock have the right to receive consideration implying a value per share greater than or equal to $12.50 and $15.00, respectively per tranche.

Velo3D, Inc.
Notes to Condensed Financial Statements
(Unaudited)
The Merger agreement provides that the obligations of the Company to consummate the Merger are conditioned on, among other things, that as of the closing of the Merger, the amount of cash available in JAWS Spitfire’s trust account, after including the cash proceeds received in a concurrent private placement and deducting the amounts required to satisfy JAWS Spitfire’s obligations if any shareholders exercise their rights to redeem their public shares in connection with the shareholders’ approval of the Merger and the payment of the unpaid JAWS Spitfire expenses and liabilities, is at least equal to $350.0 million. This condition is for the sole benefit of the Company. The Merger is subject to the approval by the JAWS Spitfire shareholders.
Going Concern, and Liquidity and Capital Resources
The accompanying financial statements are unaudited and have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. Since inception, the Company has not achieved profitable operations or generated positive cash flows from operations. As of March 31, 2021, the Company had an accumulated deficit of $136.3 million. The Company has incurred net losses since inception. The Company is subject to risks, expenses, and uncertainties frequently encountered by companies in this stage of development and industry. These risks include, but are not limited to, the uncertainty of availability of additional financing, limited management resources, intense competition, dependence on the future acceptance of products in development by customers, and the uncertainty of achieving future profitability.
The Company’s activity has been funded primarily with proceeds from the issuance of redeemable convertible preferred stock, borrowings under its loan facilities, and customer payments and deposits. The Company intends to raise additional capital in connection with the completion of the merger with JAWS Spitfire Acquisition Corp, a publicly traded blank check company incorporated as a Cayman Islands exempted company (“JAWS Spitfire”) (the “Merger”).
In April 2021, the Company entered into a $53.5 million loan (see note 18, Subsequent Events). The debt was to cover working capital requirements and repay certain indebtedness of the Company’s original loan. This loan may not be sufficient to fund the Company’s growth for the next 12 months.
If the Company is unable to raise sufficient additional capital, through future debt or equity financings or through strategic and collaborative ventures with third parties, the Company will not have sufficient cash flows and liquidity to fund its planned business for the next 12 months. There can be no assurances that the Company will be able complete the Merger or that, in the event that the Merger does not take place, that the Company will be able to secure alternate forms of financing at terms that are acceptable to its management or at all. In that event, the Company might be forced to limit many of its business plans and consider other means of creating value for its stockholders. Based on the factors described above, and after considering management’s plans, there is substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date of issuance of these unaudited financial statements.
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of the unaudited accompanying financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results and outcomes could differ significantly from the Company’s estimates, judgments, and assumptions. Significant estimates include determining useful lives of long-lived assets, the determination of the incremental borrowing rate used for operating lease liabilities, standalone selling price for performance obligations in contracts with customers, the valuation of redeemable convertible preferred stock warrants and common stock warrants, the fair value

Velo3D, Inc.
Notes to Condensed Financial Statements
(Unaudited)
of common stock and other assumptions used to measure stock-based compensation, inventory reserves, and the valuation of deferred income tax assets and uncertain tax positions.
These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in these estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from these estimates and assumptions.
Concentration of Credit Risk and Other Risks and Uncertainties
The Company’s financial instruments that potentially expose the Company to concentration of credit risk consist mainly of cash and cash equivalents and accounts receivable, net. The Company maintains its cash and cash equivalents in domestic cash accounts with large, creditworthy financial institutions. The Company has not experienced any losses on its deposits of cash and cash equivalents through deposits with federally insured commercial banks and at times cash balances may be in excess of federal insurance limits.
The three largest customers generated 56.0%, 23.8%, and 4.1% of total revenue as of March 31, 2021. The same customers generated 30.6%, 0.2% and 0.3% of accounts receivable, net respectively as of March 31, 2021.
The three largest customers accounted for 52.1%, 25.0% and 20.6% of total revenue as of March 31, 2020. The same customers generated 32.9%, 0.0% and 62.5% of accounts receivable, net respectively as of March 31, 2020.
The Company relies on four key suppliers for products and services. While alternative providers could be identified, the Company is subject to supply and pricing risks.
Impact of COVID-19
The Company continues to operate its business through the COVID-19 pandemic and has taken additional precautions to ensure the safety of its employees, customers, and vendors with which it operates. The impact of COVID-19 on the Company’s operating results has added uncertainty in timing of customer orders creating longer lead times for sales and marketing.
Fair Value Measurements
The Company has applied the framework for measuring fair value which requires a fair value hierarchy to be applied to all fair value measurements. Assets and liabilities measured at fair value are classified into one of three levels in the fair value hierarchy based on the inputs used to measure fair value as follows: Level 1 — Quoted prices observed in active markets for identical assets or liabilities; Level 2 — Inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly; and Level 3 — Significant unobservable market inputs for the asset or liability.
As of March 31, 2021 and December 31, 2020, warrants for redeemable convertible preferred stock were the only liabilities measured at fair value on a recurring basis.
The carrying amounts of cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to their short-term maturities. The long-term debt (including convertible notes) with variable interest at market rates is carried at amortized cost, which approximates its fair value and was classified as Level 2. See Note 11, Long-Term Debt and Note 12, Convertible Notes Payable, for further information. Warrants for redeemable convertible preferred stock and convertible notes payable were classified as Level 3.

Velo3D, Inc.
Notes to Condensed Financial Statements
(Unaudited)
Information by Segment and Geography
The Company manages its operations and allocates resources as a single operating segment. Further, the Company manages, monitors, and reports its financial results as a single reporting segment. The Company’s chief operating decision-maker is its Chief Executive Officer, who reviews financial information presented on an entity-wide basis for purposes of making operating decisions, assessing financial performance, and allocating resources. The Company has no segment managers who are held accountable by the CODM for operations, operating results, and planning for levels of components below the entity-wide level.
The Company currently sells its products in the United States and other locations. No long-lived assets are located outside the U.S. Revenue by geographic area based on the billing address of the customers were as follows:
	Three months ended March 31,
	2021	2020
	(In thousands)
United States	$1,141	$6,372
Other	31	27
Total	$1,172	$6,399
The following table summarizes revenue disaggregated by products and service type:
	Three months ended March 31,
	2021	2020
	(In thousands)
3D Printers	$234	$6,064
Recurring Payment (defined below)	263	—
Support services	675	335
Total	$1,172	$6,399
Revenue Recognition
On January 1, 2019, the Company adopted ASC 606, “Revenue from Contracts with Customers” utilizing the full retrospective method. Revenue subject to ASC 606 consists of 3D Printer sales and Support Services (recognition of Recurring Payment consisting of payments from lessees of the Company’s equipment discussed below). The Company determines revenue recognition through the following fivestep model for recognizing revenue: (1) identification of the contract with a customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, the Company satisfies its performance obligation.
A typical contract with customers for the 3D Printer and bundled software includes the Support Services. The Company provides one price for all deliverables including the 3D Printer and bundled software, and for the Support Services. Typically, the Company has one distinct obligation to transfer the 3D Printers and bundled software, and another distinct obligation to provide the Support Services.
The transaction price is allocated to the separate performance obligations on a relative standalone selling price (“SSP”) basis. The Company determines SSP based on observable standalone selling price when it is available, as well as other factors, including the price charged to its customers, its discounting practices, and its overall pricing objectives including risk adjusted gross profit margin for products and services, while

Velo3D, Inc.
Notes to Condensed Financial Statements
(Unaudited)
maximizing observable inputs. In situations where pricing is highly variable, or a product is never sold on a stand-alone basis, the Company estimates the SSP using the residual approach. Significant judgment is used to identify and account for each of the two performance obligations.
3D Printer Sales
The Company bills its customers beginning at the time of acceptance of the purchase order (which represents a deposit), with the second billing at the time of shipment and final billing upon site acceptance test completion. The timeframe from order to completion of the site acceptance test occurs typically over three to six months. Revenue for the 3D Printer is recognized at a point-in time, which occurs upon transfer of control to the customer at shipment. Site installation, testing and customer training are incidental to customer acceptance.
The Company has elected not to recognize shipping to customers as a separate performance obligation. Revenue from shipping billed to customers for each of the three months ended March 31, 2021 and 2020 was $0.1 million.
Support Services
Support Services are field service engineering, phone and email support, preventative maintenance, and limited on and off-site consulting support. A subsequent Support Service contract is available for renewal after the initial period based on the then fair value of the service.
Support Services revenue are recognized evenly over the contract period beginning with customer performance test acceptance.
Recurring Payment (operating lease revenue from customers)
The Company enters into operating leases (“Recurring Payment”) for customers who do not purchase the 3D Printers (“equipment”). On January 1, 2019, the Company adopted ASC 842, “Leases,” and determined that arrangements providing for recurring payments from customers qualify as leases. The contracts explicitly specify the equipment which is a production system with defined components and services including the printer itself, services, and accessories. The asset is physically distinct, the supplier does not have substitution rights, and the customer holds the right to direct the use of and obtain substantially all of the economic benefits from the use of the identified asset. As of March 31, 2021, initial lease terms are 12 months and the Company has considered the possibility of renewals when determining the length of the contract and the expectation is that customers will not exercise any renewal or purchase options at the end of the lease. The arrangements provide for a base rent and usually provide for variable payments based on usage in excess of a defined threshold. Support Services are included during the lease term. The variable payments are recognized when the event determining the amount of variable consideration to be paid occurs. As of March 31, 2021, there has been no variable consideration recognized to date.
Equipment under lease contracts is reclassified from inventory at its basis and depreciated over five years to a salvage value. Income from the lessee is recorded as revenue using the straight-line method over the term of the lease. Support services are a non-lease component. The practical expedient has been elected to include rents and this non-lease component as one revenue stream recognized over the lease term on a straight-line basis. Costs associated with this component are classified as cost of revenue and recognized as incurred.
Costs for warranties for parts and services for equipment under lease are accrued separately at lease commencement and amortized to cost of revenue over the lease term to the extent the costs are probable and can be reasonably estimated since the related revenue is being recognized over the lease term. Warranty accruals were not material as of March 31, 2021 and December 31, 2020.

Velo3D, Inc.
Notes to Condensed Financial Statements
(Unaudited)
Equipment leased to customers are considered long-lived assets and are tested for impairment. Management evaluates its long-lived assets, on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Accounting Standards Codification (“ASC”), ASC Topic 360, Property, Plant and Equipment.
Other Revenue
Revenue is recognized for parts sold to customers independent of the 3D Printer sales or Support Services contract. Such revenue is recognized at a point-in time, which occurs upon transfer of control to the customer at shipment. Revenue from parts was not material for the three months ended March 31, 2021 and 2020.
Contracts Assets and Contract Liabilities
Contract assets consist of unbilled receivables and are recorded when revenue is recognized in advance of scheduled billings to the Company’s customers. A contract asset is recognized when products or services are transferred to a customer and the right to consideration is conditional on something other than the passage of time. Contract liabilities include amounts billed or collected which is related to remaining performance obligations. Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods.
The amount of revenue recognized during the three months ended March 31, 2021 included in contract liabilities as of December 31, 2020 was $0.3 million. The amount of revenue recognized during the three months ended March 31, 2020 that was included in contract liabilities as of December 31, 2019 was $0.3 million.
Cost of Revenue
Cost of 3D Printer includes the manufacturing cost of the components and subassemblies purchased from vendors for the assembly, as well as, raw materials and assemblies, shipping costs, and other directly associated costs. Cost of 3D Printer also includes allocated overhead costs from headcount related costs, such as salaries and stock-based compensation, depreciation of manufacturing related equipment and facilities, and information technology costs.
Cost of Recurring Payment includes depreciation of the equipment on lease over the useful life of five years less the residual value, and an allocated portion of Cost of Support Services.
Cost of Support Services includes the cost of spare or replacement parts for preventive maintenance, installation costs, allocated headcount related costs, such as salaries, stock-based compensation, depreciation of manufacturing related equipment and facilities, and information technology costs. The headcount related costs are directly associated with the engineers dedicated to remote and on-site support, training, travel costs, and other services costs.
Warranties on 3D Printers
The Company generally provides standard warranty coverage on its products for twelve months, providing parts necessary to repair the systems during the warranty period. The Company accounts for the estimated warranty cost as a charge to cost of revenue when revenue is recognized. The estimated warranty cost is based on historical and predicted product failure rates and repair expenses. Warranty expense for the three months ended March 31, 2021 and 2020 was not material.
Operating Expenses
Research and development expenses consist primarily of salary and related expenses, including stock-based compensation, for personnel related to the development of improvements and expanded features for

Velo3D, Inc.
Notes to Condensed Financial Statements
(Unaudited)
the Company’s products and services, as well as quality assurance, testing, product management, and allocated overhead. Research and development costs are expensed as incurred.
Selling and marketing expenses consist primarily of salary and related expenses, including stock-based compensation, for personnel related to the sales and marketing efforts to expand the Company’s brand and market share. Also, selling and marketing expenses includes third-party consulting fees, advertising, and allocated overhead. The Company expenses the cost of advertising, including promotional expenses, as incurred. Advertising expenses for the three months ended March 31, 2021 and 2020 were not material.
General and administrative expenses consist primarily of salaries, occupancy costs including rent and utilities, and depreciation; information technology used in the business; professional services costs including legal, accounting, and consulting; and other.
Recently Adopted Accounting Pronouncements
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes (“Topic 740”), which simplifies the accounting for income taxes by eliminating some exceptions to the general approach in Accounting Standards Codification 740, Income Taxes. It also clarifies certain aspects of the existing guidance to promote more consistent application. This standard is effective for the Company in fiscal year 2021, and early adoption is permitted. The Company adopted the guidance and there is no material impact on its condensed financial statements.
In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“Topic 848”),” which provides optional expedients and exceptions for applying U.S. GAAP to contract modifications, hedging relationships, and other transactions, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The guidance was effective for the Company beginning on March 12, 2020 and the amendments will be applied prospectively through December 31, 2022.
In August 2020, the FASB issued No. ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). This ASU simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP.
Consequently, more convertible debt instruments will be reported as a single liability instrument and more redeemable convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted earnings per share (“EPS”) calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 including interim periods within those fiscal years. Early adoption is permitted but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Board specified that an entity should adopt the guidance as of the beginning of its annual fiscal year. The Company early adopted the new guidance effective January 1, 2021 using the modified retrospective method. Adoption of this guidance did not have a material impact on the Company’s financial statements and disclosures.
Recently Issued Accounting Pronouncements
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“Topic 326”)”, and has since released various amendments including ASU No. 2019-04. The guidance modifies the measurement of expected credit losses on certain financial instruments. This guidance is effective for the Company for the fiscal year beginning

Velo3D, Inc.
Notes to Condensed Financial Statements
(Unaudited)
after December 15, 2022. Early adoption is permitted. The Company is currently assessing the impact of the guidance on its financial statements and disclosures.
3. Basic and Diluted Net Loss per Share
The following table sets forth the computation of the Company’s basic and diluted net loss per share to common stockholders:
	Three months ended March 31,
	2021	2020
	(In thousands, except share data)
Numerator:
Net loss	$(13,548)	$(5,702)
Denominator:
Weighted average shares used in computing net loss per share – basic and diluted	19,656,762	18,068,448
Net loss per share – basic and diluted.	$(0.69)	$(0.32)
The following potentially dilutive shares of common stock equivalents “on an as-converted basis” were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have had an antidilutive effect:
	Three months ended March 31,
	2021	2020
	(per share data)
Redeemable convertible preferred stock	147,876,672	27,967,896
Convertible promissory note	6,756,757	4,029,223
Redeemable convertible preferred stock warrants	408,729	173,362
Common stock warrants	281,369	63,621
Common stock options issued and outstanding	25,993,779	6,845,113
Total potentially dilutive common share equivalents	181,317,306	39,079,215
4. Accounts Receivable, Net
Accounts receivable, net consisted of the following:
	March 31,	December 31,
	2021	2020
	(In thousands)
Trade Receivables	$6,113	$1,299
Less: Allowances for Doubtful Accounts	(67)	(67)
Total	$6,046	$1,232

Velo3D, Inc.
Notes to Condensed Financial Statements
(Unaudited)
5. Inventories
Inventories consisted of the following:
	March 31,	December 31,
	2021	2020
	(In thousands)
Raw materials	$2,335	$1,948
Work-in-progress	4,600	5,361
Total	$6,935	$7,309
6. Prepaid expenses and other current assets
Prepaid expenses and other current assets consisted of the following:
	March 31,	December 31,
	2021	2020
	(In thousands)
Prepaid insurance and other	$429	$525
Vendor prepayments	54	282
Total	$483	$807
7. Property and Equipment, Net
Property and equipment, net consisted of the following:
	March 31,	December 31,
	2021	2020
	(In thousands)
Computers and software	$524	$510
R&D lab equipment	527	469
Furniture and fixtures	40	40
Leasehold improvements	1,876	1,828
Total property, plant and equipment	2,967	2,847
Less accumulated depreciation	(2,053)	(1,841)
Property, plant and equipment, net	$914	$1,006
Depreciation expense for the three months ended March 31, 2021 and 2020 was $0.2 million and $0.3 million, respectively.
8. Equipment on Lease, Net
The equipment leased to customers had a cost basis of $6.4 million and accumulated depreciation of $0.2 million as of March 31, 2021. Total lease revenue earned for the three months ended March 31, 2021 was $0.4 million. The total depreciation expense was $0.2 million and included in cost of revenue for the three months ended March 31, 2021.
As of December 31, 2020, there were four 3D Printers (equipment) leased to customers. The equipment leased to customers had a cost basis of $3.0 million and accumulated depreciation of $0.2 million as of December 31, 2020.

Velo3D, Inc.
Notes to Condensed Financial Statements
(Unaudited)
For three 3D Printers under lease to customers, the Company entered into debt secured by the leased equipment. The proceeds received were recognized as a financial liability under long-term debt. Lease payments for $1.2 million and $1.3 million were due for the year as of March 31, 2021 and December 31, 2020, respectively. See Note 11, Long-term Debt, for a description of these financing arrangements.
For the three months ended March 31, 2021 principal payments of $0.2 million were paid for equipment lease loans. There was no equipment leased for the three months ended March 31, 2020.
9. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following:
	March 31,	December 31,
	2021	2020
	(In thousands)
Accrued expenses	$1,325	$787
Accrued salaries and benefits	1,734	1,231
Lease liability – current portion	432	494
Total	$3,491	$2,512
10. Leases
The Company leases its office and manufacturing facilities under two non-cancellable operating leases which expire in September 2021 and January 2023. The leases provide for base rent and certain reimbursement of lessor’s operating expenses. The agreements include a provision for renewal at the then market rate for terms specified in each lease. In April 2021, the Company renewed the office lease scheduled to end in September 2021 for an additional three years ending November 2024.
The Company entered into a financing lease for computer equipment in March 2021. The non-cancellable lease term is for three years and expires in February 2024.
Total ROU (Right-of-Use) assets (recorded in “Other Assets”) and lease liabilities (recorded in “Accrued expenses and other current liabilities” and “Other noncurrent liabilities”) are as follows:
	March 31,	December 31,
	2021	2020
	(In thousands)
Right-of-use assets:
Net book value (Other assets)	$622	$633
Operating lease liabilities:
Current (Accrued expense and other current liabilities)	$400	$494
Noncurrent (Other noncurrent liabilities)	178	73
	$578	$567
Financing lease liabilities:
Current (Accrued expense and other current liabilities)	$32	$—
Noncurrent (Other noncurrent liabilities)	66	—
	$98	$—
Total lease liabilities	$676	$567

Velo3D, Inc.
Notes to Condensed Financial Statements
(Unaudited)
ROU assets are considered long-lived assets and are tested for impairment There were no impairments recorded related to these assets for the three months ended March 31, 2021 and 2020. Management evaluates its long-lived assets, on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Accounting Standards Codification (“ASC”), ASC Topic 360, Property, Plant and Equipment.
Information about lease-related balances were as follows:
	Three months ended March 31,
	2021	2020
	(In thousands, except years and percentages)
Operating lease expense	$143	$143
Financing lease expense	3	—
Short-term lease expense	15	15
Total lease expense	$161	$158
Cash paid for leases	$163	$162
Weighted – average remaining lease term – operating leases (years)	1.63	1.58
Weighted – average discount rate – operating leases	4.46%	4.47%
Future minimum lease payments under non-cancellable operating leases as of March 31, 2021 are as follows:
(In thousands)
Remainder of 2021	$380
2022	241
2023	20
2024	—
Total operating lease payments	$641
Less portion representing imputed interest	(63)
Total operating lease liabilities	$578
Less current portion	(400)
Long-term portion	$178
11. Long-Term Debt
Long-term debt consisted of the following:
	March 31,	December 31,
	2021	2020
	(In thousands)
Term loan	$4,506	$5,150
Property and equipment loan	667	833
Equipment loan	4,292	2,081
Deferred financing costs	(122)	(61)
Total	$9,343	$8,003
Debt – current portion	4,696	3,687
Long-term debt – less current portion	4,647	4,316
The Company’s banking arrangement includes three facilities with its primary bank (noted below). These loans contains customary representations and warranties, reporting covenants, events of default, and

Velo3D, Inc.
Notes to Condensed Financial Statements
(Unaudited)
termination provisions. The affirmative covenants include, among other things, that the Company furnish monthly financial statements, a yearly budget, timely files taxes, maintains good standing and government compliance, maintains liability and other insurance, and furnishes audited financial statements no later than the date of delivery to the Board of Directors.
In connection with the borrowings, on December 17, 2020, the Company incurred $0.1 million of deferred financing costs. The Company amortizes these costs over the life of the borrowing. As of March 31, 2021 and December 31, 2020, the remaining unamortized balance of deferred financing costs was less than $0.1 million for both periods, and was included in “Debt — current portion”, net of deferred financing costs on the balance sheets.
On May 14, 2021, the Company signed the third amended and restated loan and security agreement for a $53.5 million debt financing proposal. See Note 18, Subsequent Events, for further discussion.
Term Loan — On April 18, 2019, the Company executed a loan facility for $5.2 million with a variable interest rate of Prime plus 0.25% and a term of four years. On April 7, 2020, the Company executed a deferral of principal payments and an additional refinance occurred on December 17, 2020 with a new loan facility for $5.2 million with a variable interest rate of Prime plus 0.25% and a term of two years. The refinancing was accounted for as a debt modification under ASC Topic 470, Debt. The effective interest rate was 3.4% and 3.5% for the three months ended March 31, 2021 and 2020, respectively.
Property and Equipment Loan — On July 2, 2018, the Company executed a loan facility for $2.0 million. On September 26, 2018, $2.0 million was drawn down with a variable interest rate of Prime plus 1% and a term of three years. This facility was refinanced on December 17, 2020 with a new loan facility for $0.9 million with a variable interest rate of Prime plus 1% and a term of three years. The effective interest rate was 4.0% and 3.4% for the three months ended March 31, 2021 and 2020, respectively.
Equipment Loan — During the year ended December 31, 2020, the Company executed facilities for $2.4 million secured by the equipment leased to customers. One facility was for $0.8 million with a variable interest rate of the greater of Prime rate plus 0.0% or 3.25%. The second facility was for $1.6 million with a fixed interest rate of 6%. All facilities had terms of three years.
During the three months ended March 31, 2021, the Company executed three additional facilities for $2.4 million secured by equipment leased to customers. All three of the facilities are with a variable interest rate of the greater of Prime rate plus 0.0% or 3.25%. During the three months ended March 31, 2021, the Company made principal payments of $0.2 million. The effective interest rate was 3.25% for the three months ended March 31, 2021.
The future minimum aggregate payments for the above borrowings are as follows as of March 31, 2021:
(In thousands)
Remainder of 2021	$3,557
2022	4,341
2023	1,313
2024	200
$9,411

Velo3D, Inc.
Notes to Condensed Financial Statements
(Unaudited)
12. Convertible Notes Payable
Convertible notes payable consisted of the following:
	March 31,	December 31,
	2021	2020
	(In thousands)
Convertible notes into redeemable convertible preferred stock	$5,000	$—
Convertible notes payable	$5,000	$—
As of March 31, 2021, there was less than $0.1 million accrued for interest related to the convertible note payable under “Accrued expenses and other current liabilities” on the Balance Sheet. There was no convertible notes payable as of December 31, 2020
Convertible Note Issued in 2021
On January 4, 2021, the Company issued a convertible note at a principal amount of $5.0 million with a maturity date of January 3, 2023. Interest accrued on the convertible note at 1.0% per annum. The note is convertible anytime at the option of the holder into Series D preferred stock at $0.74 per share convertible to 6,756,757 shares. There was no purchase discount offered to the note holder.
Upon the occurrence of (1) default in any payment on the convertible note when due, (2) the Company entering into bankruptcy, (3) any case, proceeding or other commenced against the Company, (4) materially breaches by the Company on any representation, warranty, covenant, or other obligation to the holder of the convertible note, and (5) certain distribution agreement expires or terminated, the outstanding principal amount of the convertible notes and accrued but unpaid interest may be accelerated. The Company shall not prepay the convertible note without the consent of the holder. Upon the occurrence of the next financing of the Company’s preferred stock, the principal amount of the note and accrued but unpaid interest shall automatically be converted into the shares of the preferred stock issued in such financing at the lowest selling price of such round of financing.
In May 2021, the convertible promissory note that was entered in January 2021 was purchased by five investors who also own redeemable preferred convertible stock.
13. Equity Instruments
Redeemable Convertible Preferred Stock
Redeemable convertible preferred stock consisted of the following:
	As of March 31, 2021 and December 31, 2020
	(In thousands, except share and per share data)
	Shares
	Authorized	Issued and Outstanding	Original issue price per share	Liquidation Preference	Carrying value
Series A	8,906,694	6,726,134	$2.928	$19,696	$17,030
Series B	10,385,804	8,386,456	$3.851	32,300	32,176
Series C	8,848,760	8,399,058	$5.524	46,400	39,378
Series D	97,278,007	94,222,735	$0.375	35,366	35,120
	125,419,265	117,734,383		$133,762	$123,704

Velo3D, Inc.
Notes to Condensed Financial Statements
(Unaudited)
As of March 31, 2021 and December 31, 2020, redeemable convertible preferred stock totaling 117,734,383 shares were convertible into 147,876,672 shares of common stock.
Conversion of Redeemable Convertible Preferred Stock into Common Stock at a conversion ratio of 3:1 and Issuance of Series D Redeemable Convertible Preferred Stock
In March and early April 2020, the Company notified the existing holders of the redeemable convertible preferred stock of (i) a planned initial closing of Series D redeemable convertible preferred stock and (ii) the amount assigned to each of them based on their pro rata holdings in the Company’s outstanding equity on a fully diluted basis. In addition, these existing holders are notified that, as a condition of the Series D redeemable convertible preferred stock financing, the Company would amend its articles to implement a special mandatory conversion provision if the holders failed to invest their pro rata amount in such initial financing of Series D redeemable convertible preferred stock.
On April 13, 2020, in connection with the Company’s issuance of Series D redeemable convertible preferred stock, the Company amended its articles to implement the special mandatory conversion provision and, contemporaneously, certain existing holders of redeemable convertible preferred stock who failed to invest their full pro rata amount or did not participate in the financing were automatically converted into the Company’s common stock at a conversion ratio of three to one. The amendment and forced conversion were recognized as an extinguishment of the redeemable convertible preferred stock.
As a result, 2,167,198 shares of Series A redeemable convertible preferred stock, 1,999,348 shares of Series B redeemable convertible preferred stock and 289,702 shares of Series C redeemable convertible preferred stock were converted into 1,485,413 shares of common stock. The carrying value of the converted shares of the redeemable convertible preferred stock is $13.3 million, whereas the fair value of the shares of common stock issued in the conversion was $0.2 million. Because the fair value of the consideration transferred (i.e., the fair value of the shares of common stock issued) was less than the carrying amount of the shares of the redeemable convertible preferred stock surrendered, the Company recognized an extinguishment of the redeemable convertible preferred stock converted in the amount of $13.1 million. The $13.1 million was a deemed capital contribution to the holders of the Company’s common stock that was a decrease to the net loss attributable to common stockholders and a decrease to accumulated deficit. Accordingly, the Company recorded a decrease of $13.3 million to redeemable convertible preferred stock, and a corresponding increase of $0.2 million in additional paid-in capital and a decrease of $13.1 million in accumulated deficit.
In addition, on April 13, 2020, the Company issued 44,794,885 shares of Series D redeemable convertible preferred stock at $0.37534 per share for gross proceeds of $16.8 million.
Common stock
The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders but are not entitled to cumulative voting rights, have the right to appoint two directors to the Company’s Board of Directors, are entitled to receive ratably such dividends as may be declared by the Company’s Board of Directors out of funds legally available therefor subject to preferences that may be applicable to any shares of redeemable convertible preferred stock currently outstanding or issued in the future, are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding redeemable convertible preferred stock in the event of the Company’s liquidation, dissolution, or winding up, have no preemptive rights and no right to convert their common stock into any other securities, and have no redemption or sinking fund provisions applicable to the common stock.

Velo3D, Inc.
Notes to Condensed Financial Statements
(Unaudited)
Common Stock Reserved for Future Issuance
Shares of common stock reserved for issuance on an “as if converted” basis were as follows:
	March 31,	December 31,
	2021	2020
	(share data)
Redeemable convertible preferred	147,876,672	147,876,672
Convertible promissory note	6,756,757	—
Redeemable convertible preferred stock warrants	408,729	408,729
Common stock warrants	281,369	262,638
Common stock options issued and outstanding	25,993,779	26,347,331
Shares available for future grant under 2014 Stock Option Plan	7,529,132	7,223,913
Total shares of common stock reserved	188,846,438	182,119,283
Stock Warrants
Warrants for shares of common stock consisted of the following:
	March 31, 2021
	Issue Date	Expiration Date	Number of Warrants	Exercise Price	Fair Value on Issue Date per warrant
Common stock	12/02/2015	12/02/2025	13,660	$0.71	$0.57
Common stock	07/02/2018	07/02/2028	49,961	$2.01	$1.63
Common stock	12/17/2020	12/17/2030	199,017	$0.15	$0.14
Common stock	02/18/2021	02/18/2031	6,244	$0.15	$5.28
Common stock	03/26/2021	03/26/2031	12,487	$0.15	$5.28
Total outstanding			281,369
Warrants for common stock of 281,369 and 262,638 were convertible 1-to-1 as of March 31, 2021 and December 31, 2020, respectively. During the three months ended March 31, 2021, the issuance of common stock warrants was related to the additional equipment loan per the agreement dated December 17, 2020. Per the agreement, each additional borrowing included an issuance of common stock warrants to the lender.
Warrants on common stock are equity classified and recorded at fair value on the issue date without further remeasurement. The level 3 fair value assumptions used in the Black-Scholes model to calculate fair value of the warrant for common stock granted during the three months ended March 31, 2021 were as follows: volatility of 59.5%, term of 0.4 years, and risk-free rate of 1.74%.
Warrants for shares of Series A and Series C redeemable convertible preferred stock consisted of the following (dollars in thousands, except share and per share amounts):
	As of March 31, 2021 and December 31, 2020
	Issue Date	Expiration Date	Number of Warrants	Exercise Price per Warrant	Fair Value on Issue Date per Warrant
Series A redeemable convertible preferred stock	11/14/2014	11/13/2024	13,362	$1.12	$1.25
Series C redeemable convertible preferred stock	04/18/2019	04/18/2029	160,000	$5.52	$1.05
Total outstanding			173,362

Velo3D, Inc.
Notes to Condensed Financial Statements
(Unaudited)
Warrants for redeemable convertible preferred stock of 173,362 as of March 31, 2021 and December 31, 2020 were convertible into 408,729 shares of common stock after the impact of dilution triggered by the issuance of Series D Preferred stock.
Warrants on redeemable convertible preferred stock were issued to lenders in connection with borrowings. The fair value on the date of issue is recorded as a debt issue cost (contra-liability) and a liability because the warrant was liability classified. The fair value of the warrants are remeasured each reporting period using Level 3 inputs with the increase or decrease recorded in other income or expense in the statements of operations.
The liability for warrants on redeemable convertible preferred stock (carried at fair value) was as follows for the three months ended March 31, 2021 and 2020:
Rollforward of the liability for warrants on redeemable convertible preferred stock:
(in thousands)
Balance as of December 31, 2019	$185
Change in fair value (Other income (expense), net)	4
Balance as of March 31, 2020 (Other noncurrent liabilities)	$189
Balance as of December 31, 2020	$181
Change in fair value (Other income (expense), net)	1,514
Balance as of March 31, 2021 (Other noncurrent liabilities)	$1,695
As of March 31, 2021, the fair value of the warrants for shares of Series A and Series C redeemable convertible preferred stock was $12.10 and $9.18, respectively. The fair value of the redeemable convertible preferred stock warrant liability was estimated using an option pricing model that takes into account the contract terms as well as multiple unobservable inputs such as the aggregate equity value, risk-free interest rates, and expected volatility. The level 3 fair value assumptions used in the Black-Scholes model for the recurring valuation of the redeemable convertible preferred stock warrant liability were as follows:
Three months ended March 31,
	2021	2020
Expected volatility	55% – 65%	35% – 45%
Risk-free interest rate	0.3% – 0.8%	0.1% – 0.8%
Dividend yield	—	—
The expected term for the Series A warrants and the Series C warrants for the three months ended March 31, 2021 was 0.4 years for both warrants, respectively.
The expected term for the Series A warrants and the Series C warrants for the three months ended March 31, 2020 was 1.9 years and 9.3 years, respectively.
14. Stock Option Plan and Stock-Based Compensation
In 2014, the Company adopted its 2014 equity incentive plan (the “2014 Plan”) which provides for the granting of stock options, restricted stock awards and stock appreciation rights to employees, directors, and consultants of the Company. As of March 31, 2021, the Company has reserved 7,529,132 shares of its common stock for issuance under the 2014 Plan.
Awards granted under the 2014 Plan generally expire 10 years from the date of grant, or earlier if services are terminated. The exercise price of stock options grants shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively, as determined by the Company’s Board

Velo3D, Inc.
Notes to Condensed Financial Statements
(Unaudited)
of Directors. Awards generally vest based on continuous service over four years. Awards forfeited, cancelled, or repurchased generally are returned to the pool of shares of common stock available for issuance under the 2014 Plan.
Stock options
Activity under the Company’s stock option plans is set forth below:
	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term in years
	(In thousands)	(Per Share Data)	(Years)
Outstanding as of December 31, 2019	5,947	$1.23	8.1
Granted	1,975	$0.80
Exercised	(7)	$0.80
Forfeited or expired	(1,070)	$0.80
Outstanding as of March 31, 2020	6,845	$0.81	8.5
Options vested and expected to vest as of March 31, 2020	6,845	$0.81
Vested and exercisable as of March 31, 2020	2,505	$0.83
Outstanding as of December 31, 2020	26,347	$0.27	9.3
Granted	—	$—
Exercised	(48)	$0.80
Forfeited or expired	(305)	$0.55
Outstanding as of March 31, 2021	25,994	$0.27	8.9
Options vested and expected to vest as of March 31, 2021	25,994	$0.27
Vested and exercisable as of March 31, 2021	3,563	$0.76
The aggregate intrinsic value of options outstanding was $133.5 million and $0.1 million, respectively, as of March 31, 2021 and December 31, 2020. Intrinsic value of options exercised for the three months ended March 31, 2021 and 2020, was not material. There were no options granted in the three months ended March 31, 2021. The weighted-average grant date fair value of options granted in the three months ended March 31, 2020 was $0.44 per share. The total grant date fair value of options vested was $0.1 million for the three months ended March 31, 2020.
The Company’s inputs for the intrinsic value are based on a third-party valuation of the Company’s stock, which increased from $0.33 per share to $5.40 per share, as of December 31, 2020 and March 31, 2021, respectively. The valuation methodologies in determining the fair market value of the Company’s stock considered the pending merger agreement with JAWS Spitfire Acquisition Corp.
Stock-based Compensation Associated with Awards
For the three months ended March 31, 2021 and 2020, the Company used the Backsolve, or Option Pricing Method (the “OPM”), which is the preferred method when recent securities transactions are considered a relevant input in determining the valuation of a company because it takes into account the economic rights of the recently issued security in relation to the rights of other equity securities within the capital structure. Key inputs include metrics for applicable volatility from the guideline public companies, capital structure, and a Discount for Lack of Marketability (“DLOM”). The DLOM is meant to account for the lack of marketability of a stock that was not publicly traded. The DLOM applied as of March 31, 2021 was 23.5%.

Velo3D, Inc.
Notes to Condensed Financial Statements
(Unaudited)
The weighted-average assumptions in the Black-Scholes option-pricing model used to determine the fair value of stock options granted were as follows:
	Three months ended March 31,
	2021	2020
Expected volatility	60%	60%
Risk-free interest rate	0.4% – 0.5%	0.5% – 1.0%
Dividend yield	—%	—%
Expected term (in years)	6.04	6.06
Stock-based Compensation Expense
The following sets forth the total stock-based compensation expense for the stock options included in the statements of operations:
	Three months ended March 31,
	2021	2020
	(In thousands)
Research and development	$165	$195
Selling and marketing	65	99
General and administrative	85	94
	$315	$388
As of March 31, 2021, total unrecognized compensation cost related to stock awards was $2.5 million and is expected to be recognized over a weighted-average period of 2.44 years.
15. Income Taxes
The income tax provision is calculated for an interim period by distinguishing between elements recognized in the income tax provision through applying an estimated annual effective tax rate (the “ETR”) to a measure of year-to-date operating results referred to as “ordinary income (or loss),” and discretely recognizing specific events referred to as “discrete items” as they occur. The income tax provision or benefit for each interim period is the difference between the year-to-date amount for the current period and the year-to date amount for the period prior. Under ASC 740-270-30-36, entities subject to income taxes in multiple jurisdictions should apply one overall ERT instead of separate ETRs for each jurisdiction when calculating the interim-period income tax or benefit related to ordinary income (or loss) for the year-to-date interim period, except in certain circumstances. The Company’s effective tax rates for the three months ended March 31, 2021 and 2020 differ from the federal statutory rate of 21% principally as a result of valuation allowances expected to be applied to net operating loss carry-forwards which will not meet the threshold for recognition as deferred tax assets.
16. Commitments and Contingencies
The Company may be involved in various lawsuits, claims, and proceedings, including intellectual property, commercial, securities, and employment matters that arise in the normal course of business. The Company accrues a liability when management believes information available prior to the issuance of the financial statements indicates it is probable a loss has been incurred as of the date of the financial statements and the amount of loss can be reasonably estimated. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal costs are expensed as incurred. As of March 31, 2021 and December 31,

Velo3D, Inc.
Notes to Condensed Financial Statements
(Unaudited)
2020, the Company is not aware of any litigation, claim or assessment in which the outcome, individually or in the aggregate, would have a material adverse effect on its financial positions, results of operations, cash flows or future earnings.
The Company’s purchase obligations per terms and conditions with suppliers and vendors are cancellable in whole or in part prior to shipment. If inventory is shipped, the Company will accrue a liability under accrued expenses. The Company has no other commitment and contingencies, except for the operating leases. See Note 10, Leases, for further discussion.
17. Employee Defined-Contribution Plans
Accrued salaries and benefits included accruals related to the 401(k) plans the Company offers to its employees. In order to qualify for these plans, employees must meet the minimum age requirement (21 years) and begin participating on their entry date which is the first paycheck date in the month following the month of eligibility described above. Employee and employer contributions are immediately 100% fully vested. The plans offer employer contributions of 3.0% of an employee’s eligible compensation following safe-harbor rules. The Company’s contribution to the 401(k) plan was $0.1 million for both three months periods, ended March 31, 2021 and 2020.
The Company has a defined-contribution plan intended to qualify under Section 401 of the Internal Revenue Code (the “401(k) Plan”). The Company contracted with a third-party provider to act as a custodian and trustee, and to process and maintain the records of participant data. Substantially all of the expenses incurred for administering the 401(k) Plan are paid by the Company. The Company has paid all matching contributions as of December 31, 2020.
18. Subsequent Events
The Company has evaluated subsequent events through June 28, 2021, the date the unaudited financial statements were available to be issued and has determined that the following subsequent events require disclosure in the financial statements.
Facilities Agreement
In April 2021, the Company entered into a letter of intent with a landlord to lease an 80,000+ square foot facility and plans to invest $4.0 million to $6.0 million in lab equipment and leasehold improvements to begin production of the Company’s Sapphire XCTM systems. The facility is located in California and construction and tooling to outfit the building is estimated to commence late 2021. The lease for this new facility has a term of 65 months and targeted to commence on July 1, 2021 with a contractual obligation of $9.3 million in Base Rent.
In June 2021, the Company entered into a letter of intent with a landlord to lease 5000+ square foot facility for research and development. The lease for this new facility, located in California, has a term of 36 months and targeted to commence on July 1, 2021 with a contractual obligation of $0.5 million in Base Rent.
Loan Agreement
In April 2021, the Company entered into a letter of intent with the same lender as the Term loan (see Footnote 11 Long-term Debt) for a $53.5 million debt financing proposal. The third amended and restated loan and security agreement was signed on May 14, 2021. On May 17, 2021, Company borrowed $15.0 million on the facility with variable interest rate of Prime plus 1.25% and repaid the outstanding balances for both the term loan for $4.1 million, and the property and equipment loan of $0.5 million, with proceeds from the borrowing. The deferred financing cost for services and legal was $0.7 million.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Velo3D, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Velo3D, Inc. (the “Company”) as of December 31, 2020 and 2019, and the related statements of operations and comprehensive loss, of changes in redeemable convertible preferred stock and stockholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “ financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has an accumulated deficit and cash outflows from operating activities, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
San Jose, California
May 12, 2021
We have served as the Company’s auditor since 2020.

Velo3D, Inc.
Balance Sheets
December 31, 2020 and 2019
	December 31,
	2020	2019
	(in thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	$15,517	$9,815
Accounts receivable, net	1,232	1,974
Inventories	7,309	4,566
Contract assets	3,033	540
Prepaid expenses and other current assets	807	1,884
Total current assets	27,898	18,779
Property and equipment, net	1,006	1,456
Equipment on lease, net	2,855	—
Other assets	932	1,398
Total assets	$32,691	$21,633
Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,226	$1,716
Accrued expenses and other current liabilities	2,512	3,318
Debt – current portion	3,687	145
Contract liabilities	4,702	7,091
Total current liabilities	12,127	12,270
Long-term debt – less current portion	4,316	5,983
Convertible notes payable	—	1,500
Other noncurrent liabilities	365	845
Total liabilities	$16,808	$20,598
Commitments and contingencies (Note 16)
Redeemable convertible preferred stock, $0.00001 par value, 125,419,265 and 28,141,258 shares authorized as of December 31, 2020 and 2019, respectively; 117,734,383 and 27,967,896 shares issued and outstanding as of December 31, 2020 and 2019, respectively; liquidation preference of $133,762 and $114,042 as of December 31, 2020 and 2019, respectively	123,704	101,858
Stockholders’ deficit:
Common stock, $0.00001 par value, 216,000,000 and 60,000,000 shares authorized as of December 31, 2020 and 2019, respectively, 19,637,872 and 18,064,695 shares issued and outstanding as of December 31, 2020 and 2019, respectively	1	1
Additional paid-in capital	14,954	13,196
Accumulated deficit	(122,776)	(114,020)
Total stockholders’ deficit	(107,821)	(100,823)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$32,691	$21,633
The accompanying notes are an integral part of these financial statements.

Velo3D, Inc.
Statements of Operations and Comprehensive Loss
Years Ended December 31, 2020 and 2019
	Year ended December 31,
	2020	2019
	(in thousands, except share and per share data)
Revenue	$18,975	$15,223
Cost of revenue	12,608	10,393
Gross profit	6,367	4,830
Operating expenses
Research and development	14,188	14,593
Selling and marketing	7,004	8,600
General and administrative	6,382	6,929
Total operating expenses	27,574	30,122
Loss from operations	(21,207)	(25,292)
Other income (expense), net
Interest expense	(639)	(605)
Other income, net	39	219
Loss before provision for income taxes	(21,807)	(25,678)
Provision for income taxes	—	—
Net loss and comprehensive loss	$(21,807)	$(25,678)
Extinguishment of redeemable convertible preferred stock	13,051	—
Net loss attributable to common stockholders	$(8,756)	$(25,678)
Net loss per share attributable to common stockholders, basic and diluted	$(0.46)	$(1.64)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	19,232,455	15,629,519
The accompanying notes are an integral part of these financial statements.

Velo3D, Inc.
Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Years Ended December 31, 2020 and 2019
(in thousands, except share data)	Redeemable Preferred Convertible Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2018	25,602,868	$91,826	7,792,649	$1	$3,585	$(88,342)	$(84,756)
Issuance of Series C redeemable convertible preferred stock and common stock, net of issuance costs	3,258,288	11,035	9,227,960	—	6,809	—	6,809
Conversion of Series A redeemable convertible preferred stock into common stock	(893,260)	(1,003)	893,260	—	1,003	—	1,003
Issuance of common stock upon exercise of stock options	—	—	150,826	—	159	—	159
Issuance of Series C redeemable convertible preferred stock warrants	—	—	—	—	168	—	168
Stock-based compensation	—	—	—	—	1,472	—	1,472
Net loss	—	—	—	—	—	(25,678)	(25,678)
Balance as of December 31, 2019	27,967,896	$101,858	18,064,695	$1	$13,196	$(114,020)	$(100,823)
Issuance of Series D redeemable convertible preferred stock, net of issuance costs	75,660,962	28,153	—	—	—	—	—
Exchange of convertible notes and accrued interest for Series D redeemable convertible preferred stock	18,561,773	6,967	—	—	—	—	—
Extinguishment of redeemable convertible preferred stock	(4,456,248)	(13,274)	1,485,413	—	223	13,051	13,274
Issuance of common stock upon exercise of stock options	—	—	87,764	—	53	—	53
Issuance of common stock warrants in connection with the issuance of Series D redeemable convertible preferred stock	—	—	—	—	27	—	27
Stock-based compensation	—	—	—	—	1,455	—	1,455
Net loss	—	—	—	—	—	(21,807)	(21,807)
Balance as of December 31, 2020	117,734,383	$123,704	19,637,872	$1	$14,954	$(122,776)	$(107,821)
The accompanying notes are an integral part of these financial statements.

Velo3D, Inc.
Statements of Cash Flows
Years Ended December 31, 2020 and 2019
	Year ended December 31,
	2020	2019
	(In thousands)
Cash flows from operating activities
Net loss	$(21,807)	$(25,678)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	1,240	1,138
Stock-based compensation	1,455	1,472
Changes in assets and liabilities
Accounts receivable	742	(1,359)
Inventories	(2,743)	(954)
Contract assets	(2,493)	160
Prepaid expenses and other current assets	1,077	(348)
Other assets	466	(280)
Accounts payable	(490)	757
Accrued expenses and other current liabilities	(1,024)	1,573
Contract liabilities	(2,389)	6,911
Other long-term liabilities	(480)	186
Net cash used in operating activities	(26,446)	(16,422)
Cash flows from investing activities
Purchase of property and equipment	(401)	(345)
Production of equipment for lease to customers	(3,028)	—
Net cash used in investing activities	(3,429)	(345)
Cash flows from financing activities
Proceeds from loan issuances	2,324	—
Repayment of loan	(420)	(616)
Proceeds from convertible notes issuance	5,467	1,500
Proceeds from issuance of Series C redeemable convertible preferred stock, net of issuance costs	—	17,844
Proceeds from issuance of Series D redeemable convertible preferred stock, net of issuance costs	28,153	—
Issuance of common stock upon exercise of stock options	53	159
Net cash provided by financing activities	35,577	18,887
Net change in cash and cash equivalents	5,702	2,120
Cash and cash equivalents at beginning of period	9,815	7,695
Cash and cash equivalents at end of period	$15,517	$9,815
Supplemental disclosure of cash flow information
Cash paid for interest	$461	$620
Cash paid for taxes	$—	$—
Supplemental disclosure of non-cash information
Issuance of common stock upon conversion of Series A redeemable convertible preferred stock	$—	$1,003
Issuance of common stock upon conversion of Series C redeemable convertible preferred stock	$—	$6,809
Extinguishment of redeemable convertible preferred stock	$13,274	$—
Conversion of convertible notes to Series D redeemable convertible preferred stock	$6,967	$—
Issuance of Series C redeemable convertible preferred stock warrants	$—	$168
Issuance of common stock warrants	$27	$—
Unpaid liabilities related to property and equipment	$216	$—
Transfer between inventories and property and equipment	$—	$781
The accompanying notes are an integral part of these financial statements.

Velo3D, Inc.
Notes to Financial Statements
1. Description of Business and Basis of Presentation
Velo3D, Inc. (the “Company”) produces metal additive three dimensional printers (“3D Printers”) which enable the production of components for space rockets, jet engines, fuel delivery systems and other high value metal parts, which it sells or leases to customers for use in their businesses. The Company also provides support services (“Support Services”) for an incremental fee. The Company was founded in June 2014 as a Delaware corporation headquartered in Campbell, California. The first commercially developed 3D Printer was delivered in the fourth quarter of 2018.
Basis of Presentation
The financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Going Concern, and Liquidity and Capital Resources
The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. Since inception, the Company has not achieved profitable operations or generated positive cash flows from operations. As of December 31, 2020, the Company had an accumulated deficit of $122.8 million. The Company has incurred net losses of $21.8 million and $25.7 million for the years ended December 31, 2020 and 2019, respectively. The Company is subject to risks, expenses, and uncertainties frequently encountered by companies in this stage of development and industry. These risks include, but are not limited to, the uncertainty of availability of additional financing, limited management resources, intense competition, dependence on the future acceptance of products in development by customers, and the uncertainty of achieving future profitability.
The Company’s activity has been funded primarily with proceeds from the issuance of redeemable convertible preferred stock, borrowings under its loan facilities, and customer payments and deposits. The Company intends to raise additional capital in connection with the completion of the merger with JAWS Spitfire Acquisition Corp, a publicly traded blank check company incorporated as a Cayman Islands exempted company (“JAWS Spitfire”) (the “Merger”) (see Note 18, Subsequent Events).
If the Company is unable to raise sufficient additional capital, through future debt or equity financings or through strategic and collaborative ventures with third parties, the Company will not have sufficient cash flows and liquidity to fund its planned business for the next 12 months. There can be no assurances that the Company will be able complete the Merger or that, in the event that the Merger does not take place, that the Company will be able to secure alternate forms of financing at terms that are acceptable to its management or at all. In that event, the Company might be forced to limit many of its business plans and consider other means of creating value for its stockholders. Based on the factors described above, and after considering management’s plans, there is substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date of issuance of these financial statements.
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of the accompanying financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results and outcomes could differ significantly from the Company’s estimates, judgments, and assumptions. Significant estimates include determining useful lives of long-lived assets, the determination of the incremental borrowing rate used for operating lease liabilities, standalone selling price for performance obligations in contracts with customers, the valuation of redeemable convertible preferred stock warrants and common stock warrants, the fair value of common stock and other assumptions used to measure stock-based compensation, inventory reserves, and the valuation of deferred income tax assets and uncertain tax positions.
These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in these estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from these estimates and assumptions.
Concentration of Credit Risk and Other Risks and Uncertainties
The Company’s financial instruments that potentially expose the Company to concentration of credit risk consist mainly of cash and cash equivalents. The Company maintains its cash and cash equivalents in domestic cash accounts with large, creditworthy financial institutions. The Company has not experienced any losses on its deposits of cash and cash equivalents through deposits with federally insured commercial banks and at times cash balances may be in excess of federal insurance limits.
3D Printers and Support Services for the Company’s three largest customers generated 40.8%, 15.8%, and 14.8% of total revenue in 2020, respectively, and 74.8%, 11.7% and 11.1% of total revenue in 2019, respectively.
Total accounts receivables for the Company’s three largest customers accounted for 64.4%, 22.4% and 7.0% of accounts receivable, net in 2020, respectively, and 85.6%, 21.3% and 11.8% of accounts receivable, net in 2019, respectively.
The Company relies on four key suppliers for products and services. While alternative providers could be identified, the Company is subject to supply and pricing risks.
Impact of COVID-19
The global pandemic of COVID-19 in 2020 triggered a significant downturn in the global economy. The Company continues to operate its business through the COVID-19 pandemic and has taken additional precautions to ensure the safety of its employees, customers, and vendors with which it operates. The impact of COVID-19 on the Company’s operating results has added uncertainty in timing of customer orders creating longer lead times for sales and marketing.
The full extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition, including sales, expenses, reserves and allowances, manufacturing, research and development costs, and employee-related amounts, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain it or treat COVID-19, as well as the economic impact on local, regional, national, and international customers and markets.
Fair Value Measurements
Fair value is defined as an exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. The Company has applied the framework for measuring fair value which requires a fair value hierarchy to be applied to all fair value measurements. Assets and liabilities measured at fair value are classified into one of three levels in the fair value hierarchy based on the inputs used to measure fair value as follows: Level 1 — Quoted prices observed in active markets for identical assets or liabilities; Level 2 — Inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly; and Level 3 — Significant unobservable market inputs for the asset or liability.
As of December 31, 2020 and 2019, warrants for redeemable convertible preferred stock were the only liabilities measured at fair value on a recurring basis.

The carrying amounts of cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to their short-term maturities. The long-term debt (including convertible notes) with variable interest at market rates, is carried at amortized cost, which approximates its fair value, was classified as Level 2. See Note 11, Long-Term Debt and Note 12, Convertible Notes Payable, for further information. Warrants for redeemable convertible preferred stock and convertible notes payable were classified as Level 3.
Cash and Cash Equivalents
All highly liquid investments with an original maturity of three months or less, when purchased, are classified as cash equivalents. Cash equivalents may be invested in money market funds and are carried at cost, which approximates their fair value.
Accounts Receivable, Net
Accounts receivable are recorded at the invoiced amount, net of allowance for doubtful accounts and are non-interest bearing. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts to ensure trade receivables are not overstated due to uncollectability. Allowances are provided for individual accounts receivable when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy, deterioration in the customer’s operating results, or change in financial position. As of December 31, 2020 and 2019, allowances for doubtful accounts were not material.
Inventories
Inventories are stated at the lower of cost or net realizable value. Cost is computed on a first-in, first-out basis. Inventory levels are analyzed periodically and written down to their net realizable value if they have become obsolete, have a cost basis in excess of expected net realizable value or are in excess of expected demand.
The Company analyzes current and future product demand relative to the remaining product life to identify potential excess inventories. The write-down is measured as the difference between the cost of the inventories and net realizable value and charged to inventory reserves, which is a component of cost of revenue. At the point of the loss recognition, a new, lower cost basis for those inventories is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.
Property and Equipment, Net and Equipment on Lease, Net
Property and equipment, and equipment on lease are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, as follows:
Estimated Useful Life
Equipment on lease	5 years
Computers and software	3 years
R&D lab equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of the remaining lease term or useful life of 5 years
Expenditures for major renewals and improvements that increase functionality of the asset are capitalized and depreciated ratably over the identified useful life. Expenditures for non-major repairs and maintenance are charged to expense as incurred.
The Company capitalizes qualifying internal-use software development costs incurred during the application development stage for internal tools and cloud-based applications used to deliver its services, provided that management with the relevant authority authorizes and commits to the funding of the project, it is probable the project will be completed, and the software will be used to perform the function intended. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Costs incurred for enhancements that are expected to result in additional material functionality are capitalized. As of December 31, 2020 and 2019, capitalized costs have not been material.
Impairment of Long-Lived Assets
The Company reviews its long-lived assets, consisting of property and equipment, equipment on lease, net, and right-of use assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Factors considered important that could trigger an impairment review include a significant underperformance relative to expected historical or projected future operating results, or a significant change in the manner of the use of the assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset (or asset group) to estimated undiscounted future cash flows expected to be generated by the asset (or asset group). If the carrying amount of an asset (or asset group) exceeds its estimated undiscounted future cash flows, an impairment charge is recognized to the extent the fair value is less than the carrying value.
Management evaluates its long-lived assets, on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Accounting Standards Codification (“ASC”), ASC Topic 360, Property, Plant and Equipment.
Assets Under Lease Agreements (as Lessee)
The carrying value of right of use (“ROU”) assets and lease liabilities are based on the present value of future minimum lease payments for leases with original terms in excess of one year. The sum of future minimum lease payments, as adjusted for any initial direct costs, are recognized over the lease term on the straight-line method.
The rate implicit in the lease is not readily determinable in most of the Company’s leases, and therefore the Company uses its incremental borrowing rate as the discount rate when measuring operating lease liabilities. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of the lease.
Deferred Transaction Costs
The Company capitalizes certain legal, accounting, and other third-party fees that are directly related to a planned equity financing that is probable of successful completion until such financing is consummated. After consummation of an equity financing, these costs are recorded as a reduction of the proceeds received as a result of the financing. Should a planned equity financing be abandoned, terminated or significantly delayed, the deferred transaction costs are immediately written off to operating expenses.
Warrants for Redeemable Convertible Preferred Stock
Warrants to purchase shares of redeemable convertible preferred stock are classified as liabilities because the warrants are freestanding financial instruments that may require the Company to transfer assets upon exercise. Warrants for redeemable convertible preferred stock are recorded within other noncurrent liabilities on the balance sheets. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date. Changes in fair value of the warrants for redeemable convertible preferred stock are recorded in the Statements of Operations and Comprehensive Loss in other income, net. The liability will continue to be adjusted for changes in fair value until the earlier of the exercise, expiration, or conversion; or until the redeemable convertible preferred stock is no longer redeemable.
Common Stock Warrants
Warrants to purchase shares of common stock are classified as equity and recognized within additional paid-in capital with no subsequent remeasurement. The amount recognized within additional paid-in capital is determined by allocating the proceeds received and issuance costs incurred between the instruments issued based on their relative fair value.
Information by Segment and Geography
The Company manages its operations and allocates resources as a single operating segment. Further, the Company manages, monitors, and reports its financial results as a single reporting segment. The Company’s chief operating decision-maker is its Chief Executive Officer, who reviews financial information presented on an entity-wide basis for purposes of making operating decisions, assessing financial performance, and allocating resources. The Company has no segment managers who are held accountable by the CODM for operations, operating results, and planning for levels of components below the entity-wide level.
The Company currently sells its products in the United States, and East Asia/Oceania. No long-lived assets are located outside the U.S. Revenue by geographic area based on the billing address of the customers were as follows:
	Year ended December 31,
	2020	2019
	(In thousands)
United States	$13,046	$15,223
East Asia/Oceania	5,929	—
Total	$18,975	$15,223
The following table summarizes revenue disaggregated by products and service type:
	Year ended December 31,
	2020	2019
	(In thousands)
3D Printers	$16,965	$14,589
Recurring Payment (defined below)	350	—
Support Services	1,660	634
Total	$18,975	$15,223
Revenue Recognition
On January 1, 2019, the Company adopted ASC 606, “Revenue from Contracts with Customers” utilizing the full retrospective method. Revenue subject to ASC 606 consists of 3D Printer sales and Support Services (recognition of Recurring Payment consisting of payments from lessees of the Company’s equipment discussed below). The Company determines revenue recognition through the following fivestep model for recognizing revenue: (1) identification of the contract with a customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, the Company satisfies its performance obligation.
A typical contract with customers for the 3D Printer and bundled software includes the Support Services. The Company provides one price for all deliverables including the 3D Printer and bundled software, and for the Support Services. Typically, the Company has one distinct obligation to transfer the 3D Printers and bundled software, and another distinct obligation to provide the Support Services.
The transaction price is allocated to the separate performance obligations on a relative standalone selling price (“SSP”) basis. The Company determines SSP based on observable standalone selling price when it is available, as well as other factors, including the price charged to its customers, its discounting practices, and its overall pricing objectives including risk adjusted gross profit margins for products and services, while maximizing observable inputs. In situations where pricing is highly variable, or a product is never sold on a stand-alone basis, the Company estimates the SSP using the residual approach. Significant judgment is used to identify and account for each of the two performance obligations.
3D Printer Sales
The Company bills its customers beginning at the time of acceptance of the purchase order (which represents a deposit), with the second billing at the time of shipment and final billing upon site acceptance test completion. The timeframe from order to completion of the site acceptance test occurs typically over three to six months. Revenue for the 3D Printer is recognized at a point in time, which occurs upon transfer of control to the customer at shipment. Site installation, testing and customer training are incidental to customer acceptance.
The Company has elected not to recognize shipping to customers as a separate performance obligation. Revenue from shipping billed to customers for each of the years ended December 31, 2020 and 2019 was $0.1 million.
Recurring Payment (operating lease revenue from customers)
The Company enters into operating leases (“Recurring Payment”) for customers who do not purchase the 3D Printers (“equipment”). On January 1, 2019, the Company adopted ASC 842, “Leases,” and determined that arrangements providing for recurring payments from customers qualify as leases. The contracts explicitly specify the equipment which is a production system with defined components and services including the printer itself, services, and accessories. The asset is physically distinct, the supplier does not have substitution rights, and the customer holds the right to direct the use of and obtain substantially all of the economic benefits from the use of the identified asset. As of December 31, 2020, initial lease terms are 12 months and the Company has considered the possibility of renewals when determining the length of the contract and the expectation is that customers will not exercise any renewal or purchase options at the end of the lease. The arrangements provide for a base rent and usually provide for variable payments based on usage in excess of a defined threshold. Support Services are included during the lease term. The variable payments are recognized when the event determining the amount of variable consideration to be paid occurs. As of December 31, 2020, there has been no variable consideration recognized to date.
Equipment under lease contracts is reclassified from inventory at its basis and depreciated over five years to a salvage value. Income from the lessee is recorded as revenue using the straight-line method over the term of the lease. Support services are a non-lease component. The practical expedient has been elected to include rents and this non-lease component as one revenue stream recognized over the lease term on a straight-line basis. Costs associated with this component are classified as cost of revenue and recognized as incurred.
Costs for warranties for parts and services for equipment under lease are accrued separately at lease commencement and amortized to cost of revenue over the lease term to the extent the costs are probable and can be reasonably estimated since the related revenue is being recognized over the lease term. Warranty accruals were not material as of December 31, 2020 and 2019.
Equipment leased to customers are considered long-lived assets and are tested for impairment as described above under the heading “Impairment of Long-lived Assets.”
Support Services
Support Services are field service engineering, phone and email support, preventative maintenance, and limited on and off-site consulting support. A subsequent Support Service contract is available for renewal after the initial period based on the then fair value of the service.
Support Services revenue are recognized evenly over the contract period beginning with customer performance test acceptance.
Other Revenue
Revenue is recognized for parts sold to customers independent of the 3D Printer sales or Support Services contract. Such revenue is recognized at a point in time, which occurs upon transfer of control to the customer at shipment. Revenue from parts was not material for the years ended December 31, 2020 and 2019.

Contracts Assets and Contract Liabilities
Contract assets consist of unbilled receivables and are recorded when revenue is recognized in advance of scheduled billings to the Company’s customers. A contract asset is recognized when products or services are transferred to a customer and the right to consideration is conditional on something other than the passage of time. Contract liabilities include amounts billed or collected which is related to remaining performance obligations. Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods.
The amount of revenue recognized during the year ended December 31, 2020 included in contract liabilities as of December 31, 2019 was $0.5 million. The amount of revenue recognized during the year ended December 31, 2019 that was included in contract liabilities as of December 31, 2018 was $0.7 million.
Cost of Revenue
Cost of 3D Printer includes the manufacturing cost of the components and subassemblies purchased from vendors for the assembly, as well as, raw materials and assemblies, shipping costs, and other directly associated costs. Cost of 3D Printer also includes allocated overhead costs from headcount related costs, such as salaries and stock-based compensation, depreciation of manufacturing related equipment and facilities, and information technology costs.
Cost of Recurring Payment includes depreciation of the equipment on lease over the useful life of five years less the residual value, and an allocated portion of Cost of Support Services.
Cost of Support Services includes the cost of spare or replacement parts for preventive maintenance, installation costs, allocated headcount related costs, such as salaries, stock-based compensation, depreciation of manufacturing related equipment and facilities, and information technology costs. The headcount related costs are directly associated with the engineers dedicated to remote and on-site support, training, travel costs, and other services costs.
Warranties on 3D Printers
The Company generally provides standard warranty coverage on its products for twelve months, providing parts necessary to repair the systems during the warranty period. The Company accounts for the estimated warranty cost as a charge to cost of revenue when revenue is recognized. The estimated warranty cost is based on historical and predicted product failure rates and repair expenses. Warranty expense for the years ended December 31, 2020 and 2019 was not material.
Operating Expenses
Research and development expenses consist primarily of salary and related expenses, including stock-based compensation, for personnel related to the development of improvements and expanded features for the Company’s products and services, as well as quality assurance, testing, product management, and allocated overhead. Research and development costs are expensed as incurred.
Selling and marketing expenses consist primarily of salary and related expenses, including stock-based compensation, for personnel related to the sales and marketing efforts to expand the Company’s brand and market share. Also, selling and marketing expenses includes third-party consulting fees, advertising, and allocated overhead. The Company expenses the cost of advertising, including promotional expenses, as incurred. Advertising expenses for the years ended December 31, 2020 and 2019 were not material.
General and administrative expenses consist primarily of salaries, occupancy costs including rent and utilities, and depreciation; information technology used in the business; professional services costs including legal, accounting, and consulting; and other.
Stock-based Compensation
The Company accounts for stock-based compensation expense for all stock-based awards granted to employees and directors based on the estimated fair value of the awards on the date of grant. Compensation expense is recognized on a straight-line basis over the requisite service period. The Company accounts for forfeitures when they occur, and any compensation expense previously recognized on unvested shares will be reversed when forfeited.
The fair value of option-based awards is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of subjective assumptions, including the fair value of the underlying common stock, the option’s expected term, the price volatility of the underlying stock, risk-free interest rates, and the expected dividend yield of the underlying common stock. The fair value of common stock underlying awards is based on the fair value of the common stock as of the date of grant. Fair value is determined by considering a number of objective, subjective, and complex factors including independent third-party valuations of the Company’s common stock, operating and financial performance, the lack of liquidity of capital stock, and general and industry specific economic outlook, among other factors. The assumptions used to determine the fair value of the awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.
Income Taxes
The Company uses the asset and liability method in accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income taxes of a change in tax rates is recognized in the period that includes the enactment date. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. Valuation allowances are established when necessary, to reduce deferred tax assets where it is more-likely-than-not that the deferred tax assets will not be realized. In evaluating the Company’s ability to recover deferred tax assets, the Company considers all available positive and negative evidence, including historical operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. Based on the level of historical losses, the Company has established a valuation allowance to reduce its net deferred tax assets to the amount that is more-likely-than-not to be realized. The Company has recorded a full valuation allowance against its deferred tax assets as of December 31, 2020 and 2019.
A tax benefit from an uncertain tax position may be recognized when it is more-likely-than-not that the position will be sustained upon examination by the taxing authorities, including resolutions of any related appeals or litigation processes, based on the technical merits of the position.
Net Loss per Share Attributable to Common Stockholders
Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its redeemable convertible preferred stock to be participating securities as such stockholders participate in undistributed earnings with common stockholders. Under the two-class method, net income is attributed to common stockholders and participating securities based on their participation rights. The holders of the redeemable convertible preferred stock do not have a contractual obligation to share in the losses. As such, any net losses are not allocated to these participating securities.
Under the two-class method, basic net income or loss per share attributable to common stockholders is computed by dividing the net income or loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share attributable to common stockholders adjusts basic net loss per share for the effect of potentially dilutive securities. As the Company has reported losses for all periods presented, diluted net loss per common share attributable to common stockholders is the same as basic net loss per common share attributable to common stockholders because all potentially dilutive securities are antidilutive.
Comprehensive Loss
Comprehensive loss is composed of two components: net loss and other comprehensive loss. Other comprehensive income loss refers to revenue, expenses, gains, and losses that under U.S. GAAP are recorded as an element of stockholders’ deficit but are excluded from net loss. For the years ended December 31, 2020 and 2019, as there are no activities that impacted comprehensive loss, there are no differences between comprehensive loss and net loss reported in the Company’s Statements of Operations and Comprehensive Loss.
JOBS Act Accounting Election
The Company is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as non-public business entities, including early adoption when permissible. With the exception of standards the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as non-public business entities, as indicated below.
Recently Adopted Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-02, “Leases” (“Topic 842”), which superseded the existing lease guidance under current U.S. GAAP. Topic 842 is based on the principle that entities should recognize assets and liabilities arising from leases. The new standard does not significantly change the lessees’ recognition, measurement, and presentation of expenses and cash flows from the previous accounting standard and leases continue to be classified as finance or operating. Topic 842’s primary change is the requirement for entities to recognize a lease liability for payments and a right-of-use (“ROU”) asset representing the right to use the leased asset during the term of an operating lease arrangement. Lessees were permitted to make an accounting policy election to not recognize lease costs for agreements with a term of 12 months or less as payments become due. Lessors’ accounting under the new standard was largely unchanged from the previous accounting standard. In addition, Topic 842 expanded the disclosure requirements of lease arrangements. Upon adoption, lessees and lessors were required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company adopted the new guidance effective January 1, 2019 using a modified retrospective approach and no cumulative effect adjustment was recorded upon adoption. The adoption of the new standard did not impact the Company’s Statements of Operations and Comprehensive Loss, Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit, or Statements of Cash Flows.
Topic 842 provided a number of optional practical expedients in transition. The Company elected the “package of practical expedients” which permitted the Company to carry over its prior conclusions about lease identification, lease classification, and initial direct costs. The Company has elected the short-term lease exemption for all leases with a term of 12 months or less for both existing and ongoing operating leases. The Company elected the practical expedient to capitalize the total lease payment rather than separate lease and non-lease components and only capitalize the lease component. The rate implicit in the lease is not readily determinable in the Company’s leases, and therefore the Company uses its incremental borrowing rate as the discount rate when measuring operating lease liabilities. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of the lease. Adoption of ASC 842 did not have a material impact on the Company’s accounting as a lessor.
In June 2018, the FASB issued ASU No. 2018-07, “Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“Topic 718”).” The new guidance expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from non-employees and to account for awards to non-employees using the grant date fair value without subsequent periodic measurement. The Company early adopted this guidance as of January 1, 2019 using a modified retrospective transition method. Adoption of this guidance did not have a material impact on the Company’s financial statements and disclosures.
In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, (“Topic 820”)”, to modify the disclosure requirements on fair value measurements based on the concepts in the FASB Concepts Statements, including the consideration of costs and benefits. The amendments in the update are effective for fiscal years beginning after December 15, 2019. The adoption of the new guidance will require all entities to present, on a prospective basis, narrative information regarding the uncertainty of the fair value measurements from the use of unobservable inputs used in recurring fair value measurements categorized in Level 3 of the fair value hierarchy, to disclose the amount of gains and losses recognized in other comprehensive income (loss) for the period for financial instruments categorized within Level 3 of the fair value hierarchy, and quantitative information for the significant unobservable inputs used to develop the Level 3 fair value measurements. The adoption of the new guidance will also allow the Company to discontinue the presentation of information regarding transfers between Level 1 and Level 2 of the fair value hierarchy. As of December 31, 2020 and 2019, the only financial instrument of the Company for which the recurring fair value measurements are categorized in Level 3 of the fair value hierarchy is its redeemable convertible preferred stock warrant liabilities. The Company adopted this guidance on January 1, 2020 and the adoption of this guidance did not have a material impact on the Company’s financial statements.
Recently Issued Accounting Pronouncements
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“Topic 326”)”, and has since released various amendments including ASU No. 2019-04. The guidance modifies the measurement of expected credit losses on certain financial instruments. This guidance is effective for the Company beginning after December 15, 2022. Early adoption is permitted. The Company is currently assessing the impact of the guidance on its financial statements and disclosures.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes (“Topic 740”), which simplifies the accounting for income taxes by eliminating some exceptions to the general approach in Accounting Standards Codification 740, Income Taxes. It also clarifies certain aspects of the existing guidance to promote more consistent application. This standard is effective for the Company in 2021 and interim periods within that year, and early adoption is permitted. The Company is currently in the process of evaluating the impact the new standard will have on the financial statements and disclosures.
In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“Topic 848”),” which provides optional expedients and exceptions for applying U.S. GAAP to contract modifications, hedging relationships, and other transactions, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The guidance was effective for the Company beginning on March 12, 2020 and the amendments will be applied prospectively through December 31, 2022. The Company is currently assessing the impact of this guidance on its financial statements and disclosures.
In August 2020, the FASB issued No. ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging  — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). This ASU simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP.
Consequently, more convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted earnings per share (“EPS”) calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 including interim periods within those fiscal years. Early adoption is permitted but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Board specified that an entity should adopt the guidance as of the beginning of its annual fiscal year. The Company has not yet decided the date of adoption of this standard. The Company is currently evaluating whether this guidance will have a significant impact on its financial statements and disclosures.

3. Basic and Diluted Net Loss per Share Attributable to Common Stockholders
The following table sets forth the computation of the Company’s basic and diluted net loss per share to common stockholders:
	Year ended December 31,
	2020	2019
	(In thousands, except share and per share data)
Numerator:
Net loss	$(21,807)	$(25,678)
Extinguishment of redeemable convertible preferred stock(1)	13,051	—
Net loss attributable to common stockholders	$(8,756)	$(25,678)
Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	19,232,455	15,629,519
Net loss per share attributable to common stockholders, basic and diluted.	$(0.46)	$(1.64)

(1)
Represents the Series A, B and C redeemable convertible preferred stock extinguishment and thus reflects additional amounts attributable to common stockholders for EPS purposes. See Note 13, Equity Instruments.

The following potentially dilutive shares of common stock equivalents “on an as-converted basis” were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have had an antidilutive effect:
	December 31,
	2020	2019
Redeemable convertible preferred stock	147,876,672	27,967,896
Convertible notes	—	4,006,668
Redeemable convertible preferred stock warrants	408,729	173,362
Common stock warrants	262,638	63,621
Common stock options issued and outstanding	26,347,331	5,946,782
Total potentially dilutive common stock equivalents	174,895,370	38,158,329
4. Accounts Receivable, Net
Accounts receivable, net consisted of the following:
	December 31,
	2020	2019
	(In thousands)
Trade receivables	$1,299	$2,041
Less: allowances for doubtful accounts	(67)	(67)
Total	$1,232	$1,974

5. Inventories
Inventories consisted of the following:
	December 31,
	2020	2019
	(In thousands)
Raw materials	$1,948	$1,831
Work-in-progress	5,361	2,735
Total	$7,309	$4,566
6. Prepaid expenses and other current assets
Prepaid expenses and other current assets consisted of the following:
	December 31,
	2020	2019
	(In thousands)
Prepaid insurance and other	$525	$548
Vendor prepayments	282	1,336
Total	$807	$1,884

7. Property and Equipment, Net
Property and equipment, net consisted of the following:
	December 31,
	2020	2019
	(In thousands)
Computers and software	$510	$883
R&D lab equipment	469	914
Furniture and fixtures	40	101
Leasehold improvements	1,828	1,387
Total property and equipment	2,847	3,285
Less accumulated depreciation	(1,841)	(1,829)
Property and equipment, net	$1,006	$1,456
Depreciation expense for the years ended December 31, 2020 and 2019 was $1.2 million and $1.1 million, respectively.
8. Equipment on Lease, Net
As of December 31, 2020, there were four 3D Printers (equipment) leased to customers. The equipment leased to customers had a cost basis of $3.0 million and accumulated depreciation of $0.2 million as of December 31, 2020. Total lease revenue earned for the year ended December 31, 2020 was $0.4 million. The total depreciation expense was $0.2 million and included in cost of revenue for the year ended December 31, 2020. Transfers to “Equipment on lease, net” from “Inventories” was $3.0 million during the year ended December 31, 2020.
As of December 31, 2019, there was no equipment leased to customers.
For three 3D Printers under lease to customers, the Company entered into debt secured by the leased equipment. The proceeds received were recognized as a financial liability under long-term debt. As of December 31, 2020, $0.5 million of lease payments were due for the year ended December 31, 2021. See Note 11, Long-term Debt, for a description of these financing arrangements.
9. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following:
	December 31,
	2020	2019
	(In thousands)
Accrued expenses	$787	$558
Accrued salaries and benefits	1,231	2,232
Lease liability — current portion	494	528
Total	$2,512	$3,318
10. Leases
The Company leases its office and manufacturing facilities under two non-cancellable operating leases which expire in September 2021 and January 2023. The leases provide for base rent and certain reimbursement of lessor’s operating expenses. The agreements include a provision for renewal at the then market rate for terms specified in each lease.
Based on the Company’s current lease portfolio, the adoption of the standard as of January 1, 2019 resulted in the recognition on that date of ROU assets and operating lease liabilities in the amount of

$0.9 million and $1.0 million, respectively, on the Company’s balance sheets in “Other assets”, “Accrued expenses and other current liabilities” and “Other noncurrent liabilities”. The difference between the value of the right of use asset and lease liabilities is due to the reclassification of existing deferred rent, prepaid rent, and unamortized lease incentives as of January 1, 2019, totaling $0.1 million.
Total ROU assets (recorded in “Other Assets”) and lease liabilities (recorded in “Accrued expenses and other current liabilities” and “Other noncurrent liabilities”) were as follows:
	December 31,
	2020	2019
	(In thousands)
Right-of-use assets:
Net book value (Other assets)	$633	$1,175
Operating lease liabilities:
Current (Accrued expense and other current liabilities)	$494	$528
Noncurrent (Other noncurrent liabilities)	73	660
Total lease liabilities	$567	$1,188
ROU assets are considered long-lived assets and are tested for impairment as described above under the heading, “Impairment of Long-lived Assets.” There were no impairments recorded related to these assets for the years ended December 31, 2020 and 2019.
Information about lease-related balances were as follows:
	Year ended December 31,
	2020	2019
	(In thousands)
Operating lease expense	$571	$397
Short-term lease expense	$27	$1
Total lease expense	$598	$398
Cash paid for leases	$557	$399
Weighted-average remaining lease term – operating leases (years)	1.58	2.42
Weighted-average discount rate – operating leases	4.47%	4.45%
Future minimum lease payments under non-cancellable operating leases as of December 31, 2020 were as follows:
(In thousands)
Year ended December 31,
2021	$540
2022	241
2023	20
Total operating lease payments	801
Less portion representing imputed interest	(75)
Total operating lease liabilities	726
Less current portion	494
Long-term portion	$232

11. Long-Term Debt
Long-term debt consisted of the following:
	December 31,
	2020	2019
	(In thousands)
Term loan	$5,150	$5,150
Property and equipment loan	833	1,167
Equipment loan	2,081	—
Deferred financing costs	(61)	(189)
Total	$8,003	$6,128
Debt – current portion	3,687	145
Long-term debt – less current portion	$4,316	$5,983
The Company’s banking arrangement includes three facilities with its primary bank (noted below). These loans contains customary representations and warranties, reporting covenants, events of default, and termination provisions. The affirmative covenants include, among other things, that the Company furnish monthly financial statements, a yearly budget, timely files taxes, maintains good standing and government compliance, maintains liability and other insurance, and furnishes audited financial statements no later than the date of delivery to the Board of Directors.
In connection with the borrowings, on December 17, 2020 and April 18, 2019, respectively, the Company incurred $0.1 million and $0.2 million of deferred financing costs. The Company amortizes these costs over the life of the borrowing. As of December 31, 2020 and 2019, the remaining unamortized balance of deferred financing costs was $0.1 million and $0.2 million, respectively, and was included in “Debt — current portion”, net of deferred financing costs on the balance sheets.
Term Loan — On April 18, 2019, the Company executed a loan facility for $5.2 million with a variable interest rate of Prime plus 0.25% and a term of four years. On April 7, 2020, the Company executed a deferral of principal payments and an additional refinance occurred on December 17, 2020 with a new loan facility for $5.2 million with a variable interest rate of Prime plus 0.25% and a term of two years. The refinancing was accounted for as a debt modification under ASC Topic 470, Debt. The effective interest rate was 4.0% and 5.5% for the years ended December 31, 2020 and 2019, respectively.
Property and Equipment Loan — On July 2, 2018, the Company executed a loan facility for $2.0 million. On September 26, 2018, $2.0 million was drawn down with a variable interest rate of Prime plus 1% and a term of three years. This facility was refinanced on December 17, 2020 with a new loan facility for $0.9 million with a variable interest rate of Prime plus 1% and a term of three years. The effective interest rate was 4.9% and 6.5% for the years ended December 31, 2020 and 2019, respectively.
Equipment Loan — During the year ended December 31, 2020, the Company executed facilities for $2.4 million secured by the equipment leased to customers. One facility was for $0.8 million with a variable interest rate of the greater of Prime rate plus 0.0% or 3.25%. The second facility was for $1.6 million with a fixed interest rate of 6%. All facilities had terms of three years. There was no balance as of December 31, 2019. During the year ended December 31, 2020, the Company made principal payments of $0.3 million for these facilities.
The future minimum aggregate payments for the above borrowings are as follows:
(In thousands)
Year ended December 31,
2021	$3,687
2022	3,541
2023	775
$8,003

12. Convertible Notes Payable
Convertible notes payable consisted of the following:
	December 31,
	2020	2019
	(In thousands)
Convertible notes into redeemable convertible preferred stock	$—	$1,500
Convertible notes payable	$—	$1,500
There was no interest accrual for convertible notes payable as of December 31, 2020. As of December 31, 2019, there was less than $0.01 million accrued for interest related to the convertible note payable under “Accrued expenses and other current liabilities” on the Balance Sheet.
Convertible Note Issued in 2019
On November 15, 2019, the Company issued a convertible note at a principal amount of $1.5 million with a maturity date of November 15, 2024. Interest accrued on the convertible note at 2.00% per annum. There was no purchase discount offered to the note holder.
Upon the occurrence of (1) default in any payment on the convertible note when due, (2) the Company entering into bankruptcy, (3) any case, proceeding or other commenced against the Company, (4) materially breaches by the Company on any representation, warranty, covenant, or other obligation to the holder of the convertible note, and (5) certain distribution agreement expires or terminated, the outstanding principal amount of the convertible note and accrued but unpaid interest may be accelerated. The Company shall not prepay the convertible note without the consent of the holder. Upon the occurrence of the next financing of the Company’s preferred stock, the principal amount of the note and accrued but unpaid interest shall automatically be converted into the shares of the preferred stock issued in such financing at the lowest selling price of such round of financing.
As of December 31, 2019, the carrying amount of the convertible note was $1.5 million and the effective interest rate (which equals the coupon interest rate) was 2.00% per annum.
On April 17, 2020, when Series D redeemable convertible preferred stock was issued, pursuant to the term of the convertible note, the principal and accrued but unpaid interest of the convertible note were automatically exchanged into 4,029,223 shares of Series D redeemable convertible preferred stock at a conversion price of $0.37534 per share.
Convertible Note Issued in 2020
On April 17, 2020, concurrent with the Series D redeemable convertible preferred stock issuance, the Company issued another convertible note at a principal amount of $5.5 million with a maturity date of April 17, 2035. Interest accrued on the convertible note at 1.44% per annum.
On the same day of issuance (i.e., April 17, 2020), $1.1 million of principal amount of the convertible note was immediately converted into 2,895,934 shares of Series D redeemable convertible preferred stock. Subsequently, concurrent with the Series D redeemable convertible preferred stock issuance on June 11, 2020, the remaining principal amount of the convertible note and accrued interest of $4.4 million were converted into 11,636,645 shares of Series D redeemable convertible preferred stock.

13. Equity Instruments
Redeemable Convertible Preferred Stock
Redeemable convertible preferred stock consisted of the following:
	December 31, 2020
	(In thousands, except share and per share data)
	Shares
	Authorized	Issued and Outstanding	Original issue price per share	Liquidation Preference	Carrying value
Series A	8,906,694	6,726,134	$2.928	$19,696	$17,030
Series B	10,385,804	8,386,456	$3.851	32,300	32,176
Series C	8,848,760	8,399,058	$5.524	46,400	39,378
Series D	97,278,007	94,222,735	$0.375	35,366	35,120
	125,419,265	117,734,383		$133,762	$123,704
	December 31, 2019
	(In thousands, except share and per share data)
	Shares
	Authorized	Issued and Outstanding	Original issue price per share	Liquidation Preference	Carrying value
Series A	8,906,694	8,893,332	$2.928	$26,042	$21,004
Series B	10,385,804	10,385,804	$3.851	40,000	39,876
Series C	8,848,760	8,688,760	$5.524	48,000	40,978
	28,141,258	27,967,896		$114,042	$101,858
As of December 31, 2020, redeemable convertible preferred stock totaling 117,734,383 shares were convertible into 147,876,672 shares of common stock after adjusting for the impact of dilution triggered by the issuance of Series D redeemable convertible preferred stock. As of December 31, 2019, redeemable convertible preferred stock was convertible using a 1-to-1 ratio into common stock.
Special Issuance of Series C Redeemable Convertible Preferred Stock
In April 2019, the Company issued additional shares of its Series C redeemable convertible preferred stock to its existing investors redeemable convertible preferred stock at the original issue price of $5.52438 per share for cash proceeds of $18.0 million.
In an effort to incentivize existing investors of the redeemable convertible preferred stock to participate in the financing, for each share of Series C redeemable convertible preferred stock purchased by an investor over its assigned amount based on the pro rata holding of the Company’s equity, such investor would additionally receive five shares of the Company’s common stock with no additional cash consideration. As such, the Company issued 3,258,288 shares of Series C redeemable convertible preferred stock and 9,227,960 shares of common stock to participating investors for total proceeds of $18.0 million. The proceeds in the special issuance were allocated to the Series C redeemable convertible preferred stock and common stock based on their relative fair values on an investor-by-investor basis.
Conversion of Series A Redeemable Convertible Preferred Stock into Common Stock
In February 2019, an investor voluntarily exercised its option to convert 893,260 Series A redeemable convertible preferred stock into 893,260 shares of common stock at a conversion ratio of one to one pursuant to the original conversion terms of the Series A redeemable convertible preferred stock. Thus, the Series A redeemable convertible preferred stock was converted into shares of common stock with no effect on retained earnings and the $1.0 million into carrying amount of the Series A redeemable convertible preferred stock was reclassified to common stock and additional paid-in capital.

Conversion of Redeemable Convertible Preferred Stock into Common Stock at a conversion ratio of 3:1 and Issuance of Series D Redeemable Convertible Preferred Stock
In March and early April 2020, the Company notified the existing holders of the redeemable convertible preferred stock of (i) a planned initial closing of Series D redeemable convertible preferred stock and (ii) the amount assigned to each of them based on their pro rata holdings in the Company’s outstanding equity on a fully diluted basis. In addition, these existing holders are notified that, as a condition of the Series D redeemable convertible preferred stock financing, the Company would amend its articles to implement a special mandatory conversion provision if the holders failed to invest their pro rata amount in such initial financing of Series D redeemable convertible preferred stock.
On April 13, 2020, in connection with the Company’s issuance of Series D redeemable convertible preferred stock, the Company amended its articles to implement the special mandatory conversion provision and, contemporaneously, certain existing holders of redeemable convertible preferred stock who failed to invest their full pro rata amount or did not participate in the financing were automatically converted into the Company’s common stock at a conversion ratio of three to one. The amendment and forced conversion were recognized as an extinguishment of the redeemable convertible preferred stock.
As a result, 2,167,198 shares of Series A redeemable convertible preferred stock, 1,999,348 shares of Series B redeemable convertible preferred stock and 289,702 shares of Series C redeemable convertible preferred stock were converted into 1,485,413 shares of common stock. The carrying value of the converted shares of the redeemable convertible preferred stock is $13.3 million, whereas the fair value of the shares of common stock issued in the conversion was $0.2 million. Because the fair value of the consideration transferred (i.e., the fair value of the shares of common stock issued) was less than the carrying amount of the shares of the redeemable convertible preferred stock surrendered, the Company recognized an extinguishment of the redeemable convertible preferred stock converted in the amount of $13.1 million. The $13.1 million was a deemed capital contribution to the holders of the Company’s common stock that was a decrease to the net loss attributable to common stockholders and a decrease to accumulated deficit. Accordingly, the Company recorded a decrease of $13.3 million to redeemable convertible preferred stock, and a corresponding increase of $0.2 million in additional paid-in capital and a decrease of $13.1 million in accumulated deficit.
In addition, on April 13, 2020, the Company issued 44,794,885 shares of Series D redeemable convertible preferred stock at $0.37534 per share for gross proceeds of $16.8 million.
Rights, Preferences and Privileges of Redeemable Convertible Preferred Stock
The rights, preferences and privileges of the Company’s redeemable convertible preferred stock are as follows for all series unless otherwise noted:
Dividend provisions — The holders of the outstanding shares of redeemable convertible preferred stock are entitled to receive, when and if declared by the Company’s Board of Directors, a noncumulative dividend at the annual rate of 6%, adjustable for certain events, such as stock splits and combinations. In addition, holders of redeemable convertible preferred stock participate in any distribution in excess of preferred dividends on an as converted basis. The Company has declared no dividends during the years ended December 31, 2020 and 2019.
Liquidation preference — In the event of any liquidation, dissolution, winding up, or change of control of the Company, whether voluntary or involuntary, the holders of Series A, B, C and D redeemable convertible preferred stock, before any payment shall be made to the holders of common stock by reason of their ownership thereof, the holders of shares of each series of redeemable convertible preferred stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to the greater of (a) the original issue price per share for such series of redeemable convertible preferred stock, plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had all shares of such series of redeemable convertible preferred stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or change of control of the Company. If upon any such liquidation, dissolution, winding up or change of control of the Company, the funds and assets available for distribution to the stockholders of the Company shall be insufficient to pay the holders of shares of redeemable convertible preferred stock the full amounts to which they are entitled, the holders of shares of redeemable convertible preferred stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of redeemable convertible preferred stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
Payments to holder of common stock, in the event of any liquidation, dissolution, winding, or change of control of the Company, whether voluntary or involuntary, shall be entitled to receive the remaining funds and assets available for distribution to the stockholders of the Company shall be distributed among the holders of shares of common stock, pro rata based on the number of shares of common stock held by each such holder.
Conversion rights — Each share of Series A, Series B, Series C, and Series D redeemable convertible preferred stock are convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the Original Issue Price for such series of redeemable convertible preferred stock by the Conversion Price for such series of Preferred Stock in effect at the time of conversion. The Series A, Series B, Series C and Series D Original Issue Price was $2.928, $3.851, $5.524, and $0.375, respectively. Each series of Redeemable Convertible Preferred Stock contain anti-dilution provisions that result in conversion price adjustments when common stock is issued or deemed to be issued at prices that are below the then existing conversion prices of the relevant series. These provisions resulted in conversion price adjustments to the shares of Series A, B and C redeemable convertible preferred stock that were not converted into shares of common stock in connection with the Series D financing.
As a result, the conversion ratio for each of Series A, Series B, Series C, and Series D redeemable convertible preferred stock into common stock was 2.178, 2.273, 2.371 and 1.000, respectively, as of December 31, 2020 and 1:1 for all Series as of December 31, 2019.
The Redeemable Convertible Preferred Stock will automatically convert into shares of common stock at the then effective conversion price for each such share immediately upon the Company’s sale of its common stock in a firm commitment underwritten initial public offering pursuant to a registration statement under the Securities Act of 1933, as amended, which results in aggregate gross proceeds to the Company of not less than $50.0 million (net of underwriting discounts, commissions, and expenses). The Merger (as defined below in Note 18, Subsequent Events) will cause this automatic conversion to occur.
Voting rights — The holders of each share of redeemable convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such shares of redeemable convertible preferred stock could be converted. The holder of each share of common stock shall have the right to one vote for each such share and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Holders of Series A, Series B, and Series D redeemable convertible preferred stock have the right to appoint one director to the Company’s Board of Directors, respectively. In addition, the holders of the redeemable convertible preferred stock, exclusive and as a single class, have the right to appoint one director to the Company’s Board of Directors.
Anti-dilution Provisions — The conversion price of the Company’s redeemable convertible preferred stock is subject to adjustment to prevent dilution in the event that the Company issues additional shares of preferred stock, common stock or common stock equivalents at a purchase price less than the then-effective conversion price, as provided in the agreements. The Series D financing during the year-ended December 31, 2020 triggered these provisions as described within “Conversion rights” above.
While the redeemable convertible preferred stock does not have mandatory redemption provisions, the deemed liquidation provisions of the redeemable convertible preferred stock are considered contingent redemption provisions that are not solely within the Company’s control. These elements primarily relate to deemed liquidation events such as a change of control. Accordingly, the Company’s Redeemable Convertible Preferred Stock has been presented outside of permanent equity in the mezzanine section on the balance sheets.

Common stock
The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders but are not entitled to cumulative voting rights, have the right to appoint two directors to the Company’s Board of Directors, are entitled to receive ratably such dividends as may be declared by the Company’s Board of Directors out of funds legally available therefor subject to preferences that may be applicable to any shares of redeemable convertible preferred stock currently outstanding or issued in the future, are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding redeemable convertible preferred stock in the event of the Company’s liquidation, dissolution, or winding up, have no preemptive rights and no right to convert their common stock into any other securities, and have no redemption or sinking fund provisions applicable to the common stock.
Common Stock Reserved for Future Issuance
Shares of common stock reserved for issuance on an “as if converted” basis were as follows:
	December 31,
	2020	2019
	(share data)
Redeemable convertible preferred stock	147,876,672	27,967,896
Convertible promissory note	—	4,006,668
Redeemable convertible preferred stock warrants	408,729	173,362
Common stock warrants	262,638	63,621
Common stock options issued and outstanding	26,347,331	5,946,782
Shares available for future grant under 2014 Stock Option Plan	7,223,913	3,093,095
Total shares of common stock reserved	182,119,283	41,251,424
Stock Warrants
Warrants for shares of common stock consisted of the following:
	December 31, 2020
	Issue Date	Expiration Date	Number of Warrants	Exercise Price per Warrant	Fair Value on Issue Date per Warrant
Common stock	12/02/2015	12/02/2025	13,660	$0.71	$0.57
Common stock	07/02/2018	07/02/2028	49,961	$2.01	$1.63
Common stock	12/17/2020	12/17/2030	199,017	$0.15	$0.14
Total outstanding			262,638
	December 31, 2019
	Issue Date	Expiration Date	Number of Warrants	Exercise Price per Warrant	Fair Value on Issue Date per Warrant
Common stock	12/02/2015	12/02/2025	13,660	$0.71	$0.57
Common stock	07/02/2018	07/02/2028	49,961	$2.01	$1.63
Total outstanding			63,621
Warrants for common stock of 262,638 and 63,621 were convertible 1-to-1 as of December 31, 2020 and 2019, respectively.
Warrants on common stock are equity classified and recorded at fair value on the issue date without further remeasurement. The level 3 fair value assumptions used in the Black-Scholes model to calculate fair value of the warrant for common stock granted in December 2020 were as follows: volatility of 108%, term of 10 years, and risk-free rate of 0.9%.
Warrants for shares of Series A and Series C redeemable convertible preferred stock consisted of the following (dollars in thousands, except share and per share amounts):
	December 31, 2020
	Issue Date	Expiration Date	Number of Warrants	Exercise Price per Warrant	Fair Value on Issue Date per Warrant
Series A redeemable convertible preferred stock	11/14/2014	11/13/2024	13,362	$1.12	$1.25
Series C redeemable convertible preferred stock	04/18/2019	04/18/2029	160,000	$5.52	$1.05
Total outstanding			173,362
	December 31, 2019
	Issue Date	Expiration Date	Number of Warrants	Exercise Price per Warrant	Fair Value on Issue Date per Warrant
Series A redeemable convertible preferred stock	11/14/2014	11/13/2024	13,362	$1.12	$1.25
Series C redeemable convertible preferred stock	04/18/2019	04/18/2029	160,000	$5.52	$1.05
Total outstanding			173,362
Warrants for redeemable convertible preferred stock of 173,362 as of December 31, 2020 were convertible into 408,729 shares of common stock after the impact of dilution triggered by the issuance of Series D Preferred stock. Warrants for redeemable convertible preferred stock of 173,362 as of December 31, 2019 were convertible 1-to-1 into shares of common stock.
Warrants on redeemable convertible preferred stock were issued to lenders in connection with borrowings. The fair value on the date of issue is recorded as a debt issue cost (contra-liability) and a liability because the warrant was liability classified. The fair value of the warrants are remeasured each reporting period using Level 3 inputs with the increase or decrease recorded in other income or expense in the statements of operations.
The liability for warrants on redeemable convertible preferred stock (carried at fair value) was as follows for the years ended December 31, 2020 and 2019:
Rollforward of the liability for warrants on redeemable convertible preferred stock:
(in thousands)
Balance as of January 1, 2019	$17
Issuance of new warrant	168
Change in fair value	(5)
Balance as of December 31, 2019	180
Change in fair value	(3)
Balance as of December 31, 2020	$177
The fair value of the redeemable convertible preferred stock warrant liability was estimated using an option pricing model that takes into account the contract terms as well as multiple unobservable inputs such as the aggregate equity value, risk-free interest rates, and expected volatility. The level 3 fair value assumptions used in the Black-Scholes model for the recurring valuation of the redeemable convertible preferred stock warrant liability were as follows:

Year ended December 31,
	2020	2019
Expected volatility	35% – 45%	41% – 54%
Risk-free interest rate	0.1% – 0.8%	1.6% – 1.9%
Dividend yield	—	—
The expected term for the Series A warrants and the Series C warrants for the year ended December 31, 2020 was 0.9 and 8.3 years, respectively. The expected term for the Series A warrants and the Series C warrants for the year ended December 31, 2019 was 1.9 and 9.3 years, respectively.
14. Stock Option Plan and Stock-Based Compensation
In 2014, the Company adopted its 2014 equity incentive plan (the “2014 Plan”) which provides for the granting of stock options, restricted stock awards and stock appreciation rights to employees, directors, and consultants of the Company. As of December 31, 2020, the Company has reserved 7,223,913 shares of its common stock for issuance under the 2014 Plan.
Awards granted under the 2014 Plan generally expire 10 years from the date of grant, or earlier if services are terminated. The exercise price of stock options grants shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively, as determined by the Company’s Board of Directors. Awards generally vest based on continuous service over four years. Awards forfeited, cancelled, or repurchased generally are returned to the pool of shares of common stock available for issuance under the 2014 Plan.
Stock options
Activity under the Company’s stock option plans is set forth below:
	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term in years
	(In thousands)	(Per Share Data)	(Years)
Outstanding as of January 1, 2019	6,389	$1.50
Granted	5,882	$0.80
Exercised	(151)	$1.05
Forfeited or expired	(6,173)	$1.39
Outstanding as of December 31, 2019	5,947	$1.23	8.1
Granted	25,675	$0.20
Exercised	(67)	$0.80
Forfeited or expired	(5,208)	$0.55
Outstanding as of December 31, 2020	26,347	$0.27	9.3
Options vested and expected to vest as of December 31, 2020	26,347	$0.27
Vested and exercisable as of December 31, 2020	3,309	$0.77
The aggregate intrinsic value of options outstanding was $3.9 million and $0.1 million, respectively, for the years ended December 31, 2020 and 2019. There was no aggregate intrinsic value of options exercised for the year ended December 31, 2020. The aggregate intrinsic value of options exercised was $0.1 million for the year ended December 31, 2019. The weighted-average grant date fair value of options granted in the years ended December 31, 2020 and 2019 was $0.11 and $0.24 per share, respectively. The total grant date fair value of options vested was $0.3 million for each of the years ended December 31, 2020 and 2019.
Stock-based Compensation Associated with Awards
The absence of a public market for the Company’s common stock requires the Company’s Board of Directors to estimate the fair value of its common stock for purposes of granting options and for determining stock-based compensation expense by considering several objective and subjective factors, including actual and forecasted operating and financial results, market conditions and performance of comparable publicly traded companies, developments and milestones in the Company, the rights and preferences of common and redeemable convertible preferred stock, and transactions involving the Company’s stock. The fair value of the Company’s common stock was determined in accordance with applicable elements of the American Institute of Certified Public Accountants guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.
For the years ended December 31, 2020 and 2019, the Company used the Backsolve, or Option Pricing Method (the “OPM”), which is the preferred method when recent securities transactions are considered a relevant input in determining the valuation of a company because it takes into account the economic rights of the recently issued security in relation to the rights of other equity securities within the capital structure. For the years ended December 31, 2020 and 2019, the OPM treats the Company Series C redeemable convertible preferred stock and Series D redeemable convertible preferred stock, respectively, as call options that gives its owner the right, but not the obligation, to buy the underlying enterprise value at a predetermined or “exercise” price. In the model, the exercise price is based on a comparison with the enterprise value rather than, as in the case of a standard call option, a comparison with a per-share stock price. Thus, the Company common securities are considered to be a call option with a claim on the enterprise at an exercise price equal to the liquidation preference of the preferred stock. The OPM uses the Black-Scholes model to value the call option and considers the various terms of the stockholder agreements upon liquidation of the enterprise, including the level of seniority among the securities, dividend policy, conversion ratios, and cash allocations. In addition, the method implicitly considers the effect of liquidation preferences as of the future liquidation date, not as of the Valuation Date. Key inputs include metrics for applicable volatility from the guideline public companies, capital structure, and a Discount for Lack of Marketability (“DLOM”). The DLOM is meant to account for the lack of marketability of a stock that was not publicly traded. The DLOM applied as of December 31, 2020 was 28.5%.
Other inputs into the Black-Scholes model (in addition to the fair value of the underlying common stock) are the expected stock price volatility for the common stock estimated by taking the average historic price volatility for industry peers consisting of several public companies in our industry which are of similar size, complexity and stage of development, the risk-free interest rate for the expected term of the option based on the U.S. Treasury implied yield at the date of grant, and the expected term of the grant. The Company has elected to use the “simplified method” to determine the expected term which is the midpoint between the vesting date and the end of the contractual term because the Company has no history upon which to base an assumption about the term. The Company believes the simplified method approximates a term if it were to be based on expected life.
Application of these approaches involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding the Company’s expected future revenue, expenses, cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact the Company’s valuations as of each valuation date and may have a material impact on the valuation of its common stock.
The weighted-average assumptions in the Black-Scholes option-pricing model used to determine the fair value of stock options granted were as follows:
	Year ended December 31,
	2020	2019
Expected volatility	60%	60%
Risk-free interest rate	0.4% – 0.5%	2.0% – 3.0%
Dividend yield	— %	— %
Expected term (in years)	6.04	5.28
Expected volatility: As the Company is not publicly traded, the expected volatility for the Company’s stock options was determined by using a review of historical volatilities of selected industry peers deemed to be comparable to the Company’s business corresponding to the expected term of the awards.

Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.
Expected dividend yield: The expected dividend rate is zero as the Company currently has no history or expectation of declaring dividends on its common stock.
Expected term: The Company uses the simplified method available under U.S. GAAP to determine the expected term due to having insufficient history upon which to base an assumption about the term.
Stock-based Compensation Expense
The following sets forth the total stock-based compensation expense for the stock options included in the statements of operations:
	Year ended December 31,
	2020	2019
	(In thousands)
Research and development	$728	$769
Selling and marketing	373	304
General and administrative	354	399
	$1,455	$1,472
As of December 31, 2020, total unrecognized compensation cost related to stock awards was $2.8 million and is expected to be recognized over a weighted-average period of 2.57 years.
May 2019 Stock Option Repricing
On May 13, 2019, the Company approved an option repricing resolution in which qualifying options with an exercise price above $0.80 per share were immediately repriced to $0.80 per share, with qualifying options limited to active service providers only. The repricing was accounted for as a modification and the incremental cost for the year ended December 31, 2019 was $0.3 million.
15. Income Taxes
The provision for income taxes differs from the amount which would result by applying the federal statutory income tax rate to “Loss before income taxes” for the years ended December 31, 2020 and 2019. The Company is composed of a single domestic legal entity and does not have any foreign legal entities nor generated sales in foreign entities for the years ended December 31, 2020 and 2019.
The reconciliation of the provision computed at the federal statutory rate to the Company’s provision (benefit) for income taxes was as follows:
	Year ended December 31,
	2020		2019
	(In thousands, except percentages)
Tax at federal statutory rate	$(4,579)	(21.0)%	$(5,392)	(21.0)%
State, net of federal benefit	(922)	(4.2)%	(2,119)	(8.3%
Stock-based compensation	234	1.1%	226	0.9)%
Other	(527)	(2.5)%	(569)	(2.2)%
Change in valuation allowance	5,794	26.6%	7,854	30.6%
Total provision for income taxes	$—	— %	$—	— %
The Company did not incur income tax expense or benefit for the years ended December 31, 2020 and 2019.

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred tax assets and liabilities were as follows:
	December 31,
	2020	2019
	(in thousands)
Deferred tax assets
Net operating loss carryforwards	$35,818	$30,696
Research and development tax credits	5,286	4,382
Stock-based compensation	594	574
Other timing differences	644	897
Total deferred tax assets	$42,342	$36,549
Valuation allowance	(42,342)	(36,549)
Net deferred tax assets	$—	$—
Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain.
The Company concluded that it was not more-likely-than-not that tax benefits from operating losses would be realized and, accordingly, has provided a full valuation allowance against its deferred tax assets. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $5.8 million and $7.9 million for the years ended December 31, 2020 and 2019, respectively, due to current and previous year losses and credits claimed.
As of December 31, 2020, the Company had $131.2 million and $118.5 million federal and state net operating losses (“NOLs”), respectively, available to reduce future taxable income, which will begin to expire in 2034 and 2030 respectively for federal and for state tax purposes. The Company had $85.3 million of federal net operating loss included above that can be carried forward indefinitely.
As of December 31, 2019, the Company had $110.2 million and $108.2 million of federal and state NOLs, respectively, available to reduce future taxable income.
The Company also has federal research and developmental tax credit carryforwards of $4.4 million which begin to expire in 2034, and state research and developmental tax credit carryforwards of $4.3 million as of December 31, 2020. The federal credits expire starting in 2034 and the state credits have no expiration date.
Federal and California tax laws impose substantial restrictions on the utilization of NOLs and credit carryforwards in the event of an “ownership change” for tax purposes, as defined in Section 382 of the Internal Revenue Code. Accordingly, the Company’s ability to utilize these carryforwards may be limited as the result of such ownership change. Such a limitation could result in limitation in the use of the NOLs in future years and possibly a reduction of the NOLs available.
A reconciliation of the beginning and ending amount of gross unrecognized tax benefits was as follows:
	December 31,
	2020	2019
	(in thousands)
Balance at beginning of year	$2,429	$1,928
Additions based on tax positions related to the current year	431	501
Balance at end of year	$2,860	$2,429
For the years ended December 31, 2020 and 2019, the amount of unrecognized tax benefits increased $0.4 million and $0.5 million, respectively, due to additional research and development credits generated during the year. As of December 31, 2020 and 2019, the total amount of unrecognized tax benefits was $2.9 million and $2.4 million, respectively. The reversal of the uncertain tax benefits would not affect the Company’s effective tax rate to the extent that it continues to maintain a full valuation allowance against its deferred tax assets.
In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was signed into law in March 2020. The CARES Act includes modifications for net operating loss carryovers and carrybacks, limitations of business interest expense for tax, immediate refund of alternative minimum tax (“AMT”) credit carryovers as well as a technical correction to the Tax Cuts and Jobs Act of 2017, for qualified improvement property. As of December 31, 2020, the Company expects that these provisions will not have a material impact as the Company has no net operating losses or AMT credits that would fall under these provisions and does not expect interest expense to be deductible due to current year losses.
The Company is subject to U.S. federal income taxes and to income taxes in various states in the United States. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. The Company is subject to U.S. federal, state and local examinations by tax authorities for all prior years since incorporation. The Company does not anticipate significant changes to its current uncertain tax positions through December 31, 2020.
The Company recognizes any interest and/or penalties related to income tax matters as a component of income tax expense. As of December 31, 2020, there were no accrued interest and penalties related to uncertain tax positions.
16. Commitments and Contingencies
The Company may be involved in various lawsuits, claims, and proceedings, including intellectual property, commercial, securities, and employment matters that arise in the normal course of business. The Company accrues a liability when management believes information available prior to the issuance of the financial statements indicates it is probable a loss has been incurred as of the date of the financial statements and the amount of loss can be reasonably estimated. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal costs are expensed as incurred. As of December 31, 2020 and 2019, the Company is not aware of any litigation, claim or assessment in which the outcome, individually or in the aggregate, would have a material adverse effect on its financial positions, results of operations, cash flows or future earnings.
The Company’s purchase obligations per terms and conditions with suppliers and vendors are cancellable in whole or in part prior to shipment. If inventory is shipped, the Company will accrue a liability under accrued expenses. The Company has no other commitment and contingencies, except for the operating leases. See Note 10, Leases, for further discussion.
17. Employee Defined-Contribution Plans
Accrued salaries and benefits included accruals related to the 401(k) plans the Company offers to its employees. In order to qualify for these plans, employees must meet the minimum age requirement (21 years) and begin participating on their entry date which is the first paycheck date in the month following the month of eligibility described above. Employee and employer contributions are immediately 100% fully vested. The plans offer employer contributions of 3.0% of an employee’s eligible compensation following safe-harbor rules. The Company’s contribution to the 401(k) plan was $0.4 million for both years ended December 31, 2020 and 2019.
The Company has a defined-contribution plan intended to qualify under Section 401 of the Internal Revenue Code (the “401(k) Plan”). The Company contracted with a third-party provider to act as a custodian and trustee, and to process and maintain the records of participant data. Substantially all of the expenses incurred for administering the 401(k) Plan are paid by the Company. The Company has paid all matching contributions as of December 31, 2020.

18. Subsequent Events
The Company has evaluated subsequent events through May 12, 2021, the date the financial statements were available to be issued and has determined that the following subsequent events require disclosure in the financial statements.
Convertible Note
In January 2021, the Company and one of its preferred stockholders entered into a promissory note for the principal amount of $5.0 million, which was convertible into 6,756,757 shares of Series D redeemable convertible preferred stock. The note was subordinated to other senior indebtedness.
Facilities Agreement
In April 2021, the Company entered into a letter of intent with a landlord to lease an 80,000+ square foot facility to begin production of the Company’s Sapphire XCTM systems. The facility is located in California and construction and tooling to outfit the building is estimated to commence late 2021.
Loan Agreement
In April 2021, the Company entered into a letter of intent with a lender for a $53.5 million debt financing proposal. The Company has not completed the agreement nor drawn any funds on the financing facility as of the date May 12, 2021.
Merger Agreement
In March 2021, the Company entered into a merger agreement with JAWS Spitfire Acquisition Corp. As a result of the proposed Merger, JAWS Spitfire will domesticate as a corporation incorporated under the laws of the state of Delaware and the Company will survive the Merger as a wholly-owned subsidiary of JAWS Spitfire. The Company will be renamed “Velo3D Corporation” and JAWS Spitfire will be renamed to Velo3D, Inc. (“New Velo3D”). The Company’s board of directors unanimously approved the entry into the Merger.
Upon the closing of the Merger, all outstanding shares of the Company’s common stock, after giving effect to the conversion of the Company’s issued and outstanding preferred stock into the Company’s common stock, will be cancelled and exchanged into the right to receive shares of New Velo3D common stock at a deemed value of $10.00 per share after giving effect to the exchange ratio. Additionally, all of the Company’s outstanding stock warrants, and stock options, for shares of the Company’s common stock will be cancelled and exchanged into equivalent outstanding stock warrants, and stock options with similar terms for shares of New Velo3D common stock at a deemed value of $10.00 per share after giving effect to the exchange ratio. The exchange ratio will be determined prior to the closing of the Merger and represents a fully-diluted pre-transaction equity value of the Company of $1,500.0 million.
All holders of the Company’s issued and outstanding common stock, outstanding vested and unexercised stock options, and outstanding vested as of the closing of the Merger will also be eligible to receive up to 24.1 million additional shares of New Velo3D common stock, (assuming the expected capital structure as of April 30, 2021) comprised of two separate tranches of 12.0 million shares per tranche, upon the earliest occurrence of the specified earnout triggering events for each tranche prior to the fifth anniversary of the closing of the Merger, including the (i) date on which the volume-weighted average trading sale price of one share of New Velo3D common stock quoted on Nasdaq is greater than or equal to $12.50 and $15.00, respectively per tranche, for any 20 trading days within any 30 consecutive trading day period, (ii) a change in control of New Velo3D pursuant to which holders of New Velo3D common stock have the right to receive consideration implying a value per share greater than or equal to $12.50 and $15.00, respectively per tranche.
The Merger agreement provides that the obligations of the Company to consummate the Merger are conditioned on, among other things, that as of the closing of the Merger, the amount of cash available in JAWS Spitfire’s trust account, after including the cash proceeds received in a concurrent private placement and deducting the amounts required to satisfy JAWS Spitfire’s obligations if any shareholders exercise their rights to redeem their public shares in connection with the shareholders’ approval of the Merger and the payment of the unpaid JAWS Spitfire expenses and liabilities, is at least equal to $350.0 million. This condition is for the sole benefit of the Company. The Merger is subject to the approval by the JAWS Spitfire shareholders.

Annex A
EXECUTION VERSION
BUSINESS COMBINATION AGREEMENT
BY AND AMONG
JAWS SPITFIRE ACQUISITION CORPORATION,
SPITFIRE MERGER SUB, INC.,
AND
VELO3D, INC.
DATED AS OF MARCH 22, 2021

A-i

A-ii

ANNEXES AND EXHIBITS
Annex A	PIPE Investors
Annex B	Supporting Company Shareholders
Annex C	Other RRA Parties
Exhibit A	Form of Subscription Agreement
Exhibit B	Form of A&R Registration Rights Agreement
Exhibit C	Form of Transaction Support Agreement
Exhibit D	Form of New JAWS Certificate of Incorporation
Exhibit E	Form of New JAWS Bylaws
Exhibit F	Form of New JAWS Equity Incentive Plan
Exhibit G	Form of New JAWS ESPP

A-iii

BUSINESS COMBINATION AGREEMENT
This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of March 22, 2021, is made by and among JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company (“JAWS”), Spitfire Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Velo3D, Inc., a Delaware corporation (the “Company”). JAWS, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.
WHEREAS, (a) JAWS is a blank check company incorporated as a Cayman Islands exempted company on September 11, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (b) Merger Sub is, as of the date of this Agreement, a wholly owned Subsidiary of JAWS that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;
WHEREAS, pursuant to the Governing Documents of JAWS, JAWS is required to provide an opportunity for its shareholders to have their outstanding JAWS Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the JAWS Shareholder Approval;
WHEREAS, as of the date of this Agreement, Spitfire Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the Other Class B Shareholders collectively own 8,625,000 JAWS Class B Shares;
WHEREAS, concurrently with the execution of this Agreement, the Sponsor, the Other Class B Shareholders, JAWS and the Company are entering into the sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and each Other Class B Shareholder have agreed to vote in favor of this Agreement and the transactions contemplated hereby, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;
WHEREAS, on the Closing Date and prior to the Effective Time, JAWS shall transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, on the Closing Date, following the Domestication, (a) Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving company in the Merger and, after giving effect to the Merger, the Company will be a wholly owned Subsidiary of JAWS and (b) each Company Share will be automatically converted as of the Effective Time into the right to receive a portion of the Adjusted Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, concurrently with the execution of this Agreement, each of the investors set forth on Annex A (collectively, the “PIPE Investors”) are entering into a subscription agreement with JAWS, substantially in the form attached hereto as Exhibit A (collectively, the “Subscription Agreements”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase prior to the Closing, and JAWS has agreed to issue and sell to each PIPE Investor prior to the Closing, the number of New JAWS Shares set forth in the applicable Subscription Agreement in exchange for the purchase price set forth therein (the equity financing under all Subscription Agreements, collectively, the “PIPE Financing” and the aggregate purchase price set forth in the Subscription Agreements, the “PIPE Financing Amount”), on the terms and subject to the conditions set forth in the applicable Subscription Agreement;
WHEREAS, at the Closing, New JAWS, the Sponsor, the Other Class B Shareholders and each of the Other RRA Parties (the “RRA Parties”) will enter into an amended and restated registration rights agreement, substantially in the form attached hereto as Exhibit B (the “A&R Registration Rights Agreements”), pursuant to which, among other things, the RRA Parties will be granted certain registration rights with respect to their respective JAWS Shares and will agree not to effect certain sales or distributions of a portion of the Equity Securities of New JAWS held by any of them during the lock-up period described therein, in each case, on the terms and subject to the conditions therein;

WHEREAS, the board of directors of JAWS (the “JAWS Board”) has (a) determined that it is in the best interests of JAWS and the shareholders of JAWS, and declared it advisable, to enter into this Agreement providing for the Domestication and the Merger in accordance with applicable Law; (b) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) as of the date hereof, (c) approved this Agreement, the Ancillary Documents to which JAWS is or will be a party and the transactions contemplated hereby and thereby (including the Domestication and the Merger) and (d) recommended, among other things, adoption of this Agreement and the transactions contemplated by this Agreement (including the Domestication and the Merger) by the holders of JAWS Shares entitled to vote thereon;
WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);
WHEREAS, JAWS, as the sole shareholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);
WHEREAS, the board of directors of the Company has (a) determined that it is in the best interests of the Company and the shareholders of the Company, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with applicable Law; (b) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby and (c) recommended, among other things, the adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby by the holders of Company Shares entitled to vote thereon;
WHEREAS, concurrently with the execution of this Agreement, each Company Shareholder listed on Annex B attached hereto (collectively, the “Supporting Company Shareholders”) will duly execute and deliver to JAWS a transaction support agreement, substantially in the form attached hereto as Exhibit C (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Company Shareholder will agree to, among other things, (a) support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing; and
WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, (b) the Domestication constitutes a “reorganization” described in Section 368(a)(1)(F) of the Code and (c) the Merger be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code (clause (a) through clause (c), collectively, the “Intended Tax Treatment”).
NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1   Definitions.   As used in this Agreement, the following terms have the respective meanings set forth below.
“Additional JAWS SEC Reports” has the meaning set forth in Section 4.7.
“Adjusted Equity Value” means (a) the Equity Value, plus (b) the Aggregate Exercise Price.
“Adjusted Transaction Share Consideration” means an aggregate number of New JAWS Shares equal to (a) the Adjusted Equity Value, divided by (b) the New JAWS Share Value.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received by any JAWS Party in respect of the PIPE Financing (whether prior to or on the Closing Date).
“Aggregate Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all unexercised Vested Company Options and Company Warrants outstanding as of immediately prior to the Effective Time if all such Vested Company Options and Company Warrants were so exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).
“Aggregate Transaction Proceeds” means an amount equal to (a) the sum of (i) the aggregate cash proceeds available for release to any JAWS Party from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the JAWS Shareholder Redemptions) and (ii) the Aggregate Closing PIPE Proceeds, minus (b) the sum of (i) the Unpaid JAWS Expenses and (ii) the Unpaid JAWS Liabilities.
“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
“Allocation Schedule” has the meaning set forth in Section 2.4.
“Ancillary Documents” means the A&R Registration Rights Agreement, the Sponsor Letter Agreement, the Subscription Agreements, the Transaction Support Agreements and each other agreement, document, instrument or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.
“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.
“Business” means the business of, directly or indirectly, additive manufacturing technology or any activities, services or products incidental or attendant thereto.
“Business Combination Proposal” has the meaning set forth in Section 5.7.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Campbell, California are open for the general transaction of business.
“CBA” means any collective bargaining agreement or other Contract with any labor union, works council, labor organization or employee representative.
“CCC” means the California Corporations Code.
“Certificate of Merger” has the meaning set forth in Section 2.1(b)(ii).
“Certificates” has the meaning set forth in Section 2.1(b)(vii).
“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date. Notwithstanding the foregoing or anything to the contrary herein, the JAWS Shares to be issued in respect of or that will become subject to, as applicable, the Rollover Options at the Effective Time on the terms and subject to the conditions of this Agreement shall not constitute Change of Control Payments.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clause (a) and clause (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (c) under which any Person(s) makes any equity or similar investment in another Person.
“Charter Proposal” has the meaning set forth in Section 5.7.
“Closing” has the meaning set forth in Section 2.3.
“Closing Date” has the meaning set forth in Section 2.3.
“Closing Filing” has the meaning set forth in Section 5.4(b).
“Closing Press Release” has the meaning set forth in Section 5.4(b).
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.
“Code” means the U.S. Internal Revenue Code of 1986.
“Company” has the meaning set forth in the introductory paragraph to this Agreement.
“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company or any of its controlled Affiliates or (ii) all or a material portion of assets or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and clause (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates (other than the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.
“Company Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on April 13, 2020.
“Company Convertible Note” has the meaning set forth in Section 3.2(d) of the Company Disclosure Schedules.
“Company D&O Persons” has the meaning set forth in Section 5.14(a).
“Company D&O Tail Policy” has the meaning set forth in Section 5.14(c).
“Company Designees” has the meaning set forth in Section 5.15(b).
“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to JAWS by the Company on the date of this Agreement.
“Company Equity Award” means, as of any determination time, each Company Option and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive any Equity Security of the Company under any Company Equity Plan or otherwise that is outstanding.
“Company Equity Plan” means, collectively, (a) the 2014 Equity Incentive Plan of the Company and (b) each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive Equity Securities of the Company or benefits measured in whole or in part by reference to Equity Securities of the Company.
“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any JAWS Expenses.
“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) andSection 3.1(b) (Organization and Qualification), Section 3.2(a),Section 3.2(c) and Section 3.2(e) (Capitalization of the Company),Section 3.3 (Authority), Section 3.8(a) (No Company Material Adverse Effect) and Section 3.17 (Brokers).
“Company IT Systems” means all computer systems, Software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed, leased, used by or for, or otherwise relied on by the Company.
“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than the Company) that is licensed to the Company.
“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Company, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement to the extent resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable Laws (including Pandemic Measures), (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto; provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.2(a) to the extent it relates to such representations and warranties, (vii) any failure by the Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clause (i) through clause (vi) or clause (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clause (i) through clause (v) or clause (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the Company relative to other participants operating in the industries or markets in which the Company operates.
“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).
“Company Option” means, as of any determination time, each option to purchase Company Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.
“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Company.
“Company Preferred Shareholder Written Consent” has the meaning set forth in Section 5.12(a).
“Company Preferred Shareholders” means, collectively, the holders of Company Preferred Shares as of any determination time prior to the Effective Time.
“Company Preferred Shares” means shares of preferred stock, par value $0.00001 per share, of the Company designated as “Preferred Stock” pursuant to the Company Certificate of Incorporation.
“Company Product” means all Software and other products and services, including any of the foregoing (i) that have been or are currently developed, marketed, sold, offered for sale, imported, exported, supplied, licensed, distributed, supported, hosted, made available, or otherwise commercialized by the Company, or (ii) from which the Company has derived within the past three (3) years or is currently deriving revenue from the sale, license, maintenance, service or provision thereof.
“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of the Company.
“Company Related Party” has the meaning set forth in Section 3.18(a).
“Company Related Party Transactions” has the meaning set forth in Section 3.19.
“Company Shareholder Written Consent” has the meaning set forth in Section 5.12(a).
“Company Shareholder Written Consent Deadline” has the meaning set forth in Section 5.12(a).
“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.
“Company Shares” means shares of common stock, par value $0.00001 per share, of the Company designated as “Common Stock” pursuant to the Company Certificate of Incorporation.
“Company Warrants” means any warrants to purchase shares of Company Shares or Company Preferred Shares outstanding as of immediately prior to the Effective Time.
“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of February 11, 2021, by and between the Company and JAWS.
“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent, Permit or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.
“Continental” means Continental Stock Transfer & Trust Company.
“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.
“COVID-19” means SARS-CoV-2 or COVID-19 (and all related strains and sequences), and any evolutions, intensification, resurgence or mutations thereof or related or associated epidemics, pandemic, public health emergencies or disease outbreaks.
“Data Security Requirements” means the following, in each case to the extent relating to the data privacy, protection, security or Processing of Personal Data: (i) all applicable Privacy Laws and other applicable Laws and any related security breach notification requirements; (ii) the Company’s own respective internal and external past and present policies; (iii) industry standards and requirements of self-regulatory bodies to which the Company purports to comply with or be bound, and the Payment Card Industry Data Security Standard; and (iv) material Contracts or other representations, obligations, or commitments (including security controls) to which the Company is bound or has made or agreed to comply with.
“DGCL” has the meaning set forth in the recitals to this Agreement.
“Directors” has the meaning set forth in Section 5.15(b).
“Dissenting Shares” means each Company Share outstanding immediately prior to the Effective Time and held by a Company Shareholder who has not voted in favor of the Merger or consented thereto in writing or by electronic transmissions and, if and to the extent applicable, has properly exercised (and not filed to perfect or otherwise waived, withdrawn or lost) dissenters’ rights of such shares in accordance with Chapter 13 of the CCC.
“Domestication” has the meaning set forth in the recitals to this Agreement.
“Domestication Proposal” has the meaning set forth in Section 5.7.
“Earnout Exchange Ratio” means the quotient determined by dividing (a) the Earnout Share Number by (b) the Earnout Pre-Closing Aggregate Share Amount.
“Earnout Period” means the period beginning on the Closing Date and ending on the date that is five years after the Closing Date.
“Earnout Pre-Closing Aggregate Share Amount” means the aggregate number of Company Shares (including the net number of Company Shares that would be issuable in respect of Company Options or Company Warrants in the event such Company Options or Company Warrants were exercised, on a net exercise basis with respect to only the applicable exercise price, immediately prior to the Effective Time and settled in the applicable number of Company Shares, rounded down to the nearest whole share) held by the Earnout Pre-Closing Company Securityholders as of immediately prior to the Effective Time.
“Earnout Pre-Closing Company Securityholders” means a Company Shareholder, holder of Company Options, holder of Company Warrants and holder of the Company Convertible Note (if and to the extent not optionally converted by such holder in accordance with its terms prior to the Closing), in each case as of immediately prior to the Effective Time.
“Earnout Share Number” means, with respect to each Triggering Event, a number of New JAWS Shares equal to five percent (5%) of the aggregate number of New JAWS Shares (calculated on a fully-diluted basis, including all New JAWS Shares issuable upon the exercise of outstanding stock options and warrants) issued and outstanding as of immediately following the Effective Time and, for the avoidance of doubt, after giving effect to the Domestication, PIPE Financing and the Merger.
“Earnout Shares” has the meaning set forth in Section 2.2(a).
“Effective Time” has the meaning set forth in Section 2.1(b)(i).
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, retiree or post-termination health or welfare (excluding COBRA), salary continuation, material fringe or other compensatory plan, program, policy, agreement, arrangement or Contract that the Company maintains, sponsors or contributes to (or is required to contribute to), or under or with respect to which the Company has or would reasonably expect to have any current or contingent liability or obligations.
“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.
“Equity Incentive Plan Proposal” has the meaning set forth in Section 5.7.
“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar equity-based rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
“Equity Value” means an amount equal to $1,500,000,000.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agent” has the meaning set forth in Section 2.6(a).
“Exchange Fund” has the meaning set forth in Section 2.6(c).
“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.
“Financial Statements” has the meaning set forth in Section 3.4(a).
“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.
“GAAP” means United States generally accepted accounting principles.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.
“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).
“Hazardous Substance” means any pollutant or hazardous, toxic, explosive or radioactive material, substance, or waste or any other material, substance or waste that is regulated by, or may give rise to liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, or radon.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, and any other relative of such Person that shares such Person’s home.
“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, but excluding any trade payables arising in the ordinary course of business, (c)obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes”, (d)reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clause (a) through clause (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.
“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, patent disclosures and improvements thereto, industrial designs and design patent rights, including any continuations, divisionals, revisions, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, social media accounts, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information of real persons; (e) trade secrets, know-how and other confidential or proprietary information, including invention disclosures, inventions and formulae, whether patentable or not, processes, methods, techniques, research and development, source code, specifications, designs, algorithms, industrial models, and architectures; (f) rights in or to Software or other technology; and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any applicable Law anywhere in the world.
“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.
“Investment Company Act” means the Investment Company Act of 1940.
“IPO” has the meaning set forth in Section 9.18.
“JAWS” has the meaning set forth in the introductory paragraph to this Agreement.
“JAWS Acquisition Proposal” means (a) any transaction or series of related transactions under which JAWS or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), clause (ii) and clause (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in JAWS or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a JAWS Acquisition Proposal.
“JAWS Board” has the meaning set forth in the recitals to this Agreement.
“JAWS Board Recommendation” has the meaning set forth in Section 5.7.

“JAWS Class A Shares” means the Class A ordinary shares of JAWS, par value $0.0001 per share.
“JAWS Class B Shares” means the Class B ordinary shares of JAWS, par value $0.0001 per share.
“JAWS D&O Persons” has the meaning set forth in Section 5.13(a).
“JAWS Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by JAWS on the date of this Agreement.
“JAWS Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, a JAWS Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any JAWS Party and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any JAWS Party pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, JAWS Expenses shall not include any Company Expenses.
“JAWS Financial Statements” means all of the financial statements of JAWS included in the JAWS SEC Reports.
“JAWS Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority),Section 4.4 (Brokers) and Section 4.6 (Capitalization of the JAWS Parties).
“JAWS Liabilities” means, as of any determination time, the aggregate amount of Liabilities of the JAWS Parties that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, JAWS Liabilities shall not include any JAWS Expenses.
“JAWS Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the JAWS Parties, taken as a whole, or (b) the ability of any JAWS Party to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a JAWS Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement to the extent resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable Laws (including Pandemic Measures), (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any JAWS Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any JAWS Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto; provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.3(a) to the extent it relates to such representations and warranties, (vii) any failure by any JAWS Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clause (i) through clause (vi) or clause (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clause (i) through clause (v) or clause (viii) may be taken into account in determining whether a JAWS Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the JAWS Parties, taken as a whole, relative to other “SPACs” operating in the industries in which the JAWS Parties operate.
“JAWS Non-Party Affiliates” means, collectively, each JAWS Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any JAWS Related Party (other than, for the avoidance of doubt, any JAWS Party).
“JAWS Parties” means, collectively, JAWS and Merger Sub.
“JAWS Related Party” has the meaning set forth in Section 4.9.
“JAWS Related Party Transactions” has the meaning set forth in Section 4.9.
“JAWS SEC Reports” has the meaning set forth in Section 4.7.
“JAWS Shareholder Approval” means, collectively, the Required JAWS Shareholder Approval and the Other JAWS Shareholder Approval.
“JAWS Shareholder Redemption” means the right of the holders of JAWS Class A Shares to redeem all or a portion of their JAWS Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of JAWS.
“JAWS Shareholders Meeting” has the meaning set forth in Section 5.7.
“JAWS Shares” means, collectively, the JAWS Class A Shares and JAWS Class B Shares.
“JAWS Warrants” means each warrant to purchase one JAWS Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement (including, for the avoidance of doubt, each such warrant held by the Sponsor or any Other Class B Shareholder).
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).
“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, order, judgment, injunction, award, decree, writ, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.
“Leased Real Property” has the meaning set forth in Section 3.18(b).
“Letter of Transmittal” means the letter of transmittal, in customary form reasonably satisfactory to each of JAWS and the Company (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).
“Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.
“Material Contracts” has the meaning set forth in Section 3.7(a).
“Material Permits” has the meaning set forth in Section 3.6.
“Merger” has the meaning set forth in the recitals to this Agreement.
“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.
“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.
“New JAWS” means JAWS following the Domestication.
“New JAWS Board” has the meaning set forth in Section 5.15(a).
“New JAWS Bylaws” has the meaning set forth in Section 2.1(a).
“New JAWS Certificate of Incorporation” has the meaning set forth in Section 2.1(a).
“New JAWS Change of Control” shall mean any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of New JAWS; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of New JAWS or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of New JAWS.
“New JAWS Equity Incentive Plan” has the meaning set forth in Section 5.17.
“New JAWS Share Value” means $10.00.
“New JAWS Shares” has the meaning set forth in Section 2.1(a).
“New JAWS Warrants” has the meaning set forth in Section 2.1(a).
“Non-Party Affiliate” has the meaning set forth in Section 9.13.
“NYSE” means the New York Stock Exchange.
“NYSE Proposal” has the meaning set forth in Section 5.7.
“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the Company on a non-exclusive basis under standard terms and conditions and used by the Company solely for its own internal use for a one-time license fee of less than $100,000 per license or an ongoing licensee fee of less than $50,000 per year.
“Officers” has the meaning set forth in Section 5.15(a).
“Option Exchange Ratio” means a fraction, (a) the numerator of which is the quotient determined by dividing (i) the Adjusted Equity Value by (ii) the Pre-Closing Aggregate Share Amount and (b) the denominator of which is the New JAWS Share Value.
“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.
“Other Class B Shareholders” means, collectively, Andrew Appelbaum, Mark Vallely and Serena Williams.
“Other JAWS Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of JAWS Shares entitled to vote thereon, whether in person or by proxy at the JAWS Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of JAWS and applicable Law.

“Other RRA Parties” means each of the Persons listed on Annex C and each of the directors of New JAWS immediately after the Effective Time.
“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.
“Pandemic Measures” shall mean any quarantine, isolation, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Entity or industry group in connection with or in response to COVID-19, including, the Coronavirus Aid, Relief, and Economic Security Act (CARES), or any other pandemic, epidemic, public health emergency or disease outbreak.
“Parties” has the meaning set forth in the introductory paragraph to this Agreement.
“Patents” has the meaning set forth in the definition of Intellectual Property Rights.
“PCAOB” means the Public Company Accounting Oversight Board.
“Per Share Consideration” means a number of shares of New JAWS Shares equal to the quotient determined by dividing (a) the quotient determined by dividing (i) the Adjusted Equity Value by (ii) the Pre-Closing Aggregate Share Amount, by (b) the New JAWS Share Value.
“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits, Regulatory Permits or certificates of a Governmental Entity.
“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions of record) that do not prohibit or materially interfere with any of the Company’s use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the business of the Company and do not prohibit or materially interfere with any of the Company’s use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by the Company of non-exclusive rights in non-material Intellectual Property Rights to customers in the ordinary course of business consistent with past practice and (g) other than regarding Intellectual Property Rights, other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.
“Permitted Transfer” has the meaning set forth in Section 2.2(e).
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.
“Personal Data” means any data or information relating to an identified natural person that is regulated by the Privacy Laws.
“PIPE Financing” has the meaning set forth in the recitals to this Agreement.
“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.
“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Pre-Closing Aggregate Share Amount” means, without duplication, the aggregate number of Company Shares (including the aggregate number of Company Shares that would be issuable in respect of Vested Company Options or Company Warrants in the event such Vested Company Options, Company Warrants or Company Convertible Note (if and to the extent not actually exercised or converted, as applicable, prior to the Closing) were exercised or converted, as applicable) as of immediately prior to the Effective Time.
“Pre-Closing JAWS Holders” means the holders of JAWS Shares at any time prior to the Effective
Time.
“Privacy and Data Security Policies” has the meaning set forth in Section 3.20(a).
“Privacy Laws” means Laws relating to the Processing or protection of Personal Data that apply to the Company.
“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.
“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding Personal Data (whether electronically or in any other form or medium).
“Prospectus” has the meaning set forth in Section 9.18.
“Public Shareholders” has the meaning set forth in Section 9.18.
“Public Software” means any Software that is distributed as “free software,” “open source software” (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.
“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which the Company leases, sub-leases or otherwise uses or occupies any real property (including, without limitation, all amendments, extensions, renewals, guaranties, and other agreements with respect thereto).
“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.
“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of JAWS.
“Regulatory Permits” means all licenses, waivers, permits, enrollments, certifications, authorizations, approvals, franchises, registrations, accreditations, letters of non-reviewability, certificates of need, consents, supplier or provider numbers, qualifications, operating authority, and other such Permits granted by any such Governmental Entity to the Company.
“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.
“Required Company Audited Financial Statements” means (a) the audited balance sheets of the Company as of December 31, 2020 and December 31, 2019 and the related audited statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Company for each of the twelve month periods then ended, and (b) the unaudited balance sheets of the Company as of March 31, 2021 and March 31, 2020, and the related unaudited statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Company for each of the three-months then ended, in each case, prepared in accordance with Section 5.16.

“Required JAWS Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of JAWS Shares entitled to vote thereon, whether in person or by proxy at the JAWS Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of JAWS and applicable Law.
“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal and the Charter Proposal.
“Rollover Option” has the meaning set forth in Section 2.5(a).
“RRA Parties” has the meaning set forth in the recitals to this Agreement.
“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations and the International Traffic in Arms Regulations (“ITAR”), (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“Schedules” means, collectively, the Company Disclosure Schedules and the JAWS Disclosure Schedules.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933.
“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.
“Signing Filing” has the meaning set forth in Section 5.4(b).
“Signing Press Release” has the meaning set forth in Section 5.4(b).
“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.
“Sponsor” has the meaning set forth in the recitals to this Agreement.
“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.
“Stock Price Level” has the meaning set forth in the definition of “Triggering Event”.
“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.
“Surviving Company” has the meaning set forth in Section 2.1(b)(i).
“Surviving Company Share” has the meaning set forth in Section 2.1(b)(vi).
“Tax” or “Taxes” means (a) all net or gross income, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, unclaimed or abandoned property, escheat, environmental or other taxes, assessments, duties or similar charges, including all interest, penalties and additions imposed with respect to (or in lieu of) the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, (b) any Liability for, or in respect of the payment of, any amount of a type described in clause (a) of this definition as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of any Law) or being a member of an affiliated, combined, consolidated, unitary, aggregate or other group for Tax purposes and (c) any Liability for, or in respect of the payment of, any amount described in clause (a) or clause (b) of this definition as a transferee or successor, by contract, by operation of Law, or otherwise.
“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.
“Tax Return” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Tax Authority.
“Termination Date” has the meaning set forth in Section 8.1(d).
“Total Consideration” means the Adjusted Transaction Share Consideration and, if and only to the extent issuable in accordance with and subject to the terms of Section 2.2, the Earnout Shares.
“Transaction Litigation” has the meaning set forth in Section 5.2(d).
“Transaction Proposals” has the meaning set forth in Section 5.7.
“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
“Triggering Event” means the occurrence of any of the following events:
(a)
a $12.50 Stock Price Level is reached during the Earnout Period; or

(b)
a $15.00 Stock Price Level is reached during the Earnout Period.

Each Stock Price Level described above shall be adjusted appropriately in light of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event related to the New JAWS Shares, and the applicable “Stock Price Level” will be considered achieved when, but only when, the VWAP of New JAWS Shares is greater than or equal to the applicable threshold over any twenty (20) trading days within any thirty (30) trading day period during the specified time period. For the avoidance of doubt, a Triggering Event may not occur on more than one occasion under each of clause (a) and clause (b) above.
“Trust Account” has the meaning set forth in Section 9.18.
“Trust Account Released Claims” has the meaning set forth in Section 9.18.
“Trust Agreement” has the meaning set forth in Section 4.8.
“Trustee” has the meaning set forth in Section 4.8.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.
“Unpaid JAWS Expenses” means the JAWS Expenses that are unpaid as of immediately prior to the Closing.
“Unpaid JAWS Liabilities” means the JAWS Liabilities as of immediately prior to the Closing.
“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.
“Unvested Earnout RSUs” has the meaning set forth in Section 2.2(c)(iii).
“Vested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the Merger.
“VWAP” shall mean, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by New JAWS.
“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.
“Warrant Agreement” means the Warrant Agreement, dated as of December 7, 2020, by and between JAWS and the Trustee.
“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.
ARTICLE 2
TRANSACTIONS
Section 2.1   Closing Transactions.   On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:
(a)   Domestication of JAWS.   On the Closing Date prior to the Effective Time, JAWS shall cause the Domestication to occur in accordance with Section 388 of the DGCL and the Cayman Islands Companies Act (As Revised). In connection with the Domestication, (i) each JAWS Class A Share and each JAWS Class B Share that is issued and outstanding immediately prior to the Domestication shall become one share of common stock, par value $0.0001 per share, of JAWS (collectively, the “New JAWS Shares”), (ii) each JAWS Warrant that is outstanding immediately prior to the Domestication shall, from and after the Domestication, represent the right to purchase one New JAWS Share at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement (collectively, the “New JAWS Warrants”), (iii) the Governing Documents of JAWS shall become the certificate of incorporation, substantially in the form attached hereto as Exhibit D (the “New JAWS Certificate of Incorporation”), and the bylaws, substantially in the form attached hereto as Exhibit E (the “New JAWS Bylaws”), of New JAWS, and (iv) JAWS’s name shall be changed to “Velo3D, Inc.”; provided, however, that in connection with clause (i) and clause (ii), each issued and outstanding unit of JAWS that has not been previously separated into the underlying JAWS

Class A Shares and underlying JAWS Warrants prior to the Domestication shall, for the avoidance of doubt, be cancelled and will entitle the holder thereof to one New JAWS Share and one-fourth of one New JAWS Warrant on the terms and subject to the conditions set forth in the Warrant Agreement, as applicable.
(b)   The Merger.
(i)   On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date promptly following the consummation of the Domestication, Merger Sub shall merge with and into the Company at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Company”).
(ii)   At the Closing, the Parties shall cause a certificate of merger, in a form reasonably satisfactory to the Company and JAWS (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date or time as is agreed by JAWS and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).
(iii)   The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.
(iv)   At the Effective Time, the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.
(v)   At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
(vi)   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001, of the Surviving Company (each such share, a “Surviving Company Share”).
(vii)   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (including Company Preferred Shares converted to Company Shares in connection with the Preferred Stock Conversion, but excluding the Excluded Shares and Dissenting Shares, if any) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive the Per Share Consideration. From and after the Effective Time, each Company Shareholder’s certificates (the “Certificates”), evidencing ownership of the Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.
(viii)   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock (each, an “Excluded Share”) shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

Section 2.2   Earnout.
(a)   Issuance of Earnout Shares.   Subject to Section 2.2(c), as additional consideration for the Merger, within ten (10) Business Days after the occurrence of a Triggering Event, New JAWS shall issue or cause to be issued to each Earnout Pre-Closing Company Securityholder (other than holders of Dissenting Shares, if any) the number of New JAWS Shares equal to the product of (i) the number of Company Shares and the net number of Company Shares that would be issuable in respect of Company Options, Company Warrants or Company Convertible Note in the event such Company Options, Company Warrants or Company Convertible Note were exercised or converted, as applicable (on a net exercise basis with respect to only the applicable exercise price, immediately prior to the Effective Time and settled in the applicable number of shares of Company Shares, rounded down to the nearest whole share), held by such Earnout Pre-Closing Company Securityholder as of immediately prior to the Effective Time; and (ii) the Earnout Exchange Ratio (such issued New JAWS Shares, collectively, the “Earnout Shares”); provided, however, such shares shall not be issued to any Earnout Pre-Closing Company Securityholder who is required to file notification pursuant to the HSR Act until any applicable waiting period pursuant to the HSR Act has expired or been terminated (provided that any such Earnout Pre-Closing Company Securityholder has notified New JAWS of such required filing pursuant to the HSR Act following reasonable advance notice from New JAWS of the reasonably anticipated issuance of Earnout Shares); provided, further, that New JAWS shall make any required HSR filing promptly upon notice by any such Earnout Pre-Closing Company Securityholder that a filing is required. Notwithstanding anything to the contrary herein, in no event shall New JAWS be required to issue an aggregate number of Earnout Shares in excess of a number of New JAWS Shares equal to ten percent (10%) of the aggregate number of New JAWS Shares (calculated on a fully-diluted basis, including all New JAWS Shares issuable upon the exercise of outstanding stock options and warrants) issued and outstanding as of immediately following the Effective Time and, for the avoidance of doubt, after giving effect to the Domestication, PIPE Financing and the Merger.
(b)   Acceleration Event.   If, during the Earnout Period, there is a New JAWS Change of Control that will result in the holders of New JAWS Shares receiving a per share price equal to or in excess of the applicable Stock Price Level required in connection with a given Triggering Event (an “Acceleration Event”), then immediately prior to the consummation of such New JAWS Change of Control: (i) any such Triggering Event that has not previously occurred shall be deemed to have occurred; and (ii) New JAWS shall issue the applicable Earnout Shares to the Earnout Pre-Closing Company Securityholders in accordance with Section 2.2(a).
(c)   Rollover Options.
(i)   Notwithstanding anything in Section 2.2(a) to the contrary, a holder of a Company Option exchanged for a Rollover Option must be in service with New JAWS or an Affiliate as of the applicable Triggering Event and the applicable grant date of the Earnout Shares or Unvested Earnout RSUs, as applicable, to receive the portion of the Earnout Shares or Unvested Earnout RSUs, as applicable, that would otherwise be issued with respect to the Rollover Option (each, an “Eligible Holder”).
(ii)   With respect to each Rollover Option that is vested as of the applicable Triggering Event (each such Rollover Option, a “Vested Rollover Option”), then New JAWS shall issue to the Eligible Holder, as soon as reasonably practicable following the occurrence of such Triggering Event, such portion of the Earnout Shares issuable with respect to such Vested Rollover Option in accordance with Section 2.2(a).
(iii)   With respect to each Rollover Option that remains unvested as of the applicable Triggering Event (each such Rollover Option, an “Unvested Rollover Option”), then in lieu of issuing the applicable Earnout Shares, New JAWS shall instead issue to the Eligible Holder, as soon as reasonably practicable following the later of (A) the occurrence of such Triggering Event and (B) New JAWS’s filing of a Form S-8 Registration Statement, an award of restricted stock units for a number of New JAWS Shares equal to such portion of the Earnout Shares issuable with respect to such Unvested Rollover Option (the “Unvested Earnout RSUs”). Such Unvested Earnout RSUs shall vest over the remaining vesting schedule of the Unvested Rollover Option with respect to which it was granted in approximately equal quarterly installments in the same calendar year as the corresponding portion of the Unvested Rollover Option would have vested and shall be subject to the same vesting conditions as applied to such Unvested Rollover Option. The Eligible Holder shall forfeit any Unvested Earnout RSUs in the event such Eligible Holder’s continuous service to New JAWS or one of its Affiliates terminates prior to such Unvested Earnout RSUs becoming vested.
(iv)   All Unvested Earnout RSUs to be issued hereunder shall be issued under and pursuant to the terms and conditions of the New JAWS Equity Incentive Plan and shall cover a number of shares in addition to the share reserve approved for all other awards under such New JAWS Equity Incentive Plan. Nothing contained in this Section 2.2 or elsewhere in this Agreement, express or implied, (A) is intended to confer upon any holder of Company Option any right to continued employment for any period or (B) is intended to confer upon any holder of Company Options any right as a third party beneficiary of this Agreement. For the avoidance of doubt, any such Earnout Shares and Unvested Earnout RSUs issued to Eligible Holders shall be granted in addition to, and not in lieu of, any Rollover Options, in a manner intended to comply with the requirements of Section 409A of the Code.
(d)   Tax Treatment of Earnout Shares.   Any issuance of Earnout Shares shall be treated as an adjustment to the Adjusted Transaction Share Consideration for all Tax purposes, except to the extent otherwise required by applicable Law (including, for the avoidance of doubt, with respect to any amounts required to be treated as interest pursuant to Section 483 of the Code).
(e)   Contractual Right.   The right of the Earnout Pre-Closing Company Securityholders to receive the Earnout Shares (i) is solely a contractual right, will not be evidenced by a certificate or other instrument and does not constitute a security, (ii) may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than upon written notice to New JAWS pursuant to a Permitted Transfer, and (iii) does not give the Earnout Pre-Closing Company Securityholders any right to receive interest payments (except for the right to receive Earnout Shares that will be treated as interest as described in Section 2.2(b)). For purposes of this Agreement, “Permitted Transfer” means: (A) a transfer on death by will or intestacy; (B) a transfer by instrument to an inter vivos or testamentary trust for beneficiaries upon the death of the trustee; (C) a transfer made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (D) a transfer by a partnership or limited liability company through a distribution to its partners or members, as applicable, in each case without consideration; (E) a transfer made by operation of law (including a consolidation or merger) or as pursuant to the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity or (F) a transfer by an Earnout Pre-Closing Company Securityholder that is a venture capital or investment fund to an Affiliate.
(f)   No Obligation.   There is no guaranty or other assurance of any kind that any Earnout Shares will be payable hereunder (regardless of any projections, models forecasts or any other financial data generated by, or provided to, the Company, JAWS or their respective Affiliates or Representatives). New JAWS shall have sole discretion with regard to all matters relating to the operation of the Business, and shall have no express or implied obligation to take any action, or omit to take any action, to seek to maximize the Earnout or cause the Triggering Events to be satisfied.
Section 2.3   Closing of the Transactions Contemplated by this Agreement.   The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables on the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date or time as JAWS and the Company may agree in writing.
Section 2.4   Allocation Schedule.   No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to JAWS an allocation schedule (the “Allocation Schedule”) setting forth (a) the number of Company Shares held by each Company Shareholder, the number of Company Shares subject to each Company Equity Award held by each holder thereof, as well as whether each such Company Equity

Award will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Effective Time, and, in the case of the Company Options, the exercise price thereof, (b) the number of New JAWS Shares that will be subject to each Rollover Option and, in the case of each Rollover Option, the exercise price thereof at the Effective Time, as well as the calculation of the Option Exchange Ratio, (c) a calculation of the Adjusted Transaction Share Consideration and its components (including the Adjusted Equity Value, the Aggregate Exercise Price and the Equity Value) and the Per Share Consideration, (d) the portion of the Adjusted Transaction Share Consideration allocated to each Company Shareholder, and (e) a certification, duly executed by an authorized officer of the Company, that (i) the information delivered pursuant to clause (a), clause (b), clause (c) and clause (d) is, and will be as of immediately prior to the Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.4 and (ii) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in Section 2.5(a)(iv). The Company will review any comments to the Allocation Schedule provided by JAWS or any of its Representatives and consider in good faith any reasonable comments proposed by JAWS or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of New JAWS Shares that each Company Shareholder will have a right to receive pursuant to Section 2.1(b)(vii) will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of New JAWS Shares set forth on the Allocation Schedule that are allocated in respect of Company Shares and Vested Company Options exceed the Adjusted Transaction Share Consideration and (C) the Allocation Schedule (or the calculations or determinations therein) shall be prepared in accordance with, as applicable, applicable Law, the Governing Documents of the Company, the Company Equity Plan and any other Contract to which the Company is a party or bound (taking into account, for the avoidance of doubt, any actions taken by the Company pursuant to Section 2.5(a)(iv)).
Section 2.5   Treatment of Company Equity Awards, Company Warrants and Convertible Notes
(a)   Treatment of Company Equity Awards.
(i)   At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.5(a)(iii)), each Company Option (whether a Vested Company Option or an Unvested Company Option) shall cease to represent the right to purchase Company Shares and shall be canceled in exchange for an option to purchase a number of New JAWS Shares under the New JAWS Equity Incentive Plan (each, a “Rollover Option”) equal to the product (rounded down to the nearest whole share) of (A) the number of Company Shares subject to such Company Option as of immediately prior to the Effective Time, and (B) the Option Exchange Ratio applicable to such Company Option, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by (y) the Option Exchange Ratio applicable to such Company Option (the exercise price per share, as so determined, being rounded up to the nearest full cent).
(ii)   Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, vesting acceleration, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except for (A) terms (x) rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the options) or (y) to the extent they conflict with the New JAWS Equity Incentive Plan and (B) such other immaterial administrative or ministerial changes as the New JAWS Board (or the compensation committee of the New JAWS Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options. Notwithstanding the foregoing, such conversion, including the exercise price, the number of New Jaws Shares subject to any such Rollover Option and the terms and conditions of the exercise of any Rollover Option, will be determined in a manner consistent with the requirements of Section 409A of the Code.
(iii)   At the Effective Time, all Company Equity Plans shall terminate and all Company Equity Awards (whether vested or unvested) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plans, except as otherwise expressly provided for in this Section 2.4.
(iv)   Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plans (and the underlying grant, award or similar agreements) or otherwise to give effect to the provisions of this Section 2.5.
(b)   Treatment of Company Warrants. At the Effective Time, each Company Warrant that is issued and outstanding immediately prior to the Effective Time and not terminated pursuant to its terms, by virtue of the Merger and without any action on the part of JAWS, the Company or the holder of any such Company Warrant, shall be converted into a warrant exercisable on the terms and conditions set forth therein for the Total Consideration which such holder would have received if it had exercised such Company Warrant immediately prior to the Effective Time (assuming such Company Warrants were then fully vested).
(c)   Treatment of Company Convertible Note. At the Effective Time, if not optionally converted by its holder immediately prior to the Effective Time, the Company Convertible Note will remain outstanding and convertible into New JAWS Shares in accordance with the terms of such Company Convertible Note.
Section 2.6   Closing Deliverables.
(a)   As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, JAWS shall appoint Continental (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Certificates, if any, representing the Company Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Adjusted Transaction Share Consideration issuable in respect of such Company Shares pursuant to Section 2.1(b)(vii) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then JAWS and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), JAWS shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent and each of JAWS and the Company shall mutually agree to any changes to the Letter of Transmittal in order to satisfy any requirements of such exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).
(b)   At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Shareholders a Letter of Transmittal.
(c)   At the Effective Time, JAWS shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders and for exchange in accordance with this Section 2.6 through the Exchange Agent, evidence of New JAWS Shares in book-entry form representing the portion of the Adjusted Transaction Share Consideration issuable pursuant to Section 2.1(b)(vii) in exchange for the Company Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Adjusted Transaction Share Consideration issuable pursuant to Section 2.1(b)(vii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.
(d)   Each Company Shareholder whose Company Shares have been converted into the right to receive a portion of the Adjusted Transaction Share Consideration pursuant to Section 2.1(b)(vii) shall be entitled to receive the portion of the Adjusted Transaction Share Consideration to which he, she or it is entitled on the date provided in Section 2.6(c) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) in the case of Company Shares held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.
(e)   If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with Section 2.6(d) (i) at least one Business Day prior to the Closing Date, then JAWS and the Company shall take all necessary actions to cause the applicable portion of the Adjusted Transaction Share Consideration to be issued to the applicable Company Shareholder in book-entry form on the Closing Date, or (ii) less than one Business Day prior to the Closing Date, then JAWS and the Company (or the Surviving Company) shall take all necessary actions to cause the applicable portion of the Adjusted Transaction Share Consideration to be issued to the Company Shareholder in book-entry form within two (2) Business Days after such delivery.
(f)   If any portion of the Adjusted Transaction Share Consideration is to be issued to a Person other than the Company Shareholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Adjusted Transaction Share Consideration that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.
(g)   No interest will be paid or accrued on the Adjusted Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.6, each Company Share (other than, for the avoidance of doubt, the Company Shares cancelled and extinguished pursuant to Section 2.1(b)(viii)) shall solely represent the right to receive a portion of the Adjusted Transaction Share Consideration to which such Company Share is entitled to receive pursuant to Section 2.1(b)(vii).
(h)   At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.
(i)   Any portion of the Exchange Fund that remains unclaimed by the Company Shareholders twelve (12) months following the Closing Date shall be delivered to New JAWS or as otherwise instructed by New JAWS, and any Company Shareholder who has not exchanged his, her or its Company Shares for the applicable portion of the Adjusted Transaction Share Consideration in accordance with this Section 2.6 prior to that time shall thereafter look only to New JAWS for the issuance of the applicable portion of the Adjusted Transaction Share Consideration, without any interest thereon. None of New JAWS, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Adjusted Transaction Share Consideration remaining unclaimed by the Company Shareholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of New JAWS free and clear of any claims or interest of any Person previously entitled thereto.
Section 2.7   Withholding.   JAWS, Merger Sub, the Company and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
Subject to Section 9.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the JAWS Parties as follows:
Section 3.1   Organization and Qualification.
(a)   The Company is a corporation duly formed, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.
(b)   True and complete copies of the Governing Documents of the Company have been made available to JAWS, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents.
(c)   The Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.
Section 3.2   Capitalization of the Company.
(a)   Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof and (iii) with respect to each Company Equity Award, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, and (D) any applicable vesting schedule (including acceleration provisions). All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws. Except for the Company Equity Awards set forth on Section 3.2(a) of the Company Disclosure Schedules or the Company Equity Awards either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.
(b)   The Equity Securities of the Company are free and clear of all Liens (other than as created by the Company’s Governing Documents, the holder of such Equity Securities or applicable Securities Laws). Except as set forth on Section 3.2(b) of the Company Disclosure Schedules, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.
(c)   The Company does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any Person or the right to acquire any such Equity Security, and the Company is not a partner or member of any partnership, limited liability company or joint venture.

(d)   Section 3.2(d) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.
(e)   Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Company.
Section 3.3   Authority.   The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Shareholder Written Consent and Company Preferred Shareholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
Section 3.4   Financial Statements; Undisclosed Liabilities.
(a)   The Company has made available to JAWS a true and complete copy of the unaudited balance sheet of the Company as of December 31, 2020 (the “Latest Balance Sheet”) and December 31, 2019 and the related unaudited statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Company for each of the periods then ended (collectively, the “Financial Statements”), each of which are attached as Section 3.4(a) of the Company Disclosure Schedules. Each of the Financial Statements (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the absence of footnotes or the inclusion of limited footnotes and other presentation items and normal year-end audit adjustments), (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein and (C) were derived from, and accurately reflect in all material respects, the books and records of the Company.
(b)   The Required Company Audited Financial Statements, when delivered following the date of this Agreement in accordance with Section 5.16, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein and (iii) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).
(c)   Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, the Company has no Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

(d)   Except as set forth in Section 3.4(d) of the Company Disclosure Schedule, the Company has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance (in the context of a privately held company) regarding the execution of transactions in accordance with management’s authorization and the recording of transactions to permit preparation of financial statements in accordance with GAAP. The Company maintains and, for all periods covered by the Financial Statements, has maintained books and records of the Company in the ordinary course of business that are accurate and complete in all material respects and reflect the revenues, expenses, assets and liabilities of the Company in all material respects.
(e)   Except as set forth in Section 3.4(e) of the Company Disclosure Schedule, since its incorporation the Company has not received any written complaint, allegation, assertion or claim that there is fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.
Section 3.5   Consents and Requisite Governmental Approvals; No Violations.
(a)   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger, (iv) any notices to the Directorate of Defense Trade Controls required under the ITAR or (v) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.
(b)   Neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of the Company, except, in the case of any of clause (ii) through clause (iv) above, as would not have a Company Material Adverse Effect.
Section 3.6   Permits.   The Company has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. Except as is not and would not reasonably be expected to be material to the Company, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company.
Section 3.7   Material Contracts.
(a)   Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which the Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):
(i)   any Contract relating to Indebtedness of the Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of the Company;

(ii)   any Contract under which the Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;
(iii)   any Contract under which the Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;
(iv)   any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or joint research and development Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from the Company in excess of $1,000,000 over the life of the Contract, other Contracts between the Company and its employees, individual consultants and individual contractors involving the development of Intellectual Property Rights by such employees, individual consultants and individual contractors;
(v)   any (A) royalty, covenant not to sue, source code escrow, co-existence, consent to use or other Contract relating to any material Intellectual Property Rights of the Company, (B) other Contracts adversely affecting the Company’s ability to own, enforce, use, license or disclose any material Intellectual Property Rights or providing for the development or, acquisition of any Intellectual Property Rights, and (C) those Contracts listed in Section 3.13(c) of the Company Disclosure Schedules, in each case of clause (A) and (B), other than (1) Off-the-Shelf Software licenses, (2) non-exclusive licenses granted to customers in the ordinary course of business, (3) non-disclosure agreements, and (4) Contracts between the Company and its employees on the Company’s form Contract involving the development of Intellectual Property Rights by such employees, and (5) Contracts for Public Software;
(vi)   any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of JAWS or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of the Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect (other than standard employee and contractor non-solicitation provisions in Contracts) or that would so limit or purports to limit, in any material respect, JAWS or any of its Affiliates after the Closing;
(vii)   any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company in an amount in excess of (A) $500,000 annually or (B) $500,000 over the life of the agreement;
(viii)   any Contract requiring the Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of the Company, in each case in excess of $100,000;
(ix)   any Contract under which the Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;
(x)   any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;
(xi)   any Contract with any Person (A) pursuant to which the Company may be required to pay milestones, or other contingent payments (except for fees below $500,000 and payable by the Company to its vendors and suppliers in the ordinary course of business and payments received from customers for the Company Products in the ordinary course of business) or (B) under which the Company grants to any Person any right of first refusal, right of first negotiation or exclusive option to purchase, or any other similar rights with respect to any material Company Product or any material Intellectual Property Right;
(xii)   any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of the Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $200,000, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;
(xiii)   any Contract for the disposition of any portion of the assets or business of the Company or for the acquisition by the Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;
(xiv)   any CBA;
(xv)   any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on the Company (or New JAWS or any of its Affiliates after the Closing); and
(xvi)   any other Contract (other than Contracts governing the terms of employment) the performance of which requires either (A) annual payments to or from the Company in excess of $1,500,000 or (B) aggregate payments to or from the Company in excess of $1,500,000 over the life of the agreement, other than (1) Off-the-Shelf Software, (2) non-exclusive customer agreements entered into in the ordinary course of business, and (3) Contracts between the Company and its employees, individual consultants and individual contractors for the development of Intellectual Property Rights.
(b)   (i) Each Material Contract is valid and binding on the Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect and (ii) the Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract.
Section 3.8   Absence of Changes.   During the period beginning on December 31, 2020 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, or as required to respond to Pandemic Measures, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) the Company has not taken any action that would require the consent of JAWS if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(xi) or Section 5.1(b)(xv).
Section 3.9   Litigation.   As of the date of this Agreement, there is (and since December 31, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against the Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Company. Neither the Company nor any of its properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by the Company pending against any other Person.
Section 3.10   Compliance with Applicable Law.   The Company (a) conducts (and since December 31, 2018 has conducted) its business in compliance in all material respects with all Laws and Orders applicable to the Company and is not in material violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that the Company is not in compliance in all material respects with any such Law or Order.

Section 3.11   Employee Plans.
(a)   Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans; provided that with respect to offer letters or employment agreements, Section 3.11(a) of the Company Disclosure Schedule sets forth each form of offer letter or employment agreement and any other offer letter or employment agreement that deviates from a form. With respect to each material Employee Benefit Plan, the Company has provided JAWS with (i) true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered, (ii) if applicable, the most recent IRS determination or opinion letter, and (iii) any non-routine correspondence with any Governmental Entity.
(b)   No Employee Benefit Plan is, and the Company has no Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Employee Benefit Plan provides, and the Company has no liabilities or obligations to provide any retiree, post-ownership or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of coverage. The Company has no Liability by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.
(c)   Each Employee Benefit Plan has been established, maintained, funded, operated and administered in all material respects in compliance with its terms and applicable Law, including ERISA and the Code and no event has occurred and no condition exists, that has subjected, or would reasonably be expected to subject, the Company to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or any other applicable Law. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service, and nothing has occurred that could reasonably be expected to adversely affect such Employee Benefit Plan’s qualified status. The Company has not incurred (whether or not assessed), or could not reasonably be expected to incur, any material penalty or Tax under Section 4980H, 4980B or 4980D of the Code.
(d)   As of the date of this Agreement, there are no pending or, to the Company’s knowledge, threatened claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. With respect to each Employee Benefit Plan, all material contributions, distributions, reimbursements and premium payments that are due have been timely made and any such amounts not yet due have been paid or properly accrued.
(e)   The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, (iii) result in the acceleration of the time of payment or vesting, trigger any payment or funding of any compensation or benefits or increase any amount payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company or (iv) limit or restrict the right of the Company to merge, amend or terminate any Employee Benefit Plan.
(f)   No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of the Company as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) could result in an “excess parachute payment” within the meaning of Section 280G of the Code or an excise tax under Section 4999 of the Code.
(g)   Each Employee Benefit Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has at all relevant times been operated in compliance in all material respects with, and the Company has complied in all material respects in practice and operations with, all applicable requirements of Section 409A of the Code and applicable guidance thereunder.
(h)   The Company has no obligation to make a “gross-up” or similar payment, indemnify or otherwise reimburse any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company for any taxes that may become payable under Section 4999 or 409A of the Code.
(i)   The Company has no material liability by reason of an individual who performs or performed services for the Company in any capacity being improperly excluded from participating in an Employee Benefit Plan or any person being improperly allowed to participate in any Employee Benefit Plan.
Section 3.12   Environmental Matters.   Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company:
(a)   The Company is and since December 31, 2018 has been in compliance in all material respects with all Environmental Laws and all Permits required under Environmental Laws for the operation of the Business.
(b)   The Company has not received any unresolved written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, Liability under, or failure to comply in any respect with any Environmental Laws.
(c)   There is and since December 31, 2018 has been no Proceeding pending or, to the Company’s knowledge, threatened in writing against the Company pursuant to Environmental Laws.
(d)   There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances so as to give rise to any material Liability under Environmental Laws for the Company.
The Company has made available to JAWS copies of all material environmental, health and safety reports and documents that are in the Company’s possession or control relating to the Business or the current or former operations, properties or facilities of the Company.
Section 3.13   Intellectual Property.
(a)   Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property and (ii) material unregistered Marks and Copyrights owned by the Company, in each case, as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.
(b)   As of the date of this Agreement, all necessary fees and filings with respect to any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Company for any Intellectual Property Right has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement there are no material

Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.
(c)   The Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned by the Company, each inventor on the Patent has assigned their rights to the Company. The Company has not (i) transferred ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any Company Product on anything other than a non-exclusive basis. Section 3.13(c) of the Company Disclosure Schedules sets forth a list of all current Contracts (1) for Company Licensed Intellectual Property as of the date of this Agreement or (2) under which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any Company Owned Intellectual Property, in the case of each of the clauses (1) and (2) other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software, (C) non-disclosure agreements, (D) licenses granted by employees, individual consultants or individual contractors of the Company pursuant to Contracts with employees, individual consultants or individual contractors, (E) licenses in supplier or vendor agreements entered into in the ordinary course of business; provided that the primary purpose of such supplier or vendor agreement is not related to Intellectual Property Rights involving annual payments below $500,000, and (F) non-exclusive licenses to customers of the Company Products in the ordinary course of business. The Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by the Company, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company Owned Intellectual Property and the Company Licensed Intellectual Property, to the knowledge of the Company, constitutes all of the Intellectual Property Rights used or held for use by the Company in the operation of its business, and, to the Company’s knowledge, all Intellectual Property Rights necessary and sufficient to enable the Company to conduct its business as currently conducted in all material respects. The Company Registered Intellectual Property, to the knowledge of the Company, is valid, subsisting and enforceable, and, to the Company’s knowledge, all of the Company’s rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property, and the Company Licensed Intellectual Property are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(d)   The Company’s current and former employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property since December 31, 2018 have agreed to maintain and protect the trade secrets and confidential information of the Company. The Company’s current and former employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property have assigned or have agreed to a present assignment to the Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such Person in the course of such Person’s employment or other engagement with the Company.
(e)   The Company has taken all commercially reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other material confidential information owned by the Company. Without limiting the foregoing, the Company has not disclosed any trade secrets, know-how or material confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or material confidential information of or in the possession the Company, or of any written obligations with respect to such.
(f)   None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company or affects the validity, use or enforceability of any such Company Owned Intellectual Property or Company Licensed Intellectual Property.
(g)   To the Company’s knowledge, neither the conduct of the business of the Company nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Company nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product has infringed, constituted or resulted from an unauthorized use or misappropriation of or otherwise violated, or currently infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person.
(h)   Since December 31, 2018, there is no material Proceeding pending nor has the Company received any written communications (i) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting the Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Company or to the conduct of the business of the Company.
(i)   To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. Since December 31, 2018, the Company has not made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.
(j)   To the Company’s knowledge, the Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by the Company or its employees in connection with the Company business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company has not disclosed, licensed, released, granted rights in, or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to written confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license, release, grant of any right thereto, or disclosure of any source code that constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of the Company subject to written confidentiality obligations with respect thereto.
(k)   The Company has not used, modified, linked to, created derivative works from or incorporated into any proprietary Software (including any Company Product), any Public Software, in whole or in part, in each case in a manner that (i) requires (including as a condition of use) that any Company Owned Intellectual Property be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form or for the purpose of making derivative works, for any reason, (ii) requires the Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the Company’s ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements.

Section 3.14   Labor Matters.
(a)   Except as set forth on Section 3.14(a) of the Company Disclosure Schedules, since December 31, 2018, (i) the Company (A) has not had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has not had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of the Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Company has withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of the Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Company.
(b)   Since December 31, 2018, there has been no “mass layoff” or “plant closing” as defined by WARN related to the Company, and the Company has not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.
(c)   The Company is not a party to or bound by any CBA or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group nor, to the knowledge of the Company, is there any duty on the part of the Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, and no employees of the Company are represented by any labor union, works council, other labor organization or employee representative with respect to their employment with the Company. Since December 31, 2018, there have been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting the Company. To the Company’s knowledge, since December 31, 2018, there have been no labor organizing activities with respect to any employees of the Company.
(d)   No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, has occurred since March 1, 2020 or is currently planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID -19. The Company has not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.
(e)   The Company has reasonably investigated all sexual harassment or other discrimination, retaliation or material policy violation allegations of which the Company’s officers or human resources personnel have been made aware. With respect to each such allegation with potential merit, the Company has taken prompt corrective action that it has determined in good faith to be appropriate. The Company does not reasonably expect any material liability with respect to any such allegations and, to the knowledge of the Company, there are no such allegations relating to officers, directors, employees or individual independent contractors of the Company (in each case in their capacities as such) that would reasonably be expected to result in material Liability to the Company.
Section 3.15   Insurance.   Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to JAWS. As of the date of this Agreement, no claim by the Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.
Section 3.16   Tax Matters.
(a)   The Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and the Company has paid all income and other material Taxes required to have been paid by it regardless of whether shown on a Tax Return.
(b)   The Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.
(c)   The Company is not currently the subject of a Tax audit or examination with respect to material Taxes. No claims for additional Taxes have been asserted in writing and no proposals or deficiencies for any Taxes are being asserted, proposed, or threatened in writing. The Company has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.
(d)   The Company has paid in full or finally settled any and all deficiencies asserted in writing as a result of any examination of any Tax Returns.
(e)   The Company has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.
(f)   No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to the Company which agreement or ruling would be effective after the Closing Date.
(g)   The Company is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).
(h)   There are no Liens for material Taxes on any assets of the Company other than Permitted Liens.
(i)   During the two (2)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.
(j)   The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a current Affiliate) and (ii) has no material liability for the Taxes of any Person (other than any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).
(k)   No written claims have ever been made by any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.
(l)   The Company is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and the Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.
(m)   The Company is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.
(n)   The Company has no permanent establishment (within the meaning of an applicable Tax treaty) and otherwise has no office or fixed place of business in a country other than the country in which it is organized.
(o)   The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(p)   The Company will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, made on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount or deferred revenue received on or prior to the Closing Date (other than deferred revenue or prepaid amounts collected by the Company in the ordinary course of business); or (vi) election described in Section 108(i) of the Code (or any successor federal provision or corresponding or similar provision of state, local or non-U.S. Law).
(q)   The Company has not taken or agreed to take any action, or failed to take any action, not contemplated by this Agreement or any Ancillary Document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Company, as of the date hereof, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date of any JAWS Party or any of their respective Affiliates not contemplated by this Agreement or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
Section 3.17   Brokers.   Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which the Company has any obligation.
Section 3.18   Real and Personal Property.
(a)   Owned Real Property.   The Company does not own any real property.
(b)   Leased Real Property.   Section 3.18(a) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased, subleased, licensed or otherwise used or occupied by the Company (the “Leased Real Property”) and all Real Property Leases pursuant to which the Company holds any Leased Real Property. True and complete copies of all such Real Property Leases have been made available to JAWS. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the Company, enforceable in accordance with its terms against the Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by the Company or, to the Company’s knowledge, any third party under any Real

Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases. The Company’s possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed and, to the Company’s knowledge, there are no material disputes with respect to such Real Property Lease. The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof. The Company has not collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein.
(c)   Personal Property.   The Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Company reflected in the Financial Statements or thereafter acquired by the Company, except for assets disposed of in the ordinary course of business.
Section 3.19   Transactions with Affiliates.   Section 3.19 of the Company Disclosure Schedules sets forth, and the Company has made available to JAWS true and complete copies of, all Contracts between (a) the Company, on the one hand, and (b) any Company Related Party, on the other hand, other than (x) normal compensation (including benefits) for services as an officer, director or employee thereof or with respect to the ownership of equity securities of the Company and (y) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in or uses any material asset used in the Company’s business, or (B) owes any material amount to, or is owed any material amount by, the Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”. “Company Related Party” shall mean any Affiliate of the Company and the Company’s or its Affiliates’ respective current employees or current or former directors, officers, general or limited partners, direct or indirect equityholders, members, managers, controlling persons, Immediate Family members or other representatives and the respective successors and assigns of any of the foregoing Persons.
Section 3.20   Data Privacy and Security.
(a)   Since December 31, 2018, the Company has implemented commercially reasonable written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”) and other Data Security Requirements. The conduct of the Business is (and has in the past three (3) years been) in material compliance with all Data Security Requirements.
(b)   Since December 31, 2018, the Company has not received written notice of any pending Proceedings, nor has there been any Proceedings against the Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other Governmental Entity, in each case, alleging that any Processing of Personal Data by or on behalf of the Company (A) is in violation of any applicable Privacy Laws or (B) is in violation of any Privacy and Data Security Policies or other Data Security Requirements.
(c)   Since December 31, 2018, (i) there has been no actual, suspected, or alleged unauthorized access, use, loss, or disclosure of Personal Data, trade secrets, or other confidential or sensitive information in the possession or control of the Company and (ii) there have been no actual, suspected, or alleged unauthorized intrusions or breaches of security into the Company IT Systems or any Company Products.
(d)   The Company owns or has a license to use the Company IT Systems as necessary to operate the business of the Company as currently conducted. The Company IT Systems are sufficient and in good working condition for the operation of the Business, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. Since December 31, 2018, there have been no failures, continued substandard performance or other adverse events affecting any Company IT Systems that have caused any material disruption or interruption in the use of any Company IT Systems or the conduct of the business of the Company. The Companies have taken reasonable precautions to protect the confidentiality, integrity and security of the Company IT Systems and all information stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized use, access, interruption or modification by any Person. The Company maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and act in compliance therewith. The Company has purchased a sufficient number of license seats (and scope of rights) for all third party Software that is used or held for use in the conduct of the Business, and the Company has complied in all material respects with the terms and conditions of the agreements corresponding to such Software, including with respect to the use of such Software in the conduct of their business.
Section 3.21   Compliance with International Trade & Anti-Corruption Laws.
(a)   Neither the Company nor, to the Company’s knowledge, any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the incorporation of the Company, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or clause (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in clause (i) through clause (iii) or any country or territory which is or has, since the incorporation of the Company, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria); or (v) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Sanctions and Export Control Laws. The Company maintains policies and procedures reasonably designed to comply with the ITAR.
(b)   Neither the Company nor, to the Company’s knowledge, any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.
Section 3.22   Information Supplied.   None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing JAWS Holders or at the time of the JAWS Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 3.23   Investigation; No Other Representations.
(a)   The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the JAWS Parties and (ii) it has been furnished with or given access to such documents and information about the JAWS Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
(b)   In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any JAWS Party, any JAWS Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the JAWS Parties, any JAWS Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 3.24   EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.    NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY JAWS PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY THAT HAVE BEEN MADE AVAILABLE TO ANY JAWS PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY JAWS PARTY OR ANY JAWS NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY JAWS PARTY OR ANY JAWS NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE JAWS PARTIES
Subject to Section 9.8, except (a) as set forth on the JAWS Disclosure Schedules, or (b) as set forth in any JAWS SEC Reports filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such JAWS SEC Reports) (excluding (x) any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature and (y) any exhibits or other documents appended thereto), each JAWS Party hereby represents and warrants to the Company as follows:
Section 4.1   Organization and Qualification.   Each JAWS Party is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its jurisdiction of organization. Each JAWS Party has the requisite corporate power and authority to carry on its business as it is now being conducted, except where the failure to have such power or authority would not have a JAWS Material Adverse Effect.

The Governing Documents of the JAWS Parties are in full force and effect, and no JAWS Party is in breach or violation of any provision set forth in its Governing Documents. Each JAWS Party is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a JAWS Material Adverse Effect.
Section 4.2   Authority.   Each JAWS Party has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the JAWS Shareholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 5.8, the execution and delivery of this Agreement, the Ancillary Documents to which a JAWS Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such JAWS Party. This Agreement has been and each Ancillary Document to which a JAWS Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such JAWS Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such JAWS Party (assuming this Agreement has been and the Ancillary Documents to which a JAWS Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such JAWS Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
Section 4.3   Consents and Requisite Governmental Approvals; No Violations.
(a)   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a JAWS Party with respect to its execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of NYSE to permit the JAWS Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on NYSE, (iv) such filings and approvals required in connection with the Domestication, (v) filing of the Certificate of Merger, (vi) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.8, (vii) the JAWS Shareholder Approval or (viii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a JAWS Material Adverse Effect.
(b)   Neither the execution, delivery or performance by a JAWS Party of this Agreement nor the Ancillary Documents to which such JAWS Party is or will be a party nor the consummation by such JAWS Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of a JAWS Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which such JAWS Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such JAWS Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a JAWS Party, except in the case of clause (ii) through clause (iv) above, as would not have a JAWS Material Adverse Effect.
Section 4.4   Brokers.   Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the JAWS Disclosure Schedules (which fees shall be the sole responsibility of the JAWS, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of JAWS for which JAWS has any obligation.
Section 4.5   Information Supplied.   None of the information supplied or to be supplied by or on behalf of a JAWS Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing JAWS Holders or at the time of the JAWS Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.6   Capitalization of the JAWS Parties.
(a)   Section 4.6(a) of the JAWS Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding JAWS Shares and the JAWS Warrants as of the date of this Agreement. Such Equity Securities (i) were not issued in violation of the Governing Documents of JAWS and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of JAWS) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the JAWS Shares and JAWS Warrants set forth on Section 4.6(a) of the JAWS Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the JAWS Shares and the JAWS Warrants as a result of, or to give effect to, the Domestication and assuming that no JAWS Shareholder Redemptions are effected), immediately prior to Closing, there shall be no other outstanding Equity Securities of JAWS.
(b)   As of the date of this Agreement, the authorized capital stock of JAWS consists of (i) 200,000,000 JAWS Class A Shares, (ii) 20,000,000 JAWS Class B Shares, and (iii) 1,000,000 preference shares, each with a par value of $0.0001 per share. On the Closing Date after the time at which the Effective Time occurs and the closings under all of the Subscription Agreements have occurred, all of the issued and outstanding New JAWS Shares (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law, (C) will not have been issued in breach or violation of any preemptive rights or Contract to which JAWS is a party or bound and (D) will have been issued free and clear of any Liens (other than Liens as created by New JAWS’s Governing Documents, the recipient of such New JAWS Shares or applicable Securities Laws).
(c)   Except as expressly contemplated by this Agreement, the Ancillary Documents, the JAWS SEC Reports or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by the Company and JAWS, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require JAWS, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Company and JAWS, there is no obligation of JAWS, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of JAWS.
(d)   The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are outstanding and (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by JAWS free and clear of all Liens (other than transfer restrictions under applicable

Securities Law). As of the date of this Agreement, JAWS has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.
Section 4.7   SEC Filings.   Except as set forth in Section 4.7 of the JAWS Disclosure Schedules, JAWS has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “JAWS SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional JAWS SEC Reports”). Each of the JAWS SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional JAWS SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the JAWS SEC Reports or the Additional JAWS SEC Reports (for purposes of the Additional JAWS SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of their respective dates of filing (or, if amended, as of the date of such amendment), the JAWS SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional JAWS SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the JAWS SEC Reports.
Section 4.8   Trust Account.   As of the date of this Agreement, JAWS has an amount in cash in the Trust Account equal to at least $345,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of December 7, 2020 (the “Trust Agreement”), between JAWS and Continental, as trustee (the “Trustee”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity) and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the JAWS SEC Reports to be inaccurate in any material respect or, to JAWS’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing JAWS Holders who shall have elected to redeem their JAWS Class A Shares pursuant to the Governing Documents of JAWS or (iii) if JAWS fails to complete a business combination within the allotted time period set forth in the Governing Documents of JAWS and liquidates the Trust Account, subject to the terms of the Trust Agreement, JAWS (in limited amounts to permit JAWS to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of JAWS) and then the Pre-Closing JAWS Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of JAWS and the Trust Agreement. JAWS has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of JAWS, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since December 7, 2020, JAWS has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing JAWS Holders who have elected to redeem their JAWS Class A Shares pursuant to the Governing Documents of JAWS, each in accordance with the terms of and as set forth in the Trust Agreement, JAWS shall have no further obligation under either the Trust Agreement or the Governing Documents of JAWS to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.
Section 4.9   Transactions with Affiliates.   Section 4.9 of the JAWS Disclosure Schedules sets forth, and JAWS has made available to the Company true and complete copies of, all Contracts between (a) JAWS, on the one hand, and (b) any JAWS Related Party, on the other hand, other than Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.9 or entered into in accordance with Section 5.9. No JAWS Related Party (A) owns any interest in any material asset used in the business of JAWS, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of JAWS or (C) owes any material amount to, or is owed material any amount by, JAWS. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “JAWS Related Party Transactions”. “JAWS Related Party” shall mean any Affiliate of either JAWS or the Sponsor, or any of their respective current employees or current or former directors, officers, general or limited partners, direct or indirect equityholders (including the Sponsor), members, managers, controlling persons, Immediate Family members or other representatives and the respective successors and assigns of any of the foregoing Persons.
Section 4.10   Litigation.   As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to JAWS’s knowledge, threatened against or involving a JAWS Party that, if adversely decided or resolved, would be material to the JAWS Parties, taken as a whole. None of the JAWS Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a JAWS Party pending against any other Person.
Section 4.11   Compliance with Applicable Law.   Each JAWS Party is (and since its incorporation has been) in compliance in all material respects with all applicable Laws.
Section 4.12   Business Activities; Contracts and Liabilities.
(a)   Since its incorporation, JAWS has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature.
(b)   Except as set forth in JAWS’s Governing Documents, there is no Contract binding upon any JAWS Party or to which any JAWS Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing). Except for this Agreement, the Ancillary Documents and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith, including, for the avoidance of doubt, Contracts with providers of accounting, legal, due diligence, tax and other services), no JAWS Party is party to any Contract with any other Person that would require payments by any JAWS Party after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract.
(c)   Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.
(d)   As of the date of this Agreement, no JAWS Party has any Indebtedness.
Section 4.13   Internal Controls; Listing; Financial Statements.
(a)   Except as is not required in reliance on exemptions from various reporting requirements by virtue of JAWS’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) JAWS has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of JAWS’s financial reporting and the preparation of JAWS’s financial statements for external purposes in accordance with GAAP and (ii) JAWS has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to JAWS is made known to JAWS’s principal executive officer and principal financial officer by others within JAWS. JAWS is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. JAWS constitutes an “emerging growth company” within the meaning of the JOBS Act.
(b)   There are no outstanding loans or other extensions of credit made by JAWS to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of JAWS. JAWS has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(c)   Since its initial public offering, JAWS has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The classes of securities representing issued and outstanding JAWS Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of JAWS, threatened against JAWS by NYSE or the SEC with respect to any intention by such entity to deregister JAWS Class A Shares or prohibit or terminate the listing of JAWS Class A Shares on NYSE. JAWS has not taken any action that is designed to terminate the registration of JAWS Class A Shares under the Exchange Act.
(d)   The JAWS SEC Reports contain true and complete copies of the applicable JAWS Financial Statements. The JAWS Financial Statements (i) fairly present in all material respects the financial position of JAWS as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited JAWS Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).
(e)   JAWS has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for JAWS’s and its Subsidiaries’ assets. JAWS maintains and, for all periods covered by the JAWS Financial Statements, has maintained books and records of JAWS in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of JAWS in all material respects.

(f)   Since its incorporation, JAWS has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of JAWS to JAWS’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of JAWS to JAWS’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of JAWS who have a significant role in the internal controls over financial reporting of JAWS.
Section 4.14   No Undisclosed Liabilities.   Except for the Liabilities (a) set forth in Section 4.14 of the JAWS Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the JAWS Disclosure Schedules), (c) that are incurred in connection with or incident or related to a JAWS Party’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.9(d) or incurred in accordance with Section 5.9(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the JAWS Financial Statements included in the JAWS SEC Reports, no JAWS Party has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.
Section 4.15   Compliance with International Trade & Anti-Corruption Laws.
(a) Since JAWS’s incorporation, neither JAWS nor, to JAWS’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or clause (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clause (i) through clause (iii) or any country or territory which is or has, since JAWS’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).
(b)   Since JAWS’s incorporation, neither JAWS nor, to JAWS’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.
Section 4.16   Taxes.
(a)   JAWS has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and JAWS has paid all income and other material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.
(b)   JAWS has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.
(c)   JAWS is not currently the subject of a Tax audit or examination with respect to material Taxes. No claims for additional Taxes have been asserted in writing and no proposals or deficiencies for any Taxes are being asserted, proposed, or threatened in writing. JAWS has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d)   JAWS has paid in full or finally settled any and all deficiencies asserted in writing as a result of any examination of any Tax Returns.
(e)   JAWS has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.
(f)   No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any JAWS Party which agreement or ruling would be effective after the Closing Date.
(g)   None of the JAWS Parties is and none of the JAWS Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).
(h)   There are no Liens for material Taxes on any assets of the JAWS Parties other than Permitted Liens.
(i)   Each JAWS Party is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.
(j)   None of the JAWS Parties will be required to include any item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax law) that existed prior to the Closing or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount or deferred revenue received on or prior to the Closing Date (other than deferred revenue or prepaid amounts collected by the Company in the ordinary course of business); or (vi) election described in Section 108(i) of the Code (or any successor federal provision or corresponding or similar provision of state, local or non-U.S. Law).
(k)   No JAWS Party is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no JAWS Party is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.
(l)   None of the JAWS Parties has taken or agreed to take any action or failed to take any action not contemplated by this Agreement or any Ancillary Documents that could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment. To the knowledge of JAWS, as of the date hereof, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by the Company or a Company Shareholder or any of their respective Affiliates in each case not contemplated by this Agreement or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment.
Section 4.17   Employees; Benefit Plans.   Other than any former officers or as described in the JAWS SEC Reports, JAWS has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by JAWS’s officers and directors in connection with activities on JAWS’ behalf in an aggregate amount not in excess of the amount of cash held by JAWS outside of the Trust Account, JAWS has no unsatisfied material liability with respect to any employee of JAWS. JAWS does not currently maintain or have any direct liability under any benefit plan.

Section 4.18   Subscription Agreements.   JAWS has made available to the Company true and correct copies of the Subscription Agreements. As of the date of this Agreement, the Subscription Agreements (a) are in full force and effect without amendment or modification, (b) are the valid, binding and enforceable obligations of JAWS (or its applicable Affiliate) (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), and to the knowledge of JAWS, each other party thereto (except, in any case, as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity) and (c) have not been withdrawn, terminated or rescinded in any respect. There are no other Contracts between JAWS (or any of its Affiliates) and any PIPE Investor relating to any Subscription Agreement, that would reasonably be expected to affect the obligations of the PIPE Investor to contribute to JAWS the applicable portion of the PIPE Financing Amount set forth in the Subscription Agreements. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of JAWS under any material term or condition of any Subscription Agreement, and as of the date hereof, JAWS has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement.
Section 4.19   Takeover Statutes and Charter Provisions.   Each of the board of directors of each JAWS Party has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any applicable foreign Laws will be inapplicable to this Agreement and the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other applicable antitakeover Law or similar domestic or foreign Law applies with respect to any JAWS Party in connection with this Agreement or the Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which any JAWS Party is subject, party or otherwise bound.
Section 4.20   Investigation; No Other Representations.
(a)   Each JAWS Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Company and (ii) it has been furnished with or given access to such documents and information about the Company and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
(b)   In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each JAWS Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each JAWS Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 4.21   EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND THE ANCILLARY DOCUMENTS, NONE OF THE JAWS PARTIES, ANY JAWS NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH JAWS PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS

CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY JAWS PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY JAWS PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH JAWS PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY JAWS PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY JAWS PARTY, ANY JAWS NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
ARTICLE 5
COVENANTS
Section 5.1   Conduct of Business of the Company.
(a)   From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by JAWS (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Company in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Company.
(b)   Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law (including Pandemic Measures), as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing (including by email) by JAWS (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5. 1(b)(iv), Section 5. 1(b)(xi), Section 5. 1(b)(xiii), or Section 5. 1(b)(xvii) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:
(i)   declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of the Company or repurchase any outstanding Equity Securities of the Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;
(ii)   (A) merge, consolidate, combine or amalgamate the Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any

Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;
(iii)   adopt any amendments, supplements, restatements or modifications to the Company’s Governing Documents;
(iv)   transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of the Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Securities of the Company, other than the issuance of shares of the applicable class of capital stock of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement;
(v)   incur, create or assume any Indebtedness, other than Indebtedness in the ordinary course (including revolving credit drawings, capital leases, deferred purchase price obligations and trade payables);
(vi)   cancel or forgive any Indebtedness in excess of $500,000 owed to the Company;
(vii)   make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;
(viii)   except (x) as required by applicable Law or under the terms of any Employee Benefit Plan of the Company that is set forth on the Section 3.11(a) of the Company Disclosure Schedules or (y) changes made in the ordinary course of business, which, except in the case of clauses (B) and (E) below, are consistent with past practice (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (y) be deemed or construed as permitting the Company to take any action that is not permitted by any other provision of this Section 5.1(b)), (A) amend, modify, adopt, enter into or terminate any Employee Benefit Plan of the Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) increase the compensation or benefits payable to any current or former director, manager or officer of the Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, (D) grant severance, change in control, retention or termination pay to, or adopt, enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company; (E) hire or terminate (other than for “cause”) any director, manager, officer, employee, individual independent contractor or other service provider of the Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $300,000; (F) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company; or (G) negotiate or enter into any CBA or recognize or certify any labor union, labor organization, works council, or employee representative as the bargaining representative for any employee;
(ix)   other than in the ordinary course of business consistent with past practice, make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business or take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment;

(x)   enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Company in excess of $500,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company (or New JAWS or any of its Affiliates after the Closing);
(xi)   authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company;
(xii)   change the Company’s methods of accounting in any material respect, other than changes that are made in accordance with GAAP;
(xiii)   enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;
(xiv)   other than in the ordinary course of business, (A) amend, modify or terminate any Material Contract of the type described in Section 3.7(a)(x) or Section 3.7(a)(xii)(B) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (B) waive any material benefit or right under any Material Contract of the type described in Section 3.7(a)(x) or Section 3.7(a)(xii)(B) or (C) enter into any Contract that would constitute a Material Contract of the type described in Section 3.7(a)(x) or Section 3.7(a)(xii)(B);
(xv)   enter into, amend, modify, or waive any material benefit or right under, any Company Related Party Transaction;
(xvi)   (A) transfer, assign, lease, sell, license, sublicense, covenant not to assert, abandon, let lapse, let expire (other than expiration of Intellectual Property Rights in accordance with its maximum statutory term) or otherwise disposed of any Intellectual Property Rights, except for non-exclusive licenses granted to customers in the ordinary course of business or (B) intentionally disclose any material trade secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of such trade secrets); or
(xvii)   enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.
Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give JAWS, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing, (b) any action taken, or omitted to be taken, by the Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Pandemic Measures shall in no event be deemed to constitute a breach of Section 5.1 and (c) any action taken, or omitted to be taken, by the Company to the extent that the board of directors of the Company reasonably determines that such act or omission is necessary in response to COVID-19 to (x) maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Company or (y) protect the health and safety of the Company’s employees and other individuals having business dealings with the Company shall not be deemed to constitute a breach of Section 5.1; provided, however, (i) in the case of each of clause (b) and clause (c), the Company shall give JAWS prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or clause (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to JAWS promptly after such act or omission and (ii) in no event shall clause (b) or clause (c) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5. 1(b)(iv), Section 5. 1(b)(xi), Section 5. 1(b)(xiii), or Section 5. 1(b)(xvii) (to the extent related to any of the foregoing).

Section 5.2   Efforts to Consummate; Litigation.
(a)   Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements and (iii) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 5.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including, from and after the Effective Time, JAWS)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided that, if the Closing does not occur, each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents; provided, however, that, subject to the following proviso, JAWS shall pay the full HSR Act filing fee at the time of filing; provided, further, that, if the Closing occurs, the fees of each Party will be paid in accordance with Section 9.6. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within ten (10) Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. JAWS shall promptly inform the Company of any communication between any JAWS Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform JAWS of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (a) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of JAWS and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of the Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with JAWS’s and the Company’s prior written consent.
(b)   From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the JAWS Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any JAWS Party) or JAWS (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any JAWS Party, the Company, or, in the case of the Company, JAWS in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any JAWS Party, the Company, or, in the case of the Company, JAWS, the opportunity to attend and participate in such meeting or discussion.

(c)   Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.
(d)   From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, JAWS, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of JAWS, any of the JAWS Parties or any of their respective Representatives (in their capacity as a representative of a JAWS Party) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a representative of the Company). JAWS and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. In no event shall (A) any of the JAWS Parties or any of their respective Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent or (B) the Company or any of its Representatives settle or compromise any Transaction Litigation without JAWS’s prior written consent.
Section 5.3   Confidentiality and Access to Information.
(a)   The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.
(b)   From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to JAWS and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Company (in a manner so as to not interfere with the normal business operations of the Company); provided that the Company shall not be required to provide such access if the Company in good faith determines, in light of any Pandemic Measures, that such access would reasonably be expected to jeopardize the health and safety of any Company personnel or Representatives (provided that, in such a case, the Company shall use commercially reasonable efforts to provide such access through alternative means). Notwithstanding the foregoing, the Company shall not be required to provide to JAWS or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clause (A) through clause (D), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if the Company, on the one hand, and any JAWS Party, any JAWS Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or clause (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c)   From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, JAWS shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the JAWS Parties (in a manner so as to not interfere with the normal business operations of the JAWS Parties). Notwithstanding the foregoing, JAWS shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any JAWS Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any JAWS Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any JAWS Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clause (A) through clause (D), JAWS shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a JAWS Party, on the one hand, and the Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that JAWS shall, in the case of clause (i) or clause (ii), provide prompt written notice of the withholding of access or information on any such basis.
Section 5.4   Public Announcements.
(a)   Subject to Section 5.4(b), Section 5.6 and Section 5.7, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and JAWS or, after the Closing, JAWS; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is any JAWS Party, or JAWS, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with JAWS and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Sponsor and its Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, provided the recipients of such information are subject to customary confidentiality obligations prior to the receipt of such information.
(b)   The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and JAWS prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, JAWS shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and JAWS shall consider such comments in good faith. The Company, on the one hand, and JAWS, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or JAWS, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the

Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), JAWS shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.
Section 5.5   Exclusive Dealing.
(a)   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify JAWS promptly upon receipt of any Company Acquisition Proposal by the Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal unless disclosure of the identity of such Persons would violate any confidentiality agreement in effect on the date of this Agreement) and (B) keep JAWS reasonably informed on a current basis of any modifications to such offer or information.
(b)   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the JAWS Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a JAWS Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a JAWS Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a JAWS Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. JAWS agrees to (A) notify the Company promptly upon receipt of any JAWS Acquisition Proposal by any JAWS Party, and to describe the material terms and conditions of any such JAWS Acquisition Proposal in reasonable detail (including the identity of any person or entity making such JAWS Acquisition Proposal unless disclosure of the identity of such Persons would violate any confidentiality agreement in effect on the date of this Agreement) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.
Section 5.6   Preparation of Registration Statement / Proxy Statement.   As promptly as reasonably practicable following the date of this Agreement (which, for the avoidance of doubt, shall be no earlier than the availability of the Required Company Audited Financial Statements), JAWS and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either JAWS or the Company, as applicable), and JAWS shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of JAWS which will be included therein as a prospectus and which will be used for the JAWS Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by JAWS’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE). Each of JAWS and the Company shall use its reasonable best efforts to (a) cause the Registration Statement /

Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements of, and any other information with respect to, the Company for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement / Proxy Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments on the SEC prior to the filing thereof with the SEC. JAWS, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.6 or for including in any other statement, filing, notice or application made by or on behalf of JAWS to the SEC or NYSE in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 6.1(a)(ii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any JAWS Party, the Company, or, in the case of the Company, JAWS, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of JAWS, the Company, or, in the case of the Company, JAWS (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) JAWS shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing JAWS Holders. JAWS shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of JAWS Shares for offering or sale in any jurisdiction, and JAWS and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 5.7   JAWS Shareholder Approval.   As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, JAWS shall (a) duly give notice of and (b) duly convene and hold a meeting of its shareholders (the “JAWS Shareholders Meeting”) in accordance with the Governing Documents of JAWS, for the purposes of obtaining the JAWS Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a JAWS Shareholder Redemption. JAWS shall, through approval of its board of directors, recommend to its shareholders (the “JAWS Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (the “Business Combination Proposal”); (ii) the adoption and the approval of the Domestication (the “Domestication Proposal”); (iii) the adoption and approval of the issuance of the JAWS Shares in connection with the transactions contemplated by this Agreement as required by NYSE listing requirements (the “NYSE Proposal”); (iv) the adoption and approval of the New JAWS Certificate of Incorporation (the “Charter Proposal”); (v) the adoption and approval of certain differences to the Governing Documents of JAWS contemplated by the New JAWS Certificate of Incorporation and the New JAWS Bylaws; (vi) the adoption and approval of the New JAWS Equity Incentive Plan and New JAWS ESPP (the “Equity Incentive Plan Proposal”); (vii) the adoption and approval of each other proposal that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (viii) the adoption and approval of each other proposal reasonably agreed to by JAWS and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (ix) the adoption and approval of a proposal for the adjournment of the JAWS Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clause (i) through clause (ix) together, the “Transaction Proposals”); provided that JAWS may adjourn the JAWS Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the JAWS Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that JAWS has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing JAWS Holders prior to the JAWS Shareholders Meeting or (D) if the holders of JAWS Class A Shares have elected to redeem a number of JAWS Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 7.3(d) not being satisfied; provided that, without the consent of the Company, in no event shall JAWS adjourn the JAWS Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The JAWS Board Recommendation shall be included in the Registration Statement / Proxy Statement. JAWS covenants that none of the JAWS Board or JAWS nor any committee of the JAWS Board shall withdraw or modify, or propose publicly or by formal action of the JAWS Board, any committee of the JAWS Board or JAWS to withdraw or modify, in a manner adverse to the Company, the JAWS Board Recommendation or any other recommendation by the JAWS Board or JAWS with respect to the Transaction Proposals set forth in the Registration Statement / Proxy Statement.
Section 5.8   Merger Sub Shareholder Approval.   As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, JAWS, as the sole shareholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).
Section 5.9   Conduct of Business of JAWS.   From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, JAWS shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the Domestication or the PIPE Financing), as required by applicable Law, as set forth on Section 5.9 of the JAWS Disclosure Schedules or as consented to in writing (including by email) by the Company, do any of the following:
(a)   adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of any JAWS Party or any of its Subsidiaries;
(b)   declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of JAWS or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of JAWS or any of its Subsidiaries, as applicable;
(c)   split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;
(d)   incur, create or assume any Indebtedness or other JAWS Liability;
(e)   make any loans or advances to, or capital contributions in, any other Person, other than to, or in, JAWS or any of its Subsidiaries;
(f)   issue any Equity Securities of JAWS or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of JAWS or any of its Subsidiaries;
(g)   enter into, or permit any of the assets owned or used by JAWS or any of its Subsidiaries to become bound by, any Contract, other than as expressly required in connection with, or in the ordinary course related to, the transactions contemplated hereunder;

(h)   enter into, renew, modify or revise any JAWS Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a JAWS Related Party Transaction);
(i)   except in the ordinary course of business consistent with past practice, make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business or take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment;
(j)   enter into any settlement, conciliation or similar Contract that by its terms will impose any material obligations on New JAWS or any of its Affiliates after the Closing;
(k)   engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;
(l)   authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;
(m)   enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or
(n)   enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.9.
Notwithstanding anything in this Section 5.9 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any JAWS Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any JAWS Party from using the funds held by JAWS outside the Trust Account to pay any JAWS Expenses or JAWS Liabilities or from otherwise distributing or paying over any funds held by JAWS outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.
Section 5.10   NYSE Listing.   JAWS shall use its reasonable best efforts to cause: (a) JAWS’s initial listing application with NYSE in connection with the transactions contemplated by this Agreement to have been approved: (b) JAWS to satisfy all applicable initial and continuing listing requirements of NYSE, and remain listed as a public company on the NYSE from the date hereof through the Closing; and (c) the New JAWS Shares issuable in accordance with this Agreement, including the Domestication, the Merger and the PIPE Financing, to be approved for listing on NYSE (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. From the date hereof through the Closing, JAWS will timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
Section 5.11   Trust Account.   Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, JAWS shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of JAWS pursuant to the JAWS Shareholder Redemption, (B) pay the amounts due to the underwriters of JAWS’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to JAWS in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.12   Transaction Support Agreements; Company Shareholder Approval; Subscription Agreements
(a)   As promptly as reasonably practicable (and in any event within two (2) Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Shareholder Written Consent Deadline”), the Company shall obtain and deliver to JAWS a true and correct copy of a written consent (in form and substance reasonably satisfactory to JAWS) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby that is duly executed by the (i) Company Shareholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with applicable Law and the Company’s Governing Documents (the “Company Shareholder Written Consent”) and (ii) Company Preferred Shareholders that hold at least the requisite number of issued and outstanding Company Preferred Shares required to approve and adopt such matters, as well as the conversion of all outstanding Company Preferred Shares into Company Shares as of immediately prior to the Effective Time (the “Preferred Stock Conversion”), in accordance with applicable Law and the Company’s Governing Documents (the “Company Preferred Shareholder Written Consent”). The Company, through its board of directors, shall recommend to the holders of Company Shares and Company Preferred Shares the approval and adoption of this Agreement and the transactions contemplated by this Agreement.
(b)   JAWS may not modify or waive any provisions of a Subscription Agreement without the prior written consent of the Company; provided that any modification or waiver that is solely ministerial in nature or otherwise immaterial and does not affect any economic or any other material term of a Subscription Agreement shall not require the prior written consent of the Company. From the date hereof through the Closing, JAWS shall take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to consummate the transactions contemplated by the Subscription Agreement on the terms and conditions described or contemplated therein, including using its reasonable efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) JAWS the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, JAWS shall give the Company prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to JAWS; (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iii) if JAWS does not expect to receive all or any portion of the PIPE Financing Amount on the terms, in the manner or from the sources contemplated by the Subscription Agreements.
Section 5.13   JAWS Indemnification; Directors’ and Officers’ Insurance.
(a)   Each Party agrees that (i) all rights to advancement, indemnification, limitations on liability or exculpation now existing in favor of the directors and officers of each JAWS Party, as provided in the applicable JAWS Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) New JAWS will perform and discharge, or cause to be performed and discharged, all obligations to provide such advancement, indemnity, limitation of liability and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, New JAWS shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable JAWS Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the JAWS Parties’ Governing Documents or such other applicable agreements as in effect immediately prior to the Effective Time shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any JAWS Party (the “JAWS D&O Persons”) entitled to receive advancement, be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such JAWS D&O Person was a director or officer of any JAWS Party immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.
(b)   New JAWS shall not have any obligation under this Section 5.13 to any JAWS D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such JAWS D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c)   For a period of six (6) years after the Effective Time, New JAWS shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of the JAWS Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under JAWS’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that New JAWS shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the most recent annual premium paid by JAWS prior to the date of this Agreement and, in such event, JAWS shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by JAWS prior to the date of this Agreement.
(d)   If New JAWS or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of New JAWS shall assume all of the obligations set forth in this Section 5.13.
(e)   The JAWS D&O Persons entitled to the advancement, indemnification, liability limitation, exculpation and insurance set forth in this Section 5.13 are intended to be third-party beneficiaries of this Section 5.13. This Section 5.13 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of JAWS or New JAWS.
Section 5.14   Company Indemnification; Directors’ and Officers’ Insurance.
(a)   Each Party agrees that (i) all rights to advancement, indemnification, limitation of liability or exculpation now existing in favor of the directors and officers of the Company, as provided in the Company’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) New JAWS will cause the Company to perform and discharge all obligations to provide such advancement, indemnity, limitation of liability and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, New JAWS shall cause the Company to advance expenses in connection with such indemnification as provided in the Company’s Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents or such other applicable agreements as in effect immediately prior to the Effective Time shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Company (the “Company D&O Persons”) entitled to receive advancement, be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of the Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)   Neither New JAWS nor the Company shall have any obligation under this Section 5.14 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c)   The Company shall purchase, at or prior to the Closing, and New JAWS shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, New JAWS or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by the Company prior to the date of this Agreement and, in such event, the Company, New JAWS or one of their respective Affiliates shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by the Company prior to the date of this Agreement.
(d)   If New JAWS or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of JAWS shall assume all of the obligations set forth in this Section 5.14.
(e)   The Company D&O Persons entitled to the advancement, indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of New JAWS.
Section 5.15   Post-Closing Directors and Officers.
(a)   Effective immediately after the Effective Time (i) the board of directors of New JAWS (the “New JAWS Board”) shall initially consist of nine (9) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of three (3) directors with an initial term that expires in 2022, Class II consisting of three (3) directors with an initial term that expires in 2023, and Class III consisting of three (3) directors with an initial term that expires in 2024; (ii) the members of the New JAWS Board will be the individuals determined in accordance with Section 5.15(b); and (iii) the officers of JAWS (the “Officers”) are the individuals determined in accordance with Section 5.15(c).
(b)   The directors on the New JAWS Board immediately after the Effective Time (each, a “Director”) shall consist of Matthew Walters, two (2) individuals designated by the Company (collectively, the “Company Designees”) and six (6) individuals designated by the Company, in consultation with JAWS, who will serve as independent directors (collectively, the “Independent Designees”). In the event that Mr. Walters is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a Director, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing JAWS Holders, the Sponsor may replace such individual with another individual to serve as such Director in consultation with JAWS. In the event that any Company Designee is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a Director, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing JAWS Holders, the Company may replace such individual with another individual to serve as such Director who is reasonably acceptable to JAWS. In the event that any Independent Designee is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a Director, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing JAWS Holders, the Company may, in consultation with JAWS, replace such individual with another individual to serve as such Director. Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing JAWS Holders, the board of directors of the Company shall designate whether each individual who will serve on the New JAWS Board immediately after the Effective Time will be designated as a member of Class I, Class II or Class III; provided that Matthew Walters (or any Director who replaces him in accordance with this Section 5.15(b)) shall serve as a member of Class III.
(c)   The Officers immediately after the Effective Time shall be the individuals identified on Section 5.15(c) of the Company Disclosure Schedules, with each such individual holding the title set forth opposite his or her name. In the event that any individual identified on Section 5.15(c) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing JAWS Holders, the Company may (subject to prior consultation with JAWS) replace such individual with another individual to serve as such Officer by amending Section 5.15(c) of the Company Disclosure Schedules to include such replacement individual as such Officer.
(d)   On the Closing Date, New JAWS shall enter into customary indemnification agreements reasonably satisfactory to the Company with each individual to be appointed to, or serving on, the New JAWS Board upon the Closing, which indemnification agreements shall continue to be effective following the Closing.
Section 5.16   PCAOB Financials.
(a)   As promptly as reasonably practicable after the date of this Agreement, the Company shall deliver to JAWS (i) the Required Company Audited Financial Statements, and (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Company as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable that is required to be included in the Registration Statement / Proxy Statement. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Company as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement / Proxy Statement (A) will fairly present in all material respects the financial position of the Company as at the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).
(b)   The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, JAWS in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by JAWS with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.17   New JAWS Equity Incentive Plan and ESPP.
(a)   Prior to the effectiveness of the Registration Statement / Proxy Statement, the JAWS Board shall approve and adopt an equity incentive plan, in substantially the form attached hereto as Exhibit F and with any changes or modifications thereto as the Company and JAWS may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or JAWS, as applicable) (the “New JAWS Equity Incentive Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date. The Rollover Options corresponding to the Unvested Company Options shall, for the avoidance of doubt, be deemed to have been granted pursuant to the New JAWS Equity Incentive Plan and shall reduce the number of New JAWS Shares reserved for grant thereunder.
(b)   Prior to the effectiveness of the Registration Statement / Proxy Statement, the JAWS Board shall approve and adopt an employee stock purchase plan, in substantially the form attached hereto as Exhibit G and with any changes or modifications thereto as the Company and JAWS may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or JAWS, as applicable) (the “New JAWS ESPP”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date.
Section 5.18   Section 16 Matters.   Prior to the Effective Time, JAWS shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the New JAWS Shares that occurs or is deemed to occur by reason of or pursuant to the transactions contemplated under this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to JAWS to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.
Section 5.19   Termination of Company Related Party Transactions.   The Company shall use commercially reasonable efforts to terminate, or otherwise cause the termination of, those Company Related Party Transactions set forth on Section 5.19 of the Company Disclosure Schedules, with such termination to be effective as of, and contingent upon, the Closing.
ARTICLE 6
TAX MATTERS
Section 6.1   Tax Matters.
(a)   Tax Treatment.
(i)   The Parties intend that the Domestication will constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and JAWS shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause it to so qualify. The Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368 of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause the Merger to so qualify. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 6.1(a) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.
(ii)   JAWS and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, (A) the Merger qualifying for the Intended Tax Treatment, and (B) in the case of JAWS, the Domestication qualifying for the Intended Tax Treatment.
(iii)   Each Party shall use reasonable best efforts to promptly notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger qualifying for the Intended Tax Treatment).
(iv)   If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, JAWS and the Company shall deliver to Kirkland & Ellis and Fenwick & West LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement. If required, JAWS shall cause Kirkland & Ellis LLP to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Domestication and, if required, the Company shall cause Fenwick & West LLP to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger.
(b)   Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for a refund of any Tax, and any audit or Tax proceeding. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing JAWS Holders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of JAWS’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualified Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.
(c)   JAWS Taxable Year. The Parties agree to treat the taxable year of JAWS as ending on the date of the Domestication for U.S. federal income tax purposes.
(d)   FIRPTA Certificate. At or prior to the Closing, the Company shall deliver or cause to be delivered to JAWS (i) a certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).
ARTICLE 7
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT
Section 7.1   Conditions to the Obligations of the Parties.   The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:
(a)   the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;
(b)   no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;
(c)   the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;
(d)   the Company Shareholder Written Consent shall have been obtained;
(e)   (i) the Company Preferred Shareholder Written Consent shall have been obtained and (ii) all Company Preferred Shares issued and outstanding prior to Closing shall have been converted to Company Shares such that, immediately prior to the Effective Time, no Company Preferred Shares shall be outstanding;
(f)   the Required JAWS Shareholder Approval shall have been obtained; and
(g)   after giving effect to the transactions contemplated hereby (including the PIPE Financing), New JAWS shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(i) of the Exchange Act) immediately after the Effective Time (after, for the avoidance of doubt, giving effect to all of the JAWS Shareholder Redemptions).
Section 7.2   Other Conditions to the Obligations of the JAWS Parties.   The obligations of the JAWS Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by JAWS (on behalf of itself and the other JAWS Parties) of the following further conditions:
(a)   (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) and Section 3.8(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that this clause (iii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing, and (iv) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;
(b)   the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;
(c)   since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing;
(d)   at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to JAWS the following documents:
(i)   a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) are satisfied, in a form and substance reasonably satisfactory to JAWS;

(ii)   the A&R Registration Rights Agreement duly executed by each of the Other RRA Parties; and
(iii)   the Transaction Support Agreements duly executed by each Supporting Company Shareholder.
Section 7.3   Other Conditions to the Obligations of the Company.   The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:
(a)   (i) the JAWS Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of the JAWS Parties (other than the JAWS Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “JAWS Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a JAWS Material Adverse Effect;
(b)   the JAWS Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;
(c)   JAWS’s initial listing application with NYSE in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, JAWS shall satisfy any applicable initial and continuing listing requirements of NYSE, and JAWS shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the JAWS Shares (after giving effect, for the avoidance of doubt, to the Domestication and, including, for the avoidance of doubt, the New JAWS Shares to be issued pursuant to the Merger) shall have been approved for listing on NYSE;
(d)   the Aggregate Transaction Proceeds shall be equal to or greater than $350,000,000;
(e)   the Domestication shall have been consummated and all matters contemplated pursuant to Section 2.1(a) shall have been completed;
(f)   the New JAWS Board shall consist of the number of directors, and be comprised of the individuals and classes, determined pursuant to Section 5.15(a) and Section 5.15(b); and
(g)   at or prior to the Closing, JAWS shall have delivered, or caused to be delivered, the following documents to the Company:
(i)   a certificate duly executed by an authorized officer of JAWS, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company; and
(ii)   the A&R Registration Rights Agreement duly executed by New JAWS, the Sponsor and the Other Class B Shareholders.
Section 7.4   Frustration of Closing Conditions.   The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2. JAWS may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by JAWS’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.
ARTICLE 8
TERMINATION
Section 8.1   Termination.   This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(a)   by mutual written consent of JAWS and the Company;
(b)   by JAWS, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by JAWS, and (ii) the Termination Date; provided, however, that neither JAWS nor Merger Sub is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;
(c)   by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if JAWS or Merger Sub has failed to perform any covenant or agreement on the part of JAWS or Merger Sub, as applicable, set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to JAWS by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;
(d)   by either JAWS or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to October 22, 2021 (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to JAWS if any JAWS Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;
(e)   by either JAWS or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;
(f)   by either JAWS or the Company if the JAWS Shareholders Meeting has been held (including any adjournment thereof), has concluded, JAWS’s shareholders have duly voted and the Required JAWS Shareholder Approval was not obtained;
(g)   by the Company, if the JAWS Board or JAWS, or any committee of the JAWS Board, shall have withdrawn or modified, or proposed publicly or by formal action of the JAWS Board, any committee of the JAWS Board or JAWS to withdraw or modify, in a manner adverse to the Company, the JAWS Board Recommendation or any other recommendation by the JAWS Board or JAWS with respect to the Transaction Proposals set forth in the Registration Statement / Proxy Statement; or

(h)   by JAWS, if the Company does not deliver, or cause to be delivered to JAWS, the Company Shareholder Written Consent or the Company Preferred Shareholder Written Consent, in each case, in accordance with Section 5.12(a) on or prior to the Company Shareholder Written Consent Deadline.
Section 8.2   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 5.3(a), this Section 8.2, Article 9 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 8.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Subscription Agreement, any Transaction Support Agreement, the Confidentiality Agreement or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.
ARTICLE 9
MISCELLANEOUS
Section 9.1   Non-Survival.   Other than those representations, warranties and covenants set forth in Article 2, Section 3.23, Section 3.24, Section 4.20 and Section 4.21, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 9.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any JAWS Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.
Section 9.2   Entire Agreement; Assignment.   This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) JAWS and the Company prior to Closing and (b) New JAWS and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void.
Section 9.3   Amendment.   This Agreement may be amended or modified only by a written agreement executed and delivered by (a) JAWS and the Company prior to the Closing and (b) New JAWS and the Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio.
Section 9.4   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)   If to any JAWS Party, to:
JAWS Spitfire Acquisition Corporation
1601 Washington Avenue, Suite 800
Miami Beach, Florida 33139
Attention:
Matthew Walters

E-mail:
mwalters@starwood.com

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:
Michael P. Brueck, P.C.
David L. Perechocky

E-mail:
michael.brueck@kirkland.com
david.perechocky@kirkland.com

(b)   If to the Company, to:
Velo3D, Inc.
511 Division Street
Campbell, California 95008
Attention:
William McCombe, CFO

Email:
Legal.Notice@velo3d.com

with a copy (which shall not constitute notice) to:
Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention:
Steven Levine
David K. Michaels

E-mail:
SLevine@fenwick.com
DMichaels@Fenwick.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section 9.5   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Companies Act (As Revised) shall also apply to the Domestication).
Section 9.6   Fees and Expenses.   Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and JAWS shall pay, or cause to be paid, all Unpaid JAWS Expenses and (b) if the Closing occurs, then New JAWS shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid JAWS Expenses.
Section 9.7   Construction; Interpretation.   The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to JAWS, any documents or other materials posted to the electronic data room located at www.dropbox.com under the project name “Project Alloy” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); and (n) all references to JAWS in relation to any time following the Domestication shall be deemed to be referenced to New JAWS. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
Section 9.8   Exhibits and Schedules.   All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the JAWS Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the JAWS Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the JAWS Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.
Section 9.9   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.13, Section 5.14 and the two subsequent sentences of this Section 9.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 9.2, Section 9.3, Section 9.14 and this Section 9.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 9.13 and this Section 9.9 (to the extent related to the foregoing).
Section 9.10   Severability.   Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the

Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 9.11   Counterparts; Electronic Signatures.   This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.
Section 9.12   Knowledge of Company; Knowledge of JAWS.   For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12 of the Company Disclosure Schedules, after reasonable inquiry. For all purposes of this Agreement, the phrase “to JAWS’s knowledge” and “to the knowledge of JAWS” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12 of the JAWS Disclosure Schedules, after reasonable inquiry. For the avoidance of doubt, none of the individuals set forth on Section 9.12 of the Company Disclosure Schedules or Section 9.12 of the JAWS Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.
Section 9.13   No Recourse.   Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any JAWS Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the JAWS Non-Party Affiliates, in the case of JAWS, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, any JAWS Party or any Non-Party Affiliate concerning the Company, any JAWS Party, this Agreement or the transactions contemplated hereby.
Section 9.14   Extension; Waiver.   The Company may (a) extend the time for the performance of any of the obligations or other acts of the JAWS Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the JAWS Parties set forth herein or (c) waive compliance by the JAWS Parties with any of the agreements or conditions set forth herein. JAWS prior to the Closing and the Sponsor after the Closing may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.
Section 9.15   Waiver of Jury Trial.   THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY,

IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.
Section 9.16   Submission to Jurisdiction.   Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 9.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.
Section 9.17   Remedies.   Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.18   Trust Account Waiver.   Reference is made to the final prospectus of JAWS, filed with the SEC (File Nos. 333-250151 and 333-251085) on December 4, 2020 (the “Prospectus”). The Company acknowledges and agrees and understands that JAWS has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of JAWS’s public shareholders (including overallotment shares acquired by JAWS’s underwriters, the “Public Shareholders”), and JAWS may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of JAWS entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of it Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between JAWS or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with JAWS or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with JAWS or its Affiliates).
Section 9.19   Conflicts and Privilege.
(a)   JAWS and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other equity interests of JAWS or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “JAWS Group”), on the one hand, and (y) the Surviving Company and/or any member of the Company Group, on the other hand, any legal counsel, including Kirkland & Ellis LLP (“K&E”), that represented JAWS and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the JAWS Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented JAWS in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company and/or the Sponsor. JAWS and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or action arising out of or relating to, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby) between or among JAWS, the Sponsor and/or any other member of the JAWS Group, on the one hand, and K&E, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the JAWS Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with JAWS or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Company.
(b) JAWS and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Company Group”), on the one hand, and (y) the

Surviving Company and/or any member of the JAWS Group, on the other hand, any legal counsel, including Fenwick & West LLP (“F&W”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented JAWS and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or action arising out of or relating to, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and F&W, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by JAWS prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Company.
* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.
JAWS:
JAWS SPITFIRE ACQUISITION CORPORATION

By:
/s/ Matthew Walters

Name: Matthew Walters
Title:   Chief Executive Officer
MERGER SUB:
SPITFIRE MERGER SUB, INC.

By:
/s/ Matthew Walters

Name: Matthew Walters
Title:   Chief Executive Officer
COMPANY:
VELO3D, INC.
By:

Name:
Title:
[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.
JAWS:
JAWS SPITFIRE ACQUISITION CORPORATION
By:

Name:
Title:
MERGER SUB:
SPITFIRE MERGER SUB, INC.
By:

Name:
Title:
COMPANY:
VELO3D INC.
By:
/s/ Benyamin Buller

Name: Benyamin Buller
Title:  Chief Executive Officer
[Signature Page to Business Combination Agreement]

Annex AA
AMENDMENT #1 TO
BUSINESS COMBINATION AGREEMENT
This Amendment (this “Amendment”) is made as of July 20, 2021 and amends that certain Business Combination Agreement (the “Agreement”), dated March 22, 2021, by and among JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company (“JAWS”), Spitfire Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Velo3D, Inc., a Delaware corporation (the “Company” and, collectively, the “Parties”). Capitalized terms not herein defined shall have the meanings ascribed to them in the Agreement.
WHEREAS, each of the Parties now desire to amend the Agreement as set forth herein, on the terms set forth herein.
WHEREAS, Section 9.3 of the Agreement provides that the Agreement may be amended pursuant to an instrument in writing signed by each of JAWS and the Company.
NOW, THEREFORE, in consideration of the mutual promises herein contained, and other consideration, the receipt and adequacy of which hereby is acknowledged, the Parties hereby agree as follows:
1.   Amendments to the Agreement.
(a)   The definition of the term “Pre-Closing Aggregate Share Amount” in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
“means, without duplication, the aggregate number of Company Shares (including the aggregate number of Company Shares that would be issuable in respect of Vested Company Options, Company Warrants or the Company Convertible Note in the event such Vested Company Options, Company Warrants or Company Convertible Note (if and to the extent not actually exercised or converted, as applicable, prior to the Closing) were exercised or converted, as applicable) as of immediately prior to the Effective Time.”
(b)   The definition of the term “Earnout Pre-Closing Aggregate Share Amount” in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
“means the aggregate number of Company Shares (including (x) the net number of Company Shares that would be issuable in respect of Company Options or Company Warrants in the event such Company Options or Company Warrants were exercised, on a net exercise basis with respect to only the applicable exercise price, immediately prior to the Effective Time and settled in the applicable number of Company Shares, rounded down to the nearest whole share and (y) the number of Company Shares that would be issuable in respect of the Company Convertible Note in the event such Company Convertible Note (if and to the extent not actually converted prior to the Closing) were converted) held by the Earnout Pre-Closing Company Securityholders as of immediately prior to the Effective Time.”
2.   Amendment.   The parties acknowledge and agree that this Amendment does not require the further approval of the stockholders of the Company under the DGCL or other applicable Law. Except as expressly set forth in this Amendment, the Agreement shall continue in full force in all respects.
3.   Counterparts; Electronic Delivery.   This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.
4.   Governing Law.   This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
[signature page follows]

AA-1

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed, as of the date first above written.
JAWS SPITFIRE ACQUISITION CORPORATION, INC.
By:
/s/ Matthew Walters

Name:
Matthew Walters

Title:
Chief Executive Officer

SPITFIRE MERGER SUB, INC.
By:
/s/ Matthew Walters

Name:
Matthew Walters

Title:
Chief Executive Officer

VELO3D, INC.
By:
/s/ Benyamin Buller

Name:
Benyamin Buller

Title:
Chief Executive Officer

Annex B
Registrar of Companies
Government Administration Building
133 Elgin Avenue
George Town
Grand Cayman
JAWS Spitfire Acquisition Corporation (ROC #) (the “Company’’)
TAKE NOTICE that by written resolution of the shareholders of the Company dated 1 December 2020 and effective on 2 December 2020, the following special resolution was passed:
Adoption of Amended and Restated Memorandum and Articles of Association
It is resolved as a special resolution that, with effect from the effective time and date of the Company’s Registration Statement on Form 8-A as filed with the United States Securities and Exchange Commission, the Memorandum and Articles of Association of the Company currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association annexed hereto.

Margo Richardson
Corporate Administrator
for and on behalf of
Maples Corporate Services Limited
Dated this 2nd day of December 2020

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
JAWS SPITFIRE ACQUISITION CORPORATION
(ADOPTED BY SPECIAL RESOLUTION DATED 1 DECEMBER 2020 AND EFFECTIVE ON 2
DECEMBER 2020)

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
JAWS SPITFIRE ACQUISITION CORPORATION
(ADOPTED BY SPECIAL RESOLUTION DATED 1 DECEMBER 2020 AND EFFECTIVE ON
2 DECEMBER 2020)
1
The name of the Company is JAWS Spitfire Acquisition Corporation.

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4
The liability of each Member is limited to the amount unpaid on such Member’s shares.

5
The share capital of the Company is US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000.000 preference shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
JAWS SPITFIRE ACQUISITION CORPORATION
(ADOPTED BY SPECIAL RESOLUTION DATED 1 DECEMBER 2020 AND EFFECTIVE ON
2 DECEMBER 2020)
1
Interpretation

1.1
In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.
“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.
“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”	means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the New York Stock Exchange, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.
“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Clearing House”
means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”
means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or Internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.
“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.
“Equity-linked Securities”
means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”
means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company’s initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Nominating Committee”	means the nominating committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”
means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”
means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.
“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means Spitfire Sponsor, LLC, a Delaware limited liability company, and its successors or assigns.
“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”
means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2
In the Articles:

(a)
words importing the singular number include the plural number and vice versa;

(b)
words importing the masculine gender include the feminine gender;

(c)
words importing persons include corporations as well as any other legal or natural person;

(d)
“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)
“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)
references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)
headings are inserted for reference only and shall be ignored in construing the Articles;

(j)
any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(I)
sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)
the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2
Commencement of Business

2.1
The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2
The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3
Issue of Shares and other Securities

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Ordinary Share Conversion set out in the Articles.

3.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3
The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4
The Company shall not issue Shares to bearer.

4
Register of Members

4.1
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.
5
Closing Register of Members or Fixing Record Date

5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6
Certificates for Shares

6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7
Transfer of Shares

7.1
Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8
Redemption, Repurchase and Surrender of Shares

8.1
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)
Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)
Class B Ordinary Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased simultaneously with the IPO); and

(c)
Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relei.ent Member. For the awidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4
The Directors may accept the surrender for no consideration of any fully paid Share.

9
Treasury Shares

9.1
The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10
Variation of Rights of Shares

10.1
Subject to Article 3.1. if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights: otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Ordinary Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt. the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pan passu therewith or Shares issued with preferred or other rights.

11
Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
12
Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.
13
Lien on Shares

13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14
Call on Shares

14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2
A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3
The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6
The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15
Forfeiture of Shares

15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.
15.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16
Transmission of Shares

16.1
If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.
17
Class B Ordinary Share Conversion

17.1
The rights attaching to the Class A Shares and Class B Shares shall rank pad passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2
Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): automatically on the day of the closing of a Business Combination.

17.3
Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at an adjusted ratio so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 20 per cent of the sum of: (a) the total number of Class A Shares and Class B Shares issued and outstanding upon completion of the IPO. plus (b) the total number of Class A Shares issued or deemed issued or issuable upon conversion or exercise of any Equity-linked Securities or rights issued, or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A Shares or Equity-linked Securities exercisable for or convertible into Class A Shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, its Affiliates or any Director or Officer upon conversion of working capital loans.

17.4
Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6
Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7
References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8
Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18
Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1
The Company may by Ordinary Resolution:

(a)
increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)
consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)
convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without parvalue; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3
Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)
change its name;

(b)
alter or add to the Articles;

(c)
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)
reduce its share capital or any capital redemption reserve fund.

19
Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.
20
General Meetings

20.1
All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3
The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

21
Notice of General Meetings

21.1
At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:
(a)
in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22
Proceedings at General Meetings

22.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9
If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors,

in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.
22.10
When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11
A resolution put to the vote of the meeting shall be decided on a poll.

22.12
A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14
In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23
Votes of Members

23.1
Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or. in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the rotes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Members behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7
A Member holding more than one Share need not cast the rotes in respect of his Shares in the same way on any resolution and therefore may rote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.
24
Proxies

24.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2
The Directors may, in the notice convening any meeting or adjoumed meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25
Corporate Members

25.1
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2
If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26
Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27
Directors

27.1
There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2
The Directors shall be divided into three classes: Class I, Class II and Class Ill. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28
Powers of Directors

28.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2
An cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29
Appointment and Removal of Directors

29.1
Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3
After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4
Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30
Vacation of Office of Director

The office of a Director shall be vacated if:
(a)
the Director gives notice in writing to the Company that he resigns the office of Director, or

(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)
the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)
the Director is found to be or becomes of unsound mind; or

(e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31
Proceedings of Directors

31.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of rotes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5
A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at. before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.
31.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32
Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
33
Directors’ Interests

33.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4
No person shall be disqualified from the office of Director or presented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34
Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.
35
Delegation of Directors’ Powers

35.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3
The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6
The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the

Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.
36
No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.
37
Remuneration of Directors

37.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38
Seal

38.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3
A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39
Dividends, Distributions and Reserve

39.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3
The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8
No Dividend or other distribution shall bear interest against the Company.

39.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40 Capitalisation
The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.
41
Books of Account

41.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.
41.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42
Audit

42.1
The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4
The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8
Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

42.9
The Audit Committee shall monitor compliance with the terms of the IPO and, if any noncompliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.
42.10
At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43
Notices

43.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2 Where a notice is sent by:
(a)
courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)
post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)
cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)
e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)
placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44
Winding Up

44.1
If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45
Indemnity and Insurance

45.1
Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46
Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
47
Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
48
Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.
49
Business Combination

49.1
Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the kill distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2
Prior to the consummation of a Business Combination, the Company shall either:

(a)
submit such Business Combination to its Members for approval; or

(b)
provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchases. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

49.3
If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4
At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5
Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he votes or is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).
49.6
A Member may not withdraw a Redemption Notice following the deadline for such Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7
In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)
cease all operations except for the purpose of winding up;

(b)
as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)
as promptly as reasonably possible following such redemption, subject to the approve’ of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.
49.8
In the event that any amendment is made to the Articles:

(a)
that would modify the substance or timing of the Company’s obligation to: (i) provide for the redemption of the Public Shares in connection with a Business Combination; or (ii) redeem 100 per cent of the Public Shares if the Company has not completed a Business Combination within 24 months from the closing of the IPO, or such later time as the Members may approve in accordance with the Articles; or

(b)
with respect to any other provision relating to the rights of holders of the Class A Shares, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9
A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.
49.10
After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)
receive funds from the Trust Account; or

(b)
vote as a class with the Public Shares: (i) on the Company’s initial Business Combination or on any other proposal presented to shareholders prior to or in connection with the completion of an initial Business Combination; or (ii) to approve an amendment to the Memorandum or the Articles to (x) extend the time we have to consummate a business combination beyond 24 months from the closing of this offering or (y) amend this Article 49.10.

49.11
A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.12
As long as the securities of the Company are listed on the Designated Stock Exchange, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.13
The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50
Business Opportunities

50.1
To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2
Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex C
RESTATED CERTIFICATE OF INCORPORATION
OF
JAWS SPITFIRE ACQUISITION CORPORATION
JAWS Spitfire Acquisition Corporation, a Delaware corporation, hereby certifies that:
1.   The present name of the corporation is JAWS Spitfire Acquisition Corporation. The Corporation was incorporated under the name JAWS Spitfire Acquisition Corporation by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on [date].
2.   This Restated Certificate of Incorporation of the corporation attached hereto as Exhibit “A”, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Restated Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted by this corporation’s Board of Directors and the requisite stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, said corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.
Dated: [•], 2021
JAWS SPITFIRE ACQUISITION CORPORATION

By:

[Name]
[Title]

EXHIBIT “A”
VELO3D, INC.
RESTATED CERTIFICATE OF INCORPORATION
ARTICLE I: NAME
The name of the corporation is Velo3D, Inc. (the “Corporation”).
ARTICLE II: AGENT FOR SERVICE OF PROCESS
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III: PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).
ARTICLE IV: AUTHORIZED STOCK
1.   Total Authorized.   The total number of shares of all classes of stock that the Corporation has authority to issue is 510,000,000 shares, consisting of two classes: [500,000,000] shares of Common Stock, $0.00001 par value per share (“Common Stock”), and [10,000,000] shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).
2.   Designation of Additional Series.
2.1.   The Board of Directors of the Corporation (the “Board”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware (“Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and, except where otherwise provided in the applicable Certificate of Designation, to thereafter increase (but not above the total number of authorized shares of the Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of two-thirds of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a separate vote of the holders of one or more series is required pursuant to the terms of any Certificate of Designation; provided, however, that if two-thirds of the Whole Board (as defined below) has approved such increase or decrease of the number of authorized shares of Preferred Stock, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock (unless a separate vote of the holders of one or more series is required pursuant to the terms of any Certificate of Designation), shall be required to effect such increase or decrease. For purposes of this Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, including pursuant the terms of any Certificate of Designation designating a series of Preferred Stock, this “Certificate of Incorporation”), the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

2.2   Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting powers, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, any series of Preferred Stock or any future class or series of capital stock of the Corporation.
2.3   Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation.
ARTICLE V: AMENDMENT OF BYLAWS
The Board shall have the power to adopt, amend or repeal the Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”). Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws; provided further, that, in the case of any proposed adoption, amendment or repeal of any provisions of the Bylaws that is approved by the Board and submitted to the stockholders for adoption thereby, if two-thirds of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.
ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS
1.   Director Powers.   Except as otherwise provided by the General Corporation Law or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
2.   Number of Directors.   Subject to the special rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board.
3.   Classified Board.   Subject to the special rights of the holders of one or more series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board may assign members of the Board already in office to the Classified Board. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the initial classification of the Board, the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the initial classification of the Board and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the initial classification of the Board. At each annual meeting of stockholders following the initial classification of the Board, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election.
4.   Term and Removal.   Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer, or the Secretary. Subject to the special rights of the holders of any series of Preferred Stock, no director may be removed from the Board except for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the classes of directors so as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board shall shorten the term of any director.
5.   Board Vacancies and Newly Created Directorships.   Subject to the special rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.
6.   Vote by Ballot.   Election of directors need not be by written ballot unless the Bylaws shall so provide.
7.   Preferred Directors.   If and for so long as the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.
ARTICLE VII: DIRECTOR LIABILITY
1.   Limitation of Liability.   To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. For purposes of this Article VII and Article X, references to a “director” shall include, for the avoidance of doubt and to the fullest extent permitted by law, any person who has served as a director of JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company.
2.   Change in Rights.   Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.
ARTICLE VIII: MATTERS RELATING TO STOCKHOLDERS
1.   No Action by Written Consent of Stockholders.   Subject to the rights of any series of Preferred Stock then outstanding, no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and no action shall be taken by the stockholders of the Corporation by written consent in lieu of a meeting.
2.   Special Meeting of Stockholders.   Special meetings of the stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director (as defined in the Bylaws), the President, or the Board acting pursuant to a resolution adopted by a majority of the Whole Board and may not be called by the stockholders or any other person or persons.
3.   Advance Notice of Stockholder Nominations and Business Transacted at Special Meetings.   Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws. Business transacted at special meetings of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.
ARTICLE IX: CORPORATE OPPORTUNITIES
In the event that a director of the Corporation who is also a partner or employee of an entity that is a holder of capital stock of the Corporation or any of its affiliates and that is in the business of investing and reinvesting in other entities ( each, a “Fund”), acquires knowledge of a potential transaction or matter in such person’s capacity as a partner or employee of the Fund and that may be a corporate opportunity for both the Corporation and such Fund, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled such director’s fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates, if such director acts in good faith in a manner consistent with the following policy: a corporate opportunity offered to any person who is a director of the Corporation, and who is also a partner or employee of a Fund shall belong to such Fund, unless such opportunity was expressly offered to such person solely in his or her capacity as a director of the Corporation.
ARTICLE X: CHOICE OF FORUM
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, shall be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the Bylaws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; (d) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws; or (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine.
Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.
ARTICLE XI: AMENDMENT OF CERTIFICATE OF INCORPORATION
If any provision of this Certificate of Incorporation shall be held to be invalid, illegal, or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Certificate of Incorporation (including without limitation, all portions of any section of this Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable, which is not invalid, illegal, or unenforceable) shall remain in full force and effect.
The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote (but subject to Section 2 of Article IV hereof), but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any provision of this Certificate of Incorporation; provided, further, that if two-thirds of the Whole Board has approved such amendment or repeal of any provisions of this Certificate of Incorporation, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class (in addition to any other vote of the holders of any class or series of stock of the Corporation required by law of by this Certificate of Incorporation), shall be required to amend or repeal such provisions of this Certificate of Incorporation.
* * * * * * * * * * *

Annex D

VELO3D, INC.
(a Delaware corporation)
RESTATED BYLAWS
As Adopted [           ], 2021 and
As Effective [           ], 2021

VELO3D, INC.
(a Delaware corporation)
RESTATED BYLAWS

D-i

D-ii

VELO3D, INC.
(a Delaware corporation)
RESTATED BYLAWS
As Adopted [•], 2021 and
As Effective [•], 2021
ARTICLE I: STOCKHOLDERS
Section 1.1:   Annual Meetings.   If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date and time as the Board of Directors (the “Board”) of Velo3D, Inc. (the “Corporation”) shall each year fix. The meeting may be held either at a place, within or without the State of Delaware as permitted by the Delaware General Corporation Law (the “DGCL”), or by means of remote communication as the Board in its sole discretion may determine. Any proper business may be transacted at the annual meeting.
Section 1.2:   Special Meetings.   Special meetings of stockholders for any purpose or purposes shall be called in the manner set forth in the Restated Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”). The special meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board in its sole discretion may determine. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.
Section 1.3:   Notice of Meetings.   Notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by applicable law (including, without limitation, as set forth in Section 7.1.1 of these Bylaws) stating the date, time and place, if any, of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). In the case of a special meeting, such notice shall also set forth the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation, notice of any meeting of stockholders shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.
Section 1.4:   Adjournments.   Notwithstanding Section 1.5 of these Bylaws, the chairperson of the meeting shall have the power to adjourn the meeting to another time, date and place (if any), regardless of whether quorum is present, at any time and for any reason. Any meeting of stockholders, annual or special, may be adjourned from time to time, and notice need not be given of any such adjourned meeting if the time, date and place (if any) thereof and the means of remote communication (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If a quorum is present at the original meeting, it shall also be deemed present at the adjourned meeting. To the fullest extent permitted by law, the Board may postpone, reschedule or cancel at any time and for any reason any previously scheduled special or annual meeting of stockholders before it is to be held, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 1.3 hereof or otherwise, in which case notice shall be provided to the stockholders of the new date, time and place, if any, of the meeting as provided in Section 1.3 above.
Section 1.5:   Quorum.   Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of the voting power of the shares of such class or classes or series of the stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy at the meeting, shall constitute a quorum entitled to take action with respect to the vote on such matter. If a quorum shall fail to attend any meeting, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of the shares entitled to vote who are present in person or represented by proxy at the meeting may adjourn the meeting. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.
Section 1.6:   Organization.   Meetings of stockholders shall be presided over by (a) such person as the Board may designate, or (b) in the absence of such a person, the Chairperson of the Board, or (c) in the absence of such person, the Lead Independent Director, or, (d) in the absence of such person, the Chief Executive Officer of the Corporation, or (e) in the absence of such person, the President of the Corporation, or (f) in the absence of such person, by a Vice President. The Secretary of the Corporation shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.
Section 1.7:   Voting; Proxies.   Each stockholder of record entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law. Except as may be required in the Certificate of Incorporation, directors shall be elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. At all meetings of stockholders at which a quorum is present, unless a different or minimum vote is required by applicable law, rule or regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, every matter other than the election of directors shall be decided by the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each class or series, the holders of a majority of the voting power of the shares of stock of that class or series present in person or represented by proxy at the meeting voting for or against such matter).
Section 1.8:   Fixing Date for Determination of Stockholders of Record.   In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at 5:00 p.m. Eastern Time on the day next preceding the day on which notice is given, or, if notice is waived, at 5:00 p.m. Eastern Time on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which shall not be more than sixty (60) days prior to such action. If no such record date is fixed by the Board, then the record date for determining stockholders for any such purpose shall be at 5:00 p.m. Eastern Time on the day on which the Board adopts the resolution relating thereto.
Section 1.9:   List of Stockholders Entitled to Vote.   The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network as permitted by applicable law (provided that the information required to gain access to the list is provided with the notice of the meeting), or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is held at a location where stockholders may attend in person, a list of stockholders entitled to vote at the meeting shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.9 or to vote in person or by proxy at any meeting of stockholders.
Section 1.10:   Inspectors of Elections.
1.10.1   Applicability.   Unless otherwise required by the Certificate of Incorporation or by applicable law, the following provisions of this Section 1.10 shall apply only if and when the Corporation has a class of voting stock that is: (a) listed on a national securities exchange; (b) authorized for quotation on an interdealer quotation system of a registered national securities association; or (c) held of record by more than two thousand (2,000) stockholders. In all other cases, observance of the provisions of this Section 1.10 shall be optional, and at the discretion of the Board.
1.10.2   Appointment.   The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.
1.10.3   Inspector’s Oath.   Each inspector of election, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.
1.10.4   Duties of Inspectors.   At a meeting of stockholders, the inspectors of election shall (a) ascertain the number of shares outstanding and the voting power of each share, (b) determine the shares represented at a meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.
1.10.5   Opening and Closing of Polls.   The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced by the chairperson of the meeting at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery upon application by a stockholder shall determine otherwise.
1.10.6   Determinations.   In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in connection with proxies pursuant to Section 211(a)(2)b.(i) of the DGCL, or in accordance with Sections 211(e) or 212(c)(2) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification of their determinations pursuant to this Section 1.10 shall specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.
Section 1.11:   Conduct of Meetings.   The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted to questions or comments by participants; (vi) restricting the use of audio/video recording devices and cell phones; and (vii) complying with any state and local laws and regulations concerning safety and security. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
Section 1.12:   Notice of Stockholder Business; Nominations.
1.12.1   Annual Meeting of Stockholders.
(a)   Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of such meeting (or any supplement thereto), (ii) by or at the direction of the Board or any committee thereof or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice provided for in this Section 1.12 (the “Record Stockholder”), who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in this Section 1.12 in all applicable respects. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)), at an annual meeting of stockholders, and such stockholder must fully comply with the notice and other procedures set forth in this Section 1.12 to make such nominations or propose business before an annual meeting.
(b)   For nominations or other business to be properly brought before an annual meeting by a Record Stockholder pursuant to Section 1.12.1(a) of these Bylaws:
(i)   the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and provide any updates or supplements to such notice at the times and in the forms required by this Section 1.12;
(ii)   such other business (other than the nomination of persons for election to the Board) must otherwise be a proper matter for stockholder action;
(iii)   if the Proposing Person (as defined below) has provided the Corporation with a Solicitation Notice (as defined below), such Proposing Person must, in the case of a proposal other than the nomination of persons for election to the Board, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such Record Stockholder, and must, in either case, have included in such materials the Solicitation Notice; and
(iv)   if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 1.12, the Proposing Person proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 1.12.
To be timely, a Record Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than 5:00 p.m. Eastern Time on the ninetieth (90th) day nor earlier than 5:00 p.m. Eastern Time on the one hundred and twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (except in the case of the Corporation’s first annual meeting following its initial public offering, for which such notice shall be timely if delivered in the same time period as if such meeting were a special meeting governed by Section 1.12.2 of these Bylaws); provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the Record Stockholder to be timely must be so delivered (A) no earlier than 5:00 p.m. Eastern Time on the one hundred and twentieth (120th) day prior to such annual meeting and (B) no later than 5:00 p.m. Eastern Time on the later of the ninetieth (90th) day prior to such annual meeting or 5:00 p.m. Eastern Time on the tenth (10th) day following the day on which Public Announcement (as defined below) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for providing the Record Stockholder’s notice.
(c)   As to each person whom the Record Stockholder proposes to nominate for election or reelection as a director, in addition to the matters set forth in paragraph (e) below, such Record Stockholder’s notice shall set forth:
(i)   the name, age, business address and residence address of such person;
(ii)   the principal occupation or employment of such nominee;
(iii)   the class, series and number of any shares of stock of the Corporation that are beneficially owned or owned of record by such person or any Associated Person (as defined in Section 1.12.4(c));

(iv)   the date or dates such shares were acquired and the investment intent of such acquisition;
(v)   all other information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or would be otherwise required, in each case pursuant to and in accordance with Section 14(a) (or any successor provision) under the Exchange Act and the rules and regulations thereunder;
(vi)   such person’s written consent to being named in the Corporation’s proxy statement as a nominee, to the public disclosure of information regarding or related to such person provided to the Corporation by such person or otherwise pursuant to this Section 1.12 and to serving as a director if elected;
(vii)   whether such person meets the independence requirements of the stock exchange upon which the Corporation’s Common Stock is primarily traded;
(viii)   a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such Proposing Person or any of its respective affiliates and associates, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Proposing Person or any of its respective affiliates and associates were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and
(ix)   a completed and signed questionnaire, representation and agreement required by Section 1.12.2 of these Bylaws.
(d)   As to any business other than the nomination of a director or directors that the Record Stockholder proposes to bring before the meeting, in addition to the matters set forth in paragraph (e) below, such Record Stockholder’s notice shall set forth:
(i)   a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the text of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Proposing Person, including any anticipated benefit to any Proposing Person therefrom; and
(ii)   a description of all agreements, arrangements and understandings between or among any such Proposing Person and any of its respective affiliates or associates, on the one hand, and any other person or persons, on the other hand, (including their names) in connection with the proposal of such business by such Proposing Person;
(e)   As to each Proposing Person giving the notice, such Record Stockholder’s notice shall set forth:
(i)   the current name and address of such Proposing Person, including, if applicable, their name and address as they appear on the Corporation’s stock ledger, if different;
(ii)   the class or series and number of shares of stock of the Corporation that are directly or indirectly owned of record or beneficially owned by such Proposing Person, including any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future;
(iii)   whether and the extent to which any derivative interest in the Corporation’s equity securities (including without limitation any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares of the Corporation or otherwise, and any cash-settled equity swap, total return swap, synthetic equity position or similar derivative arrangement (any of the foregoing, a “Derivative Instrument”), as well as any rights to dividends on the shares of any class or series of shares of the Corporation that are separated or separable from the underlying shares of the Corporation) or any short interest in any security of the Corporation (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any increase or decrease in the value of the subject security, including through performance-related fees) is held directly or indirectly by or for the benefit of such Proposing Person, including without limitation whether and the extent to which any ongoing hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including without limitation any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such Proposing Person with respect to any share of stock of the Corporation (any of the foregoing, a “Short Interest”);
(iv)   any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Proposing Person or any of its respective affiliates or associates is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;
(v)   any direct or indirect material interest in any material contract or agreement with the Corporation, any affiliate of the Corporation or any Competitor (as defined below) (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);
(vi)   any significant equity interests or any Derivative Instruments or Short Interests in any Competitor held by such Proposing Person and/or any of its respective affiliates or associates;
(vii)   any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any Competitor, on the other hand;
(viii)   all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by such Proposing Person and/or any of its respective affiliates or associates;
(ix)   any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) (or any successor provision) under the Exchange Act and the rules and regulations thereunder;
(x)   such Proposing Person’s written consent to the public disclosure of information provided to the Corporation pursuant to this Section 1.12;
(xi)   a complete written description of any agreement, arrangement or understanding (whether oral or in writing) (including any knowledge that another person or entity is Acting in Concert (as defined in Section 1.12.4(c)) with such Proposing Person) between or among such Proposing Person, any of its respective affiliates or associates and any other person Acting in Concert with any of the foregoing persons;
(xii)   a representation that the Record Stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

(xiii)   a representation whether such Proposing Person intends (or is part of a group that intends) to deliver a proxy statement or form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent being a “Solicitation Notice”); and
(xiv)   any proxy, contract, arrangement, or relationship pursuant to which the Proposing Person has a right to vote, directly or indirectly, any shares of any security of the Corporation.
The disclosures to be made pursuant to the foregoing clauses (ii), (iii), (iv) and (vi) shall not include any information with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.
(f)   A stockholder providing written notice required by this Section 1.12 shall update such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for determining the stockholders entitled to notice of the meeting and (ii) 5:00 p.m. Eastern Time on the tenth (10th) business day prior to the meeting or any adjournment or postponement thereof. In the case of an update pursuant to clause (i) of the foregoing sentence, such update shall be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to notice of the meeting, and in the case of an update and supplement pursuant to clause (ii) of the foregoing sentence, such update and supplement shall be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than eight (8) business days prior to the date for the meeting and, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed). For the avoidance of doubt, the obligation to update as set forth in this paragraph shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or nomination or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the stockholders.
(g)   Notwithstanding anything in Section 1.12 or any other provision of the Bylaws to the contrary, any person who has been determined by a majority of the Whole Board to have violated Section 2.11 of these Bylaws or a Board Confidentiality Policy (as defined below) while serving as a director of the Corporation in the preceding five (5) years shall be ineligible to be nominated or be qualified to serve as a member of the Board, absent a prior waiver for such nomination or qualification approved by two-thirds of the Whole Board.
1.12.2   Submission of Questionnaire, Representation and Agreement.   To be eligible to be a nominee of any stockholder for election or reelection as a director of the Corporation, the person proposed to be nominated must deliver (in accordance with the time periods prescribed for delivery of notice under Section 1.12 of these Bylaws) to the Secretary at the principal executive offices of the Corporation a completed and signed questionnaire in the form required by the Corporation (which form the stockholder shall request in writing from the Secretary of the Corporation and which the Secretary shall provide to such stockholder within ten days of receiving such request) with respect to the background and qualification of such person to serve as a director of the Corporation and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made and a signed representation and agreement (in the form available from the Secretary upon written request) that such person: (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the

Corporation, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any Compensation Arrangement (as defined below) that has not been disclosed therein, (c) if elected as a director of the Corporation, will comply with all informational and similar requirements of applicable insurance policies and laws and regulations in connection with service or action as a director of the Corporation, (d) if elected as a director of the Corporation, will comply with all corporate governance, conflict of interest, stock ownership requirements, confidentiality and trading policies and guidelines of the Corporation publicly disclosed from time to time, (e) if elected as a director of the Corporation, will act in the best interests of the Corporation and its stockholders and not in the interests of individual constituencies, (f) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director and (g) intends to serve as a director for the full term for which such individual is to stand for election.
1.12.3   Special Meetings of Stockholders.   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of such meeting (a) by or at the direction of the Board or any committee thereof or (b) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice of the special meeting, who shall be entitled to vote at the meeting and who complies with the notice and other procedures set forth in this Section 1.12 in all applicable respects. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 1.12.1(b) of these Bylaws shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation (i) no earlier than the one hundred and twentieth (120th) day prior to such special meeting and (ii) no later than 5:00 p.m. Eastern Time on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for providing such notice.
1.12.4   General.
(a)   Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 1.12 shall be eligible to be elected at a meeting of stockholders and serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.12. Except as otherwise provided by law or these Bylaws, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.12 and, if any proposed nomination or business is not in compliance herewith, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 1.12, unless otherwise required by law, if the stockholder (or a Qualified Representative of the stockholder (as defined below)) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
(b)   Notwithstanding the foregoing provisions of this Section 1.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 1.12 shall be deemed to affect any rights of (a) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.
(c)   For purposes of these Bylaws the following definitions shall apply:
(i)   a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or toward a common goal relating to the management, governance or control of the Corporation in substantial parallel with, such other person where (A) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (B) at least one additional factor suggests that such persons intend to act in concert or in substantial parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions or making or soliciting invitations to act in concert or in substantial parallel; provided that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) (or any successor provision) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person;
(ii)   “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”); provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership;
(iii)   “Associated Person” shall mean with respect to any subject stockholder or other person (including any proposed nominee) (A) any person directly or indirectly controlling, controlled by or under common control with such stockholder or other person, (B) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder or other person, (C) any associate of such stockholder or other person, and (D) any person directly or indirectly controlling, controlled by or under common control or Acting in Concert with any such Associated Person;
(iv)   “Compensation Arrangement” shall mean any direct or indirect compensatory payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, including any agreement, arrangement or understanding with respect to any direct or indirect compensation, reimbursement or indemnification in connection with candidacy, nomination, service or action as a nominee or as a director of the Corporation;
(v)   “Competitor” shall mean any entity that provides products or services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates;
(vi)   “Proposing Person” shall mean (A) the Record Stockholder providing the notice of business proposed to be brought before an annual meeting or nomination of persons for election to the Board at a stockholder meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made, and (C) any Associated Person on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made;
(vii)   “Public Announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; and

(viii)   to be considered a “Qualified Representative” of a stockholder, a person must be a duly authorized officer, manager, trustee or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as a proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at the meeting. The Secretary of the Corporation, or any other person who shall be appointed to serve as secretary of the meeting, may require, on behalf of the Corporation, reasonable and appropriate documentation to verify the status of a person purporting to be a “Qualified Representative” for purposes hereof.
ARTICLE II: BOARD OF DIRECTORS
Section 2.1:   Number; Qualifications.   The total number of directors constituting the Whole Board shall be fixed from time to time in the manner set forth in the Certificate of Incorporation and the term “Whole Board” shall have the meaning specified in the Certificate of Incorporation. No decrease in the authorized number of directors constituting the Whole Board shall shorten the term of any incumbent director. Directors need not be stockholders of the Corporation.
Section 2.2:   Election; Resignation; Removal; Vacancies.   Election of directors need not be by written ballot. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer, or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at a later time or upon the happening of an event. Subject to the special rights of holders of any series of Preferred Stock to elect directors, directors may be removed only as provided by the Certificate of Incorporation and applicable law. All vacancies occurring in the Board and any newly created directorships resulting from any increase in the authorized number of directors shall be filled in the manner set forth in the Certificate of Incorporation.
Section 2.3:   Regular Meetings.   Regular meetings of the Board may be held at such places, within or without the State of Delaware, and at such times as the Board may from time to time determine. Notice of regular meetings need not be given if the date, times and places thereof are fixed by resolution of the Board.
Section 2.4:   Special Meetings.   Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director or a majority of the members of the Board then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix. Notice of the time, date and place of such meeting shall be given, orally, in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting to all directors at least four (4) days before the meeting if the notice is mailed, or at least twenty-four (24) hours before the meeting if such notice is given by telephone, hand delivery, telegram, telex, mailgram, facsimile, electronic mail or other means of electronic transmission; provided, however, that if, under the circumstances, the Chairperson of the Board, the Lead Independent Director or the Chief Executive Officer calling a special meeting deems that more immediate action is necessary or appropriate, notice may be delivered on the day of such special meeting. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.
Section 2.5:   Remote Meetings Permitted.   Members of the Board, or any committee of the Board, may participate in a meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to conference telephone or other communications equipment shall constitute presence in person at such meeting.
Section 2.6:   Quorum; Vote Required for Action.   At all meetings of the Board, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

Section 2.7:   Organization.   Meetings of the Board shall be presided over by (a) the Chairperson of the Board, or (b) in the absence of such person, the Lead Independent Director, or (c) in such person’s absence, by the Chief Executive Officer, or (d) in such person’s absence, by a chairperson chosen by the Board at the meeting. The Secretary shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.
Section 2.8:   Unanimous Action by Directors in Lieu of a Meeting.   Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee, as applicable. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 2.9:   Powers.   Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
Section 2.10:   Compensation of Directors.   Members of the Board, as such, may receive, pursuant to a resolution of the Board, fees and other compensation for their services as directors, including without limitation their services as members of committees of the Board.
Section 2.11:   Confidentiality.   Each director shall maintain the confidentiality of, and shall not share with any third-party person or entity (including third parties that originally sponsored, nominated or designated such director (the “Sponsoring Party”)), any non-public information learned in their capacities as directors, including communications among Board members in their capacities as directors. The Board may adopt a board confidentiality policy further implementing and interpreting this bylaw (a “Board Confidentiality Policy”). All directors are required to comply with this bylaw and any such Board Confidentiality Policy unless such director or the Sponsoring Party for such director has entered into a specific written agreement with the Corporation, in either case as approved by the Board, providing otherwise with respect to such confidential information.
ARTICLE III: COMMITTEES
Section 3.1:   Committees.   The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting of such committee who are not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving, adopting, or recommending to the stockholders any action or matter (other than the election or removal of members of the Board) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation.
Section 3.2:   Committee Rules.   Each committee shall keep records of its proceedings and make such reports as the Board may from time to time request. Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these Bylaws. Except as otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board designating the committee, any committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to any such subcommittee any or all of the powers and authority of the committee.

ARTICLE IV: OFFICERS; CHAIRPERSON; LEAD INDEPENDENT DIRECTOR
Section 4.1:   Generally.   The officers of the Corporation shall consist of a Chief Executive Officer (who may be the Chairperson of the Board or the President), a President, a Secretary and a Treasurer and may consist of such other officers, including, without limitation, a Chief Financial Officer, and one or more Vice Presidents, as may from time to time be appointed by the Board. All officers shall be elected by the Board; provided, however, that the Board may empower the Chief Executive Officer of the Corporation to appoint any officer other than the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer. Except as otherwise provided by law, by the Certificate of Incorporation or these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal. Any number of offices may be held by the same person. Any officer may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer, or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board and the Board may, in its discretion, leave unfilled, for such period as it may determine, any offices. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal.
Section 4.2:   Chief Executive Officer.   Subject to the control of the Board and such supervisory powers, if any, as may be given by the Board, the powers and duties of the Chief Executive Officer of the Corporation are:
4.2.1   to act as the general manager and, subject to the control of the Board, to have general supervision, direction and control of the business and affairs of the Corporation;
4.2.2   subject to Section 1.6 of these Bylaws, to preside at all meetings of the stockholders;
4.2.3   subject to Section 1.2 of these Bylaws, to call special meetings of the stockholders to be held at such times and, subject to the limitations prescribed by law or by these Bylaws, at such places as he or she shall deem proper; and
4.2.4   to affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board or which, in the judgment of the Chief Executive Officer, should be executed on behalf of the Corporation; to sign certificates for shares of stock of the Corporation (if any); and, subject to the direction of the Board, to have general charge of the property of the Corporation and to supervise and control all officers, agents and employees of the Corporation.
The person holding the office of President shall be the Chief Executive Officer of the Corporation unless the Board shall designate another officer to be the Chief Executive Officer.
Section 4.3:   Chairperson of the Board.   Subject to the provisions of Section 2.7 of these Bylaws, the Chairperson of the Board shall have the power to preside at all meetings of the Board and shall have such other powers and duties as provided in these Bylaws and as the Board may from time to time prescribe. The Chairperson of the Board may or may not be an officer of the Corporation.
Section 4.4:   Lead Independent Director.   The Board may, in its discretion, elect a lead independent director from among its members that are Independent Directors (as defined below) (such director, the “Lead Independent Director”). The Lead Independent Director shall preside at all meetings at which the Chairperson of the Board is not present and shall exercise such other powers and duties as may from time to time be assigned to him or her by the Board or as prescribed by these Bylaws. For purposes of these Bylaws, “Independent Director” has the meaning ascribed to such term under the rules of the exchange upon which the Corporation’s Common Stock is primarily traded.
Section 4.5:   President.   The person holding the office of Chief Executive Officer shall be the President of the Corporation unless the Board shall have designated one individual as the President and a different individual as the Chief Executive Officer of the Corporation. Subject to the provisions of these

Bylaws and to the direction of the Board, and subject to the supervisory powers of the Chief Executive Officer (if the Chief Executive Officer is an officer other than the President), and subject to such supervisory powers and authority as may be given by the Board to the Chairperson of the Board, and/or to any other officer, the President shall have the responsibility for the general management and control of the business and affairs of the Corporation and the general supervision and direction of all of the officers, employees and agents of the Corporation (other than the Chief Executive Officer, if the Chief Executive Officer is an officer other than the President) and shall perform all duties and have all powers that are commonly incident to the office of President or that are delegated to the President by the Board.
Section 4.6:   Chief Financial Officer.   The person holding the office of Chief Financial Officer shall be the Treasurer of the Corporation unless the Board shall have designated another officer as the Treasurer of the Corporation. Subject to the direction of the Board and the Chief Executive Officer, the Chief Financial Officer shall perform all duties and have all powers that are commonly incident to the office of Chief Financial Officer, or as the Board or the Chief Executive Officer may from time to time prescribe.
Section 4.7:   Treasurer.   The person holding the office of Treasurer shall have custody of all monies and securities of the Corporation. The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties and have such other powers as are commonly incident to the office of Treasurer, or as the Board or the Chief Executive Officer may from time to time prescribe.
Section 4.8:   Vice President.   Each Vice President shall have all such powers and duties as are commonly incident to the office of Vice President or that are delegated to him or her by the Board or the Chief Executive Officer. A Vice President may be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer or President in the event of the Chief Executive Officer’s or President’s absence or disability.
Section 4.9:   Secretary.   The Secretary shall issue or cause to be issued all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders and the Board. The Secretary shall have charge of the corporate minute books and similar records and shall perform such other duties and have such other powers as are commonly incident to the office of Secretary, or as the Board or the Chief Executive Officer may from time to time prescribe.
Section 4.10:   Delegation of Authority.   The Board may from time to time delegate the powers or duties of any officer of the Corporation to any other officers or agents of the Corporation, notwithstanding any provision hereof.
Section 4.11:   Removal.   Any officer of the Corporation shall serve at the pleasure of the Board and may be removed at any time, with or without cause, by the Board; provided that if the Board has empowered the Chief Executive Officer to appoint any officer of the Corporation, then such officer may also be removed by the Chief Executive Officer. Such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.
ARTICLE V: STOCK
Section 5.1:   Certificates; Uncertificated Shares.   The shares of capital stock of the Corporation shall be uncertificated shares; provided, however, that the resolution of the Board that the shares of capital stock of the Corporation shall be uncertificated shares shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation (or the transfer agent or registrar, as the case may be). Notwithstanding the foregoing, the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be certificated shares. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation, by any two authorized officers of the Corporation (it being understood that each of the Chairperson of the Board, the Vice-Chairperson of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary shall be an authorized officer for such purpose), representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.
Section 5.2:   Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares.   The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to agree to indemnify the Corporation and/or to give the Corporation a bond sufficient to indemnify it, against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
Section 5.3:   Other Regulations.   Subject to applicable law, the Certificate of Incorporation and these Bylaws, the issue, transfer, conversion and registration of shares represented by certificates and of uncertificated shares shall be governed by such other regulations as the Board may establish.
Section 5.4:   Lock-Up.
5.4.1   Subject to Section 5.4.2, the holders (the “Lock-Up Holders”) of the Corporation’s Common Stock issued (x) as consideration pursuant to the merger of Spitfire Merger Sub, Inc., a Delaware corporation, with and into Velo3D, Inc., a Delaware corporation (the “Velo Transaction”) or (y) upon the settlement, conversion or exercise of warrants, convertible securities, restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Velo Transaction in respect of warrants, convertible securities, restricted stock units, stock options or other equity awards of Velo3D, Inc. outstanding immediately prior to the closing of the Velo Transaction (such shares referred to in the foregoing clauses (x) and (y), the “Lock-Up Shares”) may not Transfer any Lock-Up Shares until the end of the Lock-Up Period (the “Lock-Up”); provided, however, that, for clarity, the term “Lock-Up Shares” shall not include shares of the Corporation’s Common Stock issued and outstanding immediately following the Domestication (as defined in that certain Business Combination Agreement, entered into by and among the Corporation, Velo3D, Inc. and Spitfire Merger Sub Inc., dated as of March    , 2021 (as amended from time to time, the “Business Combination Agreement”)) but prior to the Effective Time (as defined in the Business Combination Agreement) or shares of the Corporation’s Common Stock issued in connection with the PIPE Financing (as defined in the Business Combination Agreement).
5.4.2   Notwithstanding the provisions set forth in Section 5.4.1, the Lock-Up Holders or their respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period (a) to (i) the Corporation’s officers or directors, (ii) any affiliates or family members of the Corporation’s officers or directors, or (iii) the other Lock-Up Holders or any direct or indirect partners, members or equity holders of the Lock-Up Holders, any affiliates of the Lock-Up Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (f) to the Corporation; or (g) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of the Corporation’s Common Stock for cash, securities or other property subsequent to the closing date of the Velo Transaction; provided, however, that in the case of a Transfer pursuant to clauses (a) through (f) of this paragraph, the Transferred Lock-Up Shares shall remain subject to the restrictions set forth in this Section 5.4.
5.4.3   Notwithstanding the other provisions set forth in this Section 5.4, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-Up obligations set forth herein; provided, however, that any such discretionary waiver or termination of such obligations shall apply pro rata to all Lock-Up Holders, based on the number of Lock-Up Shares held by such Lock-Up Holder relative to all outstanding Lock-Up Shares that are then subject to the restrictions of this Section 5.4, unless both (a) the Board otherwise determines and (b) such discretionary waiver or termination of obligations is, with respect to any Lock-Up Holder, in respect to (i) a number of shares of the Corporation’s Common Stock that is no more than one half of one percent (0.5%) of the Corporation’s outstanding Common Stock or (ii) shares of the Corporation’s Common Stock issued on conversion of a convertible security.
5.4.4   In order to enforce the Lock-Up, the Corporation shall place restrictive legends on the certificates or book-entry positions representing the Lock-Up Shares and shall be entitled to impose stop transfer instructions with respect to such Lock-Up Shares until the end of the Lock-Up Period. If any Transfer is made or attempted contrary to the provisions of this Section 5.4, such purported Transfer shall be null and void ab initio, and the Corporation shall refuse to recognize any such purported transferee of the Lock-Up Shares as one of its equity holders for any purpose.
5.4.5   For purposes of this Section 5.4:
(a)   the term “Lock-Up Period” means the period commencing upon the consummation of the Velo Transaction and ending on the date that is one hundred eighty (180) days after the consummation of the Velo Transaction; provided, however, that, subject to Section 5.4.3, if the Board determines to end the Lock-Up Period at any earlier date with respect to any Lock-Up Shares, the Lock-Up Period shall end on such earlier date with respect to any such Lock-Up Shares;
(b)   the term “Permitted Transferees” means, prior to the expiration of the Lock-Up Period, any person or entity to whom such Lock-Up Holder is permitted to transfer such shares of the Corporation’s Common Stock prior to the expiration of the Lock-Up Period pursuant to Section 5.4.2; and
(c)   the term “Transfer” means to: (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Lock-Up Shares, or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Lock-Up Shares; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Lock-Up Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Lock-Up Shares or other securities, in cash, or otherwise.
ARTICLE VI: INDEMNIFICATION
Section 6.1:   Indemnification of Officers and Directors.   Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative or any other type whatsoever (a “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (for purposes of this Article VI, an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith, provided such Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. Such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such Indemnitees’ heirs, executors and administrators. Notwithstanding the foregoing, subject to Section 6.5 of these Bylaws, the Corporation shall indemnify any such Indemnitee seeking indemnity in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board or such indemnification is authorized by an agreement approved by the Board.
Section 6.2:   Advance of Expenses.   The Corporation shall pay all expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding in advance of its final disposition; provided, however, that if the DGCL then so requires, the advancement of such expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay such amounts if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VI or otherwise.
Section 6.3:   Non-Exclusivity of Rights.   The rights conferred on any person in this Article VI shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote or consent of stockholders or disinterested directors, or otherwise. Additionally, nothing in this Article VI shall limit the ability of the Corporation, in its discretion, to indemnify or advance expenses to persons whom the Corporation is not obligated to indemnify or advance expenses pursuant to this Article VI.
Section 6.4:   Indemnification Contracts.   The Board is authorized to cause the Corporation to enter into indemnification contracts with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification or advancement rights to such person. Such rights may be greater than those provided in this Article VI.
Section 6.5:   Right of Indemnitee to Bring Suit.   The following shall apply to the extent not in conflict with any indemnification contract provided for in Section 6.4 of these Bylaws.
6.5.1   Right to Bring Suit.   If a claim under Section 6.1 or 6.2 of these Bylaws is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid, to the fullest extent permitted by law, the expense of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the Indemnitee has not met any applicable standard of conduct which makes it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the Indemnitee for the amount claimed.
6.5.2   Effect of Determination.   The absence of a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in applicable law shall not create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.
6.5.3   Burden of Proof.   In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI, or otherwise, shall be on the Corporation.
Section 6.6:   Nature of Rights.   The rights conferred upon Indemnitees in this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, repeal or modification of any provision of this Article VI that adversely affects any right of an Indemnitee or an Indemnitee’s successors shall be prospective only, and shall not adversely affect any right or protection conferred on a person pursuant to this Article VI with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, repeal or modification.
Section 6.7:   Insurance.   The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
ARTICLE VII: NOTICES
Section 7.1:   Notice.
7.1.1   Form and Delivery.   Except as otherwise specifically required in these Bylaws (including, without limitation, Section 7.1.2 of these Bylaws) or by applicable law, all notices required to be given pursuant to these Bylaws may (x) in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission and (y) be effectively delivered to a stockholder when given by hand delivery, by depositing such notice in the mail, postage prepaid or, if specifically consented to by the stockholder as described in Section 7.1.2 of these Bylaws, by sending such notice by facsimile, electronic mail or other form of electronic transmission. Any such notice shall be addressed to the person to whom notice is to be given at such person’s address as it appears on the records of the Corporation. The notice shall be deemed given (a) in the case of hand delivery, when received by the person to whom notice is to be given or by any person accepting such notice on behalf of such person, (b) in the case of delivery by mail, upon deposit in the mail, (c) in the case of delivery by overnight express courier, when dispatched, and (d) in the case of delivery via facsimile, electronic mail or other form of electronic transmission, at the time provided in Section 7.1.2 of these Bylaws.
7.1.2   Electronic Transmission.   Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation, or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given in accordance with Section 232 of the DGCL. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (a) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (b) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this Section 7.1.2 shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of such posting and the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.
7.1.3   Affidavit of Giving Notice.   An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
Section 7.2:   Waiver of Notice.   Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.
ARTICLE VIII: INTERESTED DIRECTORS
Section 8.1:   Interested Directors.   No contract or transaction between the Corporation and one or more of its members of the Board or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are members of the board of directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (a) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof, or the stockholders.
Section 8.2:   Quorum.   Interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.
ARTICLE IX: MISCELLANEOUS
Section 9.1:   Fiscal Year.   The fiscal year of the Corporation shall be determined by resolution of the Board.
Section 9.2:   Seal.   The Board may provide for a corporate seal, which may have the name of the Corporation inscribed thereon and shall otherwise be in such form as may be approved from time to time by the Board.
Section 9.3:   Form of Records.   Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of, any other information storage device, method or one or more electronic networks or databases (including one or more distributed electronic networks or databases), electronic or otherwise, provided that the records so kept can be converted into clearly legible paper form within a reasonable time and otherwise comply with the DGCL. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the DGCL.
Section 9.4:   Reliance Upon Books and Records.   A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
Section 9.5:   Certificate of Incorporation Governs.   In the event of any conflict between the provisions of the Certificate of Incorporation and Bylaws, the provisions of the Certificate of Incorporation shall govern.
Section 9.6:   Severability.   If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of

Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.
Section 9.7:   Time Periods.   In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.
ARTICLE X: AMENDMENT
Notwithstanding any other provision of these Bylaws, any alteration, amendment or repeal of these Bylaws, and any adoption of new Bylaws, shall require the approval of the Board or the stockholders of the Corporation as expressly provided in the Certificate of Incorporation.
ARTICLE XI: EXCLUSIVE FORUM
Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

CERTIFICATION OF RESTATED BYLAWS
OF
VELO3D, INC.
(a Delaware corporation)
I, Benyamin Buller, certify that I am Secretary of Velo3D, Inc., a Delaware corporation (the “Corporation”), that I am duly authorized to make and deliver this certification, that the attached Bylaws are a true and complete copy of the Restated Bylaws of the Corporation in effect as of the date of this certificate.
Dated: [           ], 2021
/s/

Benyamin Buller
Chief Executive Officer and Secretary

Annex E
SPONSOR LETTER AGREEMENT
This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of March 22, 2021, is made by and among Spitfire Sponsor LLC, a Delaware limited liability company (the “Sponsor”), the other holders of JAWS Class B Shares set forth on Schedule I hereto (the “Other Class B Holders”, and together with the Sponsor, collectively, the “Class B Holders”), JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company (“JAWS”), and Velo3D, Inc., a Delaware corporation (the “Company”). The Sponsor, the Other Class B Holders, JAWS and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).
WHEREAS, JAWS, Spitfire Merger Sub, Inc. and the Company are concurrently entering into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and
WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, (a) the Class B Holders will vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby and (b) the Class B Holders will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of JAWS.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
1.   Agreement to Vote.   Each Class B Holder hereby agrees to vote at any meeting of the shareholders of JAWS, and in any action by written resolution of the shareholders of JAWS, all of such Class B Holder’s JAWS Class B Shares (together with any other Equity Securities of JAWS that such Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject JAWS Equity Securities”) in favor of the Transaction Proposals.
2.   Waiver of Anti-dilution Protection.   Each Class B Holder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its, successors, heirs and assigns), to the fullest extent permitted by law and the Amended and Restated Memorandum and Articles of Association of JAWS, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the JAWS Class B Shares held by him, her or it convert into JAWS Class A Shares in connection with the transactions contemplated by the Business Combination Agreement.
3.   Transfer of Shares.
(a)   Each Class B Holder hereby agrees that he, she or it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Subject JAWS Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of his, her or its Subject JAWS Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its Subject JAWS Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of his, her or its Subject JAWS Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of his, her or its Subject JAWS Equity Securities even if such Subject JAWS Equity Securities would be disposed of by a person other than such Class B Holder or (v) take any action that would have the effect of preventing or materially delaying the performance of his, her or its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (A) to JAWS’s officers or directors, any affiliates or family member of any of JAWS’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; and (E) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided that any transferee of any Transfer of the type set forth in clause (A) through clause (E) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.
(b)   In furtherance of the foregoing, JAWS hereby agrees to (i) place a revocable stop order on all Subject JAWS Equity Securities subject to Section 3(a), including those which may be covered by a registration statement, and (ii) notify JAWS’s transfer agent in writing of such stop order and the restrictions on such Subject JAWS Equity Securities under Section 3(a) and direct JAWS’s transfer agent not to process any attempts by the Class B Holder to Transfer any Subject JAWS Equity Securities except in compliance with Section 3(a); for the avoidance of doubt, the obligations of JAWS under this Section 3(b) shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on the Subject JAWS Equity Securities.
4.   Other Covenants.   Each Class B Holder hereby agrees to be bound by and subject to (a) Section 5.3(a) (Confidentiality) and Section 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to JAWS, as if such Class B Holder is directly a party thereto, and (b) Section 5.5(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to JAWS as if such Class B Holder is directly party thereto.
5.   Termination of JAWS Class B Shares Lock-up Period.   Each Class B Holder and JAWS hereby agree that effective as of the consummation of the Closing (and not before), Section 5 of that certain Letter Agreement, dated December 2, 2020, by and among JAWS, the Class B Holders and certain other parties thereto (the “Class B Holder Agreement”), shall be amended and restated in its entirety as follows:
“5. Reserved.”
The amendment and restatement set forth in this Section 5 shall be void and of no force and effect with respect to the Class B Holder Agreement if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.
6.   Treatment of Other Agreements.
(a)   Termination of Administrative Services Agreement.   Each Class B Holder and JAWS hereby agree that effective as of the consummation of the Closing (and not before), the Administrative Services Agreement, dated as of December 2, 2020, by and between JAWS and the Sponsor, shall automatically terminate and be of no further force or effect, without any notice or other action by any Party.
(b)   Amendment and Restatement of Registration and Shareholder Rights Agreement.   At or prior to the Closing, each of the Class B Holders shall duly execute and deliver to the Company and JAWS the A&R Registration Rights Agreement.
7.   Termination.   This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 7(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Section 2, Section 5, Section 6 and Section 11 (solely to the extent related to the foregoing Section 2, Section 5 or Section 6) shall each survive the termination of this Agreement pursuant to Section 7(a), and (iii) Section 7, Section 8, Section 9, Section 10 and Section 11

(solely to the extent related to the following Section 8 or Section 10) shall survive any termination of this Agreement. For purposes of this Section 7 , (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.
8.   No Recourse.   Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party thereto against any other party thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any JAWS Non-Party Affiliate (other than the Class B Holders named as Parties hereto, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or the JAWS Non-Party Affiliates (other than the Class B Holders named as Parties hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.
9.   Fiduciary Duties.   Notwithstanding anything in this Agreement to the contrary, (a) each Class B Holder makes no agreement or understanding herein in any capacity other than in such Class B Holder’s capacity as a record holder and beneficial owner of the Subject JAWS Equity Securities, and not, in the case of each Other Class B Holder in such Other Class B Holder’s capacity as a director, officer or employee of any JAWS Party, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Holder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any JAWS Party or as an officer, employee or fiduciary of any JAWS Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such JAWS Party.
10.   No Third Party Beneficiaries.   This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.
11.   Incorporation by Reference.   Section 9.1 (Non-Survival), Section 9.2 (Entire Agreement; Assignment), Section 9.3 (Amendment), Section 9.5 (Governing Law), Section 9.7 (Construction; Interpretation), Section 9.10 (Severability), Section 9.11 (Counterparts; Electronic Signatures), Section 9.15 (Waiver of Jury Trial), Section 9.16 (Submission to Jurisdiction) and Section 9.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.
[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
SPITFIRE SPONSOR LLC
By:
Name:	Barry S. Sternlicht
Title:	Chief Executive Officer
JAWS SPITFIRE ACQUISITION CORPORATION
By:
Name:	Matthew Walters
Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
SPITFIRE SPONSOR LLC
By:
Name:	Barry S. Sternlicht
Title:	Chief Executive Officer
JAWS SPITFIRE ACQUISITION CORPORATION
By:
Name:	Matthew Walters
Title:	Chief Executive Officer
VELO3D INC.
By:
/s/ Benyamin Buller

Name:
Benyamin Buller

Title:
Chief Executive Officer

OTHER CLASS B HOLDERS

Name:
Andrew Appelbaum

Name:
Mark Vallely

Name:
Serena Williams

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
OTHER CLASS B HOLDERS

Name:
Andrew Appelbaum

Name:
Mark Vallely

Name:
Serena Williams

[Signature Page to Sponsor Letter Agreement]

SCHEDULE I
Other Class B Holders
1.
Andrew Appelbaum

2.
Mark Vallely

3.
Serena Williams

[Schedule I to Sponsor Letter Agreement]

Annex F
Final Form
SUBSCRIPTION AGREEMENT
JAWS Spitfire Acquisition Corporation
1601 Washington Avenue, Suite 800
Miami Beach, Florida 33139
Ladies and Gentlemen:
This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company (“JAWS”), and the undersigned subscriber (the “Investor”), in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among JAWS, Spitfire Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Velo3D Inc., a Delaware corporation (the “Company”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a subsidiary of JAWS, on the terms and subject to the conditions therein (such merger, the “Transaction”). In connection with the Transaction, JAWS is seeking commitments from interested investors to purchase, following the Domestication (as defined below) and prior to the closing of the Transaction, shares of JAWS’ common stock, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, JAWS is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors” and together with the Investor, the “Investors”), severally and not jointly, pursuant to which the Investors, severally and not jointly, have agreed to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of up to 15,500,000 Shares, at the Per Share Purchase Price, in which the Company raises an aggregate of $155,000,000.
Prior to the closing of the Transaction (and as more fully described in the Transaction Agreement), JAWS will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and the Cayman Islands Companies Law (2021 Revision) (the “Domestication”). The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”
In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and JAWS acknowledges and agrees as follows:
1.Subscription.   The Investor hereby irrevocably subscribes for and agrees to purchase from JAWS the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that the Investor’s subscription for the Shares shall be deemed to be accepted by JAWS only when this Subscription Agreement is signed by a duly authorized person by or on behalf of JAWS; JAWS may do so in counterpart form. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).
2.Closing.   The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of, the Transaction. Upon (a) satisfaction or waiver of the conditions set forth in Section 3 below and (b) delivery of written notice from (or on behalf of) JAWS to the Investor (the “Closing Notice”), that JAWS reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to JAWS,

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three (3) business days prior to the closing date specified in the Closing Notice (the “Closing Date”), the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by JAWS in the Closing Notice. On the Closing Date, JAWS shall issue a number of Shares to the Investor set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form in the name of the Investor (or its nominee) or as otherwise directed by the Investor, free and clear of any liens or other restrictions (other than those arising under state or federal securities laws), on JAWS’ share register; provided, however, that JAWS’ obligation to issue the Shares to the Investor is contingent upon JAWS having received the Subscription Amount in full accordance with this Section 2. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and San Jose, California are open for the general transaction of business. In the event the Closing Date does not occur within one business day after the expected closing date set forth in the Closing Notice, JAWS shall promptly (but not later than two business days thereafter) return the Subscription Amount to the Investor, and any book entries shall be deemed cancelled.
3.Closing Conditions.
a.The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:
(i)no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby;
(ii)no suspension of the offering or sale of the Shares shall have been initiated or, to JAWS’ knowledge, threatened by the SEC; and
(iii)(A) all conditions precedent to the closing of the Transaction under the Transaction Agreement shall have been satisfied (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be satisfied at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement) or waived and (B) the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing.
b.In addition to the conditions set forth in Section 3(a), the obligation of JAWS to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall be subject to the condition that all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date.
c.In addition to the conditions set forth in Section 3(a), the obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the following conditions: (i) that all representations and warranties of JAWS contained in this Subscription Agreement shall be true and correct as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct as of such date), except, in the case of this clause (i), for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by materiality or Material Adverse Effect (as defined herein) contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) JAWS shall have performed, satisfied and complied in

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all material respects with all covenants, agreements and conditions required by the Subscription Agreement to have been performed, satisfied or complied with by it at or prior to Closing and (iii) no amendment or modification of, or waiver with respect to the terms of the Transaction Agreement shall have occurred that has materially and adversely affected the economic benefits reasonably expected to be received by Investor under this Subscription Agreement without having received Investor’s prior written consent; provided, that the foregoing condition shall not apply with respect to any amendment, modification or waiver of Section 7.3(d) of the Transaction Agreement (or the effects thereof).
4.Further Assurances.   At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.
5.JAWS Representations and Warranties.   JAWS represents and warrants to the Investor that:
a.JAWS is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). JAWS has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, JAWS will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.
b.As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under JAWS’ certificate of incorporation (as amended to the Closing Date), by contract or under the General Corporation Law of the State of Delaware.
c.This Subscription Agreement has been duly authorized, executed and delivered by JAWS and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against JAWS in accordance with its terms, except as (A) may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity or (B) enforceability of the indemnification and contributions provisions set forth in this Subscription Agreement may be limited by the federal or state securities laws of the United States or the public policy underlying such laws.
d.The execution and delivery of, and the performance of the transactions contemplated by this Subscription Agreement, including the issuance and sale of the Shares and the compliance by JAWS with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of JAWS or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which JAWS or any of its subsidiaries is a party or by which JAWS or any of its subsidiaries is bound or to which any of the property or assets of JAWS is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of JAWS and its subsidiaries, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of JAWS to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of JAWS or its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over JAWS or its subsidiaries or any of their properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of JAWS to comply in all material respects with this Subscription Agreement.
e.As of their respective dates, all reports (the “SEC Reports”) required to be filed by JAWS with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the

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applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of JAWS included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of JAWS as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by JAWS from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.
f.JAWS is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by JAWS of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required in accordance with Section 13 of this Subscription Agreement, (iv) filings required by the New York Stock Exchange, including with respect to obtaining approval of JAWS’ shareholders, and (v) filings that the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
g.Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of JAWS, threatened against JAWS or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against JAWS. JAWS is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.
h.As of the date of this Subscription Agreement, the authorized capital stock of JAWS consists of (i) 200,000,000 Class A ordinary shares, (ii) 20,000,000 Class B ordinary shares and (iii) 1,000,000 preference shares, each with a par value of $0.0001 per share. As of the date of this Subscription Agreement, (A) 34,500,000 Class A ordinary shares of JAWS are issued and outstanding, (B) 8,625,000 Class B ordinary shares of JAWS are issued and outstanding, (C) 13,075,000 warrants to purchase Class A ordinary shares of JAWS are issued and outstanding, and (D) no preference shares are issued and outstanding. All (1) issued and outstanding Class A ordinary shares and Class B ordinary shares of JAWS have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (2) outstanding warrants have been duly authorized and validly issued and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from JAWS any Class A ordinary shares, Class B ordinary shares or other equity interests in JAWS, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, JAWS has no subsidiaries, other than Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which JAWS is a party or by which it is bound relating to the voting of any securities of JAWS, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Transaction Agreement.
i.As of the date hereof, the issued and outstanding Class A ordinary shares of JAWS are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the New York Stock Exchange (“NYSE”) under the symbol “SPFR” (it being understood that the trading symbol will be changed in connection with the Transaction). Except as disclosed in the SEC Reports, as of the

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date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of JAWS, threatened against JAWS by NYSE or the SEC, respectively, to prohibit or terminate the listing of JAWS’ Class A ordinary shares on NYSE or to deregister the Class A ordinary shares under the Exchange Act. Except as contemplated by the Transaction Agreement, JAWS has taken no action that is designed to terminate the registration of the Class A ordinary shares under the Exchange Act.
j.Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act is required for the offer and sale of the Shares hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
k.JAWS is not, and immediately after receipt of payment for the Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
l.Other than the Other Subscription Agreements, the Transaction Agreement and any other agreement contemplated by the Transaction Agreement, JAWS has not entered into any side letter or similar agreement with any Other Investor or any other investor in connection with such Other Investor’s or investor’s direct or indirect investment in JAWS (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of JAWS by existing securityholders of JAWS, which may be effectuated as a forfeiture to JAWS and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of the Company pursuant to the Transaction Agreement). No Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Investor than the Investor hereunder, and such Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement.
m.JAWS has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the undersigned could become liable. Other than Credit Suisse Securities (USA) LLC and BofA Securities, Inc. or any of their affiliates (the “Placement Agents”), JAWS is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Shares.
6.Investor Representations and Warranties.   The Investor represents and warrants to JAWS that:
a.The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (“QIB”) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) (“IAI”), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account independently qualifies as a QIB or IAI, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares.
b.The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to JAWS or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of and in compliance with Rule 903 or 904 of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (ii) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the

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United States, and that any certificates representing the Shares shall contain a restrictive legend to such effect and, as a result, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not be immediately eligible for resale pursuant to Rule 144 promulgated under the Securities Act. The Investor acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.
c. The Investor acknowledges and agrees that the Investor is purchasing the Shares from JAWS. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of JAWS, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of JAWS expressly set forth in Section 5 of this Subscription Agreement.
d.The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.
e.The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to JAWS, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed the SEC Reports. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.
f.The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and JAWS, the Company or a representative of JAWS or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and JAWS, the Company or a representative of JAWS or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, JAWS, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of JAWS contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in JAWS.
g.The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in JAWS’ filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision.
h.Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in JAWS. The Investor acknowledges specifically that a possibility of total loss exists.

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i.In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning JAWS, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.
j.The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.
k.The Investor has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
l.The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of JAWS, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
m.The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived.
n.No disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Shares.
o.Neither the Placement Agents, nor any of their respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to JAWS, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by JAWS. The Placement Agents have not made and do not make any representations as to JAWS or the quality or value of the Shares. The Investor further acknowledges that any and all financial information contained in the investor presentation was provided by the

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Company to the Placement Agents and that the Placement Agents are relying upon the Company for the accuracy of such information.
p.In connection with the issue and purchase of the Shares, the Placement Agents have not acted as the Investor’s financial advisor or fiduciary.
q.The Investor has or has commitments to have and, when required to deliver payment to JAWS pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.
r.The Investor acknowledges that the purchase and sale of Shares hereunder meets the exemptions from filing under FINRA Rule 5123(b)(1).
s.The Investor acknowledges that Placement Agents may have acquired, or during the term of the Shares may acquire, non-public information with respect to JAWS, which the Investor agrees, subject to requirements under applicable law, need not be provided to it.
7.Registration Rights.
a.In the event that the Shares are not registered in connection with the consummation of the Transaction, JAWS agrees that, within thirty (30) calendar days after the consummation of the Transaction (the “Filing Deadline”), it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or ninety (90) calendar days after the filing thereof if the SEC notifies JAWS that it will “review” the Registration Statement) and (ii) ten (10) business days after JAWS is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such date, the “Effectiveness Date”). JAWS agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the third anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act within 90 days without limitation as to the amount of such securities that may be sold and without the requirement for JAWS to be in compliance with the current public information requirement under Rule 144 (the earliest of (i)  — (iii) being the “Expiration”). The Investor agrees to disclose its ownership to JAWS upon request to assist it in making the determination described above. The Investor acknowledges and agrees that JAWS may suspend the use of any such registration statement if it determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, provided, that (A) JAWS shall not so delay filing or so suspend the use of the Registration Statement for a period of more than ninety (90) consecutive days or more than a total of one hundred-twenty (120) calendar days, in each case in any three hundred sixty (360) day period, (B) JAWS shall have a bona fide business purpose for not making such information public and (C) JAWS shall use commercially reasonable efforts to make such registration statement available for the sale by the Investor of such securities as soon as practicable thereafter. JAWS’ obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to JAWS such information regarding the Investor, the securities of JAWS held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by JAWS to effect the registration of such Shares, and shall execute a selling stockholder questionnaire and such other documents in connection with such registration as JAWS may reasonably request that are customary of a selling stockholder in similar situations (collectively, the “Questionnaire”), provided, however, that the Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. JAWS will provide a draft of the Registration Statement to the Investor for review

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at least two (2) business days in advance of filing the Registration Statement. So long as the Investor delivers to JAWS a completed Questionnaire (which shall include representations and warranties as to relevant matters), the Investor shall not be identified as a statutory underwriter in the Registration Statement unless in response to a comment or request from the staff of the SEC or another regulatory agency; provided, however, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw from the Registration Statement. For purposes of clarification, any failure by JAWS to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve JAWS of its obligations to file or effect the Registration Statement set forth in this Section 7.
b.Prior to the Expiration, JAWS shall advise the Investor within three (3) business days (at JAWS’ expense): (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by JAWS of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading (provided that any such notice pursuant to this Section 7(b)(iv) shall solely provide that the use of the Registration Statement or prospectus has been suspended without setting forth the reason for such suspension). Notwithstanding anything to the contrary set forth herein, JAWS shall not, when so advising Investor of such events described in this Section 7(b), provide Investor with any material, nonpublic information regarding JAWS other than to the extent that providing notice to Investor of the occurrence of the events listed in (i) through (iv) of this Section 7(b) above constitutes material, nonpublic information regarding JAWS. JAWS shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in clauses (i) through (iv) above, except for such times as JAWS is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a registration statement, JAWS shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such registration statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Investor agrees that it will immediately discontinue offers and sales of the Shares using a Registration Statement until the Investor receives copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above in clause (iv) and receives notice that any post-effective amendment has become effective or unless otherwise notified by JAWS that it may resume such offers and sales. If so directed by JAWS, the Investor will deliver to JAWS or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (x) to the extent the Investor is required to retain a copy of such prospectus in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up.
c.Prior to the Expiration, JAWS will use commercially reasonable efforts to file all reports necessary to enable the undersigned to resell the Shares pursuant to the Registration Statement. For as long as the Investor holds Shares, JAWS will use commercially reasonable efforts to file all reports necessary to enable the undersigned to resell the Shares pursuant to Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Investor). In addition, in connection with any sale, assignment, transfer or other disposition of the Shares by the Investor pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the Shares held by the Investor become freely tradable and upon compliance by the Investor with the requirements of this Subscription

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Agreement, if requested by the Investor, JAWS shall cause the transfer agent for the Shares (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry Shares sold or disposed of without restrictive legends within two (2) trading days of any such request therefor from the Investor, provided that JAWS and the Transfer Agent have timely received from the Investor customary representations and other documentation reasonably acceptable to JAWS and the Transfer Agent in connection therewith. Subject to receipt from the Investor by JAWS and the Transfer Agent of customary representations and other documentation reasonably acceptable to JAWS and the Transfer Agent in connection therewith, including, if required by the Transfer Agent, an opinion of JAWS’ counsel, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, the Investor may request that JAWS remove any legend from the book entry position evidencing its Shares following the earliest of such time as such Shares (i) (x) are subject to or (y) have been or are about to be sold or transferred pursuant to an effective registration statement, (ii) have been or are about to be sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for JAWS to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Shares. If restrictive legends are no longer required for such Shares pursuant to the foregoing, JAWS shall, in accordance with the provisions of this section and within two (2) trading days of any request therefor from the Investor accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Shares. JAWS shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.
d.The Investor may deliver written notice (an “Opt-Out Notice”) to JAWS requesting that the Investor not receive notices from JAWS otherwise required by this Section 7; provided, however, that the Investor may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Investor (unless subsequently revoked), (i) JAWS shall not deliver any such notices to the Investor and the Investor shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Investor’s intended use of an effective Registration Statement, the Investor will notify JAWS in writing at least two (2) business days in advance of such intended use, and if a notice of an event was previously delivered under Section 7(b) (or would have been delivered but for the provisions of this Section 7(d)) and the related suspension period remains in effect, JAWS will so notify the Investor, within two (2) business days of the Investor’s notification to JAWS, by delivering to the Investor a copy of such previous notice of such event, and thereafter will provide the Investor with the related notice of the conclusion of such event immediately upon its availability.
e.Indemnification.
(i)JAWS agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, and officers, employees, and agents, and each person who controls the Investor (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Investor (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable external attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to JAWS by or on behalf of the Investor expressly for use therein, including the contents of any Questionnaire; provided, however that an Investor that delivers an Opt-Out Notice will not be indemnified under this Section 7(e)(i), unless such Investor notifies JAWS of an intended use of the Registration Statement under Section 7(d).
(ii)The Investor agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless JAWS, its directors and officers

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and agents and each person who controls JAWS (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable external attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Investor (including any Questionnaire furnished by the Investor) expressly for use therein. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.
(iii)Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(iv)The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.
(v)If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such contribution obligation.

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8.Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, (c) JAWS’ notification to the Investor in writing that it has, with the written consent of the Company, abandoned its plans to move forward with the Transaction, (d) October 22, 2021, if the Closing has not occurred by such date, or (e) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing (the termination events described in clauses (a)  — (e) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. JAWS shall notify the Investor in writing of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to JAWS in connection herewith shall promptly (and in any event within one business day) following the Termination Event be returned to the Investor.
9.Trust Account Waiver.   The Investor acknowledges that JAWS is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving JAWS and one or more businesses or assets. The Investor further acknowledges that, as described in JAWS’ prospectus relating to its initial public offering dated December 2, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of JAWS’ assets consist of the cash proceeds of JAWS’ initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of JAWS, its public shareholders and the underwriters of JAWS’ initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to JAWS to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of JAWS entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of any Shares other than the Shares purchased by it pursuant to this Subscription Agreement, pursuant to a validly exercised redemption right with respect to any such Shares.
10.No Hedging.   The Investor hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, shall execute any short sales (as such term is defined in Regulation SHO under the Exchange Act, 17 CFR 242.200) or engage in other hedging transactions of any kind with respect to the Shares during the period from the date of this Subscription Agreement through the Closing (or such earlier termination of this Subscription Agreement). Notwithstanding anything to the contrary set forth herein, (i) nothing in this Section 10 shall prohibit any entities under common management or that share an investment advisor with the Investor that have no knowledge of this Subscription Agreement or of the Investor’s participation in this transaction (including the Investor’s controlled affiliates and/or affiliates) from entering into any short sales or engaging in other hedging transactions; and (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, this Section 10 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscription Amount covered by this Subscription Agreement. JAWS acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by the Investor in connection with a bona fide margin agreement, provided that such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of

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such pledge, and the Investor effecting a pledge of the Shares shall not be required to provide JAWS with any notice thereof; provided, however, that neither JAWS nor its counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Shares are not subject to any contractual lock up or prohibition on pledging, the form of such acknowledgment to be subject to review and comment by JAWS in all respects.
11.Miscellaneous.
a.Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned; provided that the Investor may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Investor or an affiliate thereof); provided, that no such assignment shall relieve the Investor of its obligations hereunder.
b.JAWS may request from the Investor such additional information as JAWS may deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall promptly provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with the Investor’s internal policies and procedures; provided that JAWS agrees to keep any such information provided by the Investor confidential except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which JAWS’ securities are listed for trading. The Investor acknowledges and agrees that if it does not provide JAWS with such requested information, JAWS may not be able to register the Investor’s Shares for resale pursuant to Section 7 hereof. The Investor acknowledges that JAWS may file a form of this Subscription Agreement that does not identify the Investor with the SEC as an exhibit to a periodic report or a registration statement of JAWS.
c.The Investor acknowledges that JAWS, the Placement Agents (as third party beneficiaries with the right to enforce Section 4, Section 5, Section 6, Section 11 and Section 12 hereof on their own behalf and not, for the avoidance of doubt, on behalf of JAWS or the Company) and, following the Closing, the Company, will rely on the acknowledgments, understandings, agreements, representations and warranties contained in Section 6 of this Subscription Agreement. Prior to the Closing, each party hereto agrees to promptly notify the other parties hereto and the Placement Agents if any of their respective acknowledgments, understandings, agreements, representations and warranties set forth in Section 5 or Section 6, as applicable, above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case such party shall notify the other parties and the Placement Agents if they are no longer accurate in any respect). Each party acknowledges and agrees that each purchase by the Investor, and each sale by JAWS, of Shares from JAWS will constitute a reaffirmation of their respective acknowledgments, understandings, agreements, representations and warranties set forth in Section 6 (as modified by any such notice) by the Investor as of the time of such purchase.
d.JAWS, the Company and the Placement Agents (each as a third party beneficiary with right of enforcement) are each irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 11(d) shall not give the Company or the Placement Agents any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of JAWS set forth in this Subscription Agreement.
e.All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
f.This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the

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parties hereto, provided, however, that no modification or waiver by JAWS of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
g.This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 8(b), Section 11(c), Section 11(d), Section 11(f), this Section 11(g) and the last sentence of Section 11(k) with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.
h.Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
i.If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
j.This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
k.The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company and the Placement Agents shall be entitled to rely on the provisions of the Subscription Agreement of which the Company and the Placement Agents are each an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein. For the avoidance of doubt, each of the Placement Agents are third party beneficiaries with rights to enforce Section 4, Section 5, Section 6, Section 11 and Section 12 hereof on their own behalf and not, for the avoidance of doubt, on behalf of JAWS or the Company.
l.If any change in the number, type or classes of authorized shares of JAWS (including the Shares), other than as contemplated by the Transaction Agreement or any agreement contemplated by the Transaction Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Investor shall be appropriately adjusted to reflect such change.
m.This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable

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principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.
n.THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 11(l) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(l).
o.Any notice or communication required or permitted hereunder to be given to the Investor shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as the Investor may hereafter designate by notice to JAWS.
12.Non-Reliance and Exculpation.   The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the

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statements, representations and warranties of JAWS expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in JAWS. The Investor acknowledges and agrees that, other than the statements, representations and warranties of JAWS expressly contained in Section 5 of this Subscription Agreement, none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing) or (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing shall have any liability to the Investor, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by JAWS, the Company, the Placement Agents or any Non-Party Affiliate concerning JAWS, the Company, the Placement Agents, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of JAWS, the Company, the Placement Agents or any of JAWS’, the Company’s or the Placement Agents’ controlled affiliates or any family member of the foregoing.
13.Disclosure.   JAWS shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that JAWS has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of JAWS, the Investor shall not be in possession of any material, non-public information received from JAWS or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with JAWS, the Placement Agents or any of their respective affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, JAWS shall not publicly disclose the name of the Investor, its investment advisor or any of their respective affiliates or advisers, or include the name of the Investor, its investment advisor or any of their respective affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which JAWS’ securities are listed for trading; provided, however, that JAWS shall provide Investor with prior written notice of such disclosure permitted under clauses (i) and (ii).
[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
Name of Investor:	State/Country of Formation or Domicile:
By: Name: Title:
Name in which Shares are to be registered (if different):	Date: March 22, 2021
Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.: Facsimile No.:	Telephone No.: Facsimile No.:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10.00
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by JAWS in the Closing Notice.

F-17

IN WITNESS WHEREOF, JAWS has accepted this Subscription Agreement as of the date set forth below.
JAWS SPITFIRE ACQUISITION CORPORATION
By:
Name:
Title:
Date: March 22, 2021

F-18

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE INVESTOR
A.
QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

☐
We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

1.
☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which a Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under

2.
☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”
☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;
☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;
☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;
☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or
☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.
This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.

F-19

Annex G
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2021, is made and entered into by and among Velo3D, Inc. (f/k/a JAWS Spitfire Acquisition Corporation), a Delaware corporation (the “Company”), Spitfire Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under Holder on the signature pages hereto.
RECITALS
WHEREAS, on December 2, 2020, the Company, the Sponsor and the other holders party thereto (each such party, the “Other Holders”) entered into that certain Registration and Shareholder Rights Agreement (the “Prior Registration Rights Agreement”), pursuant to which the Company granted the Sponsor and the Other Holders certain registration rights with respect to certain securities of the Company held by the Sponsor and the Other Holders;
WHEREAS, on December 15, 2020, a holder party thereto (the “Additional Holder” together with the Sponsor and the Other Holders, the “Prior Holders”) executed that certain joinder agreement to the Prior Registration Rights Agreement, pursuant to which the Additional Holder became a party to the Prior Registration Rights Agreement;
WHEREAS, the Sponsor currently owns 8,550,000 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), and the other Prior Holders currently own an aggregate of 75,000 shares of Class B Common Stock, which were received from the Sponsor (collectively, the “Founder Shares”);
WHEREAS, the shares of Class B Common Stock are convertible into the shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”), at the time of the Merger (as defined below) on a one-for-one basis, subject to adjustment, on the terms and conditions provided in the Company’s amended and restated certificate of incorporation, as may be amended from time to time;
WHEREAS, on December 2, 2020, the Company and the Sponsor entered into that certain Private Placement Warrants Purchase Agreement, pursuant to which the Sponsor purchased 4,450,000 warrants (the “Private Placement Warrants”), in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering;
WHEREAS, in order to finance the Company’s transaction costs in connection with the Merger (as defined below), the Sponsor or certain of the Company’s officers or directors may, but are not obligated to, loan the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into an additional 750,000 Private Placement Warrants (the “Working Capital Warrants”);
WHEREAS, pursuant to that certain Business Combination Agreement, dated as of [•], 2021 (the “Business Combination Agreement”), by and among the Company, Spitfire Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Velo3D, Inc., a Delaware corporation (“Velo3D”), Merger Sub will merge with and into Velo3D on or about the date hereof, with Velo3D surviving the merger as a wholly owned subsidiary of the Company (the “Merger”);
WHEREAS, on [•], 2021, Velo3D and each of the investors listed on Schedule A thereto (the “Investors”) entered into that certain Investors’ Rights Agreement (the “Investors’ Rights Agreement”), pursuant to which, among other things, Velo3D granted the Investors certain registration rights with respect to securities of Velo3D held by the Investors, which Investors’ Rights Agreement shall be terminated prior to or upon the consummation of the Merger; and
WHEREAS, pursuant to the Business Combination Agreement, the Company and the Prior Holders desire to amend and restate the Prior Registration Rights Agreement to (i) grant the Holders (as defined below) certain registration rights with respect to the Registrable Securities (as defined below) and (ii) subject the Holders to a lock-up period during which the Holders shall be restricted from effecting sales or distributions of the securities of the Company, in each case as set forth herein.
NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I.
DEFINITIONS
1.1   Definitions.   Capitalized terms used but not otherwise defined in this Section 1.1 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Business Combination Agreement:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.
“Affiliate” means, with respect to any specified Person, or any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such Person including without limitation any general partner, managing partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, or (b) the power to elect or appoint at least fifty percent (50%) of the directors, managers, general partners, or persons exercising similar authority with respect to such Person.
“Agreement” shall have the meaning given in the Preamble.
“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.
“Board” shall mean the Board of Directors of the Company.
“Business Combination Agreement” shall have the meaning given in the Recitals hereto.
“Commission” shall mean the U.S. Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals hereto.
“Company” shall have the meaning given in the Preamble.
“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.3.3.
“Demand Registration” shall have the meaning given in subsection 2.1.1.
“Demanding Holder” shall have the meaning given in subsection 2.1.1.
“Effective Time” has the meaning set forth in the Business Combination Agreement.
“Effectiveness Deadline” shall have the meaning given in subsection 2.3.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” shall have the meaning given in subsection 2.1.1.
“Form S-1 Shelf” shall have the meaning given in subsection 2.3.1.
“Form S-3 Shelf” shall have the meaning given in subsection 2.3.1.
“Founder Shares” shall have the meaning given in the Recitals hereto and shall be deemed to include the shares of Common Stock issuable upon conversion thereof.
“Holders” shall mean the Prior Holders and the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.
“Investor Indemnified Party” shall have the meaning given in subsection 4.1.1.
“Investors” shall have the meaning given in the Recitals hereto.
“Investors’ Rights Agreement” shall have the meaning given in the Recitals hereto.
“Lock-Up Period” means the period commencing upon the consummation of the Merger and ending on the date that is one hundred eighty (180) days after the consummation of the Merger, provided that if the Board determines to end the Lock-Up Period at any earlier date with respect to any Registrable Securities, the Lock-Up Period shall end on such earlier date with respect to such any Registrable Securities, so long as such early termination shall apply to any Registrable Securities held by each Holder on a pro rata basis in proportion to the Registrable Securities then held by each Holder and each such Holder shall be notified of such early termination.
“Maximum Number of Securities” shall have the meaning given in subsection 2.1.5.
“Merger” shall have the meaning given in the Recitals hereto.
“Merger Sub” shall have the meaning given in the Recitals hereto.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“New Holder” shall mean any of the undersigned parties listed under Holder on a signature page hereto that is not a Prior Holder.
“Other Coordinated Offering” shall mean an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal.
“Permitted Transferees” shall mean (i) any direct or indirect general partner, limited partner, shareholder, member or owner of similar equity interests in a Holder, (ii) a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of a Holder or any other person with whom such Holder has a relationship by blood, marriage or adoption not more remote than first cousin or (iii) any Affiliate of a Holder.
“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
“Piggyback Registration” shall have the meaning given in subsection 2.2.1. “Piggyback Registration Rights Holders” shall have the meaning given in subsection 2.2.1.
“PIPE Subscription Agreements” means those certain subscription agreements, each dated March [22], 2021, entered into by and among the Company and the Persons identified therein as “Investors.”
“Prior Holder” shall have the meaning given in the Recitals hereto.
“Prior Registration Rights Agreement” shall have the meaning given in the Recitals hereto.
“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall mean the meaning given in subsection 2.1.5.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) the Founder Shares (including any shares of Common Stock or other equivalent equity security issued or issuable upon the conversion of any such Founder Shares or exercisable for shares of Common Stock), (b) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (c) the Working Capital Warrants (including any shares of Common Stock issued or issuable upon the conversion of working capital loans), (d) any outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, (e) all shares of Common Stock (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) otherwise acquired by an Investor following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, provided, however, that all shares of Common Stock (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) otherwise acquired by an Investor after three (3) years from the date of this Agreement, shall not be Registrable Securities under this clause (e), unless the Company provides written consent to treat such acquired shares of Common Stock as a Registrable Security, (f) any other equity security of the Company issued or issuable with respect to any such share of Common Stock referred to in clause (a), (b), (c), (d) or (e) by way of a share capitalization or share split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization and (g) Earnout Shares, as defined in the Business Combination Agreement; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (v) with respect to a Holder, when all such securities held by such Holder could be sold without restriction on volume or manner of sale in any three-month period without registration under Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission).
“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, excluding Selling Expenses, but including, without limitation, the following:
(A)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;
(B)   the fees and expenses of compliance with state securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C)   printing, messenger, telephone and delivery expenses;
(D)   the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees);
(E)   the fees and expenses incurred in connection with the listing of the Registrable Securities as required by subsection 3.1.5;

(F)   Financial Industry Regulatory Authority fees;
(G)   the fees and disbursements of counsel for the Company;
(H)   the fees and expenses of all independent registered public accountants retained by the Company incurred specifically in connection with such Registration;
(I)   the fees and expenses of any special experts retained by the Company in connection with such registration; and
(J)   the reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration or the Takedown Requesting Holder initiating an Underwritten Shelf Takedown or Other Coordinated Offering (the “Selling Holder Counsel”) in an amount not to exceed $75,000.
“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holder” shall have the meaning given in subsection 2.1.1.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 3.2.
“Shelf Takedown Notice” shall have the meaning given in subsection 2.3.3.
“Shelf Threshold” shall have the meaning given in subsection 2.3.3.
“Sponsor” shall have the meaning given in the Recitals hereto.
“Subsequent Shelf Registration” shall have the meaning given in subsection 2.3.2.
“Suspension Event” shall have the meaning given in Section 3.5.
“Takedown Requesting Holder” shall have the meaning given in subsection 2.3.3.
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.3.3.
“Velo3D” shall have the meaning given in the Recitals hereto.
“Withdrawal Notice” shall have the meaning give in subsection 2.1.6.
“Working Capital Warrants” shall have the meaning given in the Recitals hereto.

ARTICLE II.
REGISTRATIONS
2.1   Demand Registration.
2.1.1   Request for Registration.   Subject to the provisions of subsection 2.1.5 and Section 2.4 hereof, provided the Company does not have an effective Registration Statement pursuant to Section 2.3 outstanding covering the Registrable Securities, the Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by the Holders (the “Demanding Holders”) in each case may make a written demand for Registration of all or part of their Registrable Securities (and the Registrable Securities subject to such request have an anticipated aggregate offering price, net of Selling Expenses, of at least $15,000,000), which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within three (3) business days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall file, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, a Form S-3 Shelf or, if Form S-3 is not then available to the Company, a Form S-1 Shelf covering all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of two (2) Registrations pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all of the Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 Shelf or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3.1 of this Agreement; provided, further, however, that an Underwritten Shelf Takedown shall not count as a Demand Registration.
2.1.2   Amendments and Supplements; Subsequent Shelf Registration.   Subject to the provisions of subsection 2.1.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities until all Registrable Securities covered by such Registration Statement have been sold or otherwise cease to be Registrable Securities, or to file an additional Registration Statement as a shelf registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any holder. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities until all Registrable Securities covered by such Registration Statement have been sold or otherwise cease to be Registrable Securities.
2.1.3   Effective Registration.   Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto;

provided, further, however, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, for purposes of counting Registrations under subsection 2.1.1 above unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, however, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated. Notwithstanding the foregoing, in the event that the Demanding Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to Registration pursuant to Section 3.2, such withdrawn Registration Statement shall be counted as a Registration for purposes of this subsection 2.1.3.
2.1.4   Underwritten Offering.   Subject to the provisions of subsection 2.1.5 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.4 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company, subject only to the reasonable approval of the majority-in-interest of the Demanding Holders initiating the Demand Registration.
2.1.5   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, that can be sold in an Underwritten Offering contemplated by this subsection 2.1.5 or subsection 2.2.2, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities, Pro Rata of the Requesting Holders exercising their rights to register their Registrable Securities pursuant to Section 2.1 hereof, that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.6   Demand Registration Withdrawal.   A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration.
2.2   Piggyback Registration.
2.2.1   Piggyback Rights.   If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company other than pursuant to Section 2.1 or Section 2.3 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan or employee stock purchase plan, (ii) for an offering in connection with a merger, consolidation or other acquisition, an exchange offer or offering of securities solely to the Company’s existing shareholders (including any rights offering with a backstop or standby commitment), (iii) for an offering of debt that is convertible into or exchangeable for equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three (3) business days after receipt of such written notice (such Registration a “Piggyback Registration”, and each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Piggyback Registration, a “Piggyback Registration Rights Holder”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The notice periods set forth in this subsection 2.2.1 shall not apply to an Underwritten Shelf Takedown conducted in accordance with subsection 2.3.3. The Company shall have the right to terminate or withdraw any Registration Statement initiated by it under this subsection 2.2.1 before the effective date of such Registration, whether or not any Holder has elected to include Registrable Securities in such Registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 3.2.
2.2.2   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration (other than Underwritten Shelf Takedown), in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a)   If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities for the account of other Persons that the Company is obligated to register, if any, as to which Registration has been requested pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities;
(b)   If the Registration is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.
2.2.3   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or the public announcement of an offering if the Piggy-Back Registration is with respect to the sale of securities pursuant to an already effective Registration Statement. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.
2.2.4   Unlimited Piggyback Registration Rights.   For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.
2.3   Shelf Registrations.
2.3.1   Initial Registration.   The Company shall, as soon as practicable, but in no event later than thirty (30) calendar days after the consummation of the Merger, prepare and file or cause to be prepared and filed with the Commission, a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders (and certain other outstanding equity securities of the Company) from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.3.1 and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as possible after the initial filing thereof, but in no event later than sixty (60) business days following the filing deadline (the “Effectiveness Deadline”);

provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.3.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.3.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Holders, including the registration of the distribution to its shareholders, partners, members or other affiliates. The Company agrees to provide in such a Registration Statement (and in any prospectus or prospectus supplement forming a part of such Registration Statement) that all assignees, successors or transferees under this Agreement shall, by virtue of such assignment, be deemed to be selling stockholders under the Registration Statement (or any such prospectus or prospectus supplement) with respect to such Registrable Securities. The Company shall use commercially reasonable efforts to cause a Registration Statement filed pursuant to this subsection 2.3.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. When effective, a Registration Statement filed pursuant to this subsection 2.3.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made)
2.3.2   Form S-3 Shelf.   If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use commercially reasonable efforts to file a Form S-1 Shelf as promptly as reasonably practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as reasonably practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.
2.3.3   Shelf Takedown.   At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.3.1 or 2.3.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement (an “Underwritten Shelf Takedown”), provided, that such Holder(s) reasonably expect aggregate gross proceeds in excess of $15,000,000 from such Underwritten Shelf Takedown (the “Shelf Threshold”). All requests for an Underwritten Shelf Takedown shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. Within three (3) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Underwritten Shelf Takedown to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in subsection 2.1.5, shall include in such Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade or an Other Coordinated Offering, as provided in Section 2.5. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the initiating Holders and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Underwritten Shelf Takedown contemplated by this subsection 2.3.3, subject to Section 3.4 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities.
2.4   Restrictions on Registration Rights.   If (A) during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, commercially reasonable efforts to cause the applicable Registration Statement to become and/or remain effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than ninety (90) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period. Notwithstanding anything to the contrary contained in this Agreement, no Registration pursuant to Section 2.1 shall be effected or permitted with respect to any Registrable Securities held by any Holder, until after the expiration of the Lock-Up Period.
2.5   Block Trades; Other Coordinated Offerings.
2.5.1   Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.5, if the Holders desire to effect (a) a Block Trade or (b) an Other Coordinated Offering, and, in each case, the Registrable Securities subject to such request have an anticipated aggregate offering price, net of Selling Expenses, of at least $15,000,000, the Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade or Other Coordinated Offering will commence. As promptly as reasonably practicable, the Company shall use commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering. The Holders shall use commercially reasonable efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade or Other Coordinated Offering) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering and any related due diligence and comfort procedures.
2.5.2   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this subsection 2.5.2.
2.5.3   Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
2.5.4   The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).
2.5.5   A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.5 in any twelve (12) month period. Notwithstanding anything herein to the contrary, a Block Trade or Other Coordinated Offering effected pursuant to this Section 2.5 shall not be counted as an Underwritten Shelf Takedown effected pursuant to subsection 2.3.3.
2.6   Lock-Up Agreement.   Each Holder hereby agrees that, during the Lock-Up Period, such Holder will not, without the prior written consent of the Board:
(a)   lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Registrable Securities, or any securities convertible into or exercisable or exchangeable (directly or indirectly) for the Company’s Common Stock, as the case may be; or
(b)   enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.
In order to enforce the foregoing covenant, the Company shall place restrictive legends on the certificates or book-entry positions representing the shares subject to this Section 2.6 and shall be entitled to impose stop transfer instructions with respect to such shares until the end of the Lock-Up Period. Such legend shall be in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, DATED AS OF [•], 2021, BY AND BETWEEN THE ISSUER OF SUCH SECURITIES AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
If any transfer or other disposition is made or attempted contrary to the provisions of this Section 2.6, such purported transfer or other disposition shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Lock-Up Shares as one of its equity holders for any purpose. Each Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with this Section 2.6 or that are necessary to give further effect thereto.
The foregoing notwithstanding, the Lock-Up Period and restrictions set forth in this Section 2.6 shall not apply to: (a) any shares of Common Stock acquired by any Holder pursuant to any PIPE Subscription Agreement; (b) establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Common Stock; provided, that such plan does not provide for the transfer of Common Stock during the Lock-Up Period; or (c) transfers (i) of any or all of the Registrable Securities made pursuant to a bona fide gift or charitable contribution; (ii) of any or all of the Registrable Securities by will or intestate succession upon the death of a holder or any Permitted Transferee; (iii) to any Permitted Transferee; (iv) by the Sponsor to the members of the Sponsor; (v) in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction that results in all of its stockholders having the right to exchange their Common Stock for cash, securities or other property; provided that in the case of (i), (ii), (iii) or (iv), above, it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Registrable Securities subject to the provisions of this Agreement applicable to such holder, and there shall be no further transfer of such Registrable Securities except in accordance with this Agreement; provided, further, that in the case of (i), (ii), (iii) or (iv) above (to the extent such transfer is to a party other than a Permitted Transferee (other than any direct or indirect limited partner of the applicable Holder)), in each case, such transfer or distribution shall not involve a disposition for value.
For the avoidance of doubt, nothing in this Agreement shall restrict a Holder’s rights under Section 2.3 of this Agreement to cause the Company to file and cause to become effective a Registration Statement with the Commission naming such holder as a selling stockholder (and to make any required disclosures on Schedule 13D in respect thereof).

For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of the Company with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities that are entitled to vote. The Company agrees to (i) instruct its transfer agent to remove the legend in Section 6.4 upon the expiration of the Lock-Up Period and (ii) if requested by the transfer agent, cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i).
ARTICLE III.
COMPANY PROCEDURES
3.1   General Procedures.   If at any time on or after the Effective Time, the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1   use its commercially reasonable efforts to prepare and file with the Commission after receipt of a request for a Demand Registration pursuant to Section 2.1, a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, with respect to such Registrable Securities and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or otherwise cease to be Registrable Securities;
3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto (other than by way of a document incorporated by reference), furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (other than by way of a document incorporated by reference) , the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, however, that the Company shall be under no obligation to provide any document that is incorporated by reference in any Registration Statement or Prospectus, or any amendment or supplement thereto, to the extent such document is publicly available on the SEC’s EDGAR system;
3.1.4   prior to any public offering of Registrable Securities, use commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable any Holder of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or to qualify as a dealer in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5   use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.6   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7   after the filing of a Registration Statement, the Company shall promptly, and in no event more than three (3) Business Days after such filing, notify the Holders of such filing, and shall further notify such Holders promptly and confirm such advice in writing in all events within three (3) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.5 hereof, and promptly make available to the Holders any such supplement or amendment; except that before filing with the Commission a Registration Statement or Prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the Holders included in such Registration Statement and to the legal counsel for any such Holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such Holders and legal counsel with a reasonable opportunity to review such documents and comment thereon;
3.1.8   promptly following the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (other than by way of a document incorporated by reference) furnish a copy thereof to each seller of such Registrable Securities or its counsel;
3.1.9   permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.10   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, Block Trade, Other Coordinated Offering or other sale by a broker, placement agent or sales agent pursuant to such Registration in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.11   on the date the Registrable Securities are delivered for sale, in the event of an Underwritten Registration, Block Trade, Other Coordinated Offering or other sale by a broker, placement agent or sales agent pursuant to such Registration, obtain an opinion, dated such date, of one (1) counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12   enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the

Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Holders, and the representations, warranties and covenants of the Holders included in such registration statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Company;
3.1.13   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
3.1.14   if the Registration involves the Registration of Registrable Securities with a total offering price (including piggyback securities and before deducting underwriting discounts) in excess of $50,000,000, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering;
3.1.15   upon execution of confidentiality agreements, make available for inspection by any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any such Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility;
3.1.16   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.
3.2   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Demanding Holders (in which case the Demanding Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration); provided, further, however, that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company not known (and not reasonably available upon request from the Company or otherwise) to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses. It is acknowledged by the Holders that the Holders shall bear all Selling Expenses, and other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3   Information.   The Holders shall promptly provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with Federal and applicable state securities laws.
3.4   Requirements for Participation in Underwritten Offerings.   No Person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.
3.5   Suspension of Sales; Adverse Disclosure.   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement or if applicable any amendment thereto in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (a “Suspension Event”) for the shortest period of time, but in no event more than an aggregate of ninety (90) days in any 12 month period, determined in good faith by the Company to be necessary for such purpose; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during any such Suspension Event, other than pursuant to a registration relating to the sale or grant of securities to employees or directors of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders in writing upon the termination of any Suspension Event, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request.
3.6   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act, other than 8-K reports. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company), including providing any customary legal opinions to the Company’s transfer agent. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
ARTICLE IV.
INDEMNIFICATION AND CONTRIBUTION
4.1   Indemnification.
4.1.1   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company agrees to indemnify, to the extent permitted by law, each such Holder of Registrable Securities, its officers, employees, affiliates, directors, partners, members, attorneys and agents, and each Person, if any, who controls such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), against all losses, judgments, claims, damages, liabilities and expenses, whether joint or several (including reasonable attorneys’ fees) caused by (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, any Prospectus (including any preliminary Prospectus, final Prospectus or summary Prospectus) contained in the Registration Statement, or any amendment or supplement thereof or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration (the matters in the foregoing clauses (i) through (ii) being collectively, “Violations”); and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, judgment, claim, damage, liability or action arises out of or is based upon any Violation in reliance upon and in conformity with information furnished to the Company, in writing, by such selling Holder expressly for use in such Registration Statement, Prospectus (including any preliminary Prospectus, final Prospectus or summary Prospectus) contained in such Registration Statement, or any amendment or supplement thereof . The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder. Notwithstanding the foregoing, the indemnity agreement contained in this subsection 4.1.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed.
4.1.2   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and shall indemnify, to the fullest extent permitted by law, the Company, each of its directors and officers and agents and each Person who controls the Company (within the meaning of the Securities Act) and any other Holders of Registrable Securities participating in the Registration against any losses, judgments, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any Violation, but only to the extent, in each case, that such Violation was made in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder expressly for use in the Registration Statement, Prospectus (including any preliminary Prospectus, final Prospectus or summary Prospectus) contained in the Registration Statement, or any amendment or supplement thereof, and shall reimburse the Company, its directors and officers, and each other selling Holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, judgment, claim, damage, liability or action. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Holder. The selling Holders shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Company.
4.1.3   Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any loss, claim, judgment, damage, liability or action with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification or relieve any party from any liability hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party, to the extent that it wishes, jointly with all other Persons entitled to indemnification, to assume control of the defense thereof with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless, based upon the written opinion of counsel of any indemnified party, representation of an indemnified parties and any other such indemnified party by the same counsel would be inappropriate due to actual or potential differing interests between them. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5   If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, judgments, claims, damages, liabilities, actions and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, judgments claims, damages, liabilities, actions and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.
ARTICLE V.
MISCELLANEOUS
5.1   Notices.   Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Velo3D, Inc., 511 Division St, Campbell, CA 95008, Attn: William McCombe, CFO, email: Legal.Notice@velo3d.com and a copy (which shall not constitute notice) shall also be sent to Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California 94041 Attn: Steven Levine, email: slevine@fenwick.com, and to David Michaels email: dmichaels@fenwick.com, if to the Sponsor, to: 1601 Washington Avenue, Suite 800, Miami Beach, FL 33139, Attention: Matthew Walters, with copy to; Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, Attention: Christian O. Nagler, and, if to any Holder, at such Holder’s physical address, email address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.
5.2   Assignment; No Third Party Beneficiaries.
5.2.1   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2   This Agreement and the rights, duties and obligations of the Holders hereunder may be freely assigned or delegated by such Holder to a Permitted Transferee; provided, however, that if any such assignment or delegation occurs during the Lock-Up Period, such Permitted Transferee must enter into a written agreement with the Company agreeing to be bound by the provisions contained in Section 2.6 hereto.
5.2.3   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4   This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and this Section 5.2 hereof.
5.2.5   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
5.3   Severability.   This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.
5.4   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
5.5   Entire Agreement.   This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written. This Agreement will amend and restate the Prior Registration Rights Agreement to read as set forth herein, when it has been duly executed by parties having the right to so amend and restate the Prior Registration Rights Agreement.
5.6   Governing Law; Venue.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.
5.7   WAIVER OF TRIAL BY JURY.   THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH

PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.
5.8   Submission to Jurisdiction.   Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court within the State of New York, New York County, for the purposes of any proceeding, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding claim, demand, action or cause of action against such party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby, (A) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 5.8 for any reason, (B) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the proceeding, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such proceeding, claim, demand, action or cause of action against such party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 7.5 shall be effective service of process for any such proceeding, claim, demand, action or cause of action.
5.9   Amendments and Modifications.   Upon the written consent of the Company and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that by its terms adversely affects one Holder or group of Holders, solely in his, her or its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder or Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any amendment, termination, or waiver effected in accordance with this Section 5.8 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.
5.10   Additional Holders; Joinder.   In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each of the Holders of a majority of the total Registrable Securities (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common

Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.
5.11   Titles and Headings.   Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.
5.12   Waivers and Extensions.   Any party to this Agreement may waive any right, breach or default which such party has the right to waive; provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.
5.13   Remedies Cumulative.   In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.
5.14   Other Registration Rights.   The Company represents and warrants that no Person, other than a (i) Holder of Registrable Securities and (ii) a holder of securities of the Company that are registrable pursuant to the PIPE Subscription Agreements, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company represents and warrants that, except with respect to the PIPE Subscription Agreements, (1) this Agreement supersedes the Prior Registration Rights Agreement and any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail and (2) the Investors’ Rights Agreement (including the registration rights provisions therein) has been terminated and shall have no further force or effect. Notwithstanding the foregoing, the Company and the Holders hereby acknowledge that the Company has granted resale registration rights to certain holders of Company securities in the PIPE Subscription Agreements, and that nothing herein shall restrict the ability of the Company to fulfill its resale registration obligations under the PIPE Subscription Agreements.
5.15   Term.   This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)). The provisions of Section 3.6 and Article IV shall survive any termination.
[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
VELO3D, INC.
By:

Name:
Title:
[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
HOLDER:
SPITFIRE SPONSOR LLC
By:

Name: Barry S. Sternlicht
Title:  Authorized Signatory
[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
HOLDER:
By:

Andy Appelbaum
[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
HOLDER:
By:

Mark Vallely
[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
HOLDER:
By:

Serena J. Williams
[Signature Page to Amended and Restated Registration Rights Agreement]

Annex H
FORM OF TRANSACTION SUPPORT AGREEMENT
This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of March       , 2021, by and among Jaws Spitfire Acquisition Corporation, a Cayman Islands exempted company (“JAWS”), Velo3D, Inc., a Delaware corporation (the “Company”) and                   (the “Shareholder”). Each of JAWS, the Company and the Shareholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).
RECITALS
WHEREAS, on March   , 2021, JAWS, Spitfire Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company, entered into that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly-owned Subsidiary of JAWS, and each Company Share (including the Subject Company Shares (as defined below)) will be converted into the right to receive JAWS Shares, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;
WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner of the number and type of Equity Securities of the Company set forth on Schedule A hereto (together with any other Equity Securities of the Company that the Shareholder acquires record or beneficial ownership after the date hereof, collectively, the “Subject Company Shares”);
WHEREAS, in consideration for the benefits to be received by the Shareholder under the terms of the Business Combination Agreement and as a material inducement to JAWS and the other JAWS Parties agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Shareholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and
WHEREAS, the Parties acknowledge and agree that JAWS and the other JAWS Parties would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
AGREEMENT
1.   Company Shareholder Consent and Related Matters.
(a)   As promptly as reasonably practicable (and in any event within two (2) Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Shareholder shall duly execute and deliver to the Company and JAWS the Company Shareholder Written Consent or Company Preferred Shareholder Written Consent, as applicable, under which it shall irrevocably and unconditionally consent to the matters, actions and proposals contemplated by Section 5.12(a) (Transaction Support Agreements; Company Shareholder Approval; Subscription Agreements) of the Business Combination Agreement, including, with respect to any and all Company Preferred Shares held by such Shareholder, the conversion of all outstanding Company Preferred Shares into Company Shares as of immediately prior to the Effective Time in accordance with Section 4.2.1(b) of the Company Certificate of Incorporation. Without limiting the generality of the foregoing, prior to the Closing, the Shareholder shall vote (or cause to be voted) the Subject Company Shares against and withhold consent with respect to (i) any Company Acquisition Proposal or (ii) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Company’s covenants, agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Section 7.1 or Section 7.2 of the Business Combination Agreement not being satisfied.
(b)   Without limiting any other rights or remedies of JAWS, the Shareholder hereby irrevocably appoints JAWS or any individual designated by JAWS as the Shareholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Shareholder, to attend on behalf of the Shareholder any meeting of the Company Shareholders with respect to the matters described in Section 1(a), to include the Subject Company Shares in any computation for purposes of establishing a quorum at any such meeting of the Company Shareholders, to vote (or cause to be voted) the Subject Company Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Company Shareholders or any action by written consent by the Company Shareholders (including the Company Shareholder Written Consent or Company Preferred Shareholder Written Consent, as applicable), in each case, in the event that the Shareholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a). The proxy granted in this Section 1(c) shall expire upon the termination of this Agreement.
(c)   The proxy granted by the Shareholder pursuant to Section 1(c) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for JAWS entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Shareholder pursuant to Section 1(c) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Shareholder and shall revoke any and all prior proxies granted by the Shareholder with respect to the Subject Company Shares. The vote or consent of the proxyholder in accordance with Section 1(c) and with respect to the matters in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Company Shares and a vote or consent by the Shareholder of the Subject Company Shares (or any other Person with the power to vote the Subject Company Shares) with respect to the matters in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(c) on any matter except those provided in Section 1(a). For the avoidance of doubt, the Shareholder may vote the Subject Company Shares on all other matters, subject to, for the avoidance of doubt, the other applicable covenants, agreements and obligations set forth in this Agreement.
2.   Other Covenants and Agreements.
(a)   The Shareholder hereby agrees that, notwithstanding anything to the contrary in any such agreement, with respect to each such agreement to which the Shareholder is a party (i) each of the agreements set forth on Schedule B hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither the Company nor any of its Affiliates (including, from and after the Effective Time, JAWS and its Affiliates) shall have any further obligations or liabilities under each such agreement. Without limiting the generality of the foregoing, the Shareholder hereby agrees to promptly execute and deliver all additional agreements, documents and instruments and take, or cause to be taken, all actions necessary or reasonably advisable in order to achieve the purpose of the preceding sentence.
(b)   The Shareholder shall be bound by and subject to (i) Section 5.3(a) (Confidentiality) and Section 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Shareholder is directly party thereto, and (ii) the first sentence of Section 5.5(a) (Exclusive Dealing) and Section 9.18 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Shareholder is directly party thereto. Notwithstanding anything in this Agreement to the contrary, (x) the Shareholder shall not be responsible for the actions of the Company or the Company Board (or any committee thereof) or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 2(b), (y) the Shareholder is not making any representations or warranties with respect to the actions of any of the Company Related Parties, and (z) any breach by the Company of its obligations under the Business Combination

Agreement shall not be considered a breach of this Section 2(b) (it being understood for the avoidance of doubt that the Shareholder shall remain responsible for any breach by it of this Section 2(b)).
(c)   The Shareholder acknowledges and agrees that JAWS and the other JAWS Parties are entering into the Business Combination Agreement in reliance upon the Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement JAWS and the other JAWS Parties would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.
(d)   The Shareholder hereby waives any rights of appraisal, including under Chapter 13 of the California Corporations Code, as amended, or any other rights to dissent from the Merger that the Shareholder may have under applicable Law.
(e)   [At or prior to the Closing, the Shareholder shall duly execute and deliver to the Company and JAWS the A&R Registration Rights Agreement.]1
3.   Shareholder Representations and Warranties.   The Shareholder represents and warrants to JAWS as follows:
(a)   If the Shareholder is an entity, the Shareholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).
(b)   The Shareholder has the requisite corporate, limited liability company or other similar power and authority (or, if the Shareholder is a natural person, the Shareholder has the legal capacity) to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. If the Shareholder is an entity, the execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Shareholder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid, legal and binding agreement of the Shareholder (assuming that this Agreement is duly authorized, executed and delivered by JAWS), enforceable against the Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(c)   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Shareholder with respect to the Shareholder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.
(d)   None of the execution or delivery of this Agreement by the Shareholder, the performance by the Shareholder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if the Shareholder is an entity, result in any breach of any provision of the Shareholder’s Governing

1
Note to Draft: To be included only for Other RRA Parties.

Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Shareholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Shareholder or any of its properties or assets are bound or (iv) other than the restrictions contemplated by this Agreement, result in the creation of any Lien upon the Subject Company Shares, except, in the case of any of clause (ii) and clause (iii) above, as would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.
(e)   The Shareholder is the record and beneficial owner of the Subject Company Shares and has valid, good and marketable title to the Subject Company Shares, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or the Company Stockholder Agreements or the restrictions contemplated by this Agreement). Except for the Equity Securities of the Company set forth on Schedule A hereto, together with any other Equity Securities of the Company that the Shareholder acquires record or beneficial ownership after the date hereof that is either permitted pursuant to, or acquired in accordance with, Section 5.1(b)(iv) of the Business Combination Agreement, the Shareholder does not own, beneficially or of record, any Equity Securities of the Company. Except as otherwise expressly contemplated by the Governing Documents of the Company or the Company Stockholder Agreements, the Shareholder does not have the right to acquire any Equity Securities of the Company. The Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company Shares and, except for this Agreement, the Business Combination Agreement and the Company Stockholder Agreements, the Shareholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Shareholder to Transfer any of the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Shares. As used herein, the term “Company Stockholder Agreements” means those Contracts set forth on Schedule C.
(f)   There is no Proceeding pending or, to the Shareholder’s knowledge, threatened against the Shareholder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.
(g)   The Shareholder, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the JAWS Parties and (ii) it has been furnished with or given access to such documents and information about the JAWS Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Ancillary Documents to which it is or will be a party and the transactions contemplated hereby and thereby.
(h)   In entering into this Agreement and the other Ancillary Documents to which it is or will be a party, the Shareholder has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any JAWS Party (including, for the avoidance of doubt, none of the representations or warranties of any JAWS Party set forth in the Business Combination Agreement or any other Ancillary Document) or any other Person, either express or implied, and the Shareholder, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Ancillary Documents to which it is or will be a party, none of the JAWS Parties or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents to which it is or will be a party or the transactions contemplated hereby or thereby.
4.   Transfer of Subject Securities.   Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of JAWS (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Shareholder agrees not to (a) Transfer any of the Subject

Company Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Shareholder to Transfer the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Shares, or (c) take any actions in furtherance of any of the matters described in the foregoing clause (a) or clause (b). Notwithstanding the foregoing, the Shareholder may transfer its Subject Company Shares to its Affiliates with prior written notice to (but without the consent of) JAWS, subject to any such Affiliate transferee signing a joinder hereto agreeing to be bound by all provisions hereof to the same extent as the Shareholder. For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).
5.   Termination.   This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(b) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Section 2(b)(i) (solely to the extent that it relates to Section 5.3(a) (Confidentiality) of the Business Combination Agreement) and the representations and warranties set forth in Section 3(g) and Section 3(h) shall each survive any termination of this Agreement, (iii) Section 2(b)(i) (solely to the extent that it relates to Section 5.4(a) (Public Announcements) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(a) and (iv) Section 2(b)(ii) (solely to the extent that it relates to Section 9.18 (Trust Account Waiver) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(b). For purposes of this Section 5, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission committed by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.
6.   Amendment to the Business Combination Agreement.   The Company hereby agrees that the Company shall not, without the prior written consent of a majority of the Company Preferred Shares held by the Company Shareholders who have executed and delivered to the Company and JAWS a Transaction Support Agreement, amend or modify, or cause to be amended or modified, the Business Combination Agreement in any manner that would materially and adversely affect such Company Shareholders in their capacity as a shareholder of the Company.
7.   Fiduciary Duties.   Notwithstanding anything in this Agreement to the contrary, (a) the Shareholder makes no agreement or understanding herein in any capacity other than in such Shareholder’s capacity as a record holder and beneficial owner of the Subject Company Shares, and not in such Shareholder’s capacity as a director, officer or employee of the Company or any of the Company’s Subsidiaries or in such Shareholder’s capacity as a trustee or fiduciary of any Company Equity Plan, and (b)   nothing herein will be construed to limit or affect any action or inaction by such Shareholder or any representative of such Shareholder serving as a member of the board of directors of the Company or as an officer, employee or fiduciary of the Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company.

8.   No Recourse.   Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party thereto against any other party thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against the Company or any JAWS Party, and (b) none of the Company or any JAWS Party shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.
9.   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof) if applicable, e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:
(a)
If to JAWS, to:

Jaws Spitfire Acquisition Corporation
1601 Washington Avenue, Suite 800
Miami Beach, Florida 33139
Attn: Matthew Walters
E-mail: mwalters@starwood.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn: Michael P. Brueck, P.C.; David L. Perechocky
E-mail: michael.brueck@kirkland.com; david.perechocky@kirkland.com
(b)
If to the Company, to:

Velo3D, Inc.
511 Division Street
Campbell, California 95008
Attn: William McCombe, CFO
Email: Legal.Notice@velo3d.com
with a copy (which shall not constitute notice) to:
Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attn: Steven Levine; David K. Michaels
E-mail: SLevine@fenwick.com; DMichaels@Fenwick.com
(c)
If to Shareholder, to the address specified on the signature page hereto.

with a copy (which shall not constitute notice) to: Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attn: Steven Levine; David K. Michaels
E-mail: SLevine@fenwick.com; DMichaels@Fenwick.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
10.   Entire Agreement.   This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.
11.   Amendments and Waivers; Assignment.   Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Shareholder and JAWS. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Shareholder without JAWS’s prior written consent (to be withheld or given in its sole discretion).
12.   Fees and Expenses.   Except as otherwise expressly set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.
13.   Remedies.   Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
14.   No Third Party Beneficiaries.   This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.
15.   Miscellaneous.   Sections 9.1 (Non-Survival), 9.5 (Governing Law), 9.7 (Construction; Interpretation), 9.10 (Severability), 9.11 (Counterparts; Electronic Signatures), 9.15 (Waiver of Jury Trial) and 9.16 (Submission to Jurisdiction) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.
Jaws Spitfire Acquisition Corporation
By:

Name:
Title:
[Signature Page to Transaction Support Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.
Velo3D, Inc.
By:

Name:
Title:
[Signature Page to Transaction Support Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.
[Shareholder]
By:

Name:
Title:
Address:

Attn:
E-mail:
with a copy (which shall not constitute notice) to:

Attn:
E-mail:
[Signature Page to Transaction Support Agreement]

Annex I
Velo3D, Inc.
2021 Equity Incentive Plan
1.   PURPOSE.   The purpose of this Plan is to provide incentives to attract, retain, and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents, Subsidiaries, and Affiliates that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 29.
2.   SHARES SUBJECT TO THE PLAN.
2.1.   Number of Shares Available.   Subject to Sections 2.6 and 22 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of the date of adoption of the Plan by the Board, is [           ] ([           ])1 Shares.
2.2.   Lapsed, Returned Awards.   Shares subject to Awards, and Shares issued under the Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR, (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price, (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued, or (d) are surrendered pursuant to an Exchange Program. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Shares used to pay the exercise price of an Award or withheld to satisfy the tax withholding obligations related to an Award will become available for grant and issuance in connection with subsequent Awards under this Plan. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.2 will not include Shares subject to Awards that initially became available because of the substitution clause in Section 22.2 hereof.
2.3.   Minimum Share Reserve.   At all times the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all outstanding Awards granted under this Plan.
2.4.   Automatic Share Reserve Increase.   The number of Shares available for grant and issuance under the Plan will be increased on January 1st of each of 2022 through 2031 by the lesser of (a) five percent (5%) of the total number of shares of all classes of the Company’s common stock issued and outstanding on each December 31st immediately prior to the date of increase (rounded down to the nearest whole share) and (b) such number of Shares determined by the Board.
2.5.   ISO Limitation.   No more than [           ] ([           ])2 Shares will be issued pursuant to the exercise of ISOs granted under the Plan.
2.6.   Adjustment of Shares.   If the number or class of outstanding Shares is changed by a stock dividend, extraordinary dividend or distribution (whether in cash, shares, or other property, other than a regular cash dividend), recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off, or similar change in the capital structure of the Company, without consideration, then (a) the number and class of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, including Shares reserved under sub-clauses (a)-(e) of Section 2.1, (b) the Exercise Prices of and number and class of Shares subject to outstanding Options and SARs, (c) the number and class of Shares subject to other outstanding Awards and (d) the maximum number and class of Shares that may

1
Share reserve will be equal to: (i) shares to grant Rollover Options; plus (ii) shares for maximum Earnout RSUs; plus (iii) shares equal to 10% of the outstanding common stock of the Company after giving effect to the Merger.

2
3 x share reserve number.

be issued as ISOs set forth in Section 2.5, will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities or other laws, provided that fractions of a Share will not be issued.
If, by reason of an adjustment pursuant to this Section 2.6, a Participant’s Award Agreement or other agreement related to any Award, or the Shares subject to such Award, covers additional or different shares of stock or securities, then such additional or different shares, and the Award Agreement or such other agreement in respect thereof, will be subject to all of the terms, conditions, and restrictions which were applicable to the Award or the Shares subject to such Award prior to such adjustment.
3.   ELIGIBILITY.   ISOs may be granted only to Employees. All other Awards may be granted to Employees, Consultants, Directors, and Non-Employee Directors, provided that such Consultants, Directors, and Non-Employee Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.
4.   ADMINISTRATION.
4.1.   Committee Composition; Authority.   This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms, and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board will establish the terms for the grant of an Award to Non-Employee Directors. The Committee will have the authority to:
(a)   construe and interpret this Plan, any Award Agreement, and any other agreement or document executed pursuant to this Plan;
(b)   prescribe, amend, and rescind rules and regulations relating to this Plan or any Award;
(c)   select persons to receive Awards;
(d)   determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the Exercise Price, the time or times when Awards may vest and be exercised (which may be based on performance criteria) or settled, any vesting acceleration or waiver of forfeiture restrictions, the method to satisfy tax withholding obligations or any other tax liability legally due, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;
(e)   determine the number of Shares or other consideration subject to Awards;
(f) determine the Fair Market Value in good faith and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;
(g) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent, Subsidiary, or Affiliate;
(h)   grant waivers of Plan or Award conditions;
(i)   determine the vesting, exercisability, and payment of Awards;
(j)   correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;
(k)   determine whether an Award has been vested and/or earned;
(l)   determine the terms and conditions of any, and to institute any Exchange Program;
(m)   reduce, waive, or modify any criteria with respect to Performance Factors;

(n)   adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events, or circumstances to avoid windfalls or hardships;
(o)   adopt terms and conditions, rules, and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States or to qualify Awards for special tax treatment under laws of jurisdictions other than the United States;
(p)   exercise discretion with respect to Performance Awards;
(q)   make all other determinations necessary or advisable for the administration of this Plan; and
(r)   delegate any of the foregoing to a subcommittee or to one or more executive officers pursuant to a specific delegation as permitted by applicable law, including Section 157(c) of the Delaware General Corporation Law.
4.2.   Committee Interpretation and Discretion.   Any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination will be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement will be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee will be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution will be final and binding on the Company and the Participant.
4.3.   Section 16 of the Exchange Act.   Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act).
4.4.   Documentation.   The Award Agreement for a given Award, the Plan, and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.
4.5.   Foreign Award Recipients.   Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws and practices in other countries in which the Company, its Subsidiaries, and Affiliates operate or have Employees or other individuals eligible for Awards, the Committee, in its sole discretion, will have the power and authority to: (a) determine which Subsidiaries and Affiliates will be covered by the Plan; (b) determine which individuals outside the United States are eligible to participate in the Plan, which may include individuals who provide services to the Company, Subsidiary or Affiliate under an agreement with a foreign nation or agency; (c) modify the terms and conditions of any Award granted to individuals outside the United States or foreign nationals to comply with applicable foreign laws, policies, customs, and practices; (d) establish subplans and modify exercise procedures, vesting conditions, and other terms and procedures to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications will be attached to this Plan as appendices, if necessary); and (e) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals, provided, however, that no action taken under this Section 4.5 will increase the Share limitations contained in Section 2.1 hereof. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards will be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.
5.   OPTIONS.   An Option is the right but not the obligation to purchase a Share, subject to certain conditions, if applicable. The Committee may grant Options to eligible Employees, Consultants, and Directors and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may vest and be exercised, and all other terms and conditions of the Option, subject to the following terms of this section.

5.1.   Option Grant.   Each Option granted under this Plan will identify the Option as an ISO or an NSO. An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (a) determine the nature, length, and starting date of any Performance Period for each Option; and (b) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.
5.2.   Date of Grant.   The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement will be delivered to the Participant within a reasonable time after the granting of the Option.
5.3.   Exercise Period.   Options may be vested and exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option, provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.
5.4.   Exercise Price.   The Exercise Price of an Option will be determined by the Committee when the Option is granted, provided that: (a) the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant, and (b) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 12 and the Award Agreement and in accordance with any procedures established by the Company.
5.5.   Method of Exercise.   Any Option granted hereunder will be vested and exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option (and/or via electronic execution through the authorized third-party administrator), and (b) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.6 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
5.6.   Termination of Service.   If the Participant’s Service terminates for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates no later than three (3) months after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee, with any exercise beyond three (3) months after the date Participant’s employment terminates deemed to be the exercise of an NSO), but in any event no later than the expiration date of the Options.
(a)   Death.   If the Participant’s Service terminates because of the Participant’s death (or the Participant dies within three (3) months after Participant’s Service terminates other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee), but in any event no later than the expiration date of the Options.
(b)   Disability.   If the Participant’s Service terminates because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the date Participant’s Service terminates (or such shorter time period not less than six (6) months or longer time period as may be determined by the Committee, with any exercise beyond (a) three (3) months after the date Participant’s employment terminates when the termination of Service is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code or (b) twelve (12) months after the date Participant’s employment terminates when the termination of Service is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NSO), but in any event no later than the expiration date of the Options.
(c)   Cause.   Unless otherwise determined by the Committee, if the Participant’s Service terminates for Cause, then Participant’s Options (whether or not vested) will expire on the date of termination of Participant’s Service if the Committee has reasonably determined in good faith that such cessation of Services has resulted in connection with an act or failure to act constituting Cause (or such Participant’s Services could have been terminated for Cause (without regard to the lapsing of any required notice or cure periods in connection therewith) at the time such Participant terminated Service), or at such later time and on such conditions as are determined by the Committee, but in any event no later than the expiration date of the Options. Unless otherwise provided in an employment agreement, Award Agreement, or other applicable agreement, Cause will have the meaning set forth in the Plan.
5.7.   Limitations on ISOs.   With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NSOs. For purposes of this Section 5.7, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.
5.8.   Modification, Extension or Renewal.   The Committee may modify, extend, or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed, or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 19 of this Plan, by written notice to affected Participants, the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants, provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.
5.9.   No Disqualification.   Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended, or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.
6.   RESTRICTED STOCK UNITS.   A Restricted Stock Unit (“RSU”) is an award to an eligible Employee, Consultant, or Director covering a number of Shares that may be settled by issuance of those Shares (which may consist of Restricted Stock) or in cash. All RSUs will be made pursuant to an Award Agreement.

6.1.   Terms of RSUs.   The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU, (b) the time or times during which the RSU may be settled, (c) the consideration to be distributed on settlement, and (d) the effect of the Participant’s termination of Service on each RSU, provided that no RSU will have a term longer than ten (10) years. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (i) determine the nature, length, and starting date of any Performance Period for the RSU; (ii) select from among the Performance Factors to be used to measure the performance, if any; and (iii) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and Participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.
6.2.   Form and Timing of Settlement.   Payment of earned RSUs will be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned, provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code to the extent applicable.
6.3.   Termination of Service.   Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
7.   RESTRICTED STOCK AWARDS.   A Restricted Stock Award is an offer by the Company to sell to an eligible Employee, Consultant, or Director Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject, and all other terms and conditions of the Restricted Stock Award, subject to the Plan.
7.1.   Restricted Stock Purchase Agreement.   All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.
7.2.   Purchase Price.   The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 12 of the Plan, and the Award Agreement and in accordance with any procedures established by the Company.
7.3.   Terms of Restricted Stock Awards.   Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified period of Service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement. Prior to the grant of a Restricted Stock Award, the Committee will: (a) determine the nature, length, and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.
7.4.   Termination of Service.   Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
8.   STOCK BONUS AWARDS.   A Stock Bonus Award is an award to an eligible Employee, Consultant, or Director of Shares for Services to be rendered or for past Services already rendered to the Company or any Parent, Subsidiary, or Affiliate. All Stock Bonus Awards will be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.

8.1.   Terms of Stock Bonus Awards.   The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified period of Service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. Prior to the grant of any Stock Bonus Award the Committee will: (a) determine the nature, length, and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.
8.2.   Form of Payment to Participant.   Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.
8.3.   Termination of Service.   Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
9.   STOCK APPRECIATION RIGHTS.   A Stock Appreciation Right (“SAR”) is an award to an eligible Employee, Consultant, or Director that may be settled in cash or Shares (which may consist of Restricted Stock) having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs will be made pursuant to an Award Agreement.
9.1.   Terms of SARs.   The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR, (b) the Exercise Price and the time or times during which the SAR may be settled, (c) the consideration to be distributed on settlement of the SAR, and (d) the effect of the Participant’s termination of Service on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted and may not be less than Fair Market Value of the Shares on the date of grant. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (i) determine the nature, length, and starting date of any Performance Period for each SAR; and (ii) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.
9.2.   Exercise Period and Expiration Date.   A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The SAR Agreement will set forth the expiration date, provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee). Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.
9.3.   Form of Settlement.   Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (a) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price, by (b) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code to the extent applicable.

9.4.   Termination of Service.   Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee).
10.   PERFORMANCE AWARDS.
10.1.   Types of Performance Awards.   A Performance Award is an award to an eligible Employee, Consultant, or Director that is based upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee, and may be settled in cash, Shares (which may consist of, without limitation, Restricted Stock), other property, or any combination thereof. Grants of Performance Awards will be made pursuant to an Award Agreement that cites Section 10 of the Plan.
(a)   Performance Shares.   The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded, and determine the number of Performance Shares and the terms and conditions of each such Award. Performance Shares will consist of a unit valued by reference to a designated number of Shares, the value of which may be paid to the Participant by delivery of Shares or, if set forth in the instrument evidencing the Award, of such property as the Committee will determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee will determine in its sole discretion.
(b)   Performance Units.   The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded, and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units will consist of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee will determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee.
(c)   Cash-Settled Performance Awards.   The Committee may also grant cash-based Performance Awards to Participants under the terms of this Plan. Such awards will be based on the attainment of performance goals using the Performance Factors within this Plan that are established by the Committee for the relevant performance period.
10.2.   Terms of Performance Awards.   The Committee will determine, and each Award Agreement will set forth, the terms of each Performance Award including, without limitation: (a) the amount of any cash bonus, (b) the number of Shares deemed subject to an award of Performance Shares, (c) the Performance Factors and Performance Period that will determine the time and extent to which each award of Performance Shares will be settled, (d) the consideration to be distributed on settlement, and (e) the effect of the Participant’s termination of Service on each Performance Award. In establishing Performance Factors and the Performance Period the Committee will: (i) determine the nature, length, and starting date of any Performance Period; (ii) select from among the Performance Factors to be used; and (iii) determine the number of Shares deemed subject to the award of Performance Shares. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant. Prior to settlement the Committee will determine the extent to which Performance Awards have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance goals and other criteria.
10.3.   Termination of Service.   Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee).
11.   CASH AWARDS.   A Cash Award (“Cash Award”) is an award that is denominated in, or payable to an eligible Participant solely in, cash, as deemed by the Committee to be consistent with the purposes of the Plan. Cash Awards shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time. Awards granted pursuant to this Section 11 may be granted with value and payment contingent upon the achievement of Performance Factors.

12.   PAYMENT FOR SHARE PURCHASES.   Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where expressly approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):
(a)   by cancellation of indebtedness of the Company to the Participant;
(b)   by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;
(c)   by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent or Subsidiary;
(d)   by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;
(e)   by any combination of the foregoing; or
(f)   by any other method of payment as is permitted by applicable law.
The Committee may limit the availability of any method of payment, to the extent the Committee determines, in its discretion, such limitation is necessary or advisable to comply with applicable law or facilitate the administration of the Plan.
13.   GRANTS TO NON-EMPLOYEE DIRECTORS.
13.1.   General.   Non-Employee Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 13 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board. Excluding Rollover Options (as defined in the Business Combination Agreement), no Non-Employee Director may receive Awards under the Plan that, when combined with cash compensation received for service as a Non-Employee Director, exceed seven hundered fifty thousand dollars ($750,000) in value (as described below) in any fiscal year or one million dollars ($1,000,000) in value (as described below) in the fiscal year of his or her election to the Board. The value of Awards for purposes of complying with this maximum will be determined as follows: (a) for Options and SARs, grant date fair value will be calculated using the Company’s regular valuation methodology for determining the grant date fair value of Options for reporting purposes, and (b) for all other Awards other than Options and SARs, grant date fair value will be determined by either (i) calculating the product of the Fair Market Value per Share on the date of grant and the aggregate number of Shares subject to the Award, or (ii) calculating the product using an average of the Fair Market Value over a number of trading days and the aggregate number of Shares subject to the Award as determined by the Committee. Awards granted to an individual while he or she was serving in the capacity as an Employee or while he or she was a Consultant but not a Non-Employee Director will not count for purposes of the limitations set forth in this Section 13.1.
13.2.   Eligibility.   Awards pursuant to this Section 13 will be granted only to Non-Employee Directors. A Non-Employee Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 13.
13.3.   Vesting, Exercisability and Settlement.   Except as set forth in Section 22, Awards will vest, become exercisable, and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Non-Employee Directors will not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.
13.4.   Election to Receive Awards in Lieu of Cash.   A Non-Employee Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash or Awards or a combination thereof, if permitted, and as determined, by the Committee. Such Awards will be issued under the Plan. An election under this Section 13.4 will be filed with the Company on the form prescribed by the Company.

14.   WITHHOLDING TAXES.
14.1.   Withholding Generally.   Whenever Shares are to be issued in satisfaction of Awards granted under this Plan or a tax event occurs, the Company may require the Participant to remit to the Company, or to the Parent, Subsidiary, or Affiliate, as applicable, employing the Participant an amount sufficient to satisfy applicable U.S. federal, state, local, and international income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (the “Tax-Related Items”) legally due from the Participant prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable withholding obligations for Tax-Related Items. Unless otherwise determined by the Committee, the Fair Market Value of the Shares will be determined as of the date that the taxes are required to be withheld and such Shares will be valued based on the value of the actual trade or, if there is none, the Fair Market Value of the Shares as of the previous trading day.
14.2.   Stock Withholding.   The Committee, or its delegate(s), as permitted by applicable law, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy such Tax Related Items legally due from the Participant, in whole or in part by (without limitation) (a) paying cash, (b) having the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the Tax-Related Items to be withheld, (c) delivering to the Company already-owned shares having a Fair Market Value equal to the Tax-Related Items to be withheld, or (d) withholding from the proceeds of the sale of otherwise deliverable Shares acquired pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company. The Company may withhold or account for these Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory tax rate for the applicable tax jurisdiction, to the extent consistent with applicable laws.
15.   TRANSFERABILITY.   Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or by domestic relations order to a Permitted Transferee, such Award will contain such additional terms and conditions as the Committee deems appropriate. All Awards will be exercisable: (a) during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative; (b) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (c) in the case of all awards except ISOs, by a Permitted Transferee.
16.   PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.
16.1.   Voting and Dividends.   No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant, except for any Dividend Equivalent Rights permitted by an applicable Award Agreement. Any Dividend Equivalent Rights will be subject to the same vesting or performance conditions as the underlying Award. In addition, the Committee may provide that any Dividend Equivalent Rights permitted by an applicable Award Agreement will be deemed to have been reinvested in additional Shares or otherwise reinvested. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to such stock dividends or stock distributions with respect to Unvested Shares, and any such dividends or stock distributions will be accrued and paid only at such time, if any, as such Unvested Shares become vested Shares. The Committee, in its discretion, may provide in the Award Agreement evidencing any Award that the Participant will be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Shares underlying an Award during the period beginning on the date the Award is granted and ending, with respect to each Share subject to the Award, on the earlier of the date on which the Award is exercised or settled or the date on which it is forfeited provided, that no Dividend Equivalent Right will be paid with respect to the Unvested Shares, and such dividends or stock distributions will be accrued and paid only at such time, if any, as such Unvested Shares become vested Shares. Such Dividend Equivalent Rights, if any, will be credited to the Participant in the form of additional whole Shares as of the date of payment of such cash dividends on Shares.
16.2.   Restrictions on Shares.   At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s termination of Service at any time within ninety (90) days (or such longer or shorter time determined by the Committee) after the later of the date Participant’s Service terminates and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.
17.   CERTIFICATES.   All Shares or other securities whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends, and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state, or foreign securities law, or any rules, regulations, and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted, and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.
18.   ESCROW; PLEDGE OF SHARES.   To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note, provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.
19.   REPRICING; EXCHANGE AND BUYOUT OF AWARDS.   Without prior stockholder approval, the Committee may (a) reprice Options or SARs (and where such repricing is a reduction in the Exercise Price of outstanding Options or SARs, the consent of the affected Participants is not required provided written notice is provided to them, notwithstanding any adverse tax consequences to them arising from the repricing), and (b) with the consent of the respective Participants (unless not required pursuant to Section 5.9 of the Plan), pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards.
20.   SECURITIES LAW AND OTHER REGULATORY COMPLIANCE.   An Award will not be effective unless such Award is in compliance with all applicable U.S. federal and state and foreign securities and exchange control and other laws, rules, and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable and/or (b) completion of any registration or other qualification of such Shares under any state, federal, or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification, or listing requirements of any foreign or state securities laws, exchange control laws, stock exchange, or automated quotation system, and the Company will have no liability for any inability or failure to do so.
21.   NO OBLIGATION TO EMPLOY.   Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary, or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary, or Affiliate to terminate Participant’s employment or other relationship at any time.
22.   CORPORATE TRANSACTIONS.
22.1.   Assumption or Replacement of Awards by Successor.   In the event that the Company is subject to a Corporate Transaction, outstanding Awards acquired under the Plan shall be subject to the agreement evidencing the Corporate Transaction, which need not treat all outstanding Awards in an identical manner. Such agreement, without the Participant’s consent, shall provide for one or more of the following with respect to all outstanding Awards as of the effective date of such Corporate Transaction:
(a)   The continuation of an outstanding Award by the Company (if the Company is the successor entity).
(b)   The assumption of an outstanding Award by the successor or acquiring entity (if any) of such Corporate Transaction (or by its parents, if any), which assumption, will be binding on all selected Participants; provided that the exercise price and the number and nature of shares issuable upon exercise of any such option or stock appreciation right, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code and/or Section 409A of the Code, as applicable.
(c)   The substitution by the successor or acquiring entity in such Corporate Transaction (or by its parents, if any) of equivalent awards with substantially the same terms for such outstanding Awards (except that the exercise price and the number and nature of shares issuable upon exercise of any such option or stock appreciation right, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code and/or Section 409A of the Code, as applicable).
(d)   The full or partial acceleration of exercisability or vesting and accelerated expiration of an outstanding Award and lapse of the Company’s right to repurchase or re-acquire shares acquired under an Award or lapse of forfeiture rights with respect to shares acquired under an Award.
(e)   The settlement of the full value of such outstanding Award (whether or not then vested or exercisable) in cash, cash equivalents, or securities of the successor entity (or its parent, if any) with a fair market value equal to the required amount, followed by the cancellation of such Awards; provided however, that such Award may be cancelled if such Award has no value, as determined by the Committee, in its discretion. Subject to Section 409A of the Code, such payment may be made in installments and may be deferred until the date or dates the Award would have become exercisable or vested. Such payment may be subject to vesting based on the Participant’s continued service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which the Award would have become vested or exercisable. For purposes of this Section 22.1(e), the fair market value of any security shall be determined without regard to any vesting conditions that may apply to such security.
(f)   The cancellation of outstanding Awards in exchange for no consideration.
The Board shall have full power and authority to assign the Company’s right to repurchase or re-acquire or forfeiture rights to such successor or acquiring corporation. In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, the Committee will notify the Participant in writing or electronically that such Participant’s Award will, if exercisable, be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period. Awards need not be treated similarly in a Corporate Transaction and treatment may vary from Award to Award and/or from Participant to Participant.
22.2.   Assumption of Awards by the Company.   The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (a) granting an Award under this Plan in substitution of such other company’s award, or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards will not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in a calendar year.
22.3.   Non-Employee Directors’ Awards.   Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors will accelerate and such Awards will become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.
23.   ADOPTION AND STOCKHOLDER APPROVAL.   This Plan will be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.
24.   TERM OF PLAN/GOVERNING LAW.   Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the date this Plan is adopted by the Board. This Plan and all Awards granted hereunder will be governed by and construed in accordance with the laws of the State of Delaware (excluding its conflict of laws rules).
25.   AMENDMENT OR TERMINATION OF PLAN.   The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan, provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval, provided further that a Participant’s Award will be governed by the version of this Plan then in effect at the time such Award was granted. No termination or amendment of the Plan will affect any then-outstanding Award unless expressly provided by the Committee. In any event, no termination or amendment of the Plan or any outstanding Award may adversely affect any then outstanding Award without the consent of the Participant, unless such termination or amendment is necessary to comply with applicable law, regulation, or rule.
26.   NONEXCLUSIVITY OF THE PLAN.   Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
27.   INSIDER TRADING POLICY.   Each Participant who receives an Award will comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers, and/or Directors of the Company, as well as with any applicable insider trading or market abuse laws to which the Participant may be subject.
28.   ALL AWARDS SUBJECT TO COMPANY CLAWBACK OR RECOUPMENT POLICY.   All Awards, subject to applicable law, will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other service with the Company that is applicable to officers, Employees, Directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.
29. DEFINITIONS.   As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

29.1.   “Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company, and (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.
29.2.   “Award” means any award under the Plan, including any Option, Performance Award, Cash Award, Restricted Stock, Stock Bonus, Stock Appreciation Right, or Restricted Stock Unit.
29.3.   “Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, and country-specific appendix thereto for grants to non-U.S. Participants, which will be in substantially a form (which need not be the same for each Participant) that the Committee (or in the case of Award agreements that are not used for Insiders, the Committee’s delegate(s)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.
29.4.   “Board” means the Board of Directors of the Company.
29.5.   “Business Combination” means the business combination effected pursuant to the Business Combination Agreement.
29.6.   “Business Combination Agreement” means the Business Combination Agreement, dated as of March 22, 2021, by and among Jaws Spitfire Acquisition Corporation, a Cayman Islands exempted company (“JAWS”), Spitfire Merger Sub, Inc., a Delaware corporation, and the Company.
29.7.   “Cash Award” means an award as defined in Section 11 and granted under the Plan.
29.8.   “Cause” means a determination by the Company that the Participant has committed an act or acts constituting any of the following: (i) dishonesty, fraud, misconduct or negligence in connection with Participant’s duties to the Company, (ii) unauthorized disclosure or use of the Company’s confidential or proprietary information, (iii) misappropriation of a business opportunity of the Company, (iv) materially aiding Company competitor, (v) a felony conviction, (vi) failure or refusal to attend to the duties or obligations of the Participant’s position, (vii) violation or breach of, or failure to comply with, the Company’s code of ethics or conduct, any of the Company’s rules, policies or procedures applicable to the Participant or any agreement in effect between the Company and the Participant, or (viii) other conduct by such Participant that could be expected to be harmful to the business, interests or reputation of the Company. The determination as to whether Cause for a Participant’s termination exists will be made in good faith by the Company and will be final and binding on the Participant. This definition does not in any way limit the Company’s or any Parent’s or Subsidiary’s ability to terminate a Participant’s employment or services at any time as provided in Section 21 above. Notwithstanding the foregoing, the foregoing definition of “Cause” may, in part or in whole, be modified or replaced in each individual employment agreement, Award Agreement, or other applicable agreement with any Participant, provided that such document supersedes the definition provided in this Section 29.8.
29.9.   “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
29.10.   “Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.
29.11.   “Common Stock” means the common stock of the Company.
29.12.   “Company” means Velo3D, Inc., a Delaware corporation, or any successor corporation.
29.13.   “Consultant” means any natural person, including an advisor or independent contractor, engaged by the Company or a Parent, Subsidiary, or Affiliate to render services to such entity.
29.14.   “Corporate Transaction” means the occurrence of any of the following events: (a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the

Company’s then-outstanding voting securities, provided, however, that for purposes of this subclause (a), the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Corporate Transaction; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (d) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of capital stock of the Company); or (e) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (e), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Corporate Transaction. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Corporate Transaction, such amount will become payable only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.
29.15.   “Director” means a member of the Board.
29.16.   “Disability” means in the case of incentive stock options, total and permanent disability as defined in Section 22(e)(3) of the Code and in the case of other Awards, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
29.17.   “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash, stock, or other property dividends in amounts equal equivalent to cash, stock, or other property dividends for each Share represented by an Award held by such Participant.
29.18.   “Effective Date” means the day immediately prior to the closing date of the Business Combination, subject to approval of the Plan by the Company’s stockholders.
29.19.   “Employee” means any person, including officers and Directors, providing services as an employee to the Company or any Parent, Subsidiary, or Affiliate. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
29.20.   “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
29.21.   “Exchange Program” means a program pursuant to which (a) outstanding Awards are surrendered, cancelled, or exchanged for cash, the same type of Award, or a different Award (or combination thereof); or (b) the exercise price of an outstanding Award is increased or reduced.

29.22.   “Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.
29.23.   “Fair Market Value” means, as of any date, the value of a Share, determined as follows:
(a)   if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(b)   if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(c)   in the case of an Option or SAR grant made on the IPO Registration Date, the price per share at which Shares are initially offered for sale to the public by the Company’s underwriters in the initial public offering of Shares as set forth in the Company’s final prospectus included within the registration statement on Form S-1 filed with the SEC under the Securities Act; or
(d)   by the Board or the Committee in good faith.
29.24.   “Insider” means an officer or Director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.
29.25.   “IPO Registration Date” means the date on which the Company’s registration statement on Form S-1 in connection with its initial public offering of common stock is declared effective by the SEC under the Securities Act.
29.26.   “IRS” means the United States Internal Revenue Service.
29.27.   “Non-Employee Director” means a Director who is not an Employee of the Company or any Parent, Subsidiary, or Affiliate.
29.28.   “Option” means an award of an option to purchase Shares pursuant to Section 5.
29.29.   “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
29.30.   “Participant” means a person who holds an Award under this Plan.
29.31.   “Performance Award” means an Award as defined in Section 10 and granted under the Plan, the payment of which is contingent upon achieving certain performance goals established by the Committee.
29.32.   “Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:
(a)   profit before tax;
(b)   billings;
(c)   revenue;
(d)   net revenue;

(e)   earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings, stock-based compensation expenses, depreciation, and amortization);
(f)   operating income;
(g)   operating margin;
(h)   operating profit;
(i)   controllable operating profit or net operating profit;
(j)   net profit;
(k)   gross margin;
(l)   operating expenses or operating expenses as a percentage of revenue;
(m)   net income;
(n)   earnings per share;
(o)   total stockholder return;
(p)   market share;
(q)   return on assets or net assets;
(r)   the Company’s stock price;
(s)   growth in stockholder value relative to a pre-determined index;
(t)   return on equity;
(u)   return on invested capital;
(v)   cash flow (including free cash flow or operating cash flows);
(w)   cash conversion cycle;
(x)   economic value added;
(y)   individual confidential business objectives;
(z)   contract awards or backlog;
(aa)   overhead or other expense reduction;
(bb)   credit rating;
(cc)   strategic plan development and implementation;
(dd)   succession plan development and implementation;
(ee)   improvement in workforce diversity;
(ff)   customer indicators and/or satisfaction;
(gg)   new product invention or innovation;
(hh)   attainment of research and development milestones;
(ii)   improvements in productivity;
(jj)   bookings;
(kk)   attainment of objective operating goals and employee metrics;

(ll)   sales;
(mm)   expenses;
(nn)   balance of cash, cash equivalents, and marketable securities;
(oo)   completion of an identified special project;
(pp)   completion of a joint venture or other corporate transaction;
(qq)   employee satisfaction and/or retention;
(rr)   research and development expenses;
(ss)   working capital targets and changes in working capital; and
(tt)   any other metric that is capable of measurement as determined by the Committee.
The Committee may provide for one or more equitable adjustments to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant, such as but not limited to, adjustments in recognition of unusual or non-recurring items such as acquisition related activities or changes in applicable accounting rules. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.
29.33.   “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Factors will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.
29.34.   “Performance Share” means an Award as defined in Section 10 and granted under the Plan, the payment of which is contingent upon achieving certain performance goals established by the Committee.
29.35.   “Performance Unit” means an Award as defined in Section 10 and granted under the Plan, the payment of which is contingent upon achieving certain performance goals established by the Committee.
29.36.   “Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.
29.37.   “Plan” means this Velo3D, Inc. 2021 Equity Incentive Plan.
29.38.   “Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.
29.39.   “Restricted Stock Award” means an Award as defined in Section 6 and granted under the Plan or issued pursuant to the early exercise of an Option.
29.40. “Restricted Stock Unit” means an Award as defined in Section 9 and granted under the Plan.
29.41.   “SEC” means the United States Securities and Exchange Commission.
29.42.   “Securities Act” means the United States Securities Act of 1933, as amended.
29.43.   “Service” will mean service as an Employee, Consultant, Director, or Non-Employee Director, to the Company or a Parent, Subsidiary, or Affiliate, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. An Employee will not be deemed to have ceased to provide Service in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence approved by the Company, provided that such leave is for a period of not more than three (3) months unless reemployment upon the expiration of such leave is guaranteed by contract or statute. Notwithstanding anything to the contrary, an Employee will not be deemed to have ceased to provide Service if a formal policy adopted from time to time by the Company and issued and promulgated to employees in writing provides otherwise. In the case of any Employee on an approved leave of absence or a reduction in hours worked (for illustrative purposes only, a change in schedule from that of full-time to part-time), the Committee may make such provisions respecting suspension or modification of vesting of the Award while on leave from the employ of the Company or a Parent, Subsidiary, or Affiliate or during such change in working hours as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. In the event of military or other protected leave, if required by applicable laws, vesting will continue for the longest period that vesting continues under any other statutory or Company approved leave of absence and, upon a Participant’s returning from military leave, he or she will be given vesting credit with respect to Awards to the same extent as would have applied had the Participant continued to provide Service to the Company throughout the leave on the same terms as he or she was providing Service immediately prior to such leave. An employee will have terminated employment as of the date he or she ceases to provide Service (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and employment will not be extended by any notice period or garden leave mandated by local law, provided, however, that a change in status from an Employee to a Consultant or Non-Employee Director (or vice versa) will not terminate the Participant’s Service, unless determined by the Committee, in its discretion. The Committee will have sole discretion to determine whether a Participant has ceased to provide Service and the effective date on which the Participant ceased to provide Service.
29.44.   “Shares” means shares of the Common Stock and the common stock of any successor entity of the Company.
29.45.   “Stock Appreciation Right” means an Award defined in Section 8 and granted under the Plan.
29.46.   “Stock Bonus” means an Award defined in Section 7 and granted under the Plan.
29.47.   “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
29.48.   “Treasury Regulations” means regulations promulgated by the United States Treasury Department.
29.49.   “Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).
30.   SECTION 409A.   This plan is intended to be exempt from or comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. For purposes of Section 409A of the Code, an individual’s right to receive any installment payments under the plan shall be treated as separate and distinct payments. Notwithstanding any contrary provision in the plan or an award agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the award agreement) upon expiration of such delay period. The Company shall have no liability to any holder or recipient of an award or any other person if an award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the committee or the Company that is inconsistent with Section 409A of the Code. In the event that any amount or benefit under this plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected holder or recipient of the award and not with the Company.

Annex J
Velo3D, Inc.
2021 EMPLOYEE STOCK PURCHASE PLAN
1.   PURPOSE.   Velo3D, Inc. adopted the Plan effective as of the Effective Date. The purpose of this Plan is to provide eligible employees of the Company and the Participating Corporations with a means of acquiring an equity interest in the Company, to enhance such employees’ sense of participation in the affairs of the Company. Capitalized terms not defined elsewhere in the text are defined in Section 28.
2.   ESTABLISHMENT OF PLAN.   The Company proposes to grant rights to purchase shares of Common Stock to eligible employees of the Company and its Participating Corporations pursuant to this Plan. The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed, although the Company makes no undertaking or representation to maintain such qualification. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. In addition, with regard to offers of options to purchase shares of Common Stock under the Plan to employees working for a Subsidiary or an Affiliate outside the United States, this Plan authorizes the grant of options under a Non-Section 423 Component that is not intended to meet Section 423 requirements, provided, to the extent necessary under Section 423 of the Code, the other terms and conditions of the Plan are met.
Subject to Section 14, a total of [           ] ([           ])1 shares of Common Stock is reserved for issuance under this Plan. In addition, on each January 1 of each fiscal year following the fiscal year that contains the first Offering Date, the aggregate number of shares of Common Stock reserved for issuance under the Plan shall be increased automatically by the number of shares equal to one percent (1%) of the total number of shares of all classes of the Company’s common stock issued and outstanding on each December 31st immediately prior to the date of increase (rounded down to the nearest whole share); provided, that the Board or the Committee may in its sole discretion reduce the amount of the increase in any particular year. Subject to Section 14, no more than [           ] ([           ])2 shares of Common Stock may be issued over the term of this Plan. The number of shares initially reserved for issuance under this Plan and the maximum number of shares that may be issued under this Plan shall be subject to adjustments effected in accordance with Section 14. Any or all such shares may be granted under the Section 423 Component.
3.   ADMINISTRATION.   The Plan will be administered by the Committee. Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all eligible employees and Participants. The Committee will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility, to designate the Participating Corporations, to determine whether Participating Corporations shall participate in the Section 423 Component or Non-Section 423 Component and to decide upon any and all claims filed under the Plan. Every finding, decision and determination made by the Committee will, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding any provision to the contrary in this Plan, the Committee may adopt rules, sub-plans, and/or procedures relating to the operation and administration of the Plan designed to comply with local laws, regulations or customs or to achieve tax, securities law or other objectives for eligible employees outside of the United States. The Committee will have the authority to determine the Fair Market Value of the Common Stock (which determination shall be final, binding and conclusive for all purposes) in accordance with Section 8 below and to interpret Section 8 of the Plan in connection with circumstances that impact the Fair Market Value. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members

1
Share reserve will be equal to up to 2% of the outstanding common stock of the Company after giving effect to the Merger.

2
20 x initial share reserve.

serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company. For purposes of this Plan, the Committee may designate separate offerings under the Plan (the terms of which need not be identical) in which eligible employees of one or more Participating Corporations will participate, and the provisions of the Plan will separately apply to each such separate offering even if the dates of the applicable Offering Periods of each such offering are identical. To the extent permitted by Section 423 of the Code, the terms of each separate offering under the Plan need not be identical, provided that the rights and privileges established with respect to a particular offering are applied in an identical manner to all employees of every Participating Corporation whose employees are granted options under that particular offering. The Committee may establish rules to govern the terms of the Plan and the offering that will apply to Participants who transfer employment between the Company and Participating Corporations or between Participating Corporations, in accordance with requirements under Section 423 of the Code to the extent applicable.
4.   ELIGIBILITY.
(a)   Any employee of the Company or the Participating Corporations is eligible to participate in an Offering Period under this Plan, except that one or more of the following categories of employees may be excluded from coverage under the Plan by the Committee (other than where such exclusion is prohibited by applicable law):
(i) employees who do not meet eligibility requirements that the Committee may choose to impose (within the limits permitted by the Code); and
(ii) individuals who provide services to the Company or any of its Participating Corporations who are reclassified as common law employees for any reason except for federal income and employment tax purposes.
The foregoing notwithstanding, an individual shall not be eligible if his or her participation in the Plan is prohibited by the law of any country that has jurisdiction over him or her, if complying with the laws of the applicable country would cause the Plan to violate Section 423 of the Code, or if he or she is subject to a collective bargaining agreement that does not provide for participation in the Plan.
(b) No employee who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, owns stock or holds options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or its Parent or Subsidiary or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or its Parent or Subsidiary shall be granted an option to purchase Common Stock under the Plan. Notwithstanding the foregoing, the rules of Section 424(d) of the Code shall apply in determining share ownership and the extent to which shares held under outstanding equity awards are to be treated as owned by the employee.
5.   OFFERING DATES.
(a)   Each Offering Period of this Plan may be of up to twenty-seven (27) months duration and shall commence and end at the times designated by the Committee. Each Offering Period shall consist of one or more Purchase Periods during which Contributions made by Participants are accumulated under this Plan.
(b)   The initial Offering Period under this Plan shall commence on such date selected by the Committee, with such Offering Period consisting of one to four separate six (6)-month Purchase Periods, except as otherwise provided by an applicable sub-plan. Thereafter, a new Offering Period shall commence on such date selected by the Committee, with each such Offering Period also consisting of one to four separate six (6)-month Purchase Periods, except as otherwise provided by an applicable sub-plan. The Committee may at any time establish a different duration for an Offering Period or Purchase Period to be effective after the next scheduled Purchase Date, up to a maximum duration of twenty-seven (27) months.

6.   PARTICIPATION IN THIS PLAN.
(a)   With respect to any Offering Period under this Plan, any eligible employee determined in accordance with Section 4 will be eligible to participate in this Plan, subject to the requirement of Section 6(b) hereof and the other terms and provisions of this Plan.
(b)   Participants may elect to participate in this Plan by submitting an enrollment agreement prior to the commencement of the Offering Period (or such earlier date as the Committee may determine) to which such agreement relates.
(c)   Once an employee becomes a Participant in an Offering Period, then such Participant will automatically participate in each subsequent Offering Period commencing immediately following the last day of the prior Offering Period unless the Participant withdraws or is deemed to withdraw from this Plan or terminates further participation in an Offering Period as set forth in Section 11 below. A Participant who is continuing participation pursuant to the preceding sentence is not required to file any additional enrollment agreement in order to continue participation in this Plan; a Participant who is not continuing participation pursuant to the preceding sentence is required to file an enrollment agreement prior to the commencement of the Offering Period (or such earlier date as the Committee may determine) to which such agreement relates.
7.   GRANT OF OPTION ON ENROLLMENT.   Becoming a Participant with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such Participant of an option to purchase on the Purchase Date up to that number of shares of Common Stock determined by a fraction, the numerator of which is the amount accumulated for such Participant’s Contribution book account during such Purchase Period and the denominator of which is the lower of (i) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date (but in no event less than the par value of a share of the Common Stock), or (ii) eighty-five percent (85%) of the Fair Market Value of a share of the Common Stock on the Purchase Date; provided, however, that the number of shares of Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares set by the Committee pursuant to Section 10(b) below with respect to the applicable Purchase Date, or (y) the maximum number of shares which may be purchased pursuant to Section 10(a) below with respect to the applicable Purchase Date.
8.   PURCHASE PRICE.   The Purchase Price per share at which a share of Common Stock will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:
(a)   The Fair Market Value on the Offering Date; or
(b)   The Fair Market Value on the Purchase Date.
9.   PAYMENT OF PURCHASE PRICE; CONTRIBUTION CHANGES; SHARE ISSUANCES.
(a)   The Purchase Price shall be accumulated by regular payroll deductions made during each Offering Period, unless the Committee determines that contributions may be made in another form (including but not limited to with respect to categories of Participants outside the United States that Contributions may be made in another form due to local legal requirements). The Contributions are made as a percentage of the Participant’s Compensation in one percent (1%) increments not less than one percent (1%), nor greater than fifteen percent (15%) or such lower limit set by the Committee. “Compensation” shall mean base salary or regular hourly wages; however, the Committee shall have discretion to adopt a definition of Compensation from time to time of all cash compensation reported on the employee’s Form W-2 or corresponding local country tax return, including without limitation base salary or regular hourly wages, bonuses, incentive compensation, commissions, overtime, shift premiums, pay during leaves of absence, and draws against commissions (or in foreign jurisdictions, equivalent cash compensation). For purposes of determining a Participant’s Compensation, any election by such Participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code (or in foreign jurisdictions, equivalent deductions) shall be treated as if the Participant did not make such election. Contributions shall commence on the first payday following the last Purchase Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan. Notwithstanding the foregoing, the terms of any sub-plan may permit matching shares without the payment of any purchase price.
(b)   A Participant may decrease the rate of Contributions during an Offering Period by filing with the Company or a third party designated by the Company a new authorization for Contributions, with the new rate to become effective no later than the second payroll period commencing after the Company’s receipt of the authorization and continuing for the remainder of the Offering Period unless changed as described below. A decrease in the rate of Contributions may be made once during any Offering Period, or more frequently under rules determined by the Committee. A Participant may increase or decrease the rate of Contributions for any subsequent Offering Period by filing with the Company or a third party designated by the Company a new authorization for Contributions prior to the beginning of such Offering Period, or such other time period as specified by the Committee.
(c)   A Participant may reduce his or her Contribution percentage to zero during an Offering Period by filing with the Company or a third party designated by the Company a request for cessation of Contributions. Such reduction shall be effective beginning no later than the second payroll period after the Company’s receipt of the request and no further Contributions will be made for the duration of the Offering Period. Contributions credited to the Participant’s account prior to the effective date of the request shall be used to purchase shares of Common Stock in accordance with Subsection (e) below. A reduction of the Contribution percentage to zero shall be treated as such Participant’s withdrawal from such Offering Period and the Plan, effective as of the day after the next Purchase Date following the filing date of such request with the Company.
(d)   All Contributions made for a Participant are credited to his or her book account under this Plan and are deposited with the general funds of the Company, except to the extent local legal restrictions outside the United States require segregation of such Contributions. No interest accrues on the Contributions, except to the extent required due to local legal requirements. All Contributions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions, except to the extent necessary to comply with local legal requirements outside the United States.
(e)   On each Purchase Date, so long as this Plan remains in effect and provided that the Participant has not submitted a signed and completed withdrawal form before that date which notifies the Company that the Participant wishes to withdraw from that Offering Period under this Plan and have all Contributions accumulated in the account maintained on behalf of the Participant as of that date returned to the Participant, the Company shall apply the funds then in the Participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such Participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The Purchase Price per share shall be as specified in Section 8 of this Plan. Any fractional share, as calculated under this Subsection (e), shall be rounded down to the next lower whole share, unless the Committee determines with respect to all Participants that any fractional share shall be credited as a fractional share. Any amount remaining in a Participant’s account on a Purchase Date which is less than the amount necessary to purchase a full share of the Common Stock shall be carried forward without interest (except to the extent necessary to comply with local legal requirements outside the United States) into the next Purchase Period or Offering Period, as the case may be; however, the Committee may determine that such amounts should be refunded without interest. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the Participant, without interest (except to the extent required due to local legal requirements outside the United States). No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date, except to the extent required due to local legal requirements outside the United States.
(f)   As promptly as practicable after the Purchase Date, the Company shall issue shares for the Participant’s benefit representing the shares purchased upon exercise of his or her option.
(g)   During a Participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

(h)   To the extent required by applicable federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company and the Participating Corporation employing the Participant for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company or any Subsidiary or Affiliate, as applicable, may withhold, by any method permissible under the applicable law, the amount necessary for the Company or Subsidiary or Affiliate, as applicable, to meet applicable withholding obligations, including any withholding required to make available to the Company or Subsidiary or Affiliate, as applicable, any tax deductions or benefits attributable to the sale or early disposition of shares of Common Stock by a Participant. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.
10.   LIMITATIONS ON SHARES TO BE PURCHASED.
(a)   Any other provision of the Plan notwithstanding, no Participant shall purchase Common Stock with a Fair Market Value in excess of the following limit:
(i)   In the case of Common Stock purchased during an Offering Period that commenced in the current calendar year, the limit shall be equal to (A) $25,000 minus (B) the Fair Market Value of the Common Stock that the Participant previously purchased in the current calendar year (under this Plan and all other employee stock purchase plans of the Company or any Parent or Subsidiary).
(ii)   In the case of Common Stock purchased during an Offering Period that commenced in the immediately preceding calendar year, the limit shall be equal to (A) $50,000 minus (B) the Fair Market Value of the Common Stock that the Participant previously purchased (under this Plan and all other employee stock purchase plans of the Company or any Parent or Subsidiary) in the current calendar year and in the immediately preceding calendar year.
(iii)   In the case of Common Stock purchased during an Offering Period that commenced two calendar years prior, the limit shall be equal to (A) $75,000 minus (B) the Fair Market Value of the Common Stock that the Participant previously purchased (under this Plan and all other employee stock purchase plans of the Company or any Parent or Subsidiary) in the current calendar year and in the two immediately preceding calendar years.
For purposes of this Subsection (a), the Fair Market Value of Common Stock shall be determined in each case as of the beginning of the Offering Period in which such Common Stock is purchased. Employee stock purchase plans not described in Section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (a) from purchasing additional Common Stock under the Plan, then his or her Contributions shall automatically be discontinued and shall automatically resume at the beginning of the earliest Purchase Period that will end in the next calendar year (if he or she then is an eligible employee), provided that when the Company automatically resumes such Contributions, the Company must apply the rate in effect immediately prior to such suspension.
(b)   In no event shall a Participant be permitted to purchase more than one thousand (1,000) shares on any one Purchase Date or such lesser number as the Committee shall determine. If a lower limit is set under this Subsection (b), then all Participants will be notified of such limit prior to the commencement of the next Offering Period for which it is to be effective.
(c)   If the number of shares to be purchased on a Purchase Date by all Participants exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company will give notice of such reduction of the number of shares to be purchased under a Participant’s option to each Participant affected.
(d)   Any Contributions accumulated in a Participant’s account which are not used to purchase stock due to the limitations in this Section 10, and not covered by Section 9(e), shall be returned to the Participant as soon as practicable after the end of the applicable Purchase Period, without interest (except to the extent required due to local legal requirements outside the United States).

11.   WITHDRAWAL.
(a)   Each Participant may withdraw from an Offering Period under this Plan pursuant to a method specified for such purpose by the Company. Such withdrawal may be elected at any time prior to the end of an Offering Period, or such other time period as specified by the Committee.
(b)   Upon withdrawal from this Plan, the accumulated Contributions shall be returned to the withdrawn Participant, without interest (except to the extent required due to local legal requirements outside the United States), and his or her interest in this Plan shall terminate. In the event a Participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for Contributions in the same manner as set forth in Section 6 above for initial participation in this Plan.
(c)   To the extent applicable, if the Fair Market Value on the first day of the current Offering Period in which a participant is enrolled is higher than the Fair Market Value on the first day of any subsequent Offering Period, the Company will automatically enroll such participant in the subsequent Offering Period. Any funds accumulated in a Participant’s account prior to the first day of such subsequent Offering Period will be applied to the purchase of shares on the Purchase Date immediately prior to the first day of such subsequent Offering Period, if any.
12.   TERMINATION OF EMPLOYMENT.   Termination of a Participant’s employment for any reason, including retirement, death, disability, or the failure of a Participant to remain an eligible employee of the Company or of a Participating Corporation, immediately terminates his or her participation in this Plan (except as required due to local legal requirements outside the United States). In such event, accumulated Contributions credited to the Participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest (except to the extent required due to local legal requirements outside the United States). For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Corporation in the case of sick leave, military leave, or any other leave of absence approved by the Company; provided that such leave is for a period of not more than three (3) months or reemployment upon the expiration of such leave is guaranteed by contract or statute. The Company will have sole discretion to determine whether a Participant has terminated employment and the effective date on which the Participant terminated employment, regardless of any notice period or garden leave required under local law.
13.   RETURN OF CONTRIBUTIONS.   In the event a Participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the Participant all accumulated Contributions credited to such Participant’s account. No interest shall accrue on the Contributions of a Participant in this Plan (except to the extent required due to local legal requirements outside the United States).
14.   CAPITAL CHANGES.   If the number of outstanding shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then the Committee shall adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 2 and 10 shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with the applicable securities laws; provided that fractions of a share will not be issued.
15.   NONASSIGNABILITY.   Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 below) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.
16.   USE OF PARTICIPANT FUNDS AND REPORTS.   The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be required to segregate Participant Contributions (except to the extent required due to local legal requirements outside the United States). Until shares are issued, Participants will only have the rights of an unsecured creditor unless otherwise required under local law. Each Participant shall receive, or have access to, promptly after the end of each Purchase Period a report of his or her account setting forth the total Contributions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.
17.   NOTICE OF DISPOSITION.   Each U.S. taxpayer Participant shall notify the Company in writing if the Participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the “Notice Period”). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the Participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.
18.   NO RIGHTS TO CONTINUED EMPLOYMENT.   Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Corporation, or restrict the right of the Company or any Participating Corporation to terminate such employee’s employment.
19.   EQUAL RIGHTS AND PRIVILEGES.   All eligible employees granted an option under the Section 423 Component of this Plan shall have equal rights and privileges with respect to this Plan or within any separate offering under the Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code, without further act or amendment by the Company, the Committee or the Board, shall be reformed to comply with the requirements of Section 423. This Section 19 shall take precedence over all other provisions in this Plan.
20.   NOTICES.   All notices or other communications by a Participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
21.   TERM; STOCKHOLDER APPROVAL.   This Plan will become effective on the Effective Date. This Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan is adopted by the Board. No purchase of shares that are subject to such stockholder approval before becoming available under this Plan shall occur prior to stockholder approval of such shares and the Board or Committee may delay any Purchase Date and postpone the commencement of any Offering Period subsequent to such Purchase Date as deemed necessary or desirable to obtain such approval (provided that if a Purchase Date would occur more than six (6) months after commencement of the Offering Period to which it relates, then such Purchase Date shall not occur and instead such Offering Period shall terminate without the purchase of such shares and Participants in such Offering Period shall be refunded their Contributions without interest). This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time pursuant to Section 25 below), (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) the tenth anniversary of the Effective Date.
22.   DESIGNATION OF BENEFICIARY.
(a)   If authorized by the Committee, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under this Plan in the event of such Participant’s death prior to a Purchase Date. Such form shall be valid only if it was filed with the Company at the prescribed location before the Participant’s death.
(b)   If authorized by the Company, such designation of beneficiary may be changed by the Participant at any time by written notice filed with the Company at the prescribed location before the Participant’s death. In the event of the death of a Participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such Participant’s death, the Company shall deliver such cash to the executor or administrator of the estate of the Participant or to the legal heirs of the Participant.
23.   CONDITIONS UPON ISSUANCE OF SHARES; LIMITATION ON SALE OF SHARES.    Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, exchange control restrictions and/or securities law restrictions outside the United States, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Shares may be held in trust or subject to further restrictions as permitted by any subplan.
24.   APPLICABLE LAW.   The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.
25.   AMENDMENT OR TERMINATION.   The Committee, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. Unless otherwise required by applicable law, if the Plan is terminated, the Committee, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Purchase Date (which may be sooner than originally scheduled, if determined by the Committee in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 14). If an Offering Period is terminated prior to its previously-scheduled expiration, all amounts then credited to Participants’ book accounts for such Offering Period, which have not been used to purchase shares of Common Stock, shall be returned to those Participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable. Further, the Committee will be entitled to change the Purchase Periods and Offering Periods, limit the frequency and/or number of changes in the amount contributed during an Offering Period, establish the exchange ratio applicable to amounts contributed in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the administration of the Plan, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts contributed from the Participant’s base salary and other eligible compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan. Such actions will not require stockholder approval or the consent of any Participants. However, no amendment shall be made without approval of the stockholders of the Company (obtained in accordance with Section 21 above) within twelve (12) months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would: (a) increase the number of shares that may be issued under this Plan; or (b) change the designation of the employees (or class of employees) eligible for participation in this Plan. In addition, in the event the Board or Committee determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board or Committee may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequences including, but not limited to: (i) amending the definition of compensation, including with respect to an Offering Period underway at the time; (ii) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price; (iii) shortening any Offering Period by setting a Purchase Date, including an Offering Period underway at the time of the Committee’s action; (iv) reducing the maximum percentage of Compensation a participant may elect to set aside as Contributions; and (v) reducing the maximum number of shares a Participant may purchase during any Offering Period. Such modifications or amendments will not require approval of the stockholders of the Company or the consent of any Participants.
26.   CORPORATE TRANSACTIONS.   In the event of a Corporate Transaction, the Offering Period for each outstanding right to purchase Common Stock will be shortened by setting a new Purchase Date and will end on the new Purchase Date. The new Purchase Date shall occur on or prior to the consummation of the Corporate Transaction, as determined by the Board or Committee, and the Plan shall terminate on the consummation of the Corporate Transaction.

27.   CODE SECTION 409A; TAX QUALIFICATION.
(a)   Options granted under the Plan generally are exempt from the application of Section 409A of the Code. However, options granted to U.S. taxpayers which are not intended to meet the Code Section 423 requirements are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. Subject to Subsection (b), options granted to U.S. taxpayers outside of the Code Section 423 requirements shall be subject to such terms and conditions that will permit such options to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the shares of Common Stock subject to an option be delivered within the short-term deferral period. Subject to Subsection (b), in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Committee determines that an option or the exercise, payment, settlement or deferral thereof is subject to Section 409A of the Code, the option shall be granted, exercised, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.
(b)   Although the Company may endeavor to (i) qualify an option for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Subsection (a). The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.
28.   DEFINITIONS.
(a)   “Affiliate” means any entity, other than a Subsidiary or Parent, (i) that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.
(b)   “Board” shall mean the Board of Directors of the Company.
(c)   “Business Combination” means the business combination effected pursuant to the Business Combination Agreement.
(d) “Business Combination Agreement” means the Business Combination Agreement, dated as of March 22, 2021, by and among Jaws Spitfire Acquisition Corporation, a Cayman Islands exempted company (“JAWS”), Spitfire Merger Sub, Inc., a Delaware corporation, and the Company.
(e)   “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
(f)   “Committee” shall mean the Compensation Committee of the Board that consists exclusively of one or more members of the Board appointed by the Board.
(g)   “Common Stock” shall mean the common stock of the Company.
(h)   “Company” shall mean Velo3D, Inc.
(i)   “Contributions” means payroll deductions taken from a Participant’s Compensation and used to purchase shares of Common Stock under the Plan and, to the extent payroll deductions are not permitted by applicable laws (as determined by the Committee in its sole discretion) contributions by other means, provided, however, that allowing such other contributions does not jeopardize the qualification of the Plan as an “employee stock purchase plan” under Section 423 of the Plan.

(j)   “Corporate Transaction” means the occurrence of any of the following events:
(i)   any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
(k)   “Effective Date” shall mean the day immediately prior to the closing date of the Business Combination.
(l)   “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
(m)   “Fair Market Value” shall mean, as of any date, the value of a share of Common Stock determined as follows:
i.   if such Common Stock is then quoted on the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (collectively, the “Nasdaq Market”), its closing price on the Nasdaq Market on the date of determination, or if there are no sales for such date, then the last preceding business day on which there were sales, as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;
ii.   if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;
iii.   if such Common Stock is publicly traded but is neither quoted on the Nasdaq Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; or
iv.   if none of the foregoing is applicable, by the Board or the Committee in good faith.
(n)   “Non-Section 423 Component” means the part of the Plan which is not intended to meet the requirements set forth in Section 423 of the Code.
(o)   “Notice Period” shall mean within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased.
(p)   “Offering Date” shall mean the first business day of each Offering Period.
(q)   “Offering Period” shall mean a period with respect to which the right to purchase Common Stock may be granted under the Plan, as determined by the Committee pursuant to Section 5(a).
(r)   “Parent” shall have the same meaning as “parent corporation” in Sections 424(e) and 424(f) of the Code.
(s)   “Participant” shall mean an eligible employee who meets the eligibility requirements set forth in Section 4 and who elects to participate in this Plan pursuant to Section 6(b).
(t)   “Participating Corporation” shall mean any Parent, Subsidiary or Affiliate that the Committee designates from time to time as eligible to participate in this Plan. For purposes of the Section 423 Component, only the Parent and Subsidiaries may be Participating Corporations, provided, however, that at any given time a Parent or Subsidiary that is a Participating Corporation under the Section 423

Component shall not be a Participating Corporation under the Non-Section 423 Component. The Committee may provide that any Participating Corporation shall only be eligible to participate in the Non-Section 423 Component.
(u)   “Plan” shall mean this Velo3D, Inc. 2021 Employee Stock Purchase Plan, as may be amended from time to time.
(v)   “Purchase Date” shall mean the last business day of each Purchase Period.
(w)   “Purchase Period” shall mean a period during which Contributions may be made toward the purchase of Common Stock under the Plan, as determined by the Committee pursuant to Section 5(b).
(x)   “Purchase Price” shall mean the price at which Participants may purchase shares of Common Stock under the Plan, as determined pursuant to Section 8.
(y)   “Section 423 Component” means the part of the Plan, which excludes the Non-Section 423 Component, pursuant to which options to purchase shares of Common Stock under the Plan that satisfy the requirements for “employee stock purchase plans” set forth in Section 423 of the Code may be granted to eligible employees.
(z)   “Subsidiary” shall have the same meaning as “subsidiary corporation” in Sections 424(e) and 424(f) of the Code.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of directors and officers
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Governing Documents provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Governing Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.   Exhibits and Financial Statements Schedules
(a)   Exhibits.
Exhibit Number	Description
2.1†*
Business Combination Agreement, dated as of March 22, 2021, by and among JAWS Spitfire Acquisition Corporation, Spitfire Merger Sub, Inc., and Velo3D, Inc. (included as Annex A to the proxy statement/prospectus).

2.2	Amendment No. 1 to the Business Combination Agreement, dated July 20, 2021, by and among JAWS Spitfire Acquisition Corporation, Spitfire Merger Sub, Inc., and Velo3D, Inc. (included as Annex AA to the proxy statement/prospectus).
3.1*	Amended and Restated Memorandum and Articles of Association of JAWS Spitfire (included as Annex B to the proxy statement/prospectus).
3.2*	Form of Certificate of Incorporation of New Velo3D, to become effective upon Domestication (included as Annex C to the proxy statement/prospectus).
3.3*	Form of Bylaws of New Velo3D, to become effective upon Domestication (included as Annex D to the proxy statement/prospectus).
4.1*	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by the Registrant on November 27, 2020).
4.2*	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed by the Registrant on November 27, 2020).
4.3*	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed by the Registrant on November 27, 2020).
4.4*	Form of Certificate of Corporate Domestication of JAWS Spitfire Acquisition Corporation, to be filed with the Secretary of the State of Delaware.
4.5*	Warrant Agreement between Continental Stock Transfer & Trust Company and JAWS Spitfire Acquisition Corporation, dated December 7, 2020 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on December 8, 2020).
5.1*	Opinion of Kirkland & Ellis LLP.

Exhibit Number	Description
8.1*	Tax Opinion of Kirkland & Ellis LLP.
10.1*
Sponsor Letter Agreement, dated as of March 22, 2021, by and among Spitfire Sponsor LLC, certain other holders set forth on Schedule I thereto, JAWS Spitfire Acquisition Corporation and Velo3D, Inc. (included as Annex E to the proxy statement/prospectus).

10.2*	Form of Subscription Agreement (included as Annex F to the proxy statement/prospectus).
10.3*	Form of Amended and Restated Registration Rights Agreement (included as Annex G to the proxy statement/prospectus).
10.4*	Form of Transaction Support Agreement (included as Annex H to the proxy statement/prospectus).
10.6*	Form of Velo3D, Inc. 2021 Equity Incentive Plan (included as Annex I to the proxy statement/prospectus).
10.7*	Form of Velo3D, Inc. 2021 Employee Stock Purchase Plan (included as Annex J to the proxy statement/prospectus).
10.8*	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 filed by the Registrant on November 27, 2020).
10.9*	Lock-Up Agreement with Mr. Buller.
10.10*	Employment Agreement between Velo3D, Inc. and Mr. McCombe
10.11*	Addendum to Employment Agreement between Velo3D, Inc. and Mr. McCombe
10.12*	Employment Agreement between Velo3D, Inc. and Ms. Youssef
23.1	Consent of WithumSmith+Brown, PC, independent registered accounting firm for JAWS Spitfire Acquisition Corporation.
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Velo3D.
23.3*	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).
23.4*	Consent of Kirkland & Ellis LLP (included as part of Exhibit 8.1).
24.1*	Power of Attorney (included on signature page to this Registration Statement).
99.1*	Form of Proxy for Extraordinary General Meeting.
99.2	Consent of Benyamin Buller, as Designee to JAWS Spitfire Acquisition Corporation board of directors
99.3	Consent of William McCombe, as Designee to JAWS Spitfire Acquisition Corporation board of directors
99.4	Consent of Carl Bass, as Designee to JAWS Spitfire Acquisition Corporation board of directors
99.5	Consent of Ricardo Angel, as Designee to JAWS Spitfire Acquisition Corporation board of directors
99.6	Consent of Jory Bell, as Designee to JAWS Spitfire Acquisition Corporation board of directors
99.7	Consent of David Cowan, as Designee to JAWS Spitfire Acquisition Corporation board of directors
99.8	Consent of Michael Idelchik, as Designee to JAWS Spitfire Acquisition Corporation board of directors
99.9	Consent of Stefan Krause, as Designee to JAWS Spitfire Acquisition Corporation board of directors
99.10	Consent of Ellen Smith, as Designee to JAWS Spitfire Acquisition Corporation board of directors
99.11	Consent of Sven Strohband, as Designee to JAWS Spitfire Acquisition Corporation board of directors

Exhibit Number	Description
99.12	Consent of Gabrielle Toledano, as Designee to JAWS Spitfire Acquisition Corporation board of directors
99.13	Consent of Matthew Walters, as Designee to JAWS Spitfire Acquisition Corporation board of directors
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*
Previously filed.

†
Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22.   Undertakings
The undersigned Registrant hereby undertakes:
(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(e)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications,

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Beach, State of Florida on the 20th day of July, 2021.
JAWS SPITFIRE ACQUISITION CORPORATION
By:
/s/ Matthew Walters

Name:
Matthew Walters

Title:
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
NAME	POSITION	DATE
* Barry S. Sternlicht	Chairman of the Board of Directors	July 20, 2021
/s/ Matthew Walters Matthew Walters	Chief Executive Officer and Director (Principal Executive Officer)	July 20, 2021
/s/ Michael Racich Michael Racich	Chief Financial Officer (Principal Financial and Accounting Officer)	July 20, 2021
* Andy Appelbaum	Director	July 20, 2021
* Mark Vallely	Director	July 20, 2021
* Serena Williams	Director	July 20, 2021
*By:	/s/ Matthew Walters
Name:	Matthew Walters
Title:	Attorney-in-Fact